Exhibit 99.3
As filed with the Securities and Exchange Commission on August 3, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

U.S. WELL SERVICES, LLC
(Exact name of registrant as specified in its charter)

Delaware	1389	90-0794304
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification Number)

770 South Post Oak Lane, Suite 405
Houston, Texas 77056
(832) 562-3730
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

See Table of Additional Registrants below

Leonard Travis
Senior Vice President and Chief Financial Officer
U.S. Well Services, LLC
770 South Post Oak Lane, Suite 405
Houston, Texas 77056
(832) 562-3730
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
E. James Cowen
Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
Telephone: (713) 226-6000
Telecopy: (713) 228-1331

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date hereof.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Non-accelerated filer ☐	Accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
14.50% Senior Secured Notes due 2017	$85,000,000	100%	$85,000,000
Guarantees of 14.50% Senior Secured Notes due 2017 (2)	-	-	-	(3)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933.

(2)	The notes will be unconditionally guaranteed by future subsidiaries of U.S. Well Services, LLC.

(3)	No separate consideration will be received for the guarantees. Pursuant to 457(n), there is no separate fee with respect to guarantees

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

The following subsidiary of U.S. Well Services, LLC is a co-registrant under this registration statement.

Name	Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
USW Financing Corp.	Delaware	45-4533036

The name and address, including zip code, of the agent for service for the co-registrant is Leonard Travis, Senior Vice President and Chief Financial Officer of U.S. Well Services, LLC, 770 South Post Oak Lane, Suite 405, Houston, Texas 77056. The telephone number, including area code, of the agent for service for the co-registrant is (832) 562-3730. The co-registrant has the same principal executive offices as U.S. Well Services, LLC.

The information is this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED __________, 2012

PROSPECTUS
U.S. WELL SERVICES, LLC
Offer to Exchange
$85,000,000 14.50% Senior Secured Notes due 2017
and the guarantees thereof that have been registered under
the Securities Act of 1933 for any and all
$85,000,000 14.50% Senior Secured Notes due 2017
and the guarantees thereof that have not been registered under the Securities Act of 1933
This Exchange Offer will expire at 5:00 P.M.,
New York City time, on , 2012, unless extended.

We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange up to $85,000,000 aggregate principal amount of our registered 14.50% Senior Secured Notes due 2017 and the guarantees thereof, or the exchange notes, for a like principal amount of our outstanding 14.50% Senior Secured Notes due 2017 and the guarantees thereof, or the old notes. We refer to the old notes and the exchange notes collectively as the “notes.” The terms of the exchange notes and the guarantees thereof are identical to the terms of the old notes and the guarantees thereof in all material respects, except for the elimination of certain transfer restrictions, registration rights and additional interest provisions relating to the old notes.
We will exchange any and all old notes that are validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on , 2012, unless extended.
We have not applied, and do not intend to apply, for listing the notes on any national securities exchange or automated quotation system.
Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act") and will be subject to reduced public company reporting requirements permitted thereby. See “Risk Factors” beginning on page 12 for a discussion of certain risks you should consider before participating in this exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2012.

THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. IN MAKING YOUR INVESTMENT DECISION, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL, OR THE INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY OTHER INFORMATION. IF YOU RECEIVE ANY UNAUTHORIZED INFORMATION, YOU MUST NOT RELY ON IT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO EXCHANGE THE OLD NOTES. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS PROSPECTUS.
This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. This information is available to you without charge upon written or oral request to: U.S. Well Services, LLC, 770 South Post Oak Lane, Suite 405, Houston, Texas 77056, telephone number (832) 562-3730. The exchange offer is expected to expire on                     , 2012 and you must make your exchange decision by the expiration date. To obtain timely delivery, you must request the information no later than                    , 2012, or the date which is five business days before the expiration date of this exchange offer.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements. These forward-looking statements are included throughout this prospectus, including in the sections entitled “Prospectus Summary,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” When used, statements which are not historical in nature, including those containing words such as “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and similar expressions are intended to identify forward-looking statements in this prospectus regarding us and our subsidiary.

These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements. Among the factors that could cause actual results to differ materially are the risks and uncertainties described under “Risk Factors,” including the following:

•	our limited operating history;

•	fulfillment of our existing customer contract;

•	our ability to obtain raw materials and specialized equipment;

•	potential conflicts of interest faced by our managers, sponsors and members;

•	concentration of our customer base;

•	our ability to renew our existing customer contract and enter into additional service contracts;

•	dependence on the spending levels and drilling activity of the onshore oil and natural gas industry;

•	the availability of water;

•	our ability to maintain pricing;

•	the cyclical nature of the oil and natural gas industry;

•	changes in customer ownership or management;

•	delays in obtaining required permits;

•	our ability to raise additional capital to fund future capital expenditures;

•	increased vulnerability to adverse economic conditions due to our levels of indebtedness;

•	competition within the oil and natural gas industry;

•	technological developments or enhancements affecting us or our competitors;

•	asset impairment and other charges;

•	the potential for excess capacity in the oil and natural gas industry;

•	our identifying, making and integrating acquisitions;

•	the loss of key executives;

•	the control of our sponsor over voting and management;

•	our ability to employ skilled and qualified workers;

•	work stoppages or other labor disputes;

•	hazards inherent to the oil and natural gas industry;

•	product liability, personal injury, property damage and other claims against us;

•	inadequacy of insurance coverage for certain losses or liabilities;

•	laws and regulations affecting the oil and natural gas industry; federal legislation and state legislative and regulatory initiatives relating to hydraulic fracturing;

•	costs and liabilities associated with environmental, health and safety laws, including any changes in the interpretation or enforcement thereof;

•	future legislative and regulatory developments;

•	changes in trucking regulations;

•	demand for oil and natural gas;

•	the effects of climate change;

•	terrorist attacks and armed conflict;

•	additional obligations and increased costs associated with being a reporting company;

•	evaluations of internal controls required by Sarbanes-Oxley; and

•	the status of available exemptions for emerging growth companies under the JOBS Act.

For a more complete description of the various risks, relevant factors and uncertainties that could cause future results or events to differ materially from those expressed or implied in our forward-looking statements, see “Risk Factors” in this prospectus. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements.

Many of these factors are beyond our ability to control or predict. Any, or a combination, of these factors could materially affect our future financial condition or results of operations and the ultimate accuracy of the forward-looking statements. These forward-looking statements are not guarantees of our future performance, and our actual results and future developments may differ materially from those projected in the forward-looking statements. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements.

All forward-looking statements included in this prospectus are made only as of the date of this prospectus, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur, or of which we become aware after the date of this prospectus. You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even if our situation changes in the future. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

EMERGING GROWTH COMPANY STATUS
We are an “emerging growth company” as defined in the recently-enacted Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a result, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. See “Risk Factors—Risks Related to Our Company and the Industry— As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.”
Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This exemption allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to rely on this exemption.
We may remain an emerging growth company until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of $1 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement, (iii) the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed a “large accelerated filer” as defined under the federal securities laws.

PROSPECTUS SUMMARY
This summary provides a brief overview of certain information from this prospectus, but may not contain all the information that may be important to you. You should read this entire prospectus before making an investment decision. You should carefully consider the information set forth under “Risk Factors.” In addition, certain statements include forward-looking information which involves risks and uncertainties. Please read “Cautionary Note Regarding Forward-Looking Statements.”
In this prospectus, we use the term “old notes” to refer to the 14.50% Senior Secured Notes due 2017 that were issued on February 21, 2011, and the term “exchange notes” to refer to the 14.50% Senior Secured Notes due 2017 that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being offered in exchange for the old notes as described in this prospectus. References to the “notes” in this prospectus include both the old notes and the exchange notes. As used in this prospectus, unless the context otherwise requires, “we,” “us,” and “our” refer to U.S. Well Services, LLC and its subsidiary on a consolidated basis.

Our Company
We are a Houston, Texas based oilfield services provider of well stimulation services to the upstream oil and gas industry. We currently engage in high-pressure hydraulic fracturing in unconventional oil and natural gas basins. The fracturing process consists of pumping a specially formulated fluid into perforated well casing, tubing, or open hole under high pressure, causing the underground formation to crack or fracture, allowing nearby hydrocarbons to flow more freely up the wellbore.
We believe our hydraulic fracturing fleet purchased from Stewart & Stevenson Manufacturing Technologies, LLC (“Stewart & Stevenson”) is a reliable and high performing fleet with the capability to meet the most demanding pressure and flow rate requirements in the field. Our management team has extensive industry experience providing completion services to exploration and production companies. We intend to focus on the most active shale and unconventional oil and natural gas plays in the United States where we believe we will have a competitive advantage due to the high performance and durability of our equipment and our ability to support high asset utilization rates that result in more efficient operations.
We are currently under contract to perform services in the Marcellus Shale in Ohio, West Virginia, New York and Pennsylvania. We are also evaluating opportunities with existing and new customers to expand our operations into new areas throughout the United States, which may include the Utica Shale in Ohio, the Bakken Shale in North Dakota and Montana, the Haynesville Shale in northwestern Louisiana and eastern Texas, the Eagle Ford Shale in southern Texas, the Permian Basin in western Texas and southeastern New Mexico, the Niobrara Shale in Colorado, Wyoming and Nebraska and the Granite Wash formation in Oklahoma.

Recent Developments
Unit Offering. On February 21, 2012, we and USW Financing Corp., our wholly-owned subsidiary, completed an offering of 85,000 units consisting of $85.0 million aggregate principal amount of 14.50% Senior Secured Notes due 2017 and 85,000 warrants to purchase Series B Units representing 15% of our common equity interests (the “Unit Offering”). We refer to our Series B, Series C and Series D Units as our common equity interests. Approximately $47.5 million of the proceeds from the Unit Offering were used to acquire a substantial amount of our core operating equipment and for related fees and expenses and for general corporate purposes. The remainder of the proceeds from the Unit Offering are expected to be used to consummate the Second Contract Repurchase Offer described below and for the acquisition of our second hydraulic fracturing fleet, as well as general corporate purposes. The Unit Offering was made to institutional accredited investors pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Regulation S.
Senior Secured Notes. The notes were part of the units issued in the Unit Offering and will mature on February 15, 2017. The notes have a fixed annual interest rate of 14.50% per annum. We will pay interest on the notes semi-annually, on February 15 and August 15 of each year they are outstanding, commencing on August 15, 2012. The first interest payment on the notes will be paid by increasing the principal amount of the outstanding notes by the amount of the first interest payment with subsequent interest payments being payable in cash. The notes are fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by each of our future domestic subsidiaries, other than subsidiaries designated as unrestricted subsidiaries. None of our future foreign subsidiaries will guarantee the notes. The notes and the guarantees are subject to a lien on substantially all of our and our future subsidiaries' assets, subject to certain exceptions. If and when we incur permitted first lien indebtedness, the liens on the assets securing the notes and the guarantees will likely be contractually subordinated and junior to liens securing such permitted first lien indebtedness pursuant to an intercreditor agreement. The notes are also subject to optional redemption features whereby: (a) on or after February 15, 2015, we may redeem some or all of the notes at a premium that will decrease over time, (b) prior to February 15, 2015, we may, at our option, redeem up to 35% of the aggregate principal amount of the notes using the net proceeds of certain equity offerings at a price equal to 110% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of redemption; provided that, following any and all such redemptions, at least 65% of the aggregate principal amount of the notes originally issued under the indenture remain outstanding and the redemption occurs within 90 days of the closing of such equity offering, and (c) at any time prior to February 15, 2015, we may, at our option, redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus a specified make-whole premium, plus accrued and unpaid interest and additional interest, if any, to the applicable date of redemption. The notes are also subject to a mandatory redemption provision whereby within 45 days after each March 31 or September 30 beginning on March 31, 2013, for which our cash and cash equivalents are greater than $12.1 million, we are required to offer to repurchase notes in the amount of such excess cash amount at an offer price in cash equal to 100% of their principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase.
Warrants. The warrants were part of the units issued in the Unit Offering, and are exercisable at a price of $0.01 per Series B Unit, subject to adjustment. The warrants expire at 5:00 p.m., New York City time, on February 21, 2019. We have granted holders of warrants certain “piggyback” registration rights for the resale of our Series B Units underlying the warrants. Holders of the warrants shall have preemptive and other equity protection rights identical to those granted to the purchasers in the Sponsor Equity Investment described below. Upon exercise of the warrants, the holders thereof will be required to become a party to our then-existing limited liability company agreement.
Sponsor Equity Investment. Concurrent with the closing of the Unit Offering, we received a $30.0 million equity investment from ORB Investments, LLC (“ORB”), in exchange for (a) 600,000 Series A Units which, among other things, entitle the holder thereof to a 13% preferred return on their capital contribution compounded semi-annually and payable upon the occurrence of certain liquidation or exit events or on February 21, 2017 and (b) 600,000 Series B Units (the “Sponsor Equity Investment”). The securities issued as part of the Sponsor Equity Investment were issued to institutional accredited investors pursuant to Section 4(2) of the Securities Act of 1933, as amended.
Restructuring. In order to facilitate the Unit Offering and the Sponsor Equity Investment we completed a corporate restructuring. Prior to the closing of the Unit Offering and the Sponsor Equity Investment, U.S. Well Services, Inc., our former parent, formed us and USW Financing Corp. U.S. Well Services Inc. then sold substantially all of its assets to us in exchange for 167,500 Series C Units representing, in the aggregate, 16.75% of our common equity immediately following the closing of the Unit Offering.
Resignation of Donald E. Stevenson. On March 19, 2012, at the request of our Board of Managers, Donald E. Stevenson resigned from his role as our President and Chief Executive Officer and as a member of our Board of Managers, effective March 22, 2012. There was no disagreement with Mr. Stevenson on any matter relating to our operations, policies or practices.
Delivery of Initial Hydraulic Fracturing Fleet. We used the proceeds of Unit Offering to purchase our initial hydraulic fracturing fleet from Stewart & Stevenson. We received final delivery of our initial hydraulic fracturing fleet from Stewart & Stevenson in April 2012.
Performance under Antero Contract.  On November 1, 2011, our predecessor entered into a Contract to Provide Dedicated Fracturing Fleet(s) for Fracturing Services with Antero Resources Appalachian Corporation ("Antero"). In April 2012 we began performing hydraulic fracturing and related services under our contract with Antero. Our initial operations under our contract with Antero have been focused in West Virginia. See "Business -

Current Contracts - Original Antero Contract" for a description of our original contract with Antero.
Purchase Agreements for Second Hydraulic Fracturing Fleet. We have entered into agreements with Stewart & Stevenson and other vendors for the purchase of a second hydraulic fracturing fleet.  As of August 1, 2012, we had paid approximately $12.5 million toward these orders for our second fleet and had a remaining obligation of approximately $13.1 million. If the unpaid orders are canceled, we will forfeit approximately $1.9 million. The total cost of our second hydraulic fracturing fleet is expected to be approximately $25.6 million. Delivery of the equipment is expected to be completed in the third quarter of 2012.
Rider to the Original Antero Contract. On June 5, 2012, we entered into Rider No. 1 to Contract to Provide Dedicated Fracturing Fleet(s) for Fracturing Services with Antero (the “Rider”). The Rider amends certain terms of our contract with Antero. The Rider gives Antero, in its sole discretion, a right of first refusal to engage all or any portion of our second hydraulic fracturing fleet as soon as such fleet becomes available.  If Antero chooses to exercise its right of first refusal, any work performed by our second hydraulic fracturing fleet will be governed under the terms of our original contract with Antero as modified by the Rider.  In addition, the Rider modifies our original contract with Antero to discount all services performed by us for Antero (whether such services are performed under the our original contract with Antero or in the future by our second hydraulic fracturing fleet) by ten percent. We believe that entering into the Rider strengthens our relationship with Antero and provides us with the opportunity to grow revenues by participating in Antero's expanding drilling program.
Hiring of Brian Stewart. On June 18, 2012, Brian Stewart was hired as our President and Chief Executive Officer. Mr. Stewart, 57, retired from Devon Energy Corporation, a publicly traded independent energy company, in 2012 after 35 years of service. Mr. Stewart’s last five years of service at Devon Energy Corporation were as the Vice President of Well Engineering for the Offshore Division. In this role he was responsible for Gulf of Mexico and international drilling and completion activities. Mr. Stewart has extensive well completion experience, including working on some of the first fracture treatments in the Gulf of Mexico.
Second Contract Repurchase Offer. Pursuant to the terms of the indenture governing the notes, a total of $37.5 million of the net proceeds from the Unit Offering were placed into an escrow account to either be released to us upon our entrance into a second fracturing contract on terms similar to our original contract with Antero or to be used to repurchase notes if we are unable to enter into a second fracturing contract on terms similar to our original contract with Antero on or prior to June 30, 2012. We did not enter into a second fracturing contract on terms similar to our original contract with Antero on or prior to June 30, 2012. As a result, on July 10, 2012, pursuant to the indenture governing the notes, we commenced an offer to noteholders to repurchase notes for a maximum aggregate purchase price of $37.5 million (the "Second Contract Repurchase Offer") as well as the consent solicitation described below. On July 16, 2012, after obtaining the requisite consents in the consent solicitation, the maximum aggregate purchase price of the Second Contract Repurchase Offer was reduced from $37.5 million to $22.5 million. The Second Contract Repurchase Offer expires on August 7, 2012.
Consent Solicitation. On July 10, 2012, we commenced a consent solicitation to obtain the consent of at least a majority in aggregate principal amount of the outstanding notes to approve certain proposed amendments to the indenture governing the notes, the notes and the escrow agreement that governs the $37.5 million of the proceeds of the Unit Offering held in escrow (the "Proposed Amendments"). The Proposed Amendments, among other things, (a) amended the definition of “Second Fracturing Contract” in the indenture governing the notes to mean Rider No. 1 to Contract to Provide Dedicated Fracturing Fleet(s) for Fracturing Services dated June 5, 2012, between the U.S. Well Services, LLC and Antero Resources Appalachian Corporation, (b) added a definition to the indenture governing the notes for “First Release of Funds,” (c) deleted Section 4.09(b)(1) of the indenture governing the notes in its entirety and replaced it with a new Section 4.09(b)(1) that modifies the definition of “Permitted Debt,” (d) deleted Section 4.19 of the indenture governing the notes in its entirety and replaced it with a section entitled “Partial Release of Escrowed Funds; Second Contract Repurchase Offer,” (e) deleted Section 7(d) of the notes in its entirety and replaced it with a new Section 7(d), and (f) amended the escrow agreement in accordance with the above. On July 16, 2012, we obtained the requisite consents needed to adopt the Proposed Amendments and executed and delivered the first supplemental indenture to the indenture governing the notes and an amendment to the escrow agreement effecting the Proposed Amendments. As a result of the Proposed Amendments, among other things, the amount of funds in the escrow account were reduced to $22.5 million and all other funds in the escrow account (approximately $15 million) were released to us.

The Exchange Offer
On February 21, 2012, we completed the Unit Offering. As part of the Unit Offering, we entered into a registration rights agreement with the initial purchasers of the old notes. You are entitled to exchange in the exchange offer your old notes for exchange notes which are identical in all material respects to the old notes except that:

•	The exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

•	The exchange notes are not entitled to registration rights which are applicable to the old notes under the registration rights agreement; and

•	Our obligation to pay additional interest on the old notes due to the failure to consummate the exchange offer by a prior date does not apply to the exchange notes.
The following is a summary of the exchange offer.

Exchange Offer
We are offering to exchange up to $85,000,000 aggregate principal amount of our exchange notes and the guarantees thereof that have been registered under the Securities Act for an equal amount of our old notes and the guarantees thereof.

Expiration Date; Withdrawal of Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on , 2012, unless we decide to extend it. We do not currently intend to extend the expiration date.

Conditions to the Exchange Offer
The exchange offer is subject to customary conditions, which we may waive. Please read “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes
Unless you comply with the procedures described under the caption “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery,” you must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

•
tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to The Bank of New York Mellon Trust Company, N.A., as registrar and exchange agent, at the address listed under the caption “The Exchange Offer—Exchange Agent;” or

•
tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, The Bank of New York Mellon Trust Company, N.A., as registrar and exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at The Depository Trust Company prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, please read the discussion under the caption “The Exchange Offer—Procedures for Tendering—Book-Entry Transfer.”

Guaranteed Delivery Procedures	If you are a registered holder of the old notes and wish to tender your old notes in the exchange offer, but:

	•	the old notes are not immediately available,

	•	time will not permit your old notes or other required documents to reach the exchange agent before the expiration of the exchange offer, or

	•	the procedure for book-entry transfer cannot be completed prior to the expiration of the exchange offer,

then you may tender old notes by following the procedures described under the caption “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery.”

Special Procedures for Beneficial Owners
If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf.

If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering the certificates for your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

Withdrawal; Non-Acceptance
You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on  , 2012. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company, any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at The Depository Trust Company. For further information regarding the withdrawal of tendered old notes, please read “The Exchange Offer—Withdrawal Rights.”

U.S. Federal Income Tax Considerations
The exchange of the exchange notes for the old notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. For more information, please see “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

Fees and Expenses	We will pay all of our expenses incident to the exchange offer.

Exchange Agent
We have appointed The Bank of New York Mellon Trust Company, N.A., as exchange agent for the exchange offer. You can find the address, telephone number and fax number of the exchange agent under the caption “The Exchange Offer—Exchange Agent.”

Resales of Exchange Notes
Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us, we believe that the exchange notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as:

	•	the exchange notes are being acquired in the ordinary course of business;

•
you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer;

	•	you are not our affiliate; and

	•	you are not a broker-dealer tendering old notes acquired directly from us for your account.

The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any exchange notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the old notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please read “Plan of Distribution.”

Please read “The Exchange Offer—Resales of Exchange Notes” for more information regarding resales of the exchange notes.

Effect on Holders of Old Notes
As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, we will not be obligated to pay additional interest as described in the registration rights agreement. If you are a holder of old notes and do not tender your old notes in the exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

Consequences of Failure to Exchange
All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.

Terms of the Exchange Notes
The exchange notes will be identical to the old notes except that the exchange notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest and will contain different administrative terms. The exchange notes will evidence the same debt as the old notes, and the same indenture will govern the exchange notes and the old notes. Because the exchange notes will be registered, the exchange notes will not be subject to transfer restrictions, and holders of old notes that have tendered and had their old notes accepted in the exchange offer will have no registration rights.
The following summary contains basic information about the exchange notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the exchange notes, please refer to the section of this prospectus entitled “Description of the Exchange Notes.”

Co-Issuers	U.S. Well Services, LLC and USW Financing Corp.

Notes Offered	$85,000,000 in aggregate principal amount of our 14.50% senior secured notes due 2017.

Interest
14.50% per year (calculated using a 360-day year). We will pay interest on the notes on the first interest payment date after the issue date of the old notes by increasing the principal amount of the outstanding notes. Interest on the exchange notes will thereafter be payable in cash.

Interest Payment Dates	Each February 15 and August 15, commencing August 15, 2012.

Maturity Date	February 15, 2017. All principal will be paid at maturity

Note Guarantees
The exchange notes will be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by each of our existing and future domestic subsidiaries (other than any unrestricted subsidiaries). None of our future foreign subsidiaries will guarantee the exchange notes.

Collateral
The exchange notes and the related note guarantees will be secured by a lien on all of our and our future domestic subsidiaries’ (other than any unrestricted subsidiaries’) assets, subject to certain exceptions. If, and when, we incur permitted first lien indebtedness, the liens on the assets securing the exchange notes and the guarantees will be contractually subordinated and junior to liens securing such permitted first lien indebtedness pursuant to an intercreditor agreement.

Ranking	The exchange notes and the related note guarantees will be our and the guarantors’ senior secured obligations and will:

• rank equal in right of payment with all of our and the guarantors’ existing and future senior indebtedness;

• rank senior in right of payment to all of our and the guarantors’ existing and future subordinated indebtedness;

• be effectively senior to all of our and the guarantors’ existing and future unsecured indebtedness to the extent of the value of the collateral securing the exchange notes;

•
be effectively subordinated to any of our and the guarantors’ indebtedness that is secured by a first-priority lien on the collateral securing the exchange notes to the extent of the value of the collateral securing such indebtedness; and

• be structurally junior to all existing and future indebtedness and other liabilities of each of our subsidiaries that do not guarantee the notes.

Intercreditor Agreement
We or our domestic subsidiaries may incur permitted first lien indebtedness. In such circumstance, the administrative agent and the collateral agent under such permitted first lien indebtedness, on behalf of the secured parties thereunder, and the collateral agent for the exchange notes offered hereby, on behalf of the secured parties under the indenture governing the exchange notes offered hereby, will likely enter into an intercreditor agreement, which will, among other things, define the relative priorities of their respective security interests in the assets securing the exchange notes and the obligations under such first lien indebtedness and certain other matters relating to the administration of security interests, exercise of remedies, certain bankruptcy-related provisions and other intercreditor matters. The intercreditor agreement will also provide, among other things, that in the event of a foreclosure on the collateral or of insolvency proceedings, the holders of the exchange notes and any other pari passu indebtedness will receive proceeds from the collateral only after obligations under our such first lien indebtedness have been paid in full. See “Description of the Exchange Notes—Intercreditor Agreement.”

Optional Redemption
On or after February 15, 2015, we may redeem some or all of the exchange notes at a premium that will decrease over time as set forth under “Description of the Exchange Notes – Optional Redemption,” plus accrued and unpaid interest and additional interest, if any, to the date of redemption.

Prior to February 15, 2015, we may, at our option, redeem up to 35% of the aggregate principal amount of the exchange notes using the net proceeds of certain equity offerings at a price equal to 110% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of redemption; provided that, following any and all such redemptions, at least 65% of the aggregate principal amount the exchange notes originally issued under the indenture remain outstanding and the redemption occurs within 90 days of the closing of such equity offering. In addition, at any time prior to February 15, 2015, we may, at our option, redeem all or a part of the exchange notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the exchange notes redeemed, plus a specified make-whole premium, plus accrued and unpaid interest and additional interest, if any, to the applicable date of redemption. See “Description of the Exchange Notes—Optional Redemption.”

Change of Control Offer
If we experience certain kinds of changes of control (as defined in the indenture governing the exchange notes), the holders of the exchange notes will have the right to require us to purchase all or a portion of their exchange notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase.

Asset Sale Offer
Upon certain asset sales, we may be required to offer to use the net proceeds of an asset sale to purchase the exchange notes at 100% of the aggregate principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase.

Excess Cash Offer
Within 45 days after March 31 or September 30 for which our cash and cash equivalents is greater than $12.1 million, we will be required to offer to repurchase exchange notes at an offer price in cash equal to 100% of their principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. See “Description of the Exchange Notes – Repurchase at the Option of Holders – Excess Cash Offer.”

Certain Covenants	The indenture governing the exchange notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

	•	transfer or sell assets or use asset sale proceeds;

	•	pay dividends or make distributions, redeem subordinated debt or make other restricted payments;

	•	make certain investments;

	•	incur or guarantee additional debt or issue preferred equity securities;

	•	issue or sell common equity of certain subsidiaries;

	•	create or incur certain liens on our assets;

	•	incur dividend or other payment restrictions affecting our restricted subsidiaries;

	•	merge, consolidate or transfer all or substantially all of our assets;

	•	enter into certain transactions with affiliates;

	•	engage in a business other than a business that is the same or similar to our current business and reasonably related businesses; and

	•	take or omit to take any actions that would adversely affect or impair in any material respect the collateral securing the exchange notes.

These covenants are subject to important exceptions and qualifications and are described in more detail in “Description of the Exchange Notes — Certain Covenants.”

Absence of Established Market for the Notes
The exchange notes are new issues of securities and there is currently no established market for them. Accordingly, a market for the exchange notes may not develop, or if one does develop, it may not provide adequate liquidity. The placement agent the Unit Offering advised us that they intend to make a market for the exchange notes as permitted by applicable laws and regulations. However, the placement agent is not obligated to do so and may discontinue any such market making activities without any notice.

Risk Factors
Investing in the exchange notes involves substantial risk. Please read “Risk Factors,” beginning on page 12 of this prospectus for a discussion of certain factors that you should consider before participating in the exchange offer.

Corporate Information
We were formed as a Delaware limited liability company in 2012. Our principal offices are located at 770 South Post Oak Lane, Suite 405, Houston, Texas 77056, where our telephone number is (832) 562-3730. Our website address is www.uswellservices.com. Information on our website is not incorporated by reference in this prospectus.

RISK FACTORS
You should carefully consider the risks described below and other information in this prospectus before deciding to tender your old notes and participate in the exchange offer. Some of the following factors relate principally to our business and the industry in which we operate. Other factors relate principally to the exchange notes offered hereby. The risks and uncertainties described below are not intended to be exhaustive but represent the risks that we believe are material. Additional risks and uncertainties not presently known to us, or which we currently deem immaterial, may also have a material adverse effect on our business, financial condition and operating results and could therefore affect your investment in the exchange notes.
Risk Related to the Exchange Offer
If you do not properly tender your old notes, you will continue to hold unregistered old notes and your ability to transfer those notes will be adversely affected.
We will only issue exchange notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of old notes. Please read “The Exchange Offer—Procedures for Tendering” and “Description of the Exchange Notes.”
If you do not exchange your old notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register any sale of the old notes under the Securities Act. For further information regarding the consequences of tendering your old notes in the exchange offer, please read “The Exchange Offer—Consequences of Failure to Exchange Outstanding Securities.”
You may find it difficult to sell your exchange notes.
Although the exchange notes will be registered under the Securities Act, the exchange notes will not be listed on any securities exchange. Because there is no public market for the exchange notes, you may not be able to resell them.
We cannot assure you that an active market will exist for the exchange notes or that any trading market that does develop will be liquid. If an active market does not develop or is not maintained, the market price and liquidity of the exchange notes may be adversely affected. If a market for the exchange notes develops, they may trade at a discount from their initial offering price. The trading market for the exchange notes may be adversely affected by:

•	changes in the overall market for non-investment grade securities;

•	changes in our financial performance or prospects;

•	the financial performance or prospects for companies in our industry generally;

•	the number of holders of the exchange notes;

•	the interest of securities dealers in making a market for the exchange notes; and

•	prevailing interest rates and general economic conditions.
Historically, the market for non-investment grade debt has been subject to substantial volatility in prices. The market for the exchange notes, if any, may be subject to similar volatility. Prospective investors in the exchange notes should be aware that they may be required to bear the financial risks of such investment for an indefinite period of time.
Some holders who exchange their old notes may be deemed to be underwriters.
If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Related to the Notes
Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes and other indebtedness.
As of March 31, 2012, we had approximately $85.0 million in outstanding indebtedness. Our substantial indebtedness could have important consequences for your investment in the notes and significant effects on our business. For example, it could:

•	make it more difficult for us to satisfy our financial obligations, including with respect to the notes;

•	increase our vulnerability to general adverse economic, industry and competitive conditions;

•
reduce the availability of our cash flow to fund working capital and capital expenditures because we will be required to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•
prevent us from raising funds necessary to repurchase notes tendered to us if there is a change of control which would constitute a default under the indenture governing the notes and under any future permitted first lien indebtedness;

•
place us at a competitive disadvantage compared to our competitors that are less highly leveraged and that, therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting; and

•	limit our ability to borrow additional funds.
Each of these factors may have a material and adverse effect on our financial condition and viability. Our ability to make payments with respect to the notes and to satisfy any other debt obligations will depend on our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors affecting us and our industry, many of which are beyond our control.
Despite current indebtedness levels, we may still be able to incur substantially more debt, which would increase the risks associated with our substantial leverage.
Even with our existing debt levels, we and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indenture governing the notes does, and we anticipate that the agreements that will govern our future indebtedness will, contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions and, under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. If we incur additional indebtedness, the related risks that we now face would intensify. In addition, the indenture governing the notes does not prevent us from incurring obligations that do not constitute indebtedness under that agreement and we anticipate that any agreement governing our future indebtedness will similarly not prevent us from incurring obligations that do not constitute indebtedness under those agreements and could further exacerbate the risks associated with our substantial leverage.
We may not be able to generate sufficient cash flow to meet our debt service and other obligations, including the notes, due to events beyond our control.
Our ability to generate cash flows from operations and to make scheduled payments on or refinance our indebtedness, including the notes, and to fund working capital needs and planned capital expenditures will depend on our future financial performance and our ability to generate cash in the future. Our future financial performance will be affected by a range of economic, financial, competitive, business and other factors that we cannot control, such as general economic and financial conditions in the capital or commodity markets, the economy generally or other risks summarized herein. Our inability to execute our strategy in a timely manner could have a material adverse effect on our business, financial condition, results of operations and prospects, including our ability to generate positive cash flow in the future and our ability to service our debt and other obligations, including the notes. If we are unable to service our indebtedness or to fund our other liquidity needs, we may be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness, seeking additional capital, or any combination of the foregoing. If we raise additional debt, it would increase our interest expense, leverage and operating and financial costs. We cannot assure you that any of these actions could be effected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on the notes and any other indebtedness or to fund our other liquidity needs. In addition, the terms of existing or future debt agreements, including the indenture governing the notes may restrict us from adopting any of these alternatives. We cannot assure you that our business will generate sufficient cash flows from operations or that future borrowings will be available in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs.
The failure to generate sufficient cash flow or to effect any of these alternatives could significantly adversely affect the value of the notes and our ability to pay amounts due under the notes. If for any reason we are unable to meet our debt service and repayment obligations, including under the notes and under our other debt facilities, we would be in default under the terms of the agreements governing our indebtedness, which would allow our creditors at that time to declare all outstanding indebtedness to be due and payable. This would likely in turn trigger cross-acceleration or cross-default rights between our applicable debt agreements. Under these circumstances, our lenders could compel us to apply all of our available cash to repay our borrowings or they could prevent us from making payments on the notes. In addition, these lenders could then seek to foreclose on our assets that are their collateral. If the amounts outstanding under the notes or under our other debt facilities were to be accelerated, or were the subject of foreclosure actions, we cannot assure you that our assets would be sufficient to repay in full the money owed to our debt holders, including you as a noteholder.
The liens on the collateral securing the notes will be junior and subordinate to liens on the collateral securing obligations under certain indebtedness that we may incur in the future.
The indenture under which the notes were issued permits us to incur certain indebtedness, which we call first lien indebtedness, and to grant the lenders of such indebtedness a lien on our assets that is senior, pursuant to the terms of an intercreditor agreement, to the lien securing the notes. The intercreditor agreement will provide, among other things and subject to certain exceptions, that the holders of the first lien indebtedness will control substantially all matters related to the collateral that secures the first lien indebtedness and the notes; the holders of first lien indebtedness may foreclose on or take other actions with respect to such collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes; to the extent such collateral is released from securing first lien indebtedness to satisfy such indebtedness, the liens securing the notes will also automatically be released without any further action by the trustee, the collateral agent or the holders of the notes; and the holders of the notes waive certain of their rights in connection with a bankruptcy or insolvency proceeding involving us or any guarantor of the notes. Further, the intercreditor agreement will provide that amounts received upon a realization of the collateral securing the notes will be applied first to amounts due under the first lien indebtedness before any amounts will be available to pay the holders of the notes. There can be no assurance that the collateral would generate sufficient proceeds to repay all first lien indebtedness and the notes, and as a result holders of the notes may lose a substantial portion of or all of their investment.
The indenture governing the notes imposes, and the agreements governing our future indebtedness may impose, significant operating and financial restrictions, which may prevent us from pursuing certain business opportunities and restrict our ability to operate our business.
The indenture governing the notes contains, and the documentation governing our future indebtedness may contain, customary restrictions on our activities, including covenants that limit our and our restricted subsidiaries’ ability to:

•	transfer or sell assets or use asset sale proceeds;

•	incur or guarantee additional debt or issue preferred equity securities;

•	pay dividends, redeem subordinated debt or make other restricted payments;

•	make certain investments;

•	create or incur certain liens on our assets;

•	incur dividend or other payment restrictions affecting our restricted subsidiaries;

•	enter into certain transactions with affiliates;

•	merge, consolidate or transfer all or substantially all of our assets;

•	engage in a business other than a business that is the same or similar to our current business and reasonably related businesses; and

•	take or omit to take any actions that would adversely affect or impair in any material respect the collateral securing the notes.
In addition, the documentation governing our future indebtedness may require us to meet certain financial ratios, including regarding fixed charge coverage, total leverage or other similar such ratios. See “Description of Other Indebtedness—Future Permitted First Lien Indebtedness.”
The restrictions in the indenture governing the notes and the anticipated restrictions in our future indebtedness may prevent us from taking actions that we believe would be in the best interest of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We also may incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements, or that we will be able to refinance our debt on terms acceptable to us, or at all. The breach of any of these covenants and restrictions could result in a default under the indenture governing the notes or under our future indebtedness. An event of default under debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable.
Our failure to comply with the agreements relating to our outstanding indebtedness, including as a result of events beyond our control, could result in an event of default that could materially and adversely affect our results of operations and our financial condition.
If there were an event of default under any of the agreements relating to our outstanding indebtedness, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. Further, if we are unable to repay, refinance or restructure our indebtedness under our secured debt, the holders of such debt could proceed against the collateral securing that indebtedness. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments. Last, we could be forced into bankruptcy or liquidation. As a result, any default by us on our indebtedness could have a material adverse effect on our business and could impact our ability to make payments under the notes.
We may be unable to repay or repurchase the notes at maturity.
At maturity, the entire outstanding principal amount of the notes, together with accrued and unpaid interest, will become due and payable. We may not have the funds to fulfill these obligations or the ability to refinance these obligations. If the maturity date occurs at a time when other arrangements prohibit us from repaying the notes, we could try to obtain waivers of such prohibitions from the lenders and holders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we could not obtain the waivers or refinance these borrowings, we would be unable to repay the notes.
The notes and the guarantees will be structurally subordinated to indebtedness and other liabilities of any of our future non-guarantor subsidiaries.
The notes and the guarantees will be structurally subordinated to the indebtedness and other liabilities of any of our future non-guarantor subsidiaries and holders of the notes will not have any claim as a creditor against any non-guarantor subsidiary. In addition, subject to certain limitations, the indenture governing the notes permits non-guarantor subsidiaries to incur additional indebtedness, which indebtedness could be significant.
Our ability to repurchase the notes with cash upon a change of control, upon an offer to repurchase the notes in the case of an asset sale or if we have excess cash, if required by the indenture, may be limited.

Upon the occurrence of a change of control, as defined in the indenture governing the notes, we will be required to offer to repurchase all of the outstanding notes at 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.” In addition, upon the occurrence of certain asset sales, as defined in the indenture governing the notes, we will be required to offer to repurchase all of the outstanding notes at 100% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Asset Sales.” In addition, if we have excess cash as of certain determination dates, each as defined in the indenture governing the notes, we will be required to offer to repurchase an aggregate amount of notes equal to the amount of excess cash at 100% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase.
However, it is possible that we will not have sufficient funds at the time of the change of control, upon an asset sale or if we have excess cash, to the extent required by the indenture, to make the required repurchase of notes.
Moreover, the agreements governing any future indebtedness we incur may restrict our ability to repurchase the notes, including following a change of control event or upon an asset sale, as required by the indenture. As a result, following such an event, we would not be able to repurchase notes unless we first repay all such indebtedness or obtain a waiver from the holders of such indebtedness to permit us to repurchase the notes. We may be unable to repay all of that indebtedness or obtain such a waiver. Our failure to purchase notes following a change of control, an asset sale or if we have excess cash, to the extent required by the indenture, would be an event of default under the indenture, which could cause a cross-default under our other indebtedness, if any, and could have a material adverse effect on our financial condition.
Any requirement to offer to repurchase outstanding notes may therefore require us to refinance any other outstanding debt, which we may not be able to do on commercially reasonable terms, if at all. These repurchase requirements may also delay or make it more difficult for others to obtain control of us.
In addition, certain important corporate events, such as takeovers, recapitalizations, restructurings, mergers or similar transactions, may not constitute a change of control under the indenture governing the notes and, therefore, would not permit the holders of the notes to require us to repurchase the notes. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.”
In addition, the definition of change of control includes a phrase relating to the sale or other transfer of “all or substantially all” of our properties or assets and our subsidiaries, taken as a whole. There is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of our assets, and, therefore, it may be unclear as to whether a change of control has occurred and whether the holders of the notes have the right to require us to repurchase such notes.
The value of the noteholders’ security interest in the collateral may not be sufficient to satisfy all our obligations under the notes.
The notes and the guarantees of the notes will be secured by a lien on certain of our future domestic subsidiaries’ (other than any unrestricted subsidiaries’) assets, subject to certain permitted liens and certain excluded assets. See “Description of the Exchange Notes—Security.”
If we default on the notes, the holders of the notes will be secured only to the extent of the value of the assets underlying their security interest after taking into account any first lien obligations. Upon enforcement against any collateral or insolvency, under the terms of the intercreditor agreement, proceeds of such enforcement will be used first to pay obligations outstanding under first lien indebtedness in full (including post-petition interest, whether or not allowable in any bankruptcy case) and second to pay the notes. To prevent foreclosure, we may be motivated to commence voluntary bankruptcy proceedings, or the holders of the notes or various other interested persons may be motivated to institute bankruptcy proceedings against us. The commencement of such bankruptcy proceedings would expose the holders of the notes to additional risks, including additional restrictions on exercising rights against collateral. See “—Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.”
The indenture governing the notes allows us to incur additional obligations secured by liens in amounts that may be significant. Any additional indebtedness or obligations secured by a lien on the collateral securing the notes could adversely affect the relative position of the holders of the notes with respect to the collateral securing the notes.
The collateral may be subject to exceptions, defects, encumbrances, liens and other imperfections and the liens securing the notes will remain subordinate to the liens securing first lien indebtedness even if the liens securing such obligations have defects or imperfections. In addition, certain of our material contracts contain anti-assignment provisions. Such provisions may be rendered unenforceable or ineffective by the Uniform Commercial Code as they relate to the collateral agent getting a perfected security interest in such contracts and licenses, but such anti-assignment provisions may significantly limit the ability of the collateral agent to enforce its rights and remedies thereunder following its realization of any such security interest. Further, the value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By its nature and because of regulatory limitations and limitations set forth in contracts, licenses and permits, some or all of the collateral may be illiquid and not saleable and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition or other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes, in full or at all, after first satisfying our obligations in full under our first lien obligations. There also can be no assurance that the collateral will be saleable, and, even if saleable, the timing of its liquidation would be uncertain.
With respect to some of the collateral, the trustee’s security interest and ability to foreclose will also be limited by the need to meet certain requirements, such as obtaining third-party consents and making additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that any such required consents can be obtained on a timely basis or at all. These requirements may limit the number of potential bidders for certain collateral in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the collateral. Therefore, the practical value of realizing on the collateral may, without the appropriate consents and filings, be limited.
Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.
The rights of noteholders in the collateral may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in the collateral.
Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the collateral securing obligations under the notes from time to time owned by us or the guarantors may not be perfected if the collateral agent has not taken the actions necessary to perfect any of those liens upon or prior to the issuance of the notes. The inability or failure of the collateral agent to promptly take all actions necessary to create properly perfected security interests in the collateral may result in the loss of the priority, or a defect in the perfection, of the security interest for the benefit of the noteholders to which they would have been otherwise entitled.
In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. We and the guarantors will have limited obligations to perfect the security interest of the noteholders in specified collateral. We cannot assure you that the collateral trustee will monitor, or that we or the guarantors will inform such collateral trustee of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired collateral. The collateral trustee for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the notes and the note guarantees against third parties.
The security interest of the collateral agent will be subject to practical challenges generally associated with the realization of security interests in the collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in an asset. We cannot assure you that the collateral agent will be able to obtain any such consent or that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. As a result, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease. In addition, if the collateral trustee forecloses on our assets, including our equity or the equity of subsidiaries, it may constitute a change of control or assignment under our material contracts, and the counterparties may be entitled to amend or terminate the contracts, which could adversely affect the value of the collateral.
Your right to receive payments on the notes will be effectively subordinated to the right of lenders who have a security interest in our assets that are not part of the collateral securing the notes, to the extent of the value of those assets.
Subject to the restrictions in the indenture governing the notes, we, including our subsidiaries, may incur significant additional indebtedness secured by assets that are not part of the collateral securing the notes. If we are declared bankrupt or insolvent, or if we default under any of our existing or future indebtedness secured by assets that are not part of the collateral securing the notes, the holders of such indebtedness could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the holders of such indebtedness could foreclose on such assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. In any such event, because the notes will not be secured by such assets, the remaining proceeds, if any, from the sale of such assets will be available to pay obligations on the notes only after such indebtedness has been paid in full.
The collateral is subject to casualty risks.
We are obligated under the indenture and collateral arrangements governing the notes to maintain adequate insurance or otherwise insure against hazards as is typically done by companies having assets of a similar nature in the same or similar localities. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, it is possible that the insurance proceeds will not compensate us fully for our losses. If there is a total or partial loss of any of the pledged collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all of our secured obligations, including the notes.
The security interest in after-acquired property may not be perfected promptly or at all.
Applicable law requires that security interests in certain property acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. Neither the trustee nor the collateral agent has an obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in certain of the after-acquired collateral or the priority of the security interest in favor of the notes against third parties.
There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and guarantees will be released automatically, without holders’ consent or the consent of the trustee under the indenture governing the notes.
Under various circumstances, all or a portion of the collateral securing the notes and the guarantees may be released automatically, including:

•
a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture governing the notes or the documentation governing our future indebtedness, including the sale of any entity in its entirety that owns or holds such collateral;

•	to the extent required in accordance with the intercreditor agreement;

•	to the extent we have defeased or satisfied and discharged the indenture governing the notes; and

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee.
In addition, a guarantee will be automatically released in connection with a sale of such guarantor in a transaction not prohibited under the indenture governing the notes.
Certain assets will be excluded from the collateral.
Certain assets are excluded from the collateral securing the notes, as described under “Description of the Exchange Notes—Security,” including the following:

•	any equity of any foreign subsidiaries of the guarantors in excess of 65% of the equity of such foreign subsidiaries;

•	items as to which a security interest cannot be granted without violating contract rights or applicable law;

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assets securing purchase money debt or capitalized lease obligations permitted to be incurred under the indenture to the extent the documentation relating to such purchase money debt or capitalized lease obligations prohibits such assets from being collateral;

•	assets of our future non-guarantor subsidiaries, including our unrestricted subsidiaries; and

•	certain other exceptions described in the security documents governing the notes.
If an event of default occurs and the notes are accelerated, the notes will rank equally with the holders of all of our other unsubordinated and unsecured indebtedness and other liabilities with respect to such excluded assets. As a result, if the value of the security interest for the notes and the guarantees is less than the value of the claims of the holders of the notes, no assurance can be provided that the holders of the notes would receive any substantial recovery from the excluded assets.
Our unrestricted subsidiaries will not guarantee the notes and will not be subject to the covenants of the indenture, and their assets will not be pledged as collateral to secure the notes.
Under the circumstances described under the caption “Description of the Exchange Notes—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we may be able to designate unrestricted subsidiaries in the future. Our unrestricted subsidiaries will not guarantee the notes and will not be subject to the covenants of the indenture governing the notes, and their assets will not be pledged as collateral to secure the notes. Accordingly, the notes and the guarantees will be structurally subordinated to the indebtedness and other liabilities of our unrestricted subsidiaries.
Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.
The right of the collateral agent for the notes to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs, and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.
Federal, state and foreign fraudulent transfer laws may permit a court to avoid the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received. If this occurs, noteholders may not receive any payments on the notes.
Federal, state and foreign fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of any guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state and be different from other applicable foreign jurisdictions, the notes or guarantees could be avoided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature; or

•
we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.
We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our other debt or the debt of the guarantors. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•
the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could avoid the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to our presently existing and future indebtedness or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, noteholders may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our other debt that could result in acceleration of such debt.

Although each guarantee entered into by a guarantor will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being avoided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.
In addition, different or additional fraudulent conveyance laws may exist in foreign jurisdictions which could result in the liens being avoided.
If the guarantees by the subsidiary guarantors are not enforceable, the notes would be effectively subordinated to all liabilities of the subsidiary guarantors, including trade payables.
The value of the collateral securing the notes and the guarantees may not be sufficient to secure post-petition interest.
In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the notes will only be entitled to post-petition interest under the U.S. Bankruptcy Code to the extent that the value of their security interest in the collateral securing the notes and the guarantees is greater than their pre-bankruptcy claim. Holders of the notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the U.S. Bankruptcy Code. No appraisal of the fair market value of the collateral has been prepared and therefore the value of the noteholders’ interest in the collateral may not equal or exceed the principal amount of the notes.
The notes could be wholly or partially voided as a preferential transfer.
If we or any guarantor become the subject of a bankruptcy proceeding within 90 days after the date of the indenture (or, with respect to any insiders specified in bankruptcy law who are holders of the notes, within one year after we issue the notes), and the court determines that we were insolvent at the time of the closing (under the preference laws, we would be presumed to have been insolvent on and during the 90 days immediately preceding the date of filing of any bankruptcy petition), the court could find that the incurrence of the obligations under the notes involved a preferential transfer. In addition, to the extent that certain of our collateral is not perfected until after the closing, such 90-day preferential transfer period would not begin until the date of perfection. If the court determined that the granting of the security interest was therefore a preferential transfer, which did not qualify for any defense under bankruptcy law, then holders of the notes would be unsecured creditors with claims that ranked pari passu with all other unsecured creditors of the applicable obligor, including trade creditors. In addition, under such circumstances, the value of any consideration holders received pursuant to the notes, including upon foreclosure of the collateral securing the notes and the guarantees, could also be subject to recovery from such holders and possibly from subsequent assignees, or such holders might be returned to the same position they held as holders of the notes.
There is no established market for the notes.
The notes will not be listed on any securities exchange. Although the placement agent may make a market in the notes, they are not obligated to do so, and they may discontinue any market-making at any time without notice. We cannot assure you that an active market for the notes will develop or, if it does develop, that it will continue. Further, if a market for the notes does develop, then the notes could trade at prices that may be higher or lower than the initial offering price thereof depending upon a number of factors, including prevailing interest rates, our operating results, events in the United States and the market for similar securities.
If a market for the notes does not develop or continue, then noteholders may be unable to resell the notes for an extended period of time at their fair market value, if at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Consequently, a purchaser of the notes may not be able to liquidate its investment readily, and the notes may not be readily accepted as collateral for loans.

Risks Relating to Our Company and the Industry
Our operating history may not be sufficient for investors to evaluate our business and prospects.

We have a short operating history, which may make it more difficult for investors to evaluate our business and prospects and to forecast our future operating results.
If we cause disruptions to our customers’ businesses or provide inadequate service, particularly by failing to meet our delivery deadlines, our customers may have claims for damages against us, which could cause us to lose customers, have a negative effect on our reputation and adversely affect our results of operations.
If we fail to provide services under our contracts with our customers, including with Antero, we may disrupt such customers’ businesses, which could result in a termination of the applicable contract, reduction in our revenues or a claim for substantial damages against us. In addition, a failure or inability to meet a contractual requirement could seriously damage our reputation and affect our ability to attract new business. The termination of a contract or the successful assertion of one or more large claims against us in amounts greater than those covered by our current insurance policies could materially adversely affect our business, financial condition and results of operations. Even if such assertions against us are unsuccessful, we may incur reputational harm and substantial legal fees.
Our business depends upon our ability to obtain key specialized equipment and raw materials from suppliers.
The overall number of hydraulic fracturing equipment suppliers in the industry is limited. Should we be unable to enter into agreements for timely delivery of finished equipment, or should our current or future suppliers be unable to provide the necessary finished products (such as pumps, workover rigs or fluid-handling equipment) or otherwise fail to deliver the products timely and in the quantities required, any resulting delays in the provision of services could have a material adverse effect on our business, financial condition, results of operations and cash flows, including our ability to perform our obligations under our existing contract with Antero and future customer contracts.
In addition, there is also high demand for water, sand, guar and other fracturing inputs, which may increase the risk of delay or failure to deliver under our customer contracts, as well as limit our ability to find alternative suppliers. We may not be able to mitigate shortages of finished products, which could impair our performance of our existing contract with Antero and our ability to generate new customers. In addition, our existing contract with Antero provides for adjustments to service or materials fees payable thereunder based on changing market conditions, and we anticipate similar provisions will exist in contracts with future customers, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Certain of our managers, sponsors and members may allocate some portion of their time to, and in certain instances owe fiduciary, contractual or other obligations to, other businesses, thereby causing conflicts of interest in their determination as to how much time to devote to our affairs and whether to present opportunities to us. This conflict of interest could have a negative impact on our operations.
Certain of our managers, sponsors and members are not required to commit their full time to our affairs, which could create a conflict of interest when allocating their time between our operations and their other commitments. These individuals currently are employed by or are managers or directors of other entities, including entities with which we may compete, and are not obligated to devote any specific number of hours to our affairs. These individuals may also be subject to fiduciary, contractual or other obligations that would require them to present an opportunity to another company in addition to us or generally may be deemed to conflict with their other obligations, which may in turn cause them to recuse themselves from participating in decisions on our behalf. Such individuals may also be required to refrain from presenting an opportunity to us or from assisting us with existing opportunities. Further, certain members of our Board of Managers are subject to non-competition agreements with various third parties that limit their ability to operate in certain sectors of the oilfield services industry. We do not currently anticipate expanding our business into these sectors of the industry. Any of the foregoing could have a negative impact on our operations. We cannot assure you that certain opportunities will be presented to us or that potential conflicts will be resolved in our favor.
Our customer base is concentrated within the oil and natural gas production industry and loss of our existing customer contract could cause our revenue to decline substantially and adversely affect our business.
Our business is highly dependent on our contract and relationship with Antero. We anticipate that substantially all of our 2012 revenues will be generated through the services provided to Antero. A reduction in business from this customer resulting from reduced demand for its own products and services, a work stoppage, sourcing of products from other suppliers or other factors could have a material impact on our business, financial condition and results of operations. It is likely that we will continue to derive a significant portion of our revenue from a relatively small number of customers in the future. If a major customer, particularly Antero, failed to pay us or decided not to continue to use our services, revenue would decline and our operating results and financial condition could be harmed. Our agreements with Antero do not obligate Antero to order additional services from us beyond those currently contracted for. In addition, Antero is entitled to terminate our agreements with them at any time, subject to the obligation to make certain early termination payments if such termination is not for cause.
We may not be able to successfully fulfill, renew or replace our contract with Antero, which could adversely impact our results of operations, financial condition and cash flows.
We can provide no assurance that we will be able to successfully fulfill, renew or replace our agreements with Antero on or prior to their expiration on terms satisfactory to us or Antero, or that we will be able to continue to provide services under such agreements without service interruption. Furthermore, there is no guarantee that any discussions to provide services to additional customers will result in our entering into additional service contracts.
We will be dependent on entering into additional service contracts to grow our business.
We face strong competition from a wide variety of competitors, including competitors that have considerably greater financial, marketing and technological resources, which may make it difficult for us to win new contracts and compete successfully. Certain competitors operate larger facilities, have longer operating histories and presences in key markets, greater name recognition, larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than us. As a result, these competitors may affect our ability to compete for new contracts, which is essential for our growth.
Our business depends on spending and drilling activity by the onshore oil and natural gas industry and particularly on the level of activity for North American oil and natural gas. Our markets may be adversely affected by industry conditions that are beyond our control.
We depend on our customers’ willingness to make operating and capital expenditures to explore for, develop and produce oil and natural gas in North America, particularly in the Marcellus and Utica Shales in Ohio, West Virginia, New York and Pennsylvania. If these expenditures decline, our business may suffer. Our customers’ willingness to explore for, develop and produce oil and gas depends largely upon prevailing industry conditions that are influenced by numerous factors over which management has no control, such as:

•	the supply of and demand for oil and natural gas, including current natural gas storage capacity and usage;

•	the supply of and demand for hydraulic fracturing and other well service equipment in the United States;

•	the level of prices, and expectations about future prices, of oil and natural gas;

•	the cost of exploring for, developing, producing and delivering oil and natural gas, including fracturing services;

•	the expected rate of decline in current oil and natural gas production;

•	the discovery rates of new oil and natural gas reserves;

•	available pipeline and other transportation capacity;

•	lead times associated with acquiring equipment and products and availability of personnel;

•	global weather conditions, including hurricanes, tornadoes, wildfires, drought or man-made disasters that can affect oil and natural gas operations over a wide area;

•	domestic and worldwide economic conditions;

•	contractions in the credit market;

•	political instability in oil and natural gas producing countries;

•	the continued threat of terrorism and the impact of military and other action, including military action in the Middle East;

•	regulation of drilling activity;

•	public pressure on, and legislative and regulatory interest within, federal, state and local governments to stop, significantly limit or regulate hydraulic fracturing activities;

•	governmental regulations, including the policies of governments regarding the exploration for and production and development of their oil and natural gas reserves;

•	the level of oil production by non-OPEC countries and the available excess production capacity within OPEC;

•	oil refining capacity and shifts in end-customer preferences toward fuel efficiency and the use of natural gas;

•	potential acceleration of development of alternative fuels;

•	the availability of water resources for use in hydraulic fracturing operations;

•	technical advances affecting energy consumption;

•	the price and availability of alternative fuels;

•	the access to and cost of capital for oil and natural gas producers; and

•	merger and divestiture activity among oil and natural gas producers.
Demand for our services and products will be particularly sensitive to the level of exploration, development and production activity of, and the corresponding capital spending by, oil and natural gas companies, including national oil companies in North America, particularly in the Marcellus and Utica Shales in Ohio, West Virginia, New York and Pennsylvania. Demand will directly be affected by trends in oil and natural gas prices, which, historically, have been volatile and are likely to continue to be volatile.
Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of other economic factors that are beyond our control. Any prolonged reduction in oil and natural gas prices will depress the immediate levels of exploration, development and production activity. Perceptions of longer-term lower oil and natural gas prices by oil and natural gas companies can similarly reduce or defer major expenditures given the long-term nature of many large-scale development projects.
Our ability to successfully operate depends on the availability of water.
Hydraulic fracturing, and pressure pumping more generally, requires a significant supply of water, and water supply and quality are important requirements to our operations. Our water requirements will be met by our customers from sources on or near their sites, but there is no assurance that our customers will be able to obtain a sufficient supply of water from sources in these areas, some of which are prone to drought. If our customers are unable to secure water on or near their sites, they may not be able to obtain water through other means on economically feasible terms. Any of these factors could have a material adverse effect on our results and financial condition and our ability to sustain our operations.
We may be unable to maintain pricing on our core services.
Pressures stemming from fluctuating market conditions and oil and natural gas prices may make it increasingly difficult to maintain our prices. We face pricing pressure from our competitors. We may be compelled to make price concessions in order to gain or maintain market share.
Because the oil and natural gas industry is cyclical, our operating results may fluctuate.
Oil and natural gas prices are volatile. The recent decline in natural gas prices has resulted in, and future fluctuations in such prices may result in, a decrease in the expenditure levels of oil and natural gas companies and drilling contractors which in turn adversely affects us. Unexpected material declines in oil and natural gas prices, or drilling or completion activity in the northern United States oil and natural gas shale regions, particularly in the Marcellus and Utica Shales in Ohio, West Virginia, New York and Pennsylvania, could have a material adverse effect on our customers’ businesses, financial conditions, results of operations and cash flows. In addition, a decrease in the development rate of oil and natural gas reserves in our customers’ market areas may also have an adverse impact on their businesses, even in an environment of stronger oil and natural gas prices. We may experience significant fluctuations in operating results as a result of the reactions of our customers to actual and anticipated changes in oil and natural gas prices.
Our original contract with Antero has a term of 24 months commencing on the start of our services, which we began in April 2012, and does not obligate Antero to order additional work from us beyond such current term. Our agreements with Antero contain provisions whereby Antero may terminate the agreements at any time upon payment of an early termination fee. We expect that additional contracts going forward will have similar provisions.
Because we currently rely on only one customer for our fracturing services, the change in ownership and management of such customer may adversely affect our business, financial condition and results of operations.
Our success will depend on developing and maintaining close working relationships with our customers. Currently, we expect to generate a substantial majority of our revenue from the hydraulic fracturing and related services we will provide to Antero. We expect that the our agreements with Antero will account for a substantial portion of our revenue in the near term. Changes in the business of this customer, particularly with respect to a change in its management or ownership, could change the dynamics of our current relationship and subject us to the risk of new management or ownership choosing to enter into relationships with preferred service providers. If we are not able to establish a strategic relationship with the new management or ownership, or if new management or ownership chooses to enter into relationships with preferred service providers, it may materially and adversely affect our business, financial condition and results of operations.
Regulatory compliance costs and restrictions, as well as delays in obtaining permits by our customer for its operations, such as for hydraulic fracturing, or by us for our operations, could impair our business.
Our operations and the operations of our customer and any future customers are subject to or impacted by a wide array of regulations in the jurisdictions in which we and our customers operate. As a result of regulations and laws relating to the oil and natural gas industry, including hydraulic fracturing, or changes in such regulations or laws, our and our customers’ operations could be disrupted or curtailed by governmental authorities. For example, oil and natural gas exploration and production may become less cost-effective and decline as a result of increasingly stringent environmental requirements (including bans or moratoria on drilling in specific areas, land use policies responsive to environmental concerns and delays or difficulties in obtaining environmental permits). Our customers generally will be required to obtain permits from one or more governmental agencies in order to perform drilling and completion activities, including hydraulic fracturing. Such permits are typically required by state agencies, but can also be required by federal and local governmental authorities. As with all governmental permitting processes, there is a degree of uncertainty as to whether a permit will be granted, the time it will take for a permit to be issued, and the conditions which may be imposed in connection with the granting of the permit. The high cost of compliance with applicable regulations and delays in obtaining required permits may cause our customer and other companies with similar operations to discontinue or limit their operations, and may discourage our customer and other companies from continuing exploration and production activities which could result in a decrease in demand for our services and, in turn, could have a material adverse effect on our business, financial condition, results of operations and cash flows.
We participate in a capital intensive business. We may not be able to finance future growth of our operations.
If we do not generate sufficient cash from our business to continue to fund operations, including the mobilization of new core operating equipment, our growth could be limited unless we are able to obtain additional capital through equity or debt financings. In the future, we may not be able to obtain funding through these sources or otherwise obtain sufficient bank debt at competitive rates or complete equity and other debt financings. Our inability to grow may reduce our chances of maintaining or improving profitability and attracting new customers for our services.
Our indebtedness could restrict our operations and make us more vulnerable to adverse economic conditions.

Our current level of indebtedness taking into account our future indebtedness and other future needs for financing for equipment acquisition and working capital may adversely affect operations and limit our growth, and we may have difficulty making debt service payments on our indebtedness as such payments become due. Our level of indebtedness may affect our operations in several ways, including the following:

•	our vulnerability to general adverse economic and industry conditions;

•	the covenants that are contained in the agreements that govern our indebtedness limit our ability to borrow funds, dispose of assets, pay dividends and make certain investments;

•
any failure to comply with the financial or other covenants of our debt could result in an event of default, which could result in some or all of our indebtedness becoming immediately due and payable; and

•	our level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes.
Our industry is highly competitive and we may not be able to provide services that meet the specific needs of oil and natural gas exploration and production companies at competitive prices.
The markets in which we operate are highly competitive and have relatively few barriers to entry and the competitive environment has intensified as recent mergers among exploration and production companies have reduced the number of available customers. The principal competitive factors in our markets are product and service quality and availability, responsiveness, experience, technology, equipment quality, reputation for safety and price. We face competition from large national and multi-national companies that have longer operating histories, greater financial, technical and other resources and greater name recognition than we do. Several of our competitors provide a broader array of services and have a stronger presence in more geographic markets. In addition, we face competition from several companies capable of competing effectively on a regional or local basis. Our competitors may be able to respond more quickly to new or emerging technologies and services and changes in customer requirements. Some contracts are awarded on a bid basis, which further increases competition based on price. As a result of competition, we may lose market share or be unable to maintain or increase prices for our services or to acquire additional business opportunities, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, competition among oilfield service and equipment providers is affected by each provider’s reputation for safety and quality. We cannot assure you that we will be able to maintain our competitive position.
In addition, some exploration and production companies have begun performing hydraulic fracturing and directional drilling on their wells using their own equipment and personnel. Any increase in the development and utilization of in-house fracturing and directional drilling capabilities by our customers could decrease the demand for our services and have a material adverse impact on our business.
New technology may cause us to become less competitive.
The oilfield services industry is subject to the introduction of new drilling and completion techniques and services using new technologies, some of which may be subject to patent protection. If competitors and others use or develop new technologies in the future that are more efficient or productive than our own, we may lose market share or be placed at a competitive disadvantage. Further, we may face competitive pressure to implement or acquire certain new technologies at a substantial cost. Some of our competitors have greater financial, technical and personnel resources that may allow them to enjoy technological advantages and implement new technologies before we can. We cannot be certain that we will be able to implement new technologies or products on a timely basis or at an acceptable cost. Thus, limits on our ability to effectively use and implement new and emerging technologies may have a material adverse effect on our business, financial condition or results of operations.
Our future financial results could be adversely impacted by asset impairments or other charges.
We evaluate our long-term assets including property, plant and equipment in accordance with GAAP. In performing this assessment, we project future cash flows on an undiscounted basis for long-term assets, and compare these cash flows to the carrying amount of the related net assets. The cash flow projections are based on our operating plan, estimates and judgmental assessments. We perform this assessment of potential impairment whenever facts and circumstances indicate that the carrying value of the net assets may not be recoverable due to various external or internal factors, termed a “triggering event.” If we determine that our estimates of future cash flows were inaccurate or our actual results for 2012 are materially different than we have predicted, we could record impairment charges for interim periods in future years, which could have a material adverse effect on our business, financial condition and results of operations.
Our industry can be affected by excess equipment inventory levels.
Because of the long-life nature of oilfield service equipment and the lag between when a decision to build additional equipment is made and when the equipment is placed into service, the inventory of oilfield service equipment in the industry does not always correlate with the level of demand for service equipment. Periods of high demand often spur increased capital expenditures on equipment, and those capital expenditures may add capacity that exceeds actual demand. Such a capital overbuild could cause our competitors to lower their rates and could lead to a decrease in rates in the oilfield services industry generally, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
There is significant potential for excess capacity in our industry, which could adversely affect our business and operating results.
Significant increases in overall market capacity could cause our competitors to lower their rates and could lead to a decrease in rates in the oilfield services industry generally. Additionally, the recent decline in natural gas prices has resulted in reduced drilling activity in natural gas shale plays, which has driven oilfield services companies operating in natural gas shale plays to relocate their equipment to more oil and liquids rich shale plays, including markets which we hope to enter in the future. As the number of crews and equipment in these areas increases, the increase in supply relative to demand may result in lower prices and utilization of our services and could adversely affect our business and results of operations.
Our inability to control the inherent risks of acquiring and integrating businesses in the future could adversely affect our operations.
Our management believes acquisitions could potentially be a key element of our business strategy in the future. We may be required to incur substantial indebtedness to finance future acquisitions and also may issue equity securities in connection with such acquisitions. We may not be able to secure additional capital to fund acquisitions. If we are able to obtain financing, such additional debt service requirements may impose a significant burden on our results of operations and financial condition. The issuance of additional equity securities could result in significant dilution to members. Acquisitions may not perform as expected when the acquisition is made and may be dilutive to our overall operating results. Additional risks relating to acquisitions we expect to face include:

•	retaining and attracting key employees;

•	retaining and attracting new customers;

•	increased administrative burden of acquisitions;

•	managing our growth effectively;

•	integrating operations;

•	operating a new line of business; and

•	increased logistical problems common to large, expansive operations.
If we fail to manage these risks successfully, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.
We depend on the services of key executives, the loss of whom could materially harm our business.
Our senior executives are important to our success because they are instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel and identifying expansion opportunities. Losing the services of any of these individuals could adversely affect our business, operating results and financial condition until a suitable replacement could be found. We do not maintain key man life insurance on any of our senior executives. As a result, we are not insured against any losses resulting from the death of our key executives.
 Our sponsor may take actions that conflict with your interests.
ORB Investments, LLC, our sponsor, has the power to elect our Board of Managers, to appoint members of management and to approve all actions requiring the approval of the holders of our voting equity, including adopting amendments to our limited liability company agreement and approving mergers, acquisitions or sales of all or substantially all of our assets. The interests of our controlling equity holders could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our controlling equity holders might conflict with your interests as a holder of the notes. Our controlling equity holders also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to you, as a holder of the notes.
We may be unable to employ a sufficient number of skilled and qualified workers.
The delivery of our services and products requires personnel with specialized skills and experience who can perform physically demanding work. As a result of the volatility of the oilfield service industry and the demanding nature of the work, workers may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive. The demand for skilled workers in our industry is high and the supply is limited.
Potential inability or lack of desire by workers to commute to our facilities and job sites and competition for workers from competitors or other industries are factors that could affect our ability to attract and retain workers. A significant increase in the wages paid by competing employers could result in a reduction of our skilled labor force, increases in the wage rates that we must pay, or both. If either of these events were to occur, our capacity and profitability could be diminished and our growth potential could be impaired.
Our ability to be productive and profitable will depend upon our ability to employ and retain skilled workers and we cannot assure you that at times of high demand we will be able to retain, recruit and train an adequate number of workers. In addition, our ability to expand our operations will depend in part on our ability to increase the size of our skilled labor force. Our inability to attract and retain skilled workers in sufficient numbers to satisfy our existing service contract and enter into new contracts could materially adversely affect our business, financial condition and results of operations.
We may be adversely impacted by work stoppages or other labor matters.
We currently do not have any employees represented by a labor union. However, it is possible that we may experience work stoppages or other labor disruptions from time to time. Any prolonged labor disruption involving our employees could have a material adverse impact on our combined results of operations and financial condition by disrupting our ability to perform hydraulic fracturing and other services for our current customer or future customers under our service contracts. Moreover, unionization efforts have been made from time to time within our industry, with varying degrees of success. Any such unionization could increase our costs or limit our flexibility.
Our operations are subject to hazards and environmental risks inherent in the oil and natural gas industry.
We provide hydraulic fracturing services, a process involving the injection of fluids—typically consisting mostly of water and also including several chemical additives—as well as sand in order to create fractures extending from the well bore through the rock formation to enable oil or natural gas to move more easily through the rock pores to a production well. Risks inherent to our industry create the potential for significant losses associated with damage to the environment or natural resources. Equipment design or operational failures, or vehicle operator error can result in explosions, increased seismicity, and spills and discharges of toxic gases, releases of chemicals and hazardous substances, and, in rare cases, uncontrollable flows of gas or well fluids into environmental media, as well as personal injury, loss of life, long-term suspension or cessation of operations and interruption of our business or the business or livelihood of third parties, damage to geologic formations (including possible increased seismicity), environmental media and natural resources, equipment, facilities and property. We use hazardous substances and will generate hazardous wastes in our operations and must comply with environmental requirements relating to proper use, handling, storage, disposal and transport of such. We also may become subject to claims or other liabilities relating to the release of such substances or wastes into the environment or human exposure to such. These risks could expose us to substantial liability for personal injury, wrongful death, property damage, loss of oil and natural gas production, pollution and other environmental damages. Depending on the frequency and severity of such liabilities or losses, it is possible that our operating costs, profitability, insurability, competitive position and relationships with customers, employees and regulators could be materially impaired. In particular, our customers may elect not to purchase our services if they view our safety or environmental record as unacceptable. This could also cause us to lose customers and substantial revenues.
Our business involves certain operating risks and our insurance may not be adequate to cover all losses or liabilities that we might incur in our operations.
Our operations are subject to many hazards and risks, including the following:

•	accidents resulting in serious bodily injury and the loss of life or property;

•	liabilities from accidents or damage by our equipment;

•	pollution and other damage to the environment;

•	reservoir damage;

•	increased seismicity;

•	blow-outs or the uncontrolled flow of natural gas, oil or other well fluids into the atmosphere, an underground formation or other environmental media; and

•	fires and explosions.
If any of these hazards occur, it could result in suspension of operations and other business interruptions, damage to or destruction of our equipment and the property of others or injury or death to our or a third party’s personnel.
Our insurance may not adequately protect us against liability from all of the hazards of our business. We also are subject to the risk that we may not be able to maintain or obtain insurance of the type and amount we desire at a reasonable cost. If we were to incur a significant liability for which we were uninsured or for which we were not fully insured, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Losses and liabilities from uninsured or underinsured drilling and operating activities could have a material adverse effect on our financial condition and operations.
We will maintain operational insurance coverage of types and amounts that we believe to be customary in the industry, including commercial general liability, workers’ compensation, business auto, excess auto liability, commercial property, motor truck cargo, contractor’s pollution, downhole, umbrella liability and excess liability insurance policies, all subject to certain limitations, deductibles and caps. We are not fully insured against all risks, either because insurance is not available or because of the high premium costs relative to perceived risks. Further, any insurance obtained by us may not be adequate to cover any losses or liabilities, and this insurance may not continue to be available at all or on terms which are acceptable to us. Insurance rates have in the past been subject to wide fluctuation, and changes in coverage could result in less coverage, increases in cost or higher deductibles and retentions. Liabilities for which we are not insured, or which exceed the policy limits of our applicable insurance, could have a material adverse effect on our business activities, financial condition and results of operations.
We may be subject to claims for personal injury and property damage, which could materially adversely affect our financial condition and results of operations.
We intend to operate with most of our customers through master service agreements (“MSAs”). We endeavor to allocate potential liabilities and risks between the parties in the MSAs. We expect that our MSAs generally will provide for indemnification in our favor for liability for pollution or environmental claims arising from subsurface conditions or resulting from the drilling activities of our customers or their operators, unless resulting from our gross negligence or willful misconduct. We may have liability in such cases if we are negligent or commit willful acts and, although the actual terms may vary among our various contracts, typically we expect to be allocated liability under the MSAs for pollution or contamination caused by us or attributable to our equipment or vessels, or otherwise resulting from our negligence. We expect that our customers generally will also agree to indemnify us against claims arising from their employees’ personal injury or death, without regard to fault. Similarly, we expect to agree to indemnify our customers for liabilities arising from personal injury or death of any of our employees, without regard to fault. In addition, we expect that our customers will agree to indemnify us for loss or destruction of customer-owned property or equipment and in turn, for us to agree to indemnify our customers for loss or destruction of property or equipment we own, without regard to fault. Losses due to catastrophic events, such as blowouts, are generally the responsibility of the customer, unless resulting from our gross negligence or willful misconduct. However, despite this anticipated general allocation of risk, we might not succeed in enforcing such contractual allocation, might incur an unforeseen liability falling outside the scope of such allocation or may be required to enter into an MSA with terms that vary from the above allocations of risk. As a result, we may incur substantial losses that could materially and adversely affect our financial condition and results of operations.
We may incur significant costs and liabilities as a result of environmental, health and safety laws and regulations that govern our operations.
As part of our business we will handle, transport and dispose of a variety of fluids and substances used by our customers in connection with their oil and natural gas exploration and production activities. We will also generate and dispose of hazardous waste. Therefore, our operations will be subject to stringent laws and regulations governing the release or disposal of materials into the environment or otherwise relating to environmental protection. We may be required to make significant capital and operating expenditures or perform other corrective actions at wells we service and at properties we own, lease or operate in order to comply with the requirements of these environmental, health and safety laws and regulations or the terms or conditions of permits issued pursuant to such requirements, and our compliance with future laws or regulations, or with any adverse change in the interpretation or enforcement of existing laws and regulations, could increase such compliance costs. Regulatory limitations and restrictions could also delay or curtail our operations and could have a significant impact on our financial condition or results of operations.
The costs of compliance with or liabilities imposed under these laws can be significant. Failure to comply with these and other applicable laws and regulations or the terms or conditions of required environmental permits may result in the assessment of damages, including natural resource damages, administrative, civil and criminal penalties, the imposition of investigatory or remedial obligations including corrective actions, revocation of permits and the issuance of injunctions limiting or prohibiting some or all of our operations. In addition, claims for damages to persons, property or natural resources may result from environmental and other impacts of our operations. Future spills or releases of regulated substances or accidents or the discovery of currently unknown contamination could expose us to material losses, expenditures and environmental or health and safety liabilities, including liabilities resulting from lawsuits brought by private litigants or neighboring property owners or operators for personal injury or property damage related to our operations or the land on which our operations are conducted. Such claims, damages, penalties or sanctions and related costs could cause us to incur substantial costs or losses and could have a material adverse effect on our business, financial condition and results of operations.
Future legislative and regulatory developments at both the federal and state level could materially increase our operating costs or adversely affect our competitive position.
Laws protecting the environment generally have become more stringent over time and are expected to continue to do so, which could lead to material increases in our costs for future environmental compliance and remediation. Future changes in relevant laws, regulations or enforcement policies could significantly increase our compliance costs or liabilities or limit our future business opportunities in presently unforeseen ways. In such an event, our business, financial condition and results of operations could be materially impaired.
In addition to changes in existing environmental health or safety laws or regulations, various new and more stringent regulatory requirements directed to the gas exploration industry, and hydraulic fracturing in particular, are being imposed or considered at the federal, state and local levels. EPA is undertaking a comprehensive research study on the potential adverse impacts that hydraulic fracturing may have on water quality and public health. Interim study results are expected by late 2012 and the final report is expected in 2014. The results of this study could spur further initiatives to regulate hydraulic fracturing under the SDWA or otherwise. Such measures could subject us to increased costs, limits on the productivity of certain wells and limits on our ability to deploy our technology at or in the vicinity of sensitive areas. The adoption of any such laws or implementing regulations imposing additional permitting, disclosure or regulatory obligations related to, or otherwise limiting, the hydraulic fracturing process could make it more difficult to complete oil and natural gas wells and could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Changes in trucking regulations may increase our costs and negatively impact our results of operations.
For the transportation and relocation of our hydraulic fracturing equipment, sand and chemicals, as well as hazardous materials, we will need to operate trucks and other heavy equipment. We therefore will be subject to regulation as a motor carrier by the United States Department of Transportation (the “DOT”) and by various state agencies, whose regulations include certain permit requirements of state highway and safety authorities. These regulatory authorities exercise broad powers over our trucking operations, generally governing such matters as the authorization to engage in motor carrier operations, safety, equipment testing and specifications and insurance requirements, and containerization, plackarding and handling requirements for the transportation of hazardous materials. The DOT periodically conducts compliance reviews and may revoke registration privileges based on certain safety performance criteria, which could result in a suspension of operations. The rating scale consists of “satisfactory,” “conditional” and “unsatisfactory” ratings. Currently, we are operating with a “satisfactory” rating.
 The trucking industry is subject to other regulatory changes that may impact our operations by requiring changes in fuel emissions limits, the hours of service regulations that govern the amount of time a driver may drive or work in any specific period, limits on vehicle weight and size and other matters. New national fuel efficiency and emissions standards have been promulgated by EPA for medium- and heavy-duty engines and vehicles. The rule covers vehicles made between 2014 and 2018. Associated with this ruling, we may experience an increase in costs related to truck purchases or maintenance. Additionally, the EPA’s Tier IV regulations apply to certain off-road diesel engines that are needed to power our equipment in the field. Under these regulations, we are limited in the number of non-compliant off-road diesel engines we can purchase. If Tier IV-compliant engines that meet our needs are not available, these regulations could limit our ability to acquire a sufficient number of diesel engines to expand our fleet and to replace existing engines as they are taken out of service. Proposals to increase federal, state or local taxes, including taxes on motor fuels, are also made from time to time, and any such increase would increase our operating costs. We cannot predict whether, or in what form, any legislative or regulatory changes applicable to our trucking operations will be enacted.
Conservation measures and technological advances could reduce demand for oil and natural gas.
Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, technological advances in fuel economy and energy generation devices could reduce demand for oil and natural gas. Our management team cannot predict the impact of the changing demand for oil and natural gas services and products, and any major changes may have a material adverse effect on our business, financial condition, results of operations and cash flows.
Compliance with climate change legislation or initiatives could negatively impact our business.
The U.S. Congress is considering legislation to reduce emissions of greenhouse gases (“GHGs”) and more than half of the states, either individually or through multi-state initiatives, have already begun implementing legal measures to reduce emissions of GHGs. The U.S. Supreme Court has held that carbon dioxide may be regulated as an “air pollutant” under the CAA, and EPA has proceeded with regulatory initiatives to curb emissions of GHGs even in the absence of Congressional action. The EPA published its findings that emissions of carbon dioxide, methane and other GHGs present an endangerment to public health and the environment because emissions of such GHGs are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes. These EPA findings allow the agency to proceed with the adoption and implementation of regulations that would restrict emissions of GHGs under existing provisions of the CAA. The EPA has proposed and finalized a number of rules requiring various industry sectors to track and report, and, in some cases, control GHG emissions, including a GHG rule applicable to certain sources in the oil and natural gas industry. Several of the EPA rules relating to control of GHG emissions and climate change concerns are subject to challenge in court. We cannot predict either the outcome of these challenges or the impact that EPA’s GHG regulatory initiatives would have on our operations or those of our customers if upheld.
The U.S. Congress has considered climate change initiatives that would, among other things, establish a cap-and-trade system to regulate GHG emissions, but such initiatives have been unsuccessful to date. However, even without federal legislation of GHG emissions, U.S. regions and states have undertaken regulatory action to address GHG emissions. Restrictions on emissions of methane or carbon dioxide that may be imposed in various states could adversely affect the oil and natural gas industry and, therefore, could reduce the demand for our products and services.
The adoption of legislation or regulatory programs to reduce emissions of GHGs could require us to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or comply with new regulatory or reporting requirements. Any such legislation or regulatory programs could also increase the cost of consuming, and thereby reduce demand for, the oil and natural gas our current customer or future customers produce. Consequently, although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact our business, any such future laws and regulations could result in increased compliance costs or additional operating restrictions for us and our customers, and could have a material adverse effect on our business or demand for our services, our financial condition and results of operations.
The effects of climate change or severe weather could adversely affect our operations.
Changes in climate due to global warming trends could adversely affect our operations by limiting or increasing the costs associated with equipment or product supplies. In addition, coastal flooding and adverse weather conditions could impair our ability to operate in affected regions of the country. Oil and natural gas operations of our existing or future customers may be adversely affected by severe weather events, resulting in reduced demand for our services. Repercussions of severe weather conditions may include: curtailment of services; weather-related damage to facilities and equipment, resulting in suspension of operations; inability to deliver equipment, personnel and products to job sites in accordance with contract schedules; and loss of productivity. These constraints could delay our operations and materially increase our operating and capital costs. Unusually warm winters also adversely affect the demand for our services by decreasing the demand for natural gas.
A terrorist attack or armed conflict could harm our business.
Terrorist activities, anti-terrorist efforts and other armed conflicts involving the United States or other countries may adversely affect the United States and global economies and could prevent us from meeting our financial and other obligations. If any of these events occur, the resulting political instability and societal disruption could reduce overall demand for oil and natural gas, potentially putting downward pressure on demand for our services and causing a reduction in our revenues. Oil and natural gas-related facilities could be direct targets of terrorist attacks, and our operations could be adversely impacted if infrastructure integral to operations of our customers is destroyed or damaged. Costs for insurance and other security may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all.
The obligations associated with becoming a public company will require significant resources and management attention and may divert management’s focus from our business operations.
In connection with the Unit Offering, we entered into a registration rights agreement that requires us to conduct this registered exchange offer for the notes. As a result, we will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as well as certain provisions of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”). The Exchange Act requires that we file annual, quarterly and current reports with the Securities and Exchange Commission. Sarbanes-Oxley requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. We will have to incur significant costs to comply with these laws, including hiring additional personnel, implementing more complex reporting systems, and paying higher fees to our third party consultants and independent registered public accounting firm. These will include both upfront costs to establish compliance as well as higher annual costs, each of which may be material to investors. Furthermore, the need to establish the corporate infrastructure appropriate for a public company will require our management to engage in complex analysis and decision making, which may divert their attention away from the other aspects of our business. This could prevent us from implementing our growth strategy or may otherwise adversely affect our business, results of operations and financial condition.
We may be exposed to risks relating to evaluations of controls required by Sarbanes-Oxley.
After this registration statement is declared effective by the SEC, pursuant to Section 404(a) of the

Sarbanes-Oxley Act, our management will be required to furnish a report on the effectiveness of our internal controls over financial reporting. Our internal controls may not be deemed to be effective and our assessment may need to disclose any material weakness identified by us. If we conclude that there are one or more material weaknesses and we are not able to complete remediation in a timely manner, we will not be able to report that our internal controls are effective.
When we cease being an emerging growth company, our auditors will be required to express an opinion on the effectiveness of our internal controls over financial reporting. If either assessment results in a conclusion that internal controls are not effective, these outcomes could damage investor confidence in the accuracy and reliability of our financial statements.
As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.
As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. We are an emerging growth company until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of $1 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement, (iii) the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed a “large accelerated filer” as defined under the federal securities laws. For so long as we remain an emerging growth company, we will not be required to:

•	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•
comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say on pay” and “say on frequency;” and

•	include detailed compensation discussion and analysis in our filings under the Exchange Act, and instead may provide a reduced level of disclosure concerning executive compensation.
Although we intend to rely on the exemptions provided in the JOBS Act, the exact implications of the JOBS Act for us are still subject to interpretations and guidance by the SEC and other regulatory agencies. In addition, as our business grows, we may no longer satisfy the conditions of an emerging growth company. We are currently evaluating and monitoring developments with respect to these new rules and we cannot assure you that we will be able to take advantage of all of the benefits from the JOBS Act.
In addition, as an “emerging growth company,” we have elected under the JOBS Act to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Therefore, our financial statements may not be comparable to those of companies that comply with standards that are otherwise applicable to public companies.

THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
On February 21, 2012, we completed the Unit Offering. In April 2012, the units separated and the old notes and the warrants became eligible to trade as separate securities. In connection with the Unit Offering, we entered into a registration rights agreement with the initial purchasers of the old notes, pursuant to which we agreed to file a registration statement relating to an offer to exchange the old notes for the exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our commercially reasonable efforts to cause the registration statement to be declared effective by the SEC.
Pursuant to the exchange offer, we will issue the exchange notes in exchange for old notes. The terms of the exchange notes are identical in all material respects to those of the old notes, except that the exchange notes (1) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the old notes and (2) will not have registration rights or provide for any additional interest related to the obligation to register. Please read “Description of the Exchange Notes” for more information on the terms of the respective notes and the differences between them.
We are not making the exchange offer to, and will not accept tenders for exchange from, holders of old notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term “holder” with respect to the exchange offer means any person in whose name the old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company (the “Depository”), who desires to deliver such old notes by book-entry transfer at the Depository.
We make no recommendation to the holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of old notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with the advisers, if any, based on their own financial position and requirements.
In order to participate in the exchange offer, you must represent to us, among other things, that:

•	you are acquiring the exchange notes in the exchange offer in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•
you have full power and authority to transfer old notes in exchange for the exchange notes and that we will acquire good and unencumbered title thereto free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims;

•	you do not have and to your knowledge, no one receiving exchange notes from you has, any arrangement or understanding with any person to participate in the distribution of the exchange notes;

•
you are not a broker-dealer tendering old notes acquired directly from us for your own account or if you are a broker-dealer, you will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and

•	you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act.
Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please read “Plan of Distribution.”
Terms of the Exchange Offer
Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal,

which together constitute the exchange offer, we will accept for exchange old notes that are properly tendered at or before the expiration time and not withdrawn as permitted below. As of the date of this prospectus, $85,000,000 aggregate principal amount of old notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of old notes known to us. Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and any integral multiple of $1,000. The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.
We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the notes.
Our acceptance of the tender of old notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.
The form and terms of the exchange notes being issued in the exchange offer are the same as the form and terms of the old notes, except that:

•	the exchange notes being issued in the exchange offer will have been registered under the Securities Act;

•	the exchange notes being issued in the exchange offer will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	the exchange notes being issued in the exchange offer will not contain the registration rights contained in the old notes.
Expiration, Extension and Amendment
The expiration time of the exchange offer is 5:00 P.M., New York City time, on , 2012. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date for the exchange offer. The term “expiration time” as used herein means the latest time and date to which we extend the exchange offer. If we decide to extend the exchange offer period, we will then delay acceptance of any old notes by giving oral or written notice of an extension to the holders of old notes as described below. During any extension period, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.
Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions described below under “—Conditions to the Exchange Offer.” We may decide to waive any of the conditions in our sole reasonable discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes, file a post-effective amendment to the prospectus and provide notice to you. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the holders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 A.M., New York City time, on the first business day after the previously scheduled expiration time.
Procedures for Tendering
Valid Tender
Except as described below, a tendering holder must, prior to the expiration time, transmit to The Bank of New York Mellon Trust Company, N.A., the exchange agent, at the address listed below under the caption “—

Exchange Agent”:

•	a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•	if old notes are tendered in accordance with the book-entry procedures listed below, an agent’s message transmitted through the Depository’s Automated Tender Offer Program, referred to as ATOP.
In addition, you must:

•	deliver certificates, if any, for the old notes to the exchange agent at or before the expiration time;

•
deliver a timely confirmation of the book-entry transfer of the old notes into the exchange agent’s account at the Depository, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•	comply with the guaranteed delivery procedures described below.
The term “agent’s message” means a message, transmitted by the Depository to, and received by, the exchange agent and forming a part of a book-entry confirmation, that states that the Depository has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.
If the letter of transmittal is signed by a person other than the registered holder of old notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The old notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the old notes must be signed exactly as the name of any registered holder appears on the old notes.
If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.
By tendering, each holder will represent to us that, among other things, the person is not our affiliate, the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please read “Plan of Distribution.”
The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk, and the delivery will be deemed made only upon actual receipt or confirmation by the exchange agent. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. Holders tendering through the Depository’s ATOP system should allow sufficient time for completion of the ATOP procedures during the normal business hours of the Depository on such dates.
No old notes, agent’s messages, letters of transmittal or other required documents should be sent to us. Delivery of all old notes, agent’s messages, letters of transmittal and other documents must be made to the exchange agent. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.
If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in the Depository’s ATOP system may make book-entry delivery of the old notes by causing the Depository to transfer the old notes into the exchange agent’s account. The tender by a holder of old notes, including pursuant to the delivery of an agent’s message through the

Depository’s ATOP system, will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.
All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole reasonable discretion or by the exchange agent, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not validly tendered or any old notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify you of defects or irregularities with respect to tenders of old notes, none of us, the exchange agent, or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.
Although we have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not tendered in the exchange offer, we reserve the right, in our sole discretion, to purchase or make offers for any old notes after the expiration date of the exchange offer, from time to time, through open market or privately negotiated transactions, one or more additional exchange or tender offers, or otherwise, as permitted by law, the indenture and our other debt agreements. Following consummation of this exchange offer, the terms of any such purchases or offers could differ materially from the terms of this exchange offer.
Signature Guarantees
Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the old notes surrendered for exchange are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”
If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” meeting the requirements of the registrar for the notes within the meaning of Rule 17Ad-15 under the Exchange Act.
Book-Entry Transfer
The exchange agent will make a request to establish an account for the old notes at the Depository for purposes of the exchange offer. Any financial institution that is a participant in the Depository’s system may make book-entry delivery of old notes by causing the Depository to transfer those old notes into the exchange agent’s account at the Depository in accordance with the Depository’s procedure for transfer. The participant should transmit its acceptance to the Depository at or prior to the expiration time or comply with the guaranteed delivery procedures described below. The Depository will verify this acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent’s account at the Depository and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that the Depository has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.
Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at the Depository. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address listed under “—Exchange Agent” at or prior to the expiration time; or

•	comply with the guaranteed delivery procedures described below.
Delivery of documents to the Depository in accordance with the Depository’s procedures does not constitute delivery to the exchange agent.
Guaranteed Delivery
If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder’s old notes or other required documents to reach the exchange agent before the expiration time, or the procedures for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•
prior to the expiration time, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a properly and validly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us:

1.	stating the name and address of the holder of old notes and the amount of old notes tendered,

2.	stating that the tender is being made, and

3.
guaranteeing that within three New York Stock Exchange trading days after the expiration time, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•
the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Determination of Validity
We will determine in our sole reasonable discretion all questions as to the validity, form and eligibility of old notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular old note not properly tendered or of which our acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the applicable expiration time, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a reasonable period of time.
Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of old notes. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notifications of any defect or irregularity.
Acceptance of Old Notes for Exchange; Issuance of Exchange Notes
Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all old notes properly tendered. We will issue the exchange notes promptly after acceptance of the old notes. For purposes of an exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.
For each old note accepted for exchange, the holder will receive a new note having a principal amount equal to that of the surrendered old note. As a result, registered holders of exchange notes issued in the exchange offer on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes or, if no interest has been paid on the old notes, from February 21, 2012. Old notes that we accept for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Under the registration rights agreement, we may be required to make additional payments in the form of additional interest to the holders of the old notes under circumstances relating to the timing of the exchange offer.
In all cases, issuance of exchange notes for old notes will be made only after timely receipt by the exchange agent of:

•	certificate for the old notes, or a timely book-entry confirmation of the old notes, into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.
Unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged old notes will be credited to an account maintained with the Depository as promptly as practicable after the expiration or termination of the exchange offer. For each old note accepted for exchange, the holder of the old note will receive an exchange note having a principal amount equal to that of the surrendered outstanding note.
Interest Payments on the Exchange Notes
The exchange notes will bear interest from the most recent date to which interest has been paid on the old notes for which they were exchanged. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the old notes.
Withdrawal Rights
Tender of old notes may be properly withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.
For a withdrawal to be effective with respect to old notes, the exchange agent must receive a written notice of withdrawal before the expiration time delivered by hand, overnight by courier or by mail, at the address indicated under “—Exchange Agent” or, in the case of eligible institutions, at the facsimile number, or a properly transmitted “Request Message” through the Depository’s ATOP system. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including certificate numbers and principal amount of the old notes;

•	contain a statement that the holder is withdrawing its election to have the old notes exchanged;

•
other than a notice transmitted through the Depository’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of the old notes in the name of the person withdrawing the tender; and

•	specify the name in which the old notes are registered, if different from that of the depositor.
If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If old notes have been tendered in accordance with the procedure for book-entry transfer described below, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes.
Any old notes properly withdrawn will be deemed not to have been validly tendered for exchange. Exchange notes will not be issued in exchange unless the old notes so withdrawn are validly re-tendered.
Properly withdrawn old notes may be re-tendered by following the procedures described under “—Procedures for Tendering” above at any time at or before the expiration time.
We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.
Conditions to the Exchange Offer
Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any old notes for any exchange notes, and, as described below, may terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

•
there shall occur a change in the current interpretation by the staff of the SEC which permits the exchange notes issued pursuant to the exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•
any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating to the exchange offer;

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with such exchange offer;

•	a banking moratorium shall have been declared by United States federal or New York State authorities;

•
trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended, or a limitation on prices for securities imposed, by order of the SEC or any other governmental authority;

•
an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

•
a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval we shall, in our sole reasonable discretion, deem necessary for the consummation of such exchange offer; or

•
any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the old notes or the exchange notes, which in our sole judgment in any case makes it inadvisable to proceed with such exchange offer and/or with such acceptance for exchange or with such exchange.
If any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of such exchange offer in any respect. Please read “—Expiration, Extension and Amendment” above.
If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered old notes to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered old notes until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.
We may assert these conditions with respect to the exchange offer regardless of the circumstances giving rise to them. All conditions to the exchange offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived by us before the expiration of the exchange offer. We may waive any condition in whole or in part at any time in our sole reasonable discretion. Our failure to exercise our rights under any of the above circumstances does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time. Any determination by us concerning the conditions described above will be final and binding upon all parties.
If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the old notes, and we will extend the exchange offer for a period of five to ten business days, as required by applicable law, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.
Resales of Exchange Notes
Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties that are not related to us, we believe that exchange notes issued in the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by holders of the exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the exchange notes are acquired in the ordinary course of the holder’s business;

•	the holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	the holders are not “affiliates” of ours within the meaning of Rule 405 under the Securities Act; and

•	the holders are not a broker-dealer who purchased old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.
However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. The staff of the SEC may not make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange old notes for exchange notes will be required to represent that it meets the above four requirements.
Any holder who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing exchange notes or any broker-dealer who purchased old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act:

•	cannot rely on the applicable interpretations of the staff of the SEC mentioned above;

•	will not be permitted or entitled to tender the old notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.
Each broker-dealer that receives exchange notes for its own account in exchange for old notes must acknowledge that the old notes were acquired by it as a result of market-making activities or other trading activities and agree that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. Please read “Plan of Distribution.” A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resales of exchange notes received in exchange for old notes that the broker-dealer acquired as a result of market-making or other trading activities. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer.
In addition, to comply with state securities laws, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the exchange notes to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of exchange notes in any state where an exemption from registration or qualification is required and not available.
Exchange Agent
The Bank of New York Mellon Trust Company, N.A., has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

Delivery by Registered or Certified Mail:	Facsimile Transmissions: (Eligible Institutions Only)	Overnight Delivery or Regular Mail:
The Bank of New York Mellon Trust Company, N.A. c/o The Bank of New York Mellon Corporation Corporate Trust Operations - Reorganization Unit 101 Barclay St., Floor 7E New York, NY 10286	(212) 298-1915 To Confirm by Telephone or for Information Call: (212) 815-5920	The Bank of New York Mellon Trust Company, N.A. c/o The Bank of New York Mellon Corporation Corporate Trust Operations - Reorganization Unit 101 Barclay St., Floor 7E New York, NY 10286
Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.
Fees and Expenses
We will pay the expenses of soliciting tenders pursuant to this exchange offer. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of old notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.
Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.
Transfer Taxes
We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.
Consequences of Failure to Exchange Outstanding Securities
Holders who desire to tender their old notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.
Old notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes set forth in the indenture for the notes. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.
We do not currently anticipate that we will take any action to register the old notes under the Securities Act or under any state securities laws. Upon completion of the exchange offer, holders of the old notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Holders of the exchange notes issued in the exchange offer and any old notes which remain outstanding after completion of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.
Accounting Treatment
We will record the exchange notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the exchange notes.
Other
Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.
We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS
The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive old notes in a like principal amount. The form and terms of the exchange notes are identical in all respects to the form and terms of the old notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the exchange notes. Old notes surrendered in exchange for the exchange notes will be retired and canceled and will not be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our outstanding indebtedness.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, include forward-looking statements that involve risks and uncertainties. You should review the section entitled “Risk Factors” included elsewhere herein for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
For purposes of this Management’s Discussion and Analysis of Financial Condition and Results of Operation,” we refer to the old notes as the “notes.”
Overview
We are a Houston, Texas based oilfield services provider of well stimulation services to the upstream oil and gas industry. We currently engage in high-pressure hydraulic fracturing in unconventional oil and natural gas basins. The fracturing process consists of pumping a specially formulated fluid into perforated well casing, tubing, or open hole under high pressure, causing the underground formation to crack or fracture, allowing nearby hydrocarbons to flow more freely up the wellbore.
We believe our hydraulic fracturing fleet purchased from Stewart & Stevenson is a reliable and high performing fleet with the capability to meet the most demanding pressure and flow rate requirements in the field. Our management team has extensive industry experience providing completion services to exploration and production companies. We intend to focus on the most active shale and unconventional oil and natural gas plays in the United States where we believe we will have a competitive advantage due to the high performance and durability of our equipment and our ability to support high asset utilization rates that result in more efficient operations.
We are currently under contract to perform services in the Marcellus Shale in Ohio, West Virginia, New York and Pennsylvania. We are also evaluating opportunities with existing and new customers to expand our operations into new areas throughout the United States, which may include the Utica Shale in Ohio, the Bakken Shale in North Dakota and Montana, the Haynesville Shale in northwestern Louisiana and eastern Texas, the Eagle Ford Shale in southern Texas, the Permian Basin in western Texas and southeastern New Mexico, the Niobrara Shale in Colorado, Wyoming and Nebraska and the Granite Wash formation in Oklahoma.
We are a Delaware limited liability company. Our principal executive offices are located at 770 South Post Oak Lane, Suite 405, Houston, Texas 77056 and our main telephone number is (832) 562-3730.
At March 31, 2012, we were a development stage enterprise and had yet to generate positive cash flow or earnings. Our success is dependent on numerous factors including spending on drilling activities by companies in the onshore oil and natural gas industry, particularly on the level of activity for North American oil and natural gas, as well as our ability to procure and place into service operating equipment, our ability to employ a skilled and qualified workforce, and our ability to enter into contracts with customers to provide hydraulic fracturing services.
Recent Developments
Unit Offering. On February 21, 2012, we and USW Financing Corp., our wholly-owned subsidiary, completed the Unit Offering. Approximately $47.5 million of the proceeds from the Unit Offering were used to acquire a substantial amount of our core operating equipment and for related fees and expenses and for general corporate purposes. The remainder of the proceeds of the Unit Offering are expected to be used to consummate the Second Contract Repurchase Offer and for general corporate purposes, including the acquisition of our second hydraulic fracturing fleet. The Unit Offering was made to institutional accredited investors pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Regulation S.
Senior Secured Notes. The notes were part of the units issued in the Unit Offering and will mature on February 15, 2017. The notes have a fixed annual interest rate of 14.50% per annum. We will pay interest on the notes semi-annually, on February 15 and August 15 of each year they are outstanding, commencing on August 15,

2012. The first interest payment on the notes will be paid by increasing the principal amount of the outstanding notes by the amount of the first interest payment with subsequent interest payments being payable in cash. The notes are fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by each of our future domestic subsidiaries, other than subsidiaries designated as unrestricted subsidiaries. None of our future foreign subsidiaries will guarantee the notes. The notes and the guarantees are subject to a lien on substantially all of our and our future subsidiaries' assets, subject to certain exceptions. If and when we incur permitted first lien indebtedness, the liens on the assets securing the notes and the guarantees will likely be contractually subordinated and junior to liens securing such permitted first lien indebtedness pursuant to an intercreditor agreement. The notes are also subject to optional redemption features whereby: (a) on or after February 15, 2015, we may redeem some or all of the notes at a premium that will decrease over time, (b) prior to February 15, 2015, we may, at our option, redeem up to 35% of the aggregate principal amount of the notes using the net proceeds of certain equity offerings at a price equal to 110% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of redemption; provided that, following any and all such redemptions, at least 65% of the aggregate principal amount of the notes originally issued under the indenture remain outstanding and the redemption occurs within 90 days of the closing of such equity offering, and (c) at any time prior to February 15, 2015, we may, at our option, redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus a specified make-whole premium, plus accrued and unpaid interest and additional interest, if any, to the applicable date of redemption. The notes are also subject to a mandatory redemption provision whereby within 45 days after each March 31 or September 30 beginning on March 31, 2013, for which our cash and cash equivalents are greater than $12.1 million, we are required to offer to repurchase notes in the amount of such excess cash amount at an offer price in cash equal to 100% of their principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase.
Warrants. The warrants were part of the units issued in the Unit Offering, and are exercisable at a price of $0.01 per Series B Unit, subject to adjustment. The warrants expire at 5:00 p.m., New York City time, on February 21, 2019. We have granted holders of warrants certain “piggyback” registration rights for the resale of our Series B Units underlying the warrants. Holders of the warrants shall have preemptive and other equity protection rights identical those granted to the purchasers in the Sponsor Equity Investment described below. Upon exercise of the warrants, the holders thereof will be required to become a party to our then-existing limited liability company agreement.
Sponsor Equity Investment. Concurrent with the closing of the Unit Offering, we received a $30.0 million equity investment from ORB, in exchange for (a) 600,000 Series A Units which, among other things, entitle the holders thereof to a 13% preferred return on their capital contribution compounded semi-annually and payable upon the occurrence of certain liquidation or exit events or on February 21, 2017 and (b) 600,000 Series B Units. The securities issued as part of the Sponsor Equity Investment were issued to institutional accredited investors pursuant to Section 4(2) of the Securities Act of 1933, as amended.
Restructuring. In order to facilitate the Unit Offering and the Sponsor Equity Investment we completed a corporate restructuring. Prior to the closing of the Unit Offering and the Sponsor Equity Investment, U.S. Well Services, Inc., our former parent, formed us and USW Financing Corp. U.S. Well Services Inc. then sold substantially all of its assets to us in exchange for 167,500 Series C Units representing, in the aggregate, 16.75% of our common equity immediately following the closing of the Unit Offering.
Resignation of Donald E. Stevenson. On March 19, 2012, at the request of our Board of Managers, Donald E. Stevenson resigned from his role as our President and Chief Executive Officer and as a member of our Board of Managers, effective March 22, 2012. There was no disagreement with Mr. Stevenson on any matter relating to our operations, policies or practices.
Delivery of Initial Hydraulic Fracturing Fleet. We used the proceeds of Unit Offering to purchase our initial hydraulic fracturing fleet from Stewart & Stevenson. We received final delivery of our initial hydraulic fracturing fleet from Stewart & Stevenson in April 2012.
Performance under Original Antero Contract.  On November 1, 2011, our predecessor entered into a Contract to Provide Dedicated Fracturing Fleet(s) for Fracturing Services with Antero. In April 2012 we began performing hydraulic fracturing and related services under our contract with Antero. Our initial operations under our contract with Antero have been focused in West Virginia. See "Business - Current Contracts - Original Antero

Contract" for a description of our original contract with Antero.
Purchase Agreements for Second Hydraulic Fracturing Fleet. We have entered into agreements with Stewart & Stevenson and other vendors for the purchase of a second hydraulic fracturing fleet.  As of August 1, 2012, we had paid approximately $12.5 million toward these orders for our second fleet and had a remaining obligation of approximately $13.1 million. If the unpaid orders are canceled, we will forfeit approximately $1.9 million. The total cost of our second hydraulic fracturing fleet is expected to be approximately $25.6 million. Delivery of the equipment is expected to be completed in the third quarter of 2012.
Rider to the Original Antero Contract. On June 5, 2012, we entered into the Rider. The Rider amends certain terms of our original contract with Antero. The Rider gives Antero, in its sole discretion, a right of first refusal to engage all or any portion of our second hydraulic fracturing fleet as soon as such fleet becomes available.  If Antero chooses to exercise its right of first refusal, any work performed by our second hydraulic fracturing fleet will be governed under the terms of our original contract with Antero as modified by the Rider.  In addition, the Rider modifies our original contract with Antero to discount all services performed by us for Antero (whether such services are performed under our original contract with Antero or in the future by our second hydraulic fracturing fleet) by ten percent. We believe that entering into the Rider strengthens our relationship with Antero and provides us with the opportunity to grow revenues by participating in Antero's expanding drilling program.
Hiring of Brian Stewart. On June 18, 2012, Brian Stewart was hired as our President and Chief Executive Officer. Mr. Stewart, 57, retired from Devon Energy Corporation, a publicly traded independent energy company, in 2012 after 35 years of service. Mr. Stewart’s last five years of service at Devon Energy Corporation were as the Vice President of Well Engineering for the Offshore Division. In this role he was responsible for Gulf of Mexico and international drilling and completion activities. Mr. Stewart has extensive well completion experience, including working on some of the first fracture treatments in the Gulf of Mexico.
Second Contract Repurchase Offer. Pursuant to the terms of the indenture governing the notes, a total of $37.5 million of the net proceeds from the Unit Offering were placed into an escrow account to either be released to us upon our entrance into a second fracturing contract on terms similar to our original contract with Antero or to be used to repurchase notes if we are unable to enter into a second fracturing contract on terms similar to our original contract with Antero on or prior to June 30, 2012. We did not enter into a second fracturing contract on terms similar to our original contract with Antero on or prior to June 30, 2012. As a result, on July 10, 2012, pursuant to the indenture governing the notes, we commenced the Second Contract Repurchase Offer as well as the consent solicitation described below. On July 16, 2012, after obtaining the requisite consents in the consent solicitation, the maximum aggregate purchase price of the Second Contract Repurchase Offer was reduced from $37.5 million to $22.5 million. The Second Contract Repurchase Offer expires on August 7, 2012.
Consent Solicitation. On July 10, 2012, we commenced a consent solicitation to obtain the consent of at least a majority in aggregate principal amount of the outstanding notes to approve the Proposed Amendments. The Proposed Amendments, among other things, (a) amended the definition of “Second Fracturing Contract” in the indenture governing the notes to mean Rider No. 1 to Contract to Provide Dedicated Fracturing Fleet(s) for Fracturing Services dated June 5, 2012, between the U.S. Well Services, LLC and Antero Resources Appalachian Corporation, (b) added a definition to the indenture governing the notes for “First Release of Funds,” (c) deleted Section 4.09(b)(1) of the indenture governing the notes in its entirety and replaced it with a new Section 4.09(b)(1) that modifies the definition of “Permitted Debt,” (d) deleted Section 4.19 of the indenture governing the notes in its entirety and replaced it with a section entitled “Partial Release of Escrowed Funds; Second Contract Repurchase Offer,” (e) deleted Section 7(d) of the notes in its entirety and replaced it with a new Section 7(d), and (f) amended the escrow agreement in accordance with the above. On July 16, 2012, we obtained the requisite consents needed to adopt the Proposed Amendments and executed and delivered the first supplemental indenture to the indenture governing the notes and an amendment to the escrow agreement effecting the Proposed Amendments. As a result of the Proposed Amendments, among other things, the amount of funds in the escrow account were reduced to $22.5 million and all other funds in the escrow account (approximately $15 million) were released to us.
How We Generate Our Revenues
Hydraulic fracturing services enhance the production of oil and natural gas from formations with restricted natural flow of hydrocarbons. The fracturing process consists of pumping a specially formulated fluid into perforated well casing, tubing or open hole under high pressure causing the underground formation to crack or fracture, allowing nearby hydrocarbons to flow more freely up the wellbore. Sand, bauxite, resin-coated sand or ceramic particles, each referred to as a proppant or propping agent, are suspended in the fracturing fluid and prop open the cracks created by the hydraulic fracturing process in the underground formation. The extremely high pressure required to stimulate wells in many of the regions in which we intend to operate presents a challenging environment for achieving a successfully fractured horizontal well. As a result, an important element of the services we provide to oil and natural gas producers is designing the optimum well completion, which includes determining the proper fluid, proppant and injection specifications to maximize production. We focus on the most active shale and unconventional oil and natural gas plays in the United States where we believe we have a competitive advantage due to the high performance and durability of our equipment and our ability to support high asset utilization that results in more efficient operations.
We are currently party to a two-year take or pay contract with Antero to perform services in the Marcellus Shale in Ohio, West Virginia, New York and Pennsylvania. Antero Resources LLC (with its subsidiaries including Antero) is an oil and natural gas company engaged in the acquisition, development and production of unconventional natural gas properties primarily located in the Appalachian Basin in West Virginia and Pennsylvania, the Piceance Basin in Colorado and the Arkoma Basin in Oklahoma. Our original contract with Antero includes minimum performance requirements related to the number of stages to be completed daily, monthly and quarterly, which we anticipate would generate approximately $116.4 million in revenues throughout the term of the original contract. If Antero does not provide us with the minimum quarterly stages through no fault of ours, Antero will owe us an agreed upon rate of DFFCs per stage for any stages less than the minimum quarterly stages. We may expand our business to include other unconventional oil and natural gas formations, which may include certain areas of the Utica Shale in Ohio, the Bakken Shale in North Dakota and Montana, the Haynesville Shale in northwestern Louisiana and eastern Texas, the Eagle Ford Shale in southern Texas, the Permian Basin in western Texas and southeastern New Mexico, the Niobrara Shale in Colorado, Wyoming and Nebraska and the Granite Wash formation in Oklahoma.
Current Contracts
Original Antero Contract.  Our original contract with Antero provides for a 24-month service period commencing when services began on April 12, 2012. The contract is renewable for one additional year upon the mutual written consent of both parties. The contract includes minimum performance requirements related to the number of stages to be completed daily, monthly and quarterly.
If Antero requires more than the minimum agreed upon fracturing days per month, it will give us written notice thereof, and we will charge a per-stage price for such additional services at the same rate. We will operate on a 24-hour service schedule. We will be paid mobilization fees (based on mileage from the location of our fleet, charged at the initial stage of each job), as well as operating stage/well/day rates described in the contract and standby time rates under certain circumstances, Dedicated Fracturing Fleet Charges (“DFFCs”) and agreed upon down-time rates per stage. If Antero does not provide us with the minimum quarterly stages through no fault of ours, Antero will owe us an agreed upon rate of DFFCs per stage for any stages less than the minimum quarterly stages. The contract also provides for force majeure payment rates and payments in the event a governmental body or regulatory agency issues a mandate that either makes it impossible for us to continue operations or causes an increase in our rate. Antero may terminate the contract on 60 days’ written notice, in which case it must pay us a lump sum payment of up to a maximum agreed upon amount within an agreed upon time. The contract also allows Antero to direct the stoppage of services on reasonable written notice to us, in which case it must pay us a standby time rate. The rates described in the contract are to be revised on an agreed upon schedule to reflect certain cost increases or decreases if the costs exceed an agreed upon percentage of start date costs.
Rider to Original Antero Contract. On June 5, 2012, we entered into the Rider with Antero which amends certain terms of our original contract with Antero. The Rider gives Antero, in its sole discretion, a right of first refusal to engage all or any portion of our next available hydraulic fracturing fleet as soon as such fleet becomes available.  If Antero chooses to exercise its right of first refusal, any work performed by our second hydraulic fracturing fleet will be governed under the terms of our original contract with Antero as modified by the Rider.  In addition, the Rider modifies our original contract with Antero to discount all services performed by us for Antero (whether such services are performed under our original contract with Antero or in the future by our second hydraulic fracturing fleet) by ten percent.
Although we have entered into a term contract for our first hydraulic fracturing fleet, we also have the flexibility to pursue spot market projects. Our agreements with Antero allow us to supplement monthly contract revenue by deploying equipment on short-term spot market jobs on those days when Antero does not require our services or is not entitled to our services. When providing these types of short-term services we will charge prevailing market prices per hour for spot market work. We may also charge fees for the set up and mobilization of equipment depending on the job. These fees and other charges vary depending on the equipment and personnel required for the job and the market conditions in the region in which the services are performed. We believe our ability to provide services in the spot market allows us to take advantage of favorable market conditions while allowing us to develop new customer relationships.
We may also source chemicals and proppants that are consumed during the fracturing process and charge our customers a fee for providing such materials. We may also charge our customers a handling fee for chemicals and proppants supplied by the customer. Such charges for materials will generally reflect the cost of the materials plus a markup and will be based on the actual quantity of materials used in the fracturing process.
How We Obtain Our Equipment
On November 9, 2011, we entered into an agreement with Stewart & Stevenson to purchase a technologically advanced hydraulic fracturing fleet to service our original contract with Antero. This is our initial hydraulic fracturing fleet and was manufactured to our specifications. This hydraulic fracturing fleet is equipped to perform all aspects of hydraulic fracturing operations, including acid stimulation, high-pressure pumping and pressure testing. The fleet includes twenty FT-2251T Trailer Mounted Fracturing Units with Triplex Pumps with 2,000 HHP per pump, three MT-132 Trailer Mounted 130bpm Fracturing Blenders with AccuFrac Systems, two data trailers, one chemical additive trailer and one CT-5CAS/HYD hydration unit. Initial deliveries of our fracturing fleet began in February 2012 and were completed in April 2012.
We have entered into agreements with Stewart & Stevenson and other vendors for the purchase of a second hydraulic fracturing fleet.  As of August 1, 2012, we had paid approximately $12.5 million toward these orders for our second fleet and had a remaining obligation of approximately $13.1 million. If the unpaid orders are canceled, we will forfeit approximately $1.9 million. The total cost of our second hydraulic fracturing fleet is expected to be approximately $25.6 million. Delivery of the equipment is expected to be completed in the third quarter of 2012.
Our Challenges
We face many challenges and risks in the industry in which we operate. Although many factors contributing to these risks are beyond our ability to control, we continuously monitor these risks, and we have taken steps to mitigate them to the extent practicable. In addition, we believe that we are well positioned to capitalize on the current growth opportunities in the hydraulic fracturing market. However, we may be unable to capitalize on our competitive strengths to achieve our business objectives and, consequently, our results of operations may be adversely affected. Please read the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus for additional information about the risks we face.
Hydraulic Fracturing Legislation and Regulation. Congress has from time to time, including during the current session, considered legislation to provide for the federal regulation of hydraulic fracturing and to require public disclosure of the chemicals used in the fracturing process. If such current or any future legislation becomes law, it could establish an additional level of regulation that could lead to us experiencing operational delays or increased operating costs. The Environmental Protection Agency (the “EPA”) also recently proposed rules that would establish new air emission controls for oil and natural gas production and natural gas processing operations. Among other controls, the rules would require operators to use “green completions” for hydraulic fracturing, meaning operators would have to recover rather than vent the gas and natural gas liquids that come to the surface during completion of the fracturing process. In addition, various state and local governments have implemented, or are considering, increased regulatory oversight of hydraulic fracturing. The adoption of new laws or regulations imposing reporting obligations on, or otherwise limiting or regulating, the hydraulic fracturing process could make it more difficult to complete oil and natural gas wells in shale formations, increase our and our customers’ costs of compliance and adversely affect the quality of the hydraulic fracturing services that we provide for our customers. Additionally, if hydraulic fracturing becomes regulated at the federal level as a result of federal legislation or regulatory initiatives by the EPA, fracturing activities could become subject to additional permitting or regulatory requirements and also to permitting delays and potential costs increases all of which could adversely affect our business and results of operations. See “Risk Factors – Regulatory compliance costs and restrictions, as well as delays in obtaining permits by our customer for its operations, such as hydraulic fracturing, or by us for our operations, could impair our business” and “Risk Factors – Future legislative and regulatory developments at both the federal and state level could materially increase our operating costs or adversely affect our competitive position.” for a discussion of risks related to the regulatory oversight of hydraulic fracturing.
Financing Future Growth. To date we have used the proceeds of the Unit Offering and the Sponsor Equity Investment to acquire a hydraulic fracturing fleet and to fund our operations. The successful execution of our business strategy depends on our ability to raise capital as needed to, among other things, finance the purchase of additional hydraulic fracturing fleets and to maintain the equipment we have already purchased. If we are unable to generate sufficient cash flows from operations or obtain additional capital, we may be unable to sustain or increase our current level of growth in the future. There is no guarantee that we will be able to raise the additional capital that will be needed to grow our business on favorable terms or at all.
Outlook
The demand for hydraulic fracturing services has increased significantly in recent years. We believe the following trends, among others, have led to increased demand for our services and have the potential to continue to support the growth of our business going forward:

•	Increased Drilling. Drilling has increased in unconventional resource basins, particularly liquids-rich formations, through the application of horizontal drilling and completion technologies.

•
Implementation of New Drilling Technologies. New horizontal drilling and completion technologies which use hydraulic fracturing to produce oil and natural gas from unconventional resources plays have been implemented across the United States.

•
Improvements to Fracturing Processes. Increased hydraulic fracturing intensity, with increasingly longer laterals and a greater number of fracturing stages, has made hydraulic fracturing an option for exploration and production companies working in demanding and technologically complex formations.

•
Limited Number of New Hydraulic Fracturing Fleets. The number of new hydraulic fracturing fleets has been unable to keep up with demand, thereby increasing the rate of attrition on existing equipment and making service providers, such as us, who can offer new build hydraulic fracturing fleets an attractive option for exploration and production companies.

Results of Operations
The following table sets forth the results of operations of U.S. Well Services, LLC from February 21, 2012 (inception) through March 31, 2012 and of our predecessor from January 1, 2012 to February 20, 2012:

	Successor	Predecessor
	February 21, 2012	January 1, 2012
	(inception) to	to
	March 31, 2012	February 20, 2012
	(unaudited)	(unaudited)
Revenue	$—	$—
Cost of services	689,595	—
Depreciation & amortization	9,772	—
Selling, general & administrative expenses	705,997	432,773
Other operating expenses	—	40,587
Loss from operations	(1,405,364)	(473,360)
Other income (expense):
Interest expense, net	(1,768,246)	—
Total other income (expense)	(1,768,246)	—
Loss before income taxes	(3,173,610)	(473,360)
Income tax expense	—	—
Net loss from development stage activities	$(3,173,610)	$(473,360)
Our operating activities for the period February 21, 2012 (inception) through March 31, 2012, primarily consisted of overseeing the construction and delivery of our initial hydraulic fracturing fleet, establishing a field office in West Virginia, and hiring additional personnel. Services under our original contract with Antero began on April 12, 2012. Consequently, we were in the development stage and had no revenues during the period from February 21, 2012 (inception) through March 31, 2012. For the period February 21, 2012 (inception) through March 31, 2012, we recognized a loss from operations of approximately $1.4 million directly as a result of the expenses incurred. Our costs of services for the same period totaled $0.7 million and were primarily for salaries and wages, and various operating expenses associated with overseeing the construction of the fleet and establishing the field office. Our selling, general and administrative expenses totaled $0.7 million for the period February 21, 2012 (inception) through March 31, 2012 and were primarily for salaries and wages and professional fees that were associated with the Unit Offering. Our interest expense totaled $1.8 million and was due primarily to the interest expense accrued in conjunction with the notes and the mandatorily redeemable Class A Units offset by the interest amounts capitalized for the period February 21, 2012 (inception) through March 31, 2012. Our capital expenditures, for the period February 21, 2012 (inception) through March 31, 2012, were approximately $37.2 million, and were funded from the proceeds we received from the Unit Offering and the Sponsor Equity Investment.
The operating activities of our predecessor for the period from January 1, 2012 to February 20, 2012, primarily consisted of start-up activities, including ordering equipment and acquiring financing. Consequently, no revenues were earned during this period. For the period January 1, 2012 to February 20, 2012, USWS, Inc. recognized a loss from operations of approximately $0.5 million directly as a result of the expenses incurred. General and administrative expenses totaled $0.4 million for the period January 1, 2012 to February 20, 2012 and were primarily for salaries and wages to officers and various professional fees. Other operating expenses totaled less than $0.1 million and were primarily for salaries and wages to officers and various professional fees.

The following table sets forth the results of operations of USWS, Inc., our predecessor, for the period from August 18, 2011 (predecessor inception) to December 31, 2011:

Predecessor
August 18, 2011
(inception) to
December 31, 2011
Revenues	$—
Cost of services	—
Selling, general and administrative expenses	283,729
Other operating expenses	104,015
Loss before income taxes	(387,744)
Income tax expense	—
Net loss from development stage activities	$(387,744)
The operating activities of our predecessor for the period August 18, 2011 to December 31, 2011, primarily consisted of start-up activities, including acquiring equipment and securing a customer contract. Consequently, no revenues were earned during this period. For the period August 18, 2011 to December 31, 2011, USWS, Inc. recognized a loss from operations of approximately $0.4 million directly as a result of the expenses incurred. Selling, general and administrative expenses totaled $0.3 million for the period August 18, 2011 to December 31, 2011 and were primarily for salaries and wages to officers and various professional fees. Other operating expenses totaled $0.1 million and were primarily for share-based payments to officers, a director and a vendor.
Liquidity and Capital Resources
Our primary sources of liquidity are the proceeds we received from the Unit Offering and the Sponsor Equity Investment. Our primary uses of capital have been the acquisition of our initial hydraulic fracturing fleet, newly hired operations labor, and selling, general and administrative expenses. We continually monitor potential sources of capital, including equity and debt financings, in order to meet our planned capital expenditures and liquidity requirements. As of March 31, 2012, we had a balance of cash and cash equivalents totaling $28.6 million. Approximately $17.2 million of our cash on hand at March 31, 2012 has been spent in the second and third quarters of 2012, primarily related to completion of our first hydraulic fracturing fleet and payments toward purchase orders for our second hydraulic fracturing fleet.
We have a total capital expenditure budget of approximately $71.4 million for 2012 which will be financed from the proceeds we received from the Unit Offering, the Sponsor Equity Investment, a capital lease, and anticipated cash flows from operations. As of March 31, 2012, we had expended a total of $37.2 million of our total capital expenditure budget for 2012 primarily related to the purchase of our first hydraulic fracturing fleet. As of March 31, 2012 we had a remaining obligation of approximately $3.8 million related to purchase orders for our first fleet, which has been spent primarily during the second quarter of 2012. The total cost of our second hydraulic fracturing fleet is expected to be $25.6 million, of which $12.5 million has been spent to date and the remaining $13.1 million will be funded through the release of funds from escrow and a capital lease. Refer to discussion of the Consent Solicitation for further information. The remaining capital expenditure budget relates to estimated costs of normal repairs and maintenance of the two fleets during 2012.
Our capital budget may be adjusted as business conditions warrant. While we maintain some discretion related to our capital budget, the amount, timing and allocation of capital expenditures for 2012 will be subject to covenants under our indenture governing our notes and our agreements with Antero. However, if oil and natural gas prices decline or our costs increase significantly, we could defer a significant portion of our budgeted capital expenditures until later periods to prioritize capital projects that we believe have the highest expected returns and potential to generate near-term cash flows. We will routinely monitor our capital expenditures in response to changes in prices, availability of financing, drilling and equipment acquisition costs, industry conditions, the timing of regulatory approvals, the availability of rigs, success or lack thereof in drilling activities, contractual obligations, internally generated cash flows and other factors both within and outside of our control.
Capital Requirements

The energy services business is capital intensive, requiring significant investment to expand, upgrade and maintain equipment. Our capital requirements have consisted primarily of, and we anticipate will continue to be:

•	Growth capital expenditures, such as those to acquire additional equipment and other assets or upgrade our existing equipment to grow our business; and

•	Maintenance capital expenditures, which are capital expenditures made to extend the useful life of our assets. There have been no maintenance capital expenditures to date.
Additionally, we continually monitor new advances in hydraulic fracturing equipment and down-hole technology as well as technologies that may complement our business, and opportunities to acquire additional equipment to meet our customers’ needs. Our ability to make any significant acquisition for cash would likely require us to obtain additional equity or debt financing, which may not be available to us on favorable terms or at all.
Financial Condition and Cash Flows
The net cash provided by or used in our operating, investing and financing activities is summarized below (in thousands):

	Successor	Predecessor
	February 21, 2012	January 1, 2012
	(inception) to	to
	March 31, 2012	February 20, 2012
	(unaudited)	(unaudited)
Cash flow provided by (used in):
Operating activities	$(5,288)	$—
Investing activities	(37,219)	—
Financing activities	71,106	—
Change in cash and cash equivalents	$28,599	$—
Cash Used by Operating Activities Net cash used in operating activities was $5.3 million for the period February 21, 2012 (inception) through March 31, 2012 and was due primarily to the initial net loss from development stage activities, the purchase of inventory, prepaid insurance premiums and deposits associated with our equipment purchases, partially offset by the accrued interest on the debt.
Cash Flows Used in Investing Activities Net cash used in investing activities was $37.2 million for the period February 21, 2012 (inception) through March 31, 2012 and was due primarily to the capital expenditures related to the acquisition of our initial hydraulic fracturing fleet.
Cash Flows Provided by Financing Activities Net cash provided by financing activities was $71.1 million for the period February 21, 2012 through March 31, 2012 and was due primarily to the net proceeds received from the Unit Offering and the Sponsor Equity Investment, partially offset by the restricted cash held in escrow for the future purchase of additional property and equipment.
Off-Balance Sheet Arrangements
As of March 31, 2012, we had no off-balance sheet arrangements other than the operating leases discussed below.
Contractual Obligations
We have various contractual obligations in the normal course of our operations and financing activities. The following table summarizes our contractual cash obligations as of March 31, 2012 (in thousands):

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Senior Secured Notes	$84,271	$—	$—	$—	$84,271
Redeemable Series A Units	56,743	—	—	—	56,743
Short-Term Note Payable (1)	2,023	2,023	—	—	—
Operating Leases (2)(3)	889	244	645	—	—
Service Agreements (4)	325	130	195	—	—
Remaining 1st Fleet Capital Expenditures (5)	3,840	3,840	—	—	—
Total	$148,091	$6,237	$840	$—	$141,014

(1)	We entered into a finance agreement to pay the remaining balance of our general liability insurance premiums. We are to make monthly installment payments of $205,936 over the term of ten months.

(2)
We have leased a 70,500 square foot field office/operations facility on 10.844 acres in Jane Lew, West Virginia for our initial fleet operations. We are to make monthly payments of $24,000 over the term of three years with annual rent escalations of 2%.

(3)	We have leased one trailer for our Jane Lew facility and are to make monthly payments of $313 over the term of 24 months.

(4)
We entered into two separate agreements with third party providers to service/manage our human resource and IT functions for the company. We are to make monthly payments of $6,000 and $7,038 over the terms of 1 and 3 years, respectively.

(5)
Of the Company’s $41.0 million capital commitment relating to the purchase of its first hydraulic fracturing fleet, approximately $3.8 million is remaining and has been spent primarily during the second quarter of 2012.

Critical Accounting Policies and Estimates
The selection and application of accounting policies is an important process that has developed as our business activities have evolved and as the accounting standards have developed. Accounting standards generally do not involve a selection among alternatives, but involve the implementation and interpretation of existing standards, and the use of judgment applied to the specific set of circumstances existing in our business. We make every effort to properly comply with all applicable standards on or before their adoption, and we believe the proper implementation and consistent application of the accounting standards are critical.
Our discussion and analysis of our financial condition and results of operations is based upon our condensed consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, expenses and related disclosures. We base our estimates and assumptions on historical experience and on various other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. The results of our analysis form the basis for making assumptions about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.
Pursuant to the JOBS Act, we will be reporting in accordance with certain reduced public company reporting requirements permitted by this act. See “Risk Factors - Risks Relating to Our Company and the Industry - As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.” As a result of this, our financial statements may not be comparable to companies that are not emerging growth companies or elect to avail themselves of this provision.
We believe the following critical accounting policies involve significant areas of management’s judgments and estimates in the preparation of our consolidated financial statements.
Property and Equipment.  Fixed asset additions are recorded at cost. Cost of units manufactured consists of products, components, labor and overhead. Expenditures for renewals and betterments that extend the lives of the assets are capitalized. An allocable amount of interest on borrowings is capitalized for self-constructed assets and equipment during their construction period. Amounts spent for maintenance and repairs are charged against operations as incurred. Costs of fixed assets are depreciated on a straight-line basis over the estimated useful lives of the related assets which range from two to seven years for service equipment. Leasehold improvements will be depreciated over the lesser of the estimated useful life of the improvement or the remaining lease term. Management is responsible for reviewing the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to the amount by which the carrying value exceeds the fair value of assets. When making this assessment, the following factors are considered: current operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors.
Revenue Recognition.  Revenues are recognized as services are completed and collectability is reasonably assured. With respect to our hydraulic fracturing services, we recognize revenue and invoice our customers upon the completion of each fracturing stage. We typically complete multiple fracturing stages per day during the course of a job.
Unit-Based Payments. We account for unit-based awards, consisting of restricted equity and equity options, issued to employees and non-employees in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation. Accordingly, employee equity-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period (or the vesting period in the case of restricted equity or equity options). Equity-based awards to non-employees are expensed over the period in which the related services are rendered. Assessing the fair value of restricted equity requires significant judgment and is a subjective assessment based on our discounted projected cash flows, the price of our units purchased by unrelated third parties and the equity value of comparable publicly traded oilfield service providers. The determination of the fair value of our equity options is estimated using the Black-Scholes option-pricing model which requires the use of highly subjective assumptions such as the estimated market value of our units, expected term of the award, expected volatility and the risk-free interest rate. We also need to apply significant judgment to estimate the forfeiture rate, which affects the amount of aggregate compensation that we are required to record as an expense. We estimate our forfeiture rate based on an analysis of our actual forfeitures, to the extent available, and will continue to evaluate the appropriateness of, and possible adjustments to, the forfeiture rate based on actual forfeiture experience, analysis of employee turnover and other factors. We have had virtually no employee turnover to date, therefore quarterly changes in the estimated forfeiture rate will likely have a significant effect on reported equity-based compensation expense, as the cumulative effect of adjusting the rate for all expense amortization is recognized in the period the forfeiture estimate is changed. If a revised forfeiture rate is higher or lower than the previously estimated forfeiture rate, an adjustment is made that will result in a decrease or increase to the equity-based compensation expense recognized in the financial statements. We continue to use judgment in evaluating the expected term, volatility and forfeiture rate related to our equity-based compensation on a prospective basis and incorporate these factors into our option-pricing model. Each of these inputs is subjective and generally requires significant management judgment. If, in the future, we determine that another method for calculating the fair value of our equity options is more reasonable, or if another method for calculating these input assumptions is prescribed by authoritative guidance, and, therefore, should be used to estimate expected volatility or expected term, the fair value calculated for our employee equity options could change significantly. Higher volatility and longer expected terms generally result in an increase to equity-based compensation expense determined at the date of grant.
Income Taxes.  The Company is a limited liability company and is treated as a partnership for federal and certain state income tax purposes. No provision or benefit for federal or certain state income taxes is included in the financial statements of the Company because the results of operations are allocated to the members for inclusion in their income tax returns. In certain state jurisdictions the Company is subject to income-based taxes. In such instances, the Company would account for them using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The financial statements have been prepared in accordance with U.S. GAAP which may differ from the accounting practices that will be used in the members’ tax returns.
Recently Issued Accounting Pronouncements. We do not expect the adoption of recently issued accounting pronouncements to have a material impact on our consolidated results of operations, balance sheet or cash flows.
New Accounting Pronouncements. As an “emerging growth company” under the JOBS Act, we have elected to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Therefore, our financial statements may not be comparable to those of companies that comply with standards that are otherwise applicable to public companies.

BUSINESS
Our Company
We are a Houston, Texas based oilfield service provider engaged in pressure pumping and related services, including high-pressure hydraulic fracturing in unconventional oil and natural gas basins. We believe our pressure pumping fleet is a reliable and high performing fleet and that it is capable of meeting the most demanding pressure and flow rate requirements in the field. Our management team has extensive industry experience providing completion services to exploration and production companies.
Hydraulic fracturing services enhance the production of oil and natural gas from formations with restricted natural flow of hydrocarbons. The fracturing process consists of pumping a specially formulated fluid into perforated well casing, tubing or open hole under high pressure causing the underground formation to crack or fracture, allowing the hydrocarbon to flow more freely. Sand, bauxite, resin-coated sand or ceramic particles, each referred to as a proppant or propping agent, are suspended in the fracturing fluid and prop open the cracks created by the hydraulic fracturing process in the underground formation. The extremely high pressure required to stimulate wells in many of the regions in which we intend to operate presents a challenging environment for achieving a successfully fractured horizontal well. As a result, an important element of the services we provide to oil and natural gas producers is designing the optimum well completion, which includes determining the proper fluid, proppant and injection specifications to maximize production. We focus on the most active shale and unconventional oil and natural gas plays in the United States where we believe we have a competitive advantage due to the high performance and durability of our equipment and our ability to support high asset utilization that results in more efficient operations.
We are currently under a contract with Antero to perform services in the Marcellus Shale in Ohio, West Virginia, New York and Pennsylvania. Antero Resources LLC (with its subsidiaries including Antero) is an oil and natural gas company engaged in the acquisition, development and production of unconventional natural gas properties primarily located in the Appalachian Basin in West Virginia and Pennsylvania, the Piceance Basin in Colorado and the Arkoma Basin in Oklahoma. Our original contract with Antero provides for minimum performance requirements related to the number of stages to be completed daily, monthly and quarterly, over the term of the contract.
We may expand our business to include other unconventional oil and natural gas formations, which may include certain areas of the Utica Shale in Ohio, the Bakken Shale in North Dakota and Montana, the Haynesville Shale in northwestern Louisiana and eastern Texas, the Eagle Ford Shale in southern Texas, the Permian Basin in western Texas and southeastern New Mexico, the Niobrara Shale in Colorado, Wyoming and Nebraska and the Granite Wash formation in Oklahoma.
The delivery of our initial hydraulic fracturing fleet, consisting of a total of 20 Stewart & Stevenson fracturing pumps and associated heavy equipment from various suppliers, was completed in April 2012. With the new equipment, we believe that we will be able to provide our existing customer and future customers with one of the most effective levels of service in the industry.
Current Contracts
Original Antero Contract.  Our original contract with Antero provides for a 24-month service period commencing when services began on April 12, 2012. The contract is renewable for one additional year upon the mutual written consent of both parties. The contract includes minimum performance requirements related to the number of stages to be completed daily, monthly and quarterly. If Antero requires more than the minimum agreed upon fracturing days per month, it will give us written notice thereof, and we will charge a per-stage price for such additional services at the same rate. We will operate on a 24-hour service schedule. We will be paid mobilization fees (based on mileage from the location of our fleet, charged at the initial stage of each job), as well as operating stage/well/day rates described in the contract and standby time rates under certain circumstances, Dedicated Fracturing Fleet Charges (“DFFCs”) and agreed upon down-time rates per stage. If Antero does not provide us with the minimum quarterly stages through no fault of ours, Antero will owe us an agreed upon rate of DFFCs per stage for any stages less than the minimum quarterly stages. The contract also provides for force majeure payment rates and payments in the event a governmental body or regulatory agency issues a mandate that either makes it impossible for us to continue operations or causes an increase in our rate. Antero may terminate the contract on 60 days’ written notice, in which case it must pay us a lump sum payment of up to a maximum agreed upon amount within an agreed upon time. The contract also allows Antero to direct the stoppage of services on reasonable written notice to us, in which case it must pay us a standby time rate. The rates described in the contract are to be revised on an agreed upon schedule to reflect certain cost increases or decreases if the costs exceed an agreed upon percentage of start date costs.
Rider to Original Contract. On June 5, 2012, we entered into the Rider with Antero, which amends certain terms of our original contract with Antero.   The Rider gives Antero, in its sole discretion, a right of first refusal to engage all or any portion of our next available hydraulic fracturing fleet as soon as such fleet becomes available.  If Antero chooses to exercise its right of first refusal, any work performed by our second hydraulic fracturing fleet will be governed under the terms of our original contract with Antero as modified by the Rider.  In addition, the Rider modifies the our original contract with Antero to discount all services performed by us for Antero (whether such services are performed under the our original contract with Antero or in the future by our second hydraulic fracturing fleet) by ten percent.
Purchase Agreements – Initial Hydraulic Fracturing Fleet.  On November 9, 2011, we entered into an agreement with Stewart & Stevenson to purchase a technologically advanced hydraulic fracturing fleet to service our contract with Antero. This is our initial hydraulic fracturing fleet and was manufactured to our specifications. This hydraulic fracturing fleet is equipped to perform all aspects of hydraulic fracturing operations, including acid stimulation, high-pressure pumping and pressure testing. The fleet includes twenty FT-2251T Trailer Mounted Fracturing Units with Triplex Pumps with 2,000 HHP per pump, three MT-132 Trailer Mounted 130bpm Fracturing Blenders with AccuFrac Systems, two data trailers, one chemical additive trailer and one CT-5CAS/HYD hydration unit. Initial deliveries of our fracturing fleet began in February 2012 and were completed in April 2012.
Purchase Agreement - Second Hydraulic Fracturing Fleet. We have entered into agreements with Stewart & Stevenson and other vendors for the purchase of a second hydraulic fracturing fleet.  As of August 1, 2012, we had paid approximately $12.5 million toward these orders for our second fleet and had a remaining obligation of approximately $13.1 million. If the unpaid orders are canceled, we will forfeit approximately $1.9 million. The total cost of our second hydraulic fracturing fleet is expected to be approximately $25.6 million. Delivery of the equipment is expected to be completed in the third quarter of 2012.
Industry Overview
The pressure pumping industry provides hydraulic fracturing, cementing and other well stimulation services to exploration and production companies. Hydraulic fracturing involves pumping a specially formulated fluid down well casing or tubing under high pressure causing the underground formation to crack or fracture, allowing the oil or natural gas to flow more freely to the surface. Fracturing is required when the formation holding the oil and natural gas lacks the permeability to release hydrocarbons quickly, as is typical in many active shale and unconventional oil and natural gas plays. Proppants, generally consisting of sand, resin-coated sand or ceramic particles, suspended in the fracturing fluid keep the cracks in formations open.
The total size of the North American pressure pumping market, on a revenue basis, was approximately $7 billion in 2009, approximately $15 billion in 2010 and approximately $27 billion in 2011 based on data from a January 2012 report by Spears and Associates, Inc.
The main factors influencing the increased demand for fracturing services in North America are the level of horizontal drilling activity by exploration and production companies as well as the fracturing requirements in the respective shale and unconventional oil and natural gas plays. There has been a dramatic increase in the development of shale formations in the U.S. resulting in a significant increase in horizontal drilling activity. The number of horizontal drilling rigs in the United States has climbed from 48 (6% of the total operating rigs) at the end of 1999 to 1,164 (60% of the total operating rigs) as of July 20, 2012, based on data from Baker Hughes Incorporated.
Our Strengths
Proven Technology.  We recently purchased twenty FT-2251T Trailer Mounted Fracturing Units with Triplex Pumps from Stewart & Stevenson and have ordered a second hydraulic fracturing fleet from Stewart & Stevenson. We expect to have a total of two operational hydraulic fracturing fleets by the end of 2012. Triplex units have been a staple in the oilfield services industry for over 50 years, and we believe they are the most reliable and tested hydraulic fracturing equipment available. These units are capable of delivering up to 2,250 brake horsepower pumps ("BHP") yielding 2,000 HHP and are rated over 14,500 PSI. We have one of only three fleets in the Marcellus Shale capable of handling pressures greater than 10,000 PSI (recently, a major Utica operator’s well fractured at more than 11,500 PSI). Additionally, we are the first operator in the Marcellus Shale utilizing advanced chemical equipment allowing on-site storage and extremely accurate usage. This technology is currently being used in the Eagle Ford Shale and operators are experiencing substantial chemical costs savings, decreased environmental impact and minimal waste due to the onsite storage of more than 15 times a typical tank. The increased storage capacity also improves safety by significantly decreasing the handling of the chemicals used in the fracturing process.
Existing Service Contract.  Our original contract with Antero provides for our initial hydraulic fracturing fleet to be used over a 24-month service period commencing when services began on April 12, 2012. According to Antero's website, Antero is a leader in the Marcellus Shale with over 250,000 net acres (approximately 21% classified as proved) and a five-year drilling program resulting in a large long-term revenue opportunity. Antero is well positioned to aggressively develop its Marcellus Shale acreage with 844 billion of cubic feet equivalent of natural gas hedges through 2017 at $5.15 per NYMEX-equivalent (as of April 1, 2012). For a more detailed description of the terms our original contract with Antero see “Business – Current Contracts – Original Antero Contract.”
Long-Standing Customer and Supplier Relationships.  Members of our management team and our Board of Managers have long-standing relationships with exploration and production companies throughout the United States. We are currently negotiating and pursuing contracts with major independent exploration and production companies in close proximity to our area of operations under our contract with Antero in order to expand our customer base. Additionally, we have secured high-quality American Petroleum Institute certified fracturing sand and storage facilities near our area of initial operations through our strong supplier relationships.
Uniform Fleet Composition.  Our business strategy is to consistently employ our standardized Stewart & Stevenson fleet including SPM Triplex 2,250 BHP pumps yielding 2,000 HHP, while allowing for efficiencies gained from maintenance and crew training. We believe the uniform composition of our fleet allows us to operate in substantially all of the basins throughout the United States which provides greater flexibility in securing additional contracts with favorable terms. Our uniform fleet is able to be deployed between contracts and jobsites, maximizing utilization and minimizing downtime. As we perform under our current and future contracts, our requirement to provide onsite backup will be reduced, allowing us to deploy “back-up” units into the field to generate additional revenue.
Innovative Safety Planning.  Our operational plan includes the placement of an on-site professional fire and emergency medical team for each of our fleets. This has been implemented for our first fleet and we intend to implement a similar plan for our second fleet. We believe this approach makes us among the leaders in the development of a comprehensive safety plan within our initial contracted service area.
Highly Experienced Management Team. We have a highly experienced management team with an average of more than 20 years of industry experience. Brian Stewart, our President and Chief Executive Officer, worked for Devon Energy Corporation for 35 years, most recently serving as the Vice President of Well Engineering for the Offshore Division. In this role he was responsible for Gulf of Mexico and international drilling and completion activities. Mr. Stewart has extensive completions experience, including working on some of the first fracture treatments in the Gulf of Mexico. Edward S. Self, our Vice President of Business Development, previously managed the Northeast Sales and Marketing division for Calfrac Well Services, and also has previous experience with Halliburton Energy Services. Jeffrey McPherson, our Vice President of Operations, has employment experience with Calfrac Well Services in West Virginia and in other fracturing management capacities including with BJ Services and Weatherford International. Leonard Travis, our Senior Vice President and Chief Financial Officer, has more than 28 years of public company accounting and finance experience. Most recently, Mr. Travis served as Vice President and Chief Accounting Officer of Pride International, Inc.
Our Strategy
Expand Our Geographic Footprint in the United States.  We plan to expand our operations to regions in the United States that contain unconventional formations that are likely to require multi-stage, high-pressure hydraulic fracturing efforts. We are currently under contract to perform services in the Marcellus Shale in Ohio,

West Virginia, New York and Pennsylvania. We plan to explore the expansion of our business to include other unconventional oil and natural gas formations, which may include the Bakken Shale in North Dakota and Montana, the Haynesville Shale in northwestern Louisiana and eastern Texas, the Eagle Ford Shale in southern Texas, the Permian Basin in western Texas and southeastern New Mexico, the Niobrara Shale in Colorado, Wyoming and Nebraska and the Granite Wash formation in Oklahoma.
Increase Operational Efficiencies.  We have the ability to operate our fleet on a 24-hour-per-day, seven-day-per-week basis by utilizing three rotating crews, which increases our asset utilization. We anticipate many of our jobs in the Marcellus and Utica Shales to be fracturing multiple wells (up to 10) from a single pad, significantly increasing our efficiency by eliminating mobilization and demobilization time. Our uniform fleet is also deployable between contracts and jobsites, maximizing utilization and minimizing downtime. Further, our increased chemical storage capacity reduces handling costs and minimize waste. We intend to focus on all of these factors which will allow us to increase our operating efficiencies, maximize fleet utilization, generate additional revenues and improve margins.
Negotiate Additional Long-Term Contracts with Customers. We expect to negotiate additional written contracts with customers pursuant to which we would agree to commit one or more fleets to their operations. These contracts are typically for terms ranging from 24 to 36 months. We expect that any new fleets that we acquire would operate under written contracts. We are in discussions with several exploration and production companies and intend to expand our operations in the United States.
Hydraulic Fracturing Operations
We are currently under contract with Antero to provide high-pressure hydraulic fracturing services. Fracturing services are performed when the formations holding the oil and natural gas lack the permeability to release their hydrocarbon quickly, as is typical in many active shale and unconventional oil and natural gas plays. Fracturing involves pumping a fluid down a well casing or tubing under high pressure to cause the underground formation to crack, allowing the oil or natural gas to flow more freely.
We provide our fracturing services through our technologically advanced fleet of mobile, high-pressure pumping systems and other heavy equipment. We refer to these pumping systems, each of which consists of hydraulic pumping units, chemical additive trailers, data vans, hydration units and trailer mounted blenders as “fracturing units.” The group of fracturing units, other equipment and vehicles necessary to perform a typical fracturing job is referred to as a “fleet” and the personnel assigned to each fleet are commonly referred to as a “crew.”
 We are currently under contract to provide fracturing services in the Marcellus Shale in Ohio, West Virginia, New York and Pennsylvania. Additionally, we are targeting expansion into other shale and unconventional plays including the Bakken Shale in North Dakota and Montana, the Haynesville Shale in northwestern Louisiana and eastern Texas, the Eagle Ford Shale in southern Texas, the Permian Basin in western Texas and southeastern New Mexico, the Niobrara Shale in Colorado, Wyoming and Nebraska and the Granite Wash formation in Oklahoma.
Marcellus Shale.  The Marcellus Shale is a Devonian Stage unconventional wet gas play that underlies approximately 50 million acres throughout much of the Appalachian Basin in eastern North America, including Ohio, West Virginia, New York and Pennsylvania. The Marcellus Shale reservoir is defined by as much as 200 feet of an organic rich black shale at depths ranging from 4,000 to 8,500 feet. The Marcellus Shale has become one of the most active natural gas reservoirs in the United States and holds the promise of becoming one of the most significant natural gas discoveries in the United States.
As of December 31, 2011, there were approximately 1,222 horizontal natural gas wells being operated in the Marcellus Shale. A single well in the Marcellus Shale may be completed in as many as 26 stages, or horizontal zones, each of which requires a separate fracturing job. Our initial hydraulic fracturing fleet is currently deployed in the Ohio, West Virginia and Pennsylvania areas of the Marcellus Shale.
Utica Shale.  The Utica Shale is a geological formation that lies several thousand feet directly beneath the Marcellus Shale formation. It is a stratigraphic unit of Middle Ordovician age in the Appalachian Basin, and underlies much of the northeastern United States and adjacent parts of Canada. Chesapeake Energy Corporation has recently completed the first 12 horizontal wells in the Utica Shale with encouraging results. Results suggest the initial wells recovered over 1,000 barrels of oil equivalent per day with high quality liquid hydrocarbons comparable to the Eagle Ford Shale. The Utica Shale is approximately 50% oil and 50% gas, making it an attractive play in the current depressed natural gas price environment. We are targeting customers who are operating in the Utica Shale.
Other Formations.  We plan to expand our business to include other unconventional oil and natural gas formations, which may include the Bakken Shale in North Dakota and Montana, the Haynesville Shale in northwestern Louisiana and eastern Texas, the Eagle Ford Shale in southern Texas, the Permian Basin in western Texas and southeastern New Mexico, the Niobrara Shale in Colorado, Wyoming and Nebraska and the Granite Wash formation in Oklahoma.
Customer
Our current customer base consists of Antero, an independent oil and natural gas producer operating in the United States. We are currently in negotiations that will, if successful, expand our customer base to include several large independent and integrated exploration and production companies active in the Marcellus and Utica Shales.
Competition
Our competition includes multi-national oilfield service companies as well as regional competitors. Our major multi-national competitors include Halliburton Company, Schlumberger Ltd., Baker Hughes Incorporated, Weatherford International Ltd., Trican Well Service Ltd. and Calfrac Well Services Ltd. Our multi-national competitors typically have more diverse product and service offerings than us. In addition, we compete against a number of smaller, regional operators, such as Superior Well Services, Inc. (a subsidiary of Nabors Industries Ltd.) and Frac Tech International, LLC, which offer products and services similar to the products and services we offer.
Seasonality
Our results of operations to date have not reflected any material seasonal tendencies, and we do not believe that seasonal fluctuations will have a material impact on us in the foreseeable future.
Offices
On April 1, 2012, we entered into an agreement for the lease of approximately 2,584 square feet of office space in Houston, Texas to serve as our corporate headquarters. The total amount of monthly payments over the term of 36 months is $176,358.
On March 1, 2012, we entered into an agreement for the lease of a 70,500 square foot field office/operations facility on 10.844 acres in Jane Lew, West Virginia for our initial fleet operations. The total amount of monthly payments over the term of 36 months is $881,395. The lease agreement has annual rent escalations of 2% on each anniversary.
Employees
As of June 30, 2012, we had 101 full-time employees and no part-time employees. We are not a party to any collective bargaining agreements and have not experienced any strikes or work stoppages. We believe our relationships with our employees are good. From time to time, we will utilize the services of independent contractors to perform various field and other services.
Legal Proceedings
We are not at this time subject to any material legal proceedings or claims.
Environmental Matters
Our hydraulic fracturing operations are subject to various federal, regional, state and local laws and regulations and initiatives respecting health and safety, the discharge of materials into the environment or otherwise relating to the protection of the environment or natural resources. These laws and regulations may, among other things, require the acquisition of permits to conduct our operations; restrict the amounts and types of substances that may be released into the environment; cause us to incur significant capital expenditures to install pollution control or safety-related equipment at our operating facilities; limit or prohibit construction or drilling activities in sensitive areas such as wetlands, wilderness areas or areas inhabited by endangered or threatened species; impose specific health and safety criteria addressing worker protection and impose substantial liabilities on us for pollution resulting from our operations. These laws and regulations may also restrict the rate of oil and natural gas production below the rate that would otherwise be possible. The regulatory burden on the oil and natural gas industry increases the cost of doing business in the industry and consequently affects profitability. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal sanctions, including monetary penalties, the imposition of investigatory and remedial obligations, denial or revocation of permits, imposition of new operational requirements, or limitations on our areas of operations, which could materially impair our financial condition or ability to operate in particular locations and the issuance of orders enjoining some or all of our operations in affected areas.
While these environmental, health and safety laws and regulations are revised from time to time and can in some cases result in more stringent regulatory or liability standards, enforcement initiatives, limitations or restrictions on locations or methods of oil and natural gas exploration and production operations, we cannot predict the level of enforcement of existing laws or regulations or how such laws and regulations may be interpreted by enforcement agencies or court rulings in the future. We also cannot predict whether additional laws and regulations affecting our business will be adopted, or the effect such changes might have on us, our financial condition or our business. However, any changes that result in more stringent and costly requirements for the oil and natural gas industry could have a significant impact on our operations and financial position. We may be unable to pass along such increased compliance costs to our customers. We are not aware of any environmental obligations that will require material capital expenditures during 2012 or that will have a material impact on our financial position or results of operations in the future. However, we cannot provide any assurance that we will be able to remain in compliance with existing or new environmental requirements in the future or that future compliance will not have a material adverse effect on our business and operating results.
The following is a summary of certain key existing environmental, health and safety laws and regulations to which our operations are subject and for which compliance may have a material adverse impact on our results of operations, financial position or cash flows.
Hazardous Substances and Waste. The federal Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”) or the “Superfund” law, and comparable state laws, impose liability without regard to fault or the legality of the original conduct on certain defined persons, including current and prior owners or operators of a facility where there is a release or threatened release of hazardous substances, certain transporters of hazardous substances, and entities that arranged for disposal of the hazardous substances at the site. Under CERCLA, these “responsible persons” may be held jointly and severally liable for the costs of cleaning up the hazardous substances, as well as for damages to natural resources and for the costs of certain health studies, relocation expenses and other response costs.
CERCLA generally exempts “petroleum” from the definition of hazardous substance; however, in the course of our operations, we have generated and will generate or otherwise handle materials that are considered “hazardous substances”. Further, hazardous substances or hazardous wastes may have been released at properties owned or leased by us now or in the past, or at other locations where these substances or wastes were taken for treatment or disposal. To our knowledge, neither we nor our predecessors have been identified as a potentially responsible person (“PRP”) with regard to any release of hazardous substances; we also do not know of any prior owners or operators of our properties that are named as PRPs related to their ownership or operation of such properties. In the event contamination is discovered at a site of which we are or have been an owner or operator or to which we sent hazardous substances, we could be liable for response costs under CERCLA or comparable state laws.
The federal Resource Conservation and Recovery Act (“RCRA”) and comparable state laws regulate solid and hazardous waste. Waste generated from oil and natural gas exploration generally is exempt from federal regulation as hazardous waste under RCRA. However, our hydraulic fracturing operations will generate certain “hazardous wastes” and “solid wastes” that are subject to the requirements of RCRA and those of comparable state statutes or regulations, including those which pertain to the treatment, storage, and disposal of such wastes.
Air Emissions. The federal Clean Air Act (“CAA”) and similar state laws and regulations restrict the emission of air pollutants and impose various monitoring and reporting requirements. These laws and regulations may require us or our customers to obtain approvals or permits for construction, modification or operation of certain projects or facilities and may require the use of technological controls to limit emissions of air pollutants. The U.S.

Environmental Protection Agency (“EPA”) has imposed new emission control requirements on new or modified natural gas wells developed with the use of hydraulic fracturing, including a requirement to use green completion technology by 2015. Administrative enforcement actions for failure to comply strictly with air pollution regulations or permits are generally resolved by payment of monetary fines and correction of any identified deficiencies. Alternatively, regulatory agencies can bring lawsuits for civil or criminal penalties or require us to forego construction, modification or operation of certain air emission sources.
Global Warming and Climate Change. In response to certain scientific studies suggesting that emissions of certain gases, commonly referred to as “greenhouse gases” or “GHGs” and including carbon dioxide and methane, are contributing to the warming of the Earth’s atmosphere and other climatic changes, the U.S. Congress has considered legislation to reduce such emissions and many states, either individually or through multi-state initiatives, have begun taking actions to control or reduce emissions of GHGs, primarily through the planned development of GHG emission inventories or regional GHG cap and trade programs. Although it is not possible at this time to predict Congressional action on climate change legislation, when adopted such legislation could require us to incur increased operating costs and could adversely affect demand for the oil and natural gas that our current customer or future customers produce.
In addition, the EPA published its finding that emissions of GHGs present an endangerment to public health and the environment, a finding that would authorize EPA to proceed with a process to restrict emissions of GHGs under existing provisions of the CAA. Subsequently, EPA promulgated rules requiring certain sources, including certain large stationary sources in the natural gas production industry, to report GHG emissions and other rules to address a phase-in of certain permit requirements over time based on the quantity of emissions (the so-called “tailoring” rule). EPA’s GHG rulemakings have been challenged in court and we cannot predict the outcome of any such challenges. However, the adoption and implementation of any legislation or regulations imposing obligations on, or limiting emissions of GHGs from, our equipment and operations could result in increased compliance costs or additional operating restrictions for us and our customers, and could have a material adverse effect on our business or demand for our services.
Water Discharges. Our services and the facilities to which we provide our services are subject to requirements of the federal Clean Water Act (“CWA”), and analogous state laws that impose restrictions and controls on the discharge of pollutants, including spills and leaks of produced water and other oil and natural gas wastes, into regulated waters. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by EPA or a state agency. Wastewater generated in the course of our operations and, in some cases, stormwater associated with our operations must be permitted before discharge to regulated waters. EPA has announced that it will develop new wastewater discharge standards for the shale gas extraction industry. Although we cannot predict the outcome of EPA’s plans to develop such standards, more stringent standards may result in increased operational costs or otherwise further limit our wastewater discharge options. In addition, the CWA and various state authorities mandate measures, including contingency plans, to prevent, and in some cases, remediate spills of oil or hazardous substances to regulated waters. Federal and state regulatory agencies can impose administrative, civil and criminal penalties, as well as require remedial or mitigation measures, for noncompliance with wastewater discharge and spill-related requirements.
Occupational Safety and Health Act. The federal Occupational Safety and Health Act (“OSHA”) and comparable state laws regulate the protection of employee health and safety. The agency that administers OSHA has promulgated standards to protect employees from various equipment and other workplace hazards. In addition, OSHA’s hazard communication standard, community-right-to-know regulations promulgated by EPA under Title III of CERCLA and similar state statutes require that information about hazardous materials used or produced in our operations be maintained and provided to employees, and to state and local government authorities and citizens.
Safe Drinking Water Act and Underground Injection. The federal Safe Drinking Water Act (“SDWA”) regulates, among other things, underground injection operations, including hydraulic fracturing operations that use diesel in their fracturing fluids. As a result of an exemption to the SDWA enacted by Congress in 2005, hydraulic fracturing injections that do not contain diesel are not regulated under the SDWA. More recently, Congress has considered legislation known as the FRAC Act that would remove the general exemption for hydraulic fracturing operations and impose additional regulation under the SDWA. If enacted, the legislation could impose permit and financial assurance requirements on hydraulic fracturing operators and require well operators to adhere to certain construction specifications and meet monitoring, reporting and recordkeeping obligations, as well as plugging and abandonment requirements. A federal requirement for disclosure of the chemicals contained in hydraulic fracturing fluids used is also being considered, although a number of states have already imposed disclosure requirements. Disclosure could facilitate efforts by third parties opposing hydraulic fracturing to initiate legal proceedings based on allegations that specific chemicals used in the process could adversely affect ground water. If the FRAC Act or similar legislation is enacted, we could incur substantial compliance costs and the requirements could negatively impact our ability to conduct our fracturing operations.
Materials Transportation. For the transportation and relocation of our hydraulic fracturing equipment, sand and chemicals, as well as hazardous materials, we operate trucks and other heavy equipment. We are therefore subject to regulation as a motor carrier by the DOT and by various state agencies, whose regulations include certain permit requirements of state highway and safety authorities. These regulatory authorities exercise broad powers over our trucking operations, generally governing such matters as the authorization to engage in motor carrier operations, safety, equipment testing and specifications and insurance requirements and containerization, placarding and handling requirements for the transportation of hazardous materials. The trucking industry is subject to possible regulatory and legislative changes that may impact our operations by requiring changes in fuel emissions limits, the hours of service regulations that govern the amount of time a driver may drive or work in any specific period, limits on vehicle weight and size and other matters. Also, national fuel efficiency and emissions standards for medium and heavy-duty engines and vehicles have been promulgated under the CAA for vehicles made between 2014 and 2018. Due to this ruling, we may experience an increase in costs related to truck purchases or maintenance. Additionally, the EPA’s Tier IV regulations apply to certain off-road diesel engines that are needed to power our equipment in the field. Under these regulations, we are limited in the number of non-compliant off-road diesel engines we can purchase. If Tier IV-compliant engines that meet our needs are not available, these regulations could limit our ability to acquire a sufficient number of diesel engines to expand our fleet and to replace existing engines as they are taken out of service. Proposals to increase federal, state or local taxes, including taxes on motor fuels, are also made from time to time, and any such increase would increase our operating costs. We cannot predict whether, or in what form, any legislative or regulatory changes applicable to our trucking operations will be enacted.
Drilling and Hydraulic Fracturing. Authorization from one or more governmental agencies is generally required to perform drilling and completion activities, including hydraulic fracturing, and increased restrictions are being imposed on gas exploration operations. State permits directed toward preventing adverse impacts to drinking water, among other things, are required in the states in which we intend initially to operate (Ohio, West Virginia, New York and Pennsylvania), as well as in other states to which we may expand our operations. State permit requirements and other regulatory standards vary from state to state, but often establish stringent well design and construction standards, restrict well locations, impose investigation and response requirements in the event of mishaps or accidents, and mandate disclosure of well data (including the chemical content of fracturing fluids). Hydraulic fracturing activities are controversial with the public both in the states in which we operate and elsewhere, and new regulatory initiatives aimed at banning or restricting hydraulic fracturing are being developed not only at the state levels, but also at the federal and local levels. For example, in New York, zoning provisions have been adopted by some municipalities that effectively ban or temporarily prohibit certain exploration and production activity including hydraulic fracturing within their jurisdictions, and to date challenges to these local provisions have not been successful in the courts. At the federal level, the Bureau of Land Management (“BLM”) has proposed regulations that would impose requirements on hydraulic fracturing operations on federal lands. Increased seismic activity that has been alleged to have occurred as a result of disposal of wastewater from drilling activities by injection has prompted consideration of regulatory restrictions on injection wells to address such concerns. Various federal, state and local limitations may prohibit or restrict drilling and hydraulic fracturing operations in certain locales including geographic locales considered environmentally sensitive such as wetlands, endangered species habitats, floodplains, and the like. Such limitations have been imposed through executive or legislative moratoria, local zoning or land use restrictions, permit conditions and other mechanisms. These developments may result in increased costs of our operations, increased enforcement activities by governmental authorities, and otherwise adversely impact our business and that of our customers.

MANAGEMENT
The following table sets forth the names, ages and offices of the members of our Board of Managers and our executive officers. There are no family relationships among any of the members of our Board of Managers or executive officers.
Executive Officers and Board of Managers

Name	Age	Title
Brian Stewart	57	President, Chief Executive Officer, Member of the Board of Managers

Leonard Travis	49	Senior Vice President and Chief Financial Officer

Jeffrey McPherson	55	Vice President of Operations

Edward S. Self III	31	Vice President of Business Development

Cornelius Dupre	60	Chairman of the Board of Managers

Joel Broussard	45	Member of the Board of Managers

Gregg H. Falgout	53	Member of the Board of Managers

Matthew Bernard	41	Member of the Board of Managers

Steve Orlando	55	Member of the Board of Managers
Set forth below is the description of the backgrounds of the members of our Board of Managers and executive officers.
Brian Stewart has been our President, Chief Executive Officer and a member of our Board of Managers since June 2012. Mr. Stewart retired from Devon Energy Corporation, a publicly traded independent energy company, in 2012 after 35 years of service. Mr. Stewart’s last five years of service at Devon Energy Corporation were as the Vice President of Well Engineering for the Offshore Division. In this role he was responsible for Gulf of Mexico and international drilling and completion activities. Mr. Stewart has extensive completions experience, including working on some of the first fracture treatments in the Gulf of Mexico. Mr. Stewart received his BS in Petroleum Engineering from Louisiana State University and a MS in Engineering Management from University of Southwestern Louisiana. Mr. Stewart is a member of the Society of Petroleum Engineers and the American Petroleum Institute. Mr. Stewart is also the chairman of the LSU Petroleum Engineering Industry Advisory Council.
Leonard Travis has been our Senior Vice President and Chief Financial Officer since January 2012. Previously, Mr. Travis was the Vice President and Chief Accounting Officer of Pride International, Inc., from December 2006 until the closing of its sale to Ensco in June 2011. Prior to joining Pride, Mr. Travis, served BMC Software as Vice President, Controller from May 2004 until December 2006. Mr. Travis was promoted to Vice President, Controller and Chief Accounting Officer of BMC Software in September 2004. From 2001 through 2004, Mr. Travis was Vice President, Corporate Controller of Arris Group, Inc. From 1998 through 2001, he was the Finance Director-Europe of RELTEC Corporation and the Vice President of Finance of Marconi Services-Americas, a division of RELTEC’s successor, Marconi, Plc. Prior to 1998, Mr. Travis held various controller positions in finance and operations at RELTEC Corporation and spent two years at Ernst & Whinney. Mr. Travis is a CPA and a CMA. He received his undergraduate degree in Accounting from Northern Illinois University and his MBA in Finance from The University of Chicago.
Jeffrey McPherson has been our Vice President of Operations since November 2011. Mr. McPherson has a long and extensive record of fracturing management spanning over 25 years. Mr. McPherson served as interim District Manager - Account manager for Calfrac Well Services in West Virginia from 2009 to 2011, managing fracturing operations in the Marcellus Shale. From 2005 to 2009, Mr. McPherson served as account manager for Weatherford International in Ft. Worth, Texas and was responsible for fracturing and all product development in the Mid-Continent region. Mr. McPherson started at the Western Company of North America in the late 1970s, and then following BJ Services’ acquisition of the Western Company of North America in 1995, Mr. McPherson managed cement operations in Rocky Mountain Region and later in the Gulf of Mexico for BJ Services.
Edward S. Self III has been our Vice President of Business Development since November 2011. From 2007 to 2011, Mr. Self was employed by Calfrac Well Services, where he was a Sales Manager from 2007 to 2009 and managed the Northeast Sales and Marketing division from 2009 to 2011. As manager of the Northeast Sales and Marketing division for Calfrac Well Services, Mr. Self’s responsibilities included obtaining new multiyear hydraulic fracturing contracts with oil and gas operators and maintaining the existing contracts that were in place. Mr. Self was employed by Halliburton Energy Services in Rock Springs, Wyoming and Farmington, New Mexico from 2003 to 2007. Mr. Self also co-founded ODM Services in 2011, which specialized in supplying oil and gas companies with safety equipment during hydraulic fracturing operations. Mr. Self is a member of the Society of Petroleum Engineers and has a Bachelor of Science Degree in Business from Azusa Pacific University.
Cornelius Dupre has been a member and Chairman of our Board of Managers since March 2012. Mr. Dupré is also the Chairman of Dupré Interests, a private equity family office, serving in that capacity since founding the company in 2004. Additionally, Mr. Dupré is the Chairman of Dupré Energy Services, LLC, which encompasses several oil and gas service companies, including KSW Oilfield Rentals, Dolphin Energy Equipment, Catalyst Construction and CSI Inspection, LLC. Mr. Dupré has served on the Board of Directors of Caza Oil & Gas, Inc. since April 2008, Crystal Fuels Inc. since 2006, Domain Energy Partners since February 2005 and Energy XXI since September 2010. Mr. Dupré belongs to a number of industry groups, as well as charitable and community organizations, including: Society of Petroleum Engineers, American Petroleum Institute, IPAA, Petroleum Equipment Suppliers Association, International Association Drilling Contractors, Houston Producers Forum, Baylor College of Medicine Partnership Foundation, Board of Western Energy Alliance, National Ocean Industries Association, Sam Houston Area Boy Scouts of America, and Spindletop Charity Foundation. Mr. Dupré has a Bachelor of Science degree from Louisiana State University, a Master of Business Administration from Northeastern University and a Juris Doctor from Louisiana State University Law Center.
Joel Broussard has been a member of our Board of Managers since February 2012. Mr. Broussard is the founding member of ORB Investments, LLC which he founded in February 2012. Mr. Broussard was most recently a principal investor in Go-Coil, LLC, a provider of coiled tubing services both onshore and offshore in the United States. Additionally, Mr. Broussard is the Chief Executive Officer of Gulf Offshore Logistics, L.L.C., a provider of offshore service vessels and vessel brokerage services primarily in the Gulf of Mexico, which he founded in 2003. He is also the founder and Chief Executive Officer of GOL Docks, L.L.C., which owns a dock facility that leases space to oil companies. Mr. Broussard founded GOL Docks, L.L.C. in 2007. Prior to founding Gulf Offshore Logistics, L.L.C. and GOL Docks, L.L.C., Mr. Broussard worked in sales and marketing with C&G Marine for over 7 years. Mr. Broussard began his career in the United States Army before working in sales and marketing in the industrial and heavy equipment business.
Gregg H. Falgout has been a member of our Board of Managers since February 2012. Mr. Falgout is the Chairman, Chief Executive Officer and President of Island Operating Company, Inc., a company he founded in 1984. Island Operating Company is the largest privately-held oil and gas lease operating company in the Gulf of Mexico, servicing over four hundred production platforms in the Gulf. It was awarded the SAFE Award for Excellence by the Secretary of the Interior in 1999 and 2002 and was a finalist for the same award in 2000, 2006 and 2007. Mr. Falgout was awarded the U.S. Department of the Interior, Minerals Management Service’s Corporate Leadership Award in 2006. He has also served on the Advisory Board of Directors of Northern Trust Bank. Mr. Falgout holds a Bachelor of Business Administration from the University of Texas and a Juris Doctor from the University of Houston School of Law.
Matthew Bernard has been a member of our Board of Managers since February 2012. Mr. Bernard is the President of Gulf Offshore Logistics, L.L.C., which he joined in 2007 as Executive Vice President/Chief Financial Officer responsible for finance, accounting, human resources and information technology and was promoted to President/Chief Financial Officer in 2010. Prior to joining Gulf Offshore Logistics, L.L.C., Mr. Bernard served as Corporate Controller for Edison Chouest Offshore from 2002 to 2007 and was responsible for financial reporting, forecasting and management of the accounting department. From 1992 to 2002, Mr. Bernard worked for Ernst & Young’s audit practice in the New Orleans, The Hague (the Netherlands) and Houston offices, rising to the senior manager level prior to his departure. Mr. Bernard holds a bachelor of science in accounting from Nicholls State University.

Steve Orlando has been a member of our Board of Managers since May 2012. Mr. Orlando is the Chairman, President and Chief Executive Officer of Allison Marine Holdings, LLC, a company that he founded in 1995. Mr. Orlando is the chairman of the board of directors for Tarpon Systems International, a company acquired from Acergy S.A. in May 2008, which owns several worldwide patents for its proprietary system that provides underwater caisson stabilization. Mr. Orlando is also the chairman of the board of directors for JAB Energy Solutions, a company that he founded in 2008, which provides integrated turnkey and project management services for large offshore abandonments. Mr. Orlando has been involved with the oil and gas service industry in various sales and management capacities since the late 1970’s. Allison Marine Holdings, LLC, JAB Energy Solutions, and Tarpon Systems International were acquired by Lincolnshire Management in July 2011 along with other companies formed by Mr. Orlando, including Allison Marine Contractors, Allison Marine Morgan City, LLC, Allison Offshore Services and Allison Land Development.
Board Composition
Our business and affairs are managed under the direction of the Board of Managers. Our Board of Managers currently consists of Brian Stewart, Cornelius Dupre, Joel Broussard, Gregg H. Falgout, Matthew Bernard and Steve Orlando.
Currently, we do not have any board committees, including an audit, compensation or corporate governance and nominating committee, and our full Board of Managers performs the functions typically designated to those committees. In connection with the registration of the notes with the SEC, we intend to establish an audit committee to, among other things, engage our external auditors and provide oversight for our external financial reporting and our internal controls. Further, we intend to adopt a code of ethics for the members of our Board of Managers, officers and employees, as well as corporate governance guidelines.
Compensation Information
General
We were formed on February 21, 2012. Prior to that date we did not have any operations or employees. As a private company, our executive compensation program has not historically consisted of formal policies or procedures. Instead, compensation decisions were made either in accordance with the terms of existing employment agreements with our executive officers, or on an ad hoc basis and at the discretion of our Board of Managers and certain members of our senior management.
We expect that the future compensation of our executive and non-executive officers will include a significant component of incentive compensation based on our performance. We expect to employ a compensation philosophy that will emphasize pay-for-performance, which will be based on a combination of our performance and the individual’s impact on our performance. Such a system will place a large portion of each officer’s compensation at risk. The performance metrics governing incentive compensation will not be tied in any way to the performance of entities other than us. We believe this pay-for-performance approach generally aligns the interests of our executive officers with that of our equity holders, and at the same time enables us to maintain a lower level of base overhead in the event our operating and financial performance fails to meet expectations. We expect to design our executive compensation program to attract and retain individuals with the background and skills necessary to successfully execute our business model in a demanding environment, to motivate those individuals to reach near-term and long-term goals in a way that aligns their interests with those of our equity holders, and to reward success in reaching such goals.
We expect that we will use three primary elements of compensation to fulfill this design – salary, cash bonus and long-term equity incentive awards. Cash bonus and equity incentives (as opposed to salary) represent the performance driven elements. They are also flexible in application and can be tailored to meet our objectives. The determination of specific individuals’ cash bonuses will reflect their relative contribution to achieving or exceeding annual goals, and the determination of specific individuals’ long-term incentive awards will be based on their expected contributions in respect to longer-term performance objectives.
Employment Agreements
We have entered into employment agreements with each of our named executive officers providing for certain payments upon termination of their employment with us under various scenarios. These payments are described in detail below under “Potential Payments upon Termination and Change in Control.” The following details the terms of the employment agreements of our executive officers:
Brian Stewart. On June 18, 2012, we entered into an employment agreement with Mr. Stewart that provides for his employment as our President and Chief Executive Officer. The employment agreement provides for a term of employment beginning on June 18, 2012 and ending on June 18, 2015, with a renewal provision that allows us to repeatedly extend the term of Mr. Stewart’s employment for an additional year upon providing Mr. Stewart with written notice of the extension at least 30 days prior to the expiration of then-current term of the agreement. Pursuant to the employment agreement, we are required to pay Mr. Stewart an annual base salary of $275,000 per annum for the first twelve months of the employment agreement and $325,000 per annum thereafter. Mr. Stewart is also eligible to receive a discretionary bonus with the maximum amount of such bonus not to exceed fifty percent (50%) of Mr. Stewart’s then current base salary. If we terminate Mr. Stewart’s employment without “cause” (as such term is defined in his employment agreement), then Mr. Stewart is entitled to (a) his base salary accrued to the date of his termination, (b) the continued payment of his base salary though the end of the then-current term of the agreement, (c) the continuation of his health benefits through the end of the then-current term of the agreement at the same cost as when he was employed by us, and (d) the reimbursement of certain business expenses. These entitlements are also triggered if Mr. Stewart terminates his employment with us for “good reason” (as such term is defined in his employment agreement). If Mr. Stewart’s employment with us is terminated due to his becoming disabled, Mr. Stewart is entitled to (a) his base salary accrued to the date of his termination, (b) the continuation of the payment of his base salary for the lesser of (i) the then remaining term of his employment agreement, (ii) six consecutive months thereafter, or (iii) the period until disability insurance benefits commence under the disability insurance coverage provided by us to Mr. Stewart (if any), and (c) the continuation of his health benefits through the end of the then-current term of his employment agreement at the same cost as when he was employed by us. If Mr. Stewart’s employment with us is terminated as a result of his death, we are required to pay his estate his base salary accrued through the date of his death and to reimburse his estate for certain business expenses. The employment agreement also provides that during the term of the agreement and for two years after the termination of Mr. Stewart’s employment (for whatever reason), Mr. Stewart will not compete with us or solicit our customers or employees. The employment agreement also provides for the non-disclosure of our confidential information by Mr. Stewart. At the time he executed his employment agreement, Mr. Stewart was also granted 34,737 of the Company’s Series D Units, none of which vested immediately, and the rest of which will vest pursuant to the Series D Unit Agreement between us and Mr. Stewart described below.
Leonard Travis. On February 21, 2012, we entered into an employment agreement with Leonard Travis that provides for his employment as our Senior Vice President and Chief Financial Officer. The employment agreement provides for a term of employment beginning on February 21, 2012 and ending on December 31, 2013, with a renewal provision that allows us to repeatedly extend the term of Mr. Travis’s employment for an additional year upon providing him with written notice of the extension at least 30 days prior to the expiration of then-current term of the agreement. Pursuant to the employment agreement, we are required to pay Mr. Travis an annual base salary of $300,000 per year, with Mr. Travis also being eligible to receive a discretionary bonus the amount of which will be determined by the Board of Managers. If we terminate Mr. Travis’s employment without “cause” (as such term is defined in the agreement), then Mr. Travis is entitled to (a) his base salary accrued to the date of his termination, (b) the continued payment of his base salary for a period of 12 months after his termination, (c) the continuation of his health benefits for 12 months after his termination at the same cost as when he was employed by us, and (d) the reimbursement of certain business expenses. These entitlements are also triggered if at any time we do not renew Mr. Travis’s employment agreement for an additional term, if Mr. Travis’s employment agreement is not renewed at the Senior Vice President and Chief Financial Officer position or if Mr. Travis terminates his employment with us for “good reason” (as such term is defined in the agreement). If Mr. Travis’s employment with us is terminated due to his becoming disabled, Mr. Travis is entitled to (a) his base salary accrued to the date of his termination, (b) the continuation of the payment of his base salary for the lesser of (i) the then remaining term of his employment agreement, (ii) six consecutive months thereafter, or (iii) the period until disability insurance benefits commence under the disability insurance coverage provided by us to Mr. Travis (if any), and (c) the continuation of his health benefits through the end of the then-current term of his employment agreement at the same cost as when he was employed by us. If Mr. Travis’s employment with us is terminated as a result of his death we are required to pay his estate his base salary accrued through the date of his death and to reimburse his estate for certain business expenses. The employment agreement also provides that during the term of the agreement and for one year after the termination of Mr. Travis’s employment (for whatever reason), Mr. Travis will not compete with us or solicit our customers or employees. The employment agreement also provides for the non-disclosure of our confidential information by Mr. Travis. At the time he executed his employment agreement, Mr. Travis was also granted 37,552 of our Series D Units, 7,500 of which vested immediately, and the rest of which will vest pursuant to the Series D Unit Agreement between us and Mr. Travis described below.
Jeffrey McPherson. On February 21, 2012, we entered into an employment agreement with Jeffrey McPherson that provides for his employment as our Vice President of Operations. The employment agreement provides for a term of employment beginning on February 21, 2012 and ending on December 31, 2013, with a renewal provision that allows us to repeatedly extend the term of Mr. McPherson’s employment for an additional year upon providing him with written notice of the extension at least 30 days prior to the expiration of then-current term of the agreement. Pursuant to the employment agreement, we are required to pay Mr. McPherson an annual base salary of $200,000 per year, with Mr. McPherson also being eligible to receive a discretionary bonus the amount of which will be determined by the Board of Managers. If we terminate Mr. McPherson’s employment without “cause” (as such term is defined in the agreement), then Mr. McPherson is entitled to (a) his base salary accrued to the date of his termination, (b) the continued payment of his base salary though the end of the then-current term of the agreement, (c) the continuation of his health benefits through the end of the then-current term of the agreement at the same cost as when he was employed by us, and (d) the reimbursement of certain business expenses. These entitlements are also triggered if Mr. McPherson terminates his employment with us for “good reason” (as such term is defined in the agreement). If Mr. McPherson’s employment with us is terminated due to his becoming disabled, Mr. McPherson is entitled to (a) his base salary accrued to the date of his termination, (b) the continuation of the payment of his base salary for the lesser of (i) the then remaining term of his employment agreement, (ii) six consecutive months thereafter, or (iii) the period until disability insurance benefits commence under the disability insurance coverage provided by us to Mr. McPherson (if any), and (c) the continuation of his health benefits through the end of the then-current term of his employment agreement at the same cost as when he was employed by us. If Mr. McPherson’s employment with us is terminated as a result of his death we are required to pay his estate his base salary accrued through the date of his death and to reimburse his estate for certain business expenses. The employment agreement also provides that during the term of the agreement and for four years after the termination of Mr. McPherson’s employment (for whatever reason), Mr. McPherson will not compete with us or solicit our customers or employees. The employment agreement also provides for the non-disclosure of our confidential information by Mr. McPherson. At the time he executed his employment agreement, Mr. McPherson was also granted 84,493 of our Series D Units, 10,000 of which vested immediately, and the rest of which will vest pursuant to the Series D Unit Agreement between us and Mr. McPherson described below.
Edward S. Self III. On February 21, 2012, we entered into an employment agreement with Edward S. Self III that provides for his employment as our Vice President of Business Development. The employment agreement provides for a term of employment beginning on February 21, 2012 and ending on December 31, 2013, with a renewal provision that allows us to repeatedly extend the term of Mr. Self’s employment for an additional year upon providing him with written notice of the extension at least 30 days prior to the expiration of then-current term of the agreement. Pursuant to the employment agreement, we are required to pay Mr. Self an annual base salary of $200,000 per year, with Mr. Self also being eligible to receive a discretionary bonus the amount of which will be determined by the Board of Managers. If we terminate Mr. Self’s employment without “cause” (as such term is defined in the agreement), then Mr. Self is entitled to (a) his base salary accrued to the date of his termination, (b) the continued payment of his base salary though the end of the then-current term of the agreement, (c) the continuation of his health benefits through the end of the then-current term of the agreement at the same cost as when he was employed by us, and (d) the reimbursement of certain business expenses. These entitlements are also triggered if Mr. Self terminates his employment with us for “good reason” (as such term is defined in the agreement). If Mr. Self’s employment with us is terminated due to his becoming disabled, Mr. Self is entitled to (a) his base salary accrued to the date of his termination, (b) the continuation of the payment of his base salary for the lesser of (i) the then remaining term of his employment agreement, (ii) six consecutive months thereafter, or (iii) the period until disability insurance benefits commence under the disability insurance coverage provided by us to Mr. Self (if any), and (c) the continuation of his health benefits through the end of the then-current term of his employment agreement at the same cost as when he was employed by us. If Mr. Self’s employment with us is terminated as a result of his death we are required to pay his estate his base salary accrued through the date of his death and to reimburse his estate for certain business expenses. The employment agreement also provides that during the term of the agreement and for four years after the termination of Mr. Self’s employment (for whatever reason), Mr. Self will not compete with us or solicit our customers or employees. The employment agreement also provides for the non-disclosure of our confidential information by Mr. Self. At the time he executed his employment agreement, Mr. Self was also granted 84,493 of our Series D Units, 10,000 of which vested immediately, and the rest of which will vest pursuant to the Series D Unit Agreement between us and Mr. Self described below.
Restricted Equity Agreements
We have entered into Restricted Equity Agreements with each of our executive officers. We believe that these agreements appropriately balance our needs to offer a competitive level of severance protection to our executives and to induce our executives to remain in our employ through the potentially disruptive conditions that may exist around the time of a change in control, while not unduly rewarding executives for a termination of their employment. The following details the terms of the Restricted Equity Agreements of our executive officers:
Brian Stewart. On June 18, 2012, we entered into a Series D Unit Agreement with Brian Stewart pursuant to which we granted a total of 34,737 of our Series D Units to Mr. Stewart. The Series D Units are intended to constitute “profits interests” under the Internal Revenue Code of 1986, as amended (the “Code”). Of the Series D Units granted to Mr. Stewart, one-third will vest on June 18, 2013, one-third will vest on June 18, 2014, with the remaining Series D Units vesting on June 18, 2015. However, if the Series D Units granted to Mr. Stewart have not already vested according to the schedule detailed in the previous sentence, then all granted Series D Units will vest upon the occurrence of a liquidation event or exit event where the value of the consideration distributed to the holders of our Series B Units, Series C Units and Series D units exceeds $100 million. If Mr. Stewart’s employment with us is terminated (a) as a result of his death or disability, (b) as a result of his terminating his employment without “good reason” (as defined in his employment agreement) or (c) for “cause” (as such term is defined in his employment agreement), then on the date of such termination Mr. Stewart shall forfeit all of his unvested Series D Units. Following any termination of employment, all vested Series D Units shall be retained by Mr. Stewart or his estate and held subject to the terms of the Company’s Amended and Restated Limited Liability Company Agreement. The number of Series D Units granted to Mr. Stewart represent as of the date of the Series D Unit Agreement the right to receive three percent (3%) of all distributions made on our Series B, Series C and Series D Units. The number of Series D Units granted pursuant to the Series D Unit Agreement will be adjusted (either up or down) as reasonably determined by the Board of Managers so that such Series D Units, assuming they were to become fully vested, represent the right to receive three percent (3%) of all distributions on our Series B, Series C and Series D Units.
Leonard Travis. On February 21, 2012, we entered into a Series D Unit Agreement with Leonard Travis pursuant to which we granted a total of 37,552 of our Series D Units to Mr. Travis. The Series D Units are intended to constitute “profits interests” under the Code. Of the Series D Units granted to Mr. Travis, 7,500 vested immediately. Of the remaining unvested Series D Units, 8,898 will vest upon the occurrence of certain liquidation or exit events where the value of the consideration distributed to the holders of our Series B, Series C and Series D units exceeds $100 million but is less than $200 million (the “First Trigger Event”) and 21,154 will vest upon the occurrence of certain liquidation or exit events where the value of the consideration distributed to the holders of our Series B, Series C and Series D units exceeds $200 million (the “Second Trigger Event”). Upon the occurrence of an exit event or a liquidation event (including a First Trigger Event), all unvested Series D Units awarded to Mr. Travis pursuant to the agreement that have not vested will be forfeited. If Mr. Travis’s employment with us is terminated (a) as a result of his death or disability, (b) as a result of his terminating his employment without “good reason” (as defined in his employment agreement), (c) for “cause” (as defined in his employment agreement), or (d) the then-current term of his employment agreement expiring, then on the date of such termination Mr. Travis shall forfeit to us all of his unvested Series D Units. If Mr. Travis’s employment is terminated without cause or if Mr. Travis terminates his employment for good reason, then (a) if the First Trigger Event occurs prior to what would have been the expiration of the then-current term of his employment agreement, 8,898 of Mr. Travis’s unvested Series D Units will vest, (b) if the Second Trigger Event occurs prior to what would have been the expiration of the then-current term of his employment agreement, 21,154 of Mr. Travis’s unvested Series D Units will vest.
Jeffrey McPherson. On February 21, 2012, we entered into a Series D Unit Agreement with Jeffrey McPherson pursuant to which we granted a total of 84,493 of our Series D Units to Mr. McPherson. The Series D Units are intended to constitute “profits interests” under the Code. Of the Series D Units granted to Mr. McPherson, 10,000 vested immediately. Of the remaining unvested Series D Units, 37,247 will vest upon the occurrence of a First Trigger Event and 37,246 will vest upon the occurrence of a Second Trigger Event. Upon the occurrence of an exit event or a liquidation event (including a First Trigger Event), all unvested Series D Units awarded to Mr. McPherson pursuant to the agreement that have not vested will be forfeited. If Mr. McPherson’s employment with us is terminated (a) as a result of his death or disability, (b) as a result of his terminating his employment without “good reason” (as defined in his employment agreement), (c) for “cause” (as defined in his employment agreement) or (d) the then-current term of his employment agreement expiring, then on the date of such termination Mr. McPherson shall forfeit to us all of his unvested Series D Units. If Mr. McPherson’s employment is terminated without cause or if Mr. McPherson terminates his employment for good reason, then (a) if the First Trigger Event occurs prior to what would have been the expiration of the then-current term of his employment agreement, 37,247 of Mr. McPherson’s unvested Series D Units will vest, (b) if the Second Trigger Event occurs prior to what would have been the expiration of the then-current term of his employment agreement, 74,493 of Mr. McPherson’s unvested Series D Units will vest.
Edward S. Self III. On February 21, 2012, we entered into a Series D Unit Agreement with Edward S. Self III pursuant to which we granted a total of 84,493 of our Series D Units to Mr. Self. The terms of Mr. Self’s Series D Unit Agreement are identical to those of Mr. McPherson’s Series D Unit Agreement.
Other Executive Benefits and Perquisites
We provide the following benefits to our executive officers on the same basis as other eligible employees:

•	health insurance;

•	vacation, personal holidays and sick days;

•	life insurance and accidental death and dismemberment insurance

•	short-term and long-term disability.
We believe these benefits are generally consistent with those offered by other companies with which we compete for executive talent.
Other Compensation Practices and Policies
Policy regarding the timing of equity awards. As a privately-owned company, there is no market for our common equity. Accordingly, we do not have a program, plan or practice pertaining to the timing of equity grants to executive officers coinciding with the release of material non-public information. We do not, as of yet, have any plans to implement such a program, plan or practice after becoming a reporting company.
Policy regarding restatements. We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment. Under those circumstances, our Board of Managers or a committee thereof, would evaluate whether adjustments or recoveries of awards were appropriate based upon the facts and circumstances surrounding the restatement.
Equity Ownership Policies. We have not established equity ownership or similar guidelines with regards to our executive officers. All of our executive officers currently have an indirect equity interest in our company through their restricted unit awards and we believe that they regard the potential returns from these interests as a significant element of their potential compensation for services to us.
Pension Benefits
We do not maintain any defined benefit pension plans.
Nonqualified Deferred Compensation
We do not maintain any nonqualified deferred compensation plans.
Relation of Compensation Policies and Practices to Risk Management
In combination with our risk-management practices, we do not believe that risks arising from our compensation policies and practices for our employees, including our named executive officers, are reasonably likely to have a material adverse effect on us.

Compensation of Managers
Members of the Board of Managers are reimbursed for reasonable out of pocket expenses incurred in attending meetings of the Board of Managers and other reasonable expenses related to the performance of their duties as members of the Board of Managers. Each member of our Board of Managers, excluding our Chief Executive Officer, also receives annual compensation of $25,000 per year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our common equity for: (i) each person that is a member of our Board of Managers and executive officer; (ii) all such members of our Board of Managers and executive officers as a group; and (iii) each person or entity that beneficially owns (directly or together with affiliates) more than 5% of our common equity. We refer to our Series B, Series C and Series D Units as our common equity. To our knowledge, each individual or entity named has sole investment and voting power with respect to units of common equity beneficially owned by them, except as otherwise noted. The number of units of common equity and the percentages of beneficial ownership are based on a total of approximately 1,000,000 units of common equity issued and outstanding and not subject to repurchase, or subject to issuance upon exercise of the warrants.

Name of Beneficial Owner	Units Beneficially Owned	Common Equity Percentage Ownership
ORB Investments, LLC(1)	694,737	60.0%
Joel Broussard(1)	694,737	60.0%
Gregg H. Falgout(1)	694,737	60.0%
Matthew Bernard(1)	694,737	60.0%
Cornelius Dupre(1)	694,737	60.0%
Steve Orlando(1)	694,737	60.0%
USWS Inc.(2)	167,500	14.5%
Donald Stevenson	34,737	3.0%
Brian Stewart(3)	34,737	3.0%
Leonard Travis(4)	7,500	0.6%
Jeffrey McPherson(5)	10,000	0.9%
Edward S. Self III(6)	10,000	0.9%
Executive Officers and Managers as a Group	756,974	65.4%

(1)
Messrs. Broussard, Bernard, Falgout, Dupre and Orlando, each a member of the Board of Managers, are also members of ORB Investments, LLC. The securities attributable to Messrs. Broussard, Bernard, Falgout, Dupre and Orlando include all of the units of our common equity held by ORB Investments, LLC.

(2)	Daniel T. Layton has voting and investment power with respect to the units of common equity held by USWS Inc.

(3)
Mr. Stewart's units are not fully vested and vest in accordance with the terms of his Series D Unit Agreement.  Further, the number of Series D Units granted to Mr. Stewart represent as of the date of the Series D Unit Agreement the right to receive three percent (3%) of all distributions made on our Series B, Series C and Series D Units.  The number of Series D Units granted pursuant to Mr. Stewart's Series D Unit Agreement will be adjusted (either up or down) as reasonably determined by the Board of Managers so that such Series D Units, assuming they were to become fully vested, represent the right to receive three percent (3%) of all distributions on our Series B, Series C and Series D Units.  For a summary of Mr. Stewart's Series D Unit Agreement see “Management - Compensation Information - Restricted Equity Agreements.”

(4)
Of the units granted to Mr. Travis (a) 7,500 vested immediately upon execution of his Series D Unit Agreement, (b) 8,898 will vest upon the occurrence of a First Trigger Event and (c) 21,154 will vest upon the occurrence of a Second Trigger Event. For a summary of Mr. Travis's Series D Unit Agreement see “Management - Compensation Information - Restricted Equity Agreements.”

(5)
Of the units granted to Mr. McPherson (a) 10,000 vested immediately upon execution of his Series D Unit Agreement, (b) 37,247 will vest upon the occurrence of a First Trigger Event and (c) 37,246 will vest upon the occurrence of a Second Trigger Event. For a summary of Mr. McPherson's Series D Unit Agreement see “Management - Compensation Information - Restricted Equity Agreements.”

(6)
Of the units granted to Mr. Self (a) 10,000 vested immediately upon execution of his Series D Unit Agreement, (b) 37,247 will vest upon the occurrence of a First Trigger Event and (c) 37,246 will vest upon the occurrence of a Second Trigger Event. For a summary of Mr. Self's Series D Unit Agreement see “Management - Compensation Information - Restricted Equity Agreements.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In the ordinary course of our business and in connection with our financing activities, we have entered into transactions with certain of our affiliates and significant equity holders. All of the transactions set forth below were approved by the unanimous vote of our predecessor’s Board of Directors. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than could have been obtained from unaffiliated third parties.
During 2011, Layton Corporation, a company owned and controlled by Daniel T. Layton, advanced our predecessor certain startup expenses totaling $29,700. This advance was repaid from the proceeds the Unit Offering.
In connection with the Unit Offering, a placement fee of $1,000,000 was paid to the Layton Corporation with the proceeds of the Unit Offering.

DESCRIPTION OF OTHER INDEBTEDNESS
Future Permitted First Lien Indebtedness
We may enter into permitted first lien indebtedness in the future, which may come in the form of term loans, revolving or non-revolving facilities or some combination thereof. Borrowings may bear interest at either a fixed rate or a floating rate such as prime or LIBOR (plus a certain percentage in certain circumstances). Our obligations under our future permitted first lien indebtedness are anticipated to be guaranteed by all of our existing and future domestic subsidiaries, and secured by a first-priority lien on substantially all of our and our domestic subsidiaries’ current and fixed assets (subject to certain exceptions). We anticipate that our future permitted first lien indebtedness will be subject to certain customary fees and expenses of the lenders and agents.
Any such future permitted first lien indebtedness may contain customary covenants, including, but not limited to, restrictions on our and our subsidiaries’ ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets subject to security interests created under our future permitted first lien indebtedness, make acquisitions, loans, advances or investments, pay dividends or other payments to our equity holders, sell or otherwise transfer assets, enter into transactions with affiliates or change our line of business, and will include, at least, covenants to maintain a specific current ratio and a specific interest charge coverage ratio.
Any such future permitted first lien indebtedness may provide that, upon the occurrence of certain events of default, our obligations thereunder may be accelerated and the lending commitments terminated. Such events of default would likely include payment defaults to the lenders, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, including the notes being offered hereby, voluntary and involuntary bankruptcy proceedings, material money judgments, certain change of control events and other customary events of default.
In connection with the closing of any future permitted first lien indebtedness, we intend to enter into, along with the guarantors, the agent for the lenders of such future permitted first lien indebtedness and the indenture trustee, an intercreditor agreement which will set forth the respective rights and obligations of the parties to the intercreditor agreement with respect to the collateral securing our future permitted first lien indebtedness and the notes. Although we expect that the intercreditor agreement will, when entered into, contain terms substantively similar to those described herein, there can be no assurance that the terms of such intercreditor agreement will be commercially reasonable or customary. The terms of the intercreditor agreement may differ from those set forth herein. See “Description of the Exchange Notes—Intercreditor Agreement.”
We can give no assurances that we will enter into the future permitted first lien indebtedness described herein, or that the terms of any facility in respect thereof will contain the terms described herein.
Furthermore, we cannot anticipate what type of facility such future permitted first lien indebtedness may be incurred under. Under the indenture governing the notes, such future permitted first lien indebtedness may take the form of credit loans, term loans, bonds, notes or other debt securities, receivables financings (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credits or similar facilities.

DESCRIPTION OF THE EXCHANGE NOTES
The exchange notes offered hereby will be issued under an Indenture dated as of February 21, 2012 (as amended and supplemented to date, the "Indenture"), among U.S. Well Services, LLC, a Delaware limited liability company (“USW LLC”), USW Financing Corp., a Delaware corporation (“USW Finance”), all of USW LLC’s direct and indirect wholly owned Domestic Subsidiaries, as guarantors (the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act” or “TIA”). Unless the context requires otherwise, all references to the “notes” in this “Description of the Exchange Notes” include the old notes and the exchange notes. The old notes and the exchange notes will be treated as a single class for all purposes of the Indenture.
The following description is a summary of the material terms and provisions of the notes, the Indenture, the Security Documents, the Registration Rights Agreement and the Intercreditor Agreement. It does not purport to be a complete description of the notes or such agreements and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture, the Security Documents, the Registration Rights Agreement and the Intercreditor Agreement. We urge you to read the Indenture, the Security Documents, the Registration Rights Agreement and the Intercreditor Agreement because they, and not this description, define your rights as holders of the notes.
You can find definitions of certain terms used in this description under the heading “—Certain Definitions.” In this description, the term “LLC” refers only to U.S. Well Services, LLC and “USW,” “we,” “us” and “our” refers only to USW LLC and USW Finance collectively as issuers of the notes and not to any of their subsidiaries (other than USW Finance, which is a direct subsidiary of USW LLC), and the term “Guarantor” refers to each Domestic Subsidiary that guarantees the notes, so long as it guarantees the notes.
USW Finance is a Delaware corporation that was formed for the purpose of acting as co-issuer of the notes. USW Finance is nominally capitalized and will not have any significant operations or revenues. As a result, prospective purchasers of the notes should not expect USW Finance to participate in servicing the interest and principal obligations on the notes. See ‘‘—Restrictions on Activities of USW Finance.’’
The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes and the Note Guarantees
The Notes
The old notes are, and the exchange notes will be:

•	general and joint and several senior secured obligations of USW;

•	pari passu in right of payment with all existing and future senior Indebtedness of USW;

•	senior in right of payment to all existing and future senior subordinated Indebtedness of USW;

•	effectively senior to all future unsecured Indebtedness and unsecured trade credit of USW;

•	effectively subordinated to any of USW’s First Lien Obligations to the extent of the value of the Collateral securing all such First Lien Obligations;

•	structurally subordinated to all existing and future liabilities and preferred stock of Subsidiaries of USW that are not Guarantors; and

•	unconditionally guaranteed on a senior secured basis by each Guarantor.
The Note Guarantees
The old notes are, and the exchange notes will be, initially guaranteed by all of USW LLC’s Subsidiaries (other than Unrestricted Subsidiaries and Foreign Subsidiaries).
Each guarantee of the old notes is, and each guarantee of the exchange notes will be:

•	a general senior secured obligation of the Guarantor;

•	pari passu in right of payment with all existing and future senior Indebtedness of the Guarantor;

•	senior in right of payment to all existing and future senior subordinated Indebtedness of the Guarantor;

•	effectively senior to all future unsecured Indebtedness and unsecured trade credit of the Guarantor; and

•	effectively subordinated to any First Lien Obligations of the Guarantor and certain other Indebtedness to the extent of the value of the Collateral securing such First Lien Obligations.
As of the Issue Date, all of USW LLC’s Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” USW LLC will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” USW LLC’s Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture, and its Unrestricted Subsidiaries will not guarantee the notes.
Principal, Maturity and Interest
USW issued $85.0 million in aggregate principal amount of notes in the offering. USW may issue additional notes under the Indenture from time to time after the offering. Any issuance of additional notes is subject to all of the covenants in the Indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes offered hereby and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and under the Security Documents, the Registration Rights Agreement and the Intercreditor Agreement. Unless the context requires otherwise, references to “notes” for all purposes of the Indenture and this “Description of the Exchange Notes” include any additional notes that are actually issued. USW has and will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notwithstanding the foregoing, after the PIK Payment (as defined below) has been made, notes may be issued in, or the principal amount may be increased by, minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. The notes will mature on February 15, 2017.
Interest on the notes accrues at the rate of 14.50% per annum and is payable semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2012. Interest on overdue principal and interest will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. USW will make each interest payment to the holders of record on the immediately preceding February 1 and August 1.
USW will pay interest on the notes on the first interest payment date after the Issue Date by increasing the principal amount of the outstanding notes (“PIK Interest”). Interest on the notes will thereafter be payable in cash. PIK Interest will be payable by increasing the principal amount of the outstanding notes by an amount equal to the amount of PIK Interest for the first interest period (the “PIK Payment”).

On the interest payment date for the PIK Payment, the principal amount of each note shall be increased by the amount of the PIK Interest payable for the first interest period on the principal amount of such note, to the credit of the applicable holder on the relevant record date for such interest payment date, automatically without any further action by any Person. In the case of notes represented by one or more global notes registered in the name of, or held by, DTC or its nominee, such increase in principal amount shall be recorded in the registrar’s books and records and in the schedule to the global notes in accordance with the provisions of the Indenture. In the case of certificated notes (if any), holders shall be entitled upon surrender for transfer or exchange of certificated notes to receive one or more new certificated notes reflecting such increase in principal amount in accordance with the terms of the Indenture. References in Indenture and the notes to the “principal amount” of the notes shall include increases in the principal amount of the notes as a result of the PIK Payment.
Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
If a holder of notes has given wire transfer instructions to USW, USW will pay all principal of, and interest and premium on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless USW elects to make interest payments by check mailed to the holders of the notes at their respective addresses set forth in the register of holders; provided, that all payments of principal of and interest and premium with respect to the notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the holder or holders thereof.
Paying Agent and Registrar for the Notes
The Trustee will initially act as paying agent and registrar. USW may change the paying agent or registrar without prior notice to the holders of the notes, and USW LLC or any of its Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
A holder may transfer or exchange notes in accordance with the provisions of the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. USW will not be required to transfer or exchange any note selected for redemption. Also, USW will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.
Note Guarantees
USW’s obligations under the notes, the Indenture and the Security Documents are and will be jointly and severally guaranteed on a senior secured basis by each Guarantor. The notes are and will be guaranteed by each of USW LLC’s current and future Subsidiaries (other than Unrestricted Subsidiaries and Foreign Subsidiaries). In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, these non-Guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us.
As of the Issue Date, all of USW LLC’s Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be:

•	an Unrestricted Subsidiary will not be subject to the restrictive covenants in the Indenture;

•
a Subsidiary that has previously been a Guarantor and that is designated an Unrestricted Subsidiary will be released from its Guarantee and the liens on its Collateral will be released under the Security Documents; and

•	the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of USW for purposes of calculating compliance with the restrictive covenants contained in the Indenture.
A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than USW or another Guarantor, unless:
(1)immediately after giving effect to that transaction, no Default or Event of Default exists; and
(2)either:
(a)the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture and its Note Guarantee pursuant to a supplemental Indenture and appropriate Security Documents satisfactory to the Trustee; or
(b)the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.
The Note Guarantee of a Guarantor will be released:
(1)in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) USW LLC or a Restricted Subsidiary of USW LLC, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;
(2)in connection with any sale, transfer or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) USW LLC or a Restricted Subsidiary of USW LLC, if the sale, transfer or other disposition does not violate the “Asset Sale” provisions of the Indenture;
(3)if USW LLC designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;
(4)upon legal defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge,” or
(5)as provided in the Intercreditor Agreement
See “—Repurchase at the Option of Holders—Asset Sales.”
The obligations of each Guarantor under its Note Guarantee are limited as necessary to protect against the obligations of such Guarantor under its Note Guarantee constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors—Risks Related to the Notes—Federal, state and foreign fraudulent transfer laws may permit a court to avoid the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received. If this occurs, noteholders may not receive any payments on the notes.” Each Guarantor that makes a payment for distribution under its Guarantee may be entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor.
If a Note Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of such Guarantor, and, depending on the amount of such indebtedness, such Guarantor’s liability on its Note Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes—Federal, state and foreign fraudulent transfer laws may permit a court to avoid the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received. If this occurs, noteholders may not receive any payments on the notes.”
Security
Security Documents
Pursuant to the Security Documents entered into by USW, the Guarantors and the Collateral Agent for the benefit of the Collateral Agent, the Trustee and the holders of notes, the notes, the Note Guarantees and all other

Obligations under the Indenture are secured by a Lien on substantially all of USW’s and the Guarantors’ existing and future tangible and intangible assets (other than Excluded Assets), including (without limitation):
(1)accounts;
(2)equipment, goods, inventory and fixtures;
(3)documents, instruments and chattel paper;
(4)letter-of-credit rights;
(5)securities collateral;
(6)investment property, including all Capital Stock owned by USW and the Guarantors;
(7)intellectual property;
(8)commercial tort claims;
(9)general intangibles;
(10)deposit accounts;
(11)money;
(12)supporting obligations;
(13)books and records;
(14)real property other than Excluded Real Property as defined below;
(15)to the extent not covered by clauses (1) through (14) above, choses in action and all other personal property of USW and each Guarantor, whether tangible or intangible;
(16)proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all proceeds of any insurance, indemnity, warranty or guaranty payable to USW or any Guarantor from time to time with respect to any of the foregoing; and
(17)all other existing and future tangible and intangible assets (collectively, the “Collateral”).
USW LLC shall, and shall cause USW Finance and each applicable Guarantor to, at their sole cost and expense, (i) execute and deliver all such agreements and instruments as are necessary (or as the Collateral Agent may reasonably request) to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Security Documents and (ii) file any such notice filings or other agreements or instruments and take any and all other actions as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Security Documents at such times and at such places as are necessary (or as the Collateral Agent may reasonably request), in each case subject to the terms of the Security Documents and the First Lien Security Documents, including any waivers thereunder by the First Lien Agent. The foregoing requirements for creation and/or perfection of security interests will not apply to de minimis or immaterial assets for which creation and/or perfection of the security interest could not be obtained without unreasonable costs and expense or under applicable law.
Notwithstanding the foregoing, the Collateral does not and will not include any of the following assets (collectively, the “Excluded Assets”):
(1)any asset or property right of USW or any Guarantor of any nature:
(a)if the grant of a security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of such asset or property right of USW or any Guarantor or loss of use of such asset or property right or (ii) a breach, termination or default under any lease, license, contract or agreement to which USW or such Guarantor is party (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions)

of any relevant jurisdiction or any other applicable law (including the United States Bankruptcy Code) or principles of equity); and
(b)to the extent that any applicable law or regulation prohibits the creation of a security interest thereon (other than to the extent that any such law would be rendered ineffective pursuant to any other applicable law);
provided, however, that (x) such asset or property right will cease to be an Excluded Asset immediately and automatically at such time as the condition causing such abandonment, invalidation, unenforceability, breach, termination, default or prohibition is remedied or ceases to exist and (y) to the extent severable, any portion of any such asset or property right that does not result in any of the consequences specified in clauses (a) and (b) in this clause (1) will not be an Excluded Asset;
(2)Voting Stock of any Foreign Subsidiary (to the extent such Foreign Subsidiary is a “controlled foreign corporation” for U.S. federal income tax purposes) that is directly owned by USW or any Guarantor, and any disregarded entity owner (direct or indirect through one or more other disregarded entities) of such Foreign Subsidiary, solely to the extent representing in excess of 65% of the total voting power of all outstanding Voting Stock of such Foreign Subsidiary or such disregarded entity owner and all Capital Stock of Foreign Subsidiaries not directly owned by any Person that is USW or a Guarantor;
(3)any foreign intellectual property;
(4)any applications for trademarks or service marks filed in the United States Patent and Trademark Office (“PTO”) pursuant to 15 U.S.C. § 1051 Section 1(b) unless and until evidence of use of the mark in interstate commerce is submitted to the PTO pursuant to 15 U.S.C. § 1051 Section 1(c) or Section 1(d);
(5)(i) deposit and securities accounts the balance of which consists exclusively of (a) withheld income taxes and federal, state or local employment taxes in such amounts as are required to be paid to the IRS or state or local government agencies within the following two months with respect to employees of USW or any of the Guarantors, and (b) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of USW or any Guarantor, and (ii) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts, payroll accounts, escrow accounts and trust accounts; provided that the Escrow Account shall not be an Excluded Asset;
(6)fixed or capital assets owned by USW or any Guarantor that are subject to a capital lease or purchase money obligations, in each case permitted to be incurred pursuant to the covenants described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Certain Covenants—Liens” if the contract or other agreement in which such Lien is granted prohibits the creation of any other Lien on such fixed or capital assets, but only for so long as such prohibition is in effect and only with respect to the portion of such fixed or capital assets as to which such other Lien attaches and such prohibition applies;
(7)deposit and securities accounts to the extent the aggregate value of assets therein does not exceed $500,000; provided that the Escrow Account shall not be an Excluded Asset;
(8)vehicles, and any other property subject to a certificate of title; and
(9)leased real property and owned real property, in each case having a Fair Market Value of less than $1.0 million in the aggregate at any time outstanding (“Excluded Real Property”).
Intercreditor Agreement
We intend to negotiate the terms of an Intercreditor Agreement among the Trustee, the First Lien Agent, on behalf of the First Lien Creditors (including the lenders under any Credit Facilities evidencing or governing any First Lien Obligations), the Collateral Agent, on behalf of the Second Lien Creditors (including the holders of the notes), USW and the Guarantors, which will, among other things, define the relative rights of the Trustee, the First

Lien Agent and the First Lien Creditors and the Collateral Agent and the Second Lien Creditors and related matters with respect to the Collateral. By purchasing notes, each holder will be deemed to have authorized the Collateral Agent and the Trustee to enter into the Intercreditor Agreement with the First Lien Agent, on such terms as USW, the First Lien Agent and the Trustee agree, and each holder shall be bound by the terms of the Intercreditor Agreement.
Because did not enter into any Intercreditor Agreement prior to the Issue Date, our statements regarding what the Intercreditor Agreement will provide in the summary below are based on our current expectation of what the terms and other provisions of the Intercreditor Agreement will be, and all such statements are expressly qualified in their entirety by, and should be reviewed in the context of, the foregoing. The terms of the actual Intercreditor Agreement may differ significantly from those set forth herein, and there can be no assurance that such differing terms will be commercially reasonable or customary. Holders of notes will be deemed to authorize the Trustee to enter into any such Intercreditor Agreement on their behalf.
Relative Lien Priorities; Notes Effectively Subordinated to First Lien Obligations
The Intercreditor Agreement will provide that, notwithstanding the date, manner or order of grant, attachment or perfection of any Liens on Collateral securing the Obligations arising under any Credit Facilities evidencing or governing any First Lien Obligations (“First Priority Liens”) or any Liens thereon that secure the notes and the other Second Lien Obligations (“Second Priority Liens”), and notwithstanding any provision of the Uniform Commercial Code of any applicable jurisdiction or any other applicable law or the provisions of any First Lien Document or Second Lien Document or any other circumstance whatsoever, each of the First Lien Agent, on behalf of the First Lien Creditors, and the Collateral Agent, on behalf of the Second Lien Creditors, will agree that (a) any First Priority Liens then or thereafter held by or for the benefit of any First Lien Creditor will be senior in right, priority, operation, effect and all other respects to any and all Second Priority Liens and (b) any Second Priority Liens then or thereafter held by or for the benefit of any Second Lien Creditor will be junior and subordinate in right, priority, perfection, operation, effect and all other respects to any and all First Priority Liens, and the First Priority Liens will be and remain senior in right, priority, perfection, operation, effect and all other respects to any Second Priority Liens for all purposes. Notwithstanding anything contained in the Intercreditor Agreement, the First Lien Obligations will not be secured by the Escrow Account or funds held therein.
As a result of the foregoing, the Second Lien Obligations will be effectively subordinated to the First Lien Obligations to the extent of the value of the Collateral.
No Payment Subordination to First Lien Obligations
The Intercreditor Agreement will provide that the subordination of Liens securing the Second Lien Obligations described herein affects only the relative priority of those Liens, and does not subordinate the Second Lien Obligations in right of payment to the First Lien Obligations. Nothing in the Intercreditor Agreement will affect the entitlement of any Second Lien Creditor to receive and retain required payments of interest, principal, and other amounts in respect of the Second Lien Obligations unless the receipt is expressly prohibited by, or results from the Second Lien Creditor’s breach of, the Intercreditor Agreement.
Prohibition on Contesting Liens; Additional Collateral
The Intercreditor Agreement will provide that (a) each of the First Lien Agent, on behalf of the First Lien Creditors, and the Collateral Agent, on behalf of the Second Lien Creditors, will agree that it will not, and will waive any right to, contest or support any other Person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the priority, validity, extent, perfection or enforceability of any First Priority Lien or any Second Priority Lien, as the case may be; provided that nothing in the Intercreditor Agreement will be construed to prevent or impair the rights of the First Lien Creditors or the Second Lien Creditors to enforce the Intercreditor Agreement to the extent provided thereby, including the provisions relating to the priority of Liens securing the First Lien Obligations and (b) if USW or any Guarantor creates any additional Liens upon any property to secure (i) any First Lien Obligations, it must substantially concurrently grant a Lien upon such property as security for the notes or the Note Guarantee of such Guarantor, as the case may be, and (ii) the notes or any Note Guarantee, it must substantially concurrently grant a Lien upon such property as security for the First Lien Obligations. The Collateral Agent on behalf of the Second Lien Creditors will agree that, to the extent that the provisions in clause (b) above are not complied with for any reason, without limiting any other rights and remedies available to First Lien Agent or First Lien Creditors, any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this clause (b) will be subject to the “Payment Over” provisions described below.
Exercise of Rights and Remedies; Standstill
The Intercreditor Agreement will provide that the First Lien Agent and the other First Lien Creditors will, at all times prior to the Discharge of First Lien Priority Obligations, have the exclusive right to enforce rights and exercise remedies (including any right of setoff) with respect to the Collateral (including making determinations regarding the release, disposition or restrictions with respect to the Collateral), or to commence or seek to commence any action or proceeding with respect to such rights or remedies (including any foreclosure action or proceeding or any insolvency or liquidation proceeding), all in such order and in such manner as they may determine in the exercise of their sole discretion, in each case, without any consultation with or the consent of the Collateral Agent or any other Second Lien Creditor, and no Second Lien Creditor will have any such right; provided, however, that after a period of 180 days following notice from the Collateral Agent to the First Lien Agent that the Second Lien Obligations have been accelerated, so long as the First Lien Agent is not diligently pursuing in good faith an enforcement action with respect to all or a material portion of the Collateral or diligently attempting to vacate any stay or prohibition against such exercise (the “Standstill Period”), the Second Lien Creditors may enforce or exercise any rights or remedies with respect to any Collateral.
The Intercreditor Agreement will also provide that, prior to the end of the Standstill Period, no Second Lien Creditor will (x) contest, protest, or object to any exercise of remedies by First Lien Agent or any First Lien Creditor nor have any right to direct First Lien Agent to exercise remedies or take any other action under the First Lien Documents; or (y) object to (and waive any and all claims with respect to) the forbearance by First Lien Agent or First Lien Creditors from exercising any remedies.
The Intercreditor Agreement will further provide that notwithstanding the foregoing, a Second Lien Creditor may,
(a)if an insolvency proceeding has been commenced by or against USW or any Guarantor, file a claim or statement of interest with respect to the Second Lien Obligations;
(b)take any action (not adverse to the priority status of the Liens on the Collateral securing the First Lien Obligations, or the rights of First Lien Agent or any First Lien Creditors to exercise any remedies) in order to create, preserve, protect or perfect its Lien in and to the Collateral;
(c)file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding, or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of Second Lien Creditors, including any claims secured by the Collateral, if any;
(d)vote on any plan of reorganization as more particularly described below;
(e)exercise rights and remedies as unsecured creditors as more particularly descried below;
(f)join (but not exercise any control with respect to) any judicial foreclosure proceeding or other judicial lien enforcement proceeding with respect to the Collateral initiated by First Lien Agent to the extent that any such action could not reasonably be expected, in any material respect, to restrain, hinder, limit, delay for any material period or otherwise interfere with the exercise of remedies by First Lien Agent (it being understood that neither Collateral Agent nor any Second Lien Creditor will be entitled to receive any proceeds thereof unless otherwise expressly permitted in the Intercreditor Agreement); and
(g)exercise any remedies after the termination of the Standstill Period if and to the extent permitted above.
Insolvency and Liquidation Proceedings
The Intercreditor Agreement will provide that:
(a)If USW or any Guarantor is subject to any insolvency proceeding and First Lien Agent consents to the use of cash collateral (as such term is defined in Section 363(a) of the United States Bankruptcy Code, “Cash Collateral”), on which First Lien Agent has a Lien or permits USW or any Guarantor to obtain financing provided by any one or more First Lien Creditors under Section 364 of the United States Bankruptcy Code (such financing, a “DIP Financing”), then Collateral Agent agrees that it will consent to such Cash Collateral use or raise no objection to such DIP Financing and, to the extent the Liens securing the First Lien Obligations are discharged, subordinated to, or pari passu with such DIP Financing, Collateral Agent will subordinate its Liens in the Collateral to the Liens securing such DIP Financing; provided that (i) the principal amount of any such DIP Financing plus the outstanding principal amount of other First Lien Obligations does not exceed the First Lien Cap, (ii) any such Cash Collateral use or DIP Financing does not compel USW or any Guarantor to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the Cash Collateral order or DIP Financing documentation, (iii) any Cash Collateral order or DIP Financing documentation does not expressly require the liquidation of the Collateral prior to a default under the Cash Collateral order or DIP Financing documentation, and (iv) any such DIP Financing is otherwise subject to the terms of the Intercreditor Agreement. Collateral Agent will not have the right to, directly or indirectly, provide, offer to provide, or support any DIP Financing secured by a Lien senior to or pari passu with the Liens securing the First Lien Priority Obligations. If, in connection with any Cash Collateral use or DIP Financing, any Liens on the Collateral held by First Lien Creditors are subject to a surcharge or are subordinated to an administrative priority claim, a professional fee “carve out,” or fees owed to the United States Trustee, and so long as the amount of such surcharge, claim, carve out, or fees is reasonable under the circumstances, then the Liens on the Collateral of Second Lien Creditors will also be subordinated to such interest or claim and will remain subordinated to the Liens on the Collateral of First Lien Creditors consistent with the Intercreditor Agreement.
(b)The Collateral Agent will consent, and will not object or oppose a motion to dispose of any Collateral free and clear of the Liens or other claims in favor of Collateral Agent under Section 363 of the United States Bankruptcy Code if the requisite First Lien Creditors under the First Lien Documents have consented to such disposition of such assets, and such motion does not impair, subject to the priorities set forth in the Intercreditor Agreement, the rights of Second Lien Creditors under Section 363(k) of the United States Bankruptcy Code (so long as the right of the Second Lien Creditors to offset their claim against the purchase price is only after the First Lien Priority Obligations have been paid in full in cash).
(c)Until the earlier of the expiration of the Standstill Period and the Discharge of First Lien Priority Obligations, Collateral Agent will agree not to (a) seek (or support any other person seeking) relief from the automatic stay or any other stay in any insolvency proceeding in respect of the Collateral, without the prior written consent of First Lien Agent, unless a motion for adequate protection by the Collateral Agent that is permitted under clause (e) below has been denied by the court before which the applicable insolvency proceeding is pending, or (b) oppose any request by the First Lien Agent or any First Lien Creditor to seek relief from the automatic stay or any other stay in any insolvency proceeding in respect of the Collateral.
(d)In any insolvency proceeding involving USW or any Guarantor, no Second Lien Creditor will contest (or support any other person contesting):
(i)any request by First Lien Agent or other First Lien Creditors for adequate protection; or
(ii)any objection by First Lien Agent or First Lien Creditors to any motion, relief, action, or proceeding based on First Lien Agent or First Lien Creditors claiming a lack of adequate protection.
(e)In any insolvency proceeding involving USW or any Guarantor:
(i)if any one or more First Lien Creditors are granted adequate protection in the form of a replacement Lien (on existing or future assets of USW or any Guarantor) in connection with any DIP Financing or use of Cash Collateral, then Collateral Agent will also be entitled to seek, without objection from First Lien Creditors, adequate protection in the form of a replacement Lien (on such existing or future assets of USW or any Guarantor), which replacement Lien, if obtained, will be subordinate to the Liens securing the First Lien Obligations (including those under a DIP Financing) on the same basis as the other Liens securing the Second Lien Obligations are subordinate to the First Lien Obligations under the Intercreditor Agreement;
(ii)if any one or more Second Lien Creditors are granted adequate protection in the form of a replacement Lien (on existing or future assets of USW or any Guarantor), then First Lien Agent will also be entitled to seek, without objection from Second Lien Creditors, a senior adequate protection Lien on existing or future assets of USW or any Guarantor as security for the First Lien Obligations and that any adequate protection Lien on such existing or future assets securing the Second Lien Obligations will be subordinated to the Lien on such assets securing the First Lien Obligations on the same basis as the other Liens securing the Second Lien Obligations are subordinated to the First Lien Obligations under the Intercreditor Agreement;
(iii)if any one or more First Lien Creditors are granted adequate protection in the form of an expense of administration claim in connection with any DIP Financing or use of Cash Collateral, then Collateral Agent will also be entitled to seek, without objection from First Lien Creditors, adequate protection in the form of an expense of administration claim, which administration claim, if obtained, will be subordinate to the administration claim of the First Lien Creditors;
(iv)if any one or more Second Lien Creditors are granted adequate protection in the form of an expense of administration claim in connection with any DIP Financing or use of Cash Collateral, then First Lien Agent will also be entitled to seek, without objection from Second Lien Creditors, adequate protection in the form of an expense of administration claim, which administration claim, if obtained, will be senior to the administration claim of the Second Lien Creditors; and
(v)Collateral Agent (a) may seek, without objection from First Lien Creditors, adequate protection with respect to the Second Lien Creditors’ rights in the Collateral in the form of periodic cash payments in an amount not exceeding interest at the non-default contract rate, together with payment of reasonable out-of-pocket expenses, and (b) without the consent of First Lien Agent, will not seek any other adequate protection in the form of cash payments with respect to their rights in the Collateral.
(f)Neither Collateral Agent nor any other Second Lien Creditor will object to, oppose, or challenge any claim by First Lien Agent or any First Lien Creditor for allowance in any insolvency proceeding of First Lien Obligations consisting of post-petition interest, fees, or expenses.
(g)Neither First Lien Agent nor any other First Lien Creditor will object to, oppose, or challenge any claim by Collateral Agent or any Second Lien Creditor for allowance in any insolvency proceeding of Second Lien Obligations consisting of post-petition interest, fees, or expenses.
Payment Waterfall
The Intercreditor Agreement will provide that any Collateral or proceeds thereof received by any of the First Lien Creditors or the Second Lien Creditors in connection with any disposition of, or collection on, such Collateral upon the enforcement or exercise of any right or remedy (including any right of setoff) will be applied as follows:
first, to the payment of costs and expenses of the First Lien Agent in accordance with the First Lien Documents or the Collateral Agent in accordance with the Second Lien Documents, as the case may be, in connection with such enforcement or exercise (to the extent not prohibited under the terms of the Intercreditor Agreement);
second, to the payment in full in cash or cash collateralization of the First Lien Priority Obligations in accordance with the First Lien Documents, and in the case of payment of any revolving loans, together with the concurrent permanent reduction of any revolving loan commitment thereunder in an amount equal to the amount of such payment;
third, to the payment in full in cash of the Second Lien Priority Obligations in accordance with the Second Lien Documents;
fourth, to the payment in full in cash of the Excess First Lien Obligations in accordance with the First Lien Documents;
fifth, to the payment in full in cash of the Excess Second Lien Obligations in accordance with the Second Lien Documents; and
sixth, any surplus Collateral or proceeds then remaining will be returned to USW, the applicable Guarantor or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
Payment Over
The Intercreditor Agreement will provide that so long as the Discharge of First Lien Priority Obligations has not occurred, any Collateral or any proceeds thereof received by the Collateral Agent or any other Second Lien Creditor in violation of the Intercreditor Agreement with respect to the Collateral, or otherwise, will be segregated and held in trust and either retained or forthwith transferred or paid over to the First Lien Agent for the benefit of the First Lien Creditors in the same form as received, together with any necessary endorsements.
Certain Voting Matters
The Intercreditor Agreement will provide that the Second Lien Creditors may not vote on any plan of reorganization (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension) to the extent inconsistent with the terms of the Intercreditor Agreement.
Postponement of Subrogation
The Intercreditor Agreement will provide that no payment or distribution to any First Lien Creditor pursuant to the provisions of the Intercreditor Agreement will entitle any Second Lien Creditor to exercise any rights of subrogation in respect thereof until the Discharge of the First Lien Priority Obligations will have occurred.
Unsecured Creditor Remedies
The Intercreditor Agreement will provide that, subject to the terms and provisions thereof, the Collateral Agent and the other Second Lien Creditors may, in accordance with the Second Lien Documents and applicable law, exercise any rights and exercise remedies against USW and the Guarantors that could be exercised as an unsecured creditor. Notwithstanding the above, in the event that any Second Lien Creditor becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment Lien will be subject to the terms of the Intercreditor Agreement for all purposes (including in relation to the First Priority Liens and the First Lien Obligations) to the same extent as all other Liens securing the Second Lien Obligations are subject to the Intercreditor Agreement.
Purchase Option
The Intercreditor Agreement will provide that upon the occurrence (and during the continuation of) (i) the acceleration of any First Lien Priority Obligations, (ii) First Lien Agent’s exercise of remedies with respect to all or a material portion of the Collateral, (iii) the occurrence of an event of default under the Second Lien Documents as a result of a failure to make payment of any Second Lien Priority Obligation when due under the terms of the Second Lien Documents, or (iv) the commencement of an insolvency proceeding with respect to USW or any Guarantor, then, in any such case, any one or more of Second Lien Creditors (acting in their individual capacity or through one or more affiliates) will have the right, but not the obligation, upon five Business Days advance written notice from such Second Lien Creditors (a “Purchase Notice”) to First Lien Agent, for the benefit of First Lien Creditors, to acquire from First Lien Creditors all (but not less than all) of the right, title, and interest of First Lien Creditors in and to the First Lien Priority Obligations and the First Lien Loan Documents. The Purchase Notice, if given, will be irrevocable. On the date specified in the Purchase Notice (which will not be more than five Business Days after the receipt by First Lien Agent of the Purchase Notice), First Lien Creditors will sell to the purchasing Second Lien Creditors and purchasing Second Lien Creditors will purchase from First Lien Creditors, the First Lien Priority Obligations. In no event shall the Collateral Agent be obligated to monitor any of the events described in clauses (i) through (iv) above, nor shall the Collateral Agent have any responsibility to execute, or any liability in connection with the execution of such purchase.
On the date of such purchase and sale, purchasing Second Lien Creditors will (i) pay to First Lien Agent, for the benefit of First Lien Creditors, as the purchase price therefor the full amount of all the First Lien Obligations (other than the Excess First Lien Obligations and other than First Lien Obligations cash collateralized in accordance with clause (ii) below) then outstanding and unpaid, (ii) furnish cash collateral to First Lien Agent in such amounts as First Lien Agent determines is reasonably necessary to secure First Lien Agent and First Lien Creditors in connection with (A) any issued and outstanding letters of credit (but not in any event in an amount greater than 105% of the aggregate undrawn amount of such letters of credit) and (B) bank product obligations (but not in any event in an amount greater than any relevant bank product reserve), and (iii) agree to reimburse First Lien Agent and First Lien Creditors for all expenses to the extent earned or due and payable in accordance with the First Lien Documents. Following such purchase, if the Second Lien Creditors receive any early termination or other similar fee payable pursuant to the documents governing First Lien Obligations, and all Second Lien Obligations have been indefeasibly satisfied in full (including all amounts used to purchase the First Lien Obligations) the Second Lien Creditors will turn over such amounts to holders of First Lien Obligations.
Release of Second Priority Liens
The Intercreditor Agreement will provide that if, in connection with (i) any disposition of any Collateral permitted under the terms of the First Lien Documents (other than after the occurrence of an event of default under the Second Lien Documents or if such disposition is prohibited by the Second Lien Documents), (ii) the enforcement or exercise of any rights or remedies with respect to the Collateral, including any disposition of Collateral or (iii) any private or public disposition of all or any material portion of the Collateral by USW or one or more Guarantors with the consent of First Lien Agent after the occurrence and during the continuance of an event of default under the First Lien Documents, which disposition is conducted by USW or such Guarantors with the consent of First Lien Agent in connection with good faith efforts by First Lien Agent to collect the First Lien Obligations through the disposition of Collateral (any such disposition, a “Default Disposition”), the First Lien Agent, for itself and on behalf of the other First Lien Creditors, (x) releases any of the First Priority Liens, or (y) releases any Guarantor from its obligations under its guarantee of the First Lien Obligations (in each case, a “Release”), other than any such Release granted following the Discharge of First Lien Priority Obligations, then the Second Priority Liens on such Collateral, and the obligations of such Guarantor under its Guarantee, will be automatically, unconditionally and simultaneously released, and the Collateral Agent and the other Second Lien Creditors will promptly execute and deliver such release documents as the First Lien Agent may reasonably request to effectively confirm such Release and as may be otherwise reasonably required to consummate such Release and any related transactions; provided that, (x) in the case of a disposition of Collateral in accordance with clauses (ii) and (iii) above, the Second Priority Liens may not be so Released if the proceeds of such disposition are not applied to repay the First Lien Obligations and permanently reduce any commitments thereunder by a corresponding amount and (y) in the case of a disposition of Collateral in accordance with clause (iii) above, with respect to Collateral that is subject to Article 9 of the Uniform Commercial Code, USW or the relevant Guarantors consummating such Default Disposition have (A) provided Collateral Agent with the prior written notice that would have been required if the Default Disposition were a disposition of collateral by a secured creditor under Article 9 of the Uniform Commercial Code, and (B) conducted such Default Disposition in a commercially reasonable manner as if such Default Disposition were a disposition of collateral by a secured creditor in accordance with Article 9 of the Uniform Commercial Code.
Whether before or after the Discharge of First Lien Priority Obligations, USW will be entitled to releases of assets included in the Collateral from the Liens securing the notes under any one or more of the following circumstances:
(1)to enable USW to consummate asset sales and dispositions permitted or not prohibited under the covenant described below under “—Repurchase at the Option of Holders—Asset Sales”; provided, that such Liens will not be released if such sale or disposition is to a Restricted Subsidiary or is subject to the covenant described below under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;
(2)with respect to the assets of a Guarantor that constitute Collateral, upon the release of such Guarantor from its Guarantee; and
(3)as described under “—Amendment, Supplement and Waiver” below.
The Liens on all Collateral that secures the notes and the Note Guarantees also will be released:
(1)if USW exercises its legal defeasance option or covenant defeasance option as described below under “—Legal Defeasance and Covenant Defeasance”; or
(2)upon satisfaction and discharge of the Indenture as described below under “—Satisfaction and Discharge” or payment in full of the principal of, premium, if any, and accrued and unpaid interest on the notes and all other Obligations that are then due and payable.
Subject to the terms of the Security Documents and subject to rights of the holders of the First Lien Obligations, USW and each Guarantor will have the right to remain in possession and retain exclusive control of the Collateral securing the notes, to freely operate such Collateral and to collect, invest and dispose of any income therefrom.
Amendments to Collateral Documents
The Intercreditor Agreement will provide, subject to limitations (if any) set forth therein, that, in the event the First Lien Agent or the other First Lien Creditors enter into any amendment, waiver or consent in respect of any of the First Lien Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any such document or changing in any manner the rights of the First Lien Agent, the other First Lien Creditors, USW or any other grantor thereunder, then such amendment, waiver or consent will apply automatically to any comparable provision of the Security Documents without the consent of the Second Lien Creditors and without any action by any of the foregoing, provided, that no such amendment will (A) remove or release any Collateral subject to a Second Priority Lien, except to the extent that (x) the release is permitted or required under the provisions set forth under the heading “—Insolvency and Liquidation Proceedings” or “—Release of Second Priority Liens” and (y) there is a corresponding release of Collateral from the First Priority Lien, (B) materially and adversely affect the rights of the Second Lien Creditors without the consent of the Collateral Agent, unless it also affects the First Lien Creditors in a like or similar manner, or (C) impose duties on the Collateral Agent, without its consent. Notice of such amendment, waiver or consent will be given to the Collateral Agent no later than 30 days after its effectiveness, provided that the failure to give such notice will not affect the effectiveness and validity thereof.
Certain Bankruptcy and Other Limitations
The ability of the Collateral Agent and the holders of the notes to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See “Risk Factors—Risks Relating to the Notes — Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.” The ability of the Collateral Agent and the holders of the notes to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior Liens and practical problems associated with the realization of the Collateral Agent’s Lien on the Collateral.
Additionally, the Collateral Agent may need to evaluate the impact of the potential liabilities before determining to foreclose on Collateral consisting of real property (if any) because a secured creditor that holds a Lien on real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at such real property. Consequently, the Collateral Agent may decline to foreclose on such Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the holders.
Compliance with Trust Indenture Act
The Indenture provides that USW will comply with the provisions of TIA §314 to the extent applicable. To the extent applicable, USW will cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities subject to the Lien of the Security Documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an officer or legal counsel, as applicable, of USW except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, USW will not be required to comply with all or any portion of TIA § 314(d) if it reasonably determines that under the terms of TIA § 314(d) or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to any release or series of releases of Collateral.
Without limiting the generality of the foregoing, certain no action letters issued by the SEC have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act. USW and the Guarantors may, subject to the provisions of the Indenture, among other things, without any release or consent by the holders of the notes, conduct ordinary course activities with respect to the Collateral, including, without limitation:

•
selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents that has become worn out, defective, obsolete or not used or useful in the business;

•	abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Indenture or any of the Security Documents;

•	surrendering or modifying any franchise, license or permit subject to the Lien of the Security Documents that it may own or under which it may be operating;

•	altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances;

•	granting a license of any intellectual property;

•	selling, transferring or otherwise disposing of inventory in the ordinary course of business; and

•	abandoning any intellectual property that is no longer used or useful in USW’s business.
Optional Redemption
Except as described below, the notes are not be redeemable at USW’s option prior to February 15, 2015. On or after February 15, 2015, USW may redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice by first class mail, postage prepaid (or transmitted otherwise in accordance with the applicable procedures of DTC), with a copy to the Trustee, to each holder of notes to the address of such holder appearing in the security register, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to, but not including, the applicable redemption date, if redeemed during the periods set forth below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

For the period below	Percentage
On or after February 15, 2015 to February 14, 2016	107.250%

On or after February 15, 2016 and thereafter	100.000%

Unless USW defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.
Notwithstanding anything herein to the contrary, at any time prior to February 15, 2015, USW may on one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the Indenture at a redemption price equal to 110% of the aggregate principal amount, plus accrued and unpaid interest, thereon, to, but not including, the redemption date (subject to the rights of holders of record on the relevant record date to receive interest due on an interest payment date that occurs on or prior to the redemption date), with the net cash proceeds of one or more Equity Offerings of USW LLC; provided, that:
(1)at least 65% of the sum of the aggregate principal amount of notes originally issued under the Indenture (excluding notes held by USW LLC and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
(2)the redemption occurs within 90 days of the date of the closing of such Equity Offering.
In addition, at any time prior to February 15, 2015, USW may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address (or transmitted otherwise in accordance with applicable procedures of DTC), with a copy to the Trustee, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, to, but not including, the redemption date, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.
The Trustee shall select the notes to be purchased in the manner described under “—Repurchase at the Option of Holders—Selection and Notice.”
Notice of redemption upon any Equity Offering or in connection with a transaction (or series of related transactions) that constitute a Change of Control may, at USW’s option and discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering or Change of Control, as the case may be.
Mandatory Redemption
Except to the extent that USW may be required to offer to purchase the notes as set forth below under “—Repurchase at the Option of Holders,” USW is not required to make mandatory redemption or sinking fund payments with respect to the notes.
Repurchase at the Option of Holders
Change of Control
If a Change of Control occurs, each holder of notes will have the right to require USW to offer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof (or, after the PIK Payment has been made, equal to $1.00 or an integral multiple of $1.00 in excess thereof)) of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, on the notes repurchased to, but not including, the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, USW will mail such Change of Control Offer by first class mail, with a copy to the Trustee, to each holder of notes to the address of such holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the following information:
(1) a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;
(2)the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);
(3)any note not properly tendered will remain outstanding and continue to accrue interest;
(4)unless USW defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on, but not including, the Change of Control Payment Date;
(5)holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse side of the notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
(6)holders will be entitled to withdraw their tendered notes and their election to require USW to purchase such notes; provided, that the paying agent receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of the notes, the principal amount of notes tendered for purchase, and a statement that such holder is withdrawing its tendered notes and its election to have such notes purchased;
(7)if such notice is mailed prior to the occurrence of a Change of Control, stating the Change of Control Offer is conditional on the occurrence of such Change of Control; and
(8)that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $2,000 or an integral multiple of $1,000 in excess thereof (or, after the PIK Payment has been made, equal to $1.00 or an integral multiple of $1.00 in excess thereof).
While the notes are in global form and USW makes an offer to purchase all or any portion of the notes pursuant to the Change of Control Offer, a holder may exercise its option to elect for the purchase of the notes through the facilities of DTC, subject to its rules and regulations.
USW will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, USW will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.
On the Change of Control Payment Date, USW will, to the extent permitted by law:
(1)accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;
(2)deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and
(3)deliver or cause to be delivered to the Trustee for cancellation the notes so properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by USW.
The paying agent will promptly mail to each holder of notes properly tendered and so accepted the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered by each such holder, if any; provided, that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof (or, after the PIK Payment has been made, in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof). Any note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date. USW will notify the trustee and holders of the notes of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
The provisions described above that require USW to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that USW repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
USW will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by USW and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given pursuant to the Indenture as described under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.
We anticipate that future credit agreements or other agreements relating to senior Indebtedness to which USW becomes a party may contain prohibitions of certain events, including events that would constitute a Change of Control. The exercise by the holders of notes of their rights to require USW to repurchase the notes upon a Change of Control could cause a default thereunder, even if the Change of Control itself does not, due to the financial effect of such repurchases on USW. In the event a Change of Control occurs at a time when USW is prohibited from purchasing the notes, USW could seek the consent of its lenders to permit the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If USW does not obtain such consent or repay such borrowing, USW will remain prohibited from purchasing the notes and such default could result in amounts outstanding under Credit Facilities being declared due and payable. In that case, USW’s failure to purchase tendered notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under the other Indebtedness. Finally, USW’s ability to pay cash to the holders of notes upon a repurchase may be limited by USW’s then existing financial resources.
Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the placement agents and us. After the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the notes protection in a highly levered transaction.
The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of USW LLC and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require USW to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of USW LLC and its Subsidiaries taken as a whole to another Person or group may be uncertain. In addition, in a recent decision, the Chancery Court of the State of Delaware raised the possibility that a change of control occurring as a result of a failure to have “continuing directors” comprising a majority of a board of directors may be unenforceable on public policy grounds.
The existence of a holder’s right to require USW to repurchase such holder’s notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire USW in a transaction that would constitute a Change of Control.
The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.
Asset Sales
USW will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale (it being understood that sales of all or substantially all of the assets of USW and its Restricted Subsidiaries will be governed by the covenant under the heading “—Certain Covenants—Merger, Consolidation or Sale of Assets”), unless:

(1)USW (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and
(2)at least 75% of the consideration received in the Asset Sale by USW or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided, however, to the extent that any disposition in any such Asset Sale was of Collateral, the non-cash consideration received is pledged as Collateral in accordance with the Security Documents. For purposes of this provision, each of the following will be deemed to be cash:
(a)any liabilities, as shown on USW LLC’s most recent consolidated balance sheet, of USW LLC or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases USW LLC or such Restricted Subsidiary from further liability;
(b)any securities, notes or other obligations received by USW or any such Restricted Subsidiary from such transferee that are promptly, but in any event within 60 days of such Asset Sale, subject to ordinary settlement periods, converted by USW or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and
(c)any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.
Within 360 days after the receipt of any Net Proceeds from an Asset Sale, USW (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:
(1)to repay (i) Indebtedness and other Obligations under a Credit Facility, (ii) Indebtedness permitted to be incurred under clause (15) of the second paragraph under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and to the extent such Indebtedness is in the form of a revolving facility, to correspondingly reduce commitments with respect thereto or (iii) other Obligations arising under or pursuant to the notes;
(2)to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of USW LLC;
(3)to make a capital expenditure; or
(4)to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; provided that the assets (including Voting Stock) acquired with the Net Proceeds from any disposition of Collateral are pledged as Collateral in accordance with the Security Documents.
Any stock or assets deemed to be cash pursuant to clause (2) (c) the preceding paragraph of this covenant are deemed acquired with Net Proceeds equal to the deemed cash amount. Pending the final application of any Net Proceeds, USW LLC may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.
Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $2.5 million, USW will, within 30 days thereof, make one or more offers to the holders of the notes (and, at the option of USW LLC, the holders of Other Pari Passu Obligations) to purchase notes (and Other Pari Passu Obligations) pursuant to and subject to the conditions contained in the Indenture (each, an “Asset Sale Offer”), that are in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof (or, after the PIK Payment has been made, in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof) that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. USW will commence an Asset Sale Offer with respect to Excess Proceeds within 30 days after the date that Excess Proceeds exceeds $2.5 million by mailing (or transmitting otherwise in accordance with the procedures of DTC), the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes and such Other Pari Passu Obligations tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, USW LLC may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes or the Other Pari Passu Obligations surrendered by such holders thereof exceeds the amount of Excess Proceeds, the notes and such Other Pari Passu Obligations will be purchased on a pro rata basis based on the accreted value or principal amount of the notes or such Other Pari Passu Obligations tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
USW will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, USW will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.
Future agreements governing USW’s other Indebtedness may contain prohibitions of certain events, including events that would constitute an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require USW to repurchase the notes upon an Asset Sale could cause a default under these other agreements, even if the Asset Sale itself does not, due to the financial effect of such repurchases on USW. In the event an Asset Sale occurs at a time when USW is prohibited from purchasing notes, USW could seek the consent of its senior creditors to the purchase of notes or could attempt to refinance the indebtedness that contains such prohibition. If USW does not obtain consent or repay such indebtedness, USW will remain prohibited from purchasing notes. In that case, USW’s failure to purchase tendered notes would constitute an Event of Default under the Indenture, which could, in turn, constitute a default under the other Indebtedness. Finally, USW’s ability to pay cash to the holders of notes upon a repurchase may be limited by USW’s then existing financial resources.
Excess Cash Offer
Within 45 days after each Determination Date for which the cash and Cash Equivalents of USW LLC and its Restricted Subsidiaries is greater than $12.1 million (such amount in excess of $12.1 million on the applicable Determination Date being the “Excess Cash Amount”), USW LLC and its Restricted Subsidiaries shall make an offer in cash in an amount equal to 100% of the Excess Cash Amount to purchase notes (an “Excess Cash Offer”) at an offer price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase (the “Excess Cash Offer Payment”). If the aggregate principal amount of notes tendered in such Excess Cash Offer exceeds the Excess Cash Amount, the trustee will select the notes to be purchased on a pro rata basis or by lot or similar method (and in the case of global notes, in accordance with the procedures of DTC). To the extent that the aggregate amount of notes tendered pursuant to an Excess Cash Offer is less than the Excess Cash Amount, USW LLC may use any remaining Excess Cash Amount for any purpose not otherwise prohibited by the Indenture. Upon completion of any such Excess Cash Offer, the Excess Cash Amount shall be reset at zero; provided that USW will not be deemed to be in default under this covenant for any failure to make an Excess Cash Offer or an Excess Cash Offer Payment by virtue of any adjustment in the amount calculated for any Determination Date for any Excess Cash Offer due to normal year-end accounting adjustments or other changes concurred in by its public accountants; provided further that any such adjustment in the calculation of the Excess Cash Amount for a prior Determination Date for any Excess Cash Offer, whether positive or negative, shall be carried forward to the next subsequent Determination Date for such Excess Cash Offer.
Within 45 days following each Determination Date, USW will mail a notice to each holder and the trustee offering to repurchase notes as of the date specified in the notice (the “Excess Cash Offer Purchase Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.
USW will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Excess Cash Offer. To the extent that the provisions of any securities laws or regulations conflict with the Excess Cash Offer provisions of the Indenture, USW will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Excess Cash Offer provisions of the Indenture by virtue of such compliance.
On or before the Excess Cash Offer Purchase Date, USW will, to the extent lawful, accept for payment all notes or portions of notes properly tendered pursuant to Excess Cash Offer. Promptly after such acceptance, on the Excess Cash Offer Purchase Date, USW will:
(i) deposit with the paying agent an amount equal to the Excess Cash Offer Payment in respect of all notes or portions of notes properly tendered; and
(ii)deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by USW.
On the Excess Cash Offer Purchase Date, the paying agent will wire or mail to each holder of notes properly tendered the Excess Cash Offer Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 (or if the PIK Payment has been made, in a principal amount of $1.00 or an integral multiple of $1.00) . USW will notify the trustee and holders of the notes of the results of the Excess Cash Offer as soon as practicable after the Excess Cash Offer Purchase Date.
Additional Fracturing Contract
USW entered into an Escrow Agreement pursuant to which USW deposited $37.5 million of the net proceeds of the offering into an escrow account in connection with USW entering into the Second Fracturing Contract (the “Escrow Account”). The Escrow Account is pledged to the trustee, for the benefit of the trustee and the holders of the notes, and was invested on the Issue Date in certain Eligible Escrow Investments in which the trustee, for the benefit of the trustee and the Holders of the notes, has a valid and perfected security interest. Pursuant to the Escrow Agreement, the $22.5 million of funds in the Escrow Account shall be retained in the Escrow Account to satisfy the purchase price for notes tendered in the Second Contract Repurchase Offer (defined below), and all remaining funds shall be released to USW promptly after the Escrow Agent has received an Officers' Certificate from USW to the effect that that certain First Supplemental Indenture between USW, USW Finance and the Trustee is effective and operative. If any proceeds remain in the Escrow Account after consummation of the Second Contract Repurchase Offer (as defined below), such excess proceeds will be released to USW and USW may use such remaining proceeds for any purpose not otherwise prohibited by the Indenture and the Escrow Account shall be closed.
In the event that the execution of the Second Fracturing Contract has not occurred on or prior to July 10, 2012 (the “Second Contract Trigger Date”) each holder of notes will have the right to require USW to repurchase all or any part (equal to $1.00 or an integral multiple of $1.00 in excess thereof) of that holder’s notes pursuant to the offer described below (the “Second Contract Repurchase Offer”); provided that the aggregate purchase price of all notes repurchased pursuant to the Second Contract Repurchase Offer shall not exceed $22.5 million in the aggregate. In the Second Contract Repurchase Offer, USW will offer a payment (the “Second Contract Trigger Date Payment”) in cash equal to 100% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased to, but not including, the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. If the aggregate principal amount of notes tendered pursuant to the Second Contract Repurchase Offer (which principal amount, for the avoidance of any doubt, shall include all accrued and unpaid PIK Interest on such notes) exceeds $22.5 million in the aggregate, the Trustee will select the notes to be repurchased on a pro rata basis or by lot or similar method (and in the case of global notes, in accordance with the procedures of DTC), based on the amounts tendered (with such adjustments as may be deemed appropriate by USW so that only notes in denominations of $1.00, or an integral multiple of $1.00 in excess thereof, will be purchased).

Unless the $22.5 million of funds in the Escrow Account has been previously released pursuant to USW LLC or a Guarantor entering into the Second Fracturing Contract on or prior to the Second Contract Trigger Date, within ten days following the Second Contract Trigger Date, USW will mail such Second Contract Repurchase Offer by first-class mail, with a copy to the Trustee, to each holder of notes to the address of such holder appearing in the security register (or otherwise in accordance with the procedures of DTC), with the following information:
(1)the Second Contract Repurchase Offer is being made pursuant to the covenant entitled “—Additional Fracturing Contract,” and that all notes properly tendered pursuant to such Second Contract Repurchase Offer will be accepted for payment;
(2)the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Second Contract Payment Date”);
(3)any note not properly tendered will remain outstanding and continue to accrue interest;
(4)unless USW defaults in making the Second Contract Trigger Date Payment under the covenant entitled “—Additional Fracturing Contract,” all notes accepted for payment pursuant to the Second Contract Repurchase Offer will cease to accrue interest on, but not including, the Second Contract Payment Date;
(5)holders electing to have any notes purchased pursuant to the Second Contract Repurchase Offer will be required to surrender the notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third business day preceding the Second Contract Payment Date;
(6)holders will be entitled to withdraw their tendered notes and their election to require USW to purchase such notes; provided that the paying agent receives, not later than the close of business on the last day of the offer period, an electronic mail, facsimile transmission or letter setting forth the name of the holder of the notes, the principal amount of notes tendered for purchase, and a statement that such holder is withdrawing his tendered notes and his election to have such notes purchased;
(7)if such notice is mailed prior to the Second Contract Trigger Date, stating the Second Contract Repurchase Offer is conditional on the occurrence of the Second Contract Trigger Date; and
(8)that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $1.00 or an integral multiple of $1.00 in excess thereof.
While the notes are in global form and USW makes the Second Contract Repurchase Offer to purchase all or any portion of the notes pursuant to the Second Contract Repurchase Offer, a holder may exercise its option to elect for the purchase of the notes through the facilities of DTC, subject to its rules and regulations.
USW will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes pursuant to the Second Contract Repurchase Offer under the covenant entitled “—Additional Fracturing Contract.” To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, USW will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the provisions of the Indenture by virtue of such compliance.
On the Second Contract Payment Date, USW will, to the extent lawful:
(1)accept for payment all notes or portions of notes properly tendered pursuant to the Second Contract Repurchase Offer;
(2)deposit with the paying agent no later than 10:00 a.m., New York City time, an amount equal to the payment in respect of all notes or portions of notes properly tendered; and
(3)deliver or cause to be delivered to the Trustee for cancellation the notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by USW.

The paying agent will promptly wire or mail to each holder of notes properly tendered and so accepted the Second Contract Trigger Date Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered by each such holder, if any; provided that each such new note will be in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof. Any note so accepted for payment will cease to accrue interest on and after the Second Contract Payment Date. USW will publicly announce the results of the Second Contract Repurchase Offer on or as soon as practicable after the Second Contract Payment Date.
The provisions described above that require USW to make a Second Contract Repurchase Offer following the Second Contract Trigger Date will be applicable whether or not any other provisions of the Indenture are applicable.
Selection and Notice
If less than all of the notes or such Other Pari Passu Obligations are to be redeemed at any time, the Trustee will select notes for redemption on a pro rata basis or by lot or similar method (and in the case of global notes, in accordance with the procedures of DTC), unless otherwise required by law or applicable stock exchange requirements; provided, that no notes of $2,000 or less shall be purchased or redeemed in part (or, after the PIK Payment has been made, no notes of $1.00 or less shall be redeemed in part).
Notices of redemption will be mailed by first class mail (or transmitted otherwise in accordance with the procedures of DTC) at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed.
A new note in principal amount equal to the unpurchased or unredeemed portion of the original note purchased or redeemed in part will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.
Certain Covenants
Maximum Capital Expenditures
USW LLC and its Restricted Subsidiaries will not allow aggregate Capital Expenditures in any one fiscal year (which amount shall be prorated in the case of the first fiscal year following the Issue Date) to exceed $4.0 million per fleet of fracturing equipment (the “Capex Limit”); provided that, to the extent the aggregate Capital Expenditures in any one fiscal year are less than the Capex Limit, then USW LLC and its Restricted Subsidiaries may carry forward such unused amounts to be applied in subsequent fiscal years; and provided further that (i) anticipated expenditures for new equipment as set forth in the offering memorandum under the heading “Use of Proceeds”, (ii) additional equipment purchases permitted pursuant to clause (15) of the second paragraph under the heading “— Incurrence of Indebtedness and Issuance of Preferred Stock” and (iii) Capital Expenditures made with any Remaining Amounts or the net cash proceeds of any Equity Offering shall not be counted for purposes of the Capex Limit. All Capital Expenditures shall first be applied to reduce the carry-forward from the previous fiscal year (or portion thereof), if any, and then to reduce the applicable Capex Limit for the current year.
Restricted Payments
USW will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(1)declare or pay any dividend or make any other payment or distribution on account of USW LLC’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving USW LLC or any of its Restricted Subsidiaries) or to the direct or indirect holders of USW LLC’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of USW LLC and other than dividends or distributions payable to USW LLC or a Restricted Subsidiary of USW);

(2)purchase, redeem, defease or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving USW LLC) any Equity Interests of USW LLC or any direct or indirect parent of USW LLC (other than Equity Interests of USW LLC held by a Restricted Subsidiary that is a Guarantor);
(3)make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of USW or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among USW LLC and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or
(4)make any Restricted Investment;
(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
(1)no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
(2)USW LLC would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable calculation period pursuant to the definition of Fixed Charge Coverage Ratio, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;
(3)such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by USW LLC and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (5), (6) and (7) of the next succeeding paragraph), is less than the sum, without duplication, of:
(a)50% of the Consolidated Net Income of USW LLC for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of USW LLC’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus
(b)100% of the aggregate net cash proceeds received by USW LLC since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of USW LLC (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of USW LLC that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of USW LLC); plus
(c)to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus
(d)to the extent that any Unrestricted Subsidiary of USW LLC designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (i) the Fair Market Value of USW LLC’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Issue Date; plus
(e)50% of any dividends received by USW LLC or a Restricted Subsidiary of USW LLC that is a Guarantor after the Issue Date from an Unrestricted Subsidiary of USW LLC, to the extent that such dividends were not otherwise included in the Consolidated Net Income of USW LLC for such period; and

(4)USW LLC or any Guarantor and its counterparty or counterparties have executed the Second Fracturing Contract.
Other than with respect to clause (9) below (which for the avoidance of doubt will be allowed to be paid immediately following the Issue Date) so long as (i) USW LLC or any Guarantor and its counterparty or counterparties have executed the Second Fracturing Contract and (ii) no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:
(1)the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;
(2)the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of USW LLC) of, Equity Interests of USW LLC (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to USW LLC; provided, that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;
(3)the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of USW or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;
(4)a Restricted Payment to pay for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of USW LLC or any Restricted Subsidiary of USW LLC held by any former officer, director or employee of USW LLC or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any twelve-month period;
(5)the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;
(6)the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of USW LLC or any Restricted Subsidiary of USW LLC issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;
(7)other Restricted Payments in an aggregate amount not to exceed $5.0 million since the Issue Date;
(8)the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of USW LLC to the holders of its Equity Interests on a pro rata basis; and
(9)Permitted Parent Payments; provided that notwithstanding anything to the contrary contained herein, payments described in clause (1) of the definition of Permitted Parent Payments will be permitted to be made regardless of whether a Default or Event of Default has occurred and is continuing or would be caused thereby;
The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by USW LLC or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of USW LLC whose resolution with respect thereto will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $15.0 million. For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (10) above or is entitled to be made according to the first paragraph of this covenant, USW may, in its sole discretion, classify the Restricted Payment in any manner that complies with this covenant.
Incurrence of Indebtedness and Issuance of Preferred Stock
USW will not, and will not permit any Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and USW LLC will not issue any Disqualified Stock and will not permit any of USW Finance or any of its Restricted Subsidiaries to issue any Disqualified Stock or shares of preferred stock; provided, however, that USW may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt), issue Disqualified Stock or issue preferred stock, if the Fixed Charge Coverage Ratio for USW LLC and the Guarantors on a consolidated basis on the day immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of the applicable calculation period pursuant to the definition of Fixed Charge Coverage Ratio.
The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):
(1)the incurrence by USW LLC and its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit under Credit Facilities being deemed to have a principal amount equal to the maximum potential liability of USW and its Restricted Subsidiaries thereunder) not to exceed $7.5 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by USW or any of its Restricted Subsidiaries since the Issue Date to repay any term Indebtedness under Credit Facility classified under this clause (1) or to repay any revolving credit Indebtedness under such Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;
(2)the incurrence by USW and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the Issue Date and the exchange of notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement (other than any additional notes) and any increases in the principal amount of the notes (whether issued on the Issue Date or thereafter) as a result of a PIK Payment;
(3)the incurrence by USW LLC and its Restricted Subsidiaries of the Existing Indebtedness (other than the Indebtedness described in clauses (1) and (2));
(4)the incurrence by USW LLC or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property (real or personal), plant or equipment used in the business of USW LLC or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $2.5 million at any time outstanding;
(5)the incurrence by USW LLC or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (5) or (15) of this paragraph;
(6)the incurrence by USW LLC or any of its Restricted Subsidiaries of intercompany Indebtedness between or among USW and any of its Restricted Subsidiaries; provided, however, that:

(a)if USW LLC or any Guarantor is the obligor on such Indebtedness and the payee is not USW LLC or a Guarantor, such Indebtedness (i) must be evidenced by a promissory note which note shall be pledged to the Collateral Agent in favor of the holders of notes, subject to the terms of the Intercreditor Agreement and (ii) must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of USW, or the Note Guarantee, in the case of a Guarantor; and
(b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than USW LLC or a Restricted Subsidiary of USW LLC and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either USW LLC or a Restricted Subsidiary of USW LLC
(c)will be deemed, in each case, to constitute an incurrence of such Indebtedness by USW LLC or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);
(7)the issuance by any of USW LLC’s Restricted Subsidiaries to USW LLC or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:
(a)any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than USW LLC or a Restricted Subsidiary of USW LLC; and
(b)any sale or other transfer of any such preferred stock to a Person that is not either USW LLC or a Restricted Subsidiary of USW LLC, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);
(8)the incurrence by USW LLC or any of its Restricted Subsidiaries of Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) in the ordinary course of business solely for the purpose of limiting:
(a)interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this covenant;
(b)exchange rate risk with respect to any currency exchange;
(c)commodity risk; or
(d)any combination of the foregoing;
(9)(a) the Guarantee by USW LLC or any of the Guarantors of Indebtedness of a Restricted Subsidiary of USW LLC so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture; or
(b)the Guarantee by a Restricted Subsidiary of USW LLC of Indebtedness of USW LLC or another Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture;
provided, in each case, that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Note Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;
(10)the incurrence by USW LLC or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation, general liability claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, insurance premium finance agreements, statutory obligations, bankers’ acceptances and performance, appeal or surety bonds in the ordinary course of business;
(11)the incurrence by USW LLC or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;
(12)the incurrence of Indebtedness consisting of indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary in accordance with the terms of the Indenture, other than Indebtedness or guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by USW LLC and its Restricted Subsidiaries in connection with such disposition;
(13)the incurrence by USW LLC and its Restricted Subsidiaries of letters of credit in the ordinary course of business;
(14)the incurrence by USW LLC or any of the Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed $2.0 million; and
(15)the incurrence by USW LLC or any of the Guarantors of Indebtedness not to exceed $35.0 million in aggregate principal amount; provided that (i) such Indebtedness is used by USW or any Guarantor solely for the purpose of acquiring equipment and (ii) such Indebtedness is only incurred subsequent to USW or a Guarantor entering into a Third Fracturing Contract.
The Indenture will provide that USW LLC will not incur, and will not permit USW Finance or any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of USW LLC, USW Finance or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of USW LLC solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.
For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, USW LLC will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. With respect to the issuance of Disqualified Stock or shares of preferred equity permitted pursuant the first paragraph of this covenant or clause (7) of the second paragraph of this covenant, USW LLC will be permitted to classify such issuance of Disqualified Stock or shares of preferred equity, or later reclassify all or a portion of such issuance of Disqualified Stock or shares of preferred equity, in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment (without duplication) is included in Fixed Charges of USW as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that USW or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
The amount of any Indebtedness outstanding as of any date will be:
(1)the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(2)the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
(a)the Fair Market Value of such assets at the date of determination; and
(b)the amount of the Indebtedness of the other Person.
Liens
USW LLC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.
Dividend and Other Payment Restrictions Affecting Subsidiaries
USW LLC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
(1)pay dividends or make any other distributions on its Capital Stock to USW LLC or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to USW LLC or any of its Restricted Subsidiaries;
(2)make loans or advances to USW LLC or any of its Restricted Subsidiaries; or
(3)sell, lease or transfer any of its properties or assets to USW LLC or any of its Restricted Subsidiaries.
However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:
(1)agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided, that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date (as determined in good faith by the Board of Directors);
(2)the Indenture, the notes, the Note Guarantees and the Security Documents;
(3)applicable law, rule, regulation or order;
(4)any instrument governing Indebtedness or Capital Stock of a Person acquired by USW LLC or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, that in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;
(5)customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;
(6)purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;
(7)with respect to a Restricted Subsidiary, any agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary that is permitted by “—Repurchase at the Option of Holders—Asset Sales” that imposes such encumbrance or restriction pending the closing of such sale or disposition;

(8)Permitted Refinancing Indebtedness; provided, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being extended, renewed, refunded, refinanced, defeased or discharged (as determined in good faith by the Board of Directors of USW LLC);
(9)Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;
(10)provisions limiting the disposition or distribution of assets or property or equity interests in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into (a) in the ordinary course of business or (b) with the approval of USW LLC’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;
(11)restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business; and
(12)any instrument governing Indebtedness of a Foreign Subsidiary; provided, that such Indebtedness was permitted by the terms of the Indenture to be incurred.
Merger, Consolidation or Sale of Assets
USW LLC will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not USW is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of USW LLC and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:
(1)either: (a) USW LLC is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than USW LLC) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;
(2)the Person formed by or surviving any such consolidation or merger (if other than USW LLC) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of USW LLC under the notes, the Indenture, the Registration Rights Agreement and the Security Documents pursuant to agreements reasonably satisfactory to the Trustee;
(3)immediately after such transaction, no Default or Event of Default exists;
(4)USW LLC or the Person formed by or surviving any such consolidation or merger (if other than USW), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable calculation period set forth in the definition of Fixed Charge Coverage Ratio, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and
(5)the Trustee has received an Opinion of Counsel and Officers’ Certificate to the effect that such transaction complies with the foregoing.
This “Merger, Consolidation or Sale of Assets” covenant will not apply to:
(1)a merger of USW LLC with an Affiliate solely for the purpose of reincorporating USW LLC in another jurisdiction; or
(2)any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among USW LLC and its Restricted Subsidiaries.
In addition, USW LLC will not directly or indirectly lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person.
Transactions with Affiliates
USW LLC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any arms-length transaction or series of related transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of USW LLC (each, an “Affiliate Transaction”), unless:
(1)the Affiliate Transaction is on terms that are not less favorable to USW LLC or the relevant Restricted Subsidiary (as determined in good faith by the Board of Directors of USW LLC) than those that would have been obtained in a comparable transaction by USW LLC or such Restricted Subsidiary with an unrelated Person; and
(2)USW LLC delivers to the Trustee:
(a)with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors of USW LLC set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of USW LLC; and
(b)with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to USW LLC or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:
(1)any employment, service, termination or consulting agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by USW LLC or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;
(2)transactions between or among USW LLC and/or its Restricted Subsidiaries;
(3)transactions with a Person (other than an Unrestricted Subsidiary of USW LLC) that is an Affiliate of USW LLC solely because USW LLC owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;
(4)the payment of reasonable directors’ fees, the payments of other reasonable benefits and the provision of officers’ and directors’ indemnification and insurance to the extent permitted by law to persons who are officers and directors of USW LLC and its Restricted Subsidiaries, in each case in the ordinary course of business and approved by the Board of Directors;
(5)any issuance of Equity Interests (other than Disqualified Stock) of USW LLC to Affiliates of USW LLC;
(6)Restricted Payments that do not violate the provisions of the Indenture described above under the caption “—Restricted Payments”;
(7)transactions effected pursuant to agreements in effect on the Issue Date and described in this offering memorandum and any amendment, modification or replacement of such agreement (so long as such amendment or replacement is not less favorable to USW LLC, any Restricted Subsidiary or the holders, taken as a whole, than the original agreement as in effect on the Issue Date as determined in good faith by the Board of Directors of USW LLC);
(8)loans or advances to employees in the ordinary course of business not exceed $1.0 million in the aggregate at any one time outstanding; and

(9)purchases of the units by Affiliates of USW LLC.
Business Activities
USW LLC will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to USW LLC and its Restricted Subsidiaries taken as a whole.
Additional Note Guarantees
If USW LLC or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the Issue Date, then USW LLC will (1) cause that newly acquired or created Domestic Subsidiary to (a) execute a supplemental Indenture pursuant to which it becomes a Guarantor and (b) execute an amendment to the Registration Rights Agreement pursuant to which it becomes subject to the obligations of a Guarantor thereunder, (2) cause the newly acquired or created Domestic Subsidiary to execute and deliver to the Trustee and the Collateral Agent amendments to the Security Documents or additional Security Documents and the Intercreditor Agreement and take such other action as may be necessary to grant to the Collateral Agent, for the benefit of the holders, a perfected Lien in the assets other than Excluded Assets of such Domestic Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdiction or such other actions as may be required by the Security Documents, (3) cause that newly acquired or created Domestic Subsidiary to take such actions necessary or as the Collateral Agent reasonably determines to be advisable to grant to the Collateral Agent for the benefit of the holders a perfected Lien in the assets other than Excluded Assets of such new Domestic Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdiction as may be required by the Security Documents or by law or as may be reasonably requested by the Collateral Agent, (4) cause that newly acquired or created Domestic Subsidiary to take such further action and execute and deliver such other documents reasonably requested by the Trustee or the Collateral Agent to effectuate the foregoing, and (5) deliver an opinion of counsel with respect to the foregoing reasonably satisfactory to the Trustee, in each case, within 30 Business Days of the date on which the Domestic Subsidiary was acquired or created.
Designation of Restricted and Unrestricted Subsidiaries
The Board of Directors of USW LLC may designate any Subsidiary (including any newly acquired or newly formed Subsidiary or Person that becomes a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by USW LLC and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by USW LLC. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of USW LLC may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.
Any designation of a Subsidiary of USW LLC as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of USW LLC as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” USW LLC will be in default of such covenant. The Board of Directors of USW LLC may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of USW LLC; provided, that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of USW LLC of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.
Impairment of Security Interest
Subject to the Intercreditor Agreement, none of USW LLC, USW Finance or any of the Restricted Subsidiaries will take or omit to take any action which would adversely affect or impair in any material respect the Liens in favor of the Collateral Agent with respect to the Collateral, except as otherwise permitted or required by the Security Documents or the Indenture. None of USW LLC, USW Finance or any of the Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than the First Lien Obligations and any other Obligations which are secured by a Permitted Lien that is senior to the Lien securing the Second Lien Obligations, the notes and the Security Documents, unless such agreement permits USW LLC, USW Finance or such of the Restricted Subsidiary to first repay, or offer to repay, First Lien Obligations and the notes.
Real Estate Mortgages and Filings
With respect to any real property other than Excluded Real Property (individually and collectively, the “Premises”) owned by USW or a Domestic Subsidiary (other than Unrestricted Subsidiaries) on the Issue Date and with respect to any such property to be acquired by USW or a Domestic Subsidiary (other than Unrestricted Subsidiaries) after the Issue Date (within 90 days of the acquisition thereof):
(1)USW LLC shall deliver to the Collateral Agent, as mortgagee, fully executed counterparts of Mortgages, duly executed by USW LLC, USW Finance or the applicable Domestic Subsidiary, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;
(2)USW LLC shall deliver to the Collateral Agent mortgagee’s title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Collateral Agent, the trustee and the holders in an amount equal to 100% of the Fair Market Value of the Premises purported to be covered by the related Mortgage, insuring that title to such property is marketable and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens together with customary endorsements, coinsurance and reinsurance typical for the applicable jurisdiction and accompanied by evidence of the payment in full of all premiums thereon;
(3)USW LLC shall deliver to the Collateral Agent, to the extent provided to any First Lien Agent, with respect to each of the covered Premises, the most recent survey of such Premises prepared on or on behalf of USW LLC, together with either (i) an updated survey certification in favor of the trustee and the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit from USW LLC stating that there has been no change sufficient for the title insurance company to remove all standard survey exceptions and issue the customary endorsements; and
(4)USW LLC shall deliver to the Collateral Agent an opinion(s) of counsel of USW LLC confirming that the Mortgages and Security Documents create a perfected Lien on the Premises purported to be covered by the related mortgage, which shall be from local counsel in each state where a Premises is located covering the enforceability of the relevant Mortgages the grant and perfection of security interests, the payment of recording taxes, if any, and other customary matters;
in each case, using commercially reasonable efforts to comply with the foregoing by the Issue Date but, in any event, no later than 90 days thereafter.
Leasehold Mortgages and Filings; Landlord Waivers
USW LLC and its Domestic Subsidiaries (other than any Unrestricted Subsidiary) shall use commercially reasonable efforts to deliver Mortgages with respect to USW LLC’s leasehold interests in any premises material to the business taken as a whole (the “Leased Premises”) (other than Excluded Real Property) occupied by USW LLC or such Domestic Subsidiary (other than any Unrestricted Subsidiary) pursuant to leases which may be mortgaged by their terms or the terms of the landlord consents (collectively, the “Leases,” and individually, a “Lease”) in each case using commercially reasonable efforts to comply with the foregoing by the Issue Date but, in any event, no later than 90 days thereafter.
With respect to any leasehold Mortgage delivered pursuant to the immediately preceding paragraph, USW LLC or the applicable Subsidiary shall provide to the Trustee all of the items described in clauses (2), (3) and (4) of “Certain Covenants—Real Estate Mortgages and Filings” above and in addition shall use their respective commercially reasonable efforts to obtain an agreement executed by the lessor under the Lease, whereby the lessor consents to the Mortgage and waives or subordinates its landlord Lien (whether granted by the instrument creating the leasehold estate or by applicable law), if any, and which shall be entered into by the Collateral Agent, subject to its reasonable satisfaction of the form thereof.
Each of USW LLC and each of its Domestic Subsidiaries that is a lessee of, or becomes a lessee of, real property (other than Excluded Real Property) material to the business, is, and will be, required to use commercially reasonable efforts to deliver to the Collateral Agent a landlord waiver, in the form reasonably acceptable to the Collateral Agent executed by the lessor of such real property (other than Excluded Real Property); provided, that in the case where such lease is a lease in existence on the Issue Date, USW LLC or its Domestic Subsidiary that is the lessee thereunder shall have 90 days from the Issue Date to satisfy such requirement.
Restrictions on Activities of USW Finance
USW Finance will not hold any material assets, become liable for any material obligations or engage in any significant business activities other than those related to its activities as a co-issuer of the notes; provided that USW Finance may, (1) be a co-obligor or guarantor with respect to Indebtedness (including any Indebtedness and other obligations under Credit Facilities) if USW LLC is an obligor or guarantor on such Indebtedness and the net proceeds of such Indebtedness are received by USW LLC or one or more Guarantors, (2) become subject to obligations imposed by operation of law, (3) maintain administrative employees and functions incidental to its existence, including without limitation customary indemnification of officers and directors, and (4) take any action required by any regulatory body. At any time after USW LLC becomes a corporation, USW Finance may consolidate or merge with or into USW LLC or any Restricted Subsidiary of USW LLC.
Advances to Subsidiaries
All advances to Restricted Subsidiaries made by USW after the Issue Date will be evidenced by intercompany notes in favor of USW LLC. These intercompany notes will be pledged pursuant to the Security Documents as Collateral to secure the notes. Each intercompany note will be payable upon demand and will be subordinated in right of payment to all existing Senior Debt of the Restricted Subsidiary to which the loan is made. “Senior Debt” of Subsidiaries for the purposes of the intercompany notes will be defined as all Indebtedness of the Restricted Subsidiaries that is not specifically by its terms made pari passu with or junior to the intercompany notes.
USW LLC will not permit any Restricted Subsidiary in respect of which USW is a creditor by virtue of an intercompany note to incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of such Restricted Subsidiary and senior in any respect in right of payment to any intercompany note.
Further Assurances
USW shall, and shall cause each Guarantor to, at its sole cost and expense, execute and deliver all such agreements and instruments as the Collateral Agent or the Trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Security Documents. In addition, USW shall, and shall cause each Guarantor to, at its sole cost and expense, execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents in the Collateral. Further, from time to time, USW LLC will reasonably promptly secure the obligations under the Indenture and the Security Documents by pledging or creating, or causing to be pledged or created, perfected security interests with respect to the Collateral. USW LLC shall deliver or cause to be delivered to the

Collateral Agent all such instruments and documents as the Collateral Agent shall reasonably request to evidence compliance with this covenant. The Collateral Agent shall not have any obligation to request the documents referred to in this covenant.
Reports
So long as any notes are outstanding and until such time as USW is obligated to file reports with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, USW will furnish to the holders of notes and the Trustee, and make available on a publicly available website, within the time periods specified in the SEC’s rules and regulations:
(1)all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if USW LLC were required to file such reports; and
(2)all current reports that would be required to be filed with the SEC on Form 8-K if USW LLC were required to file such reports.
Upon request by USW, the Trustee shall transmit such reports to the Holders (or DTC, as long as the notes are held in global form).
Notwithstanding the foregoing, no such reports shall be required to comply with sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002 and Items 307 and 308 of Regulation S-K under the Securities Act.
All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on USW LLC’s consolidated financial statements by USW LLC’s independent registered public accounting firm. From and after the date of consummation of the exchange offer contemplated by the Registration Rights Agreement or such date that USW is required to file reports with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, USW LLC will file a copy of each report required to be filed with the SEC and will post such reports on its website within those time periods.
If, at any time following the consummation of the exchange offer contemplated by the Registration Rights Agreement, USW is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, USW will nevertheless continue filing the reports specified in the preceding paragraph of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. USW will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept USW’s filings for any reason, USW LLC will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if USW were required to file those reports with the SEC.
USW LLC will hold a quarterly conference call for the holders of the notes, prospective purchasers and securities analysts to discuss such financial information no later than ten Business Days after distribution of such financial information.
If USW LLC has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of USW LLC and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of USW.
In addition, USW agrees that, for so long as any of the notes remain outstanding, if at any time it is not required to file with the SEC the reports required by the preceding paragraphs, it will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Events of Default and Remedies
Each of the following is an “Event of Default”:
(1)default for 30 days in the payment when due of interest on with respect to, the notes;

(2)default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;
(3)failure by USW or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,”“—Repurchase at the Option of Holders—Excess Cash Offer,” “—Repurchase at the Option of Holders—Second Fracturing Contract,” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”
(4)failure by USW or any of its Restricted Subsidiaries for 30 days after notice to USW LLC by the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with the provisions described under the captions “—Certain Covenants—Restricted Payments” or “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”
(5)failure by USW or any of its Restricted Subsidiaries for 60 days after notice to USW LLC by the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture or the Security Documents;
(6)default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by USW or any of its Restricted Subsidiaries (or the payment of which is guaranteed by USW or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:
(a)is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness after the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or
(b)results in the acceleration of such Indebtedness prior to its stated maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;
(7)failure by USW or any of its Restricted Subsidiaries to pay final and nonappealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $5.0 million (net of any amounts which are covered by insurance or bonded), which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days;
(8)except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;
(9)(x) any Security Document at any time for any reason shall cease to be in full force and effect in all material respects, except as expressly provided therein; (y) any Security Document ceases to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby with respect to any Collateral having a Fair Market Value in excess of $1.0 million, superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to no other Liens except as expressly permitted by the applicable Security Document or the Indenture; or (z) USW or any of the Guarantors, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Security Document; and
(10)certain events of bankruptcy or insolvency described in the Indenture with respect to USW LLC or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.
In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to

USW LLC, any Restricted Subsidiary of USW LLC that is a Significant Subsidiary or any group of Restricted Subsidiaries of USW LLC that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.
Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium.
Subject to the provisions of the Indenture and the Security Documents relating to the duties of the Trustee and the Collateral Agent, in case an Event of Default occurs and is continuing, neither the Trustee nor the Collateral Agent will be under any obligation to exercise any of the rights or powers under the Indenture or any Security Document at the request or direction of any holders of notes unless such holders have offered to the Trustee or the Collateral Agent, as the case may be, reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, interest or premium when due, no holder of a note may pursue any remedy with respect to the Indenture or the notes unless:
(1)such holder has previously given the Trustee notice that an Event of Default is continuing;
(2)holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the Trustee to pursue the remedy;
(3)such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;
(4)the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and
(5)holders of a majority in aggregate principal amount of the then outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the Trustee may, on behalf of all of the holders of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal, interest or premium on the notes.
In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of USW with the intention of avoiding payment of the premium that USW would have had to pay if USW then had elected to redeem the notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to February 15, 2015, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of USW with the intention of avoiding the prohibition on redemption of the notes prior to February 15, 2015, then the premium otherwise required to be paid under “—Optional Redemption” above will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.
USW LLC is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, USW LLC is required to deliver to the Trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
No past, present or future director, officer, employee, incorporator or stockholder or member or other owner of capital stock or membership interests of USW or any Guarantor, as such, will have any liability for any obligations of USW or the Guarantors under the notes, the Indenture, the Note Guarantees, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance
USW may at any time, at the option of the Board of Directors of USW LLC evidenced by a resolution set forth in an Officers’ Certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:
(1)the rights of holders of outstanding notes to receive payments in respect of the principal of, and interest or premium on, such notes when such payments are due from the trust referred to below;
(2)USW’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;
(3)the rights, powers, trusts, duties and immunities of the Trustee, and USW’s and the Guarantors’ obligations in connection therewith; and
(4)the Legal Defeasance and Covenant Defeasance provisions of the Indenture.
In addition, USW may, at its option and at any time, elect to have the obligations of USW and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.
In order to exercise either Legal Defeasance or Covenant Defeasance:
(1)USW must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium and Additional Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and USW must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;
(2)in the case of Legal Defeasance, USW must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) USW has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)in the case of Covenant Defeasance, USW must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee (subject to customary exceptions and exclusions) confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the grant of any Lien securing such borrowing);
(5)such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture, the notes,

the Note Guarantees and the Security Documents) to which USW LLC or any of its Subsidiaries is a party or by which USW or any of its Subsidiaries is bound;
(6)USW must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by USW with the intent of preferring the holders of notes over the other creditors of USW or with the intent of defeating, hindering, delaying or defrauding any creditors of USW or others; and
(7)USW must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Amendment, Supplement and Waiver
Except as provided in the next three succeeding paragraphs, the Indenture or the notes or the Note Guarantees or the Security Documents may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes or the Note Guarantees or the Security Documents may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).
Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):
(1)reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;
(2)reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders” or the notice provisions related thereto);
(3)reduce the rate of or change the time for payment of interest, including default interest, on any note;
(4)waive a Default or Event of Default in the payment of principal of, or interest or premium, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);
(5)make any note payable in money other than that stated in the notes;
(6)make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, on the notes;
(7)waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);
(8)release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;
(9)make any change in the preceding amendment and waiver provisions; or
(10)make any change in the ranking or priority of the notes.
In addition, any amendment to, or waiver of, the provisions of the Indenture, any Security Document or the Intercreditor Agreement that has the effect of releasing all or substantially all of the Collateral from the Liens securing the notes or subordinating Liens securing the notes (except as permitted by the terms of the Indenture, the Security Documents and the Intercreditor Agreement) will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the notes then outstanding.
Notwithstanding the preceding, without the consent of any holder of notes, USW, the Guarantors and the

Trustee may amend or supplement the Indenture, the notes, the Note Guarantees or the Security Documents:
(1)to cure any ambiguity, defect or inconsistency;
(2)to provide for uncertificated notes in addition to or in place of certificated notes;
(3)to provide for the assumption of USW’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of USW’s or such Guarantor’s assets, as applicable;
(4)to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the Indenture of any such holder;
(5)to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
(6)to conform the text of the Indenture, the Note Guarantees, the Security Documents, the Registration Rights Agreement, the Intercreditor Agreement or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the Indenture, the Note Guarantees, the Security Documents, the Registration Rights Agreement, the Intercreditor Agreement or the notes;
(7)to provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture;
(8)to allow any Guarantor to execute a supplemental Indenture and/or a Note Guarantee with respect to the Notes and to release any Guarantor from its Note Guarantee in accordance with the terms of the Indenture;
(9)to make, complete or confirm any grant of Collateral permitted or required by the Indenture, the Intercreditor Agreement or any of the Security Documents or any release of Collateral that becomes effective as set forth in the Indenture, the Intercreditor Agreement or any of the Security Documents;
(10)if necessary, in connection with any addition or release of Collateral permitted under the terms of the Indenture, the Security Documents or the Intercreditor Agreement;
(11)to evidence or provide for the acceptance of appointment under the Indenture of a successor trustee or the Collateral Agent;
(12)to comply with the rules of any applicable securities depositary;
(13)to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplement or other modification from time to time of any agreement that is not prohibited by the Indenture; or
(14)in the event that any new notes are issued in certificated form after the PIK Payment, to make appropriate amendments to the Indenture to reflect an appropriate minimum denomination of certificated notes and establish minimum redemption amounts for such certificated notes.
The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement, waiver or consent. It is sufficient if such consent approves the substance of the proposed amendment, waiver or consent. The consent of the holders is also not necessary for amendment, waiver or other modification described in the paragraph under the heading “Intercreditor Agreement—Amendments to Collateral Documents.”
For the avoidance of doubt, the determination of whether any amendment, supplement or waiver has been consented to shall, where applicable, include any additional notes that have been issued under the Indenture so long as the additional notes have been issued on or prior to the applicable record date.
Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:
(1)either:
(a)all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to USW, have been delivered to the Trustee for cancellation; or
(b)all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and USW or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal, interest and premium and accrued interest to the date of maturity or redemption;
(2)no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which USW or any Guarantor is a party or by which USW or any Guarantor is bound;
(3)USW or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and
(4)USW has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.
In addition, USW must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
If the Trustee becomes a creditor of USW or any Guarantor, the Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.
The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
Certain Definitions
Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.
“Acquired Debt” means, with respect to any specified Person:
(1)Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, or expressly assumed in connection with the acquisition of assets from any such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and
(2)Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Debt will be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary.
“Affiliate ” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Applicable Premium” means, as determined by USW LLC, with respect to any note on any redemption date, the greater of:
(1)1.0% of the principal amount of the note; or
(2)the excess of:
(a)the present value at such redemption date of (i) the redemption price of the note at February 15, 2015 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through February 15, 2015 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
(b)the principal amount of the note.
“Asset Sale” means:
(1)the sale, lease (other than operating leases entered into in the ordinary course of business), conveyance or other disposition of any assets or rights; provided, that the sale, lease, conveyance or other disposition of all or substantially all of the assets of USW LLC and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and
(2)the issuance of Equity Interests in any of USW LLC’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.
Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:
(1)any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;
(2)a transfer of assets between or among USW LLC and its Restricted Subsidiaries;
(3)an issuance or sale of Equity Interests by a Restricted Subsidiary of USW LLC to USW LLC or to a Restricted Subsidiary of USW LLC;
(4)the sale or lease of products, inventory, equipment, real property, services or accounts receivable or the licensing or lease, assignment or sub-lease of any real or personal property in the ordinary course of business and any sale or other disposition of damaged, no longer useful, worn-out or obsolete assets in the ordinary course of business;
(5)the sale or other disposition of cash or Cash Equivalents;
(6)a Restricted Payment that does not violate the covenant described above under the caption “—

Certain Covenants—Restricted Payments” or a Permitted Investment;
(7)the granting of Permitted Liens; and
(8)the surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other claims.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition (other than a right conditioned on the occurrence of events or circumstances outside such person’s control). The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Board of Directors” means:
(1)with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2)with respect to a partnership, the board of directors of the general partner of the partnership;
(3)with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
(4)with respect to any other Person, the board or committee of such Person serving a similar function. “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.
“Capital Asset” shall mean, with respect to any person, all equipment, fixed assets and real property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.
“Capital Expenditures” shall mean, for any period, without duplication, all expenditures made directly or indirectly by USW LLC and its Restricted Subsidiaries during such period for the acquisition of Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability), but excluding expenditures made in connection with the replacement, substitution or restoration of property or other purposes (except repayment of Indebtedness) permitted under the heading “Certain Covenants–Repurchase at the Option of Holders–Asset Sales.” For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Capital Stock” means:
(1)in the case of a corporation, corporate stock;
(2)in the case of an association or business entity, that is not a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash Equivalents” means:
(1)United States dollars;
(2)securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided, that the full faith and credit of the United States is pledged in support of those securities) having maturities, unless such securities are deposited to defease any debt, of not more than one year from the date of acquisition;
(3)certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million, in the case of United States banks, and $100.0 million (or the non-U.S. equivalent), in the case of non-United States banks, and, in each case, whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);
(4)repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5)commercial paper having at the time of acquisition one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;
(6)securities issued or fully guaranteed by any state or commonwealth of the United States, or by any political subdivision or taxing authority thereof having, at the time of acquisition, one of the two highest ratings obtainable from Moody’s or S&P, and, in each case, maturing within one year after the date of acquisition;
(7)marketable short-term money market and similar securities having a rating of at least P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within one year after the date of acquisition; and
(8)money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.
“Change of Control” means the occurrence of any of the following:
(1)the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of USW LLC and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are defined in Section 13(d) of the Exchange Act) other than a Permitted Holder;
(2)the adoption of a plan relating to the liquidation or dissolution of USW LLC;
(3)the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) other than a Permitted Holder becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of USW LLC, measured by voting power rather than number of shares;
(4)the consummation of the first transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) other than a Permitted Holder becomes the Beneficial Owner, directly or indirectly, of more of the Voting Stock of USW LLC (measured by voting power rather than number of shares) than is at the time Beneficially Owned (measured on the same basis) by the Permitted Holders in the aggregate; or

(5)after an initial public offering of USW LLC, the first day on which a majority of the members of the Board of Directors of USW LLC are not Continuing Directors.
“Change of Control Offer” has the meaning assigned to that term in the Indenture governing the notes.
“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:
(1)an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale to the extent such losses were deducted in computing such Consolidated Net Income; plus
(2)provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
(3)the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus
(4)depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus
(5)fees and costs (including transaction fees, attorneys’ fees and other professional costs) incurred in connection with the issuance of the notes and any Credit Facilities permitted hereunder; minus
(6)non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.
“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that:
(1)the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;
(2)the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, except to the extent that any dividend or distribution is actually made in cash and not otherwise included therein;
(3)the cumulative effect of a change in accounting principles;
(4)any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any asset sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and
(5)the Net Income of any Flow Through Entity that consists of Permitted Tax Distributions in each case, will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of USW LLC who:
(1)was a member of such Board of Directors on the Issue Date; or
(2)was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
“Credit Facilities” means, one or more debt facilities, indentures or commercial paper facilities entered into on or after the Issue Date, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, bonds, notes or other debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
“Credit Facilities Documents” means the “Loan Documents” as such term is defined in any Credit Facilities or any similar term defined in any initial or subsequent replacement, refunding or refinancing thereof.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Determination Date” means each March 31 and September 30, beginning on March 31, 2013.
“Discharge of First Lien Priority Obligations” means that (a) all of such First Lien Priority Obligations (other than contingent indemnification obligations not yet due and payable, and undrawn letters of credit, cash management and other bank product obligations) have been indefeasibly paid, performed or discharged in full (with all such First Lien Priority Obligations consisting of monetary or payment (including reimbursement) obligations having been paid in full in cash), (b) no Person has any further right to obtain any loans, letters of credit, bankers’ acceptances, or other extensions of credit under the documents relating to such First Lien Priority Obligations, (c) any and all undrawn letters of credit, bankers’ acceptances or similar instruments issued under such documents have been cancelled and returned (or cash collateralized) in accordance with the terms of such documents, and (d) all cash management and other bank product obligations have been indefeasibly paid in full in cash or cash collateralized (up to but not in excess of the amount of any relevant bank product reserve).
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require USW LLC to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that USW LLC may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that USW LLC and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Domestic Subsidiary” means any Restricted Subsidiary of USW LLC that was formed under the laws of the United States or any state of the United States or the District of Columbia.
“DTC” means The Depository Trust Company, New York, New York, or a successor thereto registered under the Exchange Act or other applicable statute or regulation.
“Eligible Escrow Investments” means (1) Government Securities maturing no later than the Business day preceding the Second Contract Payment Date and (2) securities representing an interest or interest in money market funds registered under the Investment Company Act of 1940 whose shares are registered under the Securities Act as investing exclusively in direct obligations of the United States of America.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering” means a sale either (1) of Equity Interests of USW LLC (other than Disqualified Stock and other than to a Subsidiary of USW LLC) by USW LLC or (2) of Equity Interests of a direct or indirect parent entity of USW LLC (other than to USW LLC or a Subsidiary of USW LLC) to the extent that the net proceeds therefrom are contributed to the common equity capital of USW LLC.
“Escrow Agent” means The Bank of New York Mellon Trust Company, N.A., as escrow agent under the Escrow Agreement, or any successor escrow agent as set forth in the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement, dated as of February 21, 2012, among USW, the Trustee and the Escrow Agent, as amended, supplemented, modified, extended, renewed, restated or replaced in whole or in part from time to time.
“Excess First Lien Obligations” means the sum of (a) the portion of the principal amount of the loans outstanding, the undrawn amount of all outstanding letters of credit and reimbursement obligations that are in excess of the First Lien Cap, plus (b) the portion of interest and fees on account of such portion of the loans, letters of credit, and reimbursement obligations described in clause (a) of this definition.
“Excess Second Lien Obligations” means the sum of (a) the portion of the principal amount of the notes in excess of the Second Lien Cap, plus (b) the portion of interest and fees on account of such portion of the loans described in clause (a) of this definition.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Existing Indebtedness” means any Indebtedness of USW LLC and its Subsidiaries (other than Indebtedness under the notes and the Note Guarantees) in existence on the Issue Date, until such amounts are repaid.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party and in the case of any transaction involving aggregate consideration in excess of $5.0 million, determined in good faith by the Board of Directors of USW (unless otherwise provided in the Indenture).
“First Contract Replacement” means a binding contract or series of binding contracts to provide hydraulic fracturing services to an unrelated exploration and production company or other Person on terms similar to the terms of USW LLC’s existing contract with Antero Resources Appalachian Corporation (which, for the avoidance of any doubt, may be another contract or series of contracts with Antero Resources Appalachian Corporation); provided that the contract or series of contracts must (i) have a term of at least twenty-four months, (ii) provide for Consolidated Cash Flow of $15.0 million over the first four full fiscal quarters after the date of the contract(s) and Consolidated Cash Flow of $15.0 million over the consecutive four fiscal quarters thereafter, and (iii) have a minimum ratio of Consolidated Cash Flow to Utilized Hydraulic Horsepower of $560.0 over the first four full fiscal quarters after the date of the contract(s) and over the consecutive four fiscal quarters thereafter (as determined in good faith by USW LLC's Board of Directors). Additionally, the exploration and production company must have a corporate credit rating at or better than B-, B3 or its equivalent, as designated by S&P, Moody’s, Fitch Ratings Inc., or any other nationally recognized credit rating agency with the exception of Mountaineer Keystone, LLC.
“First Lien Agent” means the administrative agent or collateral agent under the First Lien Documents, and any of its respective successors or assigns and any initial or successor administrative agent or collateral agent under any subsequent First Lien Documents.
“First Lien Cap” means, at any time:
(1)with respect to Indebtedness permitted to be incurred under clause (1) of the second paragraph under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the sum of:
(a)the permitted amount of such Indebtedness; plus

(b)$2.5 million, solely for DIP Financings; and
(2)with respect to Indebtedness permitted to be incurred under clause (15) of the second paragraph under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the permitted amount of such Indebtedness.
“First Lien Creditors” means the lenders, the issuers of letters of credit under the First Lien Documents and any other holders of First Lien Obligations.
“First Lien Documents” means (a) any Credit Facilities evidencing or governing First Lien Obligations, the First Lien Security Documents and each of the other agreements, documents or instruments under any such Credit Facility and (b) any other related documents or instruments executed and delivered pursuant to any First Lien Document described in clause (a) above evidencing or governing any Obligations thereunder.
“First Lien Obligations” means, collectively, (i) all Obligations arising under a Credit Facility and related First Lien Documents and any other Indebtedness incurred pursuant to such Credit Facility and related First Lien Documents to the extent that such Indebtedness is secured equally and ratably with the other First Lien Obligations by the Liens on the Collateral, (ii) all reimbursement obligations (if any) and interest thereon with respect to any letter of credit or similar instruments issued pursuant to any Credit Facility described above, (iii) all Hedging Obligations, cash management obligations and similar bank product obligations of USW and the Guarantors to the extent that such obligations are secured equally and ratably with the other First Lien Obligations by the Liens on the Collateral, and all fees, expenses and other amounts payable from time to time in connection therewith and (iv) all Obligations arising under agreements evidencing Indebtedness permitted to be incurred under clause (15) of the second paragraph under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” and related loan documents that create a lien securing such Obligations.
“First Lien Priority Obligations” means all First Lien Obligations exclusive of the Excess First Lien Obligations, which Excess First Lien Obligations will be excluded from (and will not constitute) First Lien Priority Obligations.
“First Lien Security Agreement” means each collateral document, mortgage, pledge or similar agreement or guaranty entered into following the Issue Date, among USW and the Guarantors in favor of the First Lien Agent, as amended or supplemented from time to time in accordance with its terms.
“First Lien Security Documents” means the First Lien Security Agreement and any other agreement, document or instrument pursuant to which a Lien is granted securing any First Lien Obligations or under which rights or remedies with respect to such Liens are governed.
“Fixed Charge Coverage Ratio” means, with respect to any specified Person the ratio of (i) the Consolidated Cash Flow of such Person for the most recently ended full fiscal quarter for which internal financial statements are available prior to such date of determination to (ii) the Fixed Charges of such Person for such period.
In the event that USW or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock or Disqualified Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable reference period.
For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by USW or any Restricted Subsidiary during the reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in the Consolidated Cash Flow resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person (that subsequently became a

Restricted Subsidiary or was merged with or into USW or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposal of operations that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable period.
For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of USW LLC and may include pro forma expense and cost reductions for such period resulting from such transaction that (a) would be permitted to be reflected on pro forma financial statements pursuant to Regulation S-X under the Securities Act or any other regulation or policy of the SEC related thereto or (b) have been realized, for which substantially all the steps necessary for realization have been taken at the time of determination or are reasonably expected to be taken within 180 days immediately following any such transaction, including, but not limited to, the execution, termination, renegotiation or modification of any contracts or the termination of any personnel, as applicable.
If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of USW LLC to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as USW LLC may designate.
“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:
(1)the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, but excluding amortization of debt issuance costs, original issue discount and non-cash interest payments related (i) to Indebtedness incurred on or prior to the date of the Indenture and (ii) Indebtedness incurred in connection with the issuance of the notes and any Credit Facilities permitted under the Indenture; plus the net effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus
(2)the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
(3)any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus
(4)the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of USW LLC (other than Disqualified Stock) or to USW LLC or a Restricted Subsidiary of USW LLC, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person (or, in the case of a Person that is a Flow Through Entity, the Presumed Tax Rate), expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.
‘‘Flow Through Entity’’ means an entity that is treated as a partnership not taxable as a corporation, a grantor trust, a disregarded entity, an ‘‘S’’ corporation or a qualified subchapter ‘‘S’’ subsidiary for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.
“Foreign Subsidiary” means any Restricted Subsidiary of USW LLC that is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.
“Government Securities” means securities that are
(1)direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or
(2)obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.
“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
“Guarantors” means (1) each Domestic Subsidiary of USW LLC on the date of the Indenture, and (2) each other Domestic Subsidiary of USW LLC that executes a Note Guarantee in accordance with the provisions of the Indenture, in each case, together with their respective successors and assigns until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
(1)interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
(2)other agreements or arrangements designed to manage interest rates or interest rate risk; and
(3)other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices, in each case not entered into for speculative purposes.
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:
(1)in respect of borrowed money;
(2)evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(3)in respect of banker’s acceptances;
(4)representing Capital Lease Obligations;
(5)representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or
(6)representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
“Intercreditor Agreement” means any intercreditor agreement that is entered into on or following the Issue Date, among the trustee, the Collateral Agent, the First Lien Agent, USW and the Guarantors, and the other signatories thereto, as the same may be amended, supplemented, restated or modified from time to time.
“Investments ” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If USW LLC or any Subsidiary of USW LLC sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of USW LLC such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of USW LLC, USW LLC will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of USW LLC’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by USW LLC or any Subsidiary of USW LLC of a Person that holds an Investment in a third Person will be deemed to be an Investment by USW LLC or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
“Issue Date” means the date of the original issuance of the notes initially issued under the Indenture.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgages ” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents granting Liens on USW LLC’s and its Restricted Subsidiaries’ properties and interests, Premises and/or the Leased Premises (other than Excluded Real Property) to secure the notes.
“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:
(1)any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and
(2)any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).
“Net Proceeds” means the aggregate cash proceeds received by USW LLC or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale and the sale or disposition of such non cash consideration, including, without limitation, legal, accounting and investment banking fees, sales commissions, relocation expenses incurred as a result thereof and taxes paid or payable as a result thereof, including Permitted Tax Distributions (after taking into account any available tax credits or deductions and any tax sharing arrangements), (2) amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale, and (3) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.
“Net Working Capital” means (1) all current assets of USW LLC and its Restricted Subsidiaries, minus (2) all current liabilities of USW LLC and its Restricted Subsidiaries, except current liabilities included in Indebtedness.
“Non-Recourse Debt” means Indebtedness:
(1)as to which neither USW LLC nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;
(2)no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of USW LLC or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and
(3)as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of USW LLC or any of its Restricted Subsidiaries.
“Note Guarantee” means the Guarantee by each Guarantor of USW’s obligations under the Indenture and the notes, executed pursuant to the provisions of the Indenture.
“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.
“Officers’ Certificate” means a certificate signed on behalf of USW by two officers of USW LLC, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of USW LLC that meets the requirements set forth in the Indenture.
“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of the Indenture. The counsel may be an employee of or counsel to USW LLC or any Subsidiary of USW LLC.
“Other Pari Passu Obligations” means any Indebtedness (i) ranking pari passu in right of payment with the notes and (ii) not secured by any Lien on the Collateral that ranks senior in priority to any Lien on the Collateral held by the Collateral Agent for the benefit of the Second Lien Creditors.
“Permitted Business” means a business in which USW and its Restricted Subsidiaries were engaged or proposed to be engaged on the date of the Indenture, as described in the offering memorandum, and any business similar, reasonably related, incidental, ancillary or complementary thereto.
“Permitted Holder” means each of (a)(i) Joel Broussard, (ii) Daniel T. Layton; (iii) Donald E. Stevenson; (iv) Leonard E. Travis; (v) Edward S. Self III; and (vi) Jeffrey McPherson; (b) any Beneficial Owner of the preferred stock of USW as of the Issue Date; and (c) any Related Party of any one or more of the Persons listed in clause (a) above.
“Permitted Investments” means:
(1)any Investment in USW LLC or in a Restricted Subsidiary of USW LLC that is a Guarantor;
(2)any Investment in Cash Equivalents;

(3)any Investment by USW LLC or any Restricted Subsidiary of USW LLC in a Person, if as a result of such Investment:
(a)such Person becomes a Restricted Subsidiary of USW LLC and a Guarantor; or
(b)such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, USW LLC or a Restricted Subsidiary of USW LLC that is a Guarantor;
(4)any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”; provided that such Investments shall be pledged as Collateral to the extent the assets subject to such Asset Sale constituted Collateral;
(5)any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of USW LLC;
(6)any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of USW LLC or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;
(7)Investments represented by Hedging Obligations;
(8)loans or advances to employees, directors, officers, and consultants made in the ordinary course of business of USW LLC or any Restricted Subsidiary of USW LLC in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;
(9)repurchases of the notes;
(10)any Investment existing on the date of the Indenture and any Investment that replaces, refinances or refunds an existing Investment; provided, that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;
(11)Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business; and
(12)other Investments in any Person other than an Affiliate of USW LLC having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed $1.0 million.
“Permitted Liens” means:
(1)Liens on assets of USW LLC or any of its Restricted Subsidiaries securing First Lien Obligations that were permitted to be incurred pursuant to clause (1) of the second paragraph under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;
(2)Liens in favor of USW LLC or the Guarantors;
(3)Liens on property of a Person existing at the time such Person is, or all or substantially all of the assets of such Person are, acquired by, merged with or into or consolidated with USW LLC or any Subsidiary of USW LLC; provided, that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired, merged into or consolidated with USW LLC or the Subsidiary;
(4)Liens on property (including Capital Stock) existing at the time of acquisition of the property by USW LLC or any Subsidiary of USW LLC; provided, that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition and do not extend to any property other than the property acquired by USW LLC or such Subsidiary;
(5)Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;
(6)Liens to secure Indebtedness, mortgage financings or purchase money obligations or Capital Lease Obligations permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;
(7)Liens existing on the Issue Date;
(8)Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
(9)Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;
(10)survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(11)Liens created for the benefit of (or to secure) the notes (or the Note Guarantees) including, for the sake of clarity, any additional notes permitted under the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;
(12)Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that:
(a)the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof); and
(b)the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the original Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;
(13)pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;
(14)Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;
(15)Liens incurred in the ordinary course of business of USW LLC or any Subsidiary of USW LLC with respect to obligations that do not exceed $2.0 million at any one time outstanding; and
(16)Liens securing indebtedness incurred pursuant to clause (15) of the second paragraph under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

‘‘Permitted Parent Payments’’ means, without duplication as to amounts:
(1)Permitted Tax Distributions; and
(2)general corporate overhead expenses of such direct or indirect parent, including (a) bona fide franchise taxes and (b) legal, accounting and administrative fees and expenses, in each case to the extent such fees and expenses are attributable to the ownership or operation of USW LLC and its Restricted Subsidiaries (provided that for so long as such direct or indirect parent entity owns no assets other than the Capital Stock in USW LLC or another direct or indirect parent entity of USW LLC, such fees and expenses shall be deemed for purposes of this clause (2) to be so attributable to such ownership or operation); provided that the amounts in subclause (b) shall not exceed $200,000 in any year.
“Permitted Refinancing Indebtedness” means any Indebtedness of USW or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of USW or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided, that:
(1)the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);
(2)such Permitted Refinancing Indebtedness has a final maturity date that is equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;
(3)if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and
(4)such Indebtedness is incurred either by USW or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.
‘‘Permitted Tax Distributions’’ means:
(1)with respect to each taxable year or portion thereof that USW LLC qualifies (or any predecessor in interest qualified) as a Flow Through Entity, the distribution, prior to each estimated payment date for such taxable year, as well as prior to the due date for the filing of the income tax return and the payment of income taxes for such taxable year (without regard to extensions), by USW LLC to the holders of Equity Interests of USW LLC (or, if any of them are themselves a Flow Through Entity, the holders of the Equity Interests of such Flow Through Entity) of an amount equal to the product of (x) the amount of aggregate net taxable income of USW LLC allocated to such holders for such period and (y) the Presumed Tax Rate for such period; provided that to the extent that the aggregate net taxable income of USW LLC for a taxable year actually reported to the holders of such Equity Interests is less than the aggregate net taxable income assumed in calculating such amount for a taxable year, an amount equal to the product of such shortfall and the Presumed Tax Rate used in such calculations shall be deducted from the next scheduled Permitted Tax Distributions payable to the holders of such Equity Interests for later years; and
(2)if USW LLC is not a Flow Through Entity and it is a member of an affiliated group filing consolidated or combined returns of which it is not the common parent, the payment by USW LLC to the common parent of such group of the consolidated or combined federal, state and local income taxes payable by the common parent for such group but only to the extent such taxes are attributable to the income or business of USW LLC and, if USW LLC has any Subsidiaries that are taxable as corporations, any of such Subsidiaries; provided that the amount of such payments in any taxable year does not exceed the amount that USW LLC and its corporate Subsidiaries would be required to pay in respect of federal, state and local taxes for such taxable year were USW LLC and such Subsidiaries to pay such taxes separately from any such common parent (as though USW LLC were the common parent of a separate affiliated group filing consolidated or combined returns with respect to the taxable income of USW LLC and such subsidiaries for such period).
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
‘‘Presumed Tax Rate’’ means the highest combined marginal federal, state and local income taxation rates applicable to a resident of Texas, which rate the Chief Financial Officer of USW LLC shall certify in writing to the Trustee on an annual basis.
“preferred stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.
“Related Party” means (i) any spouse, family member or relative of Joel Broussard, Daniel T. Layton, Donald E. Stevenson, Leonard E. Travis, Edward S. Self III or Jeffrey McPherson; (ii) any spouse, family member or relative of any spouse, family member or relative referred to in clause (i) above; (iii) any estate, executor, administrator, committee or beneficiary of Joel Broussard, Daniel T. Layton, Donald E. Stevenson, Leonard E. Travis, Edward S. Self III or Jeffrey McPherson and/or any Person described in clause (i) or (ii) above; (iv) any trust for the benefit of any one or more of Joel Broussard, Daniel T. Layton, Donald E. Stevenson, Leonard E. Travis, Edward S. Self III or Jeffrey McPherson and/or any Person described in the clause (i), (ii) or (iii) above; and (v) any corporation, partnership, limited liability company or other business entity in which any one or more of Joel Broussard, Daniel T. Layton, Donald E. Stevenson, Leonard E. Travis, Edward S. Self III or Jeffrey McPherson and/or any Person described in clause (i), (ii), (iii) or (iv) above beneficially holds (directly or indirectly through other Persons described in clause (iii) or (iv) above or this clause (v)) in the aggregate a majority (or more) of the equity or other controlling interests.
“Remaining Amount” means any funds remaining after completion of an Excess Cash Offer or an Asset Sale Offer.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
“S&P” means Standard & Poor’s Ratings Group.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Fracturing Contract” means that certain Rider No. 1 to Contract to Provide Dedicated Fracturing Fleet(s) for Fracturing Services dated June 5, 2012, between U.S. Well Services, LLC and Antero Resources Appalachian Corporation.
“Second Lien Cap” means, at any time, the result of (a) the aggregate principal amount of all Indebtedness incurred under the Second Lien Documents from the Issue Date to and including the applicable time of determination in accordance with the terms thereof, minus (b) the aggregate amount of all payments of such principal under such Second Lien Documents as of such time in accordance with the terms thereof (other than any prepayment made with the proceeds of any refinancing, refunding or replacement of any such Indebtedness).
“Second Lien Creditors” means the Trustee, the Collateral Agent, each holder of notes, the beneficiaries of each indemnification obligation under the Indenture, the notes and the Security Documents, and any successor or transferee of any of the foregoing.
“Second Lien Documents” means (a) the Indenture, the notes, the Note Guarantees, the Security Documents and each of the other agreements, documents or instruments evidencing or governing any Second Lien Obligations and (b) any other related documents or instruments executed and delivered pursuant to any Second Lien Document described in clause (a) above evidencing or governing any Obligations thereunder, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
“Second Lien Obligations” means all Obligations in respect of the notes or arising under the Second Lien Documents or any of them. Second Lien Obligations shall include all interest accrued (or which would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement of an insolvency or liquidation proceeding in accordance with and at the rate specified in the relevant Second Lien Document whether or not the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding (including all amounts accruing on or after the commencement of an insolvency proceeding, or that would have accrued or become due but for the effect of an insolvency proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such insolvency proceeding).
“Second Lien Priority Obligations” means all Second Lien Obligations exclusive of the Excess Second Lien Obligations, which Excess Second Lien Obligations will be excluded from (and will not constitute) Second Lien Priority Obligations.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Security Documents” means the security agreements, pledge agreements, mortgages, deeds of trust, deeds to secure debt, collateral assignments, control agreements and related agreements (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states), as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, to secure any Second Lien Obligations or under which rights or remedies with respect to any such Lien are governed.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subsidiary” means, with respect to any specified Person:
(1)any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(2)any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
“Third Fracturing Contract” means a binding contract or series of binding contracts to provide hydraulic fracturing services to an unrelated exploration and production company or other Person on terms similar to the terms of USW LLC’s existing contract with Antero Resources Appalachian Corporation (which, for the avoidance of any doubt, may be a third contract or series of contracts with Antero Resources Appalachian Corporation or an amendment to the existing contract with Antero Resources Appalachian Corporation so long as it provides for additional stages per year on the terms set forth herein); provided that the contract or series of contracts must (i) have a term of at least twenty-four months, (ii) provide for Consolidated Cash Flow of $15.0 million over the first four full fiscal quarters after the date of the contract(s) and Consolidated Cash Flow of $15.0 million over the consecutive four fiscal quarters thereafter, and (iii) have a minimum ratio of Consolidated Cash Flow to Utilized Hydraulic Horsepower of $560.0 over the first four full fiscal quarters after the date of the contract(s) and over the consecutive four fiscal quarters thereafter (as determined in good faith by USW LLC's Board of Directors). Additionally, the exploration and production company must have a corporate credit rating at or better than B-, B3 or its equivalent, as designated by S&P, Moody’s, Fitch Ratings Inc., or any other nationally recognized credit rating agency with the exception of Mountaineer Keystone, LLC.
“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 15, 2015; provided, however, that, if the period from the redemption date to February 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in the relevant jurisdiction from time to time.
“Unrestricted Subsidiary” means any Subsidiary of USW LLC, other than USW Finance that is designated by the Board of Directors of USW LLC as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:
(1)has no Indebtedness other than Non-Recourse Debt;
(2)except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with USW LLC or any Restricted Subsidiary of USW LLC unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to USW LLC or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of USW LLC;
(3)is a Person with respect to which neither USW nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
(4)has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of USW or any of its Restricted Subsidiaries.
“Utilized Hydraulic Horsepower” means the hydraulic horsepower typically and ordinarily used to complete a fracturing stage under the terms of the applicable contract (as determined in good faith by USW LLC’s Board of Directors).
“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1)the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(2)the then outstanding principal amount of such Indebtedness.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of certain U.S. federal income tax consequences relevant to the exchange of the exchange notes for the old notes, but does not purport to be a complete analysis for all potential tax effects. The summary is based upon the Code, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of the exchange notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations. Each holder is encouraged to consult, and depend on, his own tax advisor in analyzing the particular tax consequences of exchanging such holder’s old notes for the exchange notes, including the applicability and effect of any federal, state, local and foreign tax laws.
The exchange of the exchange notes for the old notes will not be a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder will have the same adjusted issue price, adjusted basis and holding period in the exchange notes as it had in the old notes immediately before the exchange.

PLAN OF DISTRIBUTION
Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such unregistered notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 180 days we will use commercially reasonable efforts to make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus and any documents incorporated by reference in this prospectus as such broker-dealer may reasonably request.
We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
The validity of the exchange notes and certain legal matters in connection with this exchange offer will be passed upon for us by Porter Hedges LLP, Houston, Texas, and Garvey Schubert Barr, New York, New York.
EXPERTS
The financial statements of U.S. Well Services, Inc as of December 31, 2011, and for the period from August 18, 2011 (inception) to December 31, 2011, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The audit report covering the December 31, 2011, financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION
Prior to the consummation of the exchange offer, we were not required to file periodic reports and other information with the SEC pursuant to the informational requirements of the Exchange Act. As a result of the offering of the exchange notes and the effectiveness of the registration statement on Form S-4 of which this prospectus is a part, we will be subject to the reporting and informational requirements of the Exchange Act.
Any filing that we make with the SEC may be inspected and copied at the public reference room maintained by the SEC at 100 F. Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information relating to the public reference room. In addition, certain reports and other information regarding us will be available on the SEC’s website, http://www.sec.gov. You may also request a copy of such information at no cost, by writing or telephoning us, at the following: U.S. Well Services, LLC, 770 South Post Oak Lane, Suite 405, Houston, Texas 77056, (832) 562-3730.
This prospectus, which constitutes a part of a registration statement on Form S-4 filed by us with the SEC under the Securities Act, omits certain information contained in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and the new notes offered for exchange. Furthermore, statements contained in this prospectus regarding any contract or other document are not necessarily complete, and, in each instance, you should refer to the copy of the contract or other document filed with the SEC as an exhibit to the registration statement.

INDEX TO FINANCIAL STATEMENTS

Page
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of December 31, 2011	F-3
Statement of Operations for the period from August 18, 2011 (predecessor inception) to December 31, 2011	F-4
Statement of Stockholders’ Deficit for the period from August 18, 2011 (predecessor inception) to December 31, 2011	F-5
Statement of Cash Flows for the period from August 18, 2011 (predecessor inception) to December 31, 2011	F-6
Notes to Financial Statements	F-7

Unaudited Financial Statements
Condensed Consolidated Balance Sheets as of March 31, 2012 (successor) and December 31, 2011 (predecessor)	F-10
Condensed Consolidated Statements of Operations for the period from February 21, 2012 (date of inception) to March 31, 2012 (successor) and for the period from January 1, 2012 to February 20, 2012 (predecessor)
F-11
Condensed Consolidated Statements of Cash Flows for the period from February 21, 2012 (date of inception) to March 31, 2012 (successor) and for the period from January 1, 2012 to February 20, 2012 (predecessor)
F-12
Condensed Consolidated Statements of Members’ Equity for the period from February 21, 2012 (Inception) to March 31, 2012 (successor) and for the period from January 1, 2012 to February 20, 2012 (predecessor)
F-14
Notes to Condensed Consolidated Financial Statements	F-15

Report of Independent Registered Public Accounting Firm
The Board of Directors
U.S. Well Services, Inc (a Development Stage Company):
We have audited the accompanying balance sheets of U.S. Well Services, Inc. (a Development Stage Company) as of December 31, 2011 and the related statements of operations, stockholders' deficit, and cash flows for the period from August 18, 2011 (inception) to December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Well Services, Inc. (a Development Stage Company) as of December 31, 2011, and the results of its operations and its cash flows for the period from August 18, 2011 (inception) to December 31, 2011 in conformity with U.S. generally accepted accounting principles.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the financial statements, the Company is a development stage company and will not be able to meet its obligations and commence operations without additional financing. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP
February 14, 2012

U.S. WELL SERVICES, INC.
(a Development Stage Company)

BALANCE SHEET

December 31, 2011
ASSETS
Cash	$—
Total assets	$—

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accrued liabilities	$181,510
Payable to a related party	29,700
Total current liabilities	211,210
Total liabilities	211,210
Commitments and contingencies
Stockholders’ deficit:
Common stock, par $0.001, 10,000 shares authorized, 9,598 shares issued and outstanding.	10
Additional paid-in capital	176,524
Accumulated deficit	(387,744)
Total stockholders’ deficit	(211,210)
Total liabilities and stockholders’ deficit	$—

See accompanying notes to financial statements.

U.S. WELL SERVICES, INC.
(a Development Stage Company)

STATEMENT OF OPERATIONS

August 18, 2011
(inception) to
December 31, 2011
Revenues	$—
Selling, general and administrative expenses	283,729
Other operating expenses	104,015
Loss before income taxes	387,744
Income tax expense	—
Net loss from development stage activities	$387,744

See accompanying notes to financial statements.

U.S. WELL SERVICES, INC.
(a Development Stage Company)

STATEMENT OF STOCKHOLDERS' DEFICIT

	Common stock		Additional paid-in capital	Deficit accumulated during the development stage	Total stockholders' deficit
	Shares	Amount
BALANCE, August 18, 2011 (inception)	3,950	$4	$—	$—	$4
Shares awarded to employees and others	5,648	6	176,524	—	176,530
Deficit accumulated during development stage	—	—	—	(387,744)	(387,744)
BALANCE, December 31, 2011	9,598	$10	$176,524	$(387,744)	$(211,210)

See accompanying notes to financial statements.

U.S. WELL SERVICES, INC.
(a Development Stage Company)

STATEMENT OF CASH FLOWS

August 18, 2011
(inception) to
December 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss from development stage activities	$(387,744)
Adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation and other share-based payments	176,530
Changes in assets & liabilities:
Accrued liabilities	181,510
Payable to a related party	29,704
Net cash used in operating activities	—

CASH FLOWS FROM INVESTING ACTIVITIES:	—
Net cash from investing activities	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of capital stock	—
Net cash from financing activities	—

Net change in cash and cash equivalents	—
Cash at beginning of period	—
Cash at end of period	$—

Supplemental cash flow disclosure:
Non-cash payment in kind for common stock	$4

See accompanying notes to financial statements.

U.S. WELL SERVICES, INC
(A Development Stage Company)
Notes to Financial Statements
December 31, 2011

NOTE 1 - DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
U.S. Well Services, Inc. (the "Company," "we," or "USWS") was incorporated in Delaware on August 18, 2011. Since inception, the Company has primarily been involved in start-up activities, including acquiring plant and equipment and securing customer contracts with upstream oil and gas operators to provide well stimulation services, including hydraulic fracturing. The Company’s initial operations are expected to focus on providing services to exploration and production operators in eastern Ohio, West Virginia and Pennsylvania.
The Company had not yet commenced operations as of December 31, 2011. The Company received advances from a shareholder to fund its organizational activities which included sales and marketing activities and the selection and procurement of equipment to be utilized in our operations.
The Company is a development stage enterprise and has yet to generate revenues, positive cash flow or earnings. The Company’s success is dependent on numerous factors including its ability to obtain financing, procure and place into service the necessary equipment, spending on drilling activities by the onshore oil and natural gas industry, particularly on the level of activity for North American oil and natural gas, its ability to maintain reasonable pricing for our services, and its ability to employ a sufficient number of skilled and qualified workers.
Going Concern
These financial statements have been prepared under the assumption that the Company will continue on a going concern basis. As reported in the accompanying financial statements, the Company has an accumulated deficit of $387,744 and a working capital deficiency of $211,210 at December 31, 2011, raising substantial doubt about its ability to continue as a going concern.
As described in Note 6, in November 2011, the Company entered into an agreement for the purchase of equipment at a purchase price of $28,231,000, payable upon notification of completion, prior to shipment.
Management has plans to seek debt and equity capital to provide the funds needed to commence operations and implement its business plan.
The timing and amount of capital requirements, including the ability to raise capital, will depend on a number of factors, including demand for the Company's services and the availability of opportunities for expansion through affiliations and other business relationships. There can be no assurance that we will be able to raise the capital necessary to fund our obligations as they come due.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We regularly evaluate estimates and judgments based on historical experience and other relevant facts and circumstances. Significant estimates included in these financial statements primarily relate to the valuation of deferred tax assets and the valuation of stock-based compensation. Actual results could differ from those estimates.
Income Taxes
The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based upon temporary differences between the carrying amounts and tax bases of the Company’s assets and liabilities at the balance sheet date, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period in which the change occurs. The Company records a

U.S. WELL SERVICES, INC
(A Development Stage Company)
Notes to Financial Statements
December 31, 2011

valuation reserve in each reporting period when management believes that it is more likely than not that any deferred tax asset created will not be realized.
The accounting guidance for income taxes requires that the Company recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. If a tax position meets the “more likely than not” recognition criteria, the accounting guidance requires the tax position be measured at the largest amount of benefit greater than 50% likely of being realized upon ultimate settlement.
Recently Issued Accounting Pronouncements
We do not expect the adoption of recently issued accounting pronouncements to have a material impact on our results of operations, balance sheet or cash flows.

NOTE 3 - INCOME TAXES
During the period ended December 31, 2011, the Company incurred net losses and, therefore, has no tax liability.
Components of our deferred tax asset and the related valuation allowance are as follows:

Deferred tax asset:
Amortizable start up costs	$135,710
Valuation allowance	(135,710)
Net deferred tax asset	$—
At December 31, 2011, we had $387,744 of amortizable start-up costs that can be amortized over fifteen years beginning on the date that the Company begins operations. We are not able to conclude that it is more likely than not that we will be able to realize the deferred tax asset and as such have provided a full valuation allowance.

NOTE 4 - SHARE-BASED AWARDS
On September 30, 2011, the Company granted a total of 5,648 unrestricted, fully vested shares to its officers, a director, and a vendor. The grant-date fair value of each award is estimated on the date of grant using an enterprise valuation model. Since the Company’s shares are not publicly traded and its shares have not been traded privately, under this approach the value of the shares is estimated based on significant unobservable inputs, primarily consisting of the estimated value of the start-up activities completed as of the grant date, as well as other inputs that are estimated based on similar entities with publicly traded shares. Based on our calculation, we determined the fair market value of the unrestricted shares to be $31.26 per share. During 2011, stock compensation totaling $176,530 was recognized, of which $109,735 was included in selling, general and administrative expenses and $66,795 was included in other operating expenses.

NOTE 5 - RELATED PARTY TRANSACTIONS
The Company’s organizational activities to date have been funded by advances from a company affiliated with a shareholder and board member of the Company. Amounts payable to this entity were $29,700 as of December 31, 2011.

NOTE 6 - COMMITMENTS AND CONTINGENCIES
Liabilities for loss contingencies arising from claims, assessments, litigation fines, and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

U.S. WELL SERVICES, INC
(A Development Stage Company)
Notes to Financial Statements
December 31, 2011

In November 2011, the Company entered into an agreement for the purchase of a hydraulic fracturing fleet with a third party for a total equipment purchase price of $28,231,000. This purchase agreement was transferred to U.S. Well Services, LLC as part of the restructuring in February 2012.
In November 2011, the Company entered into a contract with a customer to provide hydraulic fracturing services. This contract was transferred to U.S. Well Services, LLC as part of the restructuring in February 2012.

NOTE 7 - SUBSEQUENT EVENTS
Restructuring
In February 2012, U.S. Well Services, LLC was formed along with a subsidiary, U.S.W. Financing Corp. The Company sold substantially all of the assets and contracts of U.S. Well Services, Inc. to U.S. Well Services, LLC, in exchange for common equity in U.S. Well Services, LLC. U.S. Well Services, LLC, U.S.W. Financing Corp., and U.S. Well Services, Inc. are under common control and this transaction did not affect the carrying amounts of the assets and liabilities of the Company.
The Company evaluated subsequent events from the balance sheet date through February 20, 2012, the date which the restructuring occurred, and determined that there were no additional matters to disclose.

U.S. WELL SERVICES, LLC.
(a Development Stage Company)
CONDENSED CONSOLIDATED BALANCE SHEETS

	Successor	Predecessor
	March 31, 2012	December 31, 2011
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	28,599,162	—
Restricted cash	37,658,500	—
Inventory	1,105,191	—
Prepaids and other current assets	3,382,729	—
Total current assets	70,745,582	—

Property and equipment, net of accumulated depreciation of $9,772 at March 31, 2012	37,401,181	—

Other assets:
Deferred financing costs	7,407,891	—
TOTAL ASSETS	115,554,654	—

LIABILITIES & MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	825,524	—
Due to related party	—	29,700
Accrued liabilities	310,606	181,510
Accrued interest	1,335,208	—
Short-term note payable	2,023,019	—
Total Current Liabilities	4,494,357	211,210

Long-Term Debt	83,116,393	—
Redeemable Series A Units, 600,000 units authorized, issued and outstanding	29,994,000	—
Accrued interest, non-current	422,416	—
TOTAL LIABILITIES	118,027,166	211,210
Commitments and contingencies
MEMBERS' EQUITY:
Common stock: par value $0.001 per share; 10,000 shares authorized, 9,598 shares issued and outstanding	—	10
Additional paid-in capital	—	176,524
Members' interest	701,098	—
Deficit accumulated during development stage	(3,173,610)	(387,744)
Total Members' Equity	(2,472,512)	(211,210)
TOTAL LIABILITIES & MEMBERS' EQUITY	115,554,654	—

U.S. WELL SERVICES, LLC
(a Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Successor	Predecessor
	February 21, 2012	January 1, 2012
	(inception) to	to
	March 31, 2012	February 20, 2012
Revenues	$—	$—
Cost of services	689,595	—
Depreciation and amortization	9,772	—
Selling, general and administrative expenses	705,997	432,773
Other operating expenses	—	40,587
Loss from operations	(1,405,364)	(473,360)
Other income (expense):
Interest expense, net	(1,768,246)	—
Total other income (expense)	(1,768,246)	—
Loss before income taxes	(3,173,610)	(473,360)
Income tax expense	—	—
Net loss from development stage activities	$(3,173,610)	$(473,360)

U.S. WELL SERVICES, LLC
(a Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Successor	Predecessor
	February 21, 2012	January 1, 2012
	(inception) to	to
	March 31, 2012	February 20, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss from development stage activities	$(3,173,610)	$(473,360)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	9,772	—
Bond discount amortization	29,893	—
Deferred financing costs amortization	103,089	—
Unit-based compensation expense	213,675	—
Changes in assets & liabilities:
Inventory	(1,105,191)	—
Prepaids and other current assets	(3,382,236)	—
Accounts payable	26,498	—
Accrued liabilities	232,970	473,360
Accrued interest	1,757,624	—
Net cash used in operating activities	(5,287,516)	—

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(37,218,861)	—
Net cash used in investing activities	(37,218,861)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of note payable	2,023,019	—
Proceeds from issuance of long-term debt	80,287,200	—
Proceeds from issuance of Series A Units	29,994,000	—
Proceeds from issuance of Series B Units	6,000	—
Deferred financing costs	(3,546,180)	—
Restricted cash	(37,658,500)	—
Net cash provided by financing activities	71,105,539	—

Net increase in cash and cash equivalents	28,599,162	—
Cash and cash equivalents, beginning of period	—	—
Cash and cash equivalents, end of period	$28,599,162	$—

		Successor	Predecessor
		February 21, 2012	January 1, 2012
		(inception) to	to
		March 31, 2012	February 20, 2012

Supplemental cash flow disclosure:
Non-cash investing and financing activities:
Bond units exchanged for debt placement services		$3,964,800	$—
Value of convertible bond warrants issued	1,165,500	$1,165,500	$—
Discount on notes payable	1,913,500	$1,913,500	$—
Short-term liabilities assumed from USWS, Inc		$684,570	$—
Accrued and unpaid capital expenditures		$192,092	$—

U.S. WELL SERVICES LLC
(a Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY

(unaudited)

				Deficit Accumulated during Development Stage
			Additional Paid-in Capital		Total Stockholders' Equity
	Common Stock
Predecessor:	Units	Amount
BALANCE, January 1, 2012	9,598	$10	$176,524	$(387,744)	$(211,210)
Deficit accumulated during development stage	—	—	—	(473,360)	(473,360)
BALANCE, February 20, 2012	9,598	10	176,524	(861,104)	(684,570)

	Members' Interest			Deficit Accumulated during Development Stage
	Series Units				Total Members' Equity
			Members' Interest
Successor:	Units	Amount
BALANCE, February 21, 2012 (inception)	—	$—	$—	$—	$—
Issuance of Series B Units	630,000	6,300	—	—	6,300
Issuance of Series C Units	192,500	193	—	—	193
Non-Cash Distribution To Member	—	—	(684,570)	—	(684,570)
Issuance of Series D Units - unit compensation	27,500	—	213,675	—	213,675
Issuance of Convertible Bond Warrants	—	—	1,165,500	—	1,165,500
Deficit accumulated during development stage				(3,173,610)	(3,173,610)
BALANCE, March 31, 2012	850,000	$6,493	$694,605	$(3,173,610)	$(2,472,512)

U.S. WELL SERVICES, LLC
(A Development Stage Company)
Notes to Condensed Consolidated Financial Statements
March 31, 2012
(Unaudited)

NOTE 1 – Organization, Nature of Business and Summary of Significant Accounting Policies
On February 21, 2012 U.S. Well Services, LLC (the “Company”, “we”, “our” or “USWS”) was formed as a Delaware limited liability company. The Company is a provider of well stimulation services to the upstream oil and gas industry. Since inception, the Company has primarily been involved in start-up activities, including procuring property and equipment and securing a customer contract, and generally establishing its operations. As of March 31, 2012, the Company was still a development stage company, but in April 2012 the Company began operations under a contract with an exploration and production operator in the Marcellus Shale natural gas basin in West Virginia.
The predecessor to the Company was U.S. Well Services, Inc. (“USWS, Inc.”) which was incorporated in Delaware on August 18, 2011. The Company was capitalized via a contribution by USWS, Inc. of substantially all of the assets and contracts of USWS, Inc. in exchange for 167,500 of the Company's Series C Units. Contemporaneously with the formation of the Company, ORB Investments, LLC, a Louisiana limited liability company (“ORB”), made a $30 million equity investment in the Company (“Sponsor Equity Investment”), in exchange for 600,000 of the Company's Series A Units and 600,000 of the Company's Series B Units. In addition, concurrently with the formation of the Company, USW Financing Corp. was formed as a wholly-owned subsidiary of the Company for the purpose of acting as a co-obligor for an offering of 85,000 units with each unit consisting of $1,000 principal amount of 14.50% Senior Secured Notes due 2017 and a warrant to purchase the Company's Series B Units (the “Offering”). The aggregate amount of common equity of the Company issuable upon exercise of the warrants represents 15% of the common equity interests of the Company (which consists of the Company's Series B, C and D Units) immediately after the closing of the Unit Offering. We expect to use the proceeds of the Unit Offering to acquire hydraulic fracturing fleets and fund our operations.
The Company is a Houston, Texas based oilfield service provider of well stimulation services to the upstream oil and gas industry. We currently engage in high-pressure hydraulic fracturing in unconventional oil and natural gas basins. The fracturing process consists of pumping a specially formulated fluid into a perforated well casing, tubing or open hole under high pressure causing the underground formation to crack or fracture, allowing nearby hydrocarbons to flow more freely up the wellbore.
We executed a take or pay contract with Antero Resources Appalachian Corporation (“Antero”), for a 24-month service period commencing when services began on April 12, 2012. We are to perform services in the Marcellus Shale in Ohio, West Virginia, New York and Pennsylvania.
At March 31, 2012, the Company was a development stage enterprise and has yet to generate positive cash flow or earnings. The Company's success is dependent on numerous factors including spending on drilling activities by companies in the onshore oil and natural gas industry, particularly on the level of activity for North American oil and natural gas, as well as its ability to procure and place into service operating equipment, its ability to employ a skilled and qualified workforce, and enter into contracts with customers to provide hydraulic fracturing services. Operating results are not necessarily indicative of the results that may be expected for the year ending December 31, 2012.
Basis of Presentation
The accompanying condensed consolidated financial statements of the Company have not been audited by the Company's independent registered public accounting firm. In the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary for the fair presentation have been included.
Principals of Consolidation
These condensed consolidated financial statements are presented in conformity with United States generally accepted accounting principles (“U.S. GAAP”) and include the accounts of the Company and its subsidiary, USW Finance Corp. All significant inter-company transactions and accounts have been eliminated upon consolidation.
Use of Estimates

U.S. WELL SERVICES, LLC
(A Development Stage Company)
Notes to Condensed Consolidated Financial Statements
March 31, 2012
(Unaudited)

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates are used for, but are not limited to, determining the following: trade accounts receivable, fixed assets, revenue recognition, equity-based compensation and income taxes. The accounting estimates used in the preparation of the consolidated financial statements may change as new events occur, as more experience is acquired, as additional information is obtained and as the Company's operating environment changes.
Cash and Cash Equivalents
For purposes of the condensed consolidated statement of cash flows, cash is defined as cash on-hand and balances in operating bank accounts, amounts due from depository institutions, interest-bearing and deposits in other banks, and money market accounts. The Company considers all highly liquid investments purchased with an original maturity of three months or less at time of acquisition to be cash equivalents. Cash and cash equivalents are on deposit with domestic banks and, at times, may exceed federally insured limits.
Restricted Cash
We classify as restricted cash, highly liquid investments that otherwise would qualify as cash equivalents, but are restricted in usage and are, therefore, unavailable to us for general purposes.
The net proceeds from the Unit Offering were used to acquire a substantial amount of our core operating equipment and for related fees and expenses and for general corporate purposes. A total of $37.5 million of the net proceeds from the Unit Offering was placed into an escrow account and were to either be released to us upon our entrance into a second fracturing contract to provide services on terms similar to our existing contract with Antero, our first, current customer, or will be used to repurchase a certain portion of the Notes, if we are unable to enter into a second contract to provide fracturing services on terms similar to our existing contract with Antero on or prior to June 30, 2012.
Inventories
Inventories consist of proppant, chemicals and consumables used in our pressure pumping and related services, including our high-pressure hydraulic fracturing operations. Inventories are stated at the lower of cost (weighted-average cost method) or market (net realizable value) and appropriate consideration is given to deterioration, obsolescence and other factors in evaluating net realizable value. As of March 31, 2012, our inventory consisted of proppant and consumables in the amounts of $563,567 and $541,624, respectively.

Properties and Equipment
Fixed asset additions are recorded at cost. Expenditures for renewals and betterments that extend the lives of the assets are capitalized. An allocable amount of interest on borrowings is capitalized for assets and equipment during their construction period. Amounts spent for maintenance and repairs, which do not improve or extend the life of the related asset, are charged to expense as incurred. Costs of fixed assets are depreciated on a straight-line basis over the estimated useful lives of the related assets which range from two to seven years for service equipment. Leasehold improvements will be depreciated over the lesser of the estimated useful life of the improvement or the remaining lease term. Management is responsible for reviewing the carrying value of property, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment is recognized equal to the amount by which the carrying value exceeds the fair value of assets. When making this assessment, the following factors are considered: current operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors.
Deferred Financing Costs

U.S. WELL SERVICES, LLC
(A Development Stage Company)
Notes to Condensed Consolidated Financial Statements
March 31, 2012
(Unaudited)

Costs incurred to obtain financing are capitalized and amortized using the effective interest method. These costs are classified within interest expense on the accompanying consolidated statements of operations and were $103,089 for the period February 21, 2012 (inception) through March 31, 2012. The future amortization expense relating to the obtained financing for the years 2012 through 2017 is $785,965, $1,220,214, $1,432,978, $1,682,765, $2,012,003 and $273,966, respectively.
Revenue Recognition
Revenues are recognized as services are completed and collectability is reasonably assured. With respect to our hydraulic fracturing services, we recognize revenue and invoice our customers upon the completion of each fracturing stage. We typically complete multiple fracturing stages per day during the course of a job.
Unit-Based Payments
We account for unit-based awards, consisting of restricted equity and equity options, issued to employees and non-employees in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation, the guidance on equity-based payments. Accordingly, employee equity-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period (or the vesting period in the case of restricted equity or equity options). Equity-based awards to non-employees are expensed over the period in which the related services are rendered. Assessing the fair value of restricted equity requires significant judgment and is a subjective assessment based on our discounted projected cash flows. The determination of the fair value of our equity options is estimated using the Black-Scholes option-pricing model and will require the use of highly subjective assumptions such as the expected term of the award, expected volatility and the risk-free interest rate. We also need to apply significant judgment to estimate the forfeiture rate, which affects the amount of aggregate compensation that we are required to record as an expense. We estimate our forfeiture rate based on an analysis of our actual forfeitures, to the extent available, and will continue to evaluate the appropriateness of, and possible adjustments to, the forfeiture rate based on actual forfeiture experience, analysis of employee turnover and other factors. We have had virtually no employee turnover to date, therefore quarterly changes in the estimated forfeiture rate may have a significant effect on reported equity-based compensation expense, as the cumulative effect of adjusting the rate for all expense amortization is recognized in the period the forfeiture estimate is changed. If a revised forfeiture rate is higher or lower than the previously estimated forfeiture rate, an adjustment is made that will result in a decrease or increase to the equity-based compensation expense recognized in the financial statements. We continue to use judgment in evaluating the expected term, volatility and forfeiture rate related to our equity-based compensation on a prospective basis and incorporate these factors into our option-pricing model. Each of these inputs is subjective and generally requires significant management judgment. If, in the future, we determine that another method for calculating the fair value of our equity options is more reasonable, or if another method for calculating these input assumptions is prescribed by authoritative guidance, and, therefore, should be used to estimate expected volatility or expected term, the fair value calculated for our employee equity options could change significantly. Higher volatility and longer expected terms generally result in an increase to equity-based compensation expense determined at the date of grant.
Income Taxes
The Company is a limited liability company and is treated as a partnership for federal and certain state income tax purposes. No provision or benefit for federal or certain state income taxes is included in the financial statements of the Company because the results of operations are allocated to the members for inclusion in their income tax returns. In certain state jurisdictions the Company is subject to income-based taxes. In such instances, the Company would account for them using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The financial statements have been prepared

U.S. WELL SERVICES, LLC
(A Development Stage Company)
Notes to Condensed Consolidated Financial Statements
March 31, 2012
(Unaudited)

in accordance with U.S. GAAP which may differ from the accounting practices that will be used in the members' tax returns.

Recently Issued Accounting Pronouncements
We do not expect the adoption of recently issued accounting pronouncements to have a material impact on the Company's results of operations, balance sheet or cash flows.

NOTE 2 - Property and Equipment
Depreciation expense was $9,772 for the period February 21, 2012 (inception) through March 31, 2012. The Company capitalizes interest on borrowings during the active construction period of major capital projects. Capitalized interest is added to the underlying assets and is amortized over the useful lives of the assets. For the period February 21, 2012 (inception) through March 31, 2012 the Company capitalized $122,360 of interest. Major classifications of property and equipment and their respective useful lives are as follows:

	Estimated Useful Lives	March 31, 2012
		(unaudited)
Fracturing equipment	7 years	$—
Light duty vehicles	5 years	790,524
Furniture and fixtures	5 years	434
IT equipment	3 years	102,960
Auxillary equipment	2 years	—
Leasehold improvements	Term of lease	70,669
Non-refundable deposits on equipment		1,363,136
		2,327,723
Less: accumulated depreciation		(9,772)
		2,317,951
Assets not yet placed in service		35,083,230
Property & equipment, net		$37,401,181

NOTE 3 – Short-Term Note Payable
On March 15, 2012, the Company obtained insurance for its general liability, umbrella, auto and pollution coverage needs. The Company made an initial down payment and entered into a premium finance agreement with a credit finance institution to pay the remainder of the premiums. The aggregate amount of the premiums financed is $2,023,019. Under the terms of the agreement, the Company is to pay 10 equal monthly payments of $205,936 beginning April 15, 2012 through maturity on January 15, 2013. The note bears interest at 3.9%.

NOTE 4 – Long-Term Debt
Senior Secured Notes. Our 14.50% Senior Secured Notes due 2017 (the “Notes”) were part of the units issued in the Unit Offering and will mature on February 15, 2017. The notes have a fixed annual interest rate of 14.5%. Interest on the Notes is due semi-annually, on February 15 and August 15 of each year they are outstanding, commencing on August 15, 2012. The first interest payment on the Notes will be paid by increasing the principal amount of the outstanding notes by the amount of the first interest payment with subsequent interest payments being payable in cash. The Notes are fully and unconditionally guaranteed, jointly and severally, on a

U.S. WELL SERVICES, LLC
(A Development Stage Company)
Notes to Condensed Consolidated Financial Statements
March 31, 2012
(Unaudited)

senior secured basis by each of our current and future domestic subsidiaries, other than subsidiaries designated as unrestricted subsidiaries. None of our future foreign subsidiaries will guarantee the Notes. The Notes and the guarantees are subject to a lien on substantially all of our and our future subsidiaries' assets, subject to certain exceptions. If and when we incur permitted first lien indebtedness, the liens on the assets securing the Notes and the guarantees will likely be contractually subordinated and junior to liens securing such permitted first lien indebtedness pursuant to an intercreditor agreement. We have agreed to file a registration statement pursuant to which we will either offer to exchange the Notes for substantially similar notes that are registered under the Securities Act of 1933, as amended, or, in certain circumstances, register the resale of the Notes. The notes are also subject to optional redemption features whereby: (a) on or after February 15, 2015, we may redeem some or all of the Notes at a premium that will decrease over time, (b) prior to February 15, 2015, we may, at our option, redeem up to 35% of the aggregate principal amount of the Notes using the net proceeds of certain equity offerings at a price equal to 110% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of redemption; provided that, following any and all such redemptions, at least 65% of the aggregate principal amount of the Notes originally issued under the indenture remain outstanding and the redemption occurs within 90 days of the closing of such equity offering, and (c) at any time prior to February 15, 2015, we may, at our option, redeem all or a part of the Notes, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus a specified make-whole premium, plus accrued and unpaid interest and additional interest, if any, to the applicable date of redemption. The notes are also subject to certain mandatory redemption provisions whereby: within 45 days after each March 31 or September 30 beginning on March 31, 2013, for which our cash and cash equivalents are greater than $12.1 million, we are required to offer to repurchase notes in the amount of such excess cash amount at an offer price in cash equal to 100% of their principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase.

NOTE 5 – Redeemable Series A Units
Concurrent to the closing of the Unit Offering on February 21, 2012, our equity sponsor, ORB purchased 600,000 Series A Units for approximately $30 million. The holders of the Series A Units are not entitled to receive any ordinary distributions from the Company, are subject to certain drag-along rights, and do not have any preemptive rights relating to the Company. The holders of Series A Units appoint all of the members of the Board except for one which is appointed by the holders of Series C Units. The Board is to have the discretion to manage and conduct all the business and affairs of the Company.
The holders of Series A Units in certain instances, are entitled to have their Series A Units redeemed by the Company for a distribution in an amount that provides each Series A Unit holder with an internal rate of return of 13% on their investment with respect to their Series A Units. The payment of the redemption price to Series A Unit holders shall, upon the occurrence of one of the following triggering events: (i) a liquidation of the Company (whether by consent of the Company's Board of Managers and ORB, or withdrawal of all members or in accordance with Section 18-202 of the Delaware Limited Liability Company Act), (ii) a transfer of all of the assets or units of the Company, a merger or similar transaction or certain initial public offerings of the Company's or its successor's securities, or (iii) February 17, 2017. The payment of the redemption price to the Series A Unit holders shall occur before any distribution is made to the holders of the Series B, C or D Units.
The Series A Units have an optional redemption feature whereas subject to the prior approval of ORB , the Company retains the option to redeem all or any portion of the Series A Units at any time in exchange for payment of an amount that provides each Series A Unit holder with an internal rate of return of 13% on their capital contribution with respect to their Series A Units.
Because of the mandatory redemption features of the units which unconditionally obligate the Company to provide each holder of the Series A Units with an internal rate of return of 13% on their investment, irrespective of the triggering events, the units demonstrate characteristics of debt and therefore are accounted for as a long-term liability.
At March 31, 2012, the mandatorily redeemable Series A Units totaling $29,994,000 are reported as a long-term liability on the balance sheet with accrued interest in the amount of $422,416. At March 31, 2012, 600,000 Series

U.S. WELL SERVICES, LLC
(A Development Stage Company)
Notes to Condensed Consolidated Financial Statements
March 31, 2012
(Unaudited)

A Units are authorized, issued and outstanding. The maximum amount the Company could be required to pay to redeem the units on the mandatory redemption date of February 17, 2017 includes the face value of the units in the amount of $29,994,000 and interest to be accrued of $26,749,367.

NOTE 6 – Unit-Based Payments
On February 21, 2012, the Company entered into several Series D Unit Agreements pursuant to which 206,538 Series D Units were granted to certain of the Company's officers as performance incentives. At the time of the awards, 27,500 of the granted Series D Units were fully vested with 179,038 units remaining unvested until the occurrence of certain vesting events. Those vesting events will occur when the officer in question remains continuously employed with the Company, there is a liquidation or exit event which results in the distribution to all of the Company's equity units, and when the value of the equity of the Company falls within certain predetermined levels. As of March 31, 2012, the Company has had no vesting event which occurred and all 179,038 unvested Series D units remain unvested.
The grant-date fair value of each award is estimated on the date of grant using the Black-Scholes option-pricing model. Since the Company's Series D Units are not publicly traded and its units have not been traded privately, the value of the Series D Units are estimated based on significant unobservable inputs, primarily consisting of the estimated value of the start-up activities completed as of the grant date, as well as other inputs that are estimated based on similar entities with publicly traded securities. Based on our calculation of all outstanding fully vested Series D Units, we determined the fair market value of the unrestricted Series D Units to be $7.77 per unit. During the period February 21, 2012 (inception) through March 31, 2012, unit based compensation of $77,700 was recognized and included in cost of services and $135,975 was recognized and included in selling, general and administrative expenses.

NOTE 7 – Members' Interest
The Company's equity consists of four classes of membership interests, each designated with its own series of units. The series of units are Series A Units, Series B Units, Series C Units and Series D Units. The Series A Units are the Company's preferred equity and Series B, C and D units represent the Company's common equity.
The Company authorized and issued 600,000 of its Series A Units and 600,000 units of its Series B Units as part of the Sponsor Equity Investment. Except for distributions relating to assumed tax liability, the holders of Series A Units are not entitled to receive ordinary distributions from the Company and have certain mandatory and optional redemption features. See “NOTE 5 - Redeemable Series A Units” for further discussion on Series A Units. The Company also authorized and issued 30,000 Series B Units in exchange for a $300 payment by an officer of the Company as part of his compensation for the duties performed. The issuance represents approximately 3% of the Company's common equity interests and the Series B Units have the same dilution protection as the Series B Units issued to ORB as part of the Sponsor Equity Investment.
As part of the Unit Offering, 85,000 warrants were issued and upon exercise entitle each holder to receive 1.7647 fully paid Series B Units at an exercise price of $0.01 per unit representing approximately 150,000 Series B Units in aggregate or 15% of the Company's common equity interests immediately after the closing of the Unit Offering. The warrants are exercisable at any time after they separated from the Notes on April 21, 2012. The warrants expire on February 21, 2019. The Company has granted the holders of the warrants certain “piggyback” registration rights for the resale of the Series B Units underlying the warrants. In addition, the holders of the Series B Units have preemptive and other equity protection rights identical to those granted to ORB in the Sponsor Equity Investment. Upon exercise of the warrants, the holders are required to become a party to the Company's Amended and Restated Limited Liability Agreement of U.S. Well Services, LLC dated February 21, 2012.
The holders of the Series B Units are entitled to receive distributions from the Company, in accordance with each such holder's relative percentage of the total number of Series B Units, Series C Units and Series D Units outstanding. The Series B Units are subject to certain transfer restrictions, drag-along rights and have certain preemptive

U.S. WELL SERVICES, LLC
(A Development Stage Company)
Notes to Condensed Consolidated Financial Statements
March 31, 2012
(Unaudited)

rights relating to the Company.
The Company issued 167,500 of its Series C Units to USWS, Inc., in exchange for contribution for substantially all of the assets and contracts and certain liabilities of USWS, Inc. Further, the Company issued 25,000 Series C Units to Global Hunter Securities, LLC, in exchange for placement fees incurred in connection with the Unit Offering.
On February 21, 2012, the Company entered into various Series D Unit Agreements pursuant to which 206,538 unrestricted Series D Units were granted to officers of the Company as performance incentives. The Series D Units are subject to vesting and forfeiture under circumstances set forth in the agreements between the Company and each such officer. See “NOTE 6 - Unit-Based Payments” for further discussion of the Series D Units granted to officers of the Company.

NOTE 8 – Related Party Transactions
In connection with the Unit Offering, a placement fee of $1,000,000 was paid to the Layton Corporation with the proceeds of the Unit Offering. The Layton Corporation is controlled by a shareholder of USWS, Inc. Also in connection with the Restructuring, the Company assumed $684,570 in short-term liabilities from USWS, Inc. recorded in members’ equity as a non-cash distribution to a member.

NOTE 9 – Commitments and Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation fines, and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.
On March 1, 2012, the Company entered into an agreement for the lease of a 70,500 square foot field office/operations facility on 10.844 acres in Jane Lew, West Virginia for its initial fleet operations. The total amount of monthly payments over the term of 36 months is $881,395. The lease agreement has annual rent escalations of 2% on each anniversary.
Of the Company’s $41.0 million capital commitment relating to the purchase of its first hydraulic fracturing fleet, approximately $3.8 million is remaining and has been spent primarily during the second quarter of 2012.

NOTE 10 – Income Taxes
U.S. Well Services, Inc. used the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. U.S. Well Services, Inc. had a loss from development stage activities during the period ended February 20, 2012 and no income tax benefit was recorded as it was more likely than not that the deferred tax asset will not be realized.

NOTE 11– Subsequent Events
On April 1, 2012, the Company entered into an agreement for the lease of approximately 2,584 square feet of office space in Houston, Texas to serve as its corporate headquarters. The total amount of monthly payments over the term of 36 months is $176,358.
Subsequent to March 31, 2012, we entered into agreements with Stewart & Stevenson and other vendors for the purchase of a second hydraulic fracturing fleet.  As of August 1, 2012, we had paid approximately $12.5 million toward these orders for our second fleet and had a remaining obligation of approximately $13.1 million. If the unpaid orders are canceled, we will forfeit approximately $1.9 million. The total cost of our second hydraulic fracturing fleet is expected to be approximately $25.6 million. Delivery of the equipment is expected to be

U.S. WELL SERVICES, LLC
(A Development Stage Company)
Notes to Condensed Consolidated Financial Statements
March 31, 2012
(Unaudited)

completed in the third quarter of 2012.
Effective June 5, 2012 the Company amended its contract with Antero, giving Antero a right of first refusal to engage all or any portion of equipment from our next available hydraulic fracturing fleet, as soon as such fleet becomes available.In addition, the amendment provides for a 10% discount on all future services performed by the Company for Antero, whether such services are performed under the terms of the original contract or in the future by our second hydraulic fracturing fleet.
Pursuant to the terms of the indenture governing the Notes, a total of $37.5 million of the net proceeds from the Unit Offering were placed into an escrow account to either be released to us upon our entrance into a second fracturing contract on terms similar to our original contract with Antero or to be used to repurchase Notes if we are unable to enter into a second fracturing contract on terms similar to our original contract with Antero on or prior to June 30, 2012. We did not enter into a second fracturing contract on terms similar to our original contract with Antero on or prior to June 30, 2012. As a result, on July 10, 2012, pursuant to the indenture governing the Notes, we commenced the Second Contract Repurchase Offer as well as a consent solicitation to approve proposed amendments to the indenture, including a partial release of escrowed funds. On July 16, 2012, after obtaining the requisite consents in the consent solicitation, the maximum aggregate purchase price of the Second Contract Repurchase Offer was reduced from $37.5 million to $22.5 million. The Second Contract Repurchase Offer expires on August 7, 2012.
The Company evaluated subsequent events from the balance sheet date through August 3, 2012, the date which the financial statement were available to be issued, and determined that there were no additional matters to disclose.

U.S. WELL SERVICES, LLC

Exchange Offer for

$85,000,000 14.50% Senior Secured Notes due 2017

PROSPECTUS

Dealer Prospectus Delivery Obligation
Until , 2012, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

, 2012

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.    Indemnification of Directors and Officers.
Section 9.2 of our limited liability company agreement provides that we will generally indemnify our officers and members of our Board of Managers to the fullest extent permitted by law against all losses, liabilities, expenses or similar events. Further, Section 9.2 of our limited liability company agreement provides that such persons are entitled to indemnification to the fullest extent permitted under Section 145 of the General Corporation Law of the State of Delaware as if we were organized as a corporation under the corporate laws of the State of Delaware. Our limited liability company agreement is incorporated herein by reference. Subject to any terms, conditions or restrictions set forth in our limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against all claims and demands whatsoever. We have director and officer liability insurance policies that provide coverage of up to $10 million.
The certificate of incorporation of USW Financing Corp. limits the liability of its directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporate Law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities: (a) for any breach of their duty of loyalty to such corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the Delaware General Corporate Law, or (d) for any transaction from which the director derived an improper personal benefit. Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification. Further, the certificate of incorporation of USW Financing Corp. and its bylaws provide indemnification for its directors and officers to the fullest extent permitted by Delaware law. The certificate of incorporation and bylaws further permit USW Financing Corp. to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as an officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. USW Financing Corp. has director and officer liability insurance policies that provide coverage of up to $10 million. The certificate of incorporation and the bylaws of USW Financing Corp. are incorporated herein by reference.

Item 21.    Exhibits and Financial Statement Schedules.

(a)	Exhibits. The following exhibits are filed herewith pursuant to the requirements of Item 601 of Regulation S-K:

Exhibit No.	Description
3.1	Certificate of Formation of U.S. Well Services, LLC dated February 14, 2012.
3.2	Certificate of Incorporation of USW Financing Corp. dated February 14, 2012.
3.3	Amended and Restated Limited Liability Company Agreement of U.S. Well Services, LLC dated February 21, 2012.
3.4	Bylaws of USW Financing Corp. dated February 14, 2012.
4.1	Indenture dated as of February 21, 2012 by and among U.S. Well Services, LLC, USW Financing Corp., and The Bank of New York Mellon Trust Company, N.A., as trustee.
4.2	First Supplemental Indenture dated as of July 16, 2012 by and among U.S. Well Services, LLC, USW Financing Corp., and The Bank of New York Mellon Trust Company, N.A., as trustee.
4.3	Registration Rights Agreement dated as of February 17, 2012 among U.S. Well Services, LLC, USW Financing Corp., the individual purchasers named therein, and Global Hunter Securities, LLC.
4.4	Escrow Agreement dated as of February 21, 2012 among U.S. Well Services, LLC, USW Financing Corp., and The Bank of New York Mellon Trust Company, N.A., as trustee and escrow agent.
4.5	Amendment to Escrow Agreement dated as of July 16, 2012 among U.S. Well Services, LLC, USW Financing Corp., and The Bank of New York Mellon Trust Company, N.A., as trustee and escrow agent.
5.1+	Opinion of Garvey Schubert Barr.
10.1*+	Contract to Provide Dedicated Fracturing Fleet(s) for Fracturing Services dated November 1, 2011, between U.S. Well Services, Inc. and Antero Resources Appalachian Corporation.
10.2	Rider No. 1 to Contract to Provide Dedicated Fracturing Fleet(s) for Fracturing Services dated June 5, 2012, between U.S. Well Services, LLC and Antero Resources Appalachian Corporation.
10.3#	Employment Agreement of Brian Stewart dated June 18, 2012.
10.4#	Employment Agreement of Leonard Travis dated February 21, 2012.
10.5#	Employment Agreement of Jeffrey McPherson dated February 21, 2012.
10.6#	Employment Agreement of Edward S. Self III dated February 21, 2012.
10.7#	Series D Unit Agreement of Brian Stewart dated June 18, 2012.
10.8#+	Series D Unit Agreement of Leonard E. Travis dated February 21, 2012.
10.9#+	Series D Unit Agreement of Jeffrey McPherson dated February 21, 2012.
10.10#	Series D Unit Agreement of Edward S. Self III dated February 21, 2012.
21.1	Subsidiaries of U.S. Well Services, LLC.
23.1+	Consent of Garvey Schubert Barr (included in Exhibit 5.1).
23.2+	Consent of KPMG LLP.
24.1	Powers of Attorney (contained in signature pages).
25.1+	Statement of Eligibility on Form T-1 of The Bank of New York Mellon Trust Company, N.A.
99.1+	Form of Letter of Transmittal.
99.2+	Form of Notice of Guaranteed Delivery.
* Confidential treatment has been requested for portions of this exhibit. A copy of this exhibit will be filed by amendment and will omit information subject to the confidentiality request. Omissions will be designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit will also be filed separately with the Securities and Exchange Commission.
+ To be filed by amendment.
# Management contract or compensatory plan.

Item 22.     Undertakings.
(a)Each undersigned registrant hereby undertakes:
1.To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
2.That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4.That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
5.That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(c)Each undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request
(d)Each undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 3, 2012.

U.S. Well Services, LLC
By:
Brian Stewart
President and Chief Executive Officer
By:
Leonard Travis
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES
Each person whose signature appears below constitutes and appoints Brian Stewart and Leonard Travis, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

By:		President, Chief Executive Officer (Principal Executive Officer) and Member of the Board of Managers
	Brian Stewart		_______, 2012

By:		Senior Vice President, Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)
	Leonard Travis		_______, 2012

By:		Member of the Board of Managers
	Cornelius Dupre		_______, 2012

By:		Member of the Board of Managers
	Joel Broussard		_______, 2012

By:		Member of the Board of Managers
	Gregg H. Falgout		_______, 2012

By:		Member of the Board of Managers
	Matthew Bernard		_______, 2012

By:		Member of the Board of Managers
	Steve Orlando		_______, 2012

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the August 3, 2012.

USW Financing Corp

By:
Brian Stewart
President and Chief Executive Officer

By:
Leonard Travis
Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

By:		President, Chief Executive Officer (Principal Executive Officer) and Member of the Board of Managers
	Brian Stewart		_______, 2012

By:		Senior Vice President, Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)
	Leonard Travis		_______, 2012

EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Formation of U.S. Well Services, LLC dated February 14, 2012.
3.2	Certificate of Incorporation of USW Financing Corp. dated February 14, 2012.
3.3	Amended and Restated Limited Liability Company Agreement of U.S. Well Services, LLC dated February 21, 2012.
3.4	Bylaws of USW Financing Corp. dated February 14, 2012.
4.1	Indenture dated as of February 21, 2012 by and among U.S. Well Services, LLC, USW Financing Corp., and The Bank of New York Mellon Trust Company, N.A., as trustee.
4.2	First Supplemental Indenture dated as of July 16, 2012 by and among U.S. Well Services, LLC, USW Financing Corp., and The Bank of New York Mellon Trust Company, N.A., as trustee.
4.3	Registration Rights Agreement dated as of February 17, 2012 among U.S. Well Services, LLC, USW Financing Corp., the individual purchasers named therein, and Global Hunter Securities, LLC.
4.4	Escrow Agreement dated as of February 21, 2012 among U.S. Well Services, LLC, USW Financing Corp., and The Bank of New York Mellon Trust Company, N.A., as trustee and escrow agent.
4.5	Amendment to Escrow Agreement dated as of July 16, 2012 among U.S. Well Services, LLC, USW Financing Corp., and The Bank of New York Mellon Trust Company, N.A., as trustee and escrow agent.
5.1+	Opinion of Garvey Schubert Barr.
10.1*+	Contract to Provide Dedicated Fracturing Fleet(s) for Fracturing Services dated November 1, 2011, between U.S. Well Services, Inc. and Antero Resources Appalachian Corporation.
10.2	Rider No. 1 to Contract to Provide Dedicated Fracturing Fleet(s) for Fracturing Services dated June 5, 2012, between U.S. Well Services, LLC and Antero Resources Appalachian Corporation.
10.3#	Employment Agreement of Brian Stewart dated June 18, 2012.
10.4#	Employment Agreement of Leonard Travis dated February 21, 2012.
10.5#	Employment Agreement of Jeffrey McPherson dated February 21, 2012.
10.6#	Employment Agreement of Edward S. Self III dated February 21, 2012.
10.7#	Series D Unit Agreement of Brian Stewart dated June 18, 2012.
10.8#+	Series D Unit Agreement of Leonard E. Travis dated February 21, 2012.
10.9#+	Series D Unit Agreement of Jeffrey McPherson dated February 21, 2012.
10.10#	Series D Unit Agreement of Edward S. Self III dated February 21, 2012.
21.1	Subsidiaries of U.S. Well Services, LLC.
23.1+	Consent of Garvey Schubert Barr (included in Exhibit 5.1).
23.2+	Consent of KPMG LLP.
24.1	Powers of Attorney (contained in signature pages).
25.1+	Statement of Eligibility on Form T-1 of The Bank of New York Mellon Trust Company, N.A.
99.1+	Form of Letter of Transmittal.
99.2+	Form of Notice of Guaranteed Delivery.

* Confidential treatment has been requested for portions of this exhibit. A copy of this exhibit will be filed by amendment and will omit information subject to the confidentiality request. Omissions will be designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit will also be filed separately with the Securities and Exchange Commission.
+ To be filed by amendment.
# Management contract or compensatory plan.

Exhibit 3.1
CERTIFICATE OF FORMATION
OF
U.S. WELL SERVICES, LLC
The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "Delaware Limited Liability Company Act"), hereby certifies that:
FIRST:        The name of the limited liability company (hereinafter called the "Company") is U.S. Well Services, LLC.
SECOND:    The name of the registered agent of the Company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act is National Corporate Research, Ltd. and the address at which such registered agent is located is 615 South DuPont Highway, Dover, DE 19901, Kent County.
Dated: February 14, 2012
By:    /s/ Andrew Pillsbury
Andrew Pillsbury, Authorized Person

Exhibit 3.2

CERTIFICATE OF INCORPORATION
OF
USW FINANCING CORP.

FIRST:	The name of the corporation is USW Financing Corp. (the "Corporation").

SECOND:
The address of the registered office of the Corporation in the State of Delaware is 615 South DuPont Highway, Dover, DE 19901, Kent County. The name of the Corporation's registered agent at such address is National Corporate Research, Ltd.

THIRD:
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the "GCL").

FOURTH:	The Corporation is authorized to issue 1,000 shares of common stock, $.001 par value per share ("Common Stock").

FIFTH:	The name and mailing address of the Corporation's incorporator is:
Name    Mailing Address
Andrew Pillsbury    333 W. Wacker Drive
    Suite 2600
    Chicago, IL 60606

SIXTH:	The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation (the "ByLaws") unless otherwise provided in the ByLaws.

SEVENTH:
The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the ByLaws.

EIGHTH:
The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the GCL. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

NINTH:
The Corporation may indemnify each director, officer, trustee, employee or agent of the Corporation and each person who is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in the manner and to the fullest extent provided in Section 145 of the GCL as the same now exists or may hereafter be amended.
The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is such incorporator's act and deed and that the facts stated therein are true.
Dated: February 14, 2012
/s/ Andrew Pillsbury
Andrew Pillsbury, Incorporator

Exhibit 3.3

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
U.S. WELL SERVICES, LLC
a Delaware limited liability company
February 21, 2012

THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. SUCH LIMITED LIABILITY COMPANY INTERESTS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE AND OTHER SECURITIES LAWS, PURSUANT TO REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM. IN ADDITION, TRANSFER OR OTHER DISPOSITION OF SUCH LIMITED LIABILITY COMPANY INTERESTS IS FURTHER RESTRICTED AS PROVIDED IN THIS AGREEMENT. PURCHASERS OF LIMITED LIABILITY COMPANY INTERESTS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.
CERTAIN OF THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS AGREEMENT MAY BE SUBJECT TO ONE OR MORE AWARD AGREEMENTS, AS MAY BE AMENDED FROM TIME TO TIME, BY AND BETWEEN THE ISSUER AND ONE OR MORE OF THE MEMBERS.

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
U.S. WELL SERVICES, LLC
a Delaware limited liability company
TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND CONSTRUCTION    1

1.1	Definitions 1

1.2	Construction 1
ARTICLE 2 ORGANIZATION    2

2.1	Formation 2

2.2	Name 2

2.3	Registered Office; Registered Agent; Principal Office; Other Offices 2

2.4	Purposes 2

2.5	Foreign Qualification 2

2.6	Term 2

2.7	No State Law Partnership 2

2.8	Title to Company Assets 2
ARTICLE 3 MEMBERS; UNITS    3

3.1	Members 3

3.2	Units 3

3.3	No Other Persons Deemed Members 4

3.4	No Resignation or Expulsion 4

3.5	Members’ Schedules 4

3.6	Admission of Additional Members and Substituted Members and Creation of Additional Units 5

3.7	No Liability of Members 6

3.8	Spouses of Members.. 7
ARTICLE 4 REPRESENTATIONS AND WARRANTIES    7

4.1	Representations and Warranties of Members 7
ARTICLE 5 CAPITAL CONTRIBUTIONS    9

5.1	Initial Contributions 9

5.2	Return of Contributions 9

5.3	Capital Account 9

5.4	Anti-Dilution Protection.. 10
ARTICLE 6 DISTRIBUTIONS; redemption AND ALLOCATIONS    10

6.1	Distributions 10

6.2	Allocations of Profits and Losses and other Items 13

6.3	Income Tax Allocations 15

6.4	Other Allocation Rules 16

6.5	Return of Excess Tax Distributions on Forfeited Units.. 16

6.6	Tax Withholding. . 16
ARTICLE 7 DISPOSITIONS OF MEMBERSHIP INTERESTS; QUALIFIED IPO    17

7.1	General Restrictions on Dispositions 17

7.2	Restrictions on Dispositions of Units 18

7.3	Drag-Along Rights 18

7.4	Qualified IPO 21

7.5	Preemptive Rights 23

7.6	Registration Rights; Cooperation 24

7.7	Specific Performance 24

7.8	Merger, Reorganization, Etc. 24
ARTICLE 8 MANAGEMENT    25

8.1	Management Under Direction of the Board 25

8.2	Board of Managers 25

8.3	Meetings of Board 26

8.4	Officers 28

8.5	Board and Member Approval Requirements 28

8.6	Acknowledgement Regarding Outside Businesses and Opportunities 29

8.7	Amendment, Modification or Repeal 31
ARTICLE 9 DUTIES; LIMITATION OF LIABILITY AND INDEMNIFICATION    31

9.1	Duties of Members; Limitation of Member Liability; Sponsor Indemnification 31

9.2	Fiduciary Duties; Limitation of Liability; Indemnification 33

9.3	Advance of Expenses 34

9.4	Procedure for Indemnification 34

9.5	Multiple Rights to Indemnification 34

9.6	Company Obligations; Indemnification Rights

35
ARTICLE 10 ACCOUNTS; BOOKS AND RECORDS    35

10.1	Accounts 35

10.2	Fiscal Year 35

10.3	Financial and Tax Reporting 36

10.4	Maintenance of Books 36

10.5	Reliance on Records and Books of Account 36

10.6	Tax Returns 36

10.7	Tax Partnership 36

10.8	Tax Elections 36

10.9	Tax Matters Member 37
ARTICLE 11 DISSOLUTION, WINDING-UP AND TERMINATION    38

11.1	Dissolution 38

11.2	Winding-Up and Termination 38

11.3	Deficit Capital Accounts 39

11.4	Certificate of Cancellation 39
ARTICLE 12 GENERAL PROVISIONS    40

12.1	Offset 40

12.2	Notices 40

12.3	Entire Agreement; Supersedure 40

12.4	Effect of Waiver or Consent 41

12.5	Amendment or Restatement; Power of Attorney 41

12.6	Binding Effect 42

12.7	Expenses 42

12.8	Governing Law; Severability; Limitation of Liability 42

12.9	Confidential Information 43

12.10	Further Assurances 44

12.11	Counterparts 44

EXHIBITS:
A    Defined Terms
B    Addendum Agreement
C    Spousal Consent
D    Registration Rights

SCHEDULES:
I    Series A Unitholders
II    Series B Unitholders
III    Series C Unitholders
IV    Series D Unitholders

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
U.S. WELL SERVICES, LLC
a Delaware limited liability company
This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of U.S. WELL SERVICES, LLC, a Delaware limited liability company (the “Company”), is executed and agreed to as of February 21, 2012 (the “Effective Date”) by the Company and the parties executing this Agreement in their capacity as Members of the Company. In consideration of the mutual covenants hereinafter set forth, the Members agree that the terms of this Agreement shall be as follows:

DEFINITIONS AND CONSTRUCTION
Definitions. Capitalized terms used in this Agreement (including the Exhibits and Schedules hereto) but not defined in the body of this Agreement have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.
Construction. In this Agreement, unless a clear contrary intention appears: (a) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation”; (c) the word “or” is inclusive; (d) references to Articles and Sections refer to Articles and Sections of this Agreement; (e) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules, and not to any particular subdivision unless expressly so limited; (f) references in any Article or Section or definition to any clause means such clause of such Article, Section or definition; (g) references to Exhibits and Schedules are to the items identified separately in writing by the parties hereto as the described Exhibits or Schedules attached to this Agreement, each of which is hereby incorporated in this Agreement and made a part of this Agreement for all purposes as if set forth in full in this Agreement; (h) all references to money refer to the lawful currency of the United States; (i) references to “federal” or “Federal” means U.S. federal or U.S. Federal, respectively; (j) references to the “IRS” or the “Internal Revenue Service” refer to the United States Internal Revenue Service; and (k) references to “Revenue Procedures,” or “Revenue Rulings” refer to United States Revenue Procedures or United States Revenue Rulings, respectively. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

ORGANIZATION
Formation. The Company was organized as a Delaware limited liability company under and pursuant to the Act by the filing of the Certificate.
Name. The name of the Company is “U.S. Well Services, LLC” and all Company business must be conducted in that name or such other name or names that comply with Law and as the Board may select.
Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in Delaware shall be the office of the initial registered agent named in the Certificate or such other office as the Board may designate in the manner provided by Law. The registered agent of the Company in Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate in the manner provided by Law. The principal office of the Company shall be at such place as the Board may designate. The Company may have such other offices as the Board may designate.
Purposes. The purposes of the Company are to engage, directly or indirectly through Subsidiaries, in any lawful business, purpose or activity for which limited liability companies may be formed under the Act as the Board deems necessary or advisable, all upon the terms and conditions set forth in this Agreement.
Foreign Qualification. The Board shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in foreign jurisdictions if such jurisdictions require qualification. At the request of the Board, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business, provided that, no Member shall be required to file any general consent to service of process or to qualify as a foreign corporation, limited liability company, partnership or other entity in any jurisdiction in which it is not already so qualified.
Term. The Company commenced upon the effectiveness of the Certificate and shall have a perpetual existence, unless and until it is dissolved and terminated in accordance with Article 11.
No State Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.
Title to Company Assets. Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, Manager or Officer shall have any ownership interest in such Company assets. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

MEMBERS; UNITS
Members. The Persons listed on Schedules I, II, III and IV are the sole Members of the

Company as of the Effective Date. Each such Member shall be admitted to the Company as a Member upon such Person’s execution and delivery to the Company of this Agreement.
Units.
Unit Designations. The Membership Interests in the Company shall be designated as “Units” and initially divided into four series of Units referred to as “Series A Units”, “Series B Units”, “Series C Units” and “Series D Units.”
Issuance of Initial Series A Units. On the Effective Date, each Member listed on Schedule I will contribute to the Company cash equal to the amount set forth under column (1) opposite such Member’s name on Schedule I, and, in exchange for such contribution, the Company will issue to such Member the number of Series A Units set forth under column (2) opposite such Member’s name on Schedule I.
Issuance of Initial Series B Units. On the Effective Date, each Member listed on Schedule II will contribute to the Company cash equal to the amount set forth under column (1) opposite such Member’s name on Schedule II, and, in exchange for such contribution, the Company will issue to such Member the number of Series B Units set forth under column (2) opposite such Member’s name on Schedule II.
Issuance of Initial Series C Units. On the Effective Date, each Member listed on Schedule III will contribute to the Company assets equal to the amount set forth under column (1) opposite such Member’s name on Schedule III, and, in exchange for such contribution, the Company will issue to such Member the number of Series C Units set forth under column (2) opposite such Member’s name on Schedule III.
Issuance of Series D Units. On the Effective Date, the Company will issue to the Members listed on Schedule IV the number of Series D Units set forth opposite each such Member’s name on Schedule IV.
Vesting of Units. Series D Units may be vested (the “Vested Units”) or unvested (the “Unvested Units”). Unvested Units shall vest or remain unvested in the manner and subject to the conditions set forth in the applicable Award Agreement under which such Units were granted.
Series D Unit Profits Interest Characterization. The Series D Units are intended to constitute a “profits interest” within the meaning of Revenue Procedures 93-27 and 2001-43 (or the corresponding requirements of any subsequent guidance promulgated by the Internal Revenue Service or other applicable Law). Accordingly, the capital account associated with each such Series D Unit at the time of its issuance shall be equal to zero dollars ($0.00). The Company and the Series D Unit holders file all federal income tax returns consistent with such characterization.
Series D Unit Threshold Values. The Series D Units to be issued on the Effective Date are hereby designated as “Series D-1 Units.” The Company may from time to time designate and issue additional Series D-1 Units or additional series of Series D Units, each of which additional series shall be designated by a sequential number (e.g., Series D-2, Series D-3, etc.). The Board shall designate a “Threshold Value” applicable to each Unit in such additional series of Series D Units to the extent necessary to cause such Series D Unit to constitute a “profits interest” as provided in Section 3.2(g), but not less than zero. The Series D-1 Units have a Threshold Value of $0.00. The Threshold Value for each additional Unit in an additional series of Series D Units shall equal the amount that would, in the reasonable determination of the Board, be distributed with respect to a Series D Unit if, immediately prior to the issuance of such additional series the assets of the Company were sold for their fair market values and the proceeds (net of any liabilities of the Company) were distributed pursuant to Section 6.1.
UCC Securities. Units shall constitute “securities” governed by Article 8 of the applicable version of the Uniform Commercial Code, as amended from time to time after the Effective Date.
Fractional Units. Fractional Units are permitted.
No Other Persons Deemed Members. Unless admitted to the Company as a Member as provided in this Agreement, no Person (including an assignee of rights with respect to Membership Interests or a transferee of Membership Interests, whether voluntary, by operation of Law or otherwise) shall be a Member. The Company may elect to deal only with Persons admitted to the Company as Members as provided in this Agreement (including their duly authorized representatives). Any distribution by the Company to a Person shown on the Company’s records as a Member, or to its legal representatives, shall relieve the Company of all liability to any other Person who may have an interest in such distribution by reason of any Disposition by the Member or for any other reason.
No Resignation or Expulsion. A Member may not take any action to Resign voluntarily, and a Member may not be expelled or otherwise removed involuntarily as a Member, prior to the dissolution and winding up of the Company, other than as a result of a permitted Disposition of all of such Member’s Membership Interests in accordance with Article 7 and each of the transferees of such Membership Interests being admitted as a Substituted Member. A Member will cease to be a Member only in the manner described in Section 3.6 and Article 11.
Members’ Schedules. The Company shall maintain one or more schedules of all of the Members from time to time, including their mailing addresses and the Units held by them (such schedules, as the same may be amended, modified or supplemented from time to time, collectively the “Members’ Schedules”). A copy of the Members’ Schedule with respect to the Members holding Series A Units as of the Effective Date is attached as Schedule I, a copy of the Members’ Schedule with respect to the Members holding Series B Units as of the Effective Date is attached as Schedule II, a copy of the Members’ Schedule with respect to the Members holding Series C Units as of the Effective Date is attached as Schedule III and a copy of the Members’ Schedule with respect to the Members holding Series D Units as of the Effective Date is attached as Schedule IV.
Admission of Additional Members and Substituted Members and Creation of Additional

Units.
Authority. Subject to the prior written approval of the Sponsor and subject to the limitations set forth in this Article 3, Article 7 and Section 12.5, the Company may admit Additional Members and Substituted Members and may also (i) issue additional Series A Units, Series B Units, Series C Units and Series D Units or (ii) create and issue such Additional Interests having such designations, preferences and relative, participating or other special rights, powers and duties as the Board shall determine, including: (A) the right of any such class or series of Membership Interests to share in the Company’s distributions; (B) the allocation to any such class or series of Membership Interests of Profits (and all items included in the computation thereof) or Losses (and all items included in the computation thereof); (C) the rights of any such class or series of Membership Interests upon dissolution or liquidation of the Company; and (D) the right of any such class or series of Membership Interests to vote on matters relating to the Company and this Agreement; provided, that Persons issued Series B Units upon the proper exercise of Warrants shall be automatically admitted as Members under the terms hereof. Upon the issuance pursuant to and in accordance with this Article 3 of any class or series of Membership Interests, the Board may, subject to Section 12.5, amend any provision of this Agreement, and authorize any Person to execute, acknowledge, deliver, file and record, if required, such documents, to the extent necessary or desirable to reflect the admission of any Additional Member to the Company or the authorization and issuance of such class or series of Membership Interests (or securities convertible into or exercisable or exchangeable for a Membership Interest), and the related rights and preferences thereof.
Conditions. An Additional Member or Substituted Member, including Persons issued Series B Units upon the proper exercise of Warrants, shall be admitted to the Company with all the rights and obligations of a Member if (i) all applicable conditions of Article 7 are satisfied and (ii) such Additional Member or Substituted Member, if not already a party to this Agreement (and such Additional Member or Substitute Member’s spouse, if applicable), shall have executed and delivered to the Company: (A) an Addendum Agreement substantially in the form attached as Exhibit B (an “Addendum Agreement”), and (B) such other documents or instruments as may be required in the Board’s reasonable judgment to effect the admission. No Disposition or issuance of Membership Interests otherwise permitted or required by this Agreement shall be effective, no Member shall have the right to substitute a transferee as a Member in its place with respect to any Membership Interests acquired by such transferee in any Disposition and no purchaser of newly issued Membership Interests from the Company shall be deemed to be a Member if the foregoing conditions are not satisfied.
Rights and Obligations of Additional Members and Substituted Members. A transferee of Membership Interests who has been admitted as an Additional Member or as a Substituted Member or a purchaser of newly issued Membership Interests from the Company who has been admitted as an Additional Member in accordance with this Section 3.6 shall have all the rights and powers and be subject to all the restrictions and liabilities under this Agreement relating to a Member holding Membership Interests.

Date of Admission as Additional or Substituted Member. Admission of an Additional Member or Substituted Member shall become effective on the date such Person’s name is recorded on the books and records of the Company, which shall be the end of the calendar quarter of such Member’s admission unless otherwise specified in the Addendum Agreement. Upon the admission of an Additional Member or Substituted Member: (i) the Company shall, without the consent of any other Person, revise the Members’ Schedules to reflect the name and address of, and number and class of Membership Interests held by, such Additional Member or Substituted Member and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Member; and (ii) in the event of a Disposition to such Substituted Member, the Disposing Member shall be relieved of its obligations under this Agreement, except as set forth in the following sentence. Any Member who Disposed of all of such Member’s Membership Interests in one or more Dispositions permitted pursuant to this Section 3.6 and Article 7 (where each transferee was admitted as an Additional Member or a Substituted Member) shall cease to be a Member as of the date on which all transferees are admitted as Additional Members or Substituted Members, provided that, notwithstanding anything to the contrary in this Agreement, such Member shall not be relieved of any liabilities that arise under or are incurred by such Member pursuant to the terms and conditions of this Agreement prior to the time such Member Disposes of any Membership Interests or ceases to be a Member hereunder.
No Liability of Members. Except as otherwise provided under the Act, the debts, liabilities, contracts and other obligations of the Company (whether arising in contract, tort or otherwise) shall be solely the debts, liabilities, contracts and other obligations of the Company, and no Member in its capacity as such shall be liable personally (a) for any debts, liabilities, contracts or other obligations of the Company, except to the extent and under the circumstances set forth in any non-waivable provision of the Act or in any separate written instrument signed by the applicable Member, or (b) for any debts, liabilities, contracts or other obligations of any other Member. No Member shall have any responsibility to restore any negative balance in its Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or to return distributions made by the Company, except as expressly provided herein or required by any non-waivable provision of the Act. The agreement set forth in the immediately preceding sentence shall be deemed to be a compromise with the consent of all of the Members for purposes of §18-502(b) of the Act. However, if any court of competent jurisdiction orders, holds or determines that, notwithstanding the provisions of this Agreement, any Member is obligated to restore any such negative balance, make any such contribution or make any such return, such obligation shall be the obligation of such Member and not of any other Person.
Spouses of Members. Spouses of any Members that are natural Persons do not become Members as a result of such marital relationship. Each spouse of a Member that is a natural person shall be required to execute a Spousal Agreement in the form of Exhibit C to evidence his or her agreement and consent to be bound by the terms and conditions of this Agreement and each other Transaction Document that has been or will be executed by such Member or is otherwise binding on such Member, including any applicable Award Agreement as to his or her interest, whether as community property or otherwise, if any, in the Membership Interests owned by such Member.

REPRESENTATIONS AND WARRANTIES
Representations and Warranties of Members. Each Member severally, but not jointly, represents and warrants as of the Effective Date to the Company that:
Authority. Such Member has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder, and the execution, delivery and performance by such Member of this Agreement and the other Transaction Documents to which it is, or will be, a party have been, or will be, duly authorized by all necessary action.
Binding Obligations. This Agreement and each other Transaction Document to which such Member is, or will be, a party has been, or will be, duly and validly executed and delivered by such Member and constitutes, or shall constitute, the binding obligation of such Member enforceable against such Member in accordance with its terms, subject to Creditors’ Rights.
No Conflict. The execution, delivery and performance by such Member of this Agreement and the other Transaction Documents to which it is, or will be, a party will not, with or without the giving of notice or the passage of time, or both, (i) violate any provision of Law to which such Member is subject, (ii) violate any order, judgment or decree applicable to such Member, or (iii) conflict with, or result in a breach or default under: (A) any term or condition of such Member’s Organizational Documents, if applicable; or (B) any other instrument to which such Member is a party or by which any property of such Member is otherwise bound or subject, except, in the case of this clause (B), where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which such Member is, or will be, a party or to materially impair such Member’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.
Investment Entirely For Own Account. The Membership Interests acquired or to be acquired by such Member will be acquired for investment for such Member’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof; such Member has no present intention of selling, granting any participation in, or otherwise distributing the same; and such Member does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Membership Interests.
Unregistered Securities. Such Member understands that the Membership Interests, at the time of issuance, will not be registered under the Securities Act or other applicable federal or state securities laws and the rules and regulations promulgated thereunder. Such Member also understands that such Membership Interests are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Member’s representations contained in this Agreement.

Information; Investment Experience. Such Member acknowledges that such Member is familiar with the business and financial condition, properties, operations and prospects of the Company, including the Sponsor’s ownership of a substantial amount of the issued and outstanding Membership Interests of the Company and the Sponsor’s rights set forth in this Agreement, and such Member has made all investigations which it deems necessary or desirable for deciding whether to invest in the Membership Interests. Such Member has such knowledge and experience in financial and business matters that such Member is capable of evaluating the merits and risks of an investment in the Membership Interests and of making an informed investment decision with respect to the purchase thereof and understands that (i) this investment is suitable only for an investor which is able to bear the economic consequences of losing such investor’s entire investment, (ii) the acquisition of the Membership Interests hereunder is a speculative investment which involves a high degree of risk of loss, which could include the loss of the Member’s entire investment and (iii) there are substantial restrictions on the transferability of, and there will be no public market for, the Membership Interests, and accordingly, it may not be possible for such Member to liquidate such Member’s investment in case of emergency.
Accredited Investor. Such Member is an Accredited Investor.
Restricted Securities. Such Member understands that the Membership Interests to be acquired by such Member may not be sold, transferred or otherwise Disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of either an effective registration statement covering such Membership Interests or an available exemption from registration under the Securities Act, the Membership Interests must be held indefinitely. Such Member understands that the Company has no present intention of registering the Membership Interests to be acquired by such Member. Such Member also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow such Member to transfer all or any portion of the Membership Interests to be acquired by it under the circumstances, in the amounts or at the times such Member might propose. In particular, such Member is aware that the Membership Interests may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are met. Among the conditions for use of Rule 144 may be availability of current information to the public about the Company. Such information is not now available and the Company has no plans to make such information available.
Taxes. Such Member has reviewed with its own Tax advisors the federal, state and local and the other Tax consequences of an investment in Membership Interests and the transactions contemplated by the Transaction Documents to which such Member is, or will be, a party. Such Member acknowledges and agrees that the Company is making no representation or warranty as to the federal, state, local or foreign Tax consequences to such Member as a result of such Member’s acquisition of Membership Interests or the transactions contemplated by the Transaction Documents to which such Member is, or will be, a party. Such Member understands that it shall be responsible for its own Tax liability that may arise as result of such Member’s ownership of Membership Interests.

CAPITAL CONTRIBUTIONS
Initial Contributions.
Initial Contributions. On or prior to the Effective Date, the Members shall make or have made the Capital Contributions described on Schedules I, II and III.
Subsequent Contributions. Other than as required by Section 5.1(a), in no event shall a Member be required to make any additional Capital Contributions.
Return of Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unreturned Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.
Capital Account. A Capital Account shall be established and maintained for each Member in accordance with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv). Each Member’s Capital Account (a) shall be increased by (i) the amount of money contributed by such Member to the Company, (ii) the Book Value of property contributed by such Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Code Section 752) and (iii) allocations to such Member of Profits and any other items of income or gain allocated to such Member, and (b) shall be decreased by (i) the amount of money distributed to such Member by the Company, (ii) the Book Value of property distributed to such Member by the Company (net of liabilities secured by the distributed property that such Member is considered to assume or take subject to under Code Section 752), and (iii) allocations to such Member of Losses and any other items of loss or deduction allocated to such Member. The Capital Accounts shall also be increased or decreased to reflect a revaluation of Company property pursuant to paragraph (b) of the definition of Book Value. On the transfer of all or part of a Member’s Membership Interests, the Capital Account of the transferor that is attributable to the transferred Membership Interests shall carry over to the transferee Member in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).
Anti-Dilution Protection. Immediately prior to (a) each issuance by the Company of additional Series C Units or Series D Units which are Vested Units or (b) the vesting of Unvested Units in accordance with the applicable Award Agreement(s) (each an “Anti-Dilution Event”), the Company shall issue to each holder of Series B Units, with respect to each Series B Unit held, a number of Series B Units equal to (i) (1) the total number of Series C Units and Series D Units to be issued or vested in the applicable Anti-Dilution Event multiplied by (2) the applicable Anti-Dilution Number divided by (ii) the total number of Series B Units outstanding plus the total number of Series B Units issuable upon the proper exercise of the Warrants; provided, however that the obligation to issue Series B Units under this Section 5.4 shall not apply with respect to (a) any vesting of Unvested Units as a result of the occurrence of a Liquidation Event or Exit Event which results in distributions on the Series B Units, Series C Units and Series D Units in accordance with Section 6.1(c) equal to or in excess of $200,000,000, or (b) any issuance of Series D Units which are Vested Units or the vesting of any Unvested Units in accordance with the applicable Award Agreement(s) which, as a result of any such issuance or vesting results in there being outstanding in excess of 328,582 Series D Units which are Vested Units. Notwithstanding the foregoing, in the event the Company (a) issues Series D Units which are Vested Units or vests of any Unvested Units in accordance with the applicable Award Agreement(s) and, as a result of any such issuance or vesting there are outstanding in excess of 328,582 Series D Units which are Vested Units or (b) the Company issues any Compensatory Interests other than Series D Units, then the holders of Series B Units that were issued pursuant to the exercise of any Warrants shall be issued additional Series B Units in order for such holder to maintain with respect to their Series B Units their Percentage Interest (which calculation of “Percentage Interests” shall take into account the issuance of such Compensatory Interests) as of immediately prior to such issuances of Series D Units or Compensatory Interests or vesting of Series D Units. Notwithstanding the foregoing, in the event the Company (a) issues Series D Units which are Vested Units or vests of any Unvested Units in accordance with the applicable Award Agreement(s) and, as a result of any such issuance or vesting there are outstanding in excess of 328,582 Series D Units which are Vested Units or (b) the Company issues any Compensatory Interests other than Series D Units, then, upon the proper exercise of the Warrant by a holder thereof, such holder shall be issued additional Series B Units in order for such holder to maintain with respect to their Series B Units their Percentage Interest (which calculation of “Percentage Interests” shall take into account the issuance of such Compensatory Interests) as of immediately prior to such issuances of Series D Units or Compensatory Interests or vesting of Series D Units. The Company and each Member agree that the holders of Warrants are express third party beneficiaries of the terms of this Section 5.4. The issuance of additional Series B Units under this Section 5.4 is for anti-dilution protection only and shall not represent or cause any change in the aggregate Capital Account or federal income tax holding period attributable to a Member’s Series B Units.

DISTRIBUTIONS; REDEMPTION AND ALLOCATIONS
1.1    Distributions.
(a)    Subject to the terms of the Indenture, each distribution made by the Company, regardless of the source or character of the assets to be distributed, shall be made in accordance with this Article 6 and applicable Law.
(b)    Prior to making distributions pursuant to Section 6.1(c), on each Tax Distribution Date, the Company shall, subject to the availability of funds, which shall be reasonably determined by the Board, distribute to each Member in cash the excess, if any, of such Member’s Assumed Tax Liability, over all previous distributions made to such Member (and its predecessors in interest) pursuant to this Section 6.1(b) and Section 6.1(c).
“Tax Distribution Date” means any date that is five (5) Business Days prior to the date on which estimated income tax payments are required to be made by calendar year individual taxpayers and each due date for the income tax return of an individual calendar year taxpayer (without regard to extensions).

“Assumed Tax Liability” of each Member means, for the relevant Tax Distribution Date, an amount equal to the cumulative amount of federal, state and local income taxes (including any applicable estimated taxes) that the Board estimates would be due from such Member on the Tax payment date to which such Tax Distribution Date relates, determined by (v) taking into account the character of income and loss allocated as it affects the applicable tax rate, (w) assuming such Member were an individual who earned solely the cumulative items of income, gain, deduction, loss, and/or credit allocated to such Member (and its predecessors in interest) pursuant Section 6.3 (including any corrective allocations made in connection with the exercise of any Warrant, in accordance with Proposed Treasury Regulation 1.704-1(b)(4) dealing with noncompensatory options or any successor proposed, temporary or final Treasury Regulations relating to the exercise of noncompensatory options, but excluding any other allocations in respect of Code Section 704(c)) since the inception of the Company, (x) after taking proper account of any adjustments available to such Member under Sections 734 and 743 of the Code, (y) assuming that such Member is subject to tax at the highest applicable rates, and (z) taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes.
The Assumed Tax Liability of the holders of Units shall be made utilizing the highest state and local tax rates applicable to more than a de-minimis number of Members as reasonably determined by the Board, with the initial rate being six percent (6%).
Notwithstanding anything else herein to the contrary, a distribution pursuant to Section 6.1(b) shall for all purposes under this Agreement be treated as an advance of, and shall on a dollar-for-dollar basis offset, the next future amounts that such holder of Units would otherwise be entitled to receive pursuant to Sections 6.1(c), 7.3(c)(i), 7.8 or 11.2(c)(iii). If on a Tax Distribution Date there are not sufficient funds on hand to distribute to each Member the full amount otherwise distributable to each such Member in accordance with Section 6.1(b), distributions pursuant to Section 6.1(b) shall be made to the Members to the extent of the available funds in proportion to the amounts otherwise so distributable.
(c)    Subject to Section 6.1(d), the timing and amounts of any additional distributions shall be determined by the Board and any such distributions shall be made to the Members in accordance with their relative Percentage Interests; provided, however, that if one or more series of Series D Units are issued with a Threshold Value greater than $0.00 (a “Subsequently Issued Series”), each such Subsequently Issued Series shall not be treated as outstanding (and such Subsequently Issued Series will not be entitled to receive distributions pursuant to this Section 6.1(c)) until distributions have been made with respect to Series B Units (on a per-Unit basis) pursuant to this Section 6.1(c) following the issuance of such Subsequently Issued Series in an amount equal to the Threshold Value of such Subsequently Issued Series. Notwithstanding this Section 6.1(c), all amounts otherwise distributable pursuant to this Agreement (other than pursuant to Section 6.1(b)) with respect to each Unvested Unit shall be retained by the Company (collectively, the “Withheld Amounts”). Prior to making any distribution pursuant to Section 6.1(c) or Section 11.2(c), the Company will distribute the Withheld Amounts with respect to each Unit that has become a Vested Unit to the holder of such Unit upon the vesting of such Unit. Notwithstanding the foregoing and for the avoidance of doubt, the Members agree that the Company shall not be required to make distributions to a Member pursuant to this Section 6.1(c) to the extent that such Member realizes income in connection with the issuance of Series B Units to such Member, the forfeiture of Series D Units by such Member in accordance with the Transaction Documents or the repurchase of Series B Units from such Member in accordance with the Transaction Documents.
(d)    (i)    Subject to the terms of the Indenture, upon the earlier to occur of (1) a Liquidation Event, (2) an Exit Event, or (3) February 21, 2017, before any distribution is made on the Series B Units, Series C Units or Series D Units with respect to such event, the Company shall redeem all of the outstanding Series A Units for an amount in cash (unless such requirement to be paid in cash is waived by holders of at least 70% of the then outstanding Series A Units, in which case each holder of Series A Units shall receive the same form of consideration or be given the option as to the form and amount of consideration) equal to the Series A Unit Redemption Amount with respect to each such Series A Unit. The Company shall not later than 20 days prior to the date set for the consummation of a Liquidation Event or Exit Event provide to the holders of the Series A Units such information concerning the terms of the Liquidation Event or Exit Event and the value of the assets of the Company as may be reasonably requested by the holders of Series A Units. If, upon a Liquidation Event or Exit Event, the net assets of the Company distributable among the holders of all outstanding Series A Units shall be insufficient to permit the payment of the Series A Unit Redemption Amount, then the entire net assets of the Company remaining after the provision for the payment of the Company’s debts and other liabilities shall be distributed among the holders of the Series A Units ratably in proportion to the full Series A Unit Redemption Amount to which they would otherwise be respectively entitled on account of their Series A Units.
(ii)    At any time, subject to the prior approval of the Sponsor, the Company may, by written notice to the holders of Series A Units, redeem all or any portion of the Series A Units at a price per Unit equal to the Series A Unit Redemption Amount with respect to such Unit.  In the event the Company intends to redeem less than all of the Series A Units at the same time, any redemption shall be made pro rata among the holders of the Series A Units based upon the aggregate of such Units held by each such holder.
(e)    All distributions made under this Section 6.1 shall be made to the holders of record of the applicable Units on the record date established by the Board or, in the absence of any such record date, to the holders of the applicable Units on the date of the distribution.
(f)    The Company may distribute securities in kind. The fair market value of securities distributed in kind shall be determined by the Board.
(g)    The Company is authorized to deduct or withhold from distributions, or with respect to allocations, to the holders of Units and to pay over to any federal, state, local or foreign taxing authority any amounts required to be so deducted or withheld pursuant to the Code or any provisions of applicable Law. For all purposes under this Agreement, any amount so deducted or withheld shall be treated as actually distributed to the holder with respect to which such amount was withheld. To the extent a Member is included in any composite or consolidated income tax filing and any Tax is paid on behalf of such Member by the Company, such payment shall be treated as having been distributed to such Member for all purposes hereunder.
1.2    Allocations of Profits and Losses and other Items.
Profit and Loss Allocations. Profit and Loss (or, if determined by the Board, items of income, gain, loss and expense comprising Profits or Losses for such taxable year), shall be allocated among the Members in a manner that will, as nearly as possible, cause the Capital Account balance of each Member at the end of such taxable period to equal:
the hypothetical distribution (if any) that such Member would receive if, on the last day of the taxable period, (x) all Company assets, including cash, were sold for cash equal to their Book Values, taking into account any adjustments thereto for such taxable period, (y) all Company liabilities were satisfied in full according to their terms (limited, with respect to each nonrecourse liability of the Company, to the Book Values of the assets securing such liability if such Book Value is less than such nonrecourse liability), and (z) the net proceeds of such sale (after satisfaction of such liabilities) were distributed in full pursuant to Section 6.1(c) (treating such a hypothetical liquidation as resulting in a Liquidation Event), minus the sum of (x) the amount, if any, which such Member would be obligated to contribute to the capital of the Company immediately after such hypothetical sale, (y) such Member’s share of Minimum Gain (if any) as computed immediately prior to such hypothetical sale and (z) such Member’s share of Member Nonrecourse Debt Minimum Gain (if any), as computed immediately prior to such hypothetical sale.
Special Allocations. Notwithstanding any other provisions of this Section 6.2, the following special allocations shall be made for each taxable period:
(i)    Notwithstanding any other provision of this Section 6.2, if there is a net decrease in Minimum Gain during any taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), (g)(2) and (j)(2)(i). For purposes of this Section 6.2(b)(i), each Member’s Capital Account shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.2(b) with respect to such taxable period. This Section 6.2(b)(i) is intended to comply with the partnership minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
(ii)    Notwithstanding the other provisions of this Section 6.2 (other than Section 6.2(b)(i)), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Section 1.704-2(i)(4) and (j)(2)(ii). For purposes of this Section 6.2(b)(ii), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.2(b), other than Section 6.2(b)(i), with respect to such taxable period. This Section 6.2(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(iii)    In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulation, the deficit balance, if any, in such Member’s Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, however, that an allocation pursuant to this Section 6.2(b)(iii) shall be made only if and to the extent that the Member would have such a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.2(b) have been tentatively made as if this Section 6.2(b)(iii) were not in this Agreement.
(iv)    In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any taxable period, such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 6.2(b)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 6.2 have been tentatively made as if Section 6.2(b)(iii) and this Section 6.2(b)(iv) were not in this Agreement.
(v)    Nonrecourse Deductions for any taxable period shall be allocated to the Members in the same manner in which cash is distributed pursuant to Section 6.1(c).
(vi)    Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704 2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.
(vii)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such provisions.
(b)    Curative Allocation. The allocations set forth in Section 6.2(b) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 6.2(c). Therefore, notwithstanding any other provision of this Article 6 (other than the Regulatory Allocations), but subject to the Code and the Treasury Regulations, the Board shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement. In exercising its discretion under this Section 6.2(c), the Board shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.
1.3    Income Tax Allocations.
(a)    Except as provided in this Section 6.3, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated, to the maximum extent possible, among the Members in the same manner as the corresponding items (if any) are allocated for purposes of maintaining Capital Accounts under Section 6.2.
(b)    The Members recognize that there may be a difference between the Book Value of a Company asset and the asset’s adjusted tax basis at the time of the property’s contribution or revaluation pursuant to this Agreement. In such a case, all items of tax depreciation, cost recovery, amortization, and gain or loss with respect to such asset shall be allocated among the Members to take into account the disparities between the Book Values and the adjusted tax basis with respect to such properties in accordance with the provisions of Sections 704(b) and 704(c) of the Code and the Treasury Regulations under those sections as determined by the Board. Any tax items not required to be allocated under Sections 704(b) or 704(c) of the Code shall be allocated in the same manner as such gain or loss would be allocated for book purposes under Section 6.2.
(c)    All items of income, gain, loss, deduction and credit allocated to the Members in accordance with the provisions hereof and basis allocations recognized by the Company for federal income tax purposes shall be determined without regard to any election under

Section 754 of the Code which may be made by the Company; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account the adjustments permitted by Sections 734 and 743 of the Code.
(d)    If any deductions for depreciation, amortization or cost recovery are recaptured as ordinary income upon the sale or other disposition of Company properties, the ordinary income character of the gain from such sale or disposition shall be allocated among the Members in the same ratio as the deductions giving rise to such ordinary income character were allocated.
Other Allocation Rules. All items of income, gain, loss, deduction and credit allocable to Units that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as the owner of such Units, without regard to the results of Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the regulations thereunder. If any Units are Disposed of or redeemed in compliance with the provisions of this Agreement, all distributions with respect to which the record date is before the date of such Disposition or redemption shall be made to the Disposing Member, and all distributions with respect to which the record date is after the date of such Disposition, in the case of a Disposition other than a redemption, shall be made to the transferee.
Return of Excess Tax Distributions on Forfeited Units. In the event a holder of Units forfeits all or a portion of such Units, such holder shall be obligated to make a contribution of cash to the Company equal to the excess of any distributions received pursuant to Section 6.1(b) with respect to such Units over the Assumed Tax Liability that is attributable to the forfeited Units computed taking into account the allocations provided for in Section 6.2 (including Section 6.2(b)(vii)) for the year in which the forfeiture occurs.
Tax Withholding. All amounts withheld or required to be withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution, or allocation treated by the Code (whether or not withheld pursuant to the Code) or any such tax law as amounts payable by or in respect of any Member or any Person owning an interest, directly or indirectly, in such Member shall be treated as amounts actually distributed to the Member with respect to which such amount was withheld pursuant to this Section 6.6 for all purposes under this Agreement. The Company is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state, local or foreign government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, local or foreign law, and shall allocate any such amounts to the Members with respect to which such amount was withheld. In the event that, on or after a Liquidation Event, the Board reasonably determines that the amounts distributable to a Member by the Company are not expected to be sufficient to satisfy the Company’s tax withholding obligation with respect to such Member, then such Member shall promptly advance to the Company sufficient funds to satisfy any such obligation as requested by the Board. The Company shall promptly deposit such amounts with the applicable tax authority for credit to such Member, no such amounts shall be credited to the Capital Account of such Member and the Company shall have no obligation to repay or return any such amounts to the Member. If a Member fails to timely transfer any such funds to the Company, then such amount shall be deemed a defaulted capital contribution and the Company shall take such action as deemed necessary to collect such amount.

DISPOSITIONS OF MEMBERSHIP INTERESTS;
QUALIFIED IPO
General Restrictions on Dispositions.
Disposition of Membership Interests otherwise permitted or required by this Agreement may only be made in compliance with applicable foreign, U.S. federal and state securities laws, including the Securities Act and the rules and regulations thereunder, and the Act.
Except in connection with a Qualified IPO, for so long as the Company is a partnership for U.S. federal income tax purposes, in no event may any Disposition of any Membership Interests or any warrants, options or other rights (contingent or otherwise) to acquire Membership Interests, be made if such Disposition is effectuated through an “established securities market” or a “secondary market” (or the substantial equivalent thereof) within the meaning of Section 7704 of the Code or if such Disposition would otherwise result in the Company being treated as a “publicly traded partnership,” as such term is defined in Section 7704(b) of the Code and the regulations promulgated thereunder.
Dispositions of Membership Interests may only be made in strict compliance with all applicable provisions of this Agreement, and any purported Disposition of Membership Interests that does not comply with all applicable provisions of this Agreement shall be null and void and of no force or effect, and the Company shall not recognize or be bound by any such purported Disposition and shall not effect any such purported Disposition on the transfer books of the Company or Capital Accounts of the Members. The Members agree that the restrictions contained in this Article 7 are fair and reasonable and in the best interests of the Company and the Members.
Unless otherwise approved by the Board, a Disposition of Membership Interests is prohibited if, after giving effect to such Disposition, the Company would have more than 350 “holders of record” (as understood for purposes of Section 12(g) of the Exchange Act) of Membership Interests (including outstanding Warrants).
Restrictions on Dispositions of Units.
Restrictions on Dispositions of Series B Units and Series C Units. A Disposition of Series B Units or Series C Units, other than Series B Units held by the Sponsor or, with respect to Series B Units issued upon the proper exercise of Warrants, by any former holder of Warrants (including subsequent transferees, successors and assignees of such Warrant holder), may only be made if (i) such Disposition complies with the provisions of Section 7.1 and (ii) either (A) such Disposition is to a Permitted Transferee or (B) such Disposition is:
made in connection with an IPO Exchange; or
made in connection with a Drag-Along Transaction in accordance with Section 7.3.
Restrictions on Dispositions of Series D Units. A Disposition of Series D Units may only be made if such Disposition is made in connection with an Exit Event, an IPO Exchange or pursuant to Section 7.3.
Dispositions by the Sponsor or Former Warrant Holders. The Sponsor may Dispose of any Units if such Disposition complies with the provisions of Section 7.1. For the avoidance of doubt, no other restriction contained in this Article 7 shall be deemed to restrict the right of the Sponsor to Dispose of any Units. Any holder of Series B Units issued upon the proper exercise of Warrants (including subsequent transferees, successors and assignees of such Warrant holder) may Dispose of any such Units if such Disposition complies with the provisions of Section 7.1. For the avoidance of doubt, no other restriction contained in this Article 7 shall be deemed to restrict the right of the Sponsor to Dispose of any Units or any holder of Series B Units issued upon the proper exercise of Warrants (including subsequent transferees, successors and assignees of such Warrant holder) to Dispose of any such Series B Units.
Drag-Along Rights.
At any time, if the Sponsor receives a written offer, in good faith and at arm’s-length, from a Third Party for a Drag-Along Transaction that it desires to accept, it may require all other holders of Membership Interests to sell their Membership Interests in accordance with this Section 7.3.
Any such Drag-Along Transaction shall not require the consent or approval of any holders of Membership Interests other than the Sponsor. Notwithstanding anything to the contrary in this Agreement, any such Drag-Along Transaction may be structured as a merger, conversion, Unit exchange or sale or consolidation of the Company, or a sale of all or substantially all of the assets of the Company, in each case in the sole discretion of the Sponsor and without consent or approval of the Board or any other Member. The holders of Membership Interests shall promptly take all necessary and desirable actions in connection with the consummation of the Drag-Along Transaction reasonably requested by the Sponsor or any of its Affiliates, including the execution of such agreements and such instruments and other actions reasonably necessary to (A) provide customary representations, warranties, indemnities, and escrow/holdback arrangements relating to such Drag-Along Transaction (subject to Sections 7.3(c)(iv) and 7.3(c)(v)), in each case to the extent that each other holder of Membership Interests is similarly obligated except as otherwise provided for herein, and (B) effectuate the allocation and distribution of the aggregate consideration upon the Drag-

Along Transaction as set forth in Section 7.3(c). Each such holder of Membership Interests grants the Sponsor a power of attorney in accordance with Section 12.5(b) to execute or cause to be executed on such holder’s behalf any and all such agreements, instruments, certificates, filings or papers required or reasonably necessary to facilitate a Drag-Along Transaction. The holders of Membership Interests shall be permitted to sell their Membership Interests pursuant to any Drag-Along Transaction without complying with any other provisions of this Article 7.
The obligations of the holders of Membership Interests pursuant to this Section 7.3 are subject to the following terms and conditions:
upon the consummation of a Drag-Along Transaction, then, subject to Section 6.1(d), each holder of Membership Interests shall receive the same proportion of the aggregate consideration from such Drag-Along Transaction that such holder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in Section 6.1(c) as in effect immediately prior to such Drag-Along Transaction;
the Company shall bear the reasonable, documented costs incurred in connection with any Drag-Along Transaction (costs incurred by or on behalf of any holder of Membership Interests for such holder’s sole benefit will not be considered costs of the transaction hereunder) unless otherwise agreed by the Company and the acquiror, in which case no holder of Membership Interests shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag-Along Transaction (excluding modest expenditures for postage, copies, and the like) and no holder of Membership Interests shall be obligated to pay any portion (or, if paid, shall be entitled to be reimbursed by the Company for that portion paid) that is more than its pro rata share (based upon the amount of consideration received by such holder in the Drag-Along Transaction) of reasonable expenses incurred in connection with a consummated Drag-Along Transaction;
no holder of Membership Interests shall be required to provide any representations, warranties or indemnities in connection with the Drag-Along Transaction, other than (A) representations, warranties or indemnities for which the sole recourse is to consideration in escrow or holdback and (B) customary (including with respect to qualifications) several (and not joint) representations, warranties and indemnities for concerning (1) such holder’s valid title to and ownership of Membership Interests, free of all liens, claims and encumbrances (excluding those arising under applicable securities laws), (2) such holder’s authority, power and right to enter into and consummate such Drag-Along Transaction, (3) the absence of any violation, default or acceleration of any agreement to which such holder is subject or by which its assets are bound as a result of the Drag-Along Transaction, and (4) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by such holder in connection with the Drag-Along Transaction (and then only to the extent that each other holder of Membership Interests is similarly obligated to provide similar representations, warranties and indemnities with respect to the Membership Interests held by such holder of Membership Interests);
consideration placed in escrow or holdback shall be allocated among holders of Membership Interests such that if the Person making the offer with respect to the Drag-Along Transaction ultimately is entitled to some or all of such escrow or holdback amounts, then the net ultimate proceeds received by such holders shall still comply with the intent of Section 7.3(c)(i) as if the ultimate resolution of such escrow or holdback had been known at the closing of the Drag-Along Transaction, and the holders of the Membership Interests that received such consideration at the consummation of the Drag-Along Transaction shall, no later than 20 Business Days following the determination that such Person is entitled to such escrow or holdback amounts, make such payments to each other as are required to give effect to this Section 7.3(c)(iv); and
if some or all of the consideration received in connection with the Drag-Along Transaction is other than cash, then such consideration shall be deemed to have a dollar value equal to the fair market value of such consideration as determined by the Board.
Notwithstanding anything to the contrary in this Section 7.3, if the consideration proposed to be paid to the holders of Membership Interests in a Drag-Along Transaction includes securities with respect to which no registration statement covering the issuance of such securities has been declared effective under the Securities Act, then each of the holders of Membership Interests that is not then an Accredited Investor may be required at the request and election of the holders of Membership Interests that are pursuing a Drag-Along Transaction, to (i) at the cost of the Company, appoint a purchaser representative (as such term is defined in Rule 501 under the Securities Act) reasonably acceptable to such requesting holders or (ii) accept cash in lieu of any securities such non-Accredited Investor would otherwise receive in an amount equal to the fair market value of such securities as determined in the manner set forth in Section 7.3(c)(v).
The Sponsor, when proposing a Drag-Along Transaction, shall have the right in connection with such a prospective transaction (or in connection with the investigation or consideration of any such prospective transaction) to require the Company to cooperate fully with potential acquirers in such prospective transaction by taking all customary and other actions reasonably requested by such holders or such potential acquirers, including making the Company’s properties, books and records, and other assets reasonably available for inspection by such potential acquirers, establishing a physical or electronic data room including materials customarily made available to potential acquirers in connection with such processes and making its employees reasonably available for presentations, interviews and other diligence activities, in each case subject to reasonable and customary confidentiality provisions. In addition, the Sponsor proposing a Drag-Along Transaction shall be entitled to take all steps reasonably necessary to carry out an auction of the Company, including selecting an investment bank, providing confidential information (pursuant to confidentiality agreements), selecting the winning bidder and negotiating the requisite documentation. The Company shall provide assistance with respect to these actions as reasonably requested by the Sponsor. Notwithstanding anything to the contrary in this Agreement, no consent or approval of the Board shall be required in connection with any action taken by the Company in compliance with this Section 7.3(e).
Qualified IPO.
In connection with any proposed Qualified IPO approved in accordance with this Agreement, subject to Section 7.4(e), the outstanding Membership Interests will be converted or exchanged in accordance with this Section 7.4 into equity securities of the IPO Issuer (“IPO Securities”) of the same class or series as the securities of the IPO Issuer proposed to be offered to the public in the Qualified IPO (the “Publicly Offered Securities”). In connection therewith, each outstanding Membership Interest will be converted into or exchanged for IPO Securities in a transaction or series of transactions that give effect to the provisions of Section 6.1(c), Section 6.1(d), Section 6.1(e) and Section 6.1(f) (the “IPO Exchange”) such that each Member will receive IPO Securities having an aggregate value equal to the proceeds that such Member would have received if all of the then outstanding Membership Interests were sold for cash proceeds equal to the Pre-IPO Value and such proceeds were distributed to the Members pursuant to the rights and preferences set forth in Section 6.1(c) as in effect immediately prior to such distribution; provided that, if the foregoing provisions would result in the holders of Series D Units receiving no IPO Securities, then the Board shall grant to each holder of Series D Units options to purchase IPO Securities that are at the time of such grant reasonably equivalent in value to the Series D Units held by such holders and thereupon such Series D Units shall be automatically canceled. The market value of any IPO Securities issued in connection with the IPO Exchange will be deemed to be the price at which the Publicly Offered Securities were initially sold by the underwriters, which underwriters will be led by a qualified independent investment bank with a national reputation in the country or countries in which the Publicly Offered Securities are to be listed on a recognized national securities exchange. In connection with the IPO Exchange, the Board shall have the power, without the consent or approval of holders of Membership Interests, to cause the holders of the Membership Interests to contribute all of the Membership Interests to the IPO Issuer in one or a series of transactions (with the amount of IPO Securities to be received by each holder of Membership Interests being determined in accordance with this Section 7.4), and each holder of Membership Interests agrees to execute such agreements, instruments, certificates, filings or papers as may be reasonably necessary to effectuate such a contribution and further grants the Board a power-of-attorney in accordance with Section 12.5(b) to execute or cause to be executed on such holders’ behalf any and all such agreements, instruments, certificates, filings or papers.
Notwithstanding anything to the contrary in this Agreement, at any time after the approval of a Qualified IPO in accordance with this Agreement, the Board shall be entitled to approve the transaction or transactions to effect the IPO Exchange and to take all such other actions as are required or necessary to facilitate the Qualified IPO including forming any entities required or necessary in connection with the Qualified IPO without the consent or approval of any other Person (including any Member). If the Company elects to exercise its rights under this Section 7.4, each of the Members shall (i) take such actions as may be reasonably requested by the Board in connection with consummating the IPO Exchange, including (x) such actions as are required to transfer all of the issued and outstanding Membership Interests or the assets of the Company to an IPO Issuer (including a Blocker Corporation) and (y) such actions as are required in order to merge or consolidate the Company into or with an IPO Issuer and (ii) use commercially reasonable efforts to (x) cooperate with the other Members so that the IPO Exchange is undertaken in a tax-efficient manner and (y) if the Sponsor or its limited partners or investors has a structure involving ownership of all or a portion of its interests in the Company, directly or indirectly, through one or more single purpose entities (a “Blocker Corporation”), at the request of the Sponsor, merge its Blocker Corporation into the IPO Issuer in a tax-free reorganization, utilize such Blocker Corporation as the IPO Issuer or otherwise structure the transaction so that the Blocker Corporation is not subject to a level of corporate tax on the Qualified IPO or subsequent dividend payments or sales of stock.
No fractional IPO Securities shall be issuable to any Member in connection with an IPO Exchange. In lieu of such fractional IPO Securities, each Member (after taking into account all IPO Securities held by such Member) shall be entitled to receive cash consideration equal to the fair value of such fractional IPO Securities, as determined by the Board.
Notwithstanding anything to the contrary in this Section 7.4, if no registration statement covering the issuance of the IPO Securities to the Members in the IPO Exchange has been declared effective under the Securities Act, then each of the Members that is not then an Accredited Investor for the purposes of the issuance of the IPO Securities may be required, at the request and election of the Company, to (i) at the cost of the Company, appoint a purchaser representative (as such term is defined in Rule 501 under the Securities Act) reasonably acceptable to the Company or (ii) agree to accept cash in lieu of any IPO Securities such Member would otherwise receive in an amount equal to the fair value of such IPO Securities, as determined by the Board.
Notwithstanding anything contrary in this Agreement, the Board, with approval of the Sponsor, may effect a Qualified IPO through a series of transactions in which either (i) the assets of the Company are contributed to a wholly-owned subsidiary of the Company, such subsidiary is the IPO Issuer and the IPO Securities are held by the Company following the Qualified IPO, or (ii) prior to the Qualified IPO, a new limited liability company (“Newco”) with governing documents substantially the same as the governing documents of the Company is formed, the interests in the Company are exchanged for interests in Newco, the Company or a successor to the Company is the IPO Issuer and the IPO Securities are held by Newco following the Qualified IPO. In the event of such an election, the Company or Newco may remain in existence for a period not to exceed 18 months after the closing of the Qualified IPO.

Preemptive Rights.
Prior to the Company issuing, other than in an Excluded Issuance, any Membership Interests or options or other rights to acquire Membership Interests, whether through exchange, conversion or otherwise of any class (collectively, the “New Securities”) to a proposed purchaser (the “Proposed Purchaser”), each Eligible Purchaser shall have the right to purchase the number of New Securities as provided in this Section 7.5. “Excluded Issuance” means the issuance of (i) Series B Units pursuant to the proper exercise of the Warrants, (ii) Compensatory Interests, (iii) Membership Interests issued to any Person that is not a Member or an Affiliate thereof as consideration in any acquisition or other strategic transaction (such as a joint venture, marketing or distribution arrangement, or technology transfer or development arrangement) approved in accordance with this Agreement, (iv) Membership Interests issued in connection with any split, distribution or recapitalization of the Company, (v) any Equity Interests issued by the Company in an underwritten public offering pursuant to a registration statement filed under the Securities Act (or other applicable foreign securities laws governing such issuance) and approved in accordance with this Agreement, (vi) IPO Securities in connection with an IPO Exchange pursuant to this Agreement or (vii) issuances of Series B Units under the terms of Section 5.4.
The Company shall give each Eligible Purchaser at least 15 days’ prior notice (the “First Notice”) of any proposed issuance of New Securities, which notice shall set forth in reasonable detail the proposed terms and conditions of such issuance and shall offer to each Eligible Purchaser the opportunity to purchase its Pro Rata Share (which Pro Rata Share shall be calculated as of the date of such notice) of the New Securities at the same price, on the same terms and conditions and at the same time as the New Securities are proposed to be issued by the Company. If any Eligible Purchaser wishes to exercise its preemptive rights, it must do so by delivering an irrevocable written notice to the Company within 15 days after delivery by the Company of the First Notice (the “Election Period”), which notice shall state the dollar amount of New Securities such Eligible Purchaser (each a “Requesting Purchaser”) would like to purchase up to a maximum amount equal to such Eligible Purchaser’s Pro Rata Share of the total offering amount plus the additional dollar amount of New Securities such Requesting Purchaser would like to purchase in excess of its Pro Rata Share (the “Over-Allotment Amount”), if any, if other Eligible Purchasers do not elect to purchase their full Pro Rata Share of the New Securities. The rights of each Requesting Purchaser to purchase a dollar amount of New Securities in excess of each such Requesting Purchaser’s Pro Rata Share of the New Securities shall be based on the relative Pro Rata Share of those Requesting Purchasers desiring Over-Allotment Amounts.
If not all of the New Securities are subscribed for by the Eligible Purchasers, the Company shall have the right, but shall not be required, to issue and sell the unsubscribed portion of the New Securities to the Proposed Purchaser at any time during the 90 days following the termination of the Election Period pursuant to the terms and conditions set forth in the First Notice. The Board may impose such other reasonable and customary terms and procedures such as setting a closing date, rounding the number of Units covered by this Section 7.5 to the nearest whole Unit and requiring customary closing deliveries in connection with any preemptive rights offering. In the event any Eligible Purchaser refuses to purchase offered Membership Interests for which it subscribed pursuant to the exercise of preemptive rights granted thereto under this Section 7.5, in addition to any other rights the Company may be permitted to enforce at law or in equity, such Eligible Purchaser shall not be considered an Eligible Purchaser for any future rights granted under this Section 7.5 unless the Board expressly designates such Person as an Eligible Purchaser (which the Board may do on an offer-by-offer basis or not at all).
Registration Rights; Cooperation. The Members will have the registration rights set forth in Exhibit D. The Company agrees that, for so long as any Series A Units remain outstanding, it will furnish to the holders of such Series A Units and to prospective investors, upon such holders request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. In addition, to the extent that the Sponsor desires to offer or sell any of the Series A Units to any qualified institutional investor, accredited investors or other  Person, the Company agrees to fully cooperate with the Sponsor in assisting the Sponsor and the Company in providing (solely at the Company’s expense) such information and disclosure (which may be a full confidential offering memorandum or other appropriate disclosure documents) as is reasonable requested by Sponsor to ensure that such offering sale is conducted in accordance with Rule 144A of the Securities Act or another applicable exemptions for such offering and sale of the Series A Units; and notwithstanding anything to the contrary herein, the Company and the Sponsor may use and disclose Confidential Information as reasonably required in connection with any such offering or sale.
Specific Performance. Each Member acknowledges that it shall be inadequate or impossible, or both, to measure in money the damage to the Company or the Members, if any of them or any transferee or any legal representative of any party hereto fails to comply with any of the restrictions or obligations imposed by this Article 7, that every such restriction and obligation is material, and that in the event of any such failure, the Company or the Members shall not have an adequate remedy at law or in damages. Therefore, each Member consents to the issuance of an injunction or the enforcement of other equitable remedies against such Member at the suit of an aggrieved party without the posting of any bond or other security, to compel specific performance of all of the terms of this Article 7 and to prevent any Disposition of Membership Interests in contravention of any terms of this Article 7, and waives any defenses thereto, including the defenses of: (a) failure of consideration; (b) breach of any other provision of this Agreement; and (c) availability of relief in damages.
Merger, Reorganization, Etc. Upon the consummation of any merger, conversion, consolidation, exchange, recapitalization or reorganization of the Company each holder of Membership Interests shall receive the same proportion of the aggregate consideration from such transaction that such holder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in Section 6.1(c), subject to Section 6.1(d), as in effect immediately prior to such transaction.

MANAGEMENT
Management Under Direction of the Board. Subject to the rights of the Members to consent to or approve certain matters as expressly provided in Section 8.5, the business and affairs of the Company shall be managed and controlled by a board of managers (the “Board,” and each member of the Board, a “Manager”), and the Board shall have full and complete discretion to manage and conduct the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary, advisable or appropriate to accomplish the purposes of the Company as set forth in Section 2.4. Notwithstanding the foregoing, no Manager in his or her individual capacity shall have the authority to manage the Company or approve matters relating to, or otherwise to bind the Company, such powers being reserved to the Managers acting through the Board and to such agents of the Company as designated by the Board.
Board of Managers.
Composition; Initial Managers. Subject to the designation rights set forth in this Section 8.2(a), the Board shall consist of the number of Managers as determined by the Board, acting with Sponsor Approval, which number may be increased or decreased by the Board, acting with Sponsor Approval, from time to time, but shall never be decreased below seven (7) Managers. Managers shall be designated or elected as follows:
The Sponsor will appoint all of the members of the Board (each, a “Sponsor Manager”), other than as provided in Section 8.2(a)(ii) below; and
The Chief Executive Officer of the Company shall be a member of the Board.
Each Manager shall serve in such capacity until such Manager’s successor has been elected and qualified or until such individual’s death, resignation or removal. The initial Board shall have the following Managers: Joel Broussard, Gregg H. Falgout, Matt Bernard and Donald E. Stevenson. The members of the Board shall be “managers” within the meaning of the Act.
Votes Per Manager. Each Manager shall have one vote; provided, however, that any Sponsor Manager shall be entitled to cast more than one vote under the following circumstances: (i) if any of the Sponsor Managers is not present at such meeting, then the Sponsor Manager or Sponsor Managers present at the meeting shall be given an aggregate number of additional votes equal to the number of Sponsor Managers absent (and such absent Sponsor Manager or Sponsor Managers shall be deemed to have given a proxy to vote at such meeting to any other Sponsor Manager who is present at such meeting and is designated by the Sponsor) or (ii) if there are any vacancies in the Sponsor Managers, then the Sponsor Manager or Sponsor Managers shall be given an aggregate number of additional votes equal to the number of vacancies of the Sponsor Managers.
Committees. The Board may establish by resolution committees of the Board (each a “Committee”), with each such Committee being composed of one or more Managers. Any such designated Committee shall have and may exercise such of the powers and authority of the Board in the management of the business and affairs of the Company as are specified in this Agreement or as shall be otherwise determined from time to time by resolution of the Board. In addition, such Committee or Committees shall have such other limitations of authority as may be determined from time to time by resolution of the Board.
Resignation. Any Manager may resign at any time by giving written notice to the Company, with a copy to each Manager. The resignation of any Manager takes effect on receipt of notice by the Company or at any later time specified in the notice. Unless otherwise specified in the notice, the acceptance of the resignation is not necessary to make it effective.
Removal. Any Manager may be removed with or without cause only by consent of the Members entitled to appoint such Manager; provided that in the event of a reduction in the size of the Board in accordance with Section 8.2(a), then the applicable Manager or Managers no longer entitled to be appointed to the Board shall be removed immediately without further action required. Any Manager who is the Chief Executive Officer shall be automatically removed from the Board if at any time his service as an executive Officer of the Company is terminated. The removal of a Manager who is also a Member will not affect the Manager’s rights as a Member and will not constitute the Resignation of such Member.
Vacancies. In the event that a vacancy is created by the death, disability, retirement, resignation or removal of any Manager, such vacancy shall be filled as provided under Section 8.2(a).
Compensation. Managers, in such capacity, shall receive reimbursement of reasonable expenses incurred by them in connection with the Company’s business; however, without consent of the Sponsor, Managers shall not be entitled to receive any fees or other compensation for their services as Managers.
Reliance on Books, Reports and Records. Each Manager shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or reports made to the Company by any of its Officers or by an independent certified public accountant or by an appraiser selected with reasonable care by the Board, or in relying in good faith upon other records of the Company.
Subsidiaries. The board (or equivalent) of any Subsidiary shall be comprised of the Managers.
Meetings of Board.
Place of Meetings; Order of Business. The Board may hold its meetings and may have an office and keep the books of the Company, except as otherwise provided by Law, in such place or places, within or without the State of Delaware, as the Board may from time to time determine by resolution. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by resolution of the Board.
Regular Meetings. Regular meetings of the Board shall be held at such place or places, on such date or dates, and at such time or times as shall have been established from time to time by resolution of the Board. A notice of each regular meeting shall not be required if held at the times and places set forth in the relevant resolution and such resolution has been provided to each Manager.
Special Meetings. Special meetings of the Board may be called by any Manager or Managers then in office and shall be held at such place, on such date, and at such time as they shall fix. Notice of the place, date, and time of each such special meeting shall be given to each Manager who has not waived such notice, by mailing written notice not less than three days before the meeting, or by delivering the same by any means (including by email or other electronic transmission) not less than 18 hours before the meeting. Unless as otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.
Quorum. At any meeting of the Managers, a majority of the Managers then in office shall constitute a quorum for all purposes. A single Sponsor Manager shall, for quorum purposes, count as a majority of Managers. If a quorum shall fail to attend any meeting, a majority of those Managers present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.
Participation in Meetings by Conference Telephone. Any Manager may participate in a meeting of the Managers by means of conference telephone or similar communications equipment, which enables all persons participating in the meeting to hear each other. Such participation shall constitute presence in person at such meeting, except where a Manager participates in the meeting via such communications equipment for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
Waiver of Notice Through Attendance. Attendance of a Manager at any meeting of the Board (including by telephone) shall constitute a waiver of notice of such meeting, except where such Manager attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened and notifies the other Managers at such meeting of such purpose.
Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a consent or consents in writing setting forth the action so taken shall be signed by the number of Managers that would otherwise be sufficient to approve such action at a duly convened meeting of the Board. Prompt notice of such written consent shall be given by the Company to those Managers, if any, who do not join in such written consent.
Officers.
Generally. The Company may have such officers (the “Officers”) as the Board may appoint. The Board may remove any Officer with or without cause at any time; provided, however, that such removal shall be without prejudice to the contractual rights, if any, of the Officer so removed. Election or appointment of an Officer shall not of itself create contractual rights. Any such Officers may, subject to the general direction of the Board, have responsibility for the management of the normal and customary day-to-day operations of the Company, and act as “agents” of the Company in carrying out such activities. The Officers may be compensated on such terms as are determined by the Board. Any Officer may resign at any time. Such resignation shall be in writing and shall take effect at the time specified therein or, if no time is specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation. In the event an Officer is removed from his or her position in accordance with this Section or dies, becomes disabled, or resigns, a replacement for such person may be appointed only by the Board.
Initial Officers. As of the Effective Date, Donald E Stevenson is appointed as Chief Executive Officer and President of the Company, with such powers, authority and duties as specified from time to time by the Board.
General Authority of Officers. Except as expressly provided otherwise in this Agreement, the Officers shall have delegated authority from the Board for conducting the day-to-day business of the Company and exercising such rights and performing the duties as shall otherwise be determined from time to time by the Board.
Board and Member Approval Requirements.
Except as otherwise required herein, the approval of at least a majority of the Managers then in office shall be required for the determination of any matter coming before the Board for a vote.
In addition to the majority vote required in (a), the prior written approval of the Sponsor, will be required:
to approve any Exit Event or Financing Event;
to approve or amend each annual business plan and budget, including capital budget, of the Company or any of its Subsidiaries, and any action not in accordance with any such annual business plan and budget then in effect;
to implement any executive compensation agreement, arrangement or plan or any material employee benefit plan of the Company or any of its Subsidiaries;
to approve any merger, conversion, consolidation, recapitalization or reorganization of the Company, other than an internal transaction that does not change the rights or obligations of any holder or holders of the Membership Interests other than in de minimis respects;
for the Company or any of its Subsidiaries to enter into any line of business other than acquiring, owning and operating pressure pumping and related equipment and provide related services, including high-pressure hydraulic fracturing, for the oil and gas industry;

other than as specified in any business plan or operating capital budget approved in accordance with the terms hereof, for the Company or any of its Subsidiaries to acquire any assets which, at the time of such acquisition, have a fair market value in excess of $1,000,000 individually or in the aggregate with any other assets acquired in the prior 12 month period;
other than as specified in any business plan or operating capital budget approved in accordance with the terms hereof, for the Company or any of its Subsidiaries to enter into any contract or group of contracts outside the ordinary course of business that would result in the payment of in excess of $1,000,000 per annum, individually or in the aggregate with payments under other such contracts in the prior 12-month period;
to enter into, amend, modify or terminate any contract pursuant to which the Company or any of its Subsidiaries is prohibited from engaging in any line of business for any period of time or with respect to any geographical location, other than confidentiality agreements entered into in the ordinary course of business;
to remove the Company’s outside independent auditor;
to enter into or form any other partnership or joint venture in the ordinary course of business; and
to make any election to treat the Company other than as a partnership for tax purposes.
Acknowledgement Regarding Outside Businesses and Opportunities.
Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, each of the Company and the Members acknowledges and agrees that the Sponsor and its Affiliates (i) have made, prior to the date hereof, and may make, on and after the date hereof, investments (by way of capital contributions, loans or otherwise), and (ii) have engaged, prior to the date hereof, and are expected to engage, on and after the date hereof, in other transactions with and with respect to, in each case, Persons engaged in businesses that directly or indirectly compete with the business of the Company and its Subsidiaries as conducted from time to time or as expected to be conducted from time to time. Except as otherwise expressly set forth in Section 8.6(b), the Company and the Members agree that any involvement, engagement or participation of the Sponsor and its Affiliates (including any Manager of the Company who is Affiliated with the Sponsor) in such investments, transactions and businesses, even if competitive with the Company and its Subsidiaries, shall not be deemed wrongful or improper or to violate any duty express or implied under applicable Law.
The Company and each Member hereby renounce any interest or expectancy in any business opportunity, transaction or other matter in which any other Member participates or desires or seeks to participate (each, a “Business Opportunity”) other than a Business

Opportunity that (i) is presented to any Manager who is an Affiliate of such Member solely in such individual’s capacity as a Manager (whether at a meeting of the Board or otherwise) and with respect to which, prior to such Business Opportunity being presented to such Manager, such Member has not independently received notice or is not otherwise pursuing or aware of such Business Opportunity or (ii) is identified to any Manager who is an Affiliate of such Member solely through the disclosure of information by or on behalf of the Company to such Manager and with respect to which, prior to such Business Opportunity being identified to such Manager, such Member has not independently received notice or is not otherwise pursuing or aware of such Business Opportunity (each Business Opportunity other than those referred to in clauses (i) or (ii) of this Section 8.6(b) are referred to as a “Renounced Business Opportunity”). No Member nor any of its Affiliates, including any Manager who is an Affiliate of such Member, shall have any obligation to communicate or offer any Renounced Business Opportunity to the Company, and such Member or Affiliate (as the case may be) may pursue for itself or direct, sell, assign or transfer to a Person other than the Company any Renounced Business Opportunity.
Each of the Company and the Members hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against a Member or any of its respective Affiliates for or in connection with any such investment activity or other transaction activity or other matters described in Section 8.6(a) or (b), whether arising in common law or equity or created by rule of law, statute, constitution, contract (including this Agreement or any other Transaction Document) or otherwise, are expressly released and waived by the Company and each Member, in each case to the fullest extent permitted by Law.
Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, each of the Company and the Members acknowledges and agrees that the Sponsor and its Affiliates (including any Manager who is an Affiliate of the Sponsor) have obtained, prior to the date hereof, and are expected to obtain, on and after the date hereof, confidential information from other companies in connection with the activities and transactions described in this Section 8.6 or otherwise. Each of the Company and the Members hereby agrees that (i) neither the Sponsor nor any of its Affiliates (including any Manager who is an Affiliate of the Sponsor) has any obligation to use any such confidential information in connection with the business, operations, management or other activities of the Company or to furnish to the Company or any Member any such confidential information, and (ii) that any claims against, actions, rights to sue, other remedies or other recourse to or against the Sponsor, any Sponsor Covered Person or any of their respective Affiliates (including any Manager who is an Affiliate of the Sponsor) for or in connection with any such failure to use or to furnish such confidential information, whether arising in common law or equity or created by rule of law, statute, constitution, contract (including this Agreement or any other Transaction Document) or otherwise, are expressly released and waived by the Company and each Member, to the fullest extent permitted by Law.
Amendment, Modification or Repeal. Any amendment, modification or repeal of Section 8.6 or any provision thereof shall be prospective only and shall not in any way affect the limitations on the liability of the Sponsor or any of its Affiliates under such provisions as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

DUTIES; LIMITATION OF LIABILITY AND INDEMNIFICATION
Duties of Members; Limitation of Member Liability; Sponsor Indemnification.
No Member shall have any fiduciary or other duty to the Company, any other Member, any Manager or any other Person that is a party to or is otherwise bound by this Agreement other than the implied contractual covenant of good faith and fair dealing.
To the maximum extent permitted by applicable Law, whenever a Member (including the Sponsor) is permitted or required to make a decision or take an action or omit to take an action (including wherever in this Agreement that any Member (including the Sponsor) is permitted or required to make, grant or take a determination, a decision, consent, vote judgment or action at its “discretion,” “sole discretion” or under a grant of similar authority or latitude), such Member shall be entitled to consider only such interests and factors, including its own, as it desires, and shall have no duty or obligation to give any consideration to any other interest or factors whatsoever. To the maximum extent permitted by applicable Law, no Member (including the Sponsor) shall be liable to the Company or to any other Member for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of duties including fiduciary duties) taken or omitted by such Member, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such Member engaged in a bad faith violation of the implied contractual covenant of good faith and fair dealing.
Each Sponsor Covered Person shall be indemnified and held harmless by the Company (but only to the extent of the Company’s assets), to the fullest extent permitted under applicable Law, from and against any and all loss, liability and expense (including taxes; penalties; judgments; fines; amounts paid or to be paid in settlement; costs of investigation and preparations; and fees, expenses, and disbursements of attorneys, whether or not the dispute or proceeding involves the Company or any Manager or Member) reasonably incurred or suffered by any such Sponsor Covered Person in connection with the activities of the Company, provided, that any such Sponsor Covered Person shall not be so indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such Sponsor Covered Person is seeking indemnification or seeking to be held harmless hereunder, and taking into account the acknowledgments and agreements set forth in this Agreement, such Sponsor Covered Person engaged in a bad faith violation of the implied contractual covenant of good faith and fair dealing. A Sponsor Covered Person shall not be denied indemnification in whole or in part under this Section 9.1(c) because such Sponsor Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
Each Sponsor Covered Person may rely, and shall incur no liability in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and may rely on a certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such person or within such Person’s knowledge, in each case unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, action or inaction, such Sponsor Covered Person acted in bad faith.
The Company and each of the Members hereby acknowledges that certain of the Sponsor Covered Persons (“Sponsor Indemnitees”) have certain rights to indemnification, advancement of expenses or insurance provided by the Sponsor or certain of its Affiliates (collectively, the “Sponsor Indemnitors”). The Company hereby agrees, and the Members hereby acknowledge, that: (i) to the extent legally permitted and as required by the terms of this Agreement and the Certificate (or by the terms of any other agreement between the Company and a Sponsor Indemnitee), (A) the Company is the indemnitor of first resort (i.e., its obligations to each Sponsor Indemnitee are primary and any obligation of the Sponsor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Sponsor Indemnitee are secondary) and (B) the Company shall be required to advance the full amount of expenses incurred by a Sponsor Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement, without regard to any rights that a Sponsor Indemnitee may have against the Sponsor Indemnitors and (ii) the Company irrevocably waives, relinquishes and releases the Sponsor Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect of any of the matters described in clause (i) of this sentence for which any Sponsor Indemitee has received indemnification or advancement from the Company. The Company further agrees that no advancement or payment by the Sponsor Indemnitors on behalf of any Sponsor Indemnitee with respect to any claim for which a Sponsor Indemnitee has sought indemnification from the Company shall affect the foregoing and that the Sponsor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Sponsor Indemnitee against the Company. The Company and each Member agree that the Sponsor Indemnitors are express third party beneficiaries of the terms of this Section 9.1(e).
Fiduciary Duties; Limitation of Liability; Indemnification.
Subject to Section 9.2(b), the Managers shall be under a fiduciary duty and obligation to conduct the affairs of the Company in the best interests of the Company, subject to and as limited by all of the terms and provisions of this Agreement.
The Members and the Company acknowledge and agree that the Sponsor Managers serve to represent the interests of the Sponsor and will not owe any fiduciary or other duties to any other Member and are entitled to make decisions and take action solely on the basis of the interests of the Sponsor.
Each Officer (in such Person’s capacity as an Officer) shall have the same fiduciary duties that an officer, as the case may be, of the Company would have if the Company were a corporation organized under the Laws of the State of Delaware, and the Company and its Members shall have the same rights and remedies in respect of such duties as if the Company were a corporation organized under the Laws of the State of Delaware and the Members were its stockholders.
To the maximum extent permitted by applicable Law, no Manager or (in such Person’s capacity as a Manager) shall be liable to the Company or to any Member for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of duties including fiduciary duties) taken or omitted by such current or former Manager, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such current or former Manager engaged in (i) a breach of the Manager’s duty of loyalty to the Company or to any Member; (ii) an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law; (iii) a distribution made in violation of this Agreement or (iv) other than transactions approved by the Board in accordance with Section 8.5(a), a transaction from which the Manager derived an improper personal benefit.
Each D&O Covered Person shall be indemnified and held harmless by the Company (but only to the extent of the Company’s assets), as if the Company were a corporation organized under the Laws of the State of Delaware and to the fullest extent permitted under Section 145 of the General Corporation Law of the State of Delaware as in effect on the date of this Agreement (but including any expansion of rights to indemnification thereunder from and after the date of this Agreement), from and against any and all loss, liability and expense (including taxes; penalties; judgments; fines; amounts paid or to be paid in settlement; costs of investigation and preparations suffered by any such D&O Covered Person; and fees, expenses, and disbursements of attorneys, whether or not the dispute or proceeding involves the Company or any Manager or Member) incurred or suffered by any such D&O Covered Person in connection with the activities of the Company. A D&O Covered Person shall not be denied indemnification in whole or in part under this Section 9.2 because such D&O Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
Each D&O Covered Person may rely, and shall incur no liability in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and may rely on a certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such person or within such Person’s knowledge, in each case unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, action or inaction, such D&O Covered Person acted in bad faith, engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that such D&O Covered Person’s conduct was unlawful.
Advance of Expenses. Reasonable, documented expenses incurred by a Covered Person for which such Covered Person could reasonably be expected to be entitled to indemnification under this Agreement in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding; provided, however, that any such advance shall only be made if the Covered Person delivers a written affirmation by such Covered Person of its good faith belief that it is entitled to indemnification hereunder and its agreement to repay all amounts so advanced if it shall ultimately be determined that such Covered Person is not entitled to be indemnified hereunder.
Procedure for Indemnification. Any indemnification or advance of expenses under this Article 9 shall be made only against a written request therefor submitted by or on behalf of the Person seeking indemnification or advance. All expenses (including reasonable attorneys’ fees) incurred by such Person in connection with successfully establishing such Person’s right to indemnification or advance of expenses under this Article 9, in whole or in part, shall also be indemnified by the Company.
Multiple Rights to Indemnification. If any Person is both a Sponsor Covered Person and a D&O Covered Person with respect to any loss, liability or expense (including taxes; penalties; judgments; fines; amounts paid or to be paid in settlement; costs of investigation and preparations suffered by any such Person; and fees, expenses, and disbursements of attorneys, whether or not the dispute or proceeding involves the Company or any Manager or Member), such Person shall be entitled to be indemnified for such loss, liability or expense to the fullest extent that either a Sponsor Covered Person or a D&O Covered Person is entitled to indemnification for such matters under this Agreement.
Company Obligations; Indemnification Rights.
The obligations of the Company to the Covered Persons provided in this Agreement or arising under Law are solely the obligations of the Company, and no personal liability whatsoever shall attach to, or be incurred by, any Covered Person or any Member for such obligations, to the fullest extent permitted by Law. Where the foregoing provides that no personal liability shall attach to or be incurred by a Covered Person, any claims against or recourse to such Covered Person for or in connection with such liability, whether arising in common law or equity or created by rule of law, statute, constitution, contract or otherwise, are expressly released and waived under this Agreement, to the fullest extent permitted by Law, as a condition of, and as part of the consideration for, the execution of this Agreement and any related agreement, and the incurring by the Company of the obligations provided in such agreements.
The rights to indemnification and advancement of expenses provided by this Article 9 shall be deemed to be separate contract rights between the Company and each Covered Person who serves in any such capacity at any time while these provisions are in effect, and no repeal or modification of any of these provisions shall adversely affect any right or obligation of such Covered Person existing at the time of such repeal or modification with respect to any state of facts then or previously existing or any proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts.
The rights to indemnification and advancement of expenses provided by this Article 9 shall not be deemed exclusive of any other indemnification or advancement of expenses to which a Covered Person seeking indemnification or advancement of expenses may be entitled.
The rights to indemnification and advancement of expenses provided by this Article 9 to any Covered Person shall inure to the benefit of the heirs, executors and administrators of such Covered Person.
Notwithstanding anything in this Agreement to the contrary, nothing in this Article 9 shall limit or waive any claims against, actions, rights to sue, other remedies or other recourse the Company, any Member (including the Sponsor) or any other Person may have against any Member, Manager or Officer for a breach of contract claim relating to any binding agreement.

ACCOUNTS; BOOKS AND RECORDS
Accounts. All funds of the Company shall be deposited in its name in such bank and investment account or accounts as shall be designated by the Board. The Company may not commingle the Company’s funds with the funds of any Member.
Fiscal Year. The fiscal year of the Company shall be determined from time to time by the Board and in the absence of such determination shall be the year ended December 31.
Financial and Tax Reporting. The Company shall prepare its financial statements in accordance with generally accepted accounting principles as from time to time in effect and shall prepare its income tax information returns using such method of accounting and tax year as the Board deem necessary or appropriate under the Code and the Regulations thereunder.
Maintenance of Books. The Company shall keep or cause to be kept at its principal office complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board and the Members. The records shall include complete and accurate information regarding the state of the business and financial condition of the Company; a copy of the Certificate and this Agreement and all amendments thereto; a current list of the names and last known addresses of all Members; and the Company’s federal, state and local tax returns for the Company’s six most recent tax years.

Reliance on Records and Books of Account. Any Member (including the Sponsor) or Manager shall be fully protected in relying in good faith upon the records and books of account of the Company and upon such information, opinions, reports or statements presented to the Company by its Managers, any of its Members, officers, employees or committees, or by any other Person, as to matters the Managers or Members reasonably believe are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.
Tax Returns. The Company shall prepare and timely file all U.S. federal, state, local and foreign tax returns required to be filed by the Company. Unless otherwise agreed by the Board, any income tax return of the Company shall be prepared by an independent public accounting firm of recognized national standing selected by the Board. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall furnish each Member with such items as may be required under and in accordance with applicable tax Law.
Tax Partnership. It is the intention of the Members that the Company be classified as a partnership for U.S. federal income tax purposes. Unless otherwise approved (i) by the Sponsor and (ii) in accordance with Section 8.5(b)(xiii), neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law or to be classified as other than a partnership pursuant to Treasury Regulation Section 301.7701-3.
Tax Elections. Subject to Section 8.5(b), all tax elections available to the Company under the Code shall be within the sole discretion of the Sponsor, including any election under Code §§ 754, 743 and 734.
Tax Matters Member.
The tax matters partner of the Company pursuant to Code Section 6231(a)(7) shall be the Sponsor (referred to in this Section 10.9 as the “Tax Matters Member”). The Tax Matters Member shall represent the Company, at the Company’s expense, in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings.
The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each other Member to become a notice partner within the meaning of Code Section 6231(a)(8). The Tax Matters Member shall inform each other Member of all significant matters relating to any audits or claims that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the thirtieth day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications relating to any audits or claims it may receive in that capacity.

The Tax Matters Member shall not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the consent of the Board. The Tax Matters Member shall not bind any Member to a settlement agreement without obtaining the consent of such Member. Any Member that enters into a settlement agreement with respect to any Company item (within the meaning of Code Section 6231(a)(3)) shall notify the other Members of such settlement agreement and its terms within 90 calendar days from the date of the settlement.
No Member shall file a request pursuant to Code Section 6227 for an administrative adjustment of Company items for any taxable year without first notifying the other Members. If the Board consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Company. If such consent is not obtained within 30 calendar days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the Tax Matters Member, may file a request for administrative adjustment on its own behalf.
Any Member intending to file a petition under Code Sections 6226 or 6228 or other Code Section with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is the Member intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the other Members to participate in the choosing of the forum in which such petition will be filed.
If any Member intends to file a notice of inconsistent treatment under Code Section 6222(b), such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.

DISSOLUTION, WINDING-UP AND TERMINATION
Dissolution.
Subject to Section 11.1(b), the Company shall be liquidated and its affairs shall be wound up on the first to occur of the following events (each a “Liquidation Event”) and no other event shall cause the Company’s dissolution:
the consent of the Board and the Sponsor in accordance with Article 8;
at any time when there are no Members; and
entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.
If the Liquidation Event described in Section 11.1(a)(ii) shall occur, the Company shall not be dissolved, and the business of the Company shall be continued, if the requirements of Section 18-801 of the Act for the avoidance of dissolution are satisfied (a

“Continuation Election”).
Except as otherwise provided in this Section 11.1, to the maximum extent permitted by the Act, the death, retirement, Resignation, expulsion, Bankruptcy or dissolution of a Member or the commencement or consummation of separation proceedings shall not constitute a Liquidation Event and, notwithstanding the occurrence of any such event or circumstance, the business of the Company shall be continued without dissolution.
Winding-Up and Termination. On the occurrence of a Liquidation Event, unless a Continuation Election is made, the Board may select one or more Persons to act as liquidator or may itself act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense, including reasonable compensation to the liquidator if approved by the Board. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Board. The steps to be accomplished by the liquidator are as follows:
as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations;
the liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
all remaining assets of the Company shall be distributed to the Members as follows:
the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of Article 6;
with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and
Subject to Section 6.1(d), Company property shall be distributed among the Members in accordance with Section 6.1(c), and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation); provided, however, that none of such Company property shall be distributed pursuant to Section

6.1(b).
All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses and liabilities shall be allocated to the distributee pursuant to this Section 11.2. The distribution of cash or property to the Members in accordance with the provisions of this Section 11.2 constitutes a complete return to such Member of its Capital Contributions and a complete distribution to the Members of its Membership Interests (including Units) and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.
Deficit Capital Accounts. No Member shall be required to pay to the Company, to any other Member or to any third party any deficit balance which may exist from time to time in the Member’s Capital Account.
Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Board (or such other Person or Persons as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.5, and take such other actions as may be necessary to terminate the existence of the Company. Upon the effectiveness of the Certificate of Cancellation, the existence of the Company shall cease, except as may be otherwise provided by the Act or other applicable Law.

GENERAL PROVISIONS
Offset. Whenever the Company is to pay or distribute any amount to any Member, any amounts that such Member, in its capacity as a Member, owes the Company, whether pursuant to this Agreement or any other Transaction Document or otherwise, may be deducted from the amount to be paid or distributed to each Member before payment or distribution, and any amount so offset shall be deemed to have been paid or distributed for purposes of this Agreement, including Section 6.1.
Notices.
Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, telecopied and confirmed, or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such party may designate by written notice to the other parties):
if to the Company, at the address of its principal executive offices;
if to a Member, to the address given for such Member on Schedule I or

Schedule II hereto; and
if to an Additional Member, Substitute Member or a holder of Membership Interests or Units that has not been admitted as a Member, to the address given for such Member or holder in an Addendum Agreement.
Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by telecopy, be deemed received on the first Business Day following confirmation; shall, if delivered by certified mail, be deemed received upon the earlier of actual receipt thereof or five Business Days after the date of deposit in the United States mail, as the case may be; and shall, if delivered by nationally recognized overnight delivery service, be deemed received the second Business Day after the date of deposit with the delivery service.
Whenever any notice is required to be given by Law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
Entire Agreement; Supersedure. This Agreement (including the Exhibits and Schedules) constitutes the entire agreement of the Members relating to the subject matter hereof and supersedes all prior contracts or agreements with respect to the Company, whether oral or written, including that certain Limited Liability Company Agreement dated February 21, 2012 executed by U.S. Well Services, Inc.
Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.
Amendment or Restatement; Power of Attorney.
Notwithstanding anything to the contrary in this Agreement, this Agreement (including any Exhibit or Schedule hereto) and the Certificate may only be amended, modified, supplemented or restated, and any provisions of this Agreement or the Certificate may only be waived upon approval of the Board and the Sponsor (without the consent of any other Persons): provided, however, that: any such amendment, modification, supplement, restatement or waiver that would alter or change the rights, obligations, powers or preferences of one or more Members in their capacities as a holder of a specific series (or group of series) of Units in a disproportionate and adverse manner, other than in a de minimus, non-economic respect, compared to the rights, obligations, powers and preferences specific to other Members in their capacities as the holders of either the same series of Units or to any other series of Units shall also require the prior written consent of Members holding at least 50% of the Units so disproportionately and adversely affected; and provided, however that (i) Section 5.4 shall not be amended without the consent of (1) two-thirds of the holders of the Warrants outstanding and (2) holders of two-thirds of the Series B Units not held by the Sponsor and its Affiliates, that were issued pursuant to the exercise of any Warrants, and (ii) the right to receive Series B Units under Section 5.4 shall not be waived without the consent of (1) two-thirds of the holders of the Warrants outstanding and (2) holders of two-thirds of the Series B Units not held by the Sponsor and its Affiliates, that were issued pursuant to the exercise of any Warrants. The Company and each Member agree that the holders of Warrants are express third party beneficiaries of the terms of this Section 12.5(a).
Each Member other than the Sponsor irrevocably makes, constitutes and appoints the Sponsor as its true and lawful agent and attorney-in-fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file: (i) any amendment, modification, supplement, restatement or waiver of any provision of this Agreement that has been approved in accordance with this Agreement; (ii) all agreements, instruments, certificates, filings or papers required or necessary to effect an IPO Exchange or as are otherwise required or necessary to facilitate a Qualified IPO in accordance with this Agreement, including any instruments related to any subscription by the Members in any IPO Issuer or as are otherwise identified in Section 7.5; (iii) all agreements, instruments, certificates, filings or papers required or necessary to facilitate Drag-Along Transaction in accordance with this Agreement; (iv) all conveyances and other instruments or papers required or necessary, to effect the dissolution and termination of the Company pursuant to the provisions of this Agreement; and (v) all other agreements, instruments, certificates, filings or papers not inconsistent with the terms of this Agreement required to evidence an amendment, modification, supplement, restatement or waiver of, or relating to, this Agreement or to effect or carry out another provision of this Agreement or which may be required by Law to be filed on behalf of the Company. With respect to each Member, the foregoing power of attorney (x) is coupled with an interest, shall be irrevocable and shall survive the incapacity or Bankruptcy of such Member and (y) shall survive the Disposition by such Member of all or any portion of the Units held by such Member.
Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company and each Member and their respective heirs, permitted successors, permitted assigns, permitted distributees and legal representatives; and by their signatures hereto, the Company and each Member intends to and does hereby become bound. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained. The rights under this Agreement may be assigned by a Member to a transferee of all or a portion of such Member’s Units transferred in accordance with this Agreement (and shall be assigned to the extent this Agreement requires such assignment), but only to the extent of such Units so transferred; it being understood that the assignment of any rights under this Agreement shall not constitute admission to the Company as a Member unless and until such transferee is duly admitted as a Member in accordance with this Agreement.

Expenses. The Company agrees to pay the reasonable attorney’s fees and costs of one (1) counsel for the Sponsor and reasonable expenses incurred by the Sponsor and in connection with the negotiation of the Transaction Documents and other matters related to the formation of the Company.
Governing Law; Severability; Limitation of Liability.
THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.
The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Delaware Chancery Court located in Wilmington, Delaware, or, if such court shall not have jurisdiction, any federal court of the United States of America or other Delaware state court located in Wilmington, Delaware, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby (except as otherwise expressly provided in any employment, non-competition, confidentiality, severance or other agreement), and each party hereby irrevocably agrees that all claims in respect of such dispute may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, proceeding or counterclaim of the nature specified in this subsection (b) by the mailing of a copy thereof in the manner specified by the provisions of Section 12.2. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
In the event of a direct conflict between the provisions of this Agreement and (i) any provision of the Certificate or (ii) any mandatory, non-waivable provision of the Act, such provision of the Certificate or the Act shall control. If any provision of the Act provides that it may be varied or superseded in the agreement of a limited liability company (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.
If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
Confidential Information.
Each Member agrees that all Confidential Information shall be kept confidential by such Member and shall not be disclosed by such Member in any manner whatsoever; provided, however, that any of such Confidential Information may be disclosed (i) to such Member’s Affiliates, to Persons who are (or who are prospective) beneficial owners of equity interests in such Member or its Affiliates and to managers, directors, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors) of such Member and of such Member’s Affiliates (collectively, for purposes of this Section 12.9, “Representatives”), each of which Representatives shall be bound by the provisions of this Section 12.9 or substantially similar terms, and that such Member shall be responsible for a breach of this Section 12.9 by any of its Representatives as if such Representative were a party hereto; (ii) to the extent to which the Company consents in writing; (iii) by a Member or Representative to the extent reasonably necessary in connection with such Member’s enforcement of its rights under this Agreement; (iv) by any Member or Representative to the extent that the Member or Representative has received advice from its counsel that it is legally compelled to do so, provided that, prior to making such disclosure, the Member or Representative, as the case may be, uses reasonable efforts to preserve the confidentiality of the Confidential Information, including consulting with the Company regarding such disclosure and, if reasonably requested by the Company, assisting the Company, at the Company’s expense, in seeking a protective order to prevent the requested disclosure; or (v) in connection with a prospective Disposition permitted under the terms hereof (or in connection with the investigation or consideration of any such prospective Disposition), provided that each Person receiving such Confidential Information shall be bound by the provisions of this Section 12.9 or substantially similar terms.
The obligations of a Member pursuant to this Section 12.9 will continue following the time such Person ceases to be a Member, but thereafter such Person will not have the right to enforce the provisions of this Agreement. Each Member acknowledges that disclosure of Confidential Information in violation of this Section 12.9 may cause irreparable damage to the Company and the Members for which monetary damages are inadequate, difficult to compute, or both. Accordingly, each Member consents to the issuance of an injunction or the enforcement of other equitable remedies against such Member at the suit of an aggrieved party without the posting of any bond or other security, in order to compel specific performance of all of the terms of this Section 12.9.

Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties as expressed herein.
Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), all of which together shall constitute a single instrument.
Ratification of Initial Member/Manager Action. Notwithstanding any provision of this Agreement to the contrary, each Member hereby ratifies and approves all actions by U.S. Well Services, Inc., as the initial and sole member of the Company, Daniel T. Layton, as the initial manager of the Company and Donald Stevenson, Leonard E. Travis, Edward E. Self III, Daniel T. Layton and Jeffrey McPherson, as initial officers of the Company taken in connection with (a) the adoption of this Agreement, (b) the issuance of the Units set forth on Schedules I-IV, and (c) the transactions contemplated by the Indenture, including the issuance of the Units (as defined in the Indenture).

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date first set forth above.

U.S. WELL SERVICES, LLC

By:     /s/ Daniel T. Layton
Name:    Daniel T. Layton
Title:    Chief Operating Officer

ORB INVESTMENTS, L.L.C.

By:     /s/ Joel N. Broussard
Name:    Joel N. Broussard
Title:    President

U.S. WELL SERVICES, INC.

By:     /s/ Daniel T. Layton
Name:    Daniel T. Layton
Title:    Chief Operating Officer

GLOBAL HUNTER SECURITIES, LLC

By: /s/ Gary Merringer
Name: Gary Merringer
Title: General Counsel and Chief Operating Officer

By:        /s/ Leonard E. Travis
Name:    Leonard E. Travis

By:        /s/ Edward S. Self III
Name:    Edward S. Self III

By:        /s/ Jeffrey McPherson
Name:    Jeffrey McPherson

By:        /s/ Donald Stevenson
Name:    Donald Stevenson

EXHIBIT A
DEFINED TERMS
“Accredited Investor” has the meaning ascribed to such term Rule 501(a) of the Securities Act.
“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.
“Addendum Agreement” is defined in Section 3.6(b).
“Additional Interests” means additional classes or series of Units (or securities convertible into or exercisable or exchangeable for Units).
“Additional Member” means any Person that is not already a Member who acquires (a) a portion (but not all) of the Membership Interests held by a Member from such Member or (b) newly issued Membership Interests from the Company and, in each case, is admitted to the Company as a Member pursuant to the provisions of Section 3.6.
“Adjusted Capital Account” means the Capital Account maintained for each Member, (a) increased by any amounts that such Member is obligated to restore or is treated as obligated to restore under Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5) and (b) decreased by any amounts described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) with respect to such Member. The Adjusted Capital Accounts shall be maintained in a manner that facilitates the determination of that portion of each Adjusted Capital Account attributable to each series of Units.
“Affiliate” including the correlative term “Affiliated,” means, when used with respect to a specified Person, any Person which (a) directly or indirectly Controls, is Controlled by or is Under Common Control with such specified Person, (b) is an officer, director, general partner, trustee or manager of such specified Person, or of a Person described in clause (a) of this definition, or (c) is a Relative of such specified Person or of an individual described in clauses (a) or (b) of this definition.
“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company, as it may be amended or restated from time to time.
“Anti-Dilution Event” has the meaning set forth in Section 5.4.
“Anti-Dilution Number” means, with respect to an Anti-Dilution Event, the quotient obtained by dividing (a) total number of Series B Units outstanding plus the total number of Series B Units issuable upon the proper exercise of the Warrants by (b) the total number of Series C Units and Series D Units outstanding.
“Assumed Tax Liability” is defined in Section 6.1(b).
“Award Agreement” means any grant agreement (including the Series D Unit Agreement) that the Company or any of its Subsidiaries enters into with respect to the issuance of Series D Units or any other class of Units, in such form as is approved by the Board.
“Bankruptcy” or “Bankrupt” means (a) with respect to any Person, that such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement with creditors, composition with creditors, readjustment, liquidation, dissolution or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) a proceeding seeking reorganization, arrangement with creditors, composition with creditors, readjustment, liquidation, dissolution or similar relief under any Law has been commenced against such Person and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.
“Blocker Corporation” is defined in Section 7.4(b).
“Board” is defined in Section 8.1.
“Book Value” means, with respect to any property of the Company or its Subsidiaries, such property’s adjusted basis for federal income tax purposes, except as follows:
(a)    The initial Book Value of any property contributed by a Member to the Company shall be the fair market value of such property as determined by the Board as of the date of such contribution;
(b)    The Book Values of all properties shall be adjusted to equal their respective fair market values as determined by the Board in connection with (i) the acquisition of an interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution or in exchange for the performance of more than a de minimus amount of services to or for the benefit of the Company, (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company, (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)(1) (other than pursuant to Section 708(b)(1)(B) of the Code), (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option or warrant in accordance with Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s), as such Proposed Treasury Regulation may be amended or modified, including upon the issuance of temporary or final Treasury Regulations or (v) any other event to the extent determined by the Board to be necessary to properly reflect Book Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(q); provided that, adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Board determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options or warrants are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(v), the Company shall adjust the Book Values of its properties in accordance with Proposed Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2), as such Proposed Treasury Regulations may be amended or modified, including upon the issuance of temporary or final Treasury Regulations; and
(c)    The Book Value of property distributed to a Member shall be the fair market value of such property as determined by the Board as of the date of such distribution;
(d)    The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704 1(b)(2)(iv)(m) and clause (g) of the definition of Profits and Losses or Section 6.2(b)(ix); provided, however, that Book Value shall not be adjusted pursuant to this clause (d) to the extent the Board determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this clause (d).
If the Book Value of property has been determined or adjusted pursuant to clause (a), (b) or (d) of this definition, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property in lieu of applicable federal income tax depreciation or amortization.
“Business Day” means, with respect to the recipient of any notice, any day except a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by Law to close.
“Business Opportunity” is defined in Section 8.6(b).
“Capital Account” means the account to be maintained by the Company for each Member pursuant to Section 5.3.
“Capital Contribution” means the capital contributions of the Members made in accordance with this Agreement. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of such Member’s predecessors in interest.
“Certificate” means the Certificate of Formation of the Company, as amended from time to time.
“Chief Executive Officer” means the chief executive officer of the Company.
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding Law.
“Committee” is defined in Section 8.2(c).

“Company” is defined in the preamble.
“Compensatory Interests” means Membership Interests or options to purchase Membership Interests or other securities pursuant to employee or consultant incentive equity plans or agreements approved by the Board.
“Confidential Information” means all confidential and proprietary information (irrespective of the form of communication) obtained by or on behalf of a Member from the Company, its Subsidiaries or any of their respective representatives, other than information which (a) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Member, (b) was or becomes available to such Member on a non-confidential basis prior to disclosure to the Member by the Company, its Subsidiaries or any of their respective representatives, (c) was or becomes lawfully available to the Member on a non-confidential basis from sources other than the Company its Subsidiaries or any of their respective representatives, provided that, such Member does not know that such sources are prohibited by contractual, legal or fiduciary obligation from transmitting the information, or (d) is independently developed by such Member without the use of any such information received under this Agreement.
“Continuation Election” is defined in Section 11.1(b).
“Control,” including the correlative terms “Controlling,” “Controlled by” and “Under Common Control with” means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.
“Controlled Affiliate” means, when used with respect to a specified Person or Persons, any Person which directly or indirectly is Controlled by such specified Person or Persons.
“Covered Person” means any D&O Covered Person or Sponsor Covered Person.
“Creditors’ Rights” means applicable bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws relating to or affecting the enforcement of creditors’ rights generally and to legal principles of general applicability governing the availability of equitable remedies.
“D&O Covered Person” means (a) each current and former Manager (solely in such Person’s capacity as a Manager); (b) each current and former Officer (solely in such Person’s capacity as an Officer) and (c) each Person not identified in clause (a) or (b) of this definition who is or was a manager, officer or employee of any Subsidiary of the Company and who the Board expressly designates as a D&O Covered Person in a written resolution.
“Defaulting Member” means any Member in material breach of any of the terms and conditions of this Agreement or any other agreement between the Company of any of its Subsidiaries and such Member.
“Depreciation” means, for each taxable year (or other period), an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to property for such taxable period, except that (a) with respect to any property the Book Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulation Section 1.704-3(d), Depreciation for such taxable period shall be the amount of book basis recovered for such taxable period under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), and (b) with respect to any other property the Book Value of which differs from its adjusted tax basis at the beginning of such taxable period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such taxable year bears to such beginning adjusted tax basis; provided that, if the adjusted tax basis of any property at the beginning of such taxable period is zero, Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the Board.
“Disposition,” including the correlative terms “Dispose” or “Disposed,” means any direct or indirect transfer, assignment, sale, gift, inter vivos transfer, pledge, hypothecation, mortgage, or other encumbrance, or any other disposition (whether voluntary or involuntary or by operation of Law) of Membership Interests (or any interest (pecuniary or otherwise) therein or right thereto), including derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, Membership Interests is transferred or shifted to another Person.
“Drag-Along Transaction” means any of the following: (a) any consolidation, amalgamation, conversion, merger or other business combination involving the Company in which 80% or more of the Sponsor’s Series B Units held as of the date of this Agreement are exchanged for or converted into cash, securities of a corporation or other business organization or other property, other than an IPO Exchange; (b) a sale or transfer of all or substantially all of the assets of the Company to be followed promptly by a liquidation of the Company or a distribution to the Members of all or substantially all of the net proceeds of such Disposition after payment or other satisfaction of liabilities and other obligations of the Company; or (c) the Disposition of 80% or more of the Sponsor’s Series B Units held as of the date of this Agreement, excluding any Dispositions made pursuant to Section 7.4.
“Economic Risk of Loss” has the meaning assigned to that term in Treasury Regulation Section 1.752-2(a).
“Effective Date” is defined in the preamble.
“Election Period” is defined in Section 7.5(b).
“Eligible Purchaser” means any holder of Series B Units that (a) is not a Defaulting Member and (b) certifies to the Company’s reasonable satisfaction that such holder is an Accredited Investor.
“Employment Agreements” means each of the Employment Agreement, dated as of the date hereof, by and between Donald Stevenson and the Company, Leonard E. Travis and the Company, Edward S. Self III and the Company and Jeffrey McPherson and the Company, each as amended from time to time.
“Equity Interests” means (a) capital stock, member interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in any corporation, partnership, limited liability company or other business entity, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
“Excluded Issuance” is defined in Section 7.5(a).
“Exit Event” means (a) the transfer (in one or a series of related transactions) of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to a Person or a group of Persons acting in concert (other than to a Subsidiary or Subsidiaries of the Company), (b) the transfer (in one or a series of related transactions) of the then-outstanding Units to one Person or a group of Persons acting in concert resulting in a Person or group of Persons acting in concert, (c) an amalgamation, merger, conversion or consolidation of the Company with or into another Person, or (d) a Qualified IPO which provides the Company with net proceeds in excess of $80,000,000, and in the case of clauses (b) and (c) of the preceding sentence, under circumstances in which immediately following such transaction, a Person or group of Persons acting in concert, other than the Members (as of the Effective Date), collectively own a majority in voting power of the then outstanding voting power or equity securities of the surviving or resulting Person or acquirer, as the case may be. In addition, a sale (or multiple related sales) of one or more Subsidiaries of the Company (whether by way of amalgamation, merger, consolidation, reorganization or sale of all or substantially all assets or Equity Interests of such Subsidiary or Subsidiaries), which constitutes all or substantially all of the consolidated assets of the Company shall be deemed to be an Exit Event.
“Expenses” mean all reasonable direct and indirect costs, fees and expenses of any type or nature whatsoever and shall specifically include, without limitation, all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees and costs of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness, in, or otherwise participating in, a dispute or proceeding, including the premium for appeal bonds, attachment bonds or similar bonds and all interest, assessments and other charges paid or payable in connection with or in respect of any such Expenses, and shall also specifically include, without limitation, all reasonable attorneys’ fees and all other expenses incurred by or on behalf of an Indemnified Person in connection with preparing and submitting any requests or statements for indemnification, advancement, contribution or any other right provided by this Agreement. Expenses, however, shall not include amounts paid in settlement by an Indemnified Person or the amounts of judgments or fines against an Indemnified Person.

“Financing Event” means (a) excluding an Exit Event, the issuance (including in any public offering), redemption, purchase or other acquisition, retirement, cancellation, repayment, modification or amendment of the terms of any Equity Interests or derivative securities of the Company, other than (i) as required by the terms of such securities or pursuant to agreements in effect on the issuance thereof and (ii) pursuant to this Agreement or the Certificate or pursuant to any approved management or employee compensation agreement, arrangement or plan; (b) the issuance, incurrence, cancellation, repayment or modification or amendment of the terms of any indebtedness, other than (i) to the extent consistent with the terms of any indebtedness in existence as of the Effective Date, (ii) the incurrence of indebtedness resulting from trade payables or obligations pursuant to real property leases in each in case incurred in the ordinary course of business or (iii) as specified in any annual business plan and budget or capital budget approved in accordance with this Agreement; (c) excluding an Exit Event and other than as specified in any business plan or operating capital budget approved in accordance with this Agreement, the transfer, sale or other disposition of any of the Company’s assets, Subsidiaries or property which, at the time of such transfer, sale or disposition, has a fair market value in excess of $1,000,000; (e) the entry into or formation of any partnership or joint venture other than in the ordinary course of business; and (f) the approval of any hedging arrangements or policies.
“First Notice” is defined in Section 7.5(b).
“Indenture” means the indenture by and among the Company, USW Financing Corp., a Delaware corporation, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee and as collateral agent, relating to the $85,000,000 initial aggregate principal amount of 14.50% Senior Secured Notes due 2017.
“IPO Exchange” is defined in Section 7.4(a).
“IPO Issuer” means (i) the Company or (ii) an Affiliate of the Company or a Subsidiary of the Company that will be a successor to the Company and the issuer in a Qualified IPO.
“IPO Securities” is defined in Section 7.4(a).
“Law” means any applicable law, regulation, rule, ordinance, statute, act (including the Act), code (including the Code), constitutional provision, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a domestic, foreign, tribal or international governmental authority or any political subdivision thereof.
“Liquidation Event” is defined in Section 11.1(a).
“Manager” is defined in Section 8.1.
“Member” means any Person (but not any Affiliate or entity in which such Person has an equity interest) executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

“Member Nonrecourse Debt” has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).
“Member Nonrecourse Debt Minimum Gain” has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).
“Member Nonrecourse Deductions” has the meaning assigned to the term “partner nonrecourse deductions” in Treasury Regulation Section 1.704-2(i)(1).
“Members’ Schedules” is defined in Section 3.5.
“Membership Interest” means the interest of a Member in the Company, which shall be evidenced by Units, including rights to distributions (liquidating or otherwise), allocations, notices and information, and all other rights, benefits and privileges enjoyed by that Member (under the Act, the Certificate, this Agreement or otherwise) in its capacity as a Member; and all obligations, duties and liabilities imposed on that Member (under the Act, the Certificate, this Agreement, or otherwise) in its capacity as a Member.
“Minimum Gain” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(d).
“New Securities” is defined in Section 7.5(a).
“Newco” is defined in Section 7.4(e).
“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulation Section 1.704-2(b).
“Officer” is defined in Section 8.4.
“Organizational Documents” means: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of organization and the operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; (f) any side letters, contracts or other agreements relating to the ownership, economic rights, governance, voting or control of such entity, (g) any employment, benefit plan, award or grant agreement or any other agreement relating to any equity interest in such entity or the right to convert, purchase, sell or forfeit any such interest and (h) any amendment to any of the foregoing.
“Over-Allotment Amount” is defined in Section 7.5(b).
“Percentage Interest” means, with respect to each Member, as of the time of determination, the quotient (expressed as a percentage) obtained by dividing (a) the number of Series B Units, Series C Units and Series D Units held by such Member by (b) the total number of Series B Units, Series C Units and Series D Units outstanding.

“Permitted Transferee” means:
(a)    with respect to any holder of Equity Interests in the Company who is a natural person, (i) the spouse of such holder or (ii) any trust, family partnership or family limited liability company, the sole beneficiaries of which are such holder or Relatives of such holder; and
(b)    with respect to any holder of Equity Interests in the Company that is an entity, any trust, family partnership or family limited liability company, the sole beneficiaries of which are the holders of Equity Interests in such holder who are natural persons or Relatives of such natural persons or other Members.
“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.
“Pre-IPO Value” means the product of (a) the quotient obtained by dividing (i) the net proceeds to the IPO Issuer from a Qualified IPO (less the reasonably estimated expenses of such Qualified IPO to the IPO Issuer) by (ii) a fraction (expressed as a percentage), the numerator of which is the number of Publicly Offered Securities to be sold to the public in the Qualified IPO and the denominator of which is the total number of securities of the same class or series as the Publicly Offered Securities (including the Publicly Offered Securities) that will be outstanding immediately after the Qualified IPO and (b) the difference between 100% and the percentage described in clause (a)(ii) of this definition.
“Pro Rata Share” means, with respect to any Eligible Purchaser, a percentage of the New Securities proposed to be issued by the Company equal to (a) the total number of Series B Units held by such Eligible Purchaser divided by (b) the total number of Series B Units held by all Eligible Purchasers.
“Profits” or “Losses” means, for each taxable year (or other period) an amount equal to the Company’s taxable income or loss for such taxable period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):
(a)    Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;
(b)    Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(c)    In the event the Book Value of any asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;
(d)    Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;
(e)    To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and
(f)    Any items that are allocated pursuant to Section 6.2(b) and (c) shall be determined by applying rules analogous to those set forth in clauses (a) through (f) hereof but shall not be taken into account in computing Profits and Losses.
“Proposed Purchaser” is defined in Section 7.5(a).
“Publicly Offered Securities” is defined in Section 7.4(a).
“Purchased Percentage” is defined in Section 7.4(e)(ii).
“Qualified IPO” means any underwritten initial public offering by the IPO Issuer of equity securities pursuant to an effective registration statement under the Securities Act or the consummation of a similar initial public offering by the IPO Issuer pursuant to a comparable process under applicable foreign securities laws which results in equity securities of the IPO Issuer being listed on a national securities exchange in the U.S. or another country.
“Regulatory Allocations” is defined in Section 6.2(c).
“Relative” means, with respect to any individual, (a) such individual’s spouse, (b) any lineal descendant, parent, grandparent, great grandparent or sibling or any lineal descendant of such sibling (in each case whether by blood or legal adoption), and (c) the spouse of an individual described in clause (b) of this definition.
“Renounced Business Opportunity” is defined in Section 8.6(b).
“Representatives” is defined in Section 12.9.
“Resign” or “Resignation” means the resignation, withdrawal or retirement of a Member from the Company as a Member.
“Requesting Purchaser” is defined in Section 7.5(b).
“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
“Series A Unit Redemption Amount” means, with respect to each Series A Unit, the amount distributable with respect to such Unit to provide the holder thereof with a return of the Capital Contributions with respect to such Unit plus 13.00% per Unit compounded semi-annually on the Capital Contribution with respect to such Unit.
“Series A Units” is defined in Section 3.2(a).
“Series B Units” is defined in Section 3.2(a).
“Series C Units” is defined in Section 3.2(a).
“Series D Units” is defined in Section 3.2(a).
“Series D-1 Units” is defined in Section 3.2(h).
“Sponsor” means ORB Investments, L.L.C., a Louisiana limited liability company, and its transferees, successors and assignees of Membership Interests (including subsequent transferees, successors and assignees), in each case only if such Person is a Member.
“Sponsor Approval” means the prior written approval of the Sponsor, which may be given or withheld in the Sponsor’s sole discretion.
“Sponsor Covered Person” means (a) the Sponsor (including in its capacity as Tax Matters Member, if applicable) and (b) each of the Sponsor’s officers, directors, liquidators, partners, equityholders, managers and members, (c) each of the Sponsor’s Affiliates (other than the Company and its Subsidiaries) and each of their respective officers, directors, liquidators, partners, equityholders, managers and members and (d) any representatives, agents or employees of any Person identified in clauses (a)-(c) of this definition who the Board expressly designates as a Sponsor Covered Person in a written resolution.
“Sponsor Indemnitees” is defined in Section 9.1(e).
“Sponsor Indemnitors” is defined in Section 9.1(e).
“Sponsor Manager” is defined in Section 8.1.
“Subsequently Issued Series” is defined in Section 6.1(c).
“Subsidiary” means (a) any corporation, partnership, limited liability company or other entity a majority of the Equity Interests of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by the Company or any direct or indirect Subsidiary of the Company, (b) a partnership in which the Company or any direct or indirect Subsidiary is a general partner or (c) a limited liability company in which the Company or any direct or indirect Subsidiary is a managing member or manager.
“Substituted Member” means any Person who acquires all of the Membership Interests held by a Member from that Member and is admitted to the Company as a Member pursuant to the provisions of Section 3.6.
“Tax” or “Taxes” means any tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature, including but not limited to, any net income, gross income, profits, gross receipts, profits, excise, or withholding tax imposed by or on behalf of any government authority, together with any interest, penalties or additions to tax.
“Tax Distribution Date” is defined in Section 6.1(b).
“Tax Matters Member” is defined in Section 10.9.
“Third Party” means with respect to any Member, any other Person (whether or not another Member) that is not Affiliated with such Member.
“Threshold Value” is defined in Section 3.2(h).
“Transaction Documents” means this Agreement, the Employment Agreements, the Award Agreements, and any other documents executed and delivered by any of the parties in connection with the transactions contemplated hereby.
“Transferor” is defined in Section 7.4(a).
“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.
“Unit” means a fractional part of the Membership Interests of all of the Members designated as a “unit,” and includes all types, classes and series of Units (including the Series A Units, Series B Units, Series C Units and the Series D Units).
“Unvested Units” is defined in Section 3.2(f).
“Vested Units” is defined in Section 3.2(f).
“Warrant(s)” has the meaning set forth in the Indenture, and includes the warrants to purchase Class B Units issued to Global Hunter Securities on February 21, 2012.
“Withheld Amounts” is defined in Section 6.1(c).

EXHIBIT B
ADDENDUM AGREEMENT
This Addendum Agreement is made this ___ day of ______________, 201__, by and between ______________________ (the “Recipient”) and U.S. Well Services, LLC, a Delaware limited liability company (the “Company”), pursuant to the terms of the Amended and Restated LIMITED LIABILITY COMPANY Agreement of the Company executed and agreed to as of February 17, 2012 (as amended, supplemented, restated or modified from time to time, the “LLC Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the LLC Agreement.
WITNESSETH:
WHEREAS, the Company and the Members entered into the LLC Agreement to impose certain restrictions and obligations upon themselves, and to provide certain rights, with respect to the Company and its Units; and
WHEREAS, the Company and the Members have required in the LLC Agreement that all Persons to whom [Series A Units] [Series B Units] [Series C Units] [Series D Units] of the Company are transferred and all other Persons acquiring Units (each such person, a “New Member”) must enter into an Addendum Agreement binding the New Member to the LLC Agreement to the same extent as if the New Member were an original party thereto and imposing the same restrictions and obligations on the New Member and the Units to be acquired by the New Member as are imposed upon the Members under the LLC Agreement;
NOW, THEREFORE, in consideration of the mutual promises of the parties and as a condition of the purchase or receipt by the Recipient of the Units, the Recipient acknowledges and agrees as follows:
1.    The Recipient has received and read the LLC Agreement and acknowledges that the Recipient is acquiring Units subject to the terms and conditions of the LLC Agreement.
2.    The Recipient agrees that the Units acquired or to be acquired by the Recipient are bound by and subject to all of the terms and conditions of the LLC Agreement, and hereby joins in, and agrees to be bound by, and shall have the benefit of, all of the terms and conditions of the LLC Agreement to the same extent as if the Recipient were an original party to the LLC Agreement; provided, however, that the Recipient’s joinder in the LLC Agreement shall not constitute admission of the Recipient as a Member unless and until the Recipient is duly admitted in accordance with the terms of the LLC Agreement. This Addendum Agreement shall be attached to and become a part of the LLC Agreement.
3.    The Recipient hereby represents and warrants, with respect to the Recipient, as of the date hereof to the Company the matters set forth in Section 4.1 of the LLC Agreement.
4.    Any notice required as permitted by the LLC Agreement shall be given to the

Recipient at the address listed beneath the Recipient’s signature below.
5.    The Recipient irrevocably makes, constitutes and appoints each Manager of the Company, acting individually or collectively, as the Recipient’s true and lawful agent and attorney-in-fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (i) any amendment, modification, supplement, restatement or waiver of any provision of the LLC Agreement that has been approved in accordance with the LLC Agreement and (ii) all other instruments, certificates, filings or papers not inconsistent with the terms of the LLC Agreement which may be necessary or advisable in the determination of the Board to evidence an amendment, modification, supplement, restatement or waiver of, or relating to, the LLC Agreement or to effect or carry out another provision of the LLC Agreement or which may be required by Law to be filed on behalf of the Company. With respect to the Recipient, the foregoing power of attorney (x) is coupled with an interest, shall be irrevocable and shall survive the incapacity or Bankruptcy of the Recipient and (y) shall survive the Disposition by the Recipient of all or any portion of the Units held by the Recipient.
6.    THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.
[Signature Page Follows]

Recipient

Address:

AGREED TO on behalf of the Members of the Company pursuant to Section 3.6 of the LLC Agreement.
U.S. WELL SERVICES, LLC

    By:
Name:
Title:

EXHIBIT C
U.S. WELL SERVICES, LLC
SPOUSAL AGREEMENT
The spouse of the Member executing the foregoing Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) (or the counterpart signature page above) is aware of, understands and consents to the provisions of the foregoing LLC Agreement and its binding effect upon any community property interest or marital settlement awards he or she may now or hereafter own or receive, and agrees that the termination of his or her marital relationship with such Member for any reason shall not have the effect of removing any Units subject to the foregoing LLC Agreement from the coverage thereof and that his or her awareness, understanding, consent and agreement is evidenced by his or her signature below.

Name of Spouse: _______________________

EXHIBIT D
REGISTRATION RIGHTS

At or prior to the consummation of any Qualified IPO the Company and the holders of IPO Securities shall enter into a registration rights agreement which shall include, among other terms, provisions incorporating the following agreements:

•
At any time after the Qualified IPO, (a) if the Sponsor owns any IPO Securities, the Sponsor shall be entitled to three demand registration rights and (b) if any Person and such Person’s Affiliates other than the Sponsor holds a majority of the IPO Securities, such Person shall be entitled to three demand registration rights.

•	Except as described in the immediately preceding bullet, no holder of IPO Securities shall be entitled to any demand registration rights.

•
Following a Qualified IPO, the Company shall file a “shelf” registration statement pursuant to Rule 415 under the Securities Act and shall offer to include in such registration all IPO Securities held by holders of IPO Securities who are not entitled to transfer such IPO Securities pursuant to Rule 144 under the Securities Act without volume limitations.

•
All holders of IPO Securities shall be entitled to “piggyback” registration rights in respect of any IPO Securities received by such parties (with customary exceptions for registration statements filed in respect of IPO Securities issued in connection with acquisitions, employee benefit plans and the like).

•	Customary provisions in respect of priority in demand and “piggyback” registrations, which priority shall be in the following order:

1.
with respect to demand registrations: (a) first, IPO Securities for the account of the holder exercising its demand rights, (b) second, IPO Securities for the account of holders (other than the holder exercising its demand rights) of IPO Securities, pro rata based on their ownership of IPO Securities and (c) third, IPO Securities for the account of the IPO Issuer; and

2.	with respect to “piggyback” registrations:

(a)
relating to registrations for the account of the IPO Issuer, (i) first, IPO Securities for the account of the IPO Issuer and (ii) second, IPO Securities for the account of holders of IPO Securities, pro rata based on their ownership of IPO Securities; and

(b)
relating to registrations in connection with a registration for the account of a holder exercising its demand rights, (i) first, IPO Securities for the account of the holder exercising its demand rights, (ii) second, IPO Securities for the account of holders (other than the holder exercising its demand rights) of IPO Securities, pro rata based on their ownership of IPO Securities and (iii) third, IPO Securities for the account of the IPO Issuer

•	Customary provisions in respect of certain underwritten secondary offerings by holders of IPO Securities.

•	Customary provisions in respect of lock-up periods in connection with the Qualified IPO and any subsequent public offering.

•
The IPO Issuer shall bear all reasonable fees and expenses relating to registration of IPO Securities, other than (a) any fees or expenses of any counsel retained by a holder of IPO Securities and (b) any underwriter’s fees (including discounts and commissions) related to the distribution of IPO Securities not sold by the IPO Issuer.

•	Customary blackout periods for demand registration rights and shelf registration rights intended to prevent interference with material transactions of the IPO Issuer.

•
Customary indemnification of each holder of IPO Securities and its Affiliates and the officers, directors, partners, members, directors, stockholders, accountants, attorneys, agents and employees of each of them by the IPO Issuer for losses incurred, arising out of or based upon (a) any untrue statement contained in a registration statement, prospectus or other document prepared in connection with the registration of IPO Securities, (b) any omission to state a material fact required to be stated in a registration statement, prospectus or other document prepared in connection with the registration of IPO Securities or necessary to make the statements therein not misleading, or (c) any violation of the IPO Issuer of the Securities Act or other applicable securities laws.

•
Customary indemnification of the IPO Issuer, its Affiliates and the officers, directors, partners, members, directors, stockholders, accountants, attorneys, agents and employees of each of them by each holder of IPO Securities participating in a registration for losses incurred, arising out of or based upon (a) any untrue statement contained in a registration statement, prospectus or other document prepared in connection with the registration of IPO Securities or (b) any omission to state a material fact required to be stated in a registration statement, prospectus or other document prepared in connection with the registration of IPO Securities or necessary to make the statements therein not misleading, in each case only to the extent that such untrue statement or material omission is made in such registration statement or other document in reliance upon written information furnished to the IPO Issuer by such holder specifically for use in connection with the preparation of such registration statement, prospectus or other document.

SCHEDULE I
MEMBERS’ SCHEDULE FOR SERIES A UNITHOLDERS

Name / Address	(1) Initial Capital Contribution	(2) Series A Units

Members:

ORB Investments, LLC 120 White Rose Drive, Raceland, Louisiana, 70394 Attn: Joel N. Broussard	$29,994,000	600,000

TOTAL:	$29,994,000	600,000

SCHEDULE II

MEMBERS’ SCHEDULE FOR SERIES B UNITHOLDERS

Name / Address	(1) Initial Capital Contribution	(2) Series B Units

Members:

ORB Investments, LLC 120 White Rose Drive, Raceland, Louisiana, 70394 Attn: Joel N. Broussard	$6,000	600,000
Donald Stevenson [_______________] [_______________]	$300	30,000

TOTAL:	$6,300	630,000

SCHEDULE III

MEMBERS’ SCHEDULE FOR SERIES C UNITHOLDERS

Name / Address	(1) Initial Capital Contribution	(2) Series C Units

Members:

U.S. Well Services, Inc. 2100 West Loop South, Suite 1602, Houston, Texas 77027 Attn: Daniel T. Layton	$167.5	167,500
Global Hunter Securities, LLC 400 Poydras St. Suite 3100 New Orleans, LA 70130 Att: Richard A. Goldenberg	$25	25,000

TOTAL:	$192.5	192,500

SCHEDULE IV
MEMBERS’ SCHEDULE FOR SERIES D UNITHOLDERS

Name / Address	Vested Units	Unvested Units	Total Series D Units
Leonard E. Travis 3388 Sage Rd. Unit 2301 West Houston, TX 77056	7,500	30,052	37,552
Edward S. Self III 5428 Forest Edge Drive, McDonald, PA 15057	10,000	74,493	84,493
Jeffrey McPherson 204 Wildwood Dr. Horner, WV 26372	10,000	74,493	84,493
TOTAL:	27,500	179,038	206,538

Exhibit 3.4
BYLAWS
OF
USW FINANCING CORP.
ARTICLE I
OFFICES
The principal office of the corporation in the State of Texas shall be located in the City of Houston and County of Harris. The corporation may have such other offices, either within or without the State of Texas, as the business of the corporation may require from time to time.
The registered office of the corporation required by the General Corporation Law of the State of Delaware to be maintained in the State of Delaware shall be the registered office initially designated in the Certificate of Incorporation of the corporation or such other office as the Board of Directors may designate from time to time in the manner provided by law.
ARTICLE II
STOCKHOLDERS
SECTION 1. ANNUAL MEETING. The annual meeting of the stockholders shall be held on the first day of February of each year, commencing with the year 2013, for the purpose of electing directors and for the transaction of such other business as may come before the meeting. If the day fixed for the annual meeting shall be a legal holiday, such meeting shall be held on the first preceding business day. If the election of directors shall not be held on the day designated herein for any annual meeting, or at any adjournment thereof, the board of directors shall cause the election to be held at a meeting of the stockholders as soon thereafter as conveniently may be.
SECTION 2. SPECIAL MEETINGS. Special meetings of the stockholders may be called by the president, by the board of directors or by the holders of not less than one-fifth of all the outstanding shares of the corporation entitled to vote.
SECTION 3. PLACE OF MEETING. The board of directors may designate any place, either within or without the State of Texas, as the place of meeting for any annual meeting or for any special meeting called by the board of directors. A waiver of notice signed by all stockholders may designate any place, either within or without the State of Texas, as the place for the holding of such meeting. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the registered office of the corporation in the State of Delaware, except as otherwise provided in Section 5 of this article.
SECTION 4. NOTICE OF MEETINGS. Written or printed notice stating the place, day and hour of the meeting, and in the ease of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the date of the meeting, or in the case of a merger, consolidation, share exchange, dissolution or sale, lease or exchange of assets not less than 20 nor more than 60 days before the meeting, either personally or by mail, by or at the direction of the president, or the secretary, or the officer or persons calling the meeting, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the stockholder at his/her address as it appears on the records of the corporation, with postage thereon prepaid.
SECTION 5. MEETING OF ALL STOCKHOLDERS. If all of the stockholders shall meet at any time and place, either within or without the State of Texas, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting any corporate action may be taken.
SECTION 6. CLOSING OF TRANSFER BOOKS OR FIXING OF RECORD DATE. For the purposes of determining stockholders entitled to notice of or to vote at any meeting of stockholders, or stockholders entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other proper purpose, the board of directors of the corporation may provide that the stock transfer books shall be closed for a stated period but not to exceed, in any case, 60 days. If the stock transfer books shall be closed for the purpose of determining stockholders entitled to notice of or to vote at a meeting of stockholders, such books shall be closed for at least 10 days, or in the case of a merger, consolidation share exchange, dissolution or sale, lease or exchange of assets, at least 20 days, immediately preceding such meeting. In lieu of closing the stock transfer books, the board of directors may fix in advance a date as the record date for any such determination of stockholders, such date in any case to be not more than 60 days and, for a meeting of stockholders, not less than 10 days, or in the case of a merger, consolidation share exchange, dissolution or sale, lease or exchange .of assets, not less than 20 days, immediately preceding such meeting. If the stock transfer books are not closed and no record date is fixed for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders, or stockholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the board of directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of stockholders.
SECTION 7. VOTING LISTS. The officer or agent having charge of the transfer books for shares of the corporation shall make, within 20 days after the record date for a meeting of stockholders or at least 10 days before each meeting of stockholders, whichever is earlier, a complete list of the stockholders entitled to vote at such meeting, arranged in alphabetical order, with the address of and the number of shares held by each, which list, for a period of 10 days prior to such meeting, shall be kept on file at the registered office of the corporation and shall be subject to inspection by any stockholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder during the whole time of the meeting. The original share ledger or transfer book, or a duplicate thereof kept in the State of Texas, shall be prima facie evidence as to who are the stockholders entitled to examine such list or share ledger or transfer book or to vote at any meeting of stockholders.
SECTION 8. QUORUM. A majority of the outstanding shares of the corporation entitled to vote on a matter, represented in person or by proxy, shall constitute a quorum at any meeting of stockholders; provided, that if less than all of the outstanding shares are represented at said meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. If a quorum is present, the affirmative vote of a majority of the shares represented at the meeting shall be the act of the stockholders, unless the vote of a greater number or voting by classes is required by the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these bylaws.
SECTION 9. PROXIES. At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or by his/her duly authorized attorney-in-fact. Such proxy shall be filed with the secretary of the corporation before or at the time of the meeting. No proxy shall be valid after 11 months from the date of its execution, unless otherwise provided in the proxy.
SECTION 10. VOTING OF SHARES. Subject to the provisions of Section 12 of this article, each outstanding share of common stock shall be entitled to one vote upon each matter submitted to vote at a meeting of stockholders.
SECTION 1 1 . VOTING OF SHARES BY CERTAIN HOLDERS. Shares standing in the name of another corporation, domestic or foreign, may be voted by such officer, agent, or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine.
Shares standing in the name of a deceased person, a minor ward or an incompetent person, may be voted by his/her administrator, executor, court-appointed guardian or conservator, either in person or by proxy without a transfer of such shares into the name of such administrator, executor, court-appointed guardian or conservator. Shares standing in the name of a trustee may be voted by him/her, either in person or by proxy.
Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his/her name if authority to do so shall be contained in an appropriate order of the court by which such receiver was appointed.
A stockholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

Shares of its own stock belonging to this corporation shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time, but shares of its own stock held by it in a fiduciary capacity may be voted and shall be counted in determining the total number of outstanding shares at any given time.
SECTION 12. INSPECTORS. At any meeting of stockholders, the chairman of the meeting may, or upon the request of any stockholder, shall appoint one or more persons as inspectors for such meeting.
Such inspectors shall ascertain and report the number of shares represented at the meeting, based upon their determination of the validity and effect of proxies; count all votes and report the results; and do such other acts as are proper to conduct the election and voting with impartiality and fairness to all the stockholders.
Each report of an inspector shall be in writing and signed by him/her or by a majority of them if there be more than one inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.
SECTION 13, INFORMAL ACTION BY STOCKHOLDERS. Any action required to be taken at a meeting of the stockholders, or any other action which may be taken at a meeting of the stockholders, may be taken without a meeting and without a vote, if a consent in writing, setting forth the action so taken shall be signed (a) if five days prior to notice of the proposed action is given in writing to all of the stockholders entitled to vote with respect to the subject matter hereof, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting or (b) by all of the stockholders entitled to vote with respect to the subject matter thereof.
Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given in writing to those stockholders who have not consented in writing. In the event that the action which is consented to is such as would have required the filing of a certificate under any section of the General Corporation Law of the State of Delaware if such action had been voted on by the stockholders at a meeting thereof, the certificate filed under such section shall state, in lieu of any statement required by such section concerning any vote of stockholders, that written consent has been given in accordance with the provisions of the General Corporation Law of the State of Delaware and that written notice has been given as provided in such provision.
SECTION 14. VOTING BY BALLOT. Voting on any question or in any election may be viva-voce unless the presiding officer shall order or any stockholder shall demand that voting be by ballot.
ARTICLE III

DIRECTORS
SECTION 1. GENERAL POWERS. The business and affairs of the corporation shall be managed by or under the discretion of its board of directors.
SECTION 2. NUMBER, TENURE AND QUALIFICATIONS. The number of directors of the corporation shall be a minimum of one (1) and a maximum of seven (7). Each director shall hold office until the next annual meeting of stockholders or until his/her successor shall have been elected and qualified. Directors need not be residents of the State of Texas or stockholders of the corporation. The number of directors of the corporation may be increased or decreased at any time by resolution of the board of directors.
SECTION 3. REGULAR MEETINGS. A regular meeting of the board of directors shall be held without other notice than this by-law, immediately after, and at the same place as, the annual meeting of stockholders. The board of directors may provide, by resolution, the time and place, either within or without the State of Texas, for the holding of additional regular meetings without other notice than such resolution.
SECTION 4. SPECIAL MEETINGS. Special meetings of the board of directors may be called by or at the request of the president or any director. The person or persons authorized to call special meetings of the board of directors may fix any place, either within or without the State of Texas, as the place for holding any special meeting of the board of directors called by them.
Members of the board of the directors may participate in special meetings by means of telephone conference or similar communications equipment by which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person.
SECTION 5. NOTICE. Other meetings of the Board of Directors for any purpose or purposes may be held at any time upon call by the President or, if the President is absent or unable to or refuses to act, by one of the directors. Such meetings may be held at any place within or without the State of Texas as may be designated from time to time by resolution of the Board or by written consent of all members of the Board.
Written notice of the time and place of other meetings shall be delivered personally to each Director or sent to each Director by mail or other form of written communication, charges prepaid, addressed to the Director at the Director's address as it is shown upon the records of the Corporation or, if it is not so shown on such records or is not readily ascertainable, at the place in which the meetings of the Directors are regularly held. In case such notice is mailed, it shall be deposited in the United States Mail at least seventy-two (72) hours prior to the time of the holding of the meeting. In case such notice is personally delivered, it shall be so delivered at least twenty-four (24) hours prior to the time of the holding of the meeting. Such mailing or delivery as above provided shall constitute due, legal and personal notice to such Director.
The attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.
SECTION 6. QUORUM. A majority of the number of directors fixed by these bylaws shall constitute a quorum for transaction of business at any meeting of the board of directors, provided, that if less than a majority of such number of directors are present at said meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.
SECTION 7. MANNER OF ACTING. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors, unless the act of a greater number is required by statute, these bylaws, or the Certificate of Incorporation.
SECTION 8. VACANCIES. Any vacancy occurring in the board of directors and any directorship to be filled by reason of an increase in the number of directors, may be filled by election at an annual meeting or at a special meeting of stockholders called for that purpose. A majority of the board of directors may fill any vacancy prior to such annual or special meeting of stockholders.
SECTION 9. RESIGNATION AND REMOVAL OF DIRECTORS. A director may resign at any time upon written notice to the board of directors. A director may be removed with cause, by a majority of stockholders if the notice of the meeting names the director or directors to be removed at said meeting.
SECTION 10. INFORMAL ACTION BY DIRECTORS. Unless specifically prohibited by the Certificate of Incorporation or bylaws, any action required to be taken at a meeting of the board of directors, or any other action which may be taken at a meeting of the board of directors or the executive committee thereof, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all the directors entitled to vote with respect to the subject matter thereof, or by all the members of such committee, as the case may be. Any such consent signed by all the directors or all the members of the executive committee shall have the same effect as a unanimous vote, and may be stated as such in any document filed with the Secretary of State of Delaware.
SECTION 11. COMPENSATION. The board of directors, by the affirmative vote of a majority of directors then in office, and irrespective of any personal interest of any of its members, shall have authority to establish reasonable compensation of all directors for services to the corporation as directors, officers or otherwise notwithstanding any director conflict of interest. By resolution of the board of directors the directors may be paid their expenses, if any, of attendance at each meeting of the board.
SECTION 12. PRESUMPTION OF ASSENT. A director of the corporation who is present at a meeting of the board of directors at which action on any corporate matter is taken shall be conclusively presumed to have assented to the action taken unless his/her dissent shall be entered in the minutes of the meeting or unless he/she shall file a written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.
SECTION 13. APPOINTMENT OF COMMITTEES. The board of directors may, by resolution passed by the whole board, designate one or more committees, each committee to consist of two or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; provided, however, that in the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he/she or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors.
ARTICLE IV
OFFICERS
SECTION I. NUMBER. The officers of the corporation shall be a Chief Executive Officer, a President, a Treasurer and a Secretary or such other officers as may be elected or appointed by the board of directors. Any two or more offices may be held by the same person.
SECTION 2. ELECTION AND TERM OF OFFICE. The officers of the corporation shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as conveniently may be. Vacancies may be filled or new offices filled at any meeting of the board of directors. Each officer shall hold office until his/her successor shall have been duly elected and shall have qualified or until his/her death or until he/she shall resign or shall have been removed in the manner hereinafter provided. Election or appointment of an officer or agent shall not of itself create contract rights.
SECTION 3. REMOVAL. Any officer or agent elected or appointed by the board of directors may be removed by the board of directors whenever in its judgment at the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

SECTION 4. VACANCIES. A vacancy in any office because of death, resignation, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term.
SECTION 5. CHIEF EXECUTIVE OFFICER. The chief executive officer, if one has been elected, shall be the principal executive officer of the corporation and shall implement the general policies of the corporation and in general supervise and control all of the business and affairs of the corporation. He/she shall preside at all meetings of the board of directors and of the shareholders of the corporation. He/she may sign, with the secretary or any other proper officer of the corporation thereunto authorized by the board of directors, certificates for shares of the corporation, any deeds, mortgages, bonds, contracts, or other instruments which the board of directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the board of directors or by these bylaws to some other officer or agent of the corporation, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the board of directors from time to time.
SECTION 6. PRESIDENT. The president shall assist the chief executive officer with implementing and overseeing the general policies of the corporation and in general supervise and control all of the business and affairs of the corporation. He/She shall preside at all meetings of the board of directors and of the stockholders of the corporation. He/She may sign certificates for shares of the corporation, any deeds, mortgages, bonds, contracts, or other instruments which the board of directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the board of directors or by these bylaws to some other officer or agent of the corporation, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the board of directors from time to time.
SECTION 7. TREASURER. If required by the board of directors, the treasurer, if one has been elected, shall give a bond for the faithful discharge of his/her duties in such sum and with such surety or sureties as the board of directors shall determine. He/She shall: (a) have charge and custody of and be responsible for all funds and securities of the corporation; received and give receipts for monies due and payable to the corporation from any source whatsoever, and deposit all such monies in the name of the corporation in such banks, trust companies or other depositories as shall be selected in accordance with the provisions of Article V of these bylaws; (b) in general perform all the duties incident to the officer of treasurer and such other duties as from time to time may be assigned to him/her by the president or by the board of directors.
SECTION 8. SECRETARY. The secretary, if one has been elected, shall: (a) keep the minutes of the stockholders' and of the board of directors' meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the corporation and see that the seal of the corporation, if one is held, is affixed to all certificates for shares prior to the issue thereof and to all documents, the execution of which on behalf of the corporation under its seal is duly authorized in accordance with the provisions of these bylaws; (d) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (e) sign with the president, or a vice president, certificates for shares of the corporation, the issue of which shall have been authorized by resolution of the board of directors; (f) have general charge of the stock transfer books of the corporation; (g) in general perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him/her by the president or by the board of directors.
SECTION 9. ASSISTANT TREASURERS AND ASSISTANT SECRETARIES. The assistant treasurers shall respectively, if required by the board of directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the board of directors shall determine. The assistant secretaries as thereunto authorized by the board of directors may sign with the president or a vice president certificates for shares of the corporation, the issue of which shall have been authorized by a resolution of the board of directors. The assistant treasurers and assistant secretaries, in general, shall perform such duties as shall be assigned to them by the treasurer or the secretary, respectively, or by the president or the board of directors.
SECTION 10. SALARIES. The salaries of the officers shall be fixed from time to time by the board of directors and no officer shall be prevented from receiving such salary by reason of the fact that he/she is also a director of the corporation.
ARTICLE V
CONTRACTS, LOANS, CHECKS AND DEPOSITS
SECTION 1. CONTRACTS. The board of directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.
SECTION 2. LOANS. No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the board of directors. Such authority may be general or confined to specific instances.
SECTION 3. CHECKS, DRAFTS, ETC. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation, shall be signed by such officer or officers, agent or agents of the corporation and in such manner as shall from time to time be determined by resolution of the board of directors.
SECTION 4. DEPOSITS. All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositaries as the board of directors may select.
ARTICLE VI
CERTIFICATES FOR SHARES AND THEIR TRANSFER

SECTION 1. CERTIFICATES FOR SHARES. Certificates representing shares of the corporation shall be in such form as may be determined by the board of directors. Such certificates shall be signed by the president or a vice president and by the secretary or an assistant secretary and may be sealed with the seal of the corporation. All certificates for shares shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation. All certificates surrendered to the corporation for transfer shall be cancelled and no new certificates shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled, except that in case of a lost, destroyed or mutilated certificate, a new one may be issued therefore upon such terms and indemnity to the corporation as the board of directors may prescribe.
SECTION 2. TRANSFERS OF SHARES. Transfers of shares of the corporation shall be made only on the books of the corporation by the holder of record thereof or by his/her legal representative, who shall furnish proper evidence of authority to transfer, or by his/her attorney thereunto authorized by power of attorney duly executed and filed with the secretary of the corporation, and on surrender for cancellation of the certificate for such shares, the person in whose name shares stand on the books of the corporation shall be deemed the owner thereof for all purposes as regards the corporation.
ARTICLE VII
FISCAL YEAR
The fiscal year of the corporation shall be determined by the board of directors.
ARTICLE VIII
DIVIDENDS
The board of directors may from time to time, declare, and the corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and its Certificate of Incorporation.
ARTICLE IX
SEAL
The board of directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words, "Corporate Seal, Delaware."
ARTICLE X
WAIVER OF NOTICE
Whenever any notice whatsoever is required to be given under the provisions of these bylaws or under the provisions of the Certificate of Incorporation or under the provisions of General Corporation Law of the State of Delaware, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

ARTICLE XI
AMENDMENTS
Unless the power to make, alter, amend or repeal the bylaws is reserved to the stockholders by the Certificate of Incorporation, the bylaws of the corporation shall be made, altered, amended or repealed by the board of directors.
ARTICLE XII
INDEMNIFICATION
SECTION 1. RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "Proceeding"), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "Indemnitee"), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee, agent or in any other capacity while serving as a director, officer, employee or agent shall be indemnified and held harmless by the corporation to the fullest extent authorized under the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors and administrators; provided, however, that, except as provided in Section 3 hereof with respect to Proceedings to enforce rights to indemnification, the corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the board of directors of the corporation.
SECTION 2. RIGHT TO ADVANCEMENT OF EXPENSES. The right to indemnification conferred in Section 1 of this Article shall include the right to be paid by the corporation the expenses incurred in defending any Proceeding for which such right to indemnification is applicable, in accordance with this Article, in advance of its final disposition (hereinafter an "Advancement of Expenses"); provided, however, an Advancement of Expenses incurred by an Indemnitee shall be made only upon delivery to the corporation of an undertaking (hereinafter an "Undertaking"), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "Final Adjudication") that such Indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.
SECTION 3. RIGHT OF INDEMNITEE TO BRING SUIT. The rights to indemnification and to the Advancement of Expenses conferred in Section 1 and 2 of this Article shall be contract rights. If a claim under Section 1 and 2 of this Article is not paid in full by the corporation within sixty days after a written claim has been received by the corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty days, the Indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an Advancement of

Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) in any suit by the corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking the corporation shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in Delaware law. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or by the corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article or otherwise shall be on the corporation.
SECTION 4. NOTICE TO STOCKHOLDERS. If the corporation indemnifies or makes an Advancement of Expenses to or on behalf of an officer or director under Section 1 or 2 of this Article, the corporation shall report such indemnification or Advancement of Expenses in writing to the stockholders of the corporation with or before the notice of the next shareholders meeting.
SECTION 5. NON-EXCLUSIVITY OF RIGHTS. The rights to indemnification and to the Advancement of Expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the corporation's Certificate of Incorporation, agreement, vote of stockholders or disinterested directors or otherwise.
SECTION 6. INSURANCE. The corporation shall maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware law.
SECTION 7. STOCKHOLDER NOTICE OF INDEMNIFICATION PAYMENT. If the corporation has indemnified or has advanced expenses to a director, officer, employee or agent, the corporation shall report the indemnification or advance in writing to the stockholders with or before the notice of the next stockholder's meeting.
SECTION 8. MERGER. For purposes of this Article, references to "the corporation" shall include, in addition to the surviving corporation, any merging corporation (including any corporation having merged with a merging corporation) absorbed in a merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employee or agents, so that any person who was a director, officer or agent of such merging corporation, or was serving at the request of such merging corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the surviving corporation as such person would have with respect to such merging corporation if its separate existence had continued.
SECTION 9. EMPLOYEE BENEFIT PLANS. For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and reference to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to any employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he/she or he/she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Article.

Exhibit 4.1

U.S. WELL SERVICES, LLC
USW FINANCING CORP.

14.50% SENIOR SECURED NOTES DUE 2017

INDENTURE

Dated as of February 21, 2012

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

Trustee and Collateral Agent

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.1
(a)(2)	7.1
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.1
(b)	7.1
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	13.03
(c)	13.03
313(a)	7.06
(b)(2)	7.06; 7.07
(c)	7.06; 13.02
(d)	7.06
314(a)	4.03; 13.02; 13.05
(c)(1)	13.04
(c)(2)	13.04
(c)(3)	N.A.
(e)	13.05
(f)	N.A.
315(a)	7.01
(b)	7.05; 13.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	13.01
(b)	N.A.

Trust Indenture Act Section	Indenture Section
(c)	13.01

N.A. means not applicable.
* This Cross Reference Table is not part of the Indenture.

TABLE OF CONTENTS
Page
ARTICLE 1 DEFINITIONS AND INCORPORATION BY REFERENCE    1

Section 1.01	Definitions. 1

Section 1.02	Other Definitions. 28

Section 1.03	Incorporation by Reference of Trust Indenture Act. 29

Section 1.04	Rules of Construction. 29
ARTICLE 2 THE NOTES AND UNITS    30

Section 2.01	Form and Dating. 30

Section 2.02	Execution and Authentication. 31

Section 2.03	Registrar and Paying Agent. 32

Section 2.04	Paying Agent to Hold Money in Trust. 32

Section 2.05	Holder Lists. 32

Section 2.06	Transfer and Exchange. 32

Section 2.07	Replacement Notes. 45

Section 2.08	Outstanding Notes. 46

Section 2.09	Treasury Notes. 46

Section 2.10	Temporary Notes. 46

Section 2.11	Cancellation. 47

Section 2.12	Defaulted Interest. 47

Section 2.13	CUSIP Numbers. 47

Section 2.14	Restricted Units. 47

ARTICLE 3 REDEMPTION AND PREPAYMENT    48

Section 3.01	Notices to Trustee. 48

Section 3.02	Selection and Notice. 48

Section 3.03	Notice of Redemption. 49

Section 3.04	Effect of Notice of Redemption. 49

Section 3.05	Deposit of Redemption or Purchase Price. 50

Section 3.06	Notes Redeemed or Purchased in Part. 50

Section 3.07	Optional Redemption. 50

Section 3.08	Mandatory Redemption; Open Market Purchases. 51

Section 3.09	Offer to Purchase by Application of Excess Proceeds. 51
ARTICLE 4 COVENANTS    53

Section 4.01	Payment of Notes. 53

Section 4.02	Maintenance of Office or Agency. 54

Section 4.03	Reports. 54

Section 4.04	Compliance Certificate. 55

Section 4.05	Taxes; Stay, Extension and Usury Laws. 56

Section 4.06	Excess Cash Offer. 56

Section 4.07	Restricted Payments. 58

Section 4.08	Dividend and Other Payment Restrictions Affecting Subsidiaries. 61

Section 4.09	Incurrence of Indebtedness and Issuance of Preferred Stock. 62

Section 4.10	Asset Sales. 66

Section 4.11	Transactions with Affiliates. 68

Section 4.12	Liens. 69

Section 4.13	Business Activities. 69

Section 4.14	Corporate Existence. 69

Section 4.15	Offer to Repurchase Upon Change of Control. 70

Section 4.16	Additional Note Guarantees. 72

Section 4.17	Designation of Restricted and Unrestricted Subsidiaries. 72

Section 4.18	Impairment of Security Interest 73

Section 4.19	Additional Fracturing Contract 73

Section 4.20	Further Assurances 76

Section 4.21	Real Estate Mortgages and Filings 76

Section 4.22	Leasehold Mortgages and Filings; Landlord Waivers 77

Section 4.23	Advances to Subsidiaries 77

Section 4.24	Maximum Capital Expenditures 78

Section 4.25	First Contract Termination Offer 78

Section 4.26	Restrictions on Activities of USW Finance. 80
ARTICLE 5 SUCCESSORS    80

Section 5.01	Merger, Consolidation, or Sale of Assets. 80

Section 5.02	Successor Corporation Substituted. 81
ARTICLE 6 DEFAULTS AND REMEDIES    82

Section 6.01	Events of Default. 82

Section 6.02	Acceleration. 84

Section 6.03	Other Remedies. 84

Section 6.04	Waiver of Past Defaults. 84

Section 6.05	Control by Majority.

85

Section 6.06	Limitation on Suits. 85

Section 6.07	Rights of Holders of Notes to Receive Payment. 86

Section 6.08	Collection Suit by Trustee. 86

Section 6.09	Trustee May File Proofs of Claim. 86

Section 6.10	Priorities. 86

Section 6.11	Undertaking for Costs. 87

Section 6.12	Delivery of Statements to the Trustee. 87
ARTICLE 7 TRUSTEE    87

Section 7.01	Duties of Trustee. 87

Section 7.02	Rights of Trustee. 88

Section 7.03	Individual Rights of Trustee. 89

Section 7.04	Trustee’s Disclaimer. 90

Section 7.05	Notice of Defaults. 90

Section 7.06	Reports by Trustee to Holders of the Notes. 90

Section 7.07	Compensation and Indemnity. 90

Section 7.08	Replacement of Trustee. 91

Section 7.09	Successor Trustee by Merger, etc. 92

Section 7.10	Eligibility; Disqualification. 92

Section 7.11	Preferential Collection of Claims Against the Issuers. 92

Section 7.12	Rights of Agents in Other Capacities 92

Section 7.13	Escrow Authorization 92

ARTICLE 8 LEGAL DEFEASANCE AND COVENANT DEFEASANCE    93

Section 8.01	Option to Effect Legal Defeasance and Covenant Defeasance. 93

Section 8.02	Legal Defeasance and Discharge. 93

Section 8.03	Covenant Defeasance. 94

Section 8.04	Conditions to Legal or Covenant Defeasance. 94

Section 8.05	Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions. 95

Section 8.06	Repayment to the Issuers. 96

Section 8.07	Reinstatement. 96
ARTICLE 9 AMENDMENT, SUPPLEMENT AND WAIVER    96

Section 9.01	Without Consent of Holders of Notes. 96

Section 9.02	With Consent of Holders of Notes. 98

Section 9.03	Compliance with Trust Indenture Act. 99

Section 9.04	Revocation and Effect of Consents. 99

Section 9.05	Notation on or Exchange of Notes. 99

Section 9.06	Trustee to Sign Amendments, etc. 100
ARTICLE 10 COLLATERAL AND SECURITY    100

Section 10.01	Grant of Security Interest. 100

Section 10.02	Recording and Opinions. 101

Section 10.03	Release of Collateral. 101

Section 10.04	[Reserved] 102

Section 10.05	Authorization of Actions to Be Taken by the Trustee Under the Security Documents. 102

Section 10.06	Authorization of Receipt of Funds by the Trustee Under the Security Documents.

103

Section 10.07	Termination of Security Interest. 103

Section 10.08	Trustee’s Duties with Respect to Collateral 103
ARTICLE 11 GUARANTEES    104

Section 11.01	Guarantee. 104

Section 11.02	Execution and Delivery of Guarantee. 104

Section 11.03	[Reserved.] 105

Section 11.04	Limitation of Liability of Certain Guarantors. 105

Section 11.05	Unconditional Guaranty. 105

Section 11.06	No Release Based on Actions of the Second Lien Creditors 106

Section 11.07	Waivers. 106

Section 11.08	Continuing Guaranty; Reinstatement. 108

Section 11.09	Subordination; Subrogation; Contribution 108

Section 11.10	Guarantors May Consolidate, etc., on Certain Terms. 110

Section 11.11	Releases. 111
ARTICLE 12 satisfaction and discharge    111

Section 12.01	Satisfaction and Discharge. 111

Section 12.02	Application of Trust Money. 112
ARTICLE 13 MISCELLANEOUS    113

Section 13.01	Trust Indenture Act Controls. 113

Section 13.02	Notices. 113

Section 13.03	Communication by Holders of Notes with Other Holders of Notes. 114

Section 13.04	Certificate and Opinion as to Conditions Precedent. 114

Section 13.05	Statements Required in Certificate or Opinion. 115

Section 13.06	Rules by Trustee and Agents. 115

Section 13.07	No Personal Liability of Directors, Managers, Officers, Employees and Equityholders. 115

Section 13.08	Governing Law; Submission to Jurisdiction. 115

Section 13.09	No Adverse Interpretation of Other Agreements. 115

Section 13.10	Successors. 116

Section 13.11	Severability. 116

Section 13.12	Counterpart Originals. 116

Section 13.13	Table of Contents, Headings, etc. 116

Section 13.14	Waiver of Jury Trial. 116

EXHIBITS

Exhibit A-1	FORM OF NOTE

Exhibit A-2	FORM OF UNIT

Exhibit B	FORM OF CERTIFICATE OF TRANSFER

Exhibit C	FORM OF CERTIFICATE OF EXCHANGE

Exhibit D	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Exhibit E	FORM OF NOTATION OF GUARANTY

Exhibit F	FORM OF SUPPLEMENTAL INDENTURE

Exhibit G	FORM OF INTERCREDITOR AGREEMENT

INDENTURE dated as of February 21, 2012 among U.S. WELL SERVICES, LLC, a Delaware limited liability company (“USW LLC”), and USW FINANCING CORP., a Delaware corporation (“USW Finance” and, together with USW LLC, the “Issuers”), a Delaware corporation, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee and Collateral Agent.
The Issuers, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as hereinafter defined) of the Issuers’ 14.50% Senior Secured Notes due 2017 (the “Notes”):
(i)

DEFINITIONS AND INCORPORATION
BY REFERENCE

a.	Definitions.
“144A Global Note” means a Global Note substantially in the form of Exhibit A-1 hereto bearing the Global Note Legend, the OID Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.
“Acquired Debt” means, with respect to any specified Person:
Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, or expressly assumed in connection with the acquisition of assets from any such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and
Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
Acquired Debt will be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary.
“Additional Interest” means all Additional Interest then owing pursuant to the Registration Rights Agreement.
“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Section 2.02 and Section 4.09 hereof, as part of the same series as the Initial Notes.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Premium” means, as determined by USW LLC, with respect to any Note on any redemption date, the greater of:
(1) 1.0% of the principal amount of the Note; or
(2) the excess of:
(a) the present value at such redemption date of (i) the redemption price of the Note at February 15, 2015 (such redemption price being set forth in the table appearing in Section 3.07) plus (ii) all required interest payments due on the Note through February 15, 2015 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
(b) the principal amount of the Note.
“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.
“Asset Sale” means:
(1)    the sale, lease (other than operating leases entered into in the ordinary course of business), conveyance or other disposition of any assets or rights; provided, that the sale, lease, conveyance or other disposition of all or substantially all of the assets of USW LLC and its Subsidiaries taken as a whole will be governed by Section 4.15 and Section 5.01 and not by Section 4.10; and
the issuance of Equity Interests in any of USW LLC’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.
Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

1.	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;

2.	a transfer of assets between or among USW LLC and its Restricted Subsidiaries;
an issuance or sale of Equity Interests by a Restricted Subsidiary of USW LLC to USW LLC or to a Restricted Subsidiary of USW LLC;
the sale or lease of products, inventory, equipment, real property, services or accounts receivable or the licensing or lease, assignment or sub-lease of any real or personal property in the ordinary course of business and any sale or other disposition of damaged, no longer useful, worn-out or obsolete assets in the ordinary course of business;
the sale or other disposition of cash or Cash Equivalents;
a Restricted Payment that does not violate Section 4.07 or is a Permitted Investment;

the granting of Permitted Liens; and
the surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other claims.
“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition (other than a right conditioned on the occurrence of events or circumstances outside such person’s control). The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Board of Directors” means:
(1)    with respect to a corporation, the Board of Directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
with respect to a partnership, the Board of Directors of the general partner of the partnership;
with respect to a limited liability company, the board of directors, or manager or board of managers, or managing member or members or any controlling committee of managing members thereof; and
with respect to any other Person, the board or committee of such Person serving a similar function.
“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.
“Capital Asset” shall mean, with respect to any person, all equipment, fixed assets and real property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.
“Capital Expenditures” shall mean, for any period, without duplication, all expenditures made directly or indirectly by the Issuers and their Restricted Subsidiaries during such period for the acquisition of Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability), but excluding expenditures made in connection with the replacement, substitution or restoration of property or other purposes (except repayment of Indebtedness) permitted under Section 4.10 hereof. For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Capital Stock” means:
(1)    in the case of a corporation, corporate stock;
in the case of an association or business entity, that is not a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash Equivalents” means:
(1)    United States dollars;
securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided, that the full faith and credit of the United States is pledged in support of those securities) having maturities, unless such securities are deposited to defease any debt, of not more than one year from the date of acquisition;
certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million, in the case of United States banks, and $100.0 million (or the non-U.S. equivalent), in the case of non-United States banks, and, in each case, whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);
repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
commercial paper having at the time of acquisition one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;
securities issued or fully guaranteed by any state or commonwealth of the United States, or by any political subdivision or taxing authority thereof having, at the time of acquisition, one of the two highest ratings obtainable from Moody’s or S&P, and, in each case, maturing within one year after the date of acquisition;
marketable short-term money market and similar securities having a rating of at least P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within one year after the date of acquisition; and
money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.
“Change of Control” means the occurrence of any of the following:
(1)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of USW LLC and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are defined in Section 13(d) of the Exchange Act) other than a Permitted Holder;
the adoption of a plan relating to the liquidation or dissolution of either Issuer;
the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) other than a Permitted Holder becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of USW LLC, measured by voting power rather than number of shares;
the consummation of the first transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) other than a Permitted Holder becomes the Beneficial Owner, directly or indirectly, of more of the Voting Stock of USW LLC (measured by voting power rather than number of shares) than is at the time Beneficially Owned (measured on the same basis) by the Permitted Holders in the aggregate; or
after an initial public offering of USW LLC, the first day on which a majority of the members of the Board of Directors of USW LLC are not Continuing Directors; or
(6)    the first day on which USW LLC fails to own 100% of the issued and outstanding Equity Interests of USW Finance.
“Clearstream” means Clearstream Banking, S.A.
“Collateral” means collateral as such term is defined in the Security Documents, and any other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations under this Indenture, the Security Documents, the Notes or the Note Guarantees is granted or purported to be granted under any Security Document; provided, however, that “Collateral” shall not include any Excluded Assets.
“Collateral Agent” means the Trustee acting in its capacity as the collateral agent for the Second Lien Creditors in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means any such successor.
“Commission” or “SEC” means the Securities and Exchange Commission.
“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)    an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale to the extent such losses were deducted in computing such Consolidated Net Income; plus provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding, any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus fees and costs (including transaction fees, attorneys’ fees and other professional costs) incurred in connection with the issuance of the Notes and any Credit Facilities permitted hereunder; minus non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.
“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that:
(1)    the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;
the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, except to the extent that any dividend or distribution is actually made in cash and not otherwise included therein;
the cumulative effect of a change in accounting principles;
any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any asset sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its

Restricted Subsidiaries; and
(5)    the Net Income of any Flow Through Entity that is attributable to Permitted Tax Distributions;
in each case, will be excluded.
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of USW LLC who:
(1)    was a member of such Board of Directors on the Issue Date; or
was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to USW LLC.
“Credit Facilities” means, one or more debt facilities, indentures or commercial paper facilities entered into on or after the Issue Date, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, bonds, notes or other debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.01 or Section 2.06 hereof, substantially in the form of Exhibit A-1 hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
“Determination Date” means each March 31 and September 30, beginning on March 31, 2013.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require USW LLC to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that USW LLC may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Issuers and their Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Domestic Subsidiary” means any Restricted Subsidiary of USW LLC that was formed under the laws of the United States or any state of the United States or the District of Columbia.
“DTC” means The Depository Trust Company, New York, New York, or a successor thereto registered under the Exchange Act or other applicable statute or regulation.
“Eligible Escrow Investments” means (1) Government Securities maturing no later than the Business day preceding the Second Contract Payment Date and (2) securities representing an interest or interest in money market funds registered under the Investment Company Act of 1940 whose shares are registered under the Securities Act as investing exclusively in direct obligations of the United States of America.

“Escrow Agent” means The Bank of New York Mellon Trust Company, N.A., as escrow agent under the Escrow Agreement, or any successor escrow agent as set forth in the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, dated as of February 21, 2012, among USW LLC, USW Finance, the Trustee and the Escrow Agent, as amended, supplemented, modified, extended, renewed, restated or replaced in whole or in part from time to time.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering” means a sale either (1) of Equity Interests of USW LLC (other than Disqualified Stock and other than to a Subsidiary of USW LLC) by USW LLC or (2) of Equity Interests of a direct or indirect parent entity of USW LLC (other than to USW LLC or a Subsidiary of USW LLC) to the extent that the net proceeds therefrom are contributed to the common equity capital of USW LLC.
“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means the Notes (including any Additional Notes) issued in an Exchange Offer pursuant to Section 2.06(f) hereof.
“Exchange Offer” has the meaning set forth for such term in the Registration Rights Agreement.
“Exchange Registration Statement” has the meaning set forth in the Registration Rights Agreement.
“Excluded Assets” means:

(1)    any asset or property right of the Issuers or any Guarantor of any nature:
if the grant of a security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of such asset or property right of either Issuer or any Guarantor or loss of use of such asset or property right or (ii) a breach, termination or default under any lease, license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Law) or principles of equity) to which such Issuer or such Guarantor is party; and
to the extent that any applicable law or regulation prohibits the creation of a security interest thereon (other than to the extent that any such law would be rendered ineffective pursuant to any other applicable law);
provided, however, that (x) such asset or property right will cease to be an Excluded Asset immediately and automatically at such time as the condition causing such abandonment, invalidation, unenforceability, breach, termination, default or prohibition is remedied or ceases to exist and (y) to the extent severable, any portion of any such asset or property right that does not result in any of the consequences specified in clauses (a) and (b) of this clause (1) will not be an Excluded Asset;
Voting Stock of any Foreign Subsidiary (to the extent such Foreign Subsidiary is a “controlled foreign corporation” for U.S. federal income tax purposes) that is directly owned by either Issuer or any Guarantor, and any disregarded entity owner (direct or indirect through one or more other disregarded entities) of such Foreign Subsidiary, solely to the extent representing in excess of 65% of the total voting power of all outstanding Voting Stock of such Foreign Subsidiary or such disregarded entity owner and all Capital Stock of Foreign Subsidiaries not directly owned by any Person that is not an Issuer or a Guarantor;
any foreign intellectual property;
any applications for trademarks or service marks filed in the United States Patent and Trademark Office pursuant to 15 U.S.C. § 1051 Section 1(b) unless and until evidence of use of the mark in interstate commerce is submitted to the United States Patent and Trademark Office pursuant to 15 U.S.C. § 1051 Section 1(c) or Section 1(d);
(i) deposit and securities accounts the balance of which consists exclusively of (a) withheld income taxes and federal, state or local employment taxes in such amounts as are required to be paid to the Internal Revenue Service or state or local government agencies within the following two months with respect to employees of either Issuer or any Guarantor, and (b) amounts required to be paid over to an employee benefit plan pursuant to United States Department of Labor Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of either Issuer or any Guarantor, and (ii) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts, payroll accounts, escrow accounts and trust accounts; provided that the Escrow Account shall not be an Excluded Asset.
fixed or capital assets owned by either Issuer or any Guarantor that are subject to a capital lease or purchase money obligations, in each case permitted to be incurred pursuant to Section 4.09 and Section 4.12 if the contract or other agreement in which such Lien is granted prohibits the creation of any other Lien on such fixed or capital assets, but only for so long as such prohibition is in effect and only with respect to the portion of such fixed or capital assets as to which such other Lien attaches and such prohibition applies;
deposit and securities accounts to the extent the aggregate value of assets therein does not exceed $500,000; provided that the Escrow Account shall not be an Excluded Asset.
vehicles, and any other property subject to a certificate of title; and
leased real property and owned real property, in each case, having a Fair Market Value of less than $1.0 million in the aggregate at any time outstanding (“Excluded Real Property”).
“Existing Indebtedness” means any Indebtedness of USW LLC and its Subsidiaries (other than Indebtedness under the Notes and the Note Guarantees) in existence on the Issue Date, until such amounts are repaid.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party and in the case of any transaction involving aggregate consideration in excess of $5.0 million, determined in good faith by the Board of Directors of USW LLC (unless otherwise provided in this Indenture).
“First Contract Replacement” means a binding contract or series of binding contracts to provide hydraulic fracturing services to an unrelated exploration and production company or other Person on terms similar to the terms of USW LLC’s existing contract with Antero Resources Appalachian Corporation (which, for the avoidance of any doubt, may be another contract or series of contracts with Antero Resources Appalachian Corporation); provided that the contract or series of contracts must (i) have a term of at least twenty-four months, (ii) provide for Consolidated Cash Flow of $15.0 million over the first four full fiscal quarters after the date of the contract(s) and Consolidated Cash Flow of $15.0 million over the consecutive four fiscal quarters thereafter, and (iii) have a minimum ratio of Consolidated Cash Flow to Utilized Hydraulic Horsepower of $560.0 over the first four full fiscal quarters after the date of the contract(s) and over the consecutive four fiscal quarters thereafter (as determined in good faith by USW LLC’s Board of Directors). Additionally, the exploration and production company must have a corporate credit rating at or better than B-, B3 or its equivalent, as designated by S&P, Moody’s, Fitch Ratings Inc., or any other nationally recognized credit rating agency with the exception of Mountaineer Keystone, LLC.
“First Lien Agent” means the administrative agent or collateral agent under the First Lien Documents, and any of its respective successors or assigns and any initial or successor administrative agent or collateral agent under any subsequent First Lien Documents.
“First Lien Documents” means (a) any Credit Facilities evidencing or governing First Lien Obligations, the First Lien Security Documents and each of the other agreements, documents or instruments under any such Credit Facility and (b) any other related documents or instruments executed and delivered pursuant to any First Lien Document described in clause (a) above evidencing or governing any Obligations thereunder.
“First Lien Obligations” means, collectively, (i) all Obligations arising under a Credit Facility and related First Lien Documents and any other Indebtedness incurred pursuant to such Credit Facility and related First Lien Documents to the extent that such Indebtedness is secured equally and ratably with the other First Lien Obligations by the Liens on the Collateral, (ii) all reimbursement obligations (if any) and interest thereon with respect to any letter of credit or similar instruments issued pursuant to any Credit Facility described above, (iii) all Hedging Obligations, cash management obligations and similar bank product obligations of the Issuers and the Guarantors to the extent that such obligations are secured equally and ratably with the other First Lien Obligations by the Liens on the Collateral, and all fees, expenses and other amounts payable from time to time in connection therewith and (iv) all Obligations arising under agreements evidencing Indebtedness permitted to be incurred under Section 4.09(b)(15) and related loan documents that create a Lien securing such Obligations.
“First Lien Security Agreement” means each collateral document, mortgage, pledge or similar agreement or guaranty, entered into following the Issue Date, among the Issuers and the Guarantors in favor of the First Lien Agent, as amended or supplemented from time to time in accordance with its terms.
“First Lien Security Documents” means the First Lien Security Agreement and any other agreement, document or instrument pursuant to which a Lien is granted securing any First Lien Obligations or under which rights or remedies with respect to such Liens are governed.
“First Priority Liens” means any Liens on Collateral securing the Obligations arising under any Credit Facilities evidencing or governing any First Lien Obligations.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person the ratio of (i) the Consolidated Cash Flow of such Person for the most recently ended full fiscal quarter for which internal financial statements are available prior to such date of determination to (ii) the Fixed Charges of such Person for such period.
In the event that USW LLC or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock or Disqualified Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable reference period.
For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by USW LLC or any Restricted Subsidiary during the reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in the Consolidated Cash Flow resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into USW LLC or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposal of operations that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable period.
For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of USW LLC and may include pro forma expense and cost reductions for such period resulting from such transaction that (a) would be permitted to be reflected on pro forma financial statements pursuant to Regulation S-X under the Securities Act or any other regulation or policy of the SEC related thereto or (b) have been realized, for which substantially all the steps necessary for realization have been taken at the time of determination or are reasonably expected to be taken within 180 days immediately following any such transaction, including, but not limited to, the execution, termination, renegotiation or modification of any contracts or the termination of any personnel, as applicable.
If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of USW LLC to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as USW LLC may designate.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:
(1)    the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, but excluding amortization of debt issuance costs, original issue discount and non-cash interest payments related (i) to Indebtedness incurred on or prior to the date of this Indenture and (ii) Indebtedness incurred in connection with the issuance of the Notes and any Credit Facilities permitted under this Indenture, plus the net effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of USW LLC (other than Disqualified Stock) or to USW LLC or a Restricted Subsidiary of USW LLC, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person (or, in the case of a Person that is a Flow Through Entity, the Presumed Tax Rate), expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.
“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust, a disregarded entity, an “S” corporation or a qualified subchapter “S” subsidiary for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means any Restricted Subsidiary of USW LLC that is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.
“Global Note Legend” means the legend set forth in Section 2.06(g)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.
“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A-1 hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4), 2.06(d)(2) or 2.06(f) hereof.
“Government Securities” means securities that are
(1)    direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-

well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise).
“Guaranteed Obligations” means, collectively,
(1)    the prompt and full payment of the principal of, premium and Additional Interest, if any, and interest on, the Notes when due, whether at maturity, by acceleration, redemption or otherwise, and the prompt and full payment of the interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Issuers to the Holders or the Trustee under the Indenture Documents, including all amounts that constitute part of the Guaranteed Obligations and would be owed by the Issuers but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Issuers; and
in case of any extension of time of payment or renewal of any Notes or any of such other Guaranteed Obligations, the prompt and full payment when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.
“Guarantors” means (1) each Domestic Subsidiary of USW LLC on the date of this Indenture (other than USW Finance), and (2) each other Domestic Subsidiary of USW LLC that executes a Note Guarantee in accordance with the provisions of this Indenture, in each case, together with their respective successors and assigns until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
(1)    interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
other agreements or arrangements designed to manage interest rates or interest rate risk; and
other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices, in each case, not entered into for speculative purposes.
“Holder” means a Person in whose name a Note is registered.
“IAI Global Note” means a Global Note substantially in the form of Exhibit A-1 hereto bearing the Global Note Legend, the OID Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:
(1)    in respect of borrowed money;
evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
in respect of banker’s acceptances;
representing Capital Lease Obligations;
representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or
representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
“Indenture” means this Indenture, as amended or supplemented from time to time.
“Indenture Documents” means, collectively, this Indenture, the Notes, the Note Guarantees and the Security Documents.
“Initial Notes” means the first $85,000,000 aggregate principal amount of Notes issued under this Indenture on the Issue Date, and any Notes issued upon registration of transfer thereof or in exchange therefore.
“Intercreditor Agreement” means any intercreditor agreement, substantially in the form of Exhibit G hereto that is entered into on or following the Issue Date, among the Trustee, the Collateral Agent, the First Lien Agent, the Issuers and the Guarantors, and the other signatories thereto, as the same may be amended, supplemented, restated or modified from time to time.
“Interest Payment Date” means February 15 and August 15 of each year commencing August 15, 2012, or if any such day is not a Business Day, on the next succeeding Business Day.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
“Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Law or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.
“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act, as amended, who are not also QIBs.
“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of

Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If USW LLC or any Subsidiary of USW LLC sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of USW LLC such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of USW LLC, USW LLC will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of USW LLC’s Investments in such Subsidiary that were not sold or disposed of in an amount determined under Section 4.07(c). The acquisition by USW LLC or any Subsidiary of USW LLC of a Person that holds an Investment in a third Person will be deemed to be an Investment by USW LLC or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07(c). Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
“Issue Date” means February 21, 2012.
“Letter of Transmittal” means the letter of transmittal to be prepared by USW LLC and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents granting Liens on USW LLC’s and its Restricted Subsidiaries’ properties and interests, Premises and/or the Leased Premises (other than Excluded Real Property) to secure the Notes.
“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:
(1)    any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and
any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).
“Net Proceeds” means the aggregate cash proceeds received by the Issuers or any of their Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale and the sale or disposition of such non cash consideration, including, without limitation, legal, accounting and investment banking fees, sales commissions, relocation expenses incurred as a result thereof and taxes paid or payable as a result thereof, including Permitted Tax Distributions (after taking into account any available tax credits or deductions and any tax sharing arrangements), (2) amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale, and (3) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.
“Non-Recourse Debt” means Indebtedness:
(1)    as to which neither USW LLC nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;
no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Issuers or any of their Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and
as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuers or any of their Restricted Subsidiaries.
“Non-U.S. Person” means a Person who is not a U.S. Person.
“Note Guarantee” means the Guarantee by each Guarantor of the Issuers’ obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.
“Notes” means the Initial Notes and the Additional Notes. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.
“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.
“Offering Memorandum” means the preliminary offering memorandum dated February 14, 2012, as supplemented by the preliminary offering memorandum supplement dated February 15, 2012, the second preliminary offering memorandum supplement dated February 17, 2012 and the pricing supplement term sheet dated February 14, 2012, relating to the Notes.
“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller or Comptroller, the Secretary, any Assistant Secretary or any Vice-President of such Person.
“Officers’ Certificate” means a certificate signed on behalf of the Issuers by two Officers of the Issuers, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of USW LLC that meets the requirements of Section 13.05 hereof.
“OID Legend” means the legend set forth in Section 2.06(g)(4) hereof to be placed on all Notes issued under this Indenture.
“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.05 hereof. The counsel may be an employee of or counsel to USW LLC or any Subsidiary of USW LLC.
“Other Pari Passu Obligations” means any Indebtedness (i) ranking pari passu in right of payment with the Notes and (ii) not secured by any Lien on the Collateral that ranks senior in priority to any Lien on the Collateral held by the Collateral Agent for the benefit of the Second Lien Creditors.
“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).
“Participating Broker-Dealer” has the meaning set forth in the Registration Rights Agreement.
“Permitted Business” means a business in which the Issuers and their Restricted Subsidiaries were engaged or proposed to be engaged on the date of this Indenture, as described in the Offering Memorandum, and any business similar, reasonably related, incidental, ancillary, or complementary thereto.
“Permitted Holder” means each of (a) (i) Joel Broussard, (ii) Daniel T. Layton; (iii) Donald E. Stevenson; (iv) Leonard E. Travis; (v) Edward S. Self III; and (vi) Jeffrey McPherson; (b) any Beneficial Owner of the preferred stock of USW LLC as of the Issue Date; and (c) any Related Party of any one or more of the Persons listed in clause (a) above.

“Permitted Investments” means:
(1)    any Investment in USW LLC or in a Restricted Subsidiary of USW LLC that is a Guarantor;
any Investment in Cash Equivalents;
any Investment by USW LLC or any Restricted Subsidiary of USW LLC in a Person, if as a result of such Investment:
such Person becomes a Restricted Subsidiary of USW LLC and a Guarantor; or
such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, USW LLC or a Restricted Subsidiary of USW LLC that is a Guarantor;
any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10; provided that such Investments shall be pledged as Collateral to the extent the assets subject to such Asset Sale constituted Collateral;
any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of USW LLC;
any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of USW LLC or any of its Restricted

Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;
Investments represented by Hedging Obligations;
loans or advances to employees, directors, managers, officers and consultants made in the ordinary course of business of USW LLC or any Restricted Subsidiary of USW LLC in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;
repurchases of the Notes;
any Investment existing on the date of this Indenture and any Investment that replaces, refinances or refunds an existing Investment; provided, that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;
Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business; and
other Investments in any Person other than an Affiliate of USW LLC having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed $1.0 million.
“Permitted Liens” means:
(1)    Liens on assets of USW LLC or any of its Restricted Subsidiaries securing First Lien Obligations that were permitted to be incurred pursuant to Section 4.09(b)(1);
Liens in favor of USW LLC or the Guarantors;
Liens on property of a Person existing at the time such Person is, or all or substantially all of the assets of such Person are, acquired by, merged with or into or consolidated with USW LLC or any Subsidiary of USW LLC; provided, that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired, merged into or consolidated with USW LLC or the Subsidiary;
Liens on property (including Capital Stock) existing at the time of acquisition of the property by USW LLC or any Subsidiary of USW LLC; provided, that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition and do not extend to any property other than the property acquired by USW LLC or such Subsidiary;
Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;
Liens to secure Indebtedness, mortgage financings or purchase money obligations or Capital Lease Obligations permitted by Section 4.09(b)(4) covering only the assets acquired with or financed by such Indebtedness;

Liens existing on the Issue Date;
Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;
survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees) including, for the sake of clarity, any Additional Notes permitted under Section 4.09;
Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:
the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof); and
the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the original Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;
pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;
Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligations;
Liens incurred in the ordinary course of business of USW LLC or any Subsidiary of USW LLC with respect to Obligations that do not exceed $2.0 million at any one time outstanding; and
Liens securing Indebtedness incurred pursuant to Section 4.09(b)(15).
“Permitted Parent Payments” means, without duplication as to amounts:

(1)    Permitted Tax Distributions; and

(2)    general corporate overhead expenses of such direct or indirect parent, including (a) bona fide franchise taxes and (b) legal, accounting and administrative fees and expenses, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuers and their Restricted Subsidiaries (provided that for so long as such direct or indirect parent entity owns no assets other than the Capital Stock in USW LLC or another direct or indirect parent entity of USW LLC, such fees and expenses shall be deemed for purposes of this clause (2) to be so attributable to such ownership or operation); provided that the amounts in subclause (b) shall not exceed $200,000 in any year.

“Permitted Refinancing Indebtedness” means any Indebtedness of USW LLC or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of USW LLC or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided, that:
(1)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);
such Permitted Refinancing Indebtedness has a final maturity date that is equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;
if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and
such Indebtedness is incurred either by USW LLC or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.
“Permitted Tax Distributions” means:
(1) with respect to each taxable year or portion thereof that USW LLC qualifies (or any predecessor in interest qualified) as a Flow Through Entity, the distribution, prior to each estimated payment date for such taxable year, as well as prior to the due date for the filing of the income tax return and the payment of income taxes for such taxable year (without regard to extensions), by USW LLC to the holders of Equity Interests of USW LLC (or, if any of them are themselves a Flow Through Entity, the holders of the Equity Interests of such Flow Through Entity) of an amount equal to the product of (x) the amount of aggregate net taxable income of USW LLC allocated to such holders for such period and (y) the Presumed Tax Rate for such period; provided that to the extent that the aggregate net taxable income of USW LLC for a taxable year actually reported to the holders of such Equity Interests is less than the aggregate net taxable income assumed in calculating such amount for a taxable year, an amount equal to the product of such shortfall and the Presumed Tax Rate used in such calculations shall be deducted from the next scheduled Permitted Tax Distributions payable to the holders of such Equity Interests for later years; and
(2) if USW LLC is not a Flow Through Entity and it is a member of an affiliated group filing consolidated or combined returns of which it is not the common parent, the payment by USW LLC to the common parent of such group of the consolidated or combined federal, state and local income taxes payable by the common parent for such group but only to the extent such taxes are attributable to the income or business of USW LLC and, if USW LLC has any Subsidiaries that are taxable as corporations, any of such Subsidiaries; provided that the amount of such payments in any taxable year does not exceed the amount that USW LLC and its corporate Subsidiaries would be required to pay in respect of federal, state and local taxes for such taxable year were USW LLC and such Subsidiaries to pay such taxes separately from any such common parent (as though USW LLC were the common parent of a separate affiliated group filing consolidated or combined returns with respect to the taxable income of USW LLC and such subsidiaries for such period).
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“PIK Interest” has the meaning given in Section 2 of Exhibit A-1 hereto.
“PIK Payment” means an amount equal to the amount of PIK Interest for the period from the Issue Date through the first Interest Payment Date after the Issue Date.
“preferred stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.
“Presumed Tax Rate” means the highest combined marginal federal, state and local income taxation rates applicable to a resident of Louisiana, which rate the Chief Financial Officer of USW LLC shall certify in writing to the Trustee on an annual basis.
“Private Placement Legend” means the legend set forth in Section 2.06(g)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Registration Rights Agreement” means (i) the Registration Rights Agreement, dated as of February 21, 2012, among the Issuers and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time and (ii) with respect to any Additional Notes, one or more registration rights agreements among the Issuers, the Guarantors and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Issuers to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.
“Regulation S” means Regulation S promulgated under the Securities Act.
“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A-1 hereto bearing the Global Note Legend, the OID Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.
“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A-1 hereto deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.
“Related Party” means (i) any spouse, family member or relative of Joel Broussard, Daniel T. Layton, Donald E. Stevenson, Leonard E. Travis, Edward S. Self III or Jeffrey McPherson; (ii) any spouse, family member or relative of any spouse, family member or relative referred to in clause (i) above; (iii) any estate, executor, administrator, committee or beneficiary of Joel Broussard, Daniel T. Layton, Donald E. Stevenson, Leonard E. Travis, Edward S. Self III or Jeffrey McPherson and/or any Person described in clause (i) or (ii) above; (iv) any trust for the benefit of any one or more of Joel Broussard, Daniel T. Layton, Donald E. Stevenson, Leonard E. Travis, Edward S. Self III or Jeffrey McPherson and/or any Person described in the clause (i), (ii) or (iii) above; and (v) any corporation, partnership, limited liability company or other business entity in which any one or more of Joel Broussard, Daniel T. Layton, Donald E. Stevenson, Leonard E. Travis, Edward S. Self III or Jeffrey McPherson and/or any Person described in clause (i), (ii), (iii) or (iv) above beneficially holds (directly or indirectly through other Persons described in clause (iii) or (iv) above or this clause (v)) in the aggregate a majority (or more) of the equity or other controlling interests.
“Remaining Amount” means any funds remaining after completion of an Excess Cash Offer or an Asset Sale Offer.

“Responsible Officer” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.
“Restricted Global Note” means a Global Note, including the 144A Global Note, the Regulation S Global Note and the IAI Global Note, in each case bearing the Private Placement Legend.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.
“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary; provided, however, that all references to Restricted Subsidiaries of USW LLC shall exclude USW Finance.
“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.
“Rule 903” means Rule 903 promulgated under the Securities Act.
“Rule 904” means Rule 904 promulgated under the Securities Act.
“S&P” means Standard & Poor’s Ratings Group.
“Second Fracturing Contract” means a binding contract or series of binding contracts to provide hydraulic fracturing services to an unrelated exploration and production company or other Person on terms similar to the terms of USW LLC’s existing contract with Antero Resources Appalachian Corporation (which, for the avoidance of any doubt, may be a second contract or series of contracts with Antero Resources Appalachian Corporation or an amendment to the existing contract with Antero Resources Appalachian Corporation so long as it provides for additional stages per year on the terms set forth herein); provided that the contract or series of contracts must (i) have a term of at least twenty-four months, (ii) provide for Consolidated Cash Flow of $15.0 million over the first four full fiscal quarters after the date of the contract(s) and Consolidated Cash Flow of $15.0 million over the consecutive four fiscal quarters thereafter, and (iii) have a minimum ratio of Consolidated Cash Flow to Utilized Hydraulic Horsepower of $560.0 over the first four full fiscal quarters after the date of the contract(s) and over the consecutive four fiscal quarters thereafter (as determined in good faith by USW LLC’s Board of Directors). Additionally, the exploration and production company must have a corporate credit rating at or better than B-, B3 or its equivalent, as designated by S&P, Moody’s, Fitch Ratings Inc. or any other nationally recognized credit rating agency with the exception of Mountaineer Keystone, LLC.

“Second Lien Creditors” means the Trustee, the Collateral Agent, each Holder of Notes, the beneficiaries of each indemnification obligation under this Indenture, the Notes and the Security Documents, and any successor or transferee of any of the foregoing.

“Second Lien Documents” means (a) the Indenture Documents and each of the other agreements, documents or instruments evidencing or governing any Second Lien Obligations and (b) any other related documents or instruments executed and delivered pursuant to any Second Lien Document described in clause (a) above evidencing or governing any Obligations thereunder, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
“Second Lien Obligations” means all Obligations in respect of the Notes or arising under the Second Lien Documents or any of them. Second Lien Obligations shall include all interest accrued (or which would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement of an insolvency or liquidation proceeding in accordance with and at the rate specified in the relevant Second Lien Document whether or not the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding (including all amounts accruing on or after the commencement of an insolvency proceeding, or that would have accrued or become due but for the effect of an insolvency proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such insolvency proceeding).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Security Documents” means the security agreements, pledge agreements, mortgages, deeds of trust,

deeds to secure debt, collateral assignments, control agreements, and related agreements (including, without limitation, financing statements under the UCC of the relevant states), as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, to secure any Second Lien Obligations or under which rights or remedies with respect to any such Lien are governed.
“Separation Date” means the earliest to occur of (i) 60 days after the closing of the offering of the Units and (ii) such date as Global Hunter Securities, LLC, in its sole discretion, shall determine. In the case of clause (ii) above, notice of such date shall be provided to the Warrant Agent and the Trustee in writing and in the form of Exhibit B to the Warrant Agreement.
“Shelf Registration Statement” means a registration statement relating to an Initial Registration or a Subsequent Registration as such terms are defined in the Registration Rights Agreement.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.
“Sponsor Equity Investment” means the $30.0 million equity investment from ORB Investments, LLC in exchange for common equity of USW LLC’s, representing 60% of USW LLC’s equity interests in the aggregate, on a fully-diluted basis as of the date hereof, as described in the Offering Memorandum.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“subordinated” means, with respect to Indebtedness, Indebtedness that is expressly subordinated in right of payment. Unsecured Indebtedness shall not be deemed subordinated to secured Indebtedness solely because of such security. For purposes of Section 4.07, Indebtedness of either Issuer or a Guarantor shall not be deemed subordinated due to the operation of Article 11 hereof or the Security Documents.
“Subsidiary” means, with respect to any specified Person:
(1)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
“Third Fracturing Contract” means a binding contract or series of binding contracts to provide hydraulic fracturing services to an unrelated exploration and production company or other Person on terms similar to the terms of USW LLC’s existing contract with Antero Resources Appalachian Corporation (which, for the avoidance of any doubt, may be a third contract or series of contracts with Antero Resources Appalachian Corporation or an amendment to the existing contract with Antero Resources Appalachian Corporation so long as it provides for additional stages per year on the terms set forth herein); provided that the contract or series of contracts must (i) have a term of at least twenty-four months, (ii) provide for Consolidated Cash Flow of $15.0 million over the first four full fiscal quarters after the date of the contract(s) and Consolidated Cash Flow of $15.0 million over the consecutive four fiscal quarters thereafter, and (iii) have a minimum ratio of Consolidated Cash Flow to Utilized Hydraulic Horsepower of $560.0 over the first four full fiscal quarters after the date of the contract(s) and over the consecutive four fiscal quarters thereafter (as determined in good faith by USW LLC’s Board of Directors). Additionally, the exploration and production company must have a corporate credit rating at or better than B-, B3 or its equivalent, as designated by S&P, Moody’s, Fitch Ratings Inc., or any other nationally recognized credit rating agency with the exception of Mountaineer Keystone, LLC.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).
“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 15, 2015; provided, however, that, if the period from the redemption date to February 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Trustee” means The Bank of New York Mellon Trust Company, N.A. until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in the relevant jurisdiction from time to time.
“Units” means the securities issued on the date hereof, each consisting of (i) one Note issued by the Issuers having a principal amount at maturity of $1,000 and (ii) a Warrant issued by USW LLC entitling the holder, subject to certain conditions set forth in the Warrant Agreement, to purchase common equity of USW LLC, subject to adjustment as provided in the Warrant Agreement. The Units will be represented by one or more global units in the form of Exhibit A-2 hereto.
“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.
“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.
“Unrestricted Subsidiary” means any Subsidiary of USW LLC (other than USW Finance) that is designated by the Board of Directors of USW LLC as an Unrestricted Subsidiary pursuant to a resolution of such Board of Directors, but only to the extent that such Subsidiary:
(1)    has no Indebtedness other than Non-Recourse Debt;
except as permitted by Section 4.11, is not party to any agreement, contract, arrangement or understanding with USW LLC or any Restricted Subsidiary of USW LLC unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to USW LLC or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of USW LLC;
is a Person with respect to which neither the Issuers nor any of their Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuers or any of their Restricted Subsidiaries.
“Utilized Hydraulic Horsepower” means the hydraulic horsepower typically and ordinarily used to complete a fracturing stage under the terms of the applicable contract (as determined in good faith by USW LLC’s Board of Directors).

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.
“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Warrant” means each of the 85,000 Warrants issued by USW LLC pursuant to the Warrant Agreement, as amended from time to time in accordance with the terms thereof.
“Warrant Agent” means The Bank of New York Mellon Trust Company, N.A., as warrant agent under the Warrant Agreement.
“Warrant Agreement” means the Warrant Agreement, dated as of February 21, 2012, among USW LLC, USW Finance and the Warrant Agent, relating to the issuance of Warrants.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by the then outstanding principal amount of such Indebtedness.

b.	Other Definitions.

Defined in
Term	Section

Defined in
“Affiliate Transaction”	4.11
“Asset Sale Offer”	4.1
“Asset Sale Offer Amount”	3.09
“Asset Sale Offer Period”	3.09
“Asset Sale Purchase Date”	3.09
“Authentication Order”	2.02
“Capex Limit”	4.24
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“Escrow Account”	4.19
“Event of Default”	6.01
“Excess Cash Offer”	4.06
“Excess Cash Amount”	4.06
“Excess Cash Offer Payment”	4.06
“Excess Cash Offer Period”	4.06
“Excess Cash Offer Purchase Date”	4.06
“First Contract Termination Date”	4.25
“First Contract Termination Payment Date”	4.25
“First Contract Termination Repurchase Offer”	4.25
“First Contract Termination Trigger Date”	4.25
“First Contract Termination Trigger Date Payment”	4.25
“incur”	4.09
“Lease”	4.22
“Leased Premises”	4.22
“Legal Defeasance”	8.02
“Net Worth”	11.09
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.09
“Post-Petition Interest”	11.09
“Premises”	4.21
“Registrar”	2.03
“Restricted Payments”	4.07
“Restricted Units Legend”	2.14
“Second Contract Escrow Account”	4.19
“Second Contract Payment Date”	4.19
“Second Contract Repurchase Offer”	4.19
“Second Contract Trigger Date”	4.19
“Second Contract Trigger Date Payment”	4.19

Defined in
“Senior Debt”	4.23
“Subordinated Obligations”	11.09

c.	Incorporation by Reference of Trust Indenture Act.
Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.
The following TIA terms have the following meanings in this Indenture:
“indenture securities” means the Notes;
“indenture security Holder” means a Holder of a Note;
“indenture to be qualified” means this Indenture;
“indenture trustee” or “institutional trustee” means the Trustee; and
“obligor” on the Notes and the Guarantees means the Issuers and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.
All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

d.	Rules of Construction.
Unless the context otherwise requires:

1.	a term has the meaning assigned to it;

2.	an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

3.	“or” is not exclusive;

4.	words in the singular include the plural, and in the plural include the singular;

5.	“will” shall be interpreted to express a command;

6.	provisions apply to successive events and transactions; and

7.	references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

8.	Prior to the Separation Date, references to the Notes shall be deemed references to the Units, as the context requires.

(ii)

THE NOTES AND UNITS

a.	Form and Dating.

i.
General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A-1 hereto; provided, that the form of the Exchange Notes shall include such variations as are permitted or required by the Registration Rights Agreement (as evidenced by the Issuers’ execution of such Exchange Notes). The Notes may be issued in definitive or global forms hereunder. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof; provided that, after that PIK Payment has been made, Notes may be issued in, or the principal amount thereof may be increased by, minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. Notwithstanding any provision of this Indenture or the Notes any pro rata redemptions or repurchases of the Notes by either Issuer pursuant to this Indenture shall be made in a manner that preserves the authorized denominations of the Notes.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
The form of Unit is attached as Exhibit A-2, and the terms and provisions of such are made a part hereof.

ii.
Global and Definitive Notes. Notes issued in global form will be substantially in the form of Exhibit A-1 hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A-1 hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

iii.
Temporary Global Notes. Notes offered and sold in reliance on Regulation S will be issued initially in the form of the Regulation S Temporary Global Note, which will be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, at its New York office, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided. The Restricted Period will be terminated upon the receipt by the Trustee of an Officers’ Certificate from the Issuers.
Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note will be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee will cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.
Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.

b.	Execution and Authentication.
At least one Officer of each Issuer must sign the Notes for such Issuer by manual or facsimile signature.
If an Officer of an Issuer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.
A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.
The Trustee shall authenticate and deliver: (i) on the date of this Indenture, an aggregate principal amount of $85.0 million of Notes, (ii) any Additional Notes in accordance with Section 4.09 hereof, which shall constitute a distinct issuance of Notes but be considered the same class and shall be in the same form as the Initial Notes and which are not limited in principal amount except as otherwise provided in Section 4.09, and (iii) Exchange Notes for issue only in an Exchange Offer pursuant to the Registration Rights Agreement, for a like principal amount of Notes, in each case upon receipt of a written order of the Issuers signed by two Officers of each Issuer (an “Authentication Order”). Such Authentication Order shall specify the amount of the Notes to be authenticated and the date on which the original issue of the Notes is to be authenticated. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuers pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.
The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuers.
On the Interest Payment Date for the PIK Payment, with respect to a Global Note, the Trustee shall increase the aggregate principal amount of such Global Note by an amount equal to the interest payable, rounded up to the nearest $1.00, for such interest period on the aggregate principal amount of such Global Note as of the relevant record date for such Interest Payment Date, to the credit of the Holders on such record date, pro rata in accordance with their interests, and an adjustment shall be made on the books and records of the Trustee or of the Depositary (together with an endorsement made on such Global Note reflecting such increase), by the Trustee or the Depositary at the direction of the Trustee, to reflect such increase.

c.	Registrar and Paying Agent.
The Issuers will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without notice to any Holder. USW LLC will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. USW LLC or any of its Subsidiaries may act as Paying Agent or Registrar.
The Issuers initially appoint DTC to act as Depositary with respect to the Global Notes.
The Issuers initially appoint the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

d.	Paying Agent to Hold Money in Trust.
The Issuers will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or Additional Interest, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than USW LLC or a Subsidiary) will have no further liability for the money. If USW LLC or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to an Issuer, the Trustee will serve as Paying Agent for the Notes.

e.	Holder Lists.
The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, USW LLC (on behalf of both Issuers) will furnish to the Trustee at least seven Business Days before each regular record date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuers shall otherwise comply with TIA § 312(a).

f.	Transfer and Exchange.

i.
Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuers for Definitive Notes if:

1.
an Issuer delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 120 days after the date of such notice from the Depositary;

2.
the Issuers in their sole discretion determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Issuers for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act; or

3.	upon the request of the Depositary after there has occurred and is continuing a Default or Event of Default with respect to the Notes.
Upon the occurrence of any of the preceding events, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.07 and Section 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or Section 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

ii.
Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

1.
Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note.

No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

2.
All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

a.	both:

i.
a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

ii.	instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

b.	both:

i.
a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

ii.
instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in subparagraph (1) above;

provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act.
Upon consummation of an Exchange Offer by the Issuers in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(2) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

3.
Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

a.
if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

b.
if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof;

c.
if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

4.
Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and:

a.
such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and Section 2.06(f) hereof, the Holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Participating Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuers;

b.	such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

c.	such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Registration Statement in accordance with the Registration Rights Agreement; or

d.	the Registrar receives the following:

i.	if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

ii.
if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if an Issuer or the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.
Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

5.
Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in another Restricted Global Note if

a.	the exchange complies with the requirements of Section 2.06(b)(2) above; and

b.	the Registrar receives a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (3) thereof.

iii.	Transfer or Exchange of Beneficial Interests for Definitive Notes.

1.
Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

b.
if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit

C hereto, including the certifications in item (2)(a) thereof;

c.	if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

d.
if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

e.
if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

f.
if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

g.
if such beneficial interest is being transferred to an Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

h.
if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the designated principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

2.
Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Section 2.06(c)(1)(A) and Section 2.06(c)(1)(C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

3.
Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

e.
such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and Section 2.06(f) hereof and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Participating Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuers;

f.	such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

g.	such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Registration Statement in accordance with the Registration Rights Agreement; or

h.	the Registrar receives the following:

i.
if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

ii.
if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if an Issuer or the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

4.	Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive

Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the designated principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.

iv.	Transfer and Exchange of Definitive Notes for Beneficial Interests.

1.
Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

d.
if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

e.
if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

f.
if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

g.
if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

h.	if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

i.
if such Restricted Definitive Note is being transferred to the Issuers or any of their Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

j.
if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

2.
Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

i.
such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and Section 2.06(f) hereof and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Participating Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuers;

j.	such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

k.	such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Registration Statement in accordance with the Registration Rights Agreement; or

l.	the Registrar receives the following:

i.
if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

ii.
if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if an Issuer or the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

3.
Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2)(B), (2)(D) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

v.
Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

1.
Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

m.	if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

n.	if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

o.
if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

2.
Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

c.
such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Participating Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuers;

d.	any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

e.	any such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Registration Statement in accordance with the Registration Rights Agreement; or

f.	the Registrar receives the following:

i.
if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

ii.
if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Issuers or the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

3.
Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

vi.
Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Issuers will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate:

1.
one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not Participating Broker-Dealers or, if they are Participating Broker-Dealers, they will deliver a prospectus in connection with any resale of the Exchange Notes, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 405 under the Securities Act) of the Issuers; and

2.
Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not Participating Broker-Dealers, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 144) of the Issuers.

Concurrently with the issuance of such Notes, the Trustee will cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Issuers will execute and the Trustee will authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the designated principal amount.

vii.
Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

1.	Private Placement Legend.

a.
Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS

AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, (1) REPRESENTS THAT (A) IT IS A NON-U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (B) IT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (A)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT, AS AMENDED, OR (C) IT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(A)(4) UNDER THE SECURITIES ACT, AS AMENDED AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT, THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (D) TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (A)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT, AS AMENDED, OR TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(A)(4) UNDER THE SECURITIES ACT, AS AMENDED, THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (E) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S, OR REGISTRAR’S, AS APPLICABLE, RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE OR REGISTRAR. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.”

b.
Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2), (e)(3) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

2.	Global Note Legend. Each Global Note will bear a legend in substantially the following form:
“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

3.	Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note will bear a legend in substantially the following form:
“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

4.	OID Legend. Each Note shall bear a legend in substantially the following form:
“THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE, AND YIELD TO MATURITY FOR THIS NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE ISSUERS AT THE FOLLOWING ADDRESS: 2100 WEST LOOP SOUTH, SUITE 1602, HOUSTON, TEXAS 77027, ATTENTION: CHIEF FINANCIAL OFFICER.”

5.	Additional Legends. Definitive Notes issued to Affiliates of the Issuers may bear additional legends to reflect further restrictions on transfer.

viii.	Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

ix.	General Provisions Relating to Transfers and Exchanges.

1.
To permit registrations of transfers and exchanges, the Issuers will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

2.
No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

3.	The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

4.
All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

5.	Neither the Registrar nor either Issuer will be required:

a.
to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption pursuant to Section 3.02 hereof and ending at the close of business on the day of selection;

b.	to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

c.	to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

6.
Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

7.	The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

8.
All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

x.
The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or Beneficial Owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

xi.	Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depository.

g.	Replacement Notes.
If any mutilated Note is surrendered to the Trustee or the Issuers and the Trustee receives evidence of the destruction, loss or theft of any Note, the Issuers will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Issuers’ and the Trustee’s requirements are met. If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers may charge for its expenses in replacing a Note.
Every replacement Note is an additional obligation of the Issuers and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

h.	Outstanding Notes.
The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because an Issuer or an Affiliate thereof holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.
If the principal amount of any Note is considered paid pursuant to Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.
If the Paying Agent (other than USW LLC or Subsidiary or Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

i.	Treasury Notes.
In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by either Issuer or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with either Issuer or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned will be so disregarded.

j.	Temporary Notes.
Until certificates representing Notes are ready for delivery, the Issuers may prepare and execute and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers will prepare and the Trustee will authenticate Definitive Notes in exchange for temporary Notes.
The Issuers shall cause Definitive Notes to be prepared and authenticated without unreasonable delay. After the preparation of the Definitive Notes, the temporary Notes shall be exchanged for Definitive Notes upon surrender of the temporary Notes at the office or agency of the Issuers, without charge to the Holder. Upon surrender for cancellation of one or more temporary Notes, the Issuers shall execute and the Trustee shall authenticate and deliver in exchange therefore a like principal amount of Definitive Notes of authorized denominations. Until so exchanged, Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

k.	Cancellation.
The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of canceled Notes (subject to the record retention requirements of the Exchange Act (as applicable) and the Trustee). Certification of the cancellation of all canceled Notes will be delivered to the Issuers upon written request. The Issuers may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation. To the extent that any Notes are held in the form of Global Notes and less than all of such Global Notes are to be cancelled, the reduction of the principal amount of any such Global Note and the Registrar’s notation of such cancellation on its books and records shall be deemed to satisfy any cancellation requirement, provided that certification of such cancellation shall be delivered to the Issuers upon written request.

l.	Defaulted Interest.
If the Issuers default in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. USW LLC will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuers will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

m.	CUSIP Numbers.
The Issuers in issuing the Notes may use CUSIP, ISIN or other such numbers (if then generally in use), and, if so, the Trustee shall use CUSIP, ISIN or other such numbers in notices of redemption as a convenience to Holders; provided, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. USW LLC shall promptly notify the Trustee in writing of any change in the CUSIP, ISIN or other numbers.

n.	Restricted Units.

i.
The Notes and the Warrants shall initially be issued as Units, each Unit being in global form substantially in the form of Exhibit A-2 and bearing the Restricted Units Legend set forth below (“Restricted Units Legend”), and shall not be separately transferable until the Separation Date. Until the Separation Date, the certificates representing the Units shall bear the following legend:

The securities represented by this certificate constitute a portion of one or more Units, each Unit consisting of $1,000 of principal amount of 14.50% Senior Secured Notes due 2017 of the issuers thereof (including U.S. Well Services, LLC (“USW LLC”)) and one Warrant to purchase common equity of USW LLC, subject to adjustment. The aggregate number of units of common equity of USW LLC issuable upon exercise of the Warrants shall represent 15% of the Equity Interests of USW LLC as of the consummation of the sale of the Units and the Sponsor Equity Investment. Until the Separation Date, the securities represented by this certificate may be transferred only together as a Unit. Following the Separation Date, the securities represented by this certificate may be transferred without reference to the foregoing restriction.

ii.
Until the Separation Date, the Registrar shall not register any transfer of a Note that constitutes part of a Unit unless the Registrar receives satisfactory evidence that the Warrant comprising the corresponding part of such Unit is being simultaneously transferred to the same transferee. On the Separation Date, separation of the Units is mandatory and the Units will cease to be eligible for transfer or exchange. Following the Separation Date, any Note that constitutes part of a Unit may be transferred separately from the Warrant comprising the corresponding part of such Unit, and the Registrar shall be authorized to register such transfer without regard to the foregoing restriction.

(iii)

REDEMPTION AND PREPAYMENT

a.	Notices to Trustee.
If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:

1.	the CUSIP number;

2.	the clause of this Indenture pursuant to which the redemption shall occur;

3.	the redemption date;

4.	the principal amount of Notes to be redeemed;

5.	the redemption price; and

6.	the Notes to be redeemed, if a partial redemption.

b.	Selection and Notice.
If less than all of the Notes or Other Pari Passu Obligations are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis or by lot or similar method (and in the case of Global Notes, in accordance with the procedures of DTC), unless otherwise required by law or applicable stock exchange requirements; provided, that no Notes of $2,000 or less shall be purchased or redeemed in part (or, after the PIK Payment has been made, in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof).
A new Note in principal amount equal to the unpurchased or unredeemed portion of the original Note purchased or redeemed in part will be issued in the name of the Holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

c.	Notice of Redemption.
Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, the Issuers will mail or cause to be mailed by first class mail (or transmitted otherwise in accordance with the procedures of DTC), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes pursuant to Article 8 or a satisfaction and discharge of this Indenture pursuant to Article 12 hereof.
The notice will identify the Notes to be redeemed and will state:

1.	the CUSIP number;

2.	the redemption date;

3.	the redemption price;

4.
if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

5.	the name and address of the Paying Agent;

6.	that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

7.	that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

8.	the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

9.	that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.
At the Issuers’ request, the Trustee will give the notice of redemption in the Issuers’ name and at their expense; provided, however, that the Issuers have delivered to the Trustee, at least 45 days (or such shorter periods as the Trustee shall agree) prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph and stating that all conditions precedent to the giving of such notice have been complied with.

d.	Effect of Notice of Redemption.
Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional; provided, however, that a notice of redemption upon any Equity Offering or in connection with a transaction (or series of transactions) that constitute a Change of Control may, at the Issuers’ option and discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the Equity Offering or Change of Control as the case may be.

e.	Deposit of Redemption or Purchase Price.
One Business Day prior to the redemption or purchase date, the Issuers will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest and Additional Interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest and Additional Interest, if any, on, all Notes to be redeemed or purchased.
If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

f.	Notes Redeemed or Purchased in Part.
Upon surrender of a Note that is redeemed or purchased in part, the Issuers will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

g.	Optional Redemption.

i.
Except as described below, the Notes will not be redeemable at the Issuers’ option prior to February 15, 2015. On or after February 15, 2015, the Issuers may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice by first class mail, postage prepaid (or transmitted otherwise in accordance with the applicable procedures of DTC), with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to, but not including, the applicable redemption date, if redeemed during the periods set forth below, subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant Interest Payment Date:

For the period below	Percentage
On or after February 15, 2015 to February 14, 2016	107.25%
February 15, 2016 and thereafter	100%

Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

ii.
Notwithstanding anything herein or in any other Indenture Document to the contrary, at any time prior to February 15, 2015, the Issuers may on one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture at a redemption price equal to 110.000% of the aggregate principal amount, plus accrued and unpaid interest and Additional Interest, if any, thereon, to but not including the redemption date (subject to the rights of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that occurs on or prior to the redemption date), with the net cash proceeds of one or more Equity Offerings of USW LLC, provided that:

4.
at least 65% of the sum of the aggregate principal amount of Notes originally issued under this Indenture (excluding Notes held by USW LLC and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

5.	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

iii.
In addition, at any time prior to February 15, 2015, the Issuers may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address (or transmitted otherwise in accordance with applicable procedures of DTC), with a copy to the Trustee, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, but not including, the redemption date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date.

iv.	The Trustee shall select the Notes to be purchased in the manner described under Section 3.02.

v.
Notice of redemption upon any Equity Offering or in connection with a transaction (or series of related transactions) that constitute a Change of Control may, at the Issuers’ option and discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering or Change of Control, as the case may be.

vi.	Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through Section 3.06 hereof.

vii.	Except pursuant to the preceding clauses (a), (b) and (c) of Section 3.07, the Notes will not be redeemable at the Issuers’ option prior to their final maturity.

h.	Mandatory Redemption; Open Market Purchases.
Except to the extent required pursuant to Section 4.06, Section 4.10, Section 4.15, Section 4.19 and Section 4.25, the Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders. The Issuers may at any time and from time to time purchase the Notes in the open market or otherwise if such purchase complies with the then applicable agreements of the Issuers, including this Indenture.

i.	Offer to Purchase by Application of Excess Proceeds.

i.	In the event that, pursuant to Section 4.10 hereof, the Issuers are required to commence an Asset Sale Offer, it will follow the procedures specified below.

ii.
The Asset Sale Offer shall be made to all Holders and, at the option of USW LLC, all holders of Other Pari Passu Obligations. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Asset Sale Offer Period”). No later than three Business Days after the termination of the Asset Sale Offer Period (the “Asset Sale Purchase Date”), USW LLC will apply all Excess Proceeds (as defined herein) (the “Asset Sale Offer

Amount”) to the purchase of Notes and, if applicable, such Other Pari Passu Obligations (on a pro rata basis, if applicable) or, if less than the Asset Sale Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer.

iii.
If the Asset Sale Purchase Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest and Additional Interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no further interest will be payable on such Interest Payment Date to Holders who tender Notes pursuant to the Asset Sale.

iv.
Upon the commencement of an Asset Sale Offer, the Issuers will send, by first class mail (or transmit otherwise in accordance with the procedures of DTC), a notice to the Trustee and each of the Holders. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

1.	the CUSIP number;

2.	that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof, and the length of time the Asset Sale Offer will remain open;

3.	the Asset Sale Offer Amount, the purchase price and the Asset Sale Purchase Date;

4.	that any Note not tendered or accepted for payment will continue to accrete or accrue interest;

5.
that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrete or accrue interest on and after the Asset Sale Purchase Date;

6.
that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in initial denominations of $2,000 and integral multiples of $1,000 in excess thereof (or, after the PIK Payment has been made, in denominations of $1.00 or an integral multiple of $1.00 in excess thereof);

7.
that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuers, a Depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least three days before the Asset Sale Purchase Date;

8.	that Holders will be entitled to withdraw their election if an Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Asset Sale Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

9.
that, if the aggregate principal amount of Notes and Other Pari Passu Obligations surrendered by holders thereof exceeds the Asset Sale Offer Amount, USW LLC will select the Notes and Other Pari Passu Obligations to be purchased on a pro rata basis based on the principal amount of Notes and such Other Pari Passu Obligations surrendered (with such adjustments as may be deemed appropriate by USW LLC so that only Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof (or, after the PIK Payment has been made, in denominations of $1.00 or an integral multiple of $1.00 in excess thereof) will be purchased); and

10.
that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer), which unpurchased portion must be equal to $2,000 in principal amount or integral multiples of $1,000 in excess thereof (or, after the PIK Payment has been made, in principal amount of $1.00 or an integral multiple of $1.00 in excess thereof).

v.
On or before the Asset Sale Purchase Date, the Issuers will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuers in accordance with the terms of this Section 3.09. The Issuers, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Asset Sale Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuers for purchase, and the Issuers will promptly issue a new Note, and the Trustee, upon written request from the Issuers, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof. The Issuers will notify the Trustee and the Holders of the results of the Asset Sale Offer as soon as practicable after the Asset Sale Purchase Date.

vi.	Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Section 3.01 through Section 3.06 hereof.

(iv)

COVENANTS

a.	Payment of Notes.
The Issuers will pay or cause to be paid the principal of, premium, if any, and interest and Additional Interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest and Additional Interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Issuers hold, or a Subsidiary of USW LLC holds, as of 10:00 a.m. Eastern Time on the due date money deposited by an Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. The Issuers will pay all Additional Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement.
The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace period) at the same rate to the extent lawful.

b.	Maintenance of Office or Agency.
The Issuers will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers fail to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuers of their obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Issuers will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
All notices to the Trustee or the Collateral Agent hereunder shall be sent to the Corporate Trust Office of the Trustee at the address set forth in Section 13.02 hereof, however, in addition, the Issuers hereby designate a Corporate Trust Office of the Trustee located at 101 Barclay Street, New York, NY 10286, Attn: Corporate Trust Administration as one such office or agency in the Borough of Manhattan of USW in accordance with Section 2.03 hereof.

c.	Reports.
So long as any Notes are outstanding and until such time as the Issuers are obligated to file reports with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, the Issuers will furnish to the Holders of Notes and the Trustee, and make available on a publicly available website, within the time periods specified in the SEC’s rules and regulations:

1.	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if USW LLC were required to file such reports; and

2.	all current reports that would be required to be filed with the SEC on Form 8-K if USW were required to file such reports.
Upon request by the Issuers, the Trustee shall transmit such reports to the Holders (or DTC, as long as the Notes are held in global form).
Notwithstanding the foregoing, no such reports shall be required to comply with sections 302, 906, and 404 of the Sarbanes-Oxley Act of 2002 and Items 307 and 308 of Regulation S-K under the Securities Act.
All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on USW LLC’s consolidated financial statements by USW LLC’s independent registered public accounting firm. From and after the date of consummation of the Exchange Offer contemplated by the Registration Rights Agreement or such date that the Issuers are required to file reports with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, the Issuers will file a copy of each report required to be filed with the SEC and will post such reports on its website within those time periods.
If, at any time following the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, the Issuers are no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuers will nevertheless continue filing the reports specified in the preceding paragraph of this Section 4.03 with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Issuers will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Issuers’ filings for any reason, the Issuers will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Issuers were required to file those reports with the SEC.
The Issuers will hold a quarterly conference call for the Holders of the Notes, prospective purchasers and securities analysts to discuss such financial information no later than ten Business Days after distribution of such financial information.
If USW LLC has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Issuers and their Restricted Subsidiaries separate from the financial condition and results of operations of any such Unrestricted Subsidiaries.
In addition, the Issuers agree that, for so long as any of the Notes remain outstanding, if at any time it is not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the Holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

d.	Compliance Certificate.

xii.	The Issuers shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of USW LLC and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuers have kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Issuers have kept, observed, performed and fulfilled each and every covenant contained herein; and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuers are taking or propose to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuers are taking or propose to take with respect thereto.

xiii.
So long as any of the Notes are outstanding, the Issuers will deliver to the Trustee, forthwith upon any Officer of an Issuer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action USW LLC and/or USW Finance is taking or proposes to take with respect thereto.

e.	Taxes; Stay, Extension and Usury Laws.

i.
USW LLC will pay, and will cause each Subsidiary of USW LLC to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

ii.
Each Issuer and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

f.	Excess Cash Offer.

viii.
Within 45 days after each Determination Date for which the cash and Cash Equivalents of the Issuers and their Restricted Subsidiaries is greater than $12.1 million (such amount in excess of $12.1 million on the applicable Determination Date being the “Excess Cash Amount”), the Issuers and their Restricted Subsidiaries shall make an offer in cash in an amount equal to 100% of the Excess Cash Amount to purchase Notes (an “Excess Cash Offer”) at an offer price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (the “Excess Cash Offer Payment”). If the aggregate principal amount of Notes tendered in such Excess Cash Offer exceeds the Excess Cash Amount, the Trustee will select the Notes to be purchased on a pro rata basis or by lot or similar method (and in the case of Global Notes, in accordance with the procedures of DTC). To the extent that the aggregate amount of Notes tendered pursuant to an Excess Cash Offer is less than the Excess Cash Amount, USW LLC may use any remaining Excess Cash Amount for any purpose not otherwise prohibited by the Indenture. Upon completion of any such Excess Cash Offer, the Excess Cash Amount shall be reset at zero; provided that neither Issuer will be deemed to be in default under this covenant for any failure to make an Excess Cash Offer or an Excess Cash Offer Payment by virtue of any adjustment in the amount calculated for any Determination Date for any Excess Cash Offer due to normal year-end accounting adjustments or other changes concurred in by its public accountants; provided further that any such adjustment in the calculation of the Excess Cash Amount for a prior Determination Date for any Excess Cash Offer, whether positive or negative, shall be carried forward to the next subsequent Determination Date for such Excess Cash Offer.

ix.	In the event that, pursuant to Section 4.06(a), the Issuers are required to commence an Excess Cash Offer, they will follow the procedures specified below.

1.
Within 45 days following each Determination Date, the Issuers will mail a notice to each Holder and the Trustee offering to repurchase Notes as of the date specified in the notice (the “Excess Cash Offer Purchase Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed.

2.
The Excess Cash Offer shall be made to all Holders. The Excess Cash Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Excess Cash Offer Period”). No later than three Business Days after the termination of the Excess Cash Offer Period, the Issuers will apply the Excess Cash Offer Amount to the purchase of Notes or, if less than the Excess Cash Offer Amount has been tendered, all Notes tendered in response to the Excess Cash Offer.

3.
If the Excess Cash Offer Purchase Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest and Additional Interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no further interest will be payable on such Interest Payment Date to Holders who tender Notes pursuant to the Excess Cash Offer.

4.
Upon the commencement of an Excess Cash Offer, the Issuers will send, by first class mail (or transmit otherwise in accordance with the procedures of DTC), a notice to the Trustee and each of the Holders. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Excess Cash Offer. The notice, which will govern the terms of the Excess Cash Offer, will state:

a.	the CUSIP number;

b.	that the Excess Cash Offer is being made pursuant to this Section 4.06, and the length of time the Excess Cash Offer will remain open;

c.	the Excess Cash Offer Amount, the purchase price and the Excess Cash Offer Purchase Date;

d.	that any Note not tendered or accepted for payment will continue to accrete or accrue interest;

e.
that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Excess Cash Offer will cease to accrete or accrue interest on and after the Excess Cash Offer Purchase Date;

f.
that Holders electing to have a Note purchase pursuant to an Excess Cash Offer may elect to have Notes purchased in initial denominations of $2,000 and integral multiples of $1,000 in excess thereof (or, after the PIK Payment has been made, in denominations of $1.00 or an integral multiple of $1.00 in excess thereof);

g.
that Holders electing to have Notes purchased pursuant to any Excess Cash Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to USW LLC, a Depositary, if appointed by USW LLC, or a Paying Agent at the address specified in the notice at least three days before the Excess Cash Offer Purchase Date;

h.
that Holders will be entitled to withdraw their election if either Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the close of business on the second Business Day preceding the Excess Cash Offer Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have such Note purchased;

i.
that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book entry transfer), which unpurchased portion must be equal to $2,000 in principal amount or integral multiples of $1,000 in excess thereof (or, after the PIK Payment has been made, in principal amount of $1.00 or an integral multiple of $1.00 in excess thereof).

5.
On or before the Excess Cash Offer Purchase Date, the Issuers will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Excess Cash Offer Amount of Notes or portions thereof tendered pursuant to the Excess Cash Offer, or if less than the Excess Cash Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuers in accordance with the terms of this Section 4.06. The Issuers, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Excess Cash Offer Purchase Date) wire or mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuers for purchase, and the Issuers will promptly issue a new Note, and the Trustee, upon written request from the Issuers, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof.

6.	The Issuers will notify the Trustee and Holders of the Notes of the results of the Excess Cash Offer as soon as practicable after the Excess Cash Offer Purchase Date.

x.
The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Excess Cash Offer. To the extent that the provisions of any securities laws or regulations conflict with the Excess Cash Offer provisions of this Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Excess Cash Offer provisions of this Indenture by virtue of such compliance.

g.	Restricted Payments.

i.	Neither Issuer will, or will permit any of its Restricted Subsidiaries to, directly or indirectly:

6.
declare or pay any dividend or make any other payment or distribution on account of Equity Interests of an Issuer or any Restricted Subsidiaries’ thereof (including, without limitation, any payment in connection with any merger or consolidation involving an Issuer or any of its Restricted Subsidiaries thereof) or to the direct or indirect Holders of Equity Interests of an Issuer or any Restricted Subsidiary thereof in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of USW LLC and other than dividends or distributions payable to an Issuer or a Restricted Subsidiary thereof);

7.	purchase, redeem, defease or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving either Issuer) any Equity Interests of USW LLC or any direct or indirect parent of USW LLC (other than Equity Interests of USW LLC held by a Restricted Subsidiary that is a Guarantor);

8.
make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of an Issuer or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among USW LLC and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

9.	make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
(1)    no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
(2)    USW LLC would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable calculation period pursuant to the definition of Fixed Charge Coverage Ratio, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a);

10.
such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuers and their Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (5), (6) and (7) of Section 4.07(b)), is less than the sum, without duplication, of:

d.
50% of the Consolidated Net Income of USW LLC for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of USW LLC’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

e.
100% of the aggregate net cash proceeds received by USW LLC since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of USW LLC (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of USW LLC that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of USW LLC); plus

f.
to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

g.
to the extent that any Unrestricted Subsidiary of USW LLC designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (i) the Fair Market Value of USW LLC’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Issue Date; plus

h.
50% of any dividends received by USW LLC or a Restricted Subsidiary of USW LLC that is a Guarantor after the Issue Date from an Unrestricted Subsidiary of USW LLC, to the extent that such dividends were not otherwise included in the Consolidated Net Income of USW LLC for such period; and

11.	USW LLC or any Guarantor and its counterparty or counterparties have executed the Second Fracturing Contract.

ii.
Other than with respect to clause (9) below (which for the avoidance of doubt will be allowed to be paid immediately following the Issue Date), so long as (i) USW LLC or any Guarantor and its counterparty or counterparties have executed the Second Fracturing Contract and (ii) no Default has occurred and is continuing or would be caused thereby, Section 4.07(a) will not prohibit:

4.
the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

5.
the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of USW LLC) of, Equity Interests of USW LLC (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to USW LLC; provided, that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

6.
the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuers or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

7.	a Restricted Payment to pay for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of USW LLC or any Restricted Subsidiary of USW LLC held by any former officer, director, manager or employee of USW LLC or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any twelve-month period;

8.	the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

9.
the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of USW LLC or any Restricted Subsidiary of USW LLC issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test set forth in Section 4.09(a);

10.	other Restricted Payments in an aggregate amount not to exceed $5.0 million since the Issue Date;

11.
the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of USW LLC to the holders of its Equity Interests on a pro rata basis; and

12.	the declaration and payment of a management fee of $500,000 to each of ORB Investments, LLC and Layton Corporation as described in the Offering Memorandum under the heading “Use of Proceeds;” and
(10)    Permitted Parent Payments; provided that notwithstanding anything to the contrary contained herein, payments described in clause (1) of the definition of Permitted Parent Payments will be permitted to be made regardless of whether a Default or Event of Default has occurred and is continuing or would be caused thereby.

iii.
The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by USW LLC or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 4.07 will be determined by the Board of Directors of USW LLC whose resolution with respect thereto will be delivered to the Trustee. The determination of the USW LLC Board of Directors must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $15.0 million. For purposes of determining compliance with this Section 4.07, if a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (10) above or is entitled to be made pursuant to Section 4.07(a), an Issuer may, in its sole discretion, classify the Restricted Payment in any manner that complies with this Section 4.07.

h.	Dividend and Other Payment Restrictions Affecting Subsidiaries.

vii.
Neither Issuer will or will permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

7.
pay dividends or make any other distributions on its Capital Stock to USW LLC or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to USW LLC or any of its Restricted Subsidiaries;

8.	make loans or advances to USW LLC or any of its Restricted Subsidiaries; or

9.	sell, lease or transfer any of its properties or assets to USW LLC or any of its Restricted Subsidiaries.

viii.	The restrictions in Section 4.08(a) will not apply to encumbrances or restrictions existing under or by reason of:

1.
agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements, provided, that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date (as determined in good faith by the Board of Directors of USW LLC);

2.	the Indenture Documents;

3.	applicable law, rule, regulation or order;

4.
any instrument governing Indebtedness or Capital Stock of a Person acquired by USW LLC or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, that in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

5.	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

6.
purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 4.08(a)(3);

7.
with respect to a Restricted Subsidiary, any agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary that is permitted under Section 4.10 that imposes such encumbrance or restriction pending the closing of such sale or disposition;

8.
Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being extended, renewed, refunded, refinanced, defeased or discharged (as determined in good faith by the Board of Directors of USW LLC);

9.	Liens permitted to be incurred under the provisions of Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

10.
provisions limiting the disposition or distribution of assets or property or equity interests in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into (a) in the ordinary course of business or (b) with the approval of USW LLC’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

11.	restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business; and

12.	any instrument governing Indebtedness of a Foreign Subsidiary; provided, that such Indebtedness was permitted by the terms of this Indenture to be incurred.

i.	Incurrence of Indebtedness and Issuance of Preferred Stock.

i.
Neither Issuer will or will permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and neither Issuer will issue any Disqualified Stock or permit any of its Restricted Subsidiaries to issue any Disqualified Stock or shares of preferred stock; provided, however, that the Issuers may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt), issue Disqualified Stock or issue preferred stock, if the Fixed Charge Coverage Ratio for the Issuers and the Guarantors on a consolidated basis on the day immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the Net Proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of the applicable calculation period pursuant to the definition of Fixed Charge Coverage Ratio.

ii.	The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

6.
the incurrence by USW LLC and its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit under Credit Facilities being deemed to have a principal amount equal to the maximum potential liability of USW LLC and its Restricted Subsidiaries thereunder) not to exceed $15.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by USW LLC or any of its Restricted Subsidiaries since the Issue Date to repay any term Indebtedness under a Credit Facility classified under this clause (1) or to repay any revolving credit Indebtedness under such Credit Facility and effect a corresponding commitment reduction thereunder pursuant to Section 4.10;

7.
the incurrence by the Issuers and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the Issue Date and the exchange of Notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement (other than any Additional Notes) and any increases in the principal amount of the Notes (whether issued on the Issue Date or thereafter) as a result of a PIK Payment;

8.	the incurrence by USW LLC and its Restricted Subsidiaries of the Existing Indebtedness (other than the Indebtedness described in clauses (1) and (2) above);

9.
the incurrence by USW LLC or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property (real or personal), plant or equipment used in the business of USW LLC or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $2.5 million at any time outstanding;

10.
the incurrence by USW LLC or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) or clauses (2), (3), (5) or (15) of this Section 4.09(b);

11.	the incurrence by USW LLC or any of its Restricted Subsidiaries of intercompany Indebtedness between or among USW LLC and any of its Restricted Subsidiaries; provided, however, that:

i.	if USW LLC or any Guarantor is the obligor on such

Indebtedness and the payee is not USW LLC or a Guarantor, such Indebtedness (i) must be evidenced by a promissory note which note shall be pledged to the Collateral Agent in favor of the Holders of Notes, subject to the terms of the Intercreditor Agreement and (ii) must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of USW LLC, or the Note Guarantee, in the case of a Guarantor; and

ii.
(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than USW LLC or a Restricted Subsidiary of USW LLC and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either USW LLC or a Restricted Subsidiary of USW LLC;

will be deemed, in each case, to constitute an incurrence of such Indebtedness by USW LLC or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

12.	the issuance by any of USW LLC’s Restricted Subsidiaries to USW LLC or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

i.	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than USW LLC or a Restricted Subsidiary of USW LLC; and

ii.	any sale or other transfer of any such preferred stock to a Person that is not either USW LLC or a Restricted Subsidiary of USW LLC,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

13.
the incurrence by USW LLC or any of its Restricted Subsidiaries of Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) in the ordinary course of business solely for the purpose of limiting:

i.	interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this Section 4.09;

1.	exchange rate risk with respect to any currency exchange;

2.	commodity risk; or

3.	any combination of the foregoing;

14.
(A)     the Guarantee by USW LLC or any of the Guarantors of Indebtedness of a Restricted Subsidiary of USW LLC so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture; or

i.
the Guarantee by a Restricted Subsidiary of USW LLC of Indebtedness of USW LLC or another Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture;

provided, in each case, that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Note Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

15.
the incurrence by USW LLC or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation, general liability claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, insurance premium finance agreements, statutory obligations, bankers’ acceptances and performance, appeal or surety bonds in the ordinary course of business;

16.
the incurrence by USW LLC or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

17.
the incurrence of Indebtedness consisting of indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary in accordance with the terms of this Indenture, other than Indebtedness or guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by USW LLC and its Restricted Subsidiaries in connection with such disposition;

18.	the incurrence by USW LLC and its Restricted Subsidiaries of letters of credit in the ordinary course of business;

19.
the incurrence by USW LLC or any of the Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed $2.0 million; and

20.
the incurrence by USW LLC or any of the Guarantors of Indebtedness not to exceed $35.0 million in aggregate principal amount; provided that (i) such Indebtedness is used by USW LLC or any Guarantor solely for the purpose of acquiring equipment and (ii) such Indebtedness is only incurred subsequent to USW LLC or a Guarantor entering into a Third Fracturing Contract.

For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to Section 4.09(a), USW LLC will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09. With respect to the issuance of Disqualified Stock or shares of preferred equity permitted pursuant to Section 4.09(a) or Section 4.09(b)(7), USW LLC will be permitted to classify such issuance of Disqualified Stock or shares of preferred equity, or later reclassify all or a portion of such issuance of Disqualified Stock or shares of preferred equity, in any manner that complies with this Section 4.09. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount of any such accrual, accretion or payment (without duplication) is included in Fixed Charges of the Issuers as accrued. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Issuers or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

iii.	The amount of any Indebtedness outstanding as of any date will be:

11.	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

12.	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

13.	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

2.	the Fair Market Value of such assets at the date of determination; and

3.	the amount of the Indebtedness of the other Person.
(e)    Neither Issuer will incur or permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuers or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of USW LLC solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

j.	Asset Sales.

i.
Neither Issuer will or will permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale (it being understood that sales of all or substantially all of the assets of the Issuers and their Restricted Subsidiaries will be governed by Section 5.01) unless:

21.
USW LLC (or the Restricted Subsidiary, as the case may be) receive consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

22.
at least 75% of the consideration received in the Asset Sale by USW LLC or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided, however, to the extent that any disposition in any such Asset Sale was of Collateral, the non-cash consideration received is pledged as Collateral in accordance with the Security Documents.

For purposes of this provision, each of the following will be deemed to be cash:

a.
any liabilities, as shown on USW LLC’s most recent consolidated balance sheet, of USW LLC or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases USW LLC or such Restricted

Subsidiary from further liability; and

b.
any securities, notes or other obligations received by USW LLC or any such Restricted Subsidiary from such transferee that are promptly, but in any event within 60 days of such Asset Sale, subject to ordinary settlement periods, converted by USW LLC or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

c.	any stock or assets of the kind referred to in clauses (2) or (4) of Section 4.10(b).

ii.	Within 360 days after the receipt of any Net Proceeds from an Asset Sale, USW LLC (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

14.
to repay (i) Indebtedness and other Obligations under a Credit Facility, (ii) Indebtedness permitted to be incurred under Section 4.09(b)(15) and to the extent such Indebtedness is in the form of a revolving facility, to correspondingly reduce commitments with respect thereto or (iii) other Obligations arising under or pursuant to the Notes;

15.
to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of USW LLC;

16.	to make a capital expenditure; or

17.
to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; provided that the assets (including Voting Stock) acquired with the Net Proceeds from any disposition of Collateral are pledged as Collateral in accordance with the Security Documents.

iii.
Any stock or assets deemed to be cash pursuant to Section 4.10(a)(2)(C) are deemed acquired with Net Proceeds equal to the deemed cash amount. Pending the final application of any Net Proceeds, USW LLC may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

iv.
Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $2.5 million, the Issuers will, within 30 days thereof, make one or more Asset Sale Offers to the Holders of the Notes (and, at the option of USW LLC, the holders of Other Pari Passu Obligations) to purchase Notes (and Other Pari Passu Obligations) pursuant to and subject to the conditions contained in this Indenture (each, an “Asset Sale Offer”), that are in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof (or, after the PIK Payment has been made, in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof) that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in Section 3.09 of this Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within 30 days after the date that Excess Proceeds exceeds $2.5 million by mailing (or transmitting otherwise in accordance with the procedures of DTC), the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes and such Other Pari Passu Obligations tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, USW LLC may use any remaining Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes or the Other Pari Passu Obligations surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Notes and such Other Pari Passu Obligations will be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Other Pari Passu Obligations tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

v.
The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

k.	Transactions with Affiliates.

i.
Neither Issuer will or will permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any arms-length transaction, or series of related transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuers (each, an “Affiliate Transaction”), unless:

18.
the Affiliate Transaction is on terms that are not less favorable to the Issuers or the relevant Restricted Subsidiary (as determined in good faith by the Board of Directors of USW LLC) than those that would have been obtained in a comparable transaction by such Issuer or such Restricted Subsidiary with an unrelated Person; and

19.	the Issuers deliver to the Trustee:

a.
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors of USW LLC set forth in an Officers’ Certificate certifying that such Affiliate

Transaction complies with this Section 4.11 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of USW LLC; and

b.
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to USW LLC or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

ii.	The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

9.
any employment, service, termination, or consulting agreement, employee benefit plan, officer, director or manager indemnification agreement or any similar arrangement entered into by USW LLC or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

10.	transactions between or among USW LLC and/or its Restricted Subsidiaries;

11.
transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of USW LLC solely because USW LLC owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

12.
the payment of reasonable directors’ and managers’ fees, the payments of other reasonable benefits and the provision of officers’ directors’ and managers’ indemnification and insurance to the extent permitted by law to persons who are officers, directors and managers of USW LLC and its Restricted Subsidiaries, in each case in the ordinary course of business and approved by the Board of Directors of USW LLC or such other entity;

13.	any issuance of Equity Interests (other than Disqualified Stock) of USW LLC to Affiliates of USW LLC;

14.	Restricted Payments that do not violate Section 4.07;

15.
transactions effected pursuant to agreements in effect on the Issue Date and described in the Offering Memorandum and any amendment, modification or replacement of such agreement (so long as such amendment or replacement is not less favorable to USW LLC, any Restricted Subsidiary or the Holders, taken as a whole, than the original agreement as in effect on the Issue Date as determined in good faith by the Board of Directors of USW LLC);

16.	loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding;

17.	purchases of the Units by Affiliates of USW LLC; and

18.	the declaration and payment of a management fee of $500,000 to each of ORB Investments, LLC and Layton Corporation as described in the Offering Memorandum under the heading “Use of Proceeds”.

l.	Liens.
Neither Issuer will or will permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

m.	Business Activities.
Subject to Section 4.26 in the case of USW Finance, neither Issuer will or will permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to USW LLC and its Restricted Subsidiaries taken as a whole.

n.	Corporate Existence.
Subject to Article 5 hereof, each Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect:

10.
its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of such Issuer or any such Subsidiary; and

11.	the rights (charter and statutory), licenses and franchises of such Issuer and its Subsidiaries;
provided, however, that neither Issuer shall be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if it shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuers and their Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

o.	Offer to Repurchase Upon Change of Control.

i.
If a Change of Control occurs, each Holder of Notes will have the right to require the Issuers to offer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof (or, after the PIK Payment has been made, equal to $1.00 or an integral multiple of $1.00 in excess thereof)) of that Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Issuers will mail such Change of Control Offer by first class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the following information:

13.	a Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

14.	the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

15.	any Note not properly tendered will remain outstanding and continue to accrue interest;

16.
unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on, but not including, the Change of Control Payment Date;

17.
Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

18.
Holders will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes; provided, that the Paying Agent receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

19.	if such notice is mailed prior to the occurrence of a Change of Control, stating the Change of Control Offer is conditional on the occurrence of such Change of Control; and

20.
that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 or an integral multiple of $1,000 in excess thereof (or, after the PIK Payment has been made, equal to $1.00 or an integral multiple of $1.00 in excess thereof).

ii.
While the Notes are in global form and the Issuers make an offer to purchase all or any portion of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

iii.
The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance.

iv.	On the Change of Control Payment Date, the Issuers will, to the extent permitted by law:

1.	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

2.	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

3.
deliver or cause to be delivered to the Trustee for cancellation the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuers.

v.
The Paying Agent will promptly wire or mail to each Holder of Notes properly tendered and so accepted the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered by each such Holder, if any; provided, that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof (or, after the PIK Payment has been made, in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof). Any Note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date. The Issuers will notify the Trustee and Holders of the Notes of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

vi.
The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable. Except as described in this Section 4.15 with respect to a Change of Control, the Holders of the Notes may not require the Issuers to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

vii.
The Issuers will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.07 unless and until there is a default in payment of the applicable redemption price.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control.
(h)    Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer.
(i)    The provisions under this Indenture relative to the Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

p.	Additional Note Guarantees.
If USW LLC or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the Issue Date, then USW LLC will (1) cause that newly acquired or created Domestic Subsidiary to (a) execute a supplemental Indenture pursuant to which it becomes a Guarantor and (b) execute an amendment to the Registration Rights Agreement pursuant to which it becomes subject to the obligations of a Guarantor thereunder, (2) cause the newly acquired or created Domestic Subsidiary to execute and deliver to the Trustee and the Collateral Agent amendments to the Security Documents or additional Security Documents and the Intercreditor Agreement and take such other action as may be necessary to grant to the Collateral Agent, for the benefit of the Holders, a perfected Lien in the assets other than Excluded Assets of such Domestic Subsidiary, including the filing of UCC financing statements in such jurisdiction or such other actions as may be required by the Security Documents, (3) cause that newly acquired or created Domestic Subsidiary to take such actions necessary or as the Collateral Agent reasonably determines to be advisable to grant to the Collateral Agent for the benefit of the Holders a perfected Lien in the assets other than Excluded Assets of such new Domestic Subsidiary, including the filing of UCC financing statements in such jurisdiction as may be required by the Security Documents or by law or as may be reasonably requested by the Collateral Agent, (4) cause that newly acquired or created Domestic Subsidiary to take such further action and execute and deliver such other documents reasonably requested by the Trustee or the Collateral Agent to effectuate the foregoing, and (5) deliver an Opinion of Counsel with respect to the foregoing reasonably satisfactory to the Trustee, in each case, within 30 Business Days of the date on which the Domestic Subsidiary was acquired or created.

q.	Designation of Restricted and Unrestricted Subsidiaries.
The Board of Directors of USW LLC may designate any Subsidiary (including any newly acquired or newly formed Subsidiary or Person that becomes a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuers and their Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 or under one or more clauses of the definition of Permitted Investments, as determined by USW LLC. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of USW LLC may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.
Any designation of a Subsidiary of USW LLC as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of USW LLC giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of USW LLC as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09, USW LLC will be in default of such covenant. The Board of Directors of USW LLC may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of USW LLC; provided, that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuers of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

r.	Impairment of Security Interest
Subject to the Intercreditor Agreement, neither the Issuers nor any of their Restricted Subsidiaries will take or omit to take any action which would adversely affect or impair in any material respect the Liens in favor of the Collateral Agent with respect to the Collateral, except as otherwise permitted or required by the Security Documents or this Indenture. Neither the Issuers nor any of their Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than the First Lien Obligations and any other Obligations which are secured by a Permitted Lien that is senior to the Lien securing the Second Lien Obligations, the Notes and the Security Documents, unless such agreement permits the Issuers or such Restricted Subsidiary to first repay, or offer to repay, First Lien Obligations and the Notes.

s.	Additional Fracturing Contract
The Issuers shall enter into an Escrow Agreement pursuant to which the Issuers shall deposit $37.5 million of the net proceeds of the offering of the Notes into an escrow account in connection with USW LLC or a Guarantor entering into the Second Fracturing Contract (the “Escrow Account”). The Escrow Account will be pledged to the Trustee, for the benefit of the Trustee and the Holders of the Notes, and invested on the Issue Date in certain Eligible Escrow Investments (in accordance with written instructions of USW LLC) in which the Trustee, for the benefit of the Trustee and the Holders of the Notes, will have a valid and perfected security interest. Pursuant to the Escrow Agreement, the $37.5 million of funds in the Escrow Account shall be released if the Escrow Agent (i) has received an Officers’ Certificate from USW LLC to the effect that USW LLC or a Guarantor has entered into the Second Fracturing Contract on or prior to the Second Contract Trigger Date (as defined below); provided that such Officers’ Certificate states that the Second Fracturing Contract has been executed by USW LLC or a Guarantor and its counterparty or counterparties thereto prior to the Second Contract Trigger Date or (ii) has received a Second Contract Enforcement Notice (as defined in the Escrow Agreement) from the Trustee prior to the Second Contract Trigger Date in accordance with the terms of the Escrow Agreement relating to the acceleration of the Obligations under the Notes pursuant to Section 6.02 hereof. If any proceeds remain in the Escrow Account after consummation of the Second Contract Repurchase Offer (as defined below), such excess proceeds will be released to the Issuers and the Issuers may use such remaining proceeds for any purpose not otherwise prohibited by this Indenture and the Escrow Account shall be closed. In no event shall the Escrow Agent release any funds in the Escrow Account without written instruction from USW LLC. The Escrow Agent shall have no obligation to invest or reinvest the Escrowed Funds (i) in the absence of any written direction from USW LLC or (ii) following delivery by the Trustee of a notice to the Escrow Agent stating that an Event of Default has occurred and is continuing.

In the event that the execution of the Second Fracturing Contract has not occurred on or prior to June 30, 2012 (the “Second Contract Trigger Date”) each Holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $1.00 or an integral multiple of $1.00 in excess thereof) of that Holder’s Notes pursuant to the offer described below (the “Second Contract Repurchase Offer”); provided that the aggregate purchase price of all Notes repurchased pursuant to the Second Contract Repurchase Offer shall not exceed $37.5 million in the aggregate. In the Second Contract Repurchase Offer, the Issuers will offer a payment (the “Second Contract Trigger Date Payment”) in cash equal to 100% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased to, but not including, the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. If the aggregate principal amount of Notes tendered pursuant to the Second Contract Repurchase Offer (which principal amount, for the avoidance of any doubt, shall include all accrued and unpaid PIK Interest on such Notes) exceeds $37.5 million in the aggregate, the Trustee will select the Notes to be repurchased on a pro rata basis or by lot or similar method (and in the case of Global Notes, in accordance with the procedures of DTC), based on the amounts tendered (with such adjustments as may be deemed appropriate by the Issuers so that only Notes in denominations of $1.00, or an integral multiple of $1.00 in excess thereof, will be purchased).

Unless the $37.5 million of funds in the Escrow Account has been previously released pursuant to USW LLC or a Guarantor entering into the Second Fracturing Contract on or prior to the Second Contract Trigger Date, within ten days following the Second Contract Trigger Date, the Issuers will mail such Second Contract Repurchase Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register (or otherwise in accordance with the procedures of DTC), with the following information:

(1)     the Second Contract Repurchase Offer is being made pursuant to Section 4.19 of this Indenture and that all Notes properly tendered pursuant to such Second Contract Repurchase Offer will be accepted for payment;

(2)     the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Second Contract Payment Date”);

(3)     any note not properly tendered will remain outstanding and continue to accrue interest;

(4)     unless the Issuers default in making the Second Contract Trigger Date Payment under Section 4.19 of this Indenture, all Notes accepted for payment pursuant to the Second Contract Repurchase Offer will cease to accrue interest on, but not including, the Second Contract Payment Date;

(5)     Holders electing to have any Notes purchased pursuant to the Second Contract Repurchase Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Second Contract Payment Date;

(6)     Holders will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the last day of the offer period, an electronic mail, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing his tendered Notes and his election to have such Notes purchased;

(7)     if such notice is mailed prior to the Second Contract Trigger Date, stating the Second Contract Repurchase Offer is conditional on the occurrence of the Second Contract Trigger Date; and

(8)     that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1.00 or an integral multiple of $1.00 in excess thereof.

While the Notes are Global Notes and the Issuers make the Second Contract Repurchase Offer to purchase all or any portion of the Notes pursuant to the Second Contract Repurchase Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes pursuant to the Second Contract Repurchase Offer under this Section 4.19. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the provisions of this Indenture by virtue of such compliance.

On the Second Contract Payment Date, the Issuers will, to the extent lawful:

(1)    accept for payment all Notes or portions of Notes properly tendered pursuant to the a Second Contract Repurchase Offer;

(2)    deposit with the Paying Agent no later than 10:00 a.m., New York City time, an amount equal to the payment in respect of all Notes or portions of Notes properly tendered; and

(3)    deliver or cause to be delivered to the Trustee for cancellation the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuers.

The Paying Agent will promptly wire or mail to each Holder of Notes properly tendered and so accepted the Second Contract Trigger Date Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered by each such Holder, if any; provided that each such new Note will be in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof. Any Note so accepted for payment will cease to accrue interest on and after the Second Contract Payment Date. The Issuers will publicly announce the results of the Second Contract Repurchase Offer on or as soon as practicable after the Second Contract Payment Date.

The provisions described above that require the Issuers to make a Second Contract Repurchase Offer following the Second Contract Trigger Date will be applicable whether or not any other provisions of this Indenture are applicable.

t.	Further Assurances
Each of the Issuers shall, and shall cause each Guarantor to, at its sole cost and expense, execute and deliver all such agreements and instruments as the Collateral Agent or the Trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Security Documents. In addition, each of the Issuers shall, and shall cause each Guarantor to, at its sole cost and expense, execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents in the Collateral. Further, from time to time, the Issuers will reasonably promptly secure the Obligations under this Indenture and the Security Documents by pledging or creating, or causing to be pledged or created, perfected security interests with respect to the Collateral. The Issuers shall deliver or cause to be delivered to the Collateral Agent all such instruments and documents as the Collateral Agent shall reasonably request to evidence compliance with this Section 4.20. The Collateral Agent shall not have any obligation to request the documents referred to in this Section 4.20.

u.	Real Estate Mortgages and Filings
With respect to any real property other than Excluded Real Property (individually and collectively, the “Premises”) owned by USW LLC or a Domestic Subsidiary (other than Unrestricted Subsidiaries) on the Issue Date and with respect to any such property to be acquired by USW LLC or a Domestic Subsidiary (other than Unrestricted Subsidiaries) after the Issue Date (within 90 days of the acquisition thereof):

1.
USW LLC shall deliver to the Collateral Agent, as mortgagee, fully executed counterparts of Mortgages, duly executed by USW LLC or the applicable Domestic Subsidiary, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

2.
USW LLC shall deliver to the Collateral Agent mortgagee’s title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Collateral Agent, the Trustee and the Holders in an amount equal to 100% of the Fair Market Value of the Premises purported to be covered by the related Mortgage, insuring that title to such property is marketable and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens together with customary endorsements, coinsurance and reinsurance typical for the applicable jurisdiction and accompanied by evidence of the payment in full of all premiums thereon;

3.
USW LLC shall deliver to the Collateral Agent, to the extent provided to any First Lien Agent, with respect to each of the covered Premises, the most recent survey of such Premises prepared on or on behalf of USW LLC, together with either (i) an updated survey certification in favor of the Trustee and the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit from USW LLC stating that there has been no change sufficient for the title insurance company to remove all standard survey exceptions and issue the customary endorsements; and

4.
USW LLC shall deliver to the Collateral Agent an opinion(s) of counsel of USW LLC confirming that the Mortgages and Security Documents create a perfected Lien on the Premises purported to be covered by the related Mortgage, which shall be from local counsel in each state where a Premises is located covering the enforceability of the relevant Mortgages the grant and perfection of security interests, the payment of recording taxes, if any, and other customary matters;

in each case, using commercially reasonable efforts to comply with the foregoing by the Issue Date but, in any event, no later than 90 days thereafter.

v.	Leasehold Mortgages and Filings; Landlord Waivers
USW LLC and each of its Domestic Subsidiaries (other than any Unrestricted Subsidiary) shall use commercially reasonable efforts to deliver Mortgages with respect to USW LLC’s leasehold interests in any premises material to the business taken as a whole (the “Leased Premises”) (other than Excluded Real Property) occupied by USW LLC or such Domestic Subsidiary (other than any Unrestricted Subsidiary) pursuant to leases which may be mortgaged by their terms or the terms of the landlord consents (collectively, the “Leases,” and individually, a “Lease”) in each case using commercially reasonable efforts to comply with the foregoing by the Issue Date but, in any event, no later than 90 days thereafter.
With respect to any leasehold Mortgage delivered pursuant to the immediately preceding paragraph, USW LLC or the applicable Subsidiary shall provide to the Trustee all of the items described in clauses (2), (3) and (4) of Section 4.21 above and in addition shall use their respective commercially reasonable efforts to obtain an agreement executed by the lessor under the Lease, whereby the lessor consents to the Mortgage and waives or subordinates its landlord Lien (whether granted by the instrument creating the leasehold estate or by applicable law), if any, and which shall be entered into by the Collateral Agent, subject to its reasonable satisfaction of the form thereof.
Each of USW LLC and each of its Domestic Subsidiaries that is a lessee of, or becomes a lessee of, real property (other than Excluded Real Property) material to the business, is, and will be, required to use commercially reasonable efforts to deliver to the Collateral Agent a landlord waiver, in the form reasonably acceptable to the Collateral Agent executed by the lessor of such real property (other than Excluded Real Property); provided, that in the case where such lease is a lease in existence on the Issue Date, USW LLC or its Domestic Subsidiary that is the lessee thereunder shall have 90 days from the Issue Date to satisfy such requirement.

w.	Advances to Subsidiaries
All advances to Restricted Subsidiaries made by either Issuer after the Issue Date will be evidenced by intercompany notes in favor of such Issuer. These intercompany notes will be pledged pursuant to the Security Documents as Collateral to secure the Notes. Each intercompany note will be payable upon demand and will be subordinated in right of payment to all existing Senior Debt of the Restricted Subsidiary to which the loan is made. “Senior Debt” of Subsidiaries for the purposes of the intercompany notes will be defined as all Indebtedness of the Restricted Subsidiaries that is not specifically by its terms made pari passu with or junior to the intercompany notes.
Neither Issuer will permit any Restricted Subsidiary in respect of which either Issuer is a creditor by virtue of an intercompany note to incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of such Restricted Subsidiary and senior in any respect in right of payment to any intercompany note.

x.	Maximum Capital Expenditures
Neither Issuer nor their Restricted Subsidiaries will allow aggregate Capital Expenditures in any one fiscal year (which amount shall be prorated in the case of the first fiscal year following the Issue Date) to exceed $4.0 million per fleet of fracturing equipment (the “Capex Limit”); provided that, to the extent the aggregate Capital Expenditures in any one fiscal year are less than the Capex Limit, then the Issuers and their Restricted Subsidiaries may carry forward such unused amounts to be applied in subsequent fiscal years; provided further that (i) anticipated expenditures for new equipment as set forth in the Offering Memorandum under the heading “Use of Proceeds”, (ii) additional equipment purchases permitted pursuant to Section 4.09(b)(15) and (iii) Capital Expenditures made with any Remaining Amounts or the net cash proceeds of any Equity Offering shall not be counted for purposes of the Capex Limit. All Capital Expenditures shall first be applied to reduce the carry-forward from the previous fiscal year (or portion thereof), if any, and then to reduce the applicable Capex Limit for the current year.

y.	First Contract Termination Offer
In the event that Antero Resources Appalachian Corporation exercises its termination rights as set forth in USW LLC’s existing contract with Antero Resources Appalachian Corporation prior to May 1, 2012 (the “First Contract Termination Date”) and USW LLC has not established a First Contract Replacement within 90 days after the First Contract Termination Date (the “First Contract Termination Trigger Date”), each Holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $1.00 or an integral multiple of $1.00 in excess thereof) of that Holder’s Notes pursuant to the offer described below (the “First Contract Termination Repurchase Offer”); provided that the aggregate purchase price of all Notes repurchased pursuant to the First Contract Termination Offer shall not exceed $45.0 million in the aggregate. In the First Contract Termination Repurchase Offer, the Issuers will offer a payment (the “First Contract Termination Trigger Date Payment”) in cash equal to 100% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. If the aggregate principal amount of Notes tendered pursuant to the First Contract Termination Repurchase Offer (which principal amount, for the avoidance of any doubt, shall include all accrued and unpaid PIK Interest on such Notes) exceeds $45.0 million in the aggregate, the Trustee will select the Notes to be repurchased on a pro rata basis or by lot or similar method (and in the case of Global Notes, in accordance with the procedures of DTC), based on the amounts tendered (with such adjustments as may be deemed appropriate by the Issuers so that only notes in denominations of $1.00, or an integral multiple of $1.00 in excess thereof, will be purchased).
Within ten days following the First Contract Termination Trigger Date, the Issuers will mail such First Contract Termination Repurchase Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register (or otherwise in accordance with the procedures of DTC), with the following information:

(1)     the First Contract Termination Repurchase Offer is being made pursuant to this Section 4.25 and that all Notes properly tendered pursuant to such First Contract Termination Repurchase Offer will be accepted for payment;

(2)     the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “First Contract Termination Payment Date”);

(3)     any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)     unless the Issuers default in making the First Contract Termination Trigger Date Payment under this Section 4.25 all Notes accepted for payment pursuant to the First Contract Termination Repurchase Offer will cease to accrue interest on, but not including, the First Contract Termination Payment Date;

(5)     Holders electing to have any Notes purchased pursuant to the First Contract Termination Repurchase Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third business day preceding the First Contract Termination Payment Date;

(6)     Holders will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the last day of the offer period, an electronic mail, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing his tendered Notes and his election to have such Notes purchased;

(7)     if such notice is mailed prior to the First Contract Termination Trigger Date, stating the First Contract Termination Repurchase Offer is conditional on the occurrence of the First Contract Termination Trigger Date; and

(8)     that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1.00 or an integral multiple of $1.00 in excess thereof.

While the Notes are Global Notes and the Issuers make the First Contract Termination Repurchase Offer to purchase all or any portion of the Notes pursuant to the First Contract Termination Repurchase Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes pursuant to the First Contract Termination Repurchase Offer under this Section 4.25. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the provisions of this Indenture by virtue of such compliance.

On the First Contract Termination Payment Date, the Issuers will, to the extent lawful:

(1)    accept for payment all Notes or portions of Notes properly tendered pursuant to the First Contract Termination Repurchase Offer;

(2)    deposit with the Paying Agent no later than 10:00 a.m., New York City time, an amount equal to the payment in respect of all Notes or portions of Notes properly tendered; and

(3)    deliver or cause to be delivered to the Trustee for cancellation the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuers.

The Paying Agent will promptly wire or mail to each Holder of Notes properly tendered and so accepted the First Contract Termination Trigger Date Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered by each such Holder, if any; provided that each such new Note will be in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof. Any Note so accepted for payment will cease to accrue interest on and after the First Contract Termination Payment Date. The Issuers will publicly announce the results of the First Contract Termination Repurchase Offer on or as soon as practicable after the First Contract Termination Payment Date.

The provisions described above that require the Issuers to make a First Contract Termination Repurchase Offer following the First Contract Termination Trigger Date will be applicable whether or not any other provisions of this Indenture are applicable.

z.	Restrictions on Activities of USW Finance.
USW Finance will not hold any material assets, become liable for any material obligations, create or form any subsidiaries or engage in any significant business activities other than those related to its activities as a co-issuer of the Notes; provided that USW Finance may, (1) be a co-obligor or guarantor with respect to Indebtedness (including any Indebtedness and other obligations under Credit Facilities), if USW LLC is an obligor or guarantor on such Indebtedness and the net proceeds of such Indebtedness are received by USW LLC or one or more Guarantors, (2) become subject to obligations imposed by operation of law, (3) maintain administrative employees and functions incidental to its existence, including without limitation customary indemnification of officers and directors, (4) take any action required by any regulatory body and (5) consolidate or merge with or into USW LLC or any Restricted Subsidiary of USW LLC, at any time after USW LLC becomes a corporation.

(v)

SUCCESSORS

a.	Merger, Consolidation, or Sale of Assets.
USW LLC will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not USW is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of USW LLC and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

10.
either: (a) USW LLC is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than USW LLC) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

11.
the Person formed by or surviving any such consolidation or merger (if other than USW LLC) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of USW LLC under the Notes, this Indenture, the Registration Rights Agreement and the Security Documents pursuant to agreements reasonably satisfactory to the Trustee;

12.	immediately after such transaction no Default or Event of Default exists;

13.
USW LLC or the Person formed by or surviving any such consolidation or merger (if other than USW), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable calculation period set forth in the definition of Fixed Charge Coverage Ratio, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); and

14.	the Trustee has received an Opinion of Counsel and Officers’ Certificate to the effect that such transaction complies with the foregoing.
In addition, USW LLC will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.
This Section 5.01 will not apply to:
(1)    a merger of USW LLC with an Affiliate solely for the purpose of reincorporating USW LLC in another jurisdiction; or

15.	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among USW LLC and its Restricted Subsidiaries.

b.	Successor Corporation Substituted.
Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of USW LLC in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation (if other than USW LLC) or into or with which USW LLC is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to “USW LLC” shall refer instead to the successor Person (if other than USW LLC) and not to USW LLC), and may exercise every right and power of USW LLC under this Indenture with the same effect as if such successor Person had been named as USW LLC herein; provided, however, that the predecessor USW LLC shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of substantially all of the properties or assets of USW LLC in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.
(vi)

DEFAULTS AND REMEDIES

a.	Events of Default.
Each of the following is an “Event of Default”:

3.	default for 30 days in the payment when due of interest or Additional Interest, if any, with respect to the Notes;

4.	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

5.	failure by the Issuers or any of their Restricted Subsidiaries to comply with the provisions of Section 4.06, Section 4.10, Section 4.15, Section 4.19, Section 4.25 or Section 5.01 hereof;

6.
failure by the Issuers or any of their Restricted Subsidiaries for 30 days after notice to USW LLC by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with the provisions of Section 4.07 or Section 4.09 hereof;

7.
failure by the Issuers or any of their Restricted Subsidiaries for 60 days after notice to USW LLC by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Indenture or the Security Documents;

8.
default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuers or any of their Restricted Subsidiaries (or the payment of which is guaranteed by the Issuers or any of their Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

c.
is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness after the expiration of the grace period provided in such Indebtedness on the date of such default(a “Payment Default”); or

d.	results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

9.
failure by the Issuers or any of their Restricted Subsidiaries to pay final and nonappealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $5.0 million (net of any amounts which are covered by insurance or bonded), which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days;

10.
except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

11.
(x) any Security Document at any time for any reason shall cease to be in full force and effect in all material respects, except as expressly provided therein; (y) any Security Document ceases to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby with respect to any Collateral having a Fair Market Value in excess of $1.0 million, superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to no other Liens except as expressly permitted by the applicable Security Document or this Indenture; or (z) the Issuers or any of the Guarantors, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Security Document;

12.	the Issuers, any Restricted Subsidiary of USW LLC that is a Significant Subsidiary or any group of Restricted Subsidiaries of USW LLC that, taken together, would constitute a Significant Subsidiary:

a.	commences a voluntary case under any Bankruptcy Law;

b.	consents to the entry of an order for relief against it in an involuntary case under any Bankruptcy Law;

(C)    consents to the appointment of a custodian of it or for all or substantially all of its property;

(D)    makes a general assignment for the benefit of its creditors, or

(E)	generally is not paying its debts as they become due; or

13.	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

a.	is for relief against the Issuers, any Restricted Subsidiary of USW LLC that is a Significant Subsidiary or any group of Restricted Subsidiaries of USW LLC that, taken together, would constitute a

Significant Subsidiary in an involuntary case;

b.
appoints a custodian of the Issuers, any Restricted Subsidiary of USW LLC that is a Significant Subsidiary or any group of Restricted Subsidiaries of USW LLC that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuers, any Restricted Subsidiary of USW LLC that is a Significant Subsidiary or any group of Restricted Subsidiaries of USW LLC that, taken together, would constitute a Significant Subsidiary; or

c.
orders the liquidation of the Issuers, any Restricted Subsidiary of USW LLC that is a Significant Subsidiary or any group of Restricted Subsidiaries of USW LLC that, taken together, would constitute a Significant Subsidiary and any such order or decree continues undismissed or unstayed for a period of 60 days.

b.	Acceleration.

xiv.
In the case of an Event of Default described in clauses (10) or (11) of Section 6.01 with respect to the Issuers, any Restricted Subsidiary of USW LLC that is a Significant Subsidiary or any group of Restricted Subsidiaries of USW LLC that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

xv.
Subject to Section 6.05 and Section 6.06, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Additional Interest, if any, on the Notes. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of all the Holders of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of principal, interest or premium or Additional Interest, if any, on the Notes.

xvi.
In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding payment of the premium that the Issuers would have had to pay if the Issuers then had elected to redeem the Notes pursuant to the optional redemption provisions of this Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to February 15, 2015, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding the prohibition on redemption of the Notes prior to February 15, 2015, then the premium otherwise required to be paid under Section 3.07(c) herein will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

c.	Other Remedies.

iii.
If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium and Additional Interest, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

iv.
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

d.	Waiver of Past Defaults.
The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all the Holders, rescind an acceleration or waive any existing Default or Event of Default (other than a Default or Event of Default relating to the payment of principal, interest or premium or Additional Interest, if any, on the Notes) and its consequences, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium or Additional Interest, if any, that has become due solely because of the acceleration) have been cured or waived.

e.	Control by Majority.

iv.
Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, except as otherwise provided in this Indenture. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

v.
Subject to this Section 6.05 and Section 6.06, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold notice of any continuing Default or Event of Default from Holders of the Notes if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest, premium or Additional Interest, if any, on, the Notes.

f.	Limitation on Suits.
Subject to the provisions of this Indenture and the Security Documents relating to the duties of the Trustee and the Collateral Agent, in case an Event of Default occurs and is continuing, neither the Trustee nor the Collateral Agent will be under any obligation to exercise any of the rights or powers under this Indenture or any Security Document at the request or direction of any Holders of Notes unless such Holders have offered to the Trustee or the Collateral Agent, as the case may be, reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, interest or premium or Additional Interest, if any, when due, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

21.	such Holder has previously given the Trustee notice that an Event of Default is continuing;

22.	Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

23.	such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

24.	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

25.	Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period, provided, that no one or more of such Holders will have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb, or prejudice the rights of any other of such Holders (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

g.	Rights of Holders of Notes to Receive Payment.
Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and Additional Interest, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

h.	Collection Suit by Trustee.
If an Event of Default specified in clauses (1) or (2) of Section 6.01 hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as Trustee of an express trust against the Issuers for the whole amount of principal of, premium and Additional Interest, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

i.	Trustee May File Proofs of Claim.
The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee pursuant to Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee pursuant to Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

j.	Priorities.
If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:
First:    to the Trustee and Collateral Agent and their agents and attorneys for amounts due pursuant to Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee or Collateral Agent and the costs and expenses of collection;
Second:    to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and Additional Interest, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and Additional Interest, if any and interest, respectively; and
Third:    to the Issuers or to such party as a court of competent jurisdiction shall direct.
The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

k.	Undertaking for Costs.
In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

l.	Delivery of Statements to the Trustee.
As provided in Section 4.04, the Issuers are required to deliver to the Trustee annually a statement regarding compliance with this Indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the Trustee a statement specifying such Default or Event of Default.
(vii)

TRUSTEE

a.	Duties of Trustee.

xvii.
If an Event of Default occurs and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, to use the same degree of care and skill in its exercise as that of a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

xviii.	Except during the continuance of an Event of Default:

5.
the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

6.
in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions by which any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

xix.	The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

1.	this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

2.	the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

3.	the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

xx.	Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and

(c) of this Section 7.01.

xxi.
No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holder, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

xxii.
The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

b.	Rights of Trustee.

v.
The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if an Event of Default has occurred and is continuing, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

vi.
Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

vii.	The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

viii.	Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers will be sufficient if evidenced by an Officers’ Certificate.

ix.
The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

x.
The Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

xi.
In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

xii.
The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

xiii.
The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee and by the Collateral Agent in each of its capacities hereunder, under the Security Documents and under the Intercreditor Agreement, and each agent, custodian and other Person employed to act hereunder.

xiv.
In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

xv.
The Trustee may request that the Issuers deliver a certificate setting forth the names of individuals and/or titles of Officers authorized at such time to take specified actions pursuant to this Indenture.

xvi.
Neither the Trustee nor the Escrow Agent shall have any duty to monitor, determine or inquire as to USW LLC’s or any other Person’s compliance with Sections 4.19 or 4.25 or be charged with the knowledge of the status or activity relating to the First Contract Replacement, the Second Fracturing Contract or the Third Fracturing Contract.

c.	Individual Rights of Trustee.
If the Trustee becomes a creditor of the Issuers or any Guarantor, this Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign.

d.	Trustee’s Disclaimer.
The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

e.	Notice of Defaults.
If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it is known to the Trustee. Except in the case of a Default or Event of Default in payment of principal, interest, premium or Additional Interest, if any, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

f.	Reports by Trustee to Holders of the Notes.

iv.
If required by the TIA, within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA § 313(b)(2) if required by the TIA. The Trustee will also transmit by mail all reports as required by TIA § 313(c), if required by the TIA.

v.
If required by the TIA, a copy of each report at the time of its mailing to the Holders of Notes will be mailed by the Trustee to the Issuers and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Issuers will promptly notify the Trustee when the Notes are listed on any stock exchange.

g.	Compensation and Indemnity.

vi.
The Issuers will pay to the Trustee and Collateral Agent from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuers will reimburse the Trustee and Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

vii.
The Issuers and the Guarantors, jointly and severally, will indemnify the Trustee and the Collateral Agent against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuers and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuers, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. Each of the Trustee and Collateral Agent will notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee or Collateral Agent to so notify the Issuers will not relieve the Issuers or any of the Guarantors of their obligations hereunder. USW LLC, USW Finance or such Guarantor will defend the claim and the Trustee and Collateral Agent will cooperate in the defense. Neither Issuer nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

viii.	The obligations of the Issuers and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture.

ix.
To secure the Issuers’ and the Guarantors’ payment obligations in this Section 7.07, the Trustee and Collateral Agent will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.

x.
When the Trustee incurs expenses or renders services after an Event of Default specified in clauses (8) or (9) of Section 6.01 hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

xi.	The Trustee will comply with the provisions of TIA § 313(b)(2) to the extent applicable.

h.	Replacement of Trustee.

iii.	A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

iv.
The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing. The Issuers may remove the Trustee if:

12.	the Trustee fails to comply with Section 7.10 hereof;

13.	the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

14.	a custodian or public officer takes charge of the Trustee or its property; or

15.	the Trustee becomes incapable of acting.

v.
If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

vi.
If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, an Issuer, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

vii.
If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

viii.
A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuers’ obligations pursuant to Section 7.07 hereof will continue for the benefit of the retiring Trustee.

i.	Successor Trustee by Merger, etc.
If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation, if eligible under Section 7.10 hereof, without any further act will be the successor Trustee.

j.	Eligibility; Disqualification.
There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.
This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

k.	Preferential Collection of Claims Against the Issuers.
The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

l.	Rights of Agents in Other Capacities
The Trustee, any authenticating agent, any Paying Agent, any Registrar or any other agent of the Issuers, in its individual or any other capacity, may become the owner or pledgee of Notes and, subject to

Section 7.10 and Section 7.11, may otherwise deal with the Issuers with the same rights it would have if it were not Trustee, authenticating agent, Paying Agent, Registrar or such other agent.

m.	Escrow Authorization
Each Holder, by its acceptance of a Note, consents and agrees to the terms of the Escrow Agreement, including related documents thereof, as the same may be in effect or may be amended from time to time in writing by the parties thereto (provided that no amendment that would materially adversely affect the rights of the Holders may be effected without the consent of each Holder of Notes affected thereby), and authorizes and directs the Trustee to enter into the Escrow Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuers shall do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Escrow Agreement, to assure and confirm to the Trustee the security interest contemplated by the Escrow Agreement or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes and Note Guarantees secured hereby, according to the intent and purpose herein expressed. The Issuers shall take, or shall cause to be taken, any and all actions reasonably required to cause the Escrow Agreement to create and maintain, as security for the obligations of the Issuers under this Indenture, the Notes and the Note Guarantees as provided in the Escrow Agreement, valid and enforceable first priority perfected liens in and on all the escrow proceeds, in favor of the Trustee for its benefit, and the ratable benefit of the Holders, superior to and prior to the rights of third Persons and subject to no other Liens.
(viii)

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

a.	Option to Effect Legal Defeasance and Covenant Defeasance.
The Issuers may at any time, at the option of their Boards of Directors evidenced by resolutions set forth in an Officers’ Certificate, elect either Section 8.02 or Section 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

b.	Legal Defeasance and Discharge.
Upon the Issuers’ exercise pursuant to Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees, the Security Documents and this Indenture (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

26.
the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and interest or premium and Additional Interest, if any, on, such Notes when such payments are due from the trust referred to below;

27.
the Issuers’ obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

28.	the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ and the Guarantors’ obligations in connection therewith; and

29.	this Article 8.
Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

c.	Covenant Defeasance.
Upon the Issuers’ exercise pursuant to Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Section 4.03, Section 4.04, and Section 4.06 through Section 4.25 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, the Issuers and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default pursuant to Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees will be unaffected thereby. In addition, upon the Issuers’ exercise pursuant to Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, the events set forth in clauses (3), (4), (5) and (9) of Section 6.01 hereof will not constitute Events of Default.

d.	Conditions to Legal or Covenant Defeasance.
In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

30.
the Issuers (or one of them) must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest, premium and Additional Interest, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

31.
in the case of an election pursuant to Section 8.02 hereof, the Issuers have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee (subject to customary exclusions) confirming that:

a.	the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

b.	since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

32.
in the case of an election pursuant to Section 8.03 hereof, the Issuers have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee (subject to customary exceptions and exclusions) confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

33.
no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the grant of any Lien securing such borrowing);

34.
such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture Documents) to which USW LLW or any of its Subsidiaries is a party or by which USW LLC or any of its Subsidiaries is bound;

35.
the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of Notes over the other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or others; and

36.
the Issuers must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

e.	Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.
Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including USW LLC acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and Additional Interest, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.
The Issuers will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuers from time to time upon the request of the Issuers any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered pursuant to Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

f.	Repayment to the Issuers.
Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium or Additional Interest, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium or Additional Interest, if any, or interest has become due and payable shall be paid to the Issuers on their request or (if then held by the Issuers) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.

g.	Reinstatement.
If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or Section 8.03 hereof, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium or Additional Interest, if any, or interest on, any Note following the reinstatement of its obligations, the Issuers will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

(ix)

AMENDMENT, SUPPLEMENT AND WAIVER

a.	Without Consent of Holders of Notes.

xi.	Notwithstanding Section 9.02 of this Indenture, the Issuers, the Guarantors and the Trustee may amend or supplement the Indenture Documents without the consent of any Holder of Notes:

1.	to cure any ambiguity, defect or inconsistency;

2.	to provide for uncertificated Notes in addition to or in place of certificated Notes;

3.
to provide for the assumption of the Issuers’ or a Guarantor’s obligations to Holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ or such Guarantor’s assets, as applicable;

4.	to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture of any such Holder;

5.	to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

6.
to conform the text of this Indenture, the Note Guarantees, the Security Documents, the Registration Rights Agreement, the Intercreditor Agreement or the Notes to any provision of the Description of Notes in the Offering Memorandum to the extent that such provision was intended to be a verbatim recitation of a provision of this Indenture, the Note Guarantees, the Security Documents, the Registration Rights Agreement, the Intercreditor Agreement or the Notes;

7.	to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

8.
to allow any Guarantor to execute a supplemental Indenture and/or a Note Guarantee with respect to the Notes and to release any Guarantor from its Note Guarantee in accordance with the terms of this Indenture;

9.
to make, complete or confirm any grant of Collateral permitted or required by this Indenture, the Intercreditor Agreement or any of the Security Documents or any release of Collateral that becomes effective as set forth in this Indenture, the Intercreditor Agreement or any of the Security Documents;

10.	if necessary, in connection with any addition or release of Collateral permitted under the terms of this Indenture or the Security Documents or the Intercreditor Agreement;

11.	to evidence or provide for the acceptance of appointment under this Indenture of a successor Trustee or Collateral Agent;

12.	to comply with the rules of any applicable securities depositary;

13.
to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplement or other modification from time to time of any agreement that is not prohibited by this Indenture; or

14.
in the event that any Definitive Notes are issued after the PIK Payment, to make appropriate amendments to this Indenture to reflect an appropriate minimum denomination of Definitive Notes and establish minimum redemption amounts for such Definitive Notes.

xii.
Upon the request of the Issuers accompanied by resolutions of their Boards of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 and Section 9.06 hereof, the Trustee will join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

xiii.
In addition to the foregoing, Holders of the Notes, by the acceptance thereof, shall be deemed to agree that the Security Documents may be amended without the consent of any Holder or Notes in circumstances set forth in the Intercreditor Agreement.

b.	With Consent of Holders of Notes.

vi.
Except as provided below in this Section 9.02, this Indenture or the Notes or the Note Guarantees or the Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or Exchange Offer for, Notes), and any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes or the Note Guarantees or the Security Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or Exchange Offer for, Notes).

vii.
Upon the request of the Issuers accompanied by resolutions of their Boards of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 and Section 9.06 hereof, the Trustee will join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

viii.
It is not necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement, waiver or consent but it is sufficient if such consent approves the substance thereof.

ix.
After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Section 6.04 and Section 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuers or any Guarantor with any provision of the Indenture Documents. However, without the consent of each Holder affected thereby, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

37.	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

38.
reduce the principal of or change the fixed maturity of any Note or alter any of the provisions with respect to the redemption of the Notes (except with respect to Section 3.09, Section 4.06, Section 4.10, Section 4.15, Section 4.19 and Section 4.25 hereof or with respect to the notice provisions set forth in Section 3.07 hereof);

39.	reduce the rate of or change the time for payment of interest, including default interest, on any Note;

40.
waive a Default or Event of Default in the payment of principal of, or interest premium or Additional Interest, if any, or interest on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

41.	make any Note payable in money other than that stated in the Notes;

42.
make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the Notes;

43.	waive a redemption payment with respect to any Note (other than a payment required by Section 3.09, Section 4.06, Section 4.10, Section 4.15, Section 4.19 or Section 4.25 hereof);

44.	release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture;

45.	make any change in the preceding amendment, supplement and waiver provisions of this Section 9.02(d); or

46.	make any change in the ranking or priority of the Notes.

x.
In addition, any amendment to, or waiver of, the provisions of this Indenture, any Security Document or the Intercreditor Agreement that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes or subordinating Liens securing the Notes (except as permitted by the terms of this Indenture, the Security Documents and the Intercreditor Agreement) will require the consent of the Holders of at least 66⅔% in aggregate principal amount of the Notes then outstanding.

xi.
For the avoidance of doubt, the determination of whether any amendment, supplement or waiver has been consented to pursuant to this Section 9.02 shall, where applicable, include any Additional Notes that have been issued under this Indenture so long as the Additional Notes have been issued on or prior to the applicable record date.

c.	Compliance with Trust Indenture Act.
Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

d.	Revocation and Effect of Consents.
Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

e.	Notation on or Exchange of Notes.
The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.
Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

f.	Trustee to Sign Amendments, etc.
The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. Neither Issuer may sign an amended or supplemental indenture until its Board of Directors approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.
(x)

COLLATERAL AND SECURITY

a.	Grant of Security Interest.
The due and punctual payment of the principal of and interest and Additional Interest, if any, on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest and Additional Interest (to the extent permitted by law), if any, on the Notes (including, but not limited to, all interest accrued or accruing (or which would, absent commencement of an Insolvency Proceeding (and the effect of provisions such as Section 502(b)(2) of the Bankruptcy Law), accrue) after commencement of an Insolvency Proceeding, whether or not the claim for such interest is allowed as a claim in such Insolvency Proceeding), and performance of all other obligations of the Issuers and the Guarantors to the Holders or the Trustee under this Indenture and the Notes, according to the terms hereunder or thereunder, shall be secured by all property and assets of the Issuers and the Guarantors that from time to time are subject to Liens securing First Lien Obligations, other than the Excluded Assets, including as provided in the Security Documents which the Issuers and the Guarantors have entered into simultaneously with the execution of this Indenture, in each case subject to the Intercreditor Agreement. Each Holder, by its acceptance of Notes, consents and agrees to the terms of the Intercreditor Agreement and the other Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended, waived, supplemented or modified from time to time in accordance with its terms and authorizes and directs the Collateral Agent to enter into the Intercreditor Agreement and the other Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuers will deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee and the Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Collateral Agent may open and maintain one or more accounts to hold the Collateral and the Security Documents from time to time, it being understood that such accounts shall not in any way expand or otherwise affect the Collateral Agent’s duties under the Security Documents. The Trustee and the Collateral Agent are hereby deemed to be authorized by the Holders to enter into the Security Documents and the Intercreditor Agreement upon direction from the Issuers, but without consent from the Holders. In entering into the Intercreditor Agreement, the Trustee and the Collateral Agent shall be entitled to receive and conclusively rely upon an instruction from the Issuers, together with an Opinion of Counsel and an Officers’ Certificate compliant with Section 13.04 and Section 13.05.

b.	Recording and Opinions.

ix.	The Issuers will furnish to the Collateral Agent and the Trustee on or within one month of February 15 in each year beginning with February 15, 2013, an Opinion of Counsel either:

15.
(A) stating that, in the opinion of such counsel, action has been taken with respect to the recording, registering, filing, re-recording, re-registering and re-filing of all supplemental indentures, mortgages, financing statements, mortgage reinscriptions, continuation statements or other instruments of further assurance as is necessary to maintain the Lien of the Security Documents and reciting with respect to the security interests in the Collateral the details of such action or referring to prior Opinions of Counsel in which such details are given, and (B) stating that, in the opinion of such counsel, based on relevant laws as in effect on the date of such Opinion of Counsel, all mortgages, mortgage reinscriptions, financing statements and continuation statements have been filed that are necessary as of such date and during the succeeding 12 months to fully preserve and protect, to the extent such protection and preservation are possible by filing, the rights of the Holders of Notes and the Collateral Agent and the Trustee hereunder and under the Security Documents with respect to the security interests in the Collateral;

16.	stating that, in the opinion of such counsel, no such action is necessary to maintain such Lien and assignment.

x.	The Issuers will otherwise comply with the provisions of TIA §314(b).

c.	Release of Collateral.

vi.
Subject to clauses (b), (c) and (d) of this Section 10.03, Collateral may be released from the Lien and security interest created by the Security Documents in accordance with the provisions of the Security Documents and under the following circumstances:

16.	if any Subsidiary that is a Guarantor is released from its Guarantee pursuant to the terms of this Indenture, that Subsidiary’s assets will also be released from the Liens securing the Notes;

17.	pursuant to Section 9.02 hereof, with consent of Holders of a majority of the outstanding Notes;

18.	if required in accordance with the terms of the Intercreditor Agreement;

19.	if such Collateral becomes Excluded Assets;

20.	if the First Priority Lien on such Collateral is released, other than a release following a discharge of First Lien Obligations;

21.	if the Issuers exercise their Legal Defeasance option or Covenant

Defeasance option pursuant to Section 8.01, Section 8.02 and Section 8.03 hereof;

22.
upon satisfaction and discharge of this Indenture or payment in full of the principal of, and premium and accrued and unpaid interest on, the Notes and all other Obligations that are then due and payable pursuant to Section 12.01 hereof.

vii.
In addition, upon the request of the Issuers pursuant to an Officers’ Certificate certifying that all conditions precedent hereunder have been met and stating whether or not such release is in connection with a sale or disposition of assets and (at the sole cost and expense of the Issuers) the Collateral Agent will release Collateral that is sold, conveyed or disposed of in compliance with the provisions of this Indenture; provided that if such sale, conveyance or disposition constitutes an Asset Sale, such Asset Sale complies with the requirements of Section 4.10 hereof.

viii.
The Issuers shall determine the applicability of TIA 314(d) to any such release, and if the Issuers determine that TIA 314(d) is not applicable they shall include a statement to this effect in the Officers’ Certificate to be provided under clause (d) of this Section 10.03. Any certificate or opinion required by TIA § 314(d) may be made by an Officer of the Issuers except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or approved by the Issuers in the exercise of reasonable care. If the Issuers determine that TIA 314(d) is not applicable to the release of Collateral, then the Issuers need not deliver the documents that would otherwise be required under TIA 314(d); provided however, that in no event is this intended to derogate the right of the Trustee and Collateral Agent to request and obtain an Opinion of Counsel and Officers’ Certificate stating that all conditions precedent in the Indenture Documents to such release have been complied with whenever the Trustee and/or Collateral Agent is asked to execute or acknowledge a release of Collateral.

ix.
Notwithstanding anything to the contrary contained herein, at any time the Trustee or Collateral Agent is requested to acknowledge or execute a release of Collateral, the Trustee and/or the Collateral Agent shall be entitled to receive an Opinion of Counsel and Officers’ Certificate that all conditions precedent in the Indenture Documents to such release have been complied with. The Trustee may, to the extent permitted by Section 7.01 and Section 7.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and such Opinion of Counsel. Upon receipt of such documents the Collateral Agent shall execute, deliver or acknowledge any instruments of termination, satisfaction or release reasonably requested of it to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents.

d.	[Reserved]

e.	Authorization of Actions to Be Taken by the Trustee Under the Security Documents.

Subject to the provisions of Section 7.01 and Section 7.02 hereof, the Trustee may, in its sole discretion and without the consent of the Holders of Notes, direct, on behalf of the Holders of Notes, the Collateral Agent to, take all actions it deems necessary or appropriate in order to:

4.	enforce any of the terms of the Security Documents; and

5.	collect and receive any and all amounts payable in respect of the Obligations of the Issuers hereunder.
The Trustee will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders of Notes or of the Trustee).

f.	Authorization of Receipt of Funds by the Trustee Under the Security Documents.
The Trustee is authorized to receive any funds for the benefit of the Holders of Notes distributed under the Security Documents, and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

g.	Termination of Security Interest.
Upon the payment in full of all Obligations of the Issuers under this Indenture and the Notes, or upon Legal Defeasance, the Trustee will, at the request of the Issuers, deliver a certificate to the Collateral Agent stating that such Obligations have been paid in full, and instruct the Collateral Agent to release the Liens pursuant to this Indenture and the Security Documents.

h.	Trustee’s Duties with Respect to Collateral

ii.
Beyond the exercise of reasonable care in the custody thereof, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.

iii.
The Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuers to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or the Security Documents by the Issuers, the Guarantors, the Second Lien Creditors or the Collateral Agent.
(xi)

GUARANTEES

a.	Guarantee.

xi.
The Guarantors, jointly and severally, on a senior secured basis, irrevocably, absolutely and unconditionally guarantee to each Holder of Notes and the Trustee the prompt and complete payment and performance when due, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers thereunder, no matter how the same shall become due, of all Guaranteed Obligations.

xii.
If the Issuers shall for any reason fail to pay any Guaranteed Obligation, as and when such Guaranteed Obligation shall become due and payable, whether at its stated maturity, as a result of the exercise of any power to accelerate, or otherwise, the Guarantors will, upon demand by the Trustee, pay such Guaranteed Obligation in full to the Trustee for the benefit of the Holders of Notes and the Trustee to which such Guaranteed Obligation is owed. If the Issuers shall for any reason fail to perform promptly any Guaranteed Obligation that is not for the payment of money, the Guarantors will, upon demand by the Trustee, cause such Guaranteed Obligation to be performed or, if specified by the Trustee, provide sufficient funds, in such amount and manner as the Trustee shall in good faith determine, for the prompt, full and faithful performance of such Guaranteed Obligation by the Trustee or such other Person as the Trustee shall designate. Without limiting the generality of the foregoing, the Guarantors will pay all amounts that constitute part of the Guaranteed Obligations that would be owing but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding.

b.	Execution and Delivery of Guarantee.

x.
To evidence its Note Guarantee set forth in Section 11.01 hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit E hereto will be endorsed by an Officer of such Guarantor, by manual or facsimile signature, on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

xi.	Each Guarantor hereby agrees that its Note Guarantee set forth in Section

11.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

xii.
If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

xiii.	The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

xiv.
In the event that USW LLC or any of its Restricted Subsidiaries creates or acquires any Domestic Subsidiary after the date of this Indenture, if required by Section 4.16 hereof, USW LLC will cause such Domestic Subsidiary to comply to the extent applicable with the provisions of Section 4.16 hereof, with this Article 11.

c.	[Reserved.]

d.	Limitation of Liability of Certain Guarantors.

ix.
Notwithstanding any other provision of this Article 11, each Guarantor confirms that it is the intention of each such Guarantor that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited as necessary to an amount that will, after giving effect to such amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance.

x.
Notwithstanding any other provision of this Article 11, with respect to any Guarantor guaranteed hereby and the liability of such Guarantor for all obligations under this Article 11 and any Indenture Document to which it is a party, liability shall be limited to the maximum liability that can be incurred by such Guarantor without rendering this Guarantee subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state or federal law.

e.	Unconditional Guaranty.

iii.
Each Guarantor will pay the Guaranteed Obligations strictly in accordance with the terms of the Indenture Documents to the extent permitted by law regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any such term or any right of any Second Lien Creditor with respect thereto.

iv.
This is a guarantee of payment and not of collection. The obligations of each Guarantor under or in respect of this Article 11 and each Indenture Document to which such Guarantor is a party are independent of the Guaranteed Obligations or any other obligation of the Issuers or any other Guarantor under or in respect of the Indenture Documents, and a separate action or actions may be brought and prosecuted against such Guarantor to enforce this Guarantee, irrespective of whether any action is brought against the Issuers or any other Guarantor or whether the Issuers or any other Guarantor is joined in any such action or actions.

v.	The obligations of each Guarantor under this Article 11 and each Indenture Document to which such Guarantor is a party shall not, to the maximum extent permitted by law, be affected by:

17.
any voluntary or involuntary liquidation, dissolution, sale of all or substantially all assets, marshalling of assets or liabilities, receivership, conservatorship, assignment for the benefit of creditors, insolvency, bankruptcy, reorganization, arrangement, or composition of the Issuers or any other Guarantor;

18.	any other proceeding involving the Issuers or any other Guarantor or any asset of the Issuers or any other Guarantor under any law for the protection of debtors; or

19.
any discharge, impairment, modification, release, or limitation of the liability of, or stay of actions or lien enforcement proceeding against, the Issuers or any other Guarantor, any property of the Issuers or any other Guarantor, or the estate in bankruptcy of the Issuers or any other Guarantor in the course of or resulting from any such proceeding.

f.	No Release Based on Actions of the Second Lien Creditors
Except as expressly provided in this Indenture, no action that the Collateral Agent or any other Second Lien Creditor may take or omit to take in connection with any Indenture Document, any Guaranteed Obligation (or any other Indebtedness owing by the Issuers to any Second Lien Creditor), or any collateral security, and no course of dealing between any Second Lien Creditor and the Issuers, any Guarantor or any other Person, shall release or diminish any Guarantor’s Guaranteed Obligations, liabilities, agreements or duties hereunder, affect this Guarantee or any Indenture Document to which Guarantor is a party, or afford any Guarantor any recourse against any Second Lien Creditor, regardless of whether any such action or inaction may increase any risk to or liability of any Second Lien Creditor, the Issuers or any Guarantor or increase any risk to or diminish any safeguard of any collateral security.

g.	Waivers.
The liability of each Guarantor under this Article 11 and each Indenture Document to which such Guarantor is a party shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor irrevocably waives, for purposes of this Article 11 and each Indenture Document to which such Guarantor is a party, any defense that it may now have or hereafter acquire relating to any or all of the following (and each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Indenture Documents and that the waivers set forth below and otherwise in this Article 11 are knowingly made in contemplation of such benefits), in each case to the maximum extent permitted by law:

20.
Any lack of validity or enforceability of any Indenture Document, any agreement or instrument relating thereto, any defense arising by reason of any disability or other defense of any other Person or the cessation from any cause whatsoever of the liability of any other Person;

21.
Any change in the time, manner or place of payment of, or in any other term of, any Guaranteed Obligation or any other Obligation of the Issuers or any Guarantor in respect of the Indenture Documents, or any other amendment or waiver of or any consent to departure from any Indenture Document, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Issuers or any Guarantor or any of their Subsidiaries or otherwise;

22.
Any taking, exchange, release or non-perfection of any collateral security, or any taking, release or amendment or waiver of, or consent to departure from any other guarantee of any Guaranteed Obligation;

23.
Any manner of application of collateral security, or proceeds thereof, to any Guaranteed Obligation, or any manner of sale or other disposition of any collateral security securing any Guaranteed Obligation or any other obligation of the Issuers or any Guarantor under the Indenture Documents or any other asset of the Issuers or any Guarantor or any of its Subsidiaries, and any other obligation to marshal assets;

24.
Any right to require any Second Lien Creditor to proceed against any other Person, to exhaust any collateral security for the Guaranteed Obligations, to have any other Person joined with any Guarantor in any suit arising out of the Guaranteed Obligations or this Article 11 or to pursue any other remedy in any Second Lien Creditor’s power;

25.	Any change or restructuring of the corporate structure or termination of the existence of the Issuers or any Guarantor or any of their Subsidiaries;

26.
Any failure of any Second Lien Creditor to disclose to the Issuers or any Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Issuers or any Guarantor now or hereafter known to such Second Lien Creditor (each Guarantor waiving any duty on the part of the Second Lien Creditors to disclose such information);

27.	Any failure of any other Person to execute or deliver any notation of guarantee, any supplement hereto or any other guarantee or agreement;

28.	Any release or reduction of the liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations or any other compromise or settlement of the Guaranteed Obligations.

29.	Promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and, to the extent permitted by law, any other notice with respect to any Guaranteed Obligation and this Article 11, including notice of acceptance of this Article 11;

30.	Any requirement that any Second Lien Creditor create or perfect any Lien or protect or insure any property subject thereto;

31.	Any right to revoke the provisions of this Article 11;

32.
Any election of remedies by any Second Lien Creditor that in any manner impairs, reduces, releases or otherwise adversely affects any collateral security or any subrogation, reimbursement, exoneration, contribution or indemnification right of any Guarantor or other right of any Guarantor to proceed against the Issuers or any Guarantor, any other guarantor, any other Person or any collateral security;

33.	Any right of set-off or counterclaim against or in respect of the Guaranteed Obligations of any Guarantor hereunder;

34.	Any neglect, failure or refusal to take any action:

1.	for the collection or enforcement of any Guaranteed Obligation,

2.	to realize on any collateral security,

3.	to enforce any Indenture Document,

4.	to file or enforce a claim in any proceeding described in Section 11.05(c),

5.	in connection with the administration of any Indenture Document or

6.	otherwise concerning the Guaranteed Obligations or the Indenture Documents, or any delay in taking any such action;

35.	The fact that any Guarantor may have incurred directly any Guaranteed Obligation or is otherwise primarily liable therefore;

36.
Any duty of any Second Lien Creditor to disclose to any Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Issuers or any Guarantor or any of their Subsidiaries now or hereafter known by such Second Lien Creditor;

37.	Any defense to the recovery by any Second Lien Creditor against any Guarantor of any deficiency after a non-judicial sale and any defense or benefit that may be afforded by applicable law (and in that connection each Guarantor acknowledges that the Collateral Agent may, to the extent permitted by applicable law, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Article 11, foreclose under any mortgage by non-judicial sale);

38.	Any statute of limitations applicable to the Guaranteed Obligations; or

39.
To the extent permitted by law, any other circumstance or any existence of or reliance on any representation by any Second Lien Creditor, except for indefeasible payment in full in cash and performance in full of each Guaranteed Obligation, that might otherwise constitute a defense available to, or a discharge of, any Guarantor or the Issuers or any other guarantor or surety.

h.	Continuing Guaranty; Reinstatement.

viii.
The Note Guarantee set forth in this Article 11 is a continuing guaranty and shall remain in full force and effect until the indefeasible payment in full in cash of the Guaranteed Obligations and all other amounts payable hereunder, unless released in accordance with this Article 11.

ix.
This Article 11 and each Indenture Document to which any Guarantor is a party shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any Guaranteed Obligation is rescinded or must otherwise be returned by any Second Lien Creditor as a result of the insolvency, bankruptcy or reorganization of an Issuer or any Guarantor or otherwise, all as though such payment had not been made, and each Guarantor jointly and severally will pay such amount to the applicable Second Lien Creditor on demand. Any transfer by subrogation that is made as contemplated in Section 11.09(b) prior to any such payment shall (regardless of the terms of such transfer) be automatically voided upon the making of any such payment or payments, and all rights so transferred shall thereupon automatically revert to and be vested in the Second Lien Creditors.

i.	Subordination; Subrogation; Contribution

i.
Each Guarantor subordinates all debts, liabilities and other Obligations owed to such Guarantor by the Issuers or any other Guarantor (the “Subordinated Obligations”) to the Guaranteed Obligations as follows:

40.
Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Issuers or any other Guarantor), any Guarantor may receive regularly scheduled payments from the Issuers or any other Guarantor on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Issuers or any Guarantor), unless the Collateral Agent, subject to the provisions of the Intercreditor Agreement, otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of any

Subordinated Obligation.

41.
In any proceeding under any Bankruptcy Law relating to the Issuers or any Guarantor, the Second Lien Creditors shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before any Guarantor receives payment of any Subordinated Obligation.

42.
After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Issuers or any Guarantor), each Guarantor shall, if the Collateral Agent, subject to the provisions of the Intercreditor Agreement, so requests, collect, enforce and receive payments on account of the Subordinated Obligations as Collateral Agent for the Second Lien Creditors and deliver such payments to the Collateral Agent on account of the Guaranteed Obligations (including all Post‑Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Article 11.

ii.
Until all Guaranteed Obligations have been indefeasibly paid in full in cash and otherwise performed in full, and all obligations under each Indenture Document to which any Guarantor is a party have been paid and performed in full, no Guarantor shall have any right of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim against the Issuers or any other Guarantor or any collateral security in connection with the Guarantee provided in this Article 11. Until such time, each Guarantor waives any right to enforce any remedy that such Guarantor may have against the Issuers and any right to participate in any collateral security.

If any amount shall be paid to any Guarantor on account of any subrogation or other right, any such other remedy, or any collateral security at any time when all of the Guaranteed Obligations and all other expenses guaranteed pursuant hereto shall not have been paid in full, such amount shall be held in trust for the benefit of the Second Lien Creditors, shall be segregated from the other funds of such Guarantor and, subject to the provisions of the Intercreditor Agreement, shall forthwith be paid over to the Trustee to be held by the Trustee for the benefit of the Second Lien Creditors as collateral security for, or then or at any time thereafter applied in whole or in part by the Trustee against, any Guaranteed Obligation, whether matured or unmatured, in such order as the Trustee shall elect.
If any Guarantor shall have paid off any Guaranteed Obligation and if all of the Guaranteed Obligations shall have been indefeasibly paid in full in cash, the Trustee will, at the Guarantors’ expense and reasonable request, execute and deliver to such applicable Guarantor (without recourse, representation or warranty) appropriate documents necessary to evidence the transfer, without representation or warranty, by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by the Guarantors; provided that:

1.	such transfer shall be subject to Section 11.08(b), and

2.
without the consent of the Collateral Agent (which the Collateral Agent may withhold in its reasonable discretion) no Guarantor shall have the right to be subrogated to any claim or right against the Issuers or any other Guarantor that has become owned by any Second Lien Creditor, whose ownership has otherwise changed in the course of enforcement of the Indenture Documents, or that the Collateral Agent otherwise has released or wishes to release from its Guaranteed Obligations.

iii.
After all Guaranteed Obligations have been indefeasibly paid in full in cash and otherwise performed in full, and all obligations under each Indenture Document to which any Guarantor is a party have been paid and performed in full, the Guarantors that have made payments in respect of the Guaranteed Obligations may be entitled to contribution from the other Guarantors, to the end that all such payments upon the Guaranteed Obligations shall be shared among all such Guarantors in proportion to their respective Net Worth; provided that the contribution obligations of each such Guarantor shall be limited as necessary to an amount that it can pay at such time without rendering its contribution obligations voidable under applicable law relating to fraudulent conveyances or fraudulent transfers.

“Net Worth” means, at any time and for any Guarantor:

6.	the fair value of such Guarantor’s assets (other than such right of contribution), minus

7.	the fair value of such Guarantor’s liabilities (other than its liabilities under its guaranty of the Guaranteed Obligations).

j.	Guarantors May Consolidate, etc., on Certain Terms.

i.
Except as otherwise provided in Section 11.11 hereof, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than an Issuer or another Guarantor, unless:

3.	immediately after giving effect to such transaction, no Default or Event of Default exists; and

4.	either:

a.
subject to Section 11.11 hereof, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under this Indenture, its Note Guarantee pursuant to a supplemental Indenture and appropriate Security Documents satisfactory to the Trustee; or

b.	such sale or other disposition complies with Section 4.10 hereof.

ii.	In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and reasonably satisfactory in form to the Trustee, of the Note Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees issuable hereunder which theretofore shall not have been signed by the Guarantor and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

iii.
Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses (a)(2)(A) and (a)(2)(B) of this Section 11.10 above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into an Issuer or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to an Issuer or another Guarantor.

k.	Releases.
The Guarantee of a Guarantor will be released:

8.
in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction, the Issuers or a Restricted Subsidiary of USW LLC, if the sale or other disposition is not prohibited by Section 4.10 hereof;

9.
in connection with any sale, transfer or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuers or a Restricted Subsidiary of USW LLC, if the sale, transfer or other disposition is not prohibited by Section 4.10 hereof;

10.	if USW LLC designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with Section 4.17 hereof;

11.	upon Legal Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with this Article 11; or

12.	as provided in the Intercreditor Agreement.
Any Guarantor not released from its obligations under its Guarantee as provided in this Section 11.11 will remain liable for the full amount of principal of and interest and premium and Additional Interest, if any, on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.
Upon delivery by the Issuers to the Trustee of an Officers’ Certificate and an Opinion of Counsel to

the effect that such sale or other disposition was made by the Issuers in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Guarantee.
For any Guarantor released from its Guarantee under this Section 11.11, the Liens on the Collateral of such Guarantor will also be released under the Security Documents, in accordance with Section 10.03.
(xii)

SATISFACTION AND DISCHARGE

a.	Satisfaction and Discharge.
This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

4.	either:

a.
all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

b.
all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers have or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, interest, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

5.	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound;

6.	the Issuers have or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

7.
the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Issuers must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been complied with.
Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to Section 12.01(1)(b), the provisions of Section 12.02 and Section 8.06 hereof will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

b.	Application of Trust Money.
Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including USW LLC acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium and Additional Interest, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Issuers have made any payment of principal of, premium or Additional Interest, if any, or interest on, any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.
(xiii)

MISCELLANEOUS

a.	Trust Indenture Act Controls.
If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties will control.

b.	Notices.
Any notice or communication by either Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:
If to either Issuer and/or any Guarantor:

U.S. Well Services, LLC
USW Financing Corp.
2100 W. Loop South, Suite 1602
Houston, TX 77027
Attention: Chief Financial Officer
With a copy to:
Kelley Drye & Warren LLP
333 West Wacker Drive, 26th Floor
Chicago, IL 60606
Facsimile No.: (312) 857-7095
Attention: Timothy Lavender, Esq.
If to the Trustee:
The Bank of New York Mellon Trust Company, N.A.
601 Travis Street, 16th Floor
Houston, TX 77002
Facsimile No.: (713) 483-6954
Attention: Corporate Trust Administration

An Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.
Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.
If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
If an Issuer mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.
The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods (including .pdf files). If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

c.	Communication by Holders of Notes with Other Holders of Notes.
Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

d.	Certificate and Opinion as to Conditions Precedent.
Upon any request or application by the Issuers to the Trustee to take any action under this Indenture, the Issuers shall furnish to the Trustee:

1.
an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

2.
an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

e.	Statements Required in Certificate or Opinion.
Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) must comply with the provisions of TIA § 314(e) and must include:

43.	a statement that the Person making such certificate or opinion has read such covenant or condition;

44.	a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

45.
a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

46.	a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

f.	Rules by Trustee and Agents.
The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

g.	No Personal Liability of Directors, Managers, Officers, Employees and Equityholders.
No past, present or future director, manager, officer, employee, incorporator, stockholder or member or other owner of Capital Stock or membership interests of either Issuer or any Guarantor, as such, will have any liability for any obligations of either Issuer or any Guarantor under the Indenture Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

h.	Governing Law; Submission to Jurisdiction
THIS INDENTURE, THE NOTES AND THE GUARANTEES WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH ISSUER AND EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE GUARANTEES AND THE NOTES.

i.	No Adverse Interpretation of Other Agreements.
This Indenture may not be used to interpret any other indenture, loan or debt agreement of an Issuer or Subsidiaries thereof or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

j.	Successors.
All agreements of the Issuers in this Indenture and the Notes will bind their respective successors, except as provided in Section 5.02. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.10 hereof.

k.	Severability.
In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

l.	Counterpart Originals.
The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

m.	Table of Contents, Headings, etc.
The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this

Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

n.	Waiver of Jury Trial.
EACH OF THE ISSUERS, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.
[Signatures on following page]

SIGNATURES
IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be executed as of the date first written above.
U.S. WELL SERVICES, LLC
By:    /s/ Leonard Travis
Name:     Leonard Travis
Title:     Chief Financial Officer
USW FINANCING CORP.
By:    /s/ Leonard Travis
Name:     Leonard Travis
Title:     Chief Financial Officer
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee and Collateral Agent
By:    /s/ Marcella Burgess
Name:     Marcella Burgess
Title:     Vice President

EXHIBIT A-1
FORM OF 14.50% SENIOR SECURED NOTE DUE 2017
[Insert Private Placement Legend pursuant to Section 2.06(g)(1) of the Indenture]
[Insert Global Note Legend pursuant to Section 2.06(g)(2) of the Indenture, if applicable]
[Insert Regulation S Temporary Global Note Legend pursuant to Section 2.06(g)(3) of the Indenture, if applicable]
[Insert OID Legend pursuant to Section 2.06(g)(4) of the Indenture, if applicable]

[Face of Note]

CUSIP: ____________
ISIN: ____________
14.50% Senior Secured Notes due 2017
No. ___    $____________
U.S. Well Services, LLC and
USW Financing Corp.

promise to pay to ________________________ or registered assigns, the principal sum of __________________________________________________________ DOLLARS on February 15, 2017.
Interest Payment Dates: February 15 and August 15, commencing August 15, 2012
Record Dates: February 1 and August 1
Dated: February _________, 2012
U.S. Well Services, LLC

By:
    Name:
    Title:
USW Financing Corp.

By:
    Name:
    Title:

This is one of the Notes referred to
in the within-mentioned Indenture:

The Bank of New York Mellon Trust
Company, N.A.,
as Trustee

By:             Date: _______________________________
    Authorized Signatory

[Back of Note]

14.50% Senior Secured Notes due 2017
Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
(a)    INTEREST.
U.S. Well Services, LLC, a Delaware limited liability company (“USW LLC”), and USW Financing Corp., a Delaware corporation (“USW Finance” and, together with USW LLC, the “Issuers”), jointly and severally promise to pay interest on the principal amount of this Note at 14.50% per annum from February 21, 2012 until maturity; provided, however, that the first interest payment on August 15, 2012 shall be in the form of PIK Interest (as defined below). The Issuers shall pay the Additional Interest, if any, payable pursuant to Section 4 of the Registration Rights Agreement referred to below. The Issuers will pay interest and Additional Interest, if any, semi-annually in arrears on February 15 and August 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date. The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace period) at the same rate to the extent lawful.
On the Interest Payment Date for the PIK Payment, the principal amount of each Note shall be increased by the amount of the PIK Interest, to the credit of the applicable Holder on the relevant record date for such Interest Payment Date, automatically without any further action by any Person. In the case of Notes represented by one or more Global Notes registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee, such increase in principal amount shall be recorded in the Registrar’s books and records and in the schedule to the Global Notes in accordance with the provisions of the Indenture. In the case of Definitive Notes (if any), Holders shall be entitled upon surrender for transfer or exchange of Definitive Notes to receive one or more new Definitive Notes reflecting such increase in principal amount in accordance with the terms of the Indenture. References in the Indenture and the Notes to the “principal amount” of the Notes shall include increases in the principal amount of the Notes as a result of the PIK Payment.
(b)    METHOD OF PAYMENT.
(a)    The Issuers will pay interest on the Notes on the first Interest Payment Date after the Issue Date by increasing the principal amount of the outstanding Notes (“PIK Interest”). Thereafter the Issuers shall pay interest on the Notes entirely in cash. The Issuers will pay all accrued PIK Interest in cash on the final maturity date for the Notes (or such earlier date as provided for in the Indenture).
The Issuers will pay or cause to be paid the principal of, premium, if any, and interest and Additional Interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest and Additional Interest, if any will be considered paid on the date due if the Paying Agent, if other than USW LLC or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. The Issuers will pay all Additional Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement.
(b)    PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. USW LLC may change any Paying Agent or Registrar without notice to any Holder. USW LLC or any of its Subsidiaries may act in any such capacity.
(c)    INDENTURE. The Issuers issued the Notes under an Indenture dated as of February 21, 2012 (the “Indenture”) among the Issuers, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and to the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Issuers as provided in the Indenture, the Security Documents and the Intercreditor Agreement. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.
(d)    OPTIONAL REDEMPTION.
Except as set forth in subparagraphs (b) and (c) of this Paragraph 5, the Notes will not be redeemable at the Issuers’ option prior to February 15, 2015. On or after February 15, 2015, the Issuers may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to, but not including, the applicable redemption date, if redeemed during the period set forth below, subject to the rights of Holders on the relevant record date to receive interest on the relevant Interest Payment Date:

For the period below	Percentage
On or after February 15, 2015 to February 14, 2016	107.25%
February 15, 2016 and thereafter	100%

Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.
At any time on or prior to February 15, 2015, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price of 110.000% of the aggregate principal amount, plus accrued and unpaid interest and Additional Interest, if any, on the Notes to be redeemed to but not including the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date), with the net cash proceeds of one or more Equity Offerings by USW LLC, provided that:

at least 65% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by USW LLC and its Subsidiaries); and
the redemption occurs within 90 days of the date of the closing of such Equity Offering.
In addition, at any time prior to February 15, 2015, the Issuers may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address (or transmitted otherwise in accordance with applicable procedures of DTC), with a copy to the Trustee, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, but not including, the redemption date, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date.
Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.
(e)    MANDATORY REDEMPTION.
The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes. The Issuers may at any time and from time to time purchase the Notes in the open market or otherwise if such purchase complies with the then applicable agreements of the Issuers, including the Indenture.
(f)    REPURCHASE AT THE OPTION OF HOLDER.
Upon the occurrence of a Change of Control, the Issuers will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof (or, after the PIK Payment has been made, equal to $1.00 or an integral multiple of $1.00 in excess thereof)) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased to the date of settlement (the “Change of Control Payment Date”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date (the “Change of Control Payment”). Within 15 days following any Change of Control, the Issuers will mail a notice to each Holder and the Trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes as of the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.
If the Issuers or a Restricted Subsidiary of USW LLC consummates any Asset Sales, on the 361st day after the Asset Sale (or, at the Issuers’ option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $2.5 million, the Issuers will make an Asset Sale Offer to all Holders of Notes, and, at USW LLC’s option, all holders of Other Pari Passu Obligations, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuers may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and, if applicable, Other Pari Passu Obligations tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such Other Pari Passu Obligations to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
Within 45 days after each Determination Date for which the cash and Cash Equivalents of USW LLC and its Restricted Subsidiaries is greater than $12.1 million (such amount in excess of $12.1 million on the applicable Determination Date being the “Excess Cash Amount”), USW LLC and its Restricted Subsidiaries shall make an offer in cash in an amount equal to 100% of the Excess Cash Amount to purchase Notes (an “Excess Cash Offer”) at an offer price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (the “Excess Cash Offer Payment”). If the aggregate principal amount of Notes tendered in such Excess Cash Offer exceeds the Excess Cash Amount, the Trustee will select the Notes to be purchased on a pro rata basis or by lot or similar method (and in the case of Global Notes, in accordance with the procedures of DTC). To the extent that the aggregate amount of Notes tendered pursuant to an Excess Cash Offer is less than the Excess Cash Amount, USW LLC may use any remaining Excess Cash Amount for any purpose not otherwise prohibited by the Indenture. Upon completion of any such Excess Cash Offer, the Excess Cash Amount shall be reset at zero; provided that neither Issuer will be deemed to be in default under this covenant for any failure to make an Excess Cash Offer or an Excess Cash Offer Payment by virtue of any adjustment in the amount calculated for any Determination Date for any Excess Cash Offer due to normal year-end accounting adjustments or other changes concurred in by its public accountants; provided further that any such adjustment in the calculation of the Excess Cash Amount for a prior Determination Date for any Excess Cash Offer, whether positive or negative, shall be carried forward to the next subsequent Determination Date for such Excess Cash Offer. Within 45 days following each Determination Date, the Issuers will mail a notice to each Holder and the Trustee offering to repurchase Notes as of the date specified in the notice (the “Excess Cash Offer Purchase Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.
(a)    In the event that the execution of the Second Fracturing Contract has not occurred on or prior to June 30, 2012 (the “Second Contract Trigger Date”) each Holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $1.00 or an integral multiple of $1.00 in excess thereof) of that Holder’s Notes pursuant to the offer described below (the “Second Contract Repurchase Offer”) at a price in cash on the terms set forth below; provided that the aggregate purchase price of all Notes repurchased pursuant to the Second Contract Repurchase Offer shall not exceed $37.5 million in the aggregate. In the Second Contract Repurchase Offer, the Issuers will offer a payment (the “Second Contract Trigger Date Payment”) in cash equal to 100% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the notes repurchased to, but not including, the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date (which interest, for the avoidance any doubt, shall solely consist of accrued and unpaid PIK Interest increasing the principal amount of the Notes repurchased in accordance with the terms of the Indenture). If the aggregate principal amount of Notes tendered pursuant to the Second Contract Repurchase Offer (which principal amount, for the avoidance of any doubt, shall include all accrued and unpaid PIK Interest on such Notes) exceeds $37.5 million in the aggregate, the Trustee will select the Notes to be repurchased on a pro rata basis or by lot or similar method (and in the case of Global Notes, in accordance with the procedures of DTC), based on the amounts tendered (with such adjustments as may be deemed appropriate by the Issuers so that only Notes in denominations of $1.00, or an integral multiple of $1.00 in excess thereof, will be purchased). Unless the $37.5 million of funds in the Escrow Account has been previously released pursuant to USW LLC or a Guarantor entering into the Second Fracturing Contract on or prior to the Second Contract Trigger Date, within ten days following a Contract Trigger Date, the Issuers will mail such Second Contract Repurchase Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register (or otherwise in accordance with the procedures of DTC), pursuant to the procedures required by the Indenture and described in such Second Contract Repurchase Offer.
(e)    In the event that Antero Resources Appalachian Corporation exercises its termination rights as set forth in USW LLC’s existing contract with Antero Resources Appalachian Corporation prior to May 1, 2012 (the “First Contract Termination Date”) and USW LLC has not established a First Contract Replacement within 90 days after the First Contract Termination Date (the “First Contract Termination Trigger Date”), each Holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $1.00 or an integral multiple of $1.00 in excess thereof) of that Holder’s Notes pursuant to the offer described below (the “First Contract Termination Repurchase Offer”); provided that the aggregate purchase price of all Notes repurchased pursuant to the First Contract Termination Offer shall not exceed $45.0 million in the aggregate. In the First Contract Termination Repurchase Offer, the Issuers will offer a payment (the “First Contract Termination Trigger Date Payment”) in cash equal to 100% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. If the aggregate principal amount of Notes tendered pursuant to the First Contract Termination Repurchase Offer (which principal amount, for the avoidance of any doubt, shall include all accrued and unpaid PIK Interest on such Notes) exceeds $45.0 million in the aggregate, the Trustee will select the Notes to be repurchased on a pro rata basis or by lot or similar method (and in the case of the Global Notes, in accordance with the procedures of DTC), based on the amounts tendered (with such adjustments as may be deemed appropriate by the Issuers so that only notes in denominations of $1.00, or an integral multiple of $1.00 in excess thereof, will be purchased). Within ten days following the First Contract Termination Trigger Date, the Issuers will mail such First Contract Termination Repurchase Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register (or otherwise in accordance with the procedures of DTC), pursuant to the procedures required by the Indenture and describe in such First Contract Termination Repurchase Offer.
(b)    NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before a redemption date, the Issuers will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess thereof, unless all of the Notes held by a Holder are to be redeemed. Notwithstanding the foregoing, after the PIK Payment has been made, Notes in denominations of $1.00 and integral multiples of $1.00 in excess thereof may be redeemed.

(c)    DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notwithstanding the foregoing, after the PIK Payment has been made, Notes may be issued in, or the principal amount may be increased by, minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.
(d)    PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.
(e)    AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture or the Notes or Guarantees may be amended or supplemented as specified in the Indenture.
(f)    DEFAULTS AND REMEDIES. Events of Default are specified in Indenture. In the case of an Event of Default arising under clauses (10) or (11) of Section 6.01 of the Indenture, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold notice of any continuing Default or Event of Default from Holders of the Notes if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest, premium or Additional Interest, if any, on, the Notes. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium or Additional Interest, if any, that has become due solely because of the acceleration) have been cured or waived.
(g)    TRUSTEE DEALINGS WITH THE ISSUERS. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuers or their Affiliates, and may otherwise deal with the Issuers or their Affiliates, as if it were not the Trustee.
(h)    NO RECOURSE AGAINST OTHERS. A director, manager, officer, employee, incorporator or stockholder, member or other owner of Capital Stock of either Issuer or any of the Guarantors, as such, will not have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Note Guarantees, the Security Documents or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.
(i)    AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.
(j)    ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
(k)    ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes will have all the rights set forth in the Registration Rights Agreement dated as of February 21, 2012, among the Issuers and the other parties named on the signature pages thereof or, in the case of Additional Notes, Holders of Restricted Global Notes and Restricted Definitive Notes will have the rights set forth in one or more registration rights agreements, if any, among the Issuers, the Guarantors and the other parties thereto, relating to rights given by the Issuers and the Guarantors to the purchasers of any Additional Notes (collectively, the “Registration Rights Agreement”).
(l)    CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.
(m)    GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE GUARANTEES.
(n)    Anything herein to the contrary notwithstanding, the liens and security interests securing the obligations evidenced by this promissory note, the exercise of any right or remedy with respect thereto, and certain of the rights of the Holder hereof may be subject to the provisions of an Intercreditor Agreement entered into on or after the Issue Date (as amended, restated, supplemented, or otherwise modified from time to time, the “Intercreditor Agreement”), by and between a First Lien Agent, and The Bank of New York Mellon Trust Company, N.A., as Second Lien Trustee and Collateral Agent. In the event of any conflict between the terms of the Intercreditor Agreement and this promissory note, the terms of the Intercreditor Agreement shall govern and control.
USW LLC will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:
U.S. Well Services, LLC
2100 W. Loop South, Suite 1602
Houston, TX 77027
Attention: Chief Financial Officer

ASSIGNMENT FORM
To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint
to transfer this Note on the books of USW LLC. The agent may substitute another to act for him.
Date: _______________
Your Signature:
(Sign exactly as your name appears on the face of this Note)
Signature Guarantee*: _________________________
*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.06, Section 4.10, Section 4.15, Section 4.19 or Section 4.25 of the Indenture, check the appropriate box below:
□ Section 4.06 □ Section 4.10 □ Section 4.15 □ Section 4.19 □ Section 4.25
If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 4.06, Section 4.10, Section 4.15, Section 4.19 or Section 4.25 of the Indenture, state the amount you elect to have purchased:
$_______________
Date: _______________
Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:
Signature Guarantee: _________________________

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *
The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount [at maturity] of this Global Note	Amount of increase in Principal Amount [at maturity] of this Global Note	Principal Amount [at maturity] of this Global Note following such decrease (or increase)	Signature of authorized Officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT A-2
FORM OF UNIT

[Insert Private Placement Legend pursuant to Section 2.06(g)(1) of the Indenture]
[Insert Global Security Legend pursuant to Section 2.06(g)(2) of the Indenture, if applicable]
[Insert OID Legend pursuant to Section 2.06(g)(4) of the Indenture, if applicable]

No. [ ]
CUSIP: [ ]
ISIN: [ ]

U.S. WELL SERVICES, LLC
USW FINANCING CORP.

Certificate for 85,000 Units Consisting of
14.50% Senior Secured Notes due 2017
and Warrants to Purchase Common Equity

U.S. WELL SERVICES, LLC, a Delaware limited liability company (“USW LLC”), and USW FINANCING CORP., a Delaware corporation (“USW Finance” and, together with USW LLC, the “Issuers”) which terms include any successor limited liability company or corporation, as applicable, hereby certifies that Cede & Co. is the owner of 85,000 Units as described above, transferable only on the books of USW LLC by the Holder thereof in person or by its duly authorized attorney on surrender of this Certificate properly endorsed. Each Unit consists of $1,000 principal amount of 14.50% Senior Secured Notes due 2017 of the Issuers (the “Notes”) and one warrant to purchase common equity of USW LLC, subject to adjustment as provided in the Warrant Agreement (the “Warrants”). The aggregate number of units of common equity of USW LLC issuable upon exercise of the Warrants shall represent 15% of the Equity Interests of USW LLC as of the consummation of the sale of the Units and the Sponsor Equity Investment.

The Units represented by this Unit Certificate are issued pursuant to the Indenture, dated as of February 21, 2012 among USW LLC, USW Finance, the Guarantors and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee, (the “Indenture”) and is subject to the terms and provisions contained therein, to all of which terms and provisions the Holder of this Unit Certificate consents by acceptance hereof. The terms of the Notes and the Note Guarantees are governed by the Indenture, and are subject to the terms and provisions contained therein, to all of which terms and provisions the Holder of the Units represented by this Unit Certificate consents by acceptance hereof. The terms of the Warrants are governed by the warrant agreement (the “Warrant Agreement”), dated as of February 21, 2012, by and among USW LLC, USW Finance and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as warrant agent (in such capacity, the “Warrant Agent”), and are subject to the terms and provisions contained therein, to all of which terms and provisions the Holder of this Unit Certificate consents by acceptance hereof.

Reference is made to the further provisions of this Unit Certificate contained herein, which will for all purposes have the same effect as if set forth at this place. Copies of the Indenture and the Warrant Agreement are on file at the office of USW LLC and are available to any Holder on written request and without cost.

Until the Separation Date, the securities represented by this Unit Certificate may be transferred only together as a Unit. Following the Separation Date, the securities represented by this Unit Certificate may be transferred without reference to the foregoing restriction.

If at any time, (i) the Depositary notifies USW LLC that it is unwilling or unable to continue as Depositary or if at any time the Depositary shall no longer be registered or in good standing under the Securities Exchange Act of 1934, as amended, or other applicable statute or regulation and a successor Depositary is not appointed by USW LLC within 120 days after USW LLC receives such notice or become aware of such condition, as the case may be, or (ii) an Event of Default has occurred and is continuing and the Registrar has received a request from the Depository to issue physical Units, then in such event USW LLC will execute, and the Trustee will authenticate and deliver, Units in definitive registered form, in authorized denominations, and in an aggregate principal amount equal to the principal amount of this Unit Certificate in exchange for this Unit Certificate. Such Units in definitive registered form shall be registered in such names and issued in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such Units to the Persons in whose names such Global Securities are so registered.

The Indenture and the Units represented by this Unit Certificate shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Unit Certificate which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

U.S. WELL SERVICES, LLC

By:
    Name:
    Title:
USW FINANCING CORP.

By:
    Name:
    Title:

ASSIGNMENT FORM
If you the Holder want to assign the Units represented by this Unit Certificate, fill in the form below and have your signature guaranteed:
(2)    I or we assign and transfer the Units represented by this Unit Certificate to:
(3)
(4)
(Print or type name, address and zip code and
social security or tax ID number of assignee)
(5)    and irrevocably appoint
agent to transfer the Units represented by this Unit Certificate on the books of USW LLC. The agent may substitute another to act for him.
(6)    Dated:         Signed:
(Sign exactly as your name appears on the other side of this Unit Certificate)
(7)    Signature Guarantee:

CERTIFICATE OF TRANSFER
In connection with any transfer of the Units represented by this Unit Certificate occurring prior to the date which is the earlier of (i) the date of the declaration by the SEC of the effectiveness of a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering resales of the Units represented by this Unit Certificate (which effectiveness shall not have been suspended or terminated at the date of the transfer) and (ii) ______, 201__, the undersigned confirms that it has not utilized any general solicitation or general advertising in connection with the transfer and that the Units represented by this Unit Certificate are being transferred:
[Check One]
to USW LLC, USW Finance or a subsidiary thereof; or
pursuant to and in compliance with Rule 144A under the Securities Act; or
to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter can be obtained from the Trustee); or
outside the United States to a person other than a “U.S. person” in compliance with Rule 904 of Regulation S under the Securities Act; or
pursuant to the exemption from registration provided by Rule 144 under the Securities Act; or
pursuant to an effective registration statement under the Securities Act.
(8)    Unless one of the boxes is checked, the Trustee will refuse to register any of the Units evidenced by this Unit Certificate in the name of any person other than the registered Holder thereof; provided that if box (3), (4) or (5) is checked, USW LLC or the Trustee may require, prior to registering any such transfer of the Units, in its sole discretion, such legal opinions, certifications (including an investment letter in the case of box (3) or (4)) and other information as the Trustee or USW LLC has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.
If none of the foregoing boxes is checked, the Trustee or Registrar shall not be obligated to register the Units represented by this Unit Certificate in the name of any person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.06 of the Indenture shall have been satisfied.
(9)    Dated:         Signed:
(Sign exactly as your name appears on the other side of this Unit Certificate)
(10)    Signature Guarantee:
TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED
The undersigned represents and warrants that it is purchasing the Units represented by this Unit Certificate for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding USW LLC or USW Finance as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.
Dated: _________________________

__________________________________________
NOTICE: To be executed by an executive officer

EXHIBIT B
FORM OF CERTIFICATE OF TRANSFER
U.S. Well Services, LLC
USW Financing Corp.
2100 W. Loop South, Suite 1602
Houston, TX 77027
Attention: Chief Financial Officer
The Bank of New York Mellon Trust Company, N.A.
601 Travis Street, 16th Floor
Houston, TX 77002
Facsimile No.: (713) 483-7038
Attention: Corporate Trust Administration

Re: 14.50% Senior Secured Notes due 2017
Reference is hereby made to the Indenture, dated as of February 21, 2012 (the “Indenture”), among U.S. Well Services, LLC, and USW Financing Corp., as co-issuers (the “Issuers”), and The Bank of New York Mellon Trust Company, N.A., as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture. For the purposes of this Certificate, prior to the Separation Date, references to the Notes shall be deemed to be references to the Units, as the context requires.
___________________, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the “Transfer”), to ___________________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:
[CHECK ALL THAT APPLY]
1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States and other jurisdictions. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.
2. ☐ Check if Transferee will take delivery of a beneficial interest in [the Regulation S Temporary Global Note,]903(b)(3) the Regulation S [Permanent] Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act [and/,] (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act [and (iv) if the proposed transfer is being made prior to the expiration of the applicable holding period with respect to restricted securities set forth in Rule 144 under the Securities Act, as amended, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than a placement agent)] and (v) if the proposed transfer is being made prior to the expiration of the Restricted Period under Regulation S, the interest transferred will be held immediately thereafter through Euroclear or Clearstream. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S [Permanent] Global Note[, the Regulation S Temporary Global Note]903(b)(3) and/or the Restricted Definitive Note and in the Indenture and the Securities Act.
3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):
☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;
or
☐ such Transfer is being effected to the Issuers or a Subsidiary thereof;
or
☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;
or
☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.
4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.
☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.
This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

    [Insert Name of Transferor]

By:
    Name:
    Title:
Dated: _______________________

ANNEX A TO CERTIFICATE OF TRANSFER
1.    The Transferor owns and proposes to transfer the following:
[CHECK ONE OF (a) OR (b)]
(a)    ☐ a beneficial interest in the:
☐ 144A Global Note (CUSIP _________), or
☐ Regulation S Global Note (CUSIP _________), or
☐ IAI Global Note (CUSIP _________); or
☐ a Restricted Definitive Note.
2.    After the Transfer the Transferee will hold:
[CHECK ONE]
(a)    ☐ a beneficial interest in the:
☐ 144A Global Note (CUSIP _________), or
☐ Regulation S Global Note (CUSIP _________), or
☐ IAI Global Note (CUSIP _________); or
☐ Unrestricted Global Note (CUSIP _________); or
☐ a Restricted Definitive Note; or
☐ an Unrestricted Definitive Note,
in accordance with the terms of the Indenture.

EXHIBIT C
FORM OF CERTIFICATE OF EXCHANGE
U.S. Well Services, LLC
USW Financing Corp.
2100 W. Loop South, Suite 1602
Houston, TX 77027
Attention: Chief Financial Officer
The Bank of New York Mellon Trust Company, N.A.
601 Travis Street, 16th Floor
Houston, TX 77002
Facsimile No.: (713) 483-7038
Attention: Corporate Trust Administration

Re: 14.50% Senior Secured Notes due 2017
(CUSIP ____________)
Reference is hereby made to the Indenture, dated as of February 21, 2012 (the “Indenture”), among U.S. Well Services, LLC, and USW Financing Corp., as co-issuers (the “Issuers”), and The Bank of New York Mellon Trust Company, N.A., as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture. For the purposes of this Certificate, prior to the Separation Date, references to the Notes shall be deemed to be references to the Units, as the context requires.
__________________________, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $____________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:
1.    Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note
(a)    ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
(b)    ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
(c)    ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
(d)    ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
2.    Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes
(a)    ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.
(b)    ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.
3.     Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in another in a Restricted Global Note.

☐ Check if Exchange is from beneficial interest in a Restricted Global Note to a beneficial interest in another Restricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in another Restricted Global Note with an equal principal amount, as further specified in Annex A hereto, the Owner hereby certifies that (i) the Restricted Global Note is being exchanged for the Owner’s own account without transfer, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act and (ii) such exchange complies with the Securities Act and is being effected pursuant to an available exemption from the registration requirements of the Securities Act and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Owner’s beneficial interest in such Restricted Global Note will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Note and in the Indenture and the Securities Act. This exchange complies with Section 2.06 of the Indenture.
This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

    [Insert Name of Transferor]

By:
    Name:
    Title:
Dated: ______________________

ANNEX A TO CERTIFICATE OF EXCHANGE
[For use only in connection with the certifications provided in Paragraph (3) of the Certificate of Exchange.]
1.    The Owner owns and proposes to exchange a beneficial interest in one of the following:
[CHECK ONE OF (a) OR (b) or (c)]
☐ the 144A Global Note (CUSIP _________), or
☐ the Regulation S Global Note (CUSIP _________), or
☐ the IAI Global Note (CUSIP _________).
2.    After the Exchange the Owner will hold a beneficial interest in one of the following:
[CHECK ONE]

(i)	☐ 144A Global Note (CUSIP _________), or

(ii)	☐ Regulation S Global Note (CUSIP _________), or

(iii)	☐ IAI Global Note (CUSIP _________).

EXHIBIT D
FORM OF CERTIFICATE OF
ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
U.S. Well Services, LLC
USW Financing Corp.
2100 W. Loop South, Suite 1602
Houston, TX 77027
Attention: Chief Financial Officer
The Bank of New York Mellon Trust Company, N.A.
601 Travis Street, 16th Floor
Houston, TX 77002
Facsimile No.: (713) 483-7038
Attention: Corporate Trust Administration

Re: 14.50% Senior Secured Notes due 2017
Reference is hereby made to the Indenture, dated as of February 21, 2012 (the “Indenture”), among U.S. Well Services, LLC, and USW Financing Corp., as co-issuers (the “Issuers”), and The Bank of New York Mellon Trust Company, N.A., as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
In connection with our proposed purchase of $____________ aggregate principal amount of:

i.	☐ a beneficial interest in a Global Note, or

ii.	☐ a Definitive Note,
we confirm that:

1.	we are an “Institutional Accredited Investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”);

2.	any purchase of Notes by us will be for our own account or the account of one or more other Institutional Accredited Investors as to which we exercise sole investment discretion;

3.
either (1) we are not, and will not transfer the Notes to, an entity holding “plan assets,” within the meaning of 29 C.F.R. 2510.3-101, of any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”) or any “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or (2) our purchase and holding of the Notes will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code (or any substantially similar applicable law);

4.
we have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of purchasing the Notes, and we and any accounts for which we are acting are able to bear the economic risks of an entire loss of our or their investment in the Notes;

5.
we are not acquiring the Notes with a view to any distribution thereof in a transaction that would violate the Securities Act or the securities laws of any state of the U.S. or any other applicable jurisdiction; provided that the disposition of our property and the property of any accounts for which we are acting as fiduciary shall remain at all times within our and their control;

6.
we have received a copy of the Offering Memorandum and acknowledge that we have had access to such financial and other information, and have been afforded the opportunity to ask such questions of representatives of the Issuers and receive answers thereto, as we deem necessary to verify the information contained in the Offering Memorandum; and

7.
we acknowledge that the Notes have not been registered under the Securities Act and that the [Notes may not be offered or sold within the U.S. or to, or for the benefit of, U.S. persons except as set forth _______].

You and the Issuers are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

    [Insert Name of Institutional Accredited Investor]

By:
    Name:
    Title:
Dated: _______________________

EXHIBIT E
FORM OF NOTATION OF GUARANTEE
For value received, each Guarantor (which term includes any successor Person under the Indenture (as defined below)) agrees, subject to the provisions in the Indenture dated as of February 21, 2012 (the “Indenture”) among U.S. WELL SERVICES, LLC, and USW FINANCING CORP., as co-issuers (the “Issuers”) and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”), (a) the undersigned, jointly and severally with the other Guarantors, irrevocably, absolutely, and unconditionally guarantees to each Holder of Notes and the Trustee the prompt and complete payment and performance when due, and no matter how the same shall become due, of all Guaranteed Obligations subject to any limitation set forth therein; (b) that each reference in the Indenture to a “Guarantor” shall also mean and be a reference to the undersigned; (c) the obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Indenture are expressly set forth in Article 11 of the Indenture, and reference is hereby made to the Indenture for the precise terms of the Guarantee; (d) to be bound by such provisions; and (e) authorizes and directs the Trustee, on behalf of such Holder, to take such action as may be necessary or appropriate to effectuate such provisions.
THIS IS A CONTINUING GUARANTEE AND SHALL REMAIN IN FULL FORCE AND EFFECT AND SHALL BE BINDING UPON EACH GUARANTOR AND ITS SUCCESSORS AND ASSIGNS UNTIL FULL AND FINAL PAYMENT OF ALL OF THE ISSUERS’ OBLIGATIONS UNDER THE NOTES AND THE INDENTURE OR UNTIL RELEASED, DISCHARGED OR LEGALLY DEFEASED IN ACCORDANCE WITH THE INDENTURE AND SHALL INURE TO THE BENEFIT OF THE SUCCESSORS AND ASSIGNS OF THE TRUSTEE, THE COLLATERAL AGENT AND THE HOLDERS, AND, IN THE EVENT OF ANY TRANSFER OR ASSIGNMENT OF RIGHTS BY ANY HOLDER, THE TRUSTEE OR THE COLLATERAL AGENT, THE RIGHTS AND PRIVILEGES HEREIN CONFERRED UPON THAT PARTY SHALL AUTOMATICALLY EXTEND TO AND BE VESTED IN SUCH TRANSFEREE OR ASSIGNEE, ALL SUBJECT TO THE TERMS AND CONDITIONS HEREOF. THIS IS A GUARANTEE OF PAYMENT AND PERFORMANCE AND NOT OF COLLECTION.
THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS GUARANTEE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
Capitalized terms used but not defined herein have the meanings given to them in the Indenture.
[NAME OF GUARANTOR(S)]

By:
    Name:
    Title:

EXHIBIT F
FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS
SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of ________________, 20__, between __________________ (the “Guaranteeing Subsidiary”), a Subsidiary of U.S. Well Services, LLC (or its permitted successor), a Delaware corporation (“USW LLC”), and The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, USW LLC and USW Financing Corp. (collectively, the “Issuers”) have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of February 21, 2012 providing for the issuance of 14.50% Senior Secured Notes due 2017 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Note Guarantee on the terms and subject to the conditions set forth in the Guarantee and in the Indenture including but not limited to Article 11 thereof.
4.    NO RECOURSE AGAINST OTHERS. No past, present or future director, manager, officer, employee, incorporator, stockholder, member or other owner of Capital Stock or membership interests of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Issuers or Guaranteeing Subsidiary under the Notes, any Note Guarantee, the Indenture, the Security Documents or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
5.    NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.
6.    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
8.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuers.
IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
Dated: _______________, 20___
[GUARANTEEING SUBSIDIARY]

By: _______________________________
    Name:
    Title:
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee
By: _______________________________
    Authorized Signatory

EXHIBIT G
FORM OF INTERCREDITOR AGREEMENT
See attached.

Exhibit 4.2

U.S. WELL SERVICES, LLC

USW FINANCING CORP.

14.50% SENIOR SECURED NOTES DUE 2017

FIRST SUPPLEMENTAL INDENTURE

Dated as of July 16, 2012

The Bank of New York Mellon Trust Company, N.A.,

as Trustee and Collateral Agent

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 16, 2012, is by and among U.S. Well Services, LLC, a Delaware limited liability company (the “Company”), USW Financing Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“USW Financing” and together with the Company, the “Issuers”), and The Bank of New York Mellon Trust Company, N.A., and any and all successors thereto, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).
WHEREAS, the Issuers and the Trustee and Collateral Agent have executed and delivered that certain Indenture dated as of February 21, 2012 (the “Indenture”), providing for the issuance of the 14.50% Senior Secured Notes due 2017 of the Issuers (the “Notes”);
WHEREAS, Section 9.02 of the Indenture provides that the Indenture, the Security Documents, the Notes or the Note Guarantees may be amended with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes);
WHEREAS, the Issuers have solicited consents, as required by Section 9.02 of the Indenture, from the Holders for certain proposed amendments (the “Proposed Amendments”) to the Indenture and the Notes pursuant to the Consent Solicitation Statement dated July 10, 2012 (as the same may be amended or supplemented from time to time, the “Statement”), which Proposed Amendments are contained in this Supplemental Indenture;
WHEREAS, (i) the Issuers have received the consent of the Holders of more than a majority in aggregate principal amount of the outstanding Notes to the Proposed Amendments, all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (ii) the Issuers have delivered to the Trustee and Collateral Agent simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Sections 9.06, 13.04 and 13.05 of the Indenture and (iii) the Issuers have satisfied, performed and complied with all other conditions required under Article 9 of the Indenture to enable the Issuers and the Trustee and Collateral Agent to enter into this Supplemental Indenture and to make this Supplemental Indenture a valid and binding agreement of the Issuers;
WHEREAS, pursuant to Sections 9.02 and 9.06 of the Indenture, the Trustee and Collateral Agent are authorized to execute and deliver this Supplemental Indenture; and
WHEREAS, the Issuers desire to enter into, and, pursuant to the foregoing authority, have requested the Trustee and Collateral Agent to join with them in entering into, this Supplemental Indenture for the purpose of amending the Indenture and the Notes in certain respects as permitted by Section 9.02 of the Indenture.
NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders, as follows:
ARTICLE 2

AMENDMENTS TO THE INDENTURE AND THE NOTES
2.1    Amendments to the Indenture and the Notes. The Indenture and the Notes are hereby amended by:

(c)	amending Section 1.01 of the Indenture to delete the definition of “Second Fracturing Contract” in its entirety and replace it with the following:
“Second Fracturing Contract” means that certain Rider No. 1 to Contract to Provide Dedicated Fracturing Fleet(s) for Fracturing Services dated June 5, 2012, between the U.S. Well Services, LLC and Antero Resources Appalachian Corporation.”

(d)	amending Section 1.02 of the Indenture to add the definition of “First Release of Funds”:
“Term                            Defined in Section
“First Release of Funds”                    4.19”

(e)	deleting Section 4.09(b)(1) of the Indenture in its entirety and replacing it with the following:
“(1)    the incurrence by USW LLC and its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit under Credit Facilities being deemed to have a principal amount equal to the maximum potential liability of USW LLC and its Restricted Subsidiaries thereunder) not to exceed $7.5 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by USW LLC or any of its Restricted Subsidiaries since the Issue Date to repay any term Indebtedness under a Credit Facility classified under this clause (1) or to repay any revolving credit Indebtedness under such Credit Facility and effect a corresponding commitment reduction thereunder pursuant to Section 4.10.”

(f)	deleting Section 4.19 of the Indenture in its entirety and replacing it with the following:
“Section 4.19    Partial Release of Escrowed Funds; Second Contract Repurchase Offer.

On February 21, 2012, the Issuers entered into the Escrow Agreement pursuant to which the Issuers deposited $37.5 million of the net proceeds of the offering of the Notes into an escrow account governed by the Escrow Agreement (the “Escrow Account”). Of the funds in the Escrow Account, $22.5 million shall be retained in the Escrow Account to satisfy the purchase price for Notes tendered in the Second Contract Repurchase Offer, and all remaining funds shall be released to USW LLC promptly after the Escrow Agent has received an Officers’ Certificate from USW LLC to the effect that that certain First Supplemental Indenture between the Issuers and the Trustee is effective and operative (the “First Release of Funds”). The Escrow Account will be pledged to the Trustee, for the benefit of the Trustee and the Holders of the Notes, and invested on the Issue

Date in certain Eligible Escrow Investments (in accordance with written instructions of USW LLC) in which the Trustee, for the benefit of the Trustee and the Holders of the Notes, will have a valid and perfected security interest.

If any funds remain in the Escrow Account after consummation of the Second Contract Repurchase Offer (as defined below), such excess funds will be released to the Issuers and the Issuers may use such remaining funds for any purpose not otherwise prohibited by this Indenture and the Escrow Account shall be closed. In no event shall the Escrow Agent release any funds in the Escrow Account without written instruction from USW LLC. The Escrow Agent shall have no obligation to invest or reinvest the Escrowed Funds (i) in the absence of any written direction from USW LLC or (ii) following delivery by the Trustee of a notice to the Escrow Agent stating that an Event of Default has occurred and is continuing.

On July 10, 2012 (the “Second Contract Trigger Date”) each Holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $1.00 or an integral multiple of $1.00 in excess thereof) of that Holder’s Notes pursuant to the offer described below (the “Second Contract Repurchase Offer”); provided that the aggregate purchase price of all Notes repurchased pursuant to the Second Contract Repurchase Offer shall not exceed $22.5 million in the aggregate. In the Second Contract Repurchase Offer, the Issuers will offer a payment (the “Second Contract Trigger Date Payment”) in cash equal to 100% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. If the aggregate principal amount of Notes tendered pursuant to the Second Contract Repurchase Offer (which principal amount, for the avoidance of any doubt, shall include all accrued and unpaid interest on such Notes) exceeds $22.5 million in the aggregate, the Trustee will select the Notes to be repurchased on a pro rata basis or by lot or similar method (and in the case of Global Notes, in accordance with the procedures of DTC), based on the amounts tendered (with such adjustments as may be deemed appropriate by the Issuers so that only Notes in denominations of $1.00, or an integral multiple of $1.00 in excess thereof, will be purchased).

On or within ten days following the Second Contract Trigger Date, the Issuers will mail such Second Contract Repurchase Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register (or otherwise in accordance with the procedures of DTC), with the following information:

(1)     the Second Contract Repurchase Offer is being made pursuant to Section 4.19 of this Indenture and that all Notes properly tendered pursuant to such Second Contract Repurchase Offer will be accepted for payment;

(2)     the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Second Contract Payment Date”);

(3)     any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)     unless the Issuers default in making the Second Contract Trigger Date Payment under Section 4.19 of this Indenture, all Notes accepted for payment pursuant to the Second Contract Repurchase Offer will cease to accrue interest on, but not including, the Second Contract Payment Date;

(5)     Holders electing to have any Notes purchased pursuant to the Second Contract Repurchase Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Second Contract Payment Date;

(6)     Holders will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the last day of the offer period, an electronic mail, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing his tendered Notes and his election to have such Notes purchased;

(7)     if such notice is mailed prior to the Second Contract Trigger Date, stating the Second Contract Repurchase Offer is conditional on the occurrence of the Second Contract Trigger Date; and

(8)     that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1.00 or an integral multiple of $1.00 in excess thereof.

While the Notes are Global Notes and the Issuers make the Second Contract Repurchase Offer to purchase all or any portion of the Notes pursuant to the Second Contract Repurchase Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes pursuant to the Second Contract Repurchase Offer under this Section 4.19. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the provisions of this Indenture by virtue of such compliance.

On the Second Contract Payment Date, the Issuers will, to the extent lawful:

(1)    accept for payment all Notes or portions of Notes properly tendered pursuant to the Second Contract Repurchase Offer;

(2)    deposit with the Paying Agent no later than 10:00 a.m., New York City time, an amount equal to the payment in respect of all Notes or portions of Notes properly tendered; and

(3)    deliver or cause to be delivered to the Trustee for cancellation the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuers.

The Paying Agent will promptly wire or mail to each Holder of Notes properly tendered and so accepted the Second Contract Trigger Date Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered by each such Holder, if any; provided that each such new Note will be in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof. Any Note so accepted for payment will cease to accrue interest on and after the Second Contract Payment Date. The Issuers will publicly announce the results of the Second Contract Repurchase Offer on or as soon as practicable after the Second Contract Payment Date.

The provisions described above that require the Issuers to make a Second Contract Repurchase Offer following the Second Contract Trigger Date will be applicable whether or not any other provisions of this Indenture are applicable.”
(g)    deleting Section 7(d) of the Notes in its entirety and replacing it with the following:
“(d)    On July 10, 2012 (the “Second Contract Trigger Date”) each Holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $1.00 or an integral multiple of $1.00 in excess thereof) of that Holder’s Notes pursuant to the offer described below (the “Second Contract Repurchase Offer”) at a price in cash on the terms set forth below; provided that the aggregate purchase price of all Notes repurchased pursuant to the Second Contract Repurchase Offer shall not exceed $22.5 million in the aggregate. In the Second Contract Repurchase Offer, the Issuers will offer a payment (the “Second Contract Trigger Date Payment”) in cash equal to 100% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. If the aggregate principal amount of Notes tendered pursuant to the Second Contract Repurchase Offer exceeds $22.5 million in the aggregate, the Trustee will select the Notes to be repurchased on a pro rata basis or by lot or similar method (and in the case of Global Notes, in accordance with the procedures of DTC), based on the amounts tendered (with such adjustments as may be deemed appropriate by the Issuers so that only Notes in denominations of $1.00, or an integral multiple of $1.00 in excess thereof, will be purchased). On or within ten days following the Second Contract Trigger Date, the Issuers will mail such Second Contract Repurchase Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register (or otherwise in accordance with the procedures of DTC), pursuant to the procedures required by the Indenture and described in such Second Contract Repurchase Offer.”

2.2    Additional Amendments. Any and all additional provisions of the Indenture, the Security Documents, the Notes and the Note Guarantees are hereby deemed to be amended to reflect the intentions of the amendments provided for in this Article I.
ARTICLE 3
MISCELLANEOUS PROVISIONS
3.1    Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.
3.2    Indenture, Security Documents, the Notes and Note Guarantees. Except as expressly amended hereby, the Indenture, the Security Documents, the Notes and the Note Guarantees are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument.
3.3    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
3.4    Successors. All agreements of the Issuers in this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and Collateral Agent in this Supplemental Indenture shall bind their successors.
3.5    Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via telecopy or other form of electronic transmission.
3.6    Severability. In case any one or more of the provisions in this Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
3.7    Trustee Disclaimer. The Trustee and Collateral Agent accepts the amendments of the Indenture, the Security Documents, the Notes and the Note Guarantees effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee and Collateral Agent, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee and Collateral Agent shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuers, and the Trustee and Collateral Agent make no representation with respect to any such matters. Additionally, the Trustee and Collateral Agent make no representations as to the validity or sufficiency of this Supplemental Indenture.
3.8    Effectiveness. The Proposed Amendments effected by this Supplemental Indenture shall take effect and be operative at 9:00 A.M., New York City time on the date hereof, provided that each of the parties hereto shall have executed and delivered this Supplemental Indenture.
3.9    Supplemental Indenture Controls. In the event there is any conflict or inconsistency between the Indenture, the Security Documents, the Notes and the Note Guarantees and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.
3.10    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.
U.S. WELL SERVICES, LLC
By:    /s/ Brian Stewart
Name:     Brian Stewart
Title:     President and Chief Executive Officer
USW FINANCING CORP.
By:    /s/ Brian Stewart
Name:     Brian Stewart
Title:     President and Chief Executive Officer
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee and Collateral Agent
By:    /s/ Teresa Petta
Name:     Teresa Petta
Title:     Vice President

Exhibit 4.3
EXECUTION COPY
REGISTRATION RIGHTS AGREEMENT
by and among
U.S. Well Services, LLC,
USW Financing Corp.
and
the individual Purchasers named therein
and
Global Hunter Securities, LLC
Dated as of February 21, 2012

REGISTRATION RIGHTS AGREEMENT

U.S. Well Services, LLC a Delaware limited liability company (the "Issuer"), and USW Financing Corp. (the "Co-Issuer" and together with the Issuer, the "Company"), have engaged Global Hunter Securities, LLC (the " Placement Agent") in connection with the Company's sale of 85,000 units (the "Units"), consisting of $85,000,000 aggregate principal amount of its 14.50% Senior Secured Notes due 2017 (the "Notes") fully and unconditionally guaranteed by any future Guarantors (the Guarantees and, together with the Notes, the "Securities") and 85,000 warrants to purchase common equity of the Issuer (the "Warrants,"), to the purchasers thereof (the "Purchasers"), upon the terms set forth in the Purchase Agreement dated February 14, 2012, by and among the Issuer, the Co-Issuer and the Purchasers (the "Purchase Agreement"). As an inducement to the Purchasers to enter into the Purchase Agreement, the Company agrees with the Placement Agent, for the benefit of the Holders (as defined below) of the Notes as follows.
The parties hereby agree as follows:
SECTION 1. Definitions. Capitalized terms that are used herein without definition and are defined in the Placement Agency Agreement shall have the respective meanings ascribed to them in the Placement Agency Agreement. As used in this Agreement, the following capitalized terms shall have the following meanings:
Additional Interest: As defined in Section 5 hereto. Advice: As defined in Section 6(c) hereto.
Agreement: This Registration Rights Agreement, dated as of the Closing Date, among the Issuer, the Co-Issuer, the Placement Agent and the Purchasers.
Broker-Dealer: Any broker or dealer registered under the Exchange Act.
Business Day: Any day other than a Saturday, Sunday or U.S. federal holiday or a day on which banking institutions or trust companies located in New York, New York are authorized or obligated by law to be closed.
Closing Date: The date of this Agreement.
Commission: The Securities and Exchange Commission.
Consummate: A registered Exchange Offer shall be deemed "Consummated" for purposes of this Agreement upon the occurrence of (i) the filing and effectiveness under the Securities Act of the Exchange Offer Registration Statement relating to the Exchange Securities to be issued in the Exchange Offer, (ii) the maintenance of such Registration Statement continuously effective and the keeping of the Exchange Offer open for a period not less than the minimum period required pursuant to Section 3(b) hereof, and (iii) the delivery by the Issuer to the registrar under the Indenture of Exchange Securities in the same aggregate principal amount as the aggregate principal amount of Transfer Restricted Securities that were tendered by Holders thereof pursuant to the Exchange Offer.

Effectiveness Date: As defined in Section 3(a) hereto.
Exchange Act: The Securities Exchange Act of 1934, as amended. Exchange Date: As defined in Section 3(a) hereto.
Exchange Offer: The registration by the Company under the Securities Act of the Exchange Securities pursuant to a Registration Statement pursuant to which the Company offers the Holders of all outstanding Transfer Restricted Securities the opportunity to exchange all such outstanding Transfer Restricted Securities held by such Holders for Exchange Securities in an aggregate principal amount equal to the aggregate principal amount of the Transfer Restricted Securities tendered in such exchange offer by such Holders.
Exchange Offer Registration Statement: The Registration Statement relating to the Exchange Offer, including the related Prospectus.
Exchange Securities: The 14.50% Senior Secured Notes due 2017, of the same series under the Indenture as the Notes and any related Guarantee, to be issued to Holders in exchange for their Transfer Restricted Securities.
Filing Date: As defined in Section 3(a) hereto. FINRA: Financial Industry Regulatory Authority, Inc.
"Guarantor": Any future domestic subsidiary of the Issuer that in the future guarantees the obligations of the Company under the Notes, the Exchange Notes and the Indenture.
Holders: As defined in Section 2(b) hereto.
Indemnified Holder: As defined in Section 8(a) hereto.
Indenture: The Indenture, dated as of February 21, 2012, by and among the Issuer, the Co-Issuer and the Trustee, pursuant to which the Securities are to be issued, as such Indenture is amended or supplemented from time to time in accordance with the terms thereof
Initial Placement: The issuance and sale by the Company of the Securities to the Purchasers pursuant to the Purchase Agreement.
Interest Payment Date: As defined in the Indenture and the Securities.
Initial Securities: The Securities issued and sold by the Company to the Purchasers pursuant to the Purchase Agreement on the Closing Date and any related Guarantees.
Person: An individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof, business association or other legal entity.
Placement Agency Agreement: That certain Placement Agency Agreement, of even date with the Purchase Agreement, by and among the Issuer, the Co-Issuer and the Placement Agent.

Placement Agent: As defined in the preamble hereto.
Prospectus: The prospectus included in a Registration Statement, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such Prospectus.
Registration Default: As defined in Section 5 hereto.
Registration Statement: Any registration statement of the Company (or if determined that the Issuer solely should be the registrant, the Issuer) relating to (a) an offering of Exchange Securities pursuant to an Exchange Offer or (b) the registration for resale of Transfer Restricted Securities pursuant to the Shelf Registration Statement, which is filed pursuant to the provisions of this Agreement, in each case, including the Prospectus included therein, all amendments and supplements thereto (including post-effective amendments) and all exhibits and material incorporated by reference therein.
Purchasers. As defined in the preamble hereto.
Purchase Agreement: As defined in the preamble hereto.
Securities: As defined in the preamble hereto.
Securities Act: The Securities Act of 1933, as amended.
Shelf Effectiveness Deadline: As defined in Section 4(a) hereto.
Shelf Filing Deadline: As defined in Section 4(a) hereto.
Shelf Registration Statement: As defined in Section 4(a) hereto.
Transfer Restricted Security: Each Initial Security, until the earliest to occur of the date on which such Initial Security (a) is exchanged in the Exchange Offer for an Exchange Security entitled to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Securities Act, (b) has been effectively registered under the Securities Act and disposed of in accordance with a Shelf Registration Statement, (c) is distributed to the public by a Broker-Dealer pursuant to the "Plan of Distribution" contemplated by the Exchange Offer Registration Statement (including delivery of the Prospectus contained therein), (d) is freely transferable (the "Freely Transferable Date") in accordance with Rule 144 by a person that is not an "affiliate" (as defined in Rule 144) of the Issuer or the Co-Issuer where no conditions under Rule 144 are then applicable; provided, however, that the Freely Transferable Date shall not precede (i) the consummation of the Exchange Offer, or (ii) as to such Initial Security held by a Holder that requires the Company to file a Shelf Registration Statement pursuant to Section 4(a) hereof, the expiration of the period that the Company is required, pursuant to Section 4(a) hereof, to keep such Shelf Registration Statement effective, and (e) ceases to be outstanding for purposes of the Indenture.
Trustee: The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent.

Trust Indenture Act: The Trust Indenture Act of 1939, as amended.
Underwritten Registration or Underwritten Offering: A registration in which securities of the Issuer are sold to an underwriter for reoffering to the public.
SECTION 2. Securities Subject to this Agreement.
(a)Transfer Restricted Securities. The securities entitled to the benefits of this Agreement are the Transfer Restricted Securities.
(b)Holders of Transfer Restricted Securities. A Person is deemed to be a holder of Transfer Restricted Securities (each, a "Holder") whenever such Person owns Transfer Restricted Securities.
SECTION 3. Registered Exchange Offer.
(a)Unless the Exchange Offer shall not be permissible under applicable law or Commission policy (after the procedures set forth in Section 6(a) hereof have been complied with), or there are no Transfer Restricted Securities outstanding, the Issuer shall (i) cause to be filed no later than the date that is 180 days after the Closing Date (the "Filing Date") with the Commission, a Registration Statement under the Securities Act relating to the Exchange Securities and the Exchange Offer, (ii) use its reasonable best efforts to cause such Registration Statement to become effective in no event later than the date that is 270 days after the Closing Date (the "Effectiveness Date"), (iii) in connection with the foregoing, file (A) all pre-effective amendments to such Registration Statement as may be necessary in order to cause such Registration Statement to become effective, (B) if applicable, a post-effective amendment to such Registration Statement pursuant to Rule 430A under the Securities Act and (C) use its reasonable best efforts to cause all necessary filings in connection with the registration or qualification (or exemption therefrom) of the Exchange Securities to be made under the state securities or blue sky laws of such jurisdictions as are necessary to permit Consummation of the Exchange Offer, subject to the proviso contained in Section 6(c)(xi) hereof, and (iv) promptly after the effectiveness of such Registration Statement, commence the Exchange Offer. Each of the Company and any Guarantor shall use its reasonable best efforts to Consummate the Exchange Offer not later than 30 Business Days after the Effectiveness Date (the "Exchange Date"). The Exchange Offer shall be on the appropriate form permitting registration of the Exchange Securities to be offered in exchange for the Transfer Restricted Securities and to permit resales of Transfer Restricted Securities held by Broker-Dealers as contemplated by Section 3(c) hereof
(b)The Company and any Guarantor shall cause the Exchange Offer Registration Statement to be effective continuously and shall keep the Exchange Offer open for a period of not less than the minimum period required under applicable federal and state securities laws to Consummate the Exchange Offer; provided, however, that in no event shall such period be less than 30 days after the date notice of the Exchange Offer is mailed to the Holders. The Issuer shall cause the Exchange Offer to comply with all applicable federal and state securities laws. No securities other than the Exchange Securities shall be included in the Exchange Offer Registration Statement.

(c)    The Issuer shall indicate in a "Plan of Distribution" section contained in the
Prospectus forming a part of the Exchange Offer Registration Statement that any Broker-Dealer who holds Transfer Restricted Securities that were acquired for its own account as a result of market-making activities or other trading activities (other than Transfer Restricted Securities acquired directly from the Issuer), may exchange such Transfer Restricted Securities pursuant to the Exchange Offer; however, such Broker-Dealer may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the Exchange Securities received by such Broker-Dealer in the Exchange Offer, which prospectus delivery requirement may be satisfied by the delivery by such Broker-Dealer of the Prospectus contained in the Exchange Offer Registration Statement. Such "Plan of Distribution" section shall also contain all other information with respect to such resales by Broker-Dealers that the Commission may require in order to permit such resales pursuant thereto, but such "Plan of Distribution" shall not name any such Broker-Dealer or disclose the amount of Transfer Restricted Securities held by any such Broker-Dealer except to the extent required by the Commission as a result of a change in policy after the date of this Agreement.
Each of the Company and any Guarantor shall use its reasonable best efforts to keep the Exchange Offer Registration Statement continuously effective, supplemented and amended as required by the provisions of Section 6(c) hereof to the extent reasonably necessary to ensure that it is available for resales of Transfer Restricted Securities acquired by Broker-Dealers for their own accounts as a result of market-making activities or other trading activities, and to ensure that it conforms with the requirements of this Agreement, the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period ending on the earlier of (i) 180 days from the date on which the Exchange Offer Registration Statement is declared effective and (ii) the date on which a Broker-Dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities.
The Issuer shall provide sufficient copies of the latest version of such Prospectus to Broker-Dealers promptly upon request at any time during such 180-day (or shorter as provided in the foregoing sentence) period in order to facilitate such resales.
SECTION 4. ShelfRegistration.
(a)    ShelfRegistration. If (i) the Issuer is not required to file an Exchange Offer
Registration Statement or to consummate the Exchange Offer solely because the Exchange Offer is not permitted by applicable law or Commission policy (after the procedures set forth in Section 6(a) hereof have been complied with), (ii) for any reason the Exchange Offer is not Consummated by the Exchange Date or (iii) prior to the Exchange Date: (A) the Placement Agent requests from the Issuer with respect to Transfer Restricted Securities not eligible to be exchanged for Exchange Securities in the Exchange Offer or (B) with respect to any Holder of Transfer Restricted Securities such Holder notifies the Issuer that (i) such Holder is prohibited by applicable law or Commission policy from participating in the Exchange Offer, (ii) such Holder may not resell the Exchange Securities acquired by it in the Exchange Offer to the public without delivering a prospectus and that the Prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such Holder or (iii) such Holder is a

Broker-Dealer and holds Transfer Restricted Securities acquired directly from the Issuer or one of its affiliates, the Company and any Guarantor shall
(x)cause to be filed a shelf registration statement pursuant to Rule 415 under the Securities Act, which may be an amendment to the Exchange Offer Registration Statement (in either event, the "Shelf Registration Statement") on or prior to the 30th day after the date such obligation arises (such date being the "Shelf Filing Deadline"), which Shelf Registration Statement shall provide for resales of all Transfer Restricted Securities the Holders of which shall have provided the information required pursuant to Section 4(b) hereof; and
(y)use their reasonable best efforts to cause such Shelf Registration Statement to be declared effective by the Commission on or before the later of (A) the 60th day after the Shelf Filing Deadline or (B) the 270th day after the Closing Date (such later date being the "Shelf Effectiveness Deadline").
Each of the Company and any Guarantor shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended as required by the provisions of Sections 6(b) and (c) hereof to the extent necessary to ensure that it is available for resales of Transfer Restricted Securities by the Holders of such Securities entitled to the benefit of this Section 4(a), and to ensure that it conforms with the requirements of this Agreement, the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, from the date on which the Shelf Registration Statement is declared effective by the Commission until the expiration of the one-year period referred to in Rule 144 applicable to securities held by non-affiliates under the Securities Act (or shorter period that will terminate when all the Transfer Restricted Securities covered by such Shelf Registration Statement have been sold pursuant to such Shelf Registration Statement; provided that the Issuer may for a period of up to 60 days in any three-month period, not to exceed 90 days in any calendar year, determine that the Shelf Registration Statement is not usable under certain circumstances relating to corporate developments, public filings with the Commission and similar events, and suspend the use of the prospectus that is part of the Shelf Registration Statement.
(b)    Provision by Holders of Certain Information in Connection with the Shelf
Registration Statement. No Holder of Transfer Restricted Securities may include any of its Transfer Restricted Securities in any Shelf Registration Statement pursuant to this Agreement unless and until such Holder furnishes to the Issuer in writing, within 20 Business Days after receipt of a request therefor, such information as the Issuer may reasonably request for use in connection with any Shelf Registration Statement or Prospectus or preliminary Prospectus included therein. Each Holder as to which any Shelf Registration Statement is being effected agrees to furnish promptly to the Issuer all information required to be disclosed in order to make the information previously furnished to the Issuer by such Holder not materially misleading.
SECTION 5. Additional Interest. If (i) the Exchange Offer Registration Statement is not filed with the Commission on or prior to the Filing Date, (ii) the Exchange Offer Registration Statement has not been declared effective by the Commission on or prior to the Effectiveness Date, (iii) the Exchange Offer has not been Consummated by the Exchange Date, (iv) any Shelf

Registration Statement, if required hereby, has not been declared effective by the Commission on or prior to the Shelf Effectiveness Deadline, or (v) any Registration Statement required by this Agreement has been declared effective but ceases to be effective at any time at which it is required to be effective under this Agreement (each such event referred to in clauses (i) through (iv), a "Registration Default"), the Company hereby agrees that the interest rate borne by the Transfer Restricted Securities shall be increased by 0.25% per annum during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period (such increase, "Additional Interest"), but in no event shall such increase exceed 1.00% per annum in the aggregate. On the date all Registration Defaults relating to the particular Transfer Restricted Securities are cured, the interest rate borne by the relevant Transfer Restricted Securities will be reduced to the original interest rate borne by such Transfer Restricted Securities; provided, however, that, if after any such reduction in interest rate, a different Registration Default occurs, the interest rate borne by the relevant Transfer Restricted Securities shall again be increased pursuant to the foregoing provisions.
All obligations of the Company and any Guarantor set forth in the preceding paragraph that are outstanding with respect to any Transfer Restricted Security at the time such security ceases to be a Transfer Restricted Security shall survive until such time as all such obligations with respect to such security shall have been satisfied in full.
All accrued Additional Interest will be paid by the Company and any Guarantor on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of certificated Transfer Restricted Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.
The amount of Additional Interest will be determined by multiplying the applicable additional interest rate by the then outstanding principal amount of the Securities and further multiplied by a fraction, the numerator of which is the number of days such additional interest rate was applicable during such period (determined on the basis of a 360 day year comprised of twelve 30 day months), and the denominator of which is 360. Additional Interest pursuant to this Section 5 constitutes liquidated damages with respect to Registration Defaults and shall be the exclusive monetary remedy available to the Holders with respect to any Registration Default.
SECTION 6. Registration Procedures.
(a)    Exchange Offer Registration Statement.
(i)    In connection with the Exchange Offer, the Company and any Guarantor shall comply with all of the provisions of Section 6(c) hereof, shall use its reasonable best efforts to effect such exchange to permit the sale of Transfer Restricted Securities being sold in accordance with the intended method or methods of distribution thereof, and if in the reasonable opinion of counsel to the Issuer there is a question as to whether the Exchange Offer is permitted by applicable law, each of the Company and any Guarantor hereby agree to seek a no-action letter or other favorable decision from the Commission allowing the Company and any Guarantor to Consummate an Exchange Offer for such

Transfer Restricted Securities. Each of the Company and any Guarantor hereby agree to pursue the issuance of such a decision to the Commission staff level but shall not be required to take action to effect a change of Commission policy. Each of the Company and any Guarantor hereby agrees, however, to (A) participate in telephonic conferences with the Commission, (B) deliver to the Commission staff an analysis prepared by counsel to the Issuer setting forth the legal bases, if any, upon which such counsel has concluded that such an Exchange Offer should be permitted and (C) diligently pursue a favorable resolution by the Commission staff of such submission.
(ii)    As a condition to its participation in the Exchange Offer pursuant to the terms of this Agreement, each Holder of Transfer Restricted Securities shall furnish, upon the request of the Issuer, prior to the Consummation thereof, a written representation to the Issuer (which may be contained in the letter of transmittal contemplated by the Exchange Offer Registration Statement) to the effect that (A) it is not an affiliate of the Issuer or the Co-Issuer within the meaning of Rule 405 of the Securities Act or, if it is an affiliate of the Issuer or the Co-Issuer within the meaning of Rule 405 of the Securities Act, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it, (B) at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any Person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Securities in violation of the provisions of the Securities Act, (C) it is acquiring the Exchange Securities in its ordinary course of business and (D) if it is a Broker-Dealer that will receive Exchange Securities for its own account in exchange for Transfer Restricted Securities that were acquired as a result of market-making or other trading activities, then it will deliver a Prospectus (or, to the extent permitted by law, make available a Prospectus to purchasers) in connection with any resale of such Transfer Restricted Securities. In addition, all such Holders of Transfer Restricted Securities shall otherwise reasonably cooperate in the Company's preparations for the Exchange Offer. Each Holder hereby acknowledges and agrees that any Broker-Dealer and any such Holder using the Exchange Offer to participate in a distribution of the securities to be acquired in the Exchange Offer (1) could not under Commission policy as in effect on the date of this Agreement rely on the position of the Commission enunciated in Morgan Stanley and Co. Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the Commission's letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters (which may include any no-action letter obtained pursuant to clause (i) above), and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of Exchange Securities obtained by such Holder in exchange for Transfer Restricted Securities acquired by such Holder directly from the Issuer.
(b)    Shelf Registration Statement. If required pursuant to Section 4, in connection with the Shelf Registration Statement, each of the Company and any Guarantor shall comply with all the provisions of Section 6(c) hereof and shall use its reasonable best efforts to effect such registration to permit the sale of the Transfer Restricted Securities being sold in accordance with the intended method or methods of distribution thereof, and pursuant thereto each of the Company and any Guarantor will as expeditiously as possible prepare and file with the Commission a Registration Statement relating to the registration on any appropriate form under the Securities Act, which form shall be available for the sale of the Transfer Restricted Securities in accordance with the intended method or methods of distribution thereof.
(c)    General Provisions. In connection with any Registration Statement and any
Prospectus required by this Agreement to permit the sale or resale of Transfer Restricted Securities (including, without limitation, any Registration Statement and the related Prospectus required to permit resales of Transfer Restricted Securities by Broker-Dealers), each of the Company and any Guarantor shall:
use its reasonable best efforts to keep such Registration Statement continuously effective and provide all requisite financial statements (including, if required by the Securities Act or any regulation thereunder, financial statements of any Guarantor) for the period specified in Section 3 or 4 hereof, as applicable; upon the occurrence of any event that would cause any such Registration Statement or the Prospectus contained therein (A) to contain an untrue statement of a material fact or omission to state a material fact (it being understood that neither the Issuer nor the Co-Issuer shall be responsible for written information furnished to the Issuer or the Co-Issuer by or on behalf of Holders expressly for the use therein) or (B) not to be effective and usable for resale of Transfer Restricted Securities during the period required by this Agreement, the Issuer shall file promptly an appropriate amendment to such Registration Statement, in the case of clause (A), correcting any such misstatement or omission, and, in the case of either clause (A) or (B), use its reasonable best efforts to cause such amendment to be declared effective and such Registration Statement and the related Prospectus to become usable for their intended purpose(s) as soon as reasonably practicable thereafter;
(ii)prepare and file with the Commission such amendments and post-effective amendments to the applicable Registration Statement as may be necessary to keep the Registration Statement effective for the applicable period set forth in Section 3 or 4 hereof, as applicable, or such shorter period as will terminate when all Transfer Restricted Securities covered by such Registration Statement have been sold; cause the Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and to comply with the applicable provisions of Rules 424 and 430A under the Securities Act in a timely manner; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the sellers thereof set forth in such Registration Statement or supplement to the Prospectus;
(iii)advise the underwriter(s), if any, and selling Holders promptly and, if requested by such Persons, to confirm such advice in writing, (A) when the Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to any Registration Statement or any post-effective amendment thereto, when the same has become effective, (B) of any request by the Commission for amendments to the

Registration Statement or amendments or supplements to the Prospectus or for additional information relating thereto, (C) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Transfer Restricted Securities for offering or sale in any jurisdiction, or upon becoming aware thereof, the initiation of any proceeding for any of the preceding purposes, (D) of the existence of any fact or the happening of any event that makes any statement of a material fact made in the Registration Statement, the Prospectus, any amendment or supplement thereto, or any document incorporated by reference therein untrue, or that requires the making of any additions to or changes in the Registration Statement or the Prospectus in order to make the statements therein not misleading (it being understood that the Company and any Guarantor shall so advise with respect to any written information furnished to the Issuer or the Co-Issuer by or on behalf of Holders expressly for the use therein only upon becoming aware thereof). If at any time the Commission shall issue any stop order suspending the effectiveness of the Registration Statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Transfer Restricted Securities under state securities or blue sky laws, each of the Company and any Guarantor shall use its reasonable best efforts to obtain the withdrawal or lifting of such order at the earliest possible time;
(iv)furnish without charge to the Placement Agent, each selling Holder named in any Registration Statement, and each of the underwriter(s), if any, before filing with the Commission, copies of any Registration Statement or any Prospectus included therein or any amendments or supplements to any such Registration Statement or Prospectus (including all documents incorporated by reference after the initial filing of such Registration Statement), which documents will be subject to the review and comment of such Holders and underwriter(s) in connection with such sale, if any, for a period of at least five (5) Business Days; and if reasonably requested by any participating Holder, promptly include in a Prospectus supplement or post-effective amendment such information with respect to such participating Holder as such participating Holder reasonably requests to be included therein and make all required filings of such Prospectus supplement or such post-effective amendment as soon as the Issuer has received notification of the matters to be so included in such filing; and make the Company's and any Guarantor's representatives available for discussion of such document and other customary due diligence matters, and include such information in such document prior to the filing thereof as such selling Holders or underwriter(s), if any, reasonably may request;
(v)make available at reasonable times and in a reasonable manner for inspection by the Placement Agent, the managing underwriter(s), if any, participating in any disposition pursuant to such Registration Statement and any attorney or accountant retained by the Placement Agent or any of the underwriter(s), all financial and other records, pertinent corporate documents and properties of each of the Company and any Guarantor and cause the Company's and any Guarantor's officers, directors, managers and employees to supply all information reasonably requested by any such Holder, underwriter, attorney or accountant in connection with such Registration Statement or any post-effective amendment thereto subsequent to the filing thereof and prior to its effectiveness and to participate in meetings with investors to the extent requested by the managing underwriter(s), if any; provided that if any such information is identified by the Company or any Guarantor as being confidential or proprietary, each Person receiving such information shall take such actions as are reasonably necessary to protect the confidentiality of such information to the extent such action is otherwise not inconsistent with, an impairment of or in derogation of the rights and interests of any inspector, Holder or underwriter); and provided, further, that all such confidential information that is provided by the Company and any Guarantor shall be kept confidential by each such Person (except for disclosures to such Person's affiliates and its and their respective employees, legal counsel and other experts or agents who need to know such information in connection with permitted uses thereof), unless disclosure thereof is required or requested under compulsion of law (whether by oral question, interrogatory, subpoena, civil investigative demand or otherwise), by order or act of any court or governmental or regulatory authority or body, or such information is or has become available to the public generally through the Company or any Guarantor or through a third party without an accompanying obligation of confidentiality owed by such Person to the Company or any Guarantor, or disclosure is required in connection with any suit, action or proceeding for the purpose of defending itself, reducing its liability or protecting or exercising any of its rights, remedies or interests, or the Issuer consents to the non-confidential treatment of such information;
(vi)if requested by any selling Holders or the underwriter(s), if any, promptly incorporate in any Registration Statement or Prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as such selling Holders and underwriter(s), if any, may reasonably request to have included therein, including, without limitation, information relating to the "Plan of Distribution" of the Transfer Restricted Securities, information with respect to the principal amount of Transfer Restricted Securities being sold to such underwriter(s), the purchase price being paid therefor and any other terms of the offering of the Transfer Restricted Securities to be sold in such offering; and make all required filings with the Commission or such other required filings as may be reasonably requested by the selling Holders or the underwriter(s) of such Prospectus supplement or post-effective amendment as soon as reasonably practicable after the Issuer is notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;
(vi)    cause the Transfer Restricted Securities covered by the Registration Statement to be rated with the appropriate rating agencies, if so requested by the Holders of a majority in aggregate principal amount of Securities covered thereby or the underwriter(s), if any;
(vii)    furnish to each Placement Agent, each selling Holder and each of the underwriter(s), if any, without charge, at least one copy of the Registration Statement, as first filed with the Commission, and of each amendment thereto, including financial statements and schedules, all documents incorporated by reference therein and all exhibits (including exhibits incorporated therein by reference);
(ix)deliver to each selling Holder and each of the underwriter(s), if any, without charge, as many copies of the Prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such Persons may reasonably request; each of the Company and any Guarantor hereby consents to the use of the Prospectus and any amendment or supplement thereto by each of the selling Holders and each of the underwriter(s), if any, in connection with the offering and the sale of the Transfer Restricted Securities covered by the Prospectus or any amendment or supplement thereto;
(x)enter into such usual and customary agreements (including an underwriting agreement), and make such usual and customary representations and warranties, and take all such other actions in connection therewith in order to expedite or facilitate the disposition of the Transfer Restricted Securities pursuant to any Registration Statement contemplated by this Agreement, all to such extent as may be reasonably requested by any Placement Agent or by any Holder of Transfer Restricted Securities or underwriter in connection with any sale or resale pursuant to any Registration Statement contemplated by this Agreement; and whether or not an underwriting agreement is entered into and whether or not the registration is an Underwritten Registration, each of the Company and any Guarantor shall:
(A)    furnish to each Placement Agent, each selling Holder and each underwriter, if any, in such substance and scope as they may reasonably request and as are usually and customarily made by issuers to underwriters in primary underwritten offerings, upon the date of the Consummation of the Exchange Offer or, if applicable, the effectiveness of the Shelf Registration Statement:
(1)a certificate, dated the date of Consummation of the Exchange Offer or the date of effectiveness of the Shelf Registration Statement, as the case may be, signed by (y) the Chief Executive Officer, President or any Vice President and (z) a principal financial or accounting officer of each of the Company and any Guarantor, confirming, as of the date thereof, the matters set forth in Section 7(b)(5) of the Placement Agency Agreement and such other matters as such parties may reasonably request;
(2)an opinion, dated the date of Consummation of the Exchange Offer or the date of effectiveness of the Shelf Registration Statement, as the case may be, of counsel for the Company and any Guarantor, covering the matters set forth in Section 7(b)(3) of the Placement Agency Agreement and such other matters as such parties may reasonably request, and in any event including a statement to the effect that such counsel has participated in conferences with officers and other representatives of the Company and any Guarantor, representatives of the independent public accountants for the Company and any Guarantor, representatives of the underwriter(s), if any, and counsel to the underwriter(s), if any, in connection with the preparation of such Registration Statement and the related Prospectus and have considered the matters required to be stated therein and the statements contained therein, although such counsel has not independently verified the accuracy, completeness or fairness of such statements; and that such counsel advises that, on the basis of the foregoing, no facts came to such counsel's attention that caused such counsel to believe that the applicable Registration Statement, at the time such Registration Statement or any post-effective amendment thereto became effective, and, in the case of the Exchange Offer Registration Statement, as of the date of Consummation, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or that the Prospectus contained in such Registration Statement as of its date and, in the case of the opinion dated the date of Consummation of the Exchange Offer, as of the date of Consummation, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein not misleading. Without limiting the foregoing, such counsel may state further that such counsel assumes no responsibility for, and has not independently verified, the accuracy, completeness or fairness of the financial statements, notes and schedules and other financial data included in any Registration Statement contemplated by this Agreement or the related Prospectus; and
(3)    a customary comfort letter, dated the date of effectiveness of the Exchange Offer Registration Statement or Shelf Registration Statement, from the Issuer's independent accountants, in the customary form and covering matters of the type customarily requested to be covered in comfort letters by underwriters in connection with primary underwritten offerings;
(B)set forth in full or incorporate by reference in the underwriting agreement, if any, the indemnification provisions and procedures of Section 8 hereof with respect to all parties to be indemnified pursuant to such Section; and
(C)deliver such other documents and certificates as may be reasonably requested by such parties to evidence compliance with Section 6(c)(x)(A) hereof and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company or any Guarantor pursuant to this Section 6(c)(x), if any.
If at any time the representations and warranties of the Issuer contemplated in Section 6(c)(x)(A)(1) hereof cease to be true and correct, the Issuer shall so advise any Placement Agent and the underwriter(s), if any, and each selling Holder promptly and, if requested by such Persons, shall confirm such advice in writing;
(xi)    prior to any public offering of Transfer Restricted Securities, reasonably cooperate with the selling Holders, the underwriter(s), if any, and their respective counsel in connection with the registration and qualification of the Transfer Restricted Securities under the state securities or blue sky laws of such jurisdictions as the selling Holders or underwriter(s), if any, may reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to enable the disposition in such jurisdictions of the Transfer Restricted Securities covered by the Shelf Registration Statement; provided, however, that none of the Issuer, the Co-Issuer or any Guarantor shall be required to register or qualify as a foreign corporation or other entity as a dealer in securities in any jurisdiction where it would not otherwise be required to so qualify or file any general consent to service of process in any such jurisdiction or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject or to suits or to taxation, other than as to matters and transactions relating to the Registration Statement, in any jurisdiction where it is not then so subject;
(xii)shall issue, upon the request of any Holder of Transfer Restricted Securities covered by the Shelf Registration Statement, Exchange Securities having an aggregate principal amount equal to the aggregate principal amount of Transfer Restricted Securities surrendered to the Issuer by such Holder in exchange therefor or being sold by such Holder; such Exchange Securities to be registered in the name of such Holder or in the name of the purchaser(s) of such Securities, as the case may be; in return, the Transfer Restricted Securities held by such Holder shall be surrendered to the Issuer for cancellation;
(xiii)reasonably cooperate with the selling Holders and the underwriter(s), if any to facilitate the timely preparation and delivery of certificates representing Transfer Restricted Securities to be sold and not bearing any restrictive legends; and enable such Transfer Restricted Securities to be in such denominations and registered in such names as the Holders or the underwriter(s), if any, may reasonably request at least two Business Days prior to any sale of Transfer Restricted Securities made by such Holders or underwriter(s);
(xiv)use its reasonable best efforts to cause the Transfer Restricted Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be reasonably necessary to enable the seller or sellers thereof or the underwriter(s), if any, to consummate the disposition of such Transfer Restricted Securities, subject to the proviso contained in Section 6(c)(x) hereof;
(xv)if any fact or event contemplated by Section 6(c)(iii)(D) hereof shall exist or have occurred, prepare a supplement or post-effective amendment to the Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of Transfer Restricted Securities, the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading;
(xvi)provide a CUSIP number for all Securities not later than the effective date of the Registration Statement covering such Securities and provide the Trustee under the Indenture with printed certificates for such Securities which are in a form eligible for deposit with the Depository Trust Company and take all other action reasonably necessary to ensure that all such Securities are eligible for deposit with the Depository Trust Company;
(xvii)reasonably cooperate and assist in any filings required to be made with the FINRA and in the performance of any due diligence investigation by any underwriter (including any "qualified independent underwriter") that is required to be retained in accordance with the rules and regulations of FINRA, provided that any such underwriters if requested by the Issuer shall agree to keep any information obtained in the course of such due diligence investigation confidential pursuant to the terms of a confidentiality agreement reasonably acceptable to the Issuer;
(xviii)otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make generally available to its security holders, as soon as practicable, a consolidated earnings statement meeting the requirements of Rule 158 under the Securities Act (which need not be audited) for the twelve-month period (A) commencing at the end of any fiscal quarter in which Transfer Restricted Securities are sold to underwriters in a firm commitment or best efforts Underwritten Offering or (B) if not sold to underwriters in such an offering, beginning with the first month of the Issuer's first fiscal quarter commencing after the effective date of the Registration Statement;
(xix)cause the Indenture to be qualified under the Trust Indenture Act in connection with the registration of the Transfer Restricted Securities, and, in connection therewith, cooperate with the Trustee and the Holders of Securities to effect such changes to the Indenture as may be required for such Indenture to be so qualified in accordance with the terms of the Trust Indenture Act; and to execute and use its reasonable best efforts to cause the Trustee to execute, all documents that may be reasonably required to effect such changes and all other forms and documents required to be filed with the Commission to enable such Indenture to be so qualified in a timely manner;
(xx)use its reasonable best efforts to cause all Securities covered by the Registration Statement to be listed on each securities exchange or automated quotation system on which similar securities issued by the Issuer are then listed if requested by the Holders of a majority in aggregate principal amount of Securities or the managing underwriter(s), if any; and
(W) provide promptly to each Holder upon request each document filed with the Commission pursuant to the requirements of Section 13 and Section 15 of the Exchange Act.
Each Holder agrees by acquisition of a Transfer Restricted Security that, upon receipt of any notice from the Issuer of the existence of any fact of the kind described in
Section 6(c)(iii)(D) hereof, such Holder will forthwith discontinue disposition of Transfer Restricted Securities pursuant to the applicable Registration Statement until such Holder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 6(c)(xv) hereof, or until it is advised in writing (the "Advice") by the Issuer that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus. If so directed by the Issuer, each Holder will deliver to the Issuer (at the Issuer's expense) all copies, other than permanent file copies then in such Holder's possession, of the Prospectus covering such Transfer Restricted Securities that was current at the time of receipt of such notice. In the event the Issuer shall give any such notice, the, time period regarding the effectiveness of such Registration Statement set.forth,in Section 3 or 4 hereof, as applicable, shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 6(c)(iii)(D) hereof to and including the date when each selling Holder covered by such Registration Statement shall have received the copies of the supplemented or amended Prospectus contemplated by Section 6(c)(xvi) hereof or shall have received the Advice; provided, however, that no such extension shall be taken into account in determining whether Additional Interest is due pursuant to Section 5 hereof or the amount of such Additional Interest.
SECTION 7. Registration Expenses.
(a)All expenses incidental to the Issuer's, the Co-Issuer's and any Guarantor's performance of or compliance with this Agreement will be borne by the Company and any Guarantor, jointly and severally, regardless of whether a Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees and expenses (including filings made by the Placement Agent or Holder with FINRA (and, if applicable, the fees and expenses of any "qualified independent underwriter" and its counsel that may be required by the rules and regulations of FINRA but only where the need for such a "qualified independent underwriter" arises due to a relationship with the Company and any Guarantor)); (ii) all fees and expenses of compliance with federal securities and state securities or blue sky laws; (iii) all expenses of printing (including printing certificates for the Exchange Securities to be issued in the Exchange Offer and printing of Prospectuses), messenger and delivery services and telephone; (iv) all fees and disbursements of counsel for the Issuer, the Co-Issuer any Guarantor and, subject to Section 7(b) hereof, the Holders of Transfer Restricted Securities; (v) all application and filing fees in connection with listing the Exchange Securities on a securities exchange or automated quotation system pursuant to the requirements thereof; and (vi) all fees and disbursements of independent certified public accountants of the Company and any Guarantor (including the expenses of any special audit and comfort letters required by or incident to such performance).
Each of the Issuer, the Co-Issuer and any Guarantor will, in any event, bear its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit and the fees and expenses of any Person, including special experts, retained by the Issuer or the Co-Issuer.
(b)In connection with any Registration Statement required by this Agreement (including, without limitation, the Exchange Offer Registration Statement and the Shelf Registration Statement), the Company and any Guarantor, jointly and severally, will reimburse the Placement Agent and the Holders of Transfer Restricted Securities being tendered in the Exchange Offer and/or resold pursuant to the "Plan of Distribution" contained in the Exchange Offer Registration Statement or registered pursuant to the Shelf Registration Statement, as applicable, for the reasonable fees and disbursements of not more than one counsel chosen by the Holders of a majority in principal amount of the Transfer Restricted Securities for whose benefit such Registration Statement is being prepared. The Company and any Guarantor shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of the Exchange Securities in exchange for the Securities; provided, that neither the Issuer nor the Co-Issuer shall be required to pay taxes payable in respect of any transfer involved in the issuance or delivery of any Excjiange,Securities in a name other than that of the Holder thereof in respect of which such Exchange Security is being issued. In no event shall the Issuer, the Co-Issuer or any Guarantor be responsible for any broker or similar commissions of any Holders, or except the extent provided herein, any legal fees or other costs of the Holders.
SECTION 8. Indemnification.
(a)    The Company and any Guarantor, jointly and severally, agree to indemnify and hold harmless (i) each Holder and (ii) each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) any Holder (any of the Persons referred to in this clause (ii) being hereinafter referred to as a "controlling person") and (iii) the respective officers, directors, partners, employees, representatives and agents of any Holder or any controlling person (any Person referred to in clause (i), (ii) or (iii) may hereinafter be referred to as an "Indemnified Holder"), to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, judgments, actions and expenses (including, without limitation, and as incurred, reimbursement of all reasonable costs of investigating, preparing, pursuing, settling, compromising, paying or defending any action, claim or proceeding, or any investigation or proceeding by any governmental agency or body, commenced or threatened, including the reasonable fees and expenses of counsel to any Indemnified Holder), joint or several, directly or indirectly caused by, related to, based upon, arising out of or in connection with any untrue statement of a material fact or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (or any amendment or supplement thereto), or any omission or alleged omission to state therein, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made (in the case of the Prospectus), not misleading; provided, however, that none of the Issuer, the Co-Issuer or any Guarantor will be liable insofar as such losses, claims, damages, liabilities, costs or expenses are caused by an untrue statement of a material fact or omission or alleged untrue statement of a material fact or omission to state a material fact that is made in reliance upon and in conformity with information relating to any of the Holders furnished in writing to the Issuer by any of the Holders expressly for use therein. This indemnity agreement shall be in addition to any liability which the Issuer, the Co-Issuer or any Guarantor may otherwise have.
In case any action, claim or proceeding (including any governmental or regulatory investigation or proceeding) shall be brought or asserted against any of the Indemnified Holders with respect to which indemnity may be sought against the Issuer, the Co-Issuer or any Guarantor, such Indemnified Holder (or the Indemnified Holder controlled by such controlling person) shall promptly notify the Company and any Guarantor in writing; provided, however, that the failure to give such notice shall not relieve the Issuer, the Co-Issuer or any Guarantor of its obligations pursuant to this Agreement, except to the extent that it has been materially prejudiced by such failure. Such Indemnified Holder shall have the right to employ its own counsel in any such action and the fees and expenses of such counsel shall be paid, as incurred, by the Company and any Guarantor (regardless of whether it is ultimately determined that an

Indemnified Holder is not entitled to indemnification hereunder). The Company and any Guarantor shall not, in connection with any one such action, claim or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to .any local counsel) at any time for such Indemnified Holders, which firm shall be designated by the Holders. The Company and any Guarantor shall be liable for any settlement of any such action or proceeding effected with the Company's and any Guarantor's prior written consent, which consent shall not be withheld unreasonably, and each of the Company and any Guarantor agrees to indemnify and hold harmless any Indemnified Holder from and against any loss, claim, damage, liability or expense by reason of any settlement of any action effected with the written consent of the Company and any Guarantor. The Company and any Guarantor shall not, without the prior written consent of each Indemnified Holder, settle or compromise or consent to the entry of judgment in or otherwise seek to terminate any pending or threatened action, claim, litigation or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Holder is a party thereto), unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Holder from all liability arising out of such action, claim, litigation or proceeding.
(b)Each Holder of Transfer Restricted Securities agrees, severally and not jointly, to indemnify and hold harmless the Issuer, the Co-Issuer, any Guarantor and their respective directors, managers, officers of the Issuer, the Co-Issuer and any Guarantor who sign a Registration Statement, and any Person controlling (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Issuer, the Co-Issuer or any Guarantor and the respective officers, directors, managers, partners, employees, representatives and agents of each such Person, to the same extent as the foregoing indemnity from the Issuer, the Co-Issuer and any Guarantor to each of the Indemnified Holders, but only with respect to claims, damages, liabilities, judgments, actions and expenses based on information relating to such Holder furnished in writing by such Holder expressly for use in any Registration Statement. In case any action, claim or proceeding shall be brought against the Issuer, the Co-Issuer, any Guarantor or their respective directors, managers or officers or any such controlling person in respect of which indemnity may be sought against a Holder of Transfer Restricted Securities, such Holder shall have the rights and duties given the Company and any Guarantor, and the Company and any Guarantor, their respective directors, managers and officers and such controlling person shall have the rights and duties given to each Holder by the preceding paragraph.
(c)If the indemnification provided for in this Section 8 is unavailable to an indemnified party under Section 8(a) or (b) hereof (other than by reason of exceptions provided in those Sections) or insufficient in respect of any losses, claims, damages, liabilities, judgments, actions, costs or expenses referred to therein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities, costs or expenses in such proportion as is appropriate to reflect the relative benefits received by the Company and any Guarantor, on the one hand, and the Holders, on the other hand, from the Initial Placement (which in the case of the Company and any Guarantor shall be deemed to be equal to the total gross proceeds to the Company and any Guarantor from the Initial Placement), the amount of Additional Interest which did not become payable as a result of the filing of the Registration

Statement resulting in such losses, claims, damages, liabilities, judgments actions or expenses, or if such allocation is not permitted by applicable law, the relative fault of the Company and any Guarantor, on the one hand, and the Holders, on the other hand, in connection with the statements or omissions that resulted in such losses, claims, damages, liabilities, costs or expenses, as well as any other relevant equitable considerations. The relative fault of the Company and any Guarantor on the one hand and of the Indemnified Holder on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or any Guarantor, on the one hand, or the Indemnified Holders, on the other hand, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
The Company, any Guarantor and each Holder of Transfer Restricted Securities agree that it would not be just and equitable if contribution pursuant to this Section 8(c) were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities, costs or expenses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, none of the Holders (and its related Indemnified Holders) shall be required to contribute, in the aggregate, any amount in excess of the aggregate proceeds of sale of the Transfer Restricted Securities received by such Holder with respect to the Initial Securities exceeds the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission to state a material fact. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The Holders' obligations to contribute pursuant to this Section 8(c) are several in proportion to the respective principal amount of Securities held by each of the Holders hereunder and not joint.
SECTION 9. Rule 144A. Each of the Company and any Guarantor hereby agrees with each Holder, for so long as any Transfer Restricted Securities remain outstanding, to make available to any Holder or beneficial owner of Transfer Restricted Securities in connection with any sale thereof and any prospective purchaser of such Transfer Restricted Securities from such Holder or beneficial owner, the current information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Transfer Restricted Securities pursuant to Rule 144A under the Securities Act.
SECTION 10. Participation in Underwritten Registrations. No Holder may participate in any Underwritten Registration hereunder unless such Holder (a) agrees to sell such Holder's Transfer Restricted Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up letters and other documents required under the terms of such underwriting arrangements.

SECTION 11. Selection of Underwriters. The Holders of Transfer Restricted Securities covered by the Shelf Registration Statement who desire to do so may sell such Transfer Restricted Securities in an Underwritten Offering. In any such Underwritten Offering, the investment banker(s) and managing underwriter(s) that will administer such offering will be selected by the Holders of a majority in aggregate principal amount of the Transfer Restricted Securities included in such offering, subject to approval by the Company and any Guarantor, which approval will not be unreasonably withheld.
SECTION 12. Miscellaneous.
(a)Remedies. Each of the Company and any Guarantor hereby agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.
(b)No Inconsistent Agreements. Each of the Company and any Guarantor will not on or after the date of this Agreement enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. Except as described in the Time of Sale Document (as defined in the Placement Agency Agreement), none of the Issuer, the Co-Issuer or any Guarantor has previously entered into any agreement granting any registration rights with respect to its securities to any Person. The rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of the Company's or any Guarantor's securities under any agreement in effect on the date hereof, it being acknowledged that registration rights (i) are being granted under the warrant agreement dated the Closing Date among the Issuer, the Co-Issuer and The Bank of New York Mellon Trust Company, N.A., as warrant agent, relating to the Warrants, and (ii) identical to those granted to the holders of the Warrants are expected to be granted to holders of common equity included in the units to be issued to the Issuer's equity sponsor, ORB Investments.
(c)Adjustments Affecting the Securities. Neither the Issuer nor the Co-Issuer will take any action, or permit any change to occur, with respect to the Securities that would materially and adversely affect the ability of the Holders to Consummate any Exchange Offer.
(d)Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given unless the Issuer has (i) in the case of Section 8 hereof and this Section 12(d), obtained the written consent of Holders of all outstanding Transfer Restricted Securities and (ii) in the case of all other provisions hereof, obtained the written consent of Holders of a majority in aggregate principal amount of the outstanding Transfer Restricted Securities (excluding any Transfer Restricted Securities held by the Issuer or the Co-Issuer or affiliates thereof). Notwithstanding the foregoing, a waiver or consent to departure from the provisions hereof that relates exclusively to the rights of Holders whose securities are being tendered pursuant to the Exchange Offer or sold pursuant to a Registration Statement and that does not directly or indirectly affect the rights of other Holders whose securities are not being tendered pursuant to such Exchange Offer or sold pursuant to such Registration Statement may be given by the Holders of a majority of the outstanding principal amount of Transfer Restricted

Securities being tendered or registered; provided, however, that, with respect to any matter that directly or indirectly affects the rights of the Placement Agent hereunder, the Issuer shall obtain the written consent of the Placement Agent (such consent not to be unreasonably withheld) with respect to which such amendment, qualification, supplement, waiver, consent or departure is to be effective.
(e)    Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, first-class mail (registered or certified, return receipt requested), facsimile, or air courier guaranteeing overnight delivery:
(i)if to a Holder, at the address set forth on the records of the registrar under the Indenture, with a copy to the registrar under the Indenture; and
(ii)if to the Issuer or the Co-Issuer:
U.S. Well Services, LLC or USW Financing Corp.
2100 West Loop South, Suite 1602 Houston, TX 77027
Facsimile No.: (713) 590-2827 Attention: Chief Financial Officer
With a copy to:
Kelley Drye & Warren LLP
333 West Wacker Drive, Suite 2600 Chicago, IL 60606
Facsimile No.: (312) 857-7095
Attention: Timothy R. Lavender, Esq.
All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if sent by facsimile; and on the next Business Day, if timely delivered to an air courier guaranteeing overnight delivery.
Copies of all such notices, demands or other communications shall be concurrently delivered by the Person giving the same to the Trustee at the address specified in the Indenture.
(f)    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including, without limitation, and without the need for an express assignment, subsequent Holders of Transfer Restricted Securities; provided, however, that this Agreement shall not inure to the benefit of or be binding upon a successor or assign of a Holder unless and to the extent such successor or assign acquired Transfer Restricted Securities from such Holder.
(g)    Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
(h)Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
(h)    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES THEREOF.
(i)    Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.
(k)    Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted by the Issuer or the Co-Issuer with respect to the Transfer Restricted Securities. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
U.S. WELL SERVICES, LLC
By:     /s/ Daniel T. Layton
Name: Daniel T. Layton
Title: Chief Operating Officer
USW FINANCING CORP.
By:     /s/ Daniel T. Layton
Name: Daniel T. Layton
Title: Chief Operating Officer

The foregoing Registration Rights Agreement is hereby confirmed and accepted as of the date first above written:
GLOBAL HUNTER SECURITIES, LLC
By:    /s/ Richard A. Goldenberg
Name: Richard H. Goldenberg
Title: Head of Global Debt Capital Markets

RONIN CAPITAL, LLC
PURCHASER
By:    /s/ Agnes Burda
Name: Agnes Burda
Title: Compliance Officer

TWK HOLDINGS LLC
PURCHASER
By:    /s/ Tracy W. Krohn
Name: Tracy W. Krohn
Title: Managing Member

MILLSTREET CREDIT FUND LP
PURCHASER
By:    /s/ Craig Kelleher
Name: Craig Kelleher
Title: Managing Member

KLS DIVERSIFIED MASTER FUND L.P.
PURCHASER
BY: KLS DIVERSIFIED ASSET MANAGEMENT LP
By:    /s/ Michael Zarrilli
Name: Michael Zarrilli
Title: COO

MEDLEY CREDIT STRATEGY MASTER LP
PURCHASER
BY: KLS DIVERSIFIED ASSET MANAGEMENT LP
By:    /s/ Robert Comizio
Name: Robert Comizio
Title: Manager

MEDLEY CAPITAL CORPORATION
PURCHASER
By:    /s/ Richard Allorto
Name: Richard Allorto
Title: CFO

LJR CAPITAL, L.P.
PURCHASER
By:    /s/ Lawrence B. Gill
Name: Lawrence B. Gill
Title: Authorized Signatory

ALJ CAPITAL I, L.P.
PURCHASER
By:    /s/ Lawrence B. Gill
Name: Lawrence B. Gill
Title: Authorized Signatory

ALJ CAPITAL II, L.P.
PURCHASER
By:    /s/ Lawrence B. Gill
Name: Lawrence B. Gill
Title: Authorized Signatory

CANDLEWOOD SPECIAL SITUATIONS MASTER FUND, LTD.
PURCHASER

BY:	CANDLEWOOD INVESTMENT GROUP, LP, its Manager
By:    /s/ David Koenig
Name: David Koenig
Title: Authorized Person

CWD OC 522 MASTER FUND, LTD.
PURCHASER
By:    /s/ David Koenig
Name: David Koenig
Title:

WHITEBOX MULTI-STRATEGY PARTNERS, LP
PURCHASER
By:    /s/ Jonathan Wood
Name: Jonathan Wood
Title: COO

WHITEBOX CREDIT ARBITRAGE PARTNERS, LP
PURCHASER
By:    /s/ Jonathan Wood
Name: Jonathan Wood
Title: Authorized Signatory

PERGAMENT MULTI- STRATEGY OPPORTUNITIES, LP
PURCHASER
By:    /s/ Steven J. Brain
Name: Steven J. Brain
Title: Portfolio Manager

COURAGE SPECIAL SITUATIONS MASTER FUND, LP
PURCHASER
BY: COURAGE CAPITAL MANAGEMENT, LLC,    Advisor
By:    /s/ Thomas G. Milne
Name: Thomas G. Milne
Title: President

HFRED COURAGE SPECIAL SITUATIONS MASTER TRUST
PURCHASER
BY:     COURAGE CAPITAL MANAGEMENT, LLC,    Advisor
By:    /s/ Thomas G. Milne
Name: Thomas G. Milne
Title: President

MSD CREDIT OPPORTUNITY MASTER FUND, L.P.
PURCHASER
By:    /s/ Mark Lisker
Name: Mark Lisker
Title: Managing Director

ALPINE PARTNERS, L.P.
PURCHASER
By:    /s/ Gary Moorman
Name: Gary Moorman
Title: Senior Analyst

ALPINE HERITAGE OFFSHORE FUND, LTD.
PURCHASER
By:    /s/ Gary Moorman
Name: Gary Moorman
Title: Senior Analyst

ALPINE HERITAGE II, L.P.
PURCHASER
By:    /s/ Gary Moorman
Name: Gary Moorman
Title: Senior Analyst

ALPINE HERITAGE, L.P.
PURCHASER
By:    /s/ Gary Moorman
Name: Gary Moorman
Title: Senior Analyst

ALPINE ASSOCIATES, A LIMITED PARTNERSHIP
PURCHASER
By:    /s/ Gary Moorman
Name: Gary Moorman
Title: Senior Analyst

FEINGOLD O’KEEFFE CAPITAL I (QP), L.P.
PURCHASER
By:    /s/ Andrea Feingold
Name: Andrea Feingold
Title: Portfolio Manager

FEINGOLD O’KEEFFE MASTER FUND, LTD.
PURCHASER
By:    /s/ Andrea Feingold
Name: Andrea Feingold
Title: Portfolio Manager

VERITION MULTI-STRATEGY MASTER FUND, LTD.
PURCHASER
By:    /s/ Ted Hagan
Name: Ted Hagan
Title: CFO

STONEHILL INSTITUTIONAL PARTNERS, L.P.
PURCHASER
By:     Stonehill General Partner, LLC,    its General Partner
By:    /s/ John Motulsky
Name: John Motulsky
Title: Managing Member

/S/ RICHARD A. GOLDENBERG
PURCHASER
GLOBAL HUNTER SECURITIES, LLC
By:    /s/ Richard A. Goldenberg
Name: Richard A. Goldenberg
Title: Head of Global Debt Capital Markets

Exhibit 4.4
ESCROW AGREEMENT
This ESCROW AGREEMENT (this "Escrow Agreement") is made and entered into as of February 21, 2012 among U.S. Well Services, LLC, a Delaware limited liability company ("USW"), USW Financing Corp., a Delaware corporation ("USW Finance" and together with USW, the "Issuers") The Bank of New York Mellon Trust Company, N.A., as Trustee under the Indenture referred to below (in such capacity, the "Trustee") and The Bank of New York Mellon Trust Company, N.A., as escrow agent (in such capacity, the "Escrow Agent"), in favor of Holders (as defined in the Indenture) of the Notes (as defined herein) issued on the date hereof by the Issuers under the Indenture referred to below.
WITNESSETH
WHEREAS, the Issuers and the several purchasers (collectively, the "Purchasers") that are each parties to a Purchase Agreement dated on or around February 14, 2012 (as such agreements may be amended, the "Purchase Agreements"), pursuant to which, concurrently with the execution and delivery hereof, the Issuers are issuing and selling to the Purchasers an aggregate of $85,000,000 principal amount of their 14.50% Senior Secured Notes due 2017 (the "Notes");
WHEREAS, the Issuers and Global Hunter Securities LLC ("GHS") are parties to a Placement Agency Agreement dated as of February 16, 2012 (as such agreement may be amended, the "Placement Agency Agreement"), pursuant to which GHS is placing the Notes with the Purchasers;
WHEREAS, the Issuers and the Trustee have entered into that certain Indenture dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the "Indenture"), pursuant to which the Issuers are issuing the Notes on the date hereof;
WHEREAS, on the date hereof, pursuant the Placement Agency Agreement and the Indenture, the Issuers are required to deposit, or direct the deposit, into (i) the Second Contract Escrow Account (as defmed herein) of $37,500,000 (the "Second Contract Escrow Deposit Amount"), which amount shall be held by the Escrow Agent for the benefit of the Trustee and the ratable benefit of the Holders until released in accordance with the terms hereof;
WHEREAS, in the event that the Second Contract Completion Date (as defined herein) has not occurred by the Second Contract Date of Determination (as defined herein), the Issuers shall be required to make a Second Contract Repurchase Offer (as defined in the Indenture) pursuant to the provisions of Section 4.19 of the Indenture (the "Second Contract Repurchase Obligations");
NOW, THEREFORE, in consideration of the premises herein contained, USW, USW Finance, the Trustee and the Escrow Agent hereby agree, for the benefit of the Trustee and for the ratable benefit of the Holders, as follows:
SECTION 1. Certain Definitions; Appointment Deposit and Investment.
1.1    Definitions.
"Business Day" means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required to close by law.

"Eligible Escrow Investments" means, at any time, (1) United States Dollars, (2) Government Securities maturing no later than the Business Day preceding the Second Contract Payment Date (as defined in the Indenture) and (3) securities representing an interest or interests in money market funds registered under the Investment Company Act of 1940, as amended, whose shares are registered under the Securities Act as investing exclusively in direct obligations of the United States of America.

"Escrow Agent" shall mean the Person named as the "escrow agent" in the first paragraph of this Escrow Agreement until a successor escrow agent shall have become such, in accordance with Section 7 hereof, and thereafter "Escrow Agent" shall mean the Person who is then the Escrow Agent hereunder.
"Escrowed Funds" means the Second Contract Escrow Deposit Amount, any Eligible Escrow Investments in deposit in the Second Contract Escrow Account and all interest, dividends and other distributions and payments thereon.
"GHS" shall have the meaning set forth in the recitals hereto.
"Government Securities" means any security issued or guaranteed as to principal or interest by the federal government of the United States, or by a person controlled or supervised by and acting as an instrumentality of the federal government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing.
"Issuers" shall have the meaning set forth in the recitals hereto. "Purchasers" shall have the meaning set forth in the recitals hereto.
"Notes Obligations" shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, the Issuers arising under the Indenture or the Notes, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Issuer of any proceeding under any bankruptcy or insolvency law naming any Issuer as the debtors in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Notes Obligations include the obligation to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by the Issuers under the Indenture and the Notes.
"Officer" shall mean, with respect to each Issuer, an individual identified as an Officer of such Person on Schedule I hereto.
"Paying Agent" shall have the meaning ascribed to such term in the Indenture.
"Person" or "person" means a natural person, corporation, company, joint venture, individual business trust, trust association, partnership, limited partnership, limited liability company or other entity.
"Placement Agency Agreement" shall have the meaning set forth in the recitals hereto. "Purchase Agreements" shall have the meaning set forth in the recitals hereto.
"Second Contract Completion Date" shall mean the date on which each of the conditions referred to in the Second Contract Release Certificate shall have been satisfied.

"Second Contract Date of Determination" means the earlier of (i) the date on which the Trustee delivers an Second Contract Enforcement Notice to the Escrow Agent in accordance with Section 3(c) hereof and (iii) the Second Contract Outside Date.
"Second Contract Enforcement Notice" shall mean the notice in the form of Exhibit B hereto signed by the Trustee and delivered to the Escrow Agent in accordance with Section 3(c) hereof.

"Second Contract Escrow Account" means the escrow account titled "U.S. Well Services Escrow Account — Second Fracturing Contract" established hereby with the Escrow Agent.
"Second Contract Escrow Deposit Amount" shall have the meaning set forth in the recitals hereto.
"Second Contract Outside Date" shall mean June 30, 2012.
"Second Contract Release Certificate" shall mean a certificate in the form of Exhibit A hereto (including the appropriate attachments) signed by an Officer of each Issuer and delivered to the Escrow Agent and the Trustee in accordance with Section 4(b) hereof.
"Second Contract Repurchase Amount" shall have the meaning set forth in Section 4(e) hereof.
"Second Contract Repurchase Offer Release Certificate" shall mean a certificate in the form of Exhibit C hereto (including the appropriate attachments) signed by an Officer of each of the Issuers and delivered to the Escrow Agent and the Trustee in accordance with Section 4(c) hereof.
All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Indenture.
1.2    Appointment of the Escrow Agent.
Each of the Issuers and the Trustee hereby appoint The Bank of New York Mellon Trust Company, N.A. as Escrow Agent in accordance with the terms and conditions set forth herein and The Bank of New York Mellon Trust Company, N.A. hereby accepts such appointment. The Second Contract Escrow Deposit Amount shall be deposited with the Escrow Agent in the Second Contract Escrow Account, in United States Dollars, by wire transfer of immediately available funds. The Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder and constituting Escrowed Funds or to exercise any right or privilege which may be afforded to the holder of any such security except as expressly provided herein.
1.3    Establishment of Escrow Account.
The Escrow Agent shall establish and maintain the Second Contract Escrow Account herein provided for in accordance with the terms of this Escrow Agreement.
1.4    Deposit of Escrowed Funds.
On or prior to the date hereof, the Issuers shall deposit, or cause to be deposited, the Second Contract Escrow Deposit Amount into the Second Contract Escrow Account.

SECTION 2. Maintaining the Escrow Account.
Except as otherwise provided by the provisions of Section 4 and Section 9 hereof:
(a)Until all Escrowed Funds have been disbursed in accordance with the provisions of Sections 4(b) and 4(c) and the Second Contract Release Certificate has been provided, the Issuers will maintain the Second Contract Escrow Account with the Escrow Agent.

(b)It shall be a term and condition of the Second Contract Escrow Account, notwithstanding any term or condition to the contrary in any other agreement relating to the Second Contract Escrow Account (other than this Escrow Agreement), that no amount (including interest, dividends or other distributions or payments on Eligible Escrow Investments) shall be paid or released to or for the account of, or withdrawn by or for the account of, either Issuer, the Purchasers or any other Person from the Second Contract Escrow Account except in accordance with the provisions of this Escrow Agreement.
(c)The Second Contract Escrow Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or governmental authority, as may now or hereafter be in effect.
SECTION 3. Investing of Escrowed Funds: Release Certificate.
(a)Prior to delivery by the Trustee of a notice to the Escrow Agent stating that an Event of Default (as defined in the Indenture) has occurred and is continuing under the Indenture, Escrowed Funds held by the Escrow Agent in the Second Contract Escrow Account shall be invested and reinvested by the Escrow Agent in the name of the Escrow Agent in Eligible Escrow Investments in accordance with written instructions of USW. The Escrow Agent shall have no obligation to invest or reinvest the Escrowed Funds (i) in the absence of any written direction from USW or (ii) following delivery by the Trustee of a notice to the Escrow Agent stating that an Event of Default (as defined in the Indenture) has occurred and is continuing. In no event shall the Escrow Agent be liable for any loss resulting from Eligible Escrow Investments unless such loss results from Escrowed Funds being invested in investments other than Eligible Escrow Investments or the Escrow Agent's bad faith, gross negligence or willful misconduct.
(b)In the event that the Board of Directors of USW has determined in good faith that the Second Contract Completion Date will occur on a date prior to the Second Contract Outside Date, then on the Second Contract Completion Date no later than 11:00 a.m. (New York City time), the Issuers shall deliver a Second Contract Release Certificate in the form of Exhibit A hereto to the Escrow Agent and the Trustee.
(c)In the event that prior to the Second Contract Completion Date the Trustee has received a request of the Holders of a majority in principal amount of the Notes then outstanding following any declaration of the acceleration of the Notes under Section 6.02 of the Indenture that has not been rescinded, the Trustee shall deliver a Second Contract Enforcement Notice in the form of Exhibit B hereto, to the Escrow Agent and the Issuers on the third Business Day following such request.
SECTION 4. Disbursements.
The Escrow Agent shall hold the Escrowed Funds in the Escrow Accounts and release the same only as follows:
(a)[Reserved].

(b)If the Escrow Agent receives at or prior to 11:00 a.m. (New York City time) on the Second Contract Outside Date, a Second Contract Release Certificate pursuant to Section 3(b) hereof, the
Escrow Agent shall release to, or at the written direction of USW, all the Escrowed Funds to USW in accordance with the instructions provided in the Second Contract Release Certificate.

(c)If the Escrow Agent (i) has not received a Second Contract Release Certificate at or prior to 11:00 a.m. (New York City time) on the Second Contract Outside Date, or (ii) has received a Second Contract Enforcement Notice from the Trustee prior to the Second Contract Completion Date, then Issuers shall deliver the Second Contract Repurchase Offer Release Certificate in the form of Exhibit C to the Escrow Agent, and the Escrow Agent shall promptly upon receipt thereof release (x) an amount of Escrowed Funds to the Trustee equal to an amount necessary to consummate the Second Contract Repurchase Offer (as defined in the Indenture) pursuant to the provisions of Section 4.19 of the Indenture and (y) any remaining amount of Escrowed Funds to USW.
(d)Notwithstanding anything in this Escrow Agreement to the contrary, the Escrow Agent shall disburse Escrowed Funds as directed pursuant to a fmal judgment (without further right of appeal) of a court of competent jurisdiction; provided, however, that the Escrow Agent shall provide notice thereof to the Issuers and the Trustee prior to such disbursement. None of the Escrow Agent, Trustee or Paying Agent shall be responsible for calculating amounts to be disbursed hereunder, and each shall be entitled to rely on written instructions from USW delivered in accordance with this Escrow Agreement, which instructions shall include wiring instructions, if not provided for herein.
(e)As soon as practicable after notice of the Second Contract Repurchase Offer is given pursuant to Section 4(c), and in any case at or prior to 11:00 a.m. (New York City time) on the Second Contract Outside Date (to the extent that neither a Second Contract Release Certificate nor a Second Contract Enforcement Notice has been delivered to the Escrow Agent prior to such time), the Escrow Agent shall notify the Paying Agent, the Trustee and the Issuers of the amount of the Escrowed Funds on deposit in the Second Contract Escrow Account as of such date and USW shall calculate the amount necessary to consummate the Second Contract Repurchase Offer (as defined in the Indenture) and shall notify the Escrow Agent, the Trustee and the Paying Agent of such amount (the "Second Contract Repurchase Amount"). To the extent the amount of Escrowed Funds is less than the Second Contract Repurchase Amount, the Issuers further agree to pay to the Paying Agent, at or prior to 1:00 p.m. (New York City time) on the Second Contract Payment Date (as defined in the Indenture), cash in the amount of funds necessary to permit the Notes to be repurchased in accordance with Section 4.19 of the Indenture.
SECTION 5.    Grant of Security Interest.
(a)The Issuers hereby pledge, assign and grant to the Escrow Agent, for the benefit of the Trustee and the Holders of the Notes to secure the Notes Obligations, a security interest in all of their right, title and interest in, whether now owned by or owing to, or hereafter acquired by or arising in favor of the Issuers, the Escrowed Funds, and all substitutions for and replacements, proceeds and products of the foregoing, together with all books and records related thereto and any assets at any time evidencing or relating to any of the foregoing, in connection with the prompt and complete payment and performance by the Issuers of the Second Contract Repurchase Obligations.
(b)The Escrow Agent hereby agrees that prior to release from the Escrow Accounts all Escrowed Funds shall either be held as United States Dollars or invested in Eligible Escrow Investments specified in writing to the Escrow Agent by an Officer of USW in accordance with Section 3 hereof. The

Escrow Agent hereby agrees that the Eligible Escrow Investments and any investment property, financial asset, security, instrument or cash or cash balances (irrespective of the currency in which such cash or cash balances are denominated)) credited to a securities account shall be treated as a "financial asset" within the meaning of Section 8-102(a)(9) of the New York UCC. If at any time the Escrow Agent receives (i) any entitlement order (as such term is defined in Section 8-102(a)(8) of the New York UCC) with respect to any financial asset credited to an Escrow Account or (ii) any instruction (within the meaning of Section 9-104(b) of the New York UCC) concerning the disposition of funds held in an Escrow Account from the Trustee acting on the written directions of the majority of the holders of the Notes, the Escrow Agent shall comply with such entitlement order or instruction, as applicable, without further consent of USW or any other person.

(c)Upon the release of any Escrowed Funds pursuant to Section 4 hereof, the security interest of the Escrow Agent for the benefit of the Trustee and the Holders of the Notes shall automatically terminate without any further action and the Escrowed Funds so released shall be delivered to the recipient free and clear of any and all liens, claims or encumbrances of any person, including, without limitation, the Escrow Agent, the Trustee and the Holders of the Notes.
(d)The Issuers agree to take all steps reasonably necessary to maintain the security interest created by this Agreement as a perfected first-priority security interest and shall cause, and hereby authorizes, one or more UCC financing statements describing the collateral as "alI personal property of debtor" or "all assets of debtor" or words of similar effect to be filed in appropriate jurisdictions and such other actions as it may determine is reasonably necessary in order to perfect the security interest granted herein. Neither the Trustee nor the Escrow Agent shall have any responsibility for filing any UCC fmancing statements or for otherwise maintaining the perfection of any security interest herein, without derogation of the Escrow Agent's obligations under Section 5(b) hereof.
(i)USW represents and warrants that as of the date hereof it is duly formed and validly existing as a limited liability company under the laws of the state of Delaware and is not organized under the laws of any other jurisdiction, and USW hereby agrees that, prior to the termination of this Agreement, it will not change its name or jurisdiction of organization without giving the Trustee and the Purchasers not less than 10 days' prior written notice thereof.
(ii)USW Finance represents and warrants that as of the date hereof it is duly formed and validly existing as a corporation under the laws of the state of Delaware and is not organized under the laws of any other jurisdiction, and USW Finance hereby agrees that, prior to the termination of this Agreement, it will not change its name or jurisdiction of organization without giving the Trustee and the Purchasers not less than 10 days' prior written notice thereof.
SECTION 6. Representations and Warranties.
(a)    Each Issuer jointly and severally hereby represents and warrants to the Escrow Agent that:
(1)This Escrow Agreement has been duly authorized, executed and delivered by each Issuer and, when duly executed and delivered in accordance with its terms by each of the other parties hereto, will constitute a valid and legally binding agreement of each Issuer enforceable against each Issuer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.
(2)Neither the execution, delivery or performance by each Issuer of this Escrow Agreement, nor compliance with the terms and provisions hereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent or approval under, any law, governmental rule or regulation or the charter documents, as amended, or bylaws or limited liability company agreement, as amended, of such Issuer or any similar instrument binding on such Issuer or any order, writ, injunction or decree of any court or governmental authority against such Issuer or by which such party or any of such party's properties is bound or of any indenture, mortgage or contract or other agreement or instrument to which such Issuer is a party or by which such party or any of such party's properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any lien upon either of the Issuer's properties.
(3)    There are no pending or, to each Issuer's knowledge, threatened actions, suits, investigations or proceedings (whether or not purportedly on behalf of it) against or affecting it or any of its property before or by any court or administrative agency which, if adversely determined, (i) would adversely affect the ability of it to perform its obligations under this Escrow Agreement or (ii) would call into question or challenge the validity of this Escrow Agreement or the enforceability hereof in accordance with the terms hereof, nor is it in default with respect to any order of any court, governmental authority, arbitration board or administrative agency so as to adversely affect its ability to perform its obligations under this Escrow Agreement.
(b)    Each of the Escrow Agent and the Trustee hereby represents and warrants to the Issuers that this Escrow Agreement has been duly authorized, executed and delivered by the Escrow Agent and the Trustee and, when duly executed and delivered in accordance with its terms by each of the other parties hereto, will constitute a valid and binding agreement of the Escrow Agent and the Trustee enforceable against the Escrow Agent and the Trustee in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.
SECTION 7. Escrow Agent Rights and Duties.
(a)The duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. The Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among any or all of the other parties hereto or to which any of them is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from any such party or any entity acting on its behalf. The Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.
(b)If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects Escrowed Funds (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of Escrowed Funds), the Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect; provided, however, that the Escrow Agent shall inform the Issuers promptly and no later than two Business Days thereafter of receipt of such order, judgment, decree, writ or process and, to the extent permitted under applicable law, will deliver to the Issuers all relevant documents ancillary to such order, judgment, decree, writ or process so that the Issuers may seek an appropriate protective order or pursue other legal remedies.
(o)    The Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of bad faith, willful misconduct or gross negligence. In no event shall the Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from either Issuer or any Person acting on behalf of either Issuer so long as such action is taken in accordance with the provisions of this Escrow Agreement, (ii) for the acts or omissions of its nominees, correspondents, designees, agents, subagents or subcustodians acting in accordance with the terms of this Escrow Agreement; provided that such nominees, correspondents, designees, agents, subagents or subcustodians were chosen with due care by the Escrow Agent, (iii) for an amount in excess of the value of the Escrowed Funds, valued as of the date of deposit, plus all interest, dividends and other distributions and payments thereon received by the Escrow Agent, or (iv) for any consequential, punitive, indirect or special damages.
(d)The Escrow Agent may perform any of its duties hereunder by or through agents or attorneys and the Escrow Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.
(e)The Escrow Agent may consult with legal counsel of its own selection (at the expense of USW) as to any matter relating to this Escrow Agreement, and the Escrow Agent shall not incur any liability in acting in good faith in reliance thereon.
(f)The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence reasonably beyond the control of the Escrow Agent (including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God, war, terrorism or other catastrophe, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility) (except for those losses arising out of the Escrow Agent's fraud, gross negligence or willful misconduct).
(g)USW, with the consent of the Trustee (such consent not to be unreasonably withheld), may remove the Escrow Agent at any time by giving to the Escrow Agent ten (10) Business Days' prior notice in writing signed by USW and the Trustee. The Escrow Agent may resign at any time by giving to the Issuers and the Trustee fifteen (15) Business Days' prior written notice thereof.
Within seven (7) Business Days after giving the foregoing notice of removal to the Escrow Agent or receiving the foregoing notice of resignation from the Escrow Agent, (a) USW shall pay, or cause to be paid, all fees, costs and expenses or other obligations owed to the Escrow Agent hereunder and (b) the Issuers shall appoint a successor Escrow Agent. If a successor Escrow Agent has not accepted such appointment by the end of such seven (7) Business Day period, the Escrow Agent may, in its sole discretion, apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief. The costs and expenses (including reasonable attorneys' fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by, and be deemed an obligation of, USW.

(ii)Upon receipt of the identity of the successor Escrow Agent, Escrow Agent shall either deliver the Escrowed Funds then held hereunder to the successor Escrow Agent, less Escrow Agent's fees, costs and expenses or other obligations owed to Escrow Agent, or hold such Escrowed Funds (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid.
(ii)    Upon delivery of the Escrowed Funds to such successor Escrow Agent, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.
(h)Any Person into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Escrow Agent, shall be the successor of the Escrow Agent hereunder without the execution or filing of any paper or any further action on the part of any of the parties hereto.
(i)The Escrow Agent shall, on a monthly basis and upon the request of USW, from time to time, provide to USW a statement identifying transactions, transfers or holdings of Escrowed Funds and each such statement shall be deemed to be correct and fmal upon receipt thereof by USW unless Escrow Agent is notified in writing to the contrary within thirty (30) business days of the date of such statement.
(j)The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents, or for any description therein, or for the identity, authority or rights of Persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.
(k)In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than releasing Escrowed Funds in accordance with Section 4 hereof, unless the Escrow Agent receives joint written instructions, signed by the Issuers and the Trustee, which eliminates such ambiguity or uncertainty.
(1)    The Escrow Agent and its directors, officers, employees, attorneys and agents shall be entitled to conclusively rely on any communication, instrument or document reasonably believed by it or them to be genuine and correct and to have been signed or sent by the proper Person or Persons. Any communication, instrument or document required or permitted under this Agreement shall be in writing and shall be given to the address set forth in Section 10.1 (or to such other address as may be substituted therefor by written notification to the Transaction Parties). Notices to Escrow Agent shall be deemed to be given when actually received by the Escrow Agent. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a non-Business Day, such time shall be extended to the next Business Day on which the Escrow Agent is open for business.
(m)    In the event of any dispute between, or conflicting claims, demands or instructions by or among, any parties to this Escrow Agreement (other than the Escrow Agent) with respect to any Escrowed Funds, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrowed Funds so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way for such failure or refusal to comply with such conflicting claims, demands or instructions; provided, however, notwithstanding anything to the contrary in the foregoing, the Escrow Agent shall release the Escrowed Funds in accordance with Section 4. The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a fmal order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses (as defined herein) which it may incur by reason of so acting. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed an obligation of, USW.
(n)    The rights and remedies conferred upon the Escrow Agent and each of the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.
The Escrow Agent does not have any interest in the Escrowed Funds hereunder but is serving as escrow holder only and having only possession and/or control thereof. USW shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrowed Funds incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent for any amounts that it is obligated to paydn the way of such taxes. Upon execution of this Escrow Agreement, each of USW and USW Finance shall provide the Escrow Agent with a fully executed Internal Revenue Service Form W-9 (or other applicable form). The parties hereto agree that (i) for tax reporting purposes, and for any tax year, all interest or other income earned under the Escrow Agreement attributable to the proceeds of the offering deposited in the Second Contract Escrow Account shall be allocable to USW and (ii) to the extent permitted by applicable law, USW will include all amounts earned under the Escrow Agreement attributable to the proceeds of the offering deposited in the Second Contract Escrow Account in its gross income for federal, state and local income tax (collectively, "income tax") purposes and pay any income tax resulting therefrom. Any payments of income from the account established hereunder may be subject to withholding regulations then in force with respect to United States taxes. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to any income which may be earned on investment of funds which are a part of the Escrowed Funds and is not responsible for any other reporting.
(p)This Agreement is for the exclusive benefit of the parties hereto and their respective successors hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.
(q)If any fees, expenses or costs incurred by, or any obligations owed to, Escrow Agent hereunder are not promptly paid when due, Escrow Agent may reimburse itself therefor from the Escrow Property and may sell, convey or otherwise dispose of any Escrowed Funds for such purpose.
SECTION 8. Indemnity.
The Issuers, jointly and severally, shall indemnify, hold harmless and defend the Escrow Agent and its directors, officers, agents and employees, from and against any and all claims, losses, actions, obligations, liabilities, damages, costs and expenses ("Losses") directly or indirectly arising out of, relating to or in connection with its acceptance of its appointment hereunder or its performance as Escrow Agent (including but not limited to Losses incurred by the Escrow Agent in connection with its successful defense, in whole or in part, of any claim of bad faith, willful misconduct or gross negligence on its part), provided that such Losses do not arise from the Escrow Agent's bad faith, willful misconduct or gross negligence.

SECTION 9. Compensation; Expenses.
USW will upon demand pay to the Escrow Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees, expenses and disbursements of its counsel that the Escrow Agent may incur in connection with (a) the review, negotiation and administration of this Escrow Agreement, (b) the exercise or enforcement of any of the rights of the Escrow Agent, the Trustee and the Holders of the Notes hereunder or (c) the failure by any party hereto to perform or observe any of the provisions hereof.
SECTION 10. Miscellaneous Provisions.
10.1    Notices.
Any notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first class mail, commercial courier service or telecopier communication, addressed as follows:
If to USW or USW Finance:
U.S. Well Services, LLC
USW Financing Corp.
2100 W. Loop South, Suite 1602
Houston, TX 77027
Attention: Chief Financial Officer
With copies to:
Kelley Drye & Warren LLP
333 West Wacker Drive, 26'h Floor Chicago, IL 60606
Facsimile No.: (312) 857-7095 Attention: Tim Lavender, Esq.
If to the Escrow Agent:
The Bank of New York Mellon Trust Company, N.A.
601 Travis Street, 16th Floor
Houston, TX 77002
Facsimile No.: (713) 483-7038
Attention: Corporate Trust Administration
If to the Trustee:
The Bank of New York Mellon Trust Company, N.A.
601 Travis Street, 16th Floor
Houston, TX 77002
Facsimile No.: (713) 483-6954
Attention: Corporate Trust Administration
Whenever under the terms hereof the time for giving a notice or performing an act falls upon a day that is not a Business Day, such time shall be extended to the next Business Day.

In addition to the foregoing, the Escrow Agent agrees to accept and act upon notice, instructions or directions pursuant to this Escrow Agreement sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the party elects to give the Escrow Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Escrow Agent in its discretion elects to act upon such instructions, the Escrow Agent's understanding of such instructions shall be deemed controlling. The Escrow Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Escrow Agent's reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Escrow Agent, including without limitation the risk of the Escrow Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.
10.2 No Adverse Interpretation of Other Agreements.
Except as provided in Section 10.8, this Escrow Agreement may not be used to interpret another pledge, security or debt agreement of USW, USW Finance or any of their respective subsidiaries and no such pledge, security or debt agreement (other than the Indenture) may be used to interpret this Escrow Agreement.
10.3    Severability.
The provisions of this Escrow Agreement are severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect in that jurisdiction only such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Escrow Agreement in any jurisdiction.
10.4 Headings.
The headings in this Escrow. Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
10.5    Counterpart Originals.
This Escrow Agreement may be signed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement.
10.6 Benefits of Escrow Agreement.
This Escrow Agreement shall be binding upon the parties hereto, and each of their respective transferees, successors and assigns, and shall inure, together with the rights and remedies of the Escrow Agent hereunder, to the benefit of the parties hereto, the Holders and each of their respective successors, permitted transferees and assigns.
Nothing in this Escrow Agreement, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the Holders and the Trustee on behalf of the Holders, any benefit or any legal or equitable right, remedy or claim under this Escrow Agreement.
10.7 Amendments, Waivers and Consents.

Any amendment or waiver of any provision of this Escrow Agreement and any consent to any departure by the Issuers from any provision of this Escrow Agreement shall be effective only if made or duly given with the written consent of the Escrow Agent, the Trustee and the Issuers; provided that the consent of the Issuers shall not be required to cure any ambiguity, defect or inconsistency in this Escrow Agreement (including the Exhibits attached hereto). None of the parties hereto shall be deemed, by any act, delay, indulgence, omission or otherwise, to have waived any right or remedy hereunder or to have acquiesced in any default of any obligation or in any breach of any of the terms and conditions hereof. Failure of any of the parties hereto or any Holder to exercise, or delay in exercising, any right, power or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any of the parties hereto or any Holder of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such party or such Holder would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.
10.8 Interpretation of Agreement.
To the extent a term or provision of this Escrow Agreement (other than Sections 7, 8 and 9 hereof) conflicts with the Indenture, the Indenture shall control with respect to the subject matter of such term or provision. Acceptance of or acquiescence in a course of performance rendered under this Escrow Agreement shall not be relevant to determine the meaning of this Escrow Agreement even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection. Regardless of any provision in this Escrow Agreement, the State of New York shall be deemed to be the Escrow Agent's location for purposes of this Escrow Agreement.
10.9 Termination.
(a)This Escrow Agreement shall, unless otherwise provided in the Indenture or in this Escrow Agreement, remain in full force and effect.
(b)This Escrow Agreement shall terminate immediately upon the disbursement of the Escrowed Funds in accordance with the provisions of Sections 4(b) and 4(c). The Escrow Agent further agrees to execute and deliver such documents, instruments or other agreements as the Issuers or the Purchasers may reasonably request (all at the expense of USW) to evidence the terminations contemplated in this Section 10.9.
10..10 Survival Provisions.
Anything herein to the contrary notwithstanding, (a) all representations, warranties and covenants of the Issuers contained herein shall survive the execution and delivery of this Escrow Agreement, and shall terminate only upon the termination of this Escrow Agreement, and (b) the obligations of the Issuers under Sections 8 and 9 hereof shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.
10.11 Waivers.
The Issuers waive presentment and demand for payment of the Second Contract Repurchase Obligations, protest and notice of dishonor or default with respect to the Second Contract Repurchase Obligations, and all other notices to which the Issuers might otherwise be entitled, except as otherwise expressly provided herein or in the Indenture.
10.12 Authority of the Escrow Agent.
The Escrow Agent shall have and be entitled to exercise all powers hereunder that are specifically granted to the Escrow Agent by the terms hereof, together with such powers as are reasonably incident thereto.
10.13 Final Expression.
This Escrow Agreement, together with the terms of the Indenture expressly referred to herein, is intended by the parties as a final expression of this Escrow Agreement and is intended as a complete and exclusive statement of the terms and conditions thereof.
10.14 Rights of Holders.
No Holder shall have any independent rights hereunder other than those rights granted to individual H6Iders pursuant to the applicable sections of the Indenture; provided that nothing in this subsection shall limit any rights granted to the Escrow Agent under the Notes or the Indenture.
10.15 GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.
THIS ESCROW AGREEMENT AND THE ESCROW ACCOUNT WILL BE INTERPRETED, CONSTRUED, ENFORCED AND ADMINISTERED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HEREBY SUBMIT TO THE PERSONAL JURISDICTION OF, AND EACH AGREES THAT ALL PROCEEDINGS RELATING HERETO WILL BE BROUGHT IN COURTS LOCATED WITHIN, THE CITY AND STATE OF NEW YORK. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY SUCH LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS ESCROW AGREEMENT. EACH OF THE PARTIES (OTHER THAN THE TRUSTEE AND THE ESCROW AGENT) WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT THE ADDRESS LAST SPECIFIED FOR NOTICES HEREUNDER, AND SUCH SERVICE WILL BE DEEMED COMPLETED TEN (10) CALENDAR DAYS AFTER THE SAME IS SO MAILED.
10.16 Solicitations, Etc.
No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions "The Bank of New York Mellon Trust Company, N.A." by name or the rights, powers, or duties of the Escrow Agent under this Escrow Agreement shall be issued by any other parties hereto, or on such party's behalf, without the prior written consent of Escrow Agent.

IN WITNESS WHEREOF, USW, USW Finance, the Trustee and the Escrow Agent have each caused this Escrow Agreement to be duly executed and delivered as of the date first above written.

U.S. WELL SERVICES, LLC

By:	/s/ Leonard Travis Name: Leonard Travis Title: Chief Financial Officer
USW FINANCING CORP.

By:	/s/ Leonard Travis Name: Leonard Travis Title: Chief Financial Officer
THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A.,
as Escrow Agent

By:	/s/ Marcella Burgess Name: Marcella Burgess Title: Vice President
THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A.,
as Trustee

By:	/s/ Marcella Burgess Name: Marcella Burgess Title: Vice President

EXHIBIT A
FORM OF SECOND CONTRACT RELEASE CERTIFICATE
of
U.S. WELL SERVICES, LLC
and
USW FINANCING CORP.
This certificate is being delivered pursuant to Section 3(b) of the Escrow Agreement, dated as of February 21, 2012 (the "Escrow Agreement"), by and among U.S. Well Services, LLC, a Delaware limited liability company ("USW"), USW Financing Corp., a Delaware corporation ("USW Finance" and together with USW, the "Issuers"), The Bank of New York Mellon Trust Company, N.A., as trustee (the "Trustee") and The Bank of New York Mellon Trust Company, N.A., as escrow agent (the "Escrow Agent"). Capitalized terms used but not defmed herein have the respective meanings specified in the Escrow Agreement (including those terms defmed by reference to the Indenture referred to therein).
Each Issuer hereby certifies to the Escrow Agent through its respective undersigned officer that the Second Fracturing Contract (as defined in the Indenture) has been executed and delivered by USW and the counterparties thereto.
The Issuers hereby direct the Escrow Agent to disburse the Escrowed Funds to the following account by wire transfer of immediately available funds:
[USW Account Instructions]
[Signature page follows]

IN WITNESS WHEREOF, each of USW and USW Finance, through its respective undersigned officer, has signed this Second Contract Release Certificate as of the date first above written.
U.S. WELL SERVICES, LLC
By:
Name:
Title:
USW FINANCING CORP.
By:
Name:
Title:

EXHIBIT B
FORM OF SECOND CONTRACT ENFORCEMENT NOTICE
of
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
___________ __, 2012
This certificate is being delivered pursuant to Section 3(c) of the Escrow Agreement dated as of February 21, 2012 (the "Escrow Agreement"), among U.S. Well Services, LLC, a Delaware limited liability company, USW Financing Corp., a Delaware corporation, The Bank of New York Mellon Trust Company, N.A., as Escrow Agent (the "Escrow Agent"), The Bank of New York Mellon Trust Company, NA., as Trustee under the Indenture referred to in the Escrow Agreement (the "Trustee"). Unless otherwise indicated, capitalized terms used but not defined herein have the respective meanings specified in Escrow Agreement or the Indenture.
The undersigned hereby certifies that the Notes Obligations have been declared accelerated pursuant to Section 6.02 of the Indenture and that the Holders of a majority in principal amount of the Notes then outstanding have requested that the Trustee instruct the Escrow Agent to release the Escrowed Funds to the Trustee in accordance with the Indenture.
[Signature page follows]

IN WITNESS WHEREOF, the Trustee, through the undersigned officer, has signed this Enforcement Notice as of the date first above written.
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:
Name:
Title:

EXHIBIT C
FORM OF SECOND CONTRACT REPURCHASE OFFER RELEASE CERTIFICATE
of
U.S. WELL SERVICES, LLC
and
USW FINANCING CORP.
This certificate is being delivered pursuant to Section 4(0 of the Escrow Agreement, dated as of February 21, 2012 (the "Escrow Agreement"), by and among U.S. Well Services, LLC, a Delaware limited liability company ("USW"), USW Financing Corp., a Delaware corporation ("USW Finance" and together with USW, the "Issuers"), The Bank of New York Mellon Trust Company, NA., as trustee (the "Trustee") and The Bank of New York Mellon Trust Company, N.A., as escrow agent (the "Escrow Agent"). Capitalized terms used but not defined herein have the respective meanings specified in the Escrow Agreement (including those terms defined by reference to the Indenture referred to therein).
Each Issuer hereby certifies to the Escrow Agent through its respective undersigned officer that the events precedent to the release of the Escrowed Funds set forth in Section 3(b) and 3(c) of the Escrow Agreement have not been met and that the Issuers intend to commence the Second Contract Repurchase Offer in accordance with the provisions of Section 4.19 of the Indenture.
In furtherance of the foregoing, the Issuers hereby direct the Escrow Agent to disburse the
Escrowed Funds (which shall be an amount equal to $[    ]) to the Trustee and the Trustee is hereby

directed to thereafter disburse such Escrowed Funds to consummate the Second Contract Repurchase Offer in accordance with Section 4.19 of the Indenture. The Escrow Funds shall be disbursed to the following account maintained by the Trustee by wire transfer of immediately available funds:
[Trustee Account Instructions)
[Signature page follows]

IN WITNESS WHEREOF, each of USW and USW Finance, through its respective undersigned officer, has signed this Second Contract Repurchase Offer Release Certificate as of the date first above written.
U.S. WELL SERVICES, LLC
By:
Name:
Title:
USW FINANCING CORP.
By:
Name:
Title:

SCHEDULE I
Officers of the USW

Name	Title	Specimen Signature
Donald Stevenson	Chief Executive Officer	/s/ Donald Stevenson
Leonard Travis	Chief Financial Officer	/s/ Leonard Travis
Officers of the USW Finance

Name	Title	Specimen Signature
Donald Stevenson	Chief Executive Officer	/s/ Donald Stevenson
Leonard Travis	Chief Financial Officer	/s/ Leonard Travis

Exhibit 4.5
AMENDEMENT TO ESCROW AGREEMENT

July 16, 2012

This Amendment to Escrow Agreement dated as of the date first written above (the “Amendment”) amends that certain Escrow Agreement dated February 21, 2012 (the “Escrow Agreement”) by and among U.S. Well Services, LLC, a Delaware limited liability company (“USW”), USW Financing Corp., a Delaware corporation (“USW Finance” and together with USW, the “Issuers”), and The Bank of New York Mellon Trust Company, N.A., in its capacity as Trustee under the Indenture referred to below (in such capacity, the “Trustee”) and The Bank of New York Mellon Trust Company, N.A., as escrow agent (in such capacity, the “Escrow Agent”).

RECITALS

WHEREAS, on February 21, 2012, the Issuers sold 85,000 units consisting of $85,000,000 aggregate principal amount of 14.50% Senior Secured Notes due 2017 (the “Notes”) and 85,000 warrants to purchase common equity of the Company (the “Offering”);

WHEREAS, the Issuers and the Trustee have executed and delivered that certain Indenture dated as of February 21, 2012 (as amended or supplemented, the “Indenture”), providing for the issuance of the Notes;

WHEREAS, pursuant to the Indenture and the Escrow Agreement, $37.5 million of the proceeds received by the Issuers as part of the Offering were placed into an escrow account; and

WHEREAS, Issuers have completed a consent solicitation whereby the Holders of at least a majority in aggregate principal amount of the Notes then outstanding have agreed to, among other things, amend the Indenture and the Escrow Agreement.

In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuers, Trustee and Escrow Agent agree as follows:

1.
The definition of “Second Contract Escrow Deposit Amount” contained in the recitals to the Escrow Agreement and in Section 1.1 of the Escrow Agreement is deleted in its entirety and replaced with the following:

“Second Contract Escrow Deposit Amount” shall mean $37,500,000 less all amounts distributed to USW pursuant to Section 4(a) of the Escrow Agreement.”

2.	The definition of “Second Contract Outside Date” contained in Section 1.1 of the Escrow Agreement is deleted in its entirety and replaced with the following:

“Second Contract Outside Date” shall mean July 10, 2012.”

3.	Section 2(a) of the Escrow Agreement is hereby deleted in its entirety and replaced with the following:

“(a)    Until all Escrowed Funds have been disbursed in accordance with the provisions of the Escrow Agreement, the Issuers will maintain the Second Contract Escrow Account with the Escrow Agent.”

4.	Section 3(b) of the Escrow Agreement is hereby deleted in its entirety and replaced with the following:

“(b)    [Reserved].”

5.	Section 4(a) of the Escrow Agreement is hereby deleted in its entirety and replaced with the following:

“(a)    All Escrowed Funds, other than $22,500,000, shall be released to USW promptly after the Escrow Agent has received an Officers’ Certificate from USW to the effect that that certain First Supplemental Indenture between the Issuers and the Trustee is effective and operative.”

6.	Section 4(b) of the Escrow Agreement is hereby deleted in its entirety and replaced with the following:

“(b)     [Reserved].”

7.	Section 4(c) of the Escrow Agreement is hereby deleted in its entirety and replaced with the following:

“(c)    On or within 10 days after the Second Contract Outside Date, the Issuers shall deliver an Officers’ Certificate to the Escrow Agent stating that the Issuers have commenced the Second Contract Repurchase Offer, and the Escrow Agent shall promptly upon receipt thereof release (x) $22,500,000 of Escrowed Funds to the Trustee to consummate the Second Contract Repurchase Offer (as defined in the Indenture) pursuant to Section 4.19 of the Indenture and (y) any remaining amount of Escrowed Funds to USW.”

8.	Section 10.1 of the Escrow Agreement is hereby amended to delete all references to Kelley Drye & Warren LLP and replace them with the following:

“Porter Hedges LLP
1000 Main Street
Houston, Texas 77002
Facsimile No.: (713) 228-1331
Attention: Corey C. Brown”

9.	Section 10.9(b) of the Escrow Agreement is hereby deleted in its entirety and replaced with the following:

“(b)    This Escrow Agreement shall terminate immediately upon the disbursement of the Escrowed Funds in accordance with the provisions of Section 4. The Escrow Agent further agrees to execute and delivery such documents, instruments or other agreements as the Issuers or Purchasers may reasonably request (all at the expense of USW) to evidence the terminations contemplated in this Section 10.9.”

10.	This Amendment may be executed in several counterparts and as so executed, shall constitute one agreement binding upon all of the parties hereto. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

U.S. WELL SERVICES, LLC

By:    /s/ Brian Stewart
Name:    Brian Stewart
Title:    President and Chief Executive Officer

USW FINANCING CORP.

By:    /s/ Brian Stewart
Name:    Brian Stewart
Title:    President and Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A, as Trustee

By:    /s/ Teresa Petta
Name:    Teresa Petta
Title:    Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A, as Escrow Agent

By:    /s/ Teresa Petta
Name:    Teresa Petta
Title:    Vice President

Exhibit 10.2
Rider No. 1 to
CONTRACT TO PROVIDE DEDICATED FRACTURING FLEET(S) FOR
FRACTURING SERVICES
Contractor: U.S. Well Services, LLC. ("Contractor"), 1600 West Loop South, Houston, Texas 77027
Producer: Antero Resources Appalachian Corporation ("Producer"), 1625 17th Street, Denver, Colorado 80202
This Rider No. 1 to CONTRACT TO PROVIDE DEDICATED FRACTURING FLEET(S) FOR FRACTURING SERVICES ("Rider 1") is effective as of June 5, 2012 ("Rider Effective Date") by and between Contractor and Producer. Contractor and Producer are, from time to time, referred to collectively as "Parties," and individually as a "Party."
WHEREAS, Contractor and Producer entered into a CONTRACT TO PROVIDE DEDICATED FRACTURING FLEET(S) FOR FRACTURING SERVICES effective November 1, 2011 (the "Original Contract") for Contractor to provide Services (as defined in the Original Contract) to Producer at the rates, and in accordance with the other terms, set forth in that Original Contract; and
WHEREAS, the Parties intend and desire to augment and to amend the terms and provisions of the Original Contract as provided in this Rider No. 1;
NOW, THEREFORE, the Parties agree as follows:

1.	For purposes of this Rider No. 1, the term "Services" has the meaning ascribed in the Original Contract.

2.
The Parties agree and warrant that (i) this Rider No. 1 fully complies with any and terms of Original Contract related to the amendment and/or modification of the Original Contract; (ii) in the event of a conflict or ambiguity between the terms of this Rider No. 1 and the terms of the Original Contract, the terms of this Rider No. 1 shall be primary and shall control; and (iii) the Parties enter into this Rider No. 1 for good and valuable cause and/or consideration.

3.
In Producer's sole discretion, Producer shall have the right of first refusal (but not the obligation) to engage all or any portion of Contractor's next available hydraulic fracturing fleet (the "Second Fleet") as soon as the Second Fleet becomes available to perform Services. The Second Fleet shall comply with all specifications set forth in Exhibit C-1 of the Original Contract. If Producer elects to utilize the Second Fleet, the engagement shall be governed by the Original Contract (as modified by this Rider No. 1).

4.
All rates, charges, and other amounts owed by Producer for any Services performed on or after the Rider Effective Date (including Services by the dedicated hydraulic fracturing fleet initially retained under the Original Contract and any Services that may be performed by the Second Fleet) shall be discounted by ten percent (10%). Without limiting the generality of the forgoing sentence, this ten percent (10%) discount applies to all rates and amounts set forth in the Original Contract (including, without limitation, in Section 5, Section 7, Section 29, Exhibit C, and/or Exhibit C-1 of the Original Contract).

U.S. WELL SERVICES, LLC:    ANTERO RESOURCES
APPALACHIAN CORPORATION:
By:    /s/ Joel Broussard        By:     /s/ Alvyn A. Schopp
Title: Chief Executive Officer    Title: Vice President

Exhibit 10.3
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into as of June 18, 2012 (the “Effective Date”) by and between U.S. Well Services, LLC, a Delaware limited liability company (the “Company”), and Brian Stewart (“Executive”).
RECITALS
The Company is an oilfield service provider, providing hydraulic fracturing services and other pressure pumping services to its customers. The Company desires to employ Executive, and Executive desires to accept such employment, on the terms and subject to the conditions set forth in this Agreement.
In consideration of the mutual promises set forth in this Agreement the parties hereto agree as follows:
ARTICLE I
Term of Employment
Subject to the provisions of Article V, and upon the terms and subject to the conditions set forth in this Agreement, the Company will employ Executive from the Effective Date through June 18, 2015 (the “Initial Term”) and this Agreement shall renew for subsequent one (1) year periods, upon the Company providing written notice of extension of this Agreement at least thirty (30) days prior to the end of the then current term (the Initial Term and any renewal term, the “Term”). Notwithstanding anything herein to the contrary, Executive understands that Executive is an employee at-will and Executive’s employment with the Company may be terminated by the Company, with or without Cause (as defined in Section 5.03) at any time.
ARTICLE II
Duties
2.01    The Company hereby employs Executive, and Executive hereby accepts employment, as the President and Chief Executive Officer of the Company subject to the terms and conditions hereof. Executive shall have the normal duties, responsibilities and authority of such position, subject to the power of the Company’s Board of Managers (the “Board”) to limit such duties, responsibilities and authority and to override actions of such position. In connection with the duties to be performed pursuant to this Agreement, Executive shall report directly to the Board. Executive will promote the interests, within the scope of his duties, of the Company and devote substantially his full working time and efforts to the Company’s business and affairs. Executive shall be based at the Company's principal executive office in Houston, Texas.
2.02    Notwithstanding anything contained in Section 2.01 above to the contrary, nothing contained herein or under law shall be construed as preventing Executive from (i) investing Executive’s personal assets in such form or manner as will not require any material personal services on the part of Executive in the operation or the affairs of the companies in which such investments are made and in which his participation is principally that of a passive investor; and (ii) engaging (outside normal business hours) in any other professional, civic, or philanthropic activities, provided that Executive’s investments or engagement does not result in a violation of his covenants under Section 2.01 or Article VI hereof.
ARTICLE III
Base Compensation
3.01    Base Salary. The Company will compensate Executive for the duties performed by him hereunder by payment of a base salary at the rate of (i) Two Hundred Seventy-Five Thousand ($275,000.00) per annum for the first twelve months of the Initial Term and (ii) Three Hundred Twenty-Five Thousand ($325,000.00) per annum thereafter (the “Base Salary”). The Company shall pay the Base Salary in accordance with the Company’s regular payroll schedule, subject to customary withholding for federal, state, and local taxes and other normal and customary withholding items. If this Agreement is extended beyond the Initial Term, the Base Salary may be increased at the discretion of the Board.
3.02.    Annual Bonus. In addition to the Base Salary, the Company may pay to Executive a discretionary bonus (the “Bonus”) with a maximum amount not to exceed fifty percent (50%) of the Base Salary then in effect pursuant to a bonus plan to be determined by the Board and Executive.
3.03    Equity Grant.  As of the Effective Date, Executive shall own 34,737 Series D-1 Units in the Company, of which none shall be vested as of the Effective Date, pursuant to, and subject to restrictions and adjustment provisions set forth in, the Series D Unit Agreement entered into between the Company and Executive on the date hereof.
ARTICLE IV
Reimbursement and Employment Benefits
4.01    Health and Other Medical. Executive shall be eligible to participate in all health, medical, dental, and life insurance employee benefits as are available from time to time to other key executive employees (and their families) of the Company (collectively, the “Plans”). The Company shall pay 100% of all premiums with respect to Executive for such Plans. Executive may purchase additional insurance for members of his immediate family.
4.02    Vacation. Executive shall be entitled to three (3) weeks of vacation per six (6) months, to be taken in such amounts and at such times as shall be mutually convenient for Executive and the Company. Except as set forth in the previous sentence, the Company’s standard policies and practices regarding vacation time will apply to Executive.
4.03    Reimbursable Expenses. The Company shall in accordance with its standard policies in effect from time to time reimburse Executive for all reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company provided that Executive submits in writing all substantiation of such expenses to the Company on a timely basis in accordance with the Company’s standard policies and further provided that Executive receives prior written approval for all individual expenditures in excess of $1,500.

4.04    Savings Plan. Executive will be eligible to enroll and participate, and be immediately vested in, all Company savings and retirement plans, including any 401(k) plans, as are available from time to time to other key executive employees.
4.05    Club Memberships. The Company shall in accordance with its standard policies in effect from time to time reimburse Executive for the reasonable dues payable with respect to up to two (2) club memberships.
4.05 Vehicle. The Company shall provide Executive with use of a vehicle reasonably acceptable to Executive, at the Company’s expense; provided, that such vehicle is comparable to vehicles historically provided by the Company to executive employees.
ARTICLE V
Termination

5.01
Events of Termination. This Agreement, Executive’s compensation under Article III, and any and all other rights of Executive under this Agreement or otherwise as an employee of the Company will terminate (except as otherwise provided in this Article V):

Section 1.upon resignation of employment by Executive upon not less than thirty (30) days’ prior written notice to the Company;
Section 2.upon the death of Executive;
Section 3.upon the termination of employment by the Company or Executive due to the disability of Executive (as defined in Section 5.02);
Section 4.upon the termination of employment by the Company for “Cause” (as defined in Section 5.03), immediately upon notice from the Company to Executive, or at such later time as such notice may specify;
Section 5.upon the termination of employment by Executive for “Good Reason” (as defined in Section 5.04) upon not less than thirty (30) days’ prior notice from Executive to the Company; or
Section 6.upon the termination of employment by the Company without “Cause” upon not less than thirty (30) days’ prior notice from the Company to Executive.

5.02
Definition of Disability. Executive will be deemed to have a “disability” if, for physical or mental reasons, Executive is unable to perform the essential functions of Executive’s duties under this Agreement for 60 consecutive days, or 120 days during any twelve (12) month period, as determined in accordance with this Section 5.02. The disability of Executive will be determined by a medical doctor selected by written agreement of the Company and Executive upon the request of either party by notice to the other. If the Company and Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Executive has a disability. The determination of the medical doctor selected under this Section 5.02 will be binding on both parties. Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 5.02, and Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. If Executive is not legally competent, Executive’s legal guardian or duly authorized attorney-in-fact will act in Executive’s stead, under this Section 5.02, for the purposes of submitting Executive to the examinations, and providing the authorization of disclosure, required under this Section 5.02.

5.03	Definition of “Cause.” The term “Cause” shall mean any of the following:

(a)
Executive’s failure or refusal, after written notice thereof and failure to cure within five (5) days thereafter, to perform specific written directives from the Board which are consistent with the scope and nature of Executive’s duties and responsibilities under this Agreement;

(b)	Dishonesty of Executive which directly or indirectly has a material adverse affect on the Company;

(c)	Habitual drunkenness of Executive or use of drugs which interferes with the performance of Executive’s duties and obligations under this Agreement;

(d)	Executive’s commission of or pleading guilty or no contest to any crime involving moral turpitude, fraud, defalcation or misrepresentation;

(e)	Any gross or willful misconduct of Executive resulting in substantial loss to the Company or substantial damages to the reputation of the Company;

(f)	Any breach by Executive of Executive’s covenants contained in Article VI; or

(g)	Any other material breach of this Agreement by Executive, which material breach is not cured (to the extent curable) within five (5) days following notice thereof.

5.04
Definition of “Good Reason.” The phrase “Good Reason” means any of the following: (a) the Company’s material breach of this Agreement (which is not cured within five (5) days after receipt of written notice of such breach); or (b) the assignment of Executive without his consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties at the Effective Date.

5.05
Termination Obligations. Effective upon the termination of this Agreement (the date of any such termination, the “Termination Date”), the Company will be obligated to pay Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 5.05. For purposes of this Section 5.05, Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as Executive may designate by notice to the Company from time to time or, if Executive fails to give notice to the Company of such a beneficiary, Executive’s estate. Notwithstanding the preceding sentence, the Company will have no duty, in any circumstances, to attempt to open an estate on behalf of Executive, to determine whether any beneficiary designated by Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as Executive’s personal representative (or the trustee of a trust established by Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(a)
Termination by Executive without Good Reason. If Executive terminates this Agreement without Good Reason, the Company shall have no further obligations to Executive under this Agreement other than the Company’s obligation to pay Base Salary accrued to the Termination Date. Additionally, the Company shall reimburse Executive for expenses incurred by Executive through the Termination Date that are reimbursable pursuant to Section 4.03.

(b)
Termination by Executive for Good Reason. If Executive terminates this Agreement with Good Reason, Executive shall be entitled to (i) Base Salary accrued to the Termination Date, and (ii) continuation of Base Salary and health benefits through the end of the Term of this Agreement at the same cost to Executive as in effect on the Termination Date. Additionally, the Company shall reimburse Executive for expenses incurred by Executive through the Termination Date that are reimbursable pursuant to Section 4.03.

(c)
Termination by the Company for Cause. If this Agreement is terminated by the Company for Cause, the Company shall have no further obligations to Executive under this Agreement other than the Company’s obligation to pay Base Salary accrued to the Termination Date. Additionally, the Company shall reimburse Executive for expenses incurred by Executive through the Termination Date that are reimbursable pursuant to Section 4.03.

(d)
Termination by the Company Without Cause. If the Company terminates the employment of Executive prior to the end of the Term of this Agreement for any reason other than for Cause, Executive shall be entitled to (i) Base Salary accrued to the Termination Date, and (ii) continuation of Base Salary and health benefits through the end of the Term of this Agreement at the same cost to Executive as in effect on the Termination Date. Additionally, the Company shall reimburse Executive for expenses incurred by Executive through the Termination Date that are reimbursable pursuant to Section 4.03.

(e)
Termination upon Disability. If this Agreement is terminated by either party as a result of Executive’s disability, Executive shall be entitled to (i) Base Salary accrued to the Termination Date, (ii) continuation of Base Salary for the lesser of (A) the remaining Term of this Agreement (B) six (6) consecutive months thereafter, or (C) the period until disability insurance benefits commence under the disability insurance coverage (if any) furnished by the Company to Executive, and (iii) health benefits through the end of the Term of this Agreement at the same cost to Executive as in effect on the Termination Date. Additionally, the Company shall reimburse Executive for expenses incurred by Executive through the Termination Date that are reimbursable pursuant to Section 4.03.

(f)
Termination upon Death. If this Agreement is terminated because of Executive’s death, the Company shall have no further obligations to Executive under this Agreement other than the Company’s obligation to pay Base Salary accrued to the Termination Date and to reimburse Executive’s estate for expenses incurred by Executive that are reimbursable through the Termination Date pursuant to Section 4.03.

5.06	General.

(a)
Termination of this Agreement shall not affect the obligations of Executive under Article VI hereof that, pursuant to the express provisions of this Agreement, continue in full force and effect. Upon termination of this Agreement for any reason, Executive shall promptly deliver to the Company all Company property including without limitation all writings, records, data, memoranda, contracts, orders, sales literature, price lists, client lists, data processing materials, and other documents, whether or not obtained from the Company or any affiliate, which pertain to or were used by Executive in connection with his employment by the Company or which pertain to any affiliate, including, but not limited to, Confidential Information (as defined below), as well as any automobiles, computers or other furniture, fixtures or equipment which were purchased by the Company for Executive or otherwise in Executive’s possession or control.

(b)
Notwithstanding the foregoing, Executive’s right to receive amounts payable pursuant to Sections 5.05(b), (d) and (e) (which shall be deemed, and referred to herein as, “Severance”) is contingent upon Executive not violating any of his on-going obligations under this Agreement and executing and delivering to the Company, and not revoking, a release in favor of the Company in form and substance reasonably acceptable to the Company no later than thirty (30) days after the Termination Date.  Subject to anything to the contrary in Section 9.04, Severance, if payable, shall be paid as and when normal payroll payments are made; provided that Executive will not receive any Severance payments prior to the sixtieth day following the Termination Date and be paid any amounts that would have been payable pursuant to Sections 5.05(b), (d) and (e) on the sixtieth day following the Termination Date. Executive expressly acknowledges and agrees that the payment of Severance to Executive hereunder shall be liquidated damages for and in full satisfaction of any and all claims Executive may have relating to or arising out of Executive’s employment or termination of Executive’s employment by the Company or relating to or arising out of this Agreement and the termination thereof, including, without limitation, those causes of action arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §12101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201 et seq., the Civil Rights Act of April 9, 1866.1 42 U.S.C. §1981 et seq., the National Labor Management Relations Act, 29 U.S.C. §141 et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., and the Family Medical Leave Act of 1993, 29 U.S.C. §2601 et seq.
5.07    Representations. Executive represents, warrants, and covenants to Company that (a) there is no other agreement or relationship which is binding on him which prevents him from entering into or fully performing under the terms hereof and (b) the Company may contact any past, present, or future entity with whom he has a business relationship and inform such entity of the existence of this Agreement and the terms and conditions set forth herein.
ARTICLE VI
Covenants
6.01    Competition/Solicitation. (a) During the Term of this Agreement and for a period of twenty-four (24) months after termination of Executive’s employment with the Company, regardless of the reason, Executive hereby covenants and agrees that he shall not, directly or indirectly, except in connection with his duties hereunder or otherwise for the sole account and benefit of the Company, whether as a sole proprietor, investor, partner, member, shareholder, employee, director, officer, guarantor, consultant, independent contractor, or in any other capacity as principal or agent, or through any person, subsidiary, affiliate, or employee acting as nominee or agent, except with the consent of the Company:
(i)    Conduct or engage in, or be interested in or associated with, any person or entity anywhere in North America (plus any such additional geographical markets to which the Company may have expanded during the course of Executive’s employment) other than the Company and its affiliates which conducts or engages in the shale fracturing business of the Company;
(ii)    Solicit, attempt to solicit, or accept business from, or cause to be solicited or have business accepted from, any then-current customers of Company, any persons or entities who were customers of the Company within the 180 days preceding the Termination Date, or any prospective customers of the Company for whom bids were being prepared or had been submitted as of the Termination Date; or
(iii)    Induce, or attempt to induce, hire or attempt to hire, or cause to be induced or hired, any employee of the Company, or persons who were employees of the Company within the 180 days preceding the Termination Date, to leave or terminate his or her employment with the Company, or hire or engage as an independent contractor any such employee of the Company.
(b)    Notwithstanding the foregoing, Executive shall not be prevented from (A) investing in or owning up to two percent (2%) of the outstanding stock of any corporation engaged in any business provided that such shares are regularly traded on a national securities exchange or in any over-the-counter market or (B) retaining any shares of stock in any corporation which Executive owned before the date of his employment with the Company.
6.02    Confidential Information. Executive acknowledges that in his employment he is or will be making use of, acquiring, or adding to the Company’s confidential information (the “Confidential Information”) which includes, but is not limited to, memoranda and other materials or records of a proprietary nature; technical information regarding the operations of the Company; and records and policy matters relating to finance, personnel, market research, strategic planning, current and potential customers, lease arrangements, service contracts, management, and operations. Therefore, to protect the Company’s Confidential Information and to protect other employees who depend on the Company for regular employment, Executive agrees that he will not in any way use any of said Confidential Information except in connection with his employment by the Company, and except in connection with the business of the Company he will not copy, reproduce, or take with him the original or any copies of said Confidential Information and will not directly or indirectly divulge any of said Confidential Information to anyone without the prior written consent of the Company.
6.03    Inventions. All discoveries, designs, improvements, ideas, and inventions, whether patentable or not, relating to (or suggested by or resulting from) products, services, or other technology of the Company or any affiliate or relating to (or suggested by or resulting from) methods or processes used or usable in connection with the business of the Company or any affiliate that may be conceived, developed, or made by Executive during employment with the Company (hereinafter “Inventions”), either solely or jointly with others, shall automatically become the sole property of the Company or an affiliate. Executive shall immediately disclose to the Company all such Inventions and shall, without additional compensation, execute all assignments and other documents deemed necessary by the Company to perfect the property rights of the Company or any affiliate therein. These obligations shall continue beyond the termination of Executive’s employment with respect to Inventions conceived, developed, or made by Executive during employment with the Company. The provisions of this Section 6.03 shall not apply to any Invention for which no equipment, supplies, facility, or trade secret information of the Company or any affiliate is used by Executive and which is developed entirely on Executive’s own time, unless (a) such Invention relates (i) to the business of the Company or an affiliate or (ii) to the actual or demonstrably anticipated research or development of the Company or an affiliate, or (b) such Invention results from work performed by Executive for the Company.

6.04    Non-Disparagement. For a period commencing on the Effective Date and continuing indefinitely, Executive hereby covenants and agrees that he shall not, directly or indirectly, defame, disparage, create false impressions, or otherwise put in a false or bad light the Company, its products or services, its business, reputation, conduct, practices, past or present employees, financial condition or otherwise.
6.05    Blue Penciling. If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope, or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope, or area.
6.06    Remedies. Executive acknowledges that any breach by him of the provisions of this Article VI of this Agreement shall cause irreparable harm to the Company and that a remedy at law for any breach or attempted breach of Article VI of this Agreement will be inadequate, and agrees that, notwithstanding Section 9.01 hereof, the Company shall be entitled to exercise all remedies available to it, including specific performance and injunctive and other equitable relief, without the necessity of posting any bond, in the case of any such breach or attempted breach.
ARTICLE VII
Assignment
This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as expressly provided herein, the rights, benefits and obligations of Executive under this Agreement are personal to Executive, and any voluntary or involuntary alienation, assignment or transfer by Executive shall be null and void.
ARTICLE VIII
Entire Agreement
This Agreement constitutes the entire understanding between the Company and Executive concerning his employment by the Company or subsidiaries and supersedes any and all previous agreements between Executive and the Company or any of its affiliates or subsidiaries concerning such employment, and/or any compensation, bonuses or incentives. Each party hereto shall pay its own costs and expenses (including legal fees) except as otherwise expressly provided herein incurred in connection with the preparation, negotiation, and execution of this Agreement. This Agreement may not be changed orally, but only in a written instrument signed by both parties hereto.
ARTICLE IX
Applicable Law; Miscellaneous
9.01    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. All actions brought to interpret or enforce this Agreement shall be brought in federal or state courts located in Houston, Texas. Notwithstanding the foregoing, at the sole option of the Company, all controversies under this Agreement may be subject to resolution by arbitration. Without limiting the generality of the foregoing, the following shall be considered controversies for this purpose: (i) all questions relating to the interpretation or breach of this

Agreement; (ii) all questions relating to any representations, negotiations, and other proceedings leading to the execution of this Agreement; and (iii) all questions as to whether the right to arbitrate any such question exists. Any party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the tribunal’s determination of the merits of the controversy). The tribunal shall have authority to make the final determination of the rights of the parties, including authority to make permanent, modify, or dissolve any judicial order granting such provisional relief. The Company, if it desires arbitration, shall so notify the other parties, identifying in reasonable detail the matters to be arbitrated and the relief sought. Arbitration shall be before a three-person tribunal of neutral arbitrators, consisting of attorneys with at least ten (10) years’ experience in commercial law. The American Arbitration Association (“AAA”) shall submit a list of persons meeting the criteria outlined above, and the parties shall mutually agree upon the three arbitrators. If the parties fail to select arbitrators as required above within twenty (20) days after delivery of notice from the party desiring arbitration, the AAA shall appoint the arbitrator or arbitrators that have not been selected by the parties. The arbitrators shall be entitled to a fee commensurate with their fees for professional services requiring similar time and effort. All matters arbitrated hereunder shall be arbitrated in, Houston, Texas, and shall be governed by Texas law, exclusive of its conflicts-of-laws rules. The arbitrators shall conduct a hearing no later than sixty (60) days after designation of the tribunal, and a decision shall be rendered by the arbitrators within thirty (30) days after the hearing. At the hearing, the parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the arbitration panel shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate. Any award entered shall be made by a written opinion stating the reasons for the award made. The arbitrators may award legal or equitable relief, including but not limited to specific performance. The arbitrators are not empowered to award damages in excess of compensatory damages, and each party irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration. This submission and agreement to arbitrate shall be specifically enforceable. Arbitration may proceed in the absence of any party if notice of the proceedings has been given to such party. The parties agree to abide by all awards rendered in such proceedings. Such awards shall be final and binding on all parties. Each party shall continue to perform its obligations under this Agreement pending conclusion of the arbitration. No party shall be considered in default hereunder during the pendency of arbitration proceedings relating to such default. The arbitrators’ fees and other costs of the arbitration shall be borne by the party against which the award is rendered, except as the arbitration panel may otherwise provide in its written opinion.
9.02    Attorneys’ Fees. In addition to all other rights and benefits under this Agreement, each party agrees to reimburse the other for, and indemnify and hold harmless such party against, all fees, costs and expenses (including attorney’s fees) incurred by such party (whether or not during the Term of this Agreement or otherwise), if and to the extent that such party prevails on or is otherwise successful on the merits with respect to any action, claim or dispute relating in any manner to this Agreement or to any termination of this Agreement or in seeking to obtain or enforce any right or benefit provided by or claimed under this Agreement, taking into account the relative fault of each of the parties and any other relevant considerations.

9.03    Indemnification of Executive.
(a)    Executive shall not be responsible for any of the actions of the Company prior to signing this Agreement (except such actions resulting from the gross negligence or willful misconduct of Executive), and the Company agrees to indemnify Executive for any liability from such prior actions of the Company (except such actions resulting from the gross negligence or willful misconduct of Executive).
(b)    To the fullest extent permitted under law, the Company shall indemnify Executive in the event Executive is a party, or is threatened to be made a party, to any threatened, pending or contemplated action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that Executive is an officer or Board member of the Company, or is or was serving at the request of the Company as a board member, or officer (or in any capacity equivalent to any of the foregoing) of another corporation, company, joint venture, trust or other enterprise, against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with such action, suit or proceeding if Executive acted in good faith and in a manner Executive reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Executive’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or pleas of nolo contendere or its equivalent, shall not of itself create a presumption that Executive did not act in good faith or did not act in a manner which Executive reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that Executive’s conduct was unlawful.
9.04    Section 409A. (a)    Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein either shall either be exempt from or shall comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder (“Code Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A.
(b)    To the extent that the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Code Section 409A through good faith modifications. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company without violating the provisions of Code Section 409A.
(c)    Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on the Termination Date Executive is deemed to be a “specified employee” within the meaning of Code Section 409A, any payments or benefits due upon, or within the six month period following, a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Code Section 409A (whether under this

Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to Executive in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay during such period) on the earlier of (i) the date which is six (6) months and one (1) day after Executive’s separation from service (as such term is defined in Code Section 409A) for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.
(d)    Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of Executive’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” and the date of such separation from service shall be the termination date for purposes of any such payment or benefits.
(e)    Each payment under this Agreement or otherwise (including any installment payments) shall be treated as a separate payment for purposes of Code Section 409A.
(f)    In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Code Section 409A.
(g)    All expenses or other reimbursements paid pursuant to this Agreement or otherwise that are taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.
9.05    Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a continuing waiver or a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party hereto which are not set forth expressly in this Agreement.

9.06    Unenforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
9.07    Counterparts. This Agreement may be executed in several counterparts, and via facsimile or electronic mail, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
9.08    Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

U.S. Well Services, LLC:

By: /s/ Leonard Travis
Its: Senior Vice President and Chief Financial Officer

Employee:

/s/ Brian Stewart
Brian Stewart

Exhibit 10.4
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into as of February 21, 2012 (the “Effective Date”) by and between U.S. Well Services, LLC, a Delaware limited liability company (the “Company”), and Leonard E. Travis (“Executive”).
RECITALS
The Company is an oilfield service provider, providing hydraulic fracturing services and other pressure pumping services to its customers. The Company desires to employ Executive, and Executive desires to accept such employment, on the terms and subject to the conditions set forth in this Agreement.
In consideration of the mutual promises set forth in this Agreement the parties hereto agree as follows:
ARTICLE I
Term of Employment
Subject to the provisions of Article V, and upon the terms and subject to the conditions set forth in this Agreement, the Company will employ Executive from the Effective Date through December 31, 2012 (the “Initial Term”) and this Agreement shall renew for subsequent one (1) year periods, upon the Company providing written notice of extension of this Agreement at least thirty (30) days prior to the end of the then current term (the Initial Term and any renewal term, the “Term”). Notwithstanding anything herein to the contrary, Executive understands that Executive is an employee at-will and Executive’s employment with the Company may be terminated by the Company, with or without Cause (as defined in Section 5.03) at any time.
ARTICLE II
Duties
2.01    The Company hereby employs Executive, and Executive hereby accepts employment, as Senior Vice President and Chief Financial Officer of the Company subject to the terms and conditions hereof. Executive shall have the normal duties, responsibilities and authority of such position, subject to the power of the Company’s Board of Managers (the “Board”) to limit such duties, responsibilities and authority and to override actions of such position. In connection with the duties to be performed pursuant to this Agreement, Executive shall report directly to the Board. Executive will promote the interests, within the scope of his duties, of the Company and devote substantially his full working time and efforts to the Company’s business and affairs.
2.02    Notwithstanding anything contained in Section 2.01 above to the contrary, nothing contained herein or under law shall be construed as preventing Executive from (i) investing Executive’s personal assets in such form or manner as will not require any material personal services on the part of Executive in the operation or the affairs of the companies in which such investments are made and in which his participation is principally that of a passive investor; and (ii) engaging (outside normal business hours) in any other professional, civic, or philanthropic activities, provided that Executive’s investments or engagement does not result in a violation of his covenants under Section 2.01 or Article VI hereof.
ARTICLE III
Base Compensation
3.01    Base Salary. The Company will compensate Executive for the duties performed by him hereunder by payment of a base salary at the rate of Three Hundred Thousand ($300,000.00) per annum (the “Base Salary”); provided, however, the Base Salary shall accrue as of January 1, 2012 and all accrued but unpaid Base Salary will be due and payable in lump sum on the Effective Date. Thereafter, the Company shall pay the Base Salary in accordance with the Company’s regular payroll schedule, subject to customary withholding for federal, state, and local taxes and other normal and customary withholding items.
3.02    Bonus. In addition to the Base Salary, the Company may pay to Executive a discretionary bonus (the “Bonus”) of any amounts deemed reasonable and appropriate by the Company’s Board based on the quality and nature of Executive’s services and the performance of the Company during such year.
3.03    Equity Grant. As of the Effective Date, Executive shall own 37,552 Series D-1 Units in the Company, of which 7,500 shall be vested and 30,552 shall be unvested as of the Effective Date, pursuant to, and subject to restrictions set forth in, the Series D Unit Agreement attached hereto as Exhibit A, the terms of which are incorporated herein by reference.
ARTICLE IV
Reimbursement and Employment Benefits
4.01    Health and Other Medical. Executive shall be eligible to participate in all health, medical, dental, and life insurance employee benefits as are available from time to time to other key executive employees (and their families) of the Company (collectively, the “Plans”). The Company shall pay 100% of all premiums with respect to Executive for such Plans. Executive may purchase additional insurance for members of his immediate family.
4.02    Vacation. Executive shall be entitled to three (3) weeks of vacation per six (6) months, to be taken in such amounts and at such times as shall be mutually convenient for Executive and the Company. Except as set forth in the previous sentence, the Company’s standard policies and practices regarding vacation time will apply to Executive.
4.03    Reimbursable Expenses. The Company shall in accordance with its standard policies in effect from time to time reimburse Executive for all reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company provided that Executive submits in writing all substantiation of such expenses to the Company on a timely basis in accordance with the Company’s standard policies and further provided that Executive receives prior written approval for all individual expenditures in excess of $500. Additionally, Executive shall be reimbursed for expenses incurred in furtherance of the Company’s business from January 1, 2012 through the

Effective Date, provided that all substantiation of such expenses is provided no later than two (2) weeks following the Effective Date, and that any amount above $2,964.35 is not subject to reimbursement.
4.04    Savings Plan. Executive will be eligible to enroll and participate, and be immediately vested in, all Company savings and retirement plans, including any 401(k) plans, as are available from time to time to other key executive employees.
ARTICLE V
Termination

5.07
Events of Termination. This Agreement, Executive’s compensation under Article III, and any and all other rights of Executive under this Agreement or otherwise as an employee of the Company will terminate (except as otherwise provided in this Article V):

Section 7.upon resignation of employment by Executive upon not less than thirty (30) days’ prior written notice to the Company;
Section 8.upon the death of Executive;
Section 9.upon the termination of employment by the Company or Executive due to the disability of Executive (as defined in Section 5.02);
Section 10.upon termination of employment by the Company for “Cause” (as defined in Section 5.03), immediately upon notice from the Company to Executive, or at such later time as such notice may specify;
Section 11.upon termination of employment by Executive for “Good Reason” (as defined in Section 5.04) upon not less than thirty (30) days’ prior notice from Executive to the Company; or
Section 12.upon termination of employment by the Company without “Cause” upon not less than thirty (30) days’ prior notice from the Company to Executive.

5.08
Definition of Disability. Executive will be deemed to have a “disability” if, for physical or mental reasons, Executive is unable to perform the essential functions of Executive’s duties under this Agreement for 60 consecutive days, or 120 days during any twelve (12) month period, as determined in accordance with this Section 5.02. The disability of Executive will be determined by a medical doctor selected by written agreement of the Company and Executive upon the request of either party by notice to the other. If the Company and Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Executive has a disability. The determination of the medical doctor selected under this Section 5.02 will be binding on both parties. Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 5.02, and Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. If Executive is not legally competent, Executive’s legal guardian or duly authorized attorney-in-fact will act in Executive’s stead, under this Section 5.02, for the purposes of submitting Executive to the examinations, and providing the authorization of disclosure, required under this Section 5.02.

5.09	Definition of “Cause.” The term “Cause” shall mean any of the following:

(h)
Executive’s failure or refusal, after written notice thereof and failure to cure within 20 days thereafter, to perform specific written directives from the Board which are consistent with the scope and nature of Executive’s duties and responsibilities under this Agreement;

(i)	Dishonesty of Executive which directly or indirectly has a material adverse affect on the Company;

(j)	Habitual drunkenness of Executive or use of drugs which interferes with the performance of Executive’s duties and obligations under this Agreement;

(k)	Executive’s commission of or pleading guilty or no contest to any crime involving moral turpitude, fraud, defalcation or misrepresentation;

(l)	Any gross or willful misconduct of Executive resulting in substantial loss to the Company or substantial damages to the reputation of the Company;

(m)	Any breach by Executive of Executive’s covenants contained in Article VI; or

(n)	Any other material breach of this Agreement by Executive, which material breach is not cured (to the extent curable) within five (5) days following notice thereof.

5.10
Definition of “Good Reason.” The phrase “Good Reason” means any of the following: (a) the Company’s material breach of this Agreement (which is not cured within five (5) days after receipt of written notice of such breach); (b) the assignment of Executive without his consent to a position, responsibilities, or duties of a lesser status or degree of responsibility than his position, responsibilities, or duties at the Effective Date; or (c) Executive is ordered to perform duties that violate applicable laws or Company policies.

5.11
Termination Obligations. Effective upon the termination of this Agreement (the date of any such termination, the “Termination Date”), the Company will be obligated to pay Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 5.05. For purposes of this Section 5.05, Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as Executive may designate by notice to the Company from time to time or, if Executive fails to give notice to the Company of such a beneficiary, Executive’s estate. Notwithstanding the preceding sentence, the Company will have no duty, in any circumstances, to attempt to open an estate on behalf of Executive, to determine whether any beneficiary designated by Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as Executive’s personal representative (or the trustee of a trust established by Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(g)
Termination by Executive without Good Reason. If Executive terminates this Agreement without Good Reason, the Company shall have no further obligations to Executive under this Agreement other than the Company’s obligation to pay Base Salary accrued to the Termination Date. Additionally, the Company shall reimburse Executive for expenses incurred by Executive through the Termination Date that are reimbursable pursuant to Section 4.03.

(h)
Termination by Executive for Good Reason. If Executive terminates this Agreement with Good Reason, Executive shall be entitled to (i) Base Salary accrued to the Termination Date, and (ii) continuation of Base Salary and health benefits for a period of twelve (12) months after the Termination Date at the same cost to Executive as in effect on the Termination Date. This entitlement also occurs when Executive’s employment contract is not renewed, or not renewed at the current Senior Vice President, Chief Financial Officer position. Additionally, the Company shall reimburse Executive for expenses incurred by Executive that are reimbursable through the Termination Date pursuant to Section 4.03.

(i)
Termination by the Company for Cause. If this Agreement is terminated by the Company for Cause, the Company shall have no further obligations to Executive under this Agreement other than the Company’s obligation to pay Base Salary accrued to the Termination Date. Additionally, the Company shall reimburse Executive for expenses incurred by Executive through the Termination Date that are reimbursable pursuant to Section 4.03.

(j)
Termination by the Company Without Cause. If the Company terminates the employment of Executive prior to the end of the Term of this Agreement for any reason other than for Cause, Executive shall be entitled to (i) Base Salary accrued to the Termination Date, and (ii) continuation of Base Salary and health benefits for a period of twelve (12) months after the Termination Date at the same cost to Executive as in effect on the Termination Date. This entitlement also occurs when Executive’s employment contract is not renewed, or not renewed at the current Senior Vice President, Chief Financial Officer position. Additionally, the Company shall reimburse Executive for expenses incurred by Executive through the Termination Date that are reimbursable pursuant to Section 4.03.

(k)
Termination upon Disability. If this Agreement is terminated by either party as a result of Executive’s disability, Executive shall be entitled to (i) Base Salary accrued to the Termination Date, (ii) continuation of Base Salary for the lesser of (A) the remaining Term of this Agreement (B) six (6) consecutive months thereafter, or (C) the period until disability insurance benefits commence under the disability insurance coverage (if any) furnished by the Company to Executive, and (iii) health benefits through the end of the Term of this Agreement at the same cost to Executive as in effect on the Termination Date. Additionally, the Company shall reimburse Executive for expenses incurred by Executive that are reimbursable pursuant through the Termination Date to Section 4.03.

(l)
Termination upon Death. If this Agreement is terminated because of Executive’s death, the Company shall have no further obligations to Executive under this Agreement other than the Company’s obligation to pay Base Salary accrued to the Termination Date and to reimburse Executive’s estate for expenses incurred by Executive that are reimbursable through the Termination Date pursuant to Section 4.03.

5.12	General.

(c)
Termination of this Agreement shall not affect the obligations of Executive under Article VI hereof that, pursuant to the express provisions of this Agreement, continue in full force and effect. Upon termination of this Agreement for any reason, Executive shall promptly deliver to the Company all Company property including without limitation all writings, records, data, memoranda, contracts, orders, sales literature, price lists, client lists, data processing materials, and other documents, whether or not obtained from the Company or any affiliate, which pertain to or were used by Executive in connection with his employment by the Company or which pertain to any affiliate, including, but not limited to, Confidential Information (as defined below), as well as any automobiles, computers or other furniture, fixtures or equipment which were purchased by the Company for Executive or otherwise in Executive’s possession or control.

(d)
Notwithstanding the foregoing, Executive’s right to receive amounts payable pursuant to Sections 5.05(b), (d) and (e) (which shall be deemed, and referred to herein as, “Severance”) is contingent upon Executive not violating any of his on-going obligations under this Agreement and executing and delivering to the Company, and not revoking, a release in favor of the Company in form and substance reasonably acceptable to the Company no later than thirty (30)

days after the Termination Date.  Subject to anything to the contrary in Section 9.04, Severance, if payable, shall be paid as and when normal payroll payments are made; provided that Executive will not receive any Severance payments prior to the sixtieth day following the Termination Date and be paid any amounts that would have been payable pursuant to Sections 5.05(b), (d) and (e) on the sixtieth day following the Termination Date. Executive expressly acknowledges and agrees that the payment of Severance to Executive hereunder shall be liquidated damages for and in full satisfaction of any and all claims Executive may have relating to or arising out of Executive’s employment or termination of Executive’s employment by the Company or relating to or arising out of this Agreement and the termination thereof, including, without limitation, those causes of action arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §12101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201 et seq., the Civil Rights Act of April 9, 1866.1 42 U.S.C. §1981 et seq., the National Labor Management Relations Act, 29 U.S.C. §141 et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., and the Family Medical Leave Act of 1993, 29 U.S.C. §2601 et seq.
5.07    Representations. Executive represents, warrants, and covenants to Company that (a) there is no other agreement or relationship which is binding on him which prevents him from entering into or fully performing under the terms hereof and (b) the Company may contact any past, present, or future entity with whom he has a business relationship and inform such entity of the existence of this Agreement and the terms and conditions set forth herein.
ARTICLE VI
Covenants
6.01    Competition/Solicitation. (a) During the Term of this Agreement and for a period of one (1) year after termination of Executive’s employment with the Company, regardless of the reason, Executive hereby covenants and agrees that he shall not, directly or indirectly, except in connection with his duties hereunder or otherwise for the sole account and benefit of the Company, whether as a sole proprietor, investor, partner, member, shareholder, employee, director, officer, guarantor, consultant, independent contractor, or in any other capacity as principal or agent, or through any person, subsidiary, affiliate, or employee acting as nominee or agent, except with the consent of the Company:
(i)    Conduct or engage in, or be interested in or associated with, any person or entity anywhere in North America (plus any such additional geographical markets to which the Company may have expanded during the course of Executive’s employment) other than the Company and its affiliates which conducts or engages in the shale fracturing business of the Company;
(ii)    Solicit, attempt to solicit, or accept business from, or cause to be solicited or have business accepted from, any then-current customers of Company, any persons or entities who were customers of the Company within the 180 days preceding the Termination Date, or any prospective customers of the Company for whom bids were being prepared or had been submitted as of the Termination Date; or
(iii)    Induce, or attempt to induce, hire or attempt to hire, or cause to be induced or hired, any employee of the Company, or persons who were employees of the Company within the 180 days preceding the Termination Date, to leave or terminate his or her employment with the Company, or hire or engage as an independent contractor any such employee of the Company.
(b)    Notwithstanding the foregoing, Executive shall not be prevented from (A) investing in or owning up to two percent (2%) of the outstanding stock of any corporation engaged in any business provided that such shares are regularly traded on a national securities exchange or in any over-the-counter market or (B) retaining any shares of stock in any corporation which Executive owned before the date of his employment with the Company.
6.02    Confidential Information. Executive acknowledges that in his employment he is or will be making use of, acquiring, or adding to the Company’s confidential information (the “Confidential Information”) which includes, but is not limited to, memoranda and other materials or records of a proprietary nature; technical information regarding the operations of the Company; and records and policy matters relating to finance, personnel, market research, strategic planning, current and potential customers, lease arrangements, service contracts, management, and operations. Therefore, to protect the Company’s Confidential Information and to protect other employees who depend on the Company for regular employment, Executive agrees that he will not in any way use any of said Confidential Information except in connection with his employment by the Company, and except in connection with the business of the Company he will not copy, reproduce, or take with him the original or any copies of said Confidential Information and will not directly or indirectly divulge any of said Confidential Information to anyone without the prior written consent of the Company.
6.03    Inventions. All discoveries, designs, improvements, ideas, and inventions, whether patentable or not, relating to (or suggested by or resulting from) products, services, or other technology of the Company or any affiliate or relating to (or suggested by or resulting from) methods or processes used or usable in connection with the business of the Company or any affiliate that may be conceived, developed, or made by Executive during employment with the Company (hereinafter “Inventions”), either solely or jointly with others, shall automatically become the sole property of the Company or an affiliate. Executive shall immediately disclose to the Company all such Inventions and shall, without additional compensation, execute all assignments and other documents deemed necessary by the Company to perfect the property rights of the Company or any affiliate therein. These obligations shall continue beyond the termination of Executive’s employment with respect to Inventions conceived, developed, or made by Executive during employment with the Company. The provisions of this Section 6.03 shall not apply to any Invention for which no equipment, supplies, facility, or trade secret information of the Company or any affiliate is used by Executive and which is developed entirely on Executive’s own time, unless (a) such Invention relates (i) to the business of the Company or an affiliate or (ii) to the actual or demonstrably anticipated research or development of the Company or an affiliate, or (b) such Invention results from work performed by Executive for the Company.
6.04    Non-Disparagement. For a period commencing on the Effective Date and continuing indefinitely, Executive hereby covenants and agrees that he shall not, directly or indirectly, defame, disparage, create false impressions, or otherwise put in a false or bad light the Company, its products or services, its business, reputation, conduct, practices, past or present employees, financial condition or otherwise.
6.05    Blue Penciling. If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope, or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope, or area.
6.06    Remedies. Executive acknowledges that any breach by him of the provisions of this Article VI of this Agreement shall cause irreparable harm to the Company and that a remedy at law for any breach or attempted breach of Article VI of this Agreement will be inadequate, and agrees that, notwithstanding Section 9.01 hereof, the Company shall be entitled to exercise all remedies available to it, including specific performance and injunctive and other equitable relief, without the necessity of posting any bond, in the case of any such breach or attempted breach.
ARTICLE VII
Assignment
This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as expressly provided herein, the rights, benefits and obligations of Executive under this Agreement are personal to Executive, and any voluntary or involuntary alienation, assignment or transfer by Executive shall be null and void.
ARTICLE VIII
Entire Agreement
This Agreement constitutes the entire understanding between the Company and Executive concerning his employment by the Company or subsidiaries and supersedes any and all previous agreements between Executive and the Company or any of its affiliates or subsidiaries concerning such employment, and/or any compensation, bonuses or incentives. Each party hereto shall pay its own costs and expenses (including legal fees) except as otherwise expressly provided herein incurred in connection with the preparation, negotiation, and execution of this Agreement. This Agreement may not be changed orally, but only in a written instrument signed by both parties hereto.
ARTICLE IX
Applicable Law; Miscellaneous
9.01    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. All actions brought to interpret or enforce this Agreement shall be brought in federal or state courts located in Houston, Texas. Notwithstanding the foregoing, at the sole option of the Company, all controversies under this Agreement may be subject to resolution by arbitration. Without limiting the generality of the foregoing, the following shall be considered controversies for this purpose: (i) all questions relating to the interpretation or breach of this Agreement; (ii) all questions relating to any representations, negotiations, and other proceedings leading to the execution of this Agreement; and (iii) all questions as to whether the right to arbitrate any such question exists. Any party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the tribunal’s determination of the merits of the controversy). The tribunal shall have authority to make the final determination of the rights of the parties, including authority to make permanent, modify, or dissolve any judicial order granting such provisional relief. The Company, if it desires arbitration, shall so notify the other parties, identifying in reasonable detail the matters to be arbitrated and the relief sought. Arbitration shall be before a three-person tribunal of neutral arbitrators, consisting of attorneys with at least ten (10) years’ experience in commercial law. The American Arbitration Association (“AAA”) shall submit a list of persons meeting the criteria outlined above, and the parties shall mutually agree upon the three arbitrators. If the parties fail to select arbitrators as required above within twenty (20) days after delivery of notice from the party desiring arbitration, the AAA shall appoint the arbitrator or arbitrators that have not been selected by the parties. The arbitrators shall be entitled to a fee commensurate with their fees for professional services requiring similar time and effort. All matters arbitrated hereunder shall be arbitrated in, Houston, Texas, and shall be governed by Texas law, exclusive of its conflicts-of-laws rules. The arbitrators shall conduct a hearing no later than sixty (60) days after designation of the tribunal, and a decision shall be rendered by the arbitrators within thirty (30) days after the hearing. At the hearing, the parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the arbitration panel shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate. Any award entered shall be made by a written opinion stating the reasons for the award made. The arbitrators may award legal or equitable relief, including but not limited to specific performance. The arbitrators are not empowered to award damages in excess of compensatory damages, and each party irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration. This submission and agreement to arbitrate shall be specifically enforceable. Arbitration may proceed in the absence of any party if notice of the proceedings has been given to such party. The parties agree to abide by all awards rendered in such proceedings. Such awards shall be final and binding on all parties. Each party shall continue to perform its obligations under this Agreement pending conclusion of the arbitration. No party shall be considered in default hereunder during the pendency of arbitration proceedings relating to such default. The arbitrators’ fees and other costs of the arbitration shall be borne by the party against which the award is rendered, except as the arbitration panel may otherwise provide in its written opinion.
9.02    Attorneys’ Fees. In addition to all other rights and benefits under this Agreement, each party agrees to reimburse the other for, and indemnify and hold harmless such party against, all fees, costs and expenses (including attorney’s fees) incurred by such party (whether or not during the Term of this Agreement or otherwise), if and to the extent that such party prevails on or is otherwise successful on the merits with respect to any action, claim or dispute relating in any manner to this Agreement or to any termination of this Agreement or in seeking to obtain or enforce any right or benefit provided by or claimed under this Agreement, taking into account the relative fault of each of the parties and any other relevant considerations.
9.03    Indemnification of Executive.
(a)    Executive shall not be responsible for any of the actions of the Company prior to signing this Agreement (except such actions resulting from the gross negligence or willful misconduct of Executive), and the Company agrees to indemnify Executive for any liability from such prior actions of the Company (except such actions resulting from the gross negligence or willful misconduct of Executive).
(b)    To the fullest extent permitted under law, the Company shall indemnify Executive, provide and pay for Executive’s defense, in the event Executive is a party, or is threatened to be made a party, to any threatened, pending or contemplated action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that Executive is an officer or Board member of the Company, or is or was serving at the request of the Company as a board member, or officer (or in any capacity equivalent to any of the foregoing) of another corporation, company, joint venture, trust or other enterprise, against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with such action, suit or proceeding if Executive acted in good faith and in a manner Executive reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Executive’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or pleas of nolo contendere or its equivalent, shall not of itself create a presumption that Executive did not act in good faith or did not act in a manner which Executive reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that Executive’s conduct was unlawful.
9.04    Section 409A. (a)    Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein either shall either be exempt from or shall comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder (“Code Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A.
(b)    To the extent that the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Code Section 409A through good faith modifications. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company without violating the provisions of Code Section 409A.
(c)    Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on the Termination Date Executive is deemed to be a “specified employee” within the meaning of Code Section 409A, any payments or benefits due upon, or within the six month period following, a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Code Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to Executive in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay during such period) on the earlier of (i) the date which is six (6) months and one (1) day after Executive’s separation from service (as such term is defined in Code Section 409A) for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.
(d)    Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of Executive’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” and the date of such separation from service shall be the termination date for purposes of any such payment or benefits.
(e)    Each payment under this Agreement or otherwise (including any installment payments) shall be treated as a separate payment for purposes of Code Section 409A.
(f)    In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Code Section 409A.
(g)    All expenses or other reimbursements paid pursuant to this Agreement or otherwise that are taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.
9.05    Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a continuing waiver or a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party hereto which are not set forth expressly in this Agreement.
9.06    Unenforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
9.07    Counterparts. This Agreement may be executed in several counterparts, and via facsimile or electronic mail, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
9.08    Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

U.S. Well Service, LLC By: /s/ Daniel T. Layton________________ Its: Chief Operating Officer

Leonard E. Travis

_/s/ Leonard E. Travis___________________

Exhibit A
Series D Unit Agreement

Exhibit 10.5
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into as of February 21, 2012 (the “Effective Date”) by and between U.S. Well Services, LLC, a Delaware limited liability company (the “Company”), and Jeffrey McPherson (“Executive”).
RECITALS
The Company is an oilfield service provider, providing hydraulic fracturing services and other pressure pumping services to its customers. The Company desires to employ Executive, and Executive desires to accept such employment, on the terms and subject to the conditions set forth in this Agreement.
In consideration of the mutual promises set forth in this Agreement the parties hereto agree as follows:
ARTICLE I
Term of Employment
Subject to the provisions of Article V, and upon the terms and subject to the conditions set forth in this Agreement, the Company will employ Executive from the Effective Date through December 31, 2013, (the “Initial Term”) and this Agreement shall renew for subsequent one (1) year periods, upon the Company providing written notice of extension of this Agreement at least thirty (30) days prior to the end of the then current term (the Initial Term and any renewal term, the “Term”). Notwithstanding anything herein to the contrary, Executive understands that Executive is an employee at-will and Executive’s employment with the Company may be terminated by the Company, with or without Cause (as defined in Section 5.03) at any time.
ARTICLE II
Duties
2.01    The Company hereby employs Executive, and Executive hereby accepts employment, as the Vice President of Operations of the Company subject to the terms and conditions hereof. Executive shall have the normal duties, responsibilities and authority of such position, subject to the power of the Company’s Board of Managers (the “Board”) to limit such duties, responsibilities and authority and to override actions of such position. In connection with the duties to be performed pursuant to this Agreement, Executive shall report directly to the Board. Executive will promote the interests, within the scope of his duties, of the Company and devote substantially his full working time and efforts to the Company’s business and affairs.
2.02    Notwithstanding anything contained in Section 2.01 above to the contrary, nothing contained herein or under law shall be construed as preventing Executive from (i) investing Executive’s personal assets in such form or manner as will not require any material personal services on the part of Executive in the operation or the affairs of the companies in which such investments are made and in which his participation is principally that of a passive investor; and (ii) engaging (outside normal business hours) in any other professional, civic, or philanthropic activities, provided that Executive’s investments or engagement does not result in a violation of his covenants under Section 2.01 or Article VI hereof.
ARTICLE III
Base Compensation
3.01    Base Salary. The Company will compensate Executive for the duties performed by him hereunder by payment of a base salary at the rate of Two Hundred Thousand ($200,000.00) per annum (the “Base Salary”); provided, however, the Base Salary shall accrue as of November 1, 2011 and all accrued but unpaid Base Salary shall be due and payable in lump sum on the Effective Date. Thereafter, the Company shall pay the Base Salary in accordance with the Company’s regular payroll schedule, subject to customary withholding for federal, state, and local taxes and other normal and customary withholding items.
3.02    Bonus. In addition to the Base Salary, the Company may pay to Executive a discretionary bonus (the “Bonus”) of any amounts deemed reasonable and appropriate by the Company’s Board based on the quality and nature of Executive’s services and the performance of the Company during such year.
3.03    Equity Grant.  As of the Effective Date, Executive shall own 84,493 Series D-1 Units in the Company, of which 10,000 shall be vested and 74,493 shall be unvested as of the Effective Date, pursuant to, and subject to restrictions set forth in, the Series D Unit Agreement attached hereto as Exhibit A, the terms of which are incorporated herein by reference.
ARTICLE IV
Reimbursement and Employment Benefits
4.01    Health and Other Medical. Executive shall be eligible to participate in all health, medical, dental, and life insurance employee benefits as are available from time to time to other key executive employees (and their families) of the Company (collectively, the “Plans”). The Company shall pay 100% of all premiums with respect to Executive for such Plans. Executive may purchase additional insurance for members of his immediate family.
4.02    Vacation. Executive shall be entitled to three (3) weeks of vacation per six (6) months, to be taken in such amounts and at such times as shall be mutually convenient for Executive and the Company. Except as set forth in the previous sentence, the Company’s standard policies and practices regarding vacation time will apply to Executive.
4.03    Reimbursable Expenses. The Company shall in accordance with its standard policies in effect from time to time reimburse Executive for all reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company provided that Executive submits in writing all substantiation of such expenses to the Company on a timely basis in accordance with the Company’s standard policies and further provided that Executive receives prior written approval for all individual expenditures in excess of $500. Additionally, Executive shall be reimbursed for expenses incurred in furtherance of the Company’s business from November 1, 2011 through the

Effective Date, provided that all substantiation of such expenses is provided no later than two (2) weeks after the Effective Date, and that any amount above $7,534.14 is not subject to reimbursement.
4.04    Savings Plan. Executive will be eligible to enroll and participate, and be immediately vested in, all Company savings and retirement plans, including any 401(k) plans, as are available from time to time to other key executive employees.
ARTICLE V
Termination

5.13
Events of Termination. This Agreement, Executive’s compensation under Article III, and any and all other rights of Executive under this Agreement or otherwise as an employee of the Company will terminate (except as otherwise provided in this Article V):

Section 13.upon resignation of employment by Executive upon not less than thirty (30) days’ prior written notice to the Company;
Section 14.upon the death of Executive;
Section 15.upon the termination of employment by the Company or Executive due to the disability of Executive (as defined in Section 5.02);
Section 16.upon the termination of employment by the Company for “Cause” (as defined in Section 5.03), immediately upon notice from the Company to Executive, or at such later time as such notice may specify;
Section 17.upon the termination of employment by Executive for “Good Reason” (as defined in Section 5.04) upon not less than thirty (30) days’ prior notice from Executive to the Company; or
Section 18.upon the termination of employment by the Company without “Cause” upon not less than thirty (30) days’ prior notice from the Company to Executive.

5.14
Definition of Disability. Executive will be deemed to have a “disability” if, for physical or mental reasons, Executive is unable to perform the essential functions of Executive’s duties under this Agreement for 60 consecutive days, or 120 days during any twelve (12) month period, as determined in accordance with this Section 5.02. The disability of Executive will be determined by a medical doctor selected by written agreement of the Company and Executive upon the request of either party by notice to the other. If the Company and Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Executive has a disability. The determination of the medical doctor selected under this Section 5.02 will be binding on both parties. Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 5.02, and Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. If Executive is not legally competent, Executive’s legal guardian or duly authorized attorney-in-fact will act in Executive’s stead, under this Section 5.02, for the purposes of submitting Executive to the examinations, and providing the authorization of disclosure, required under this Section 5.02.

5.15	Definition of “Cause.” The term “Cause” shall mean any of the following:

(o)
Executive’s failure or refusal, after written notice thereof and failure to cure within five (5) days thereafter, to perform specific written directives from the Board which are consistent with the scope and nature of Executive’s duties and responsibilities under this Agreement;

(p)	Dishonesty of Executive which directly or indirectly has a material adverse affect on the Company;

(q)	Habitual drunkenness of Executive or use of drugs which interferes with the performance of Executive’s duties and obligations under this Agreement;

(r)	Executive’s commission of or pleading guilty or no contest to any crime involving moral turpitude, fraud, defalcation or misrepresentation;

(s)	Any gross or willful misconduct of Executive resulting in substantial loss to the Company or substantial damages to the reputation of the Company;

(t)	Any breach by Executive of Executive’s covenants contained in Article VI; or

(u)	Any other material breach of this Agreement by Executive, which material breach is not cured (to the extent curable) within five (5) days following notice thereof.

5.16
Definition of “Good Reason.” The phrase “Good Reason” means any of the following: (a) the Company’s material breach of this Agreement (which is not cured within five (5) days after receipt of written notice of such breach); or (b) the assignment of Executive without his consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties at the Effective Date.

5.17
Termination Obligations. Effective upon the termination of this Agreement (the date of any such termination, the “Termination Date”), the Company will be obligated to pay Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this

Section 5.05. For purposes of this Section 5.05, Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as Executive may designate by notice to the Company from time to time or, if Executive fails to give notice to the Company of such a beneficiary, Executive’s estate. Notwithstanding the preceding sentence, the Company will have no duty, in any circumstances, to attempt to open an estate on behalf of Executive, to determine whether any beneficiary designated by Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as Executive’s personal representative (or the trustee of a trust established by Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(m)
Termination by Executive without Good Reason. If Executive terminates this Agreement without Good Reason, the Company shall have no further obligations to Executive under this Agreement other than the Company’s obligation to pay Base Salary accrued to the Termination Date. Additionally, the Company shall reimburse Executive for expenses incurred by Executive through the Termination Date that are reimbursable pursuant to Section 4.03.

(n)
Termination by Executive for Good Reason. If Executive terminates this Agreement with Good Reason, Executive shall be entitled to (i) Base Salary accrued to the Termination Date, and (ii) continuation of Base Salary and health benefits through the end of the Term of this Agreement at the same cost to Executive as in effect on the Termination Date. Additionally, the Company shall reimburse Executive for expenses incurred by Executive through the Termination Date that are reimbursable pursuant to Section 4.03.

(o)
Termination by the Company for Cause. If this Agreement is terminated by the Company for Cause, the Company shall have no further obligations to Executive under this Agreement other than the Company’s obligation to pay Base Salary accrued to the Termination Date. Additionally, the Company shall reimburse Executive for expenses incurred by Executive through the Termination Date that are reimbursable pursuant to Section 4.03.

(p)
Termination by the Company Without Cause. If the Company terminates the employment of Executive prior to the end of the Term of this Agreement for any reason other than for Cause, Executive shall be entitled to (i) Base Salary accrued to the Termination Date, and (ii) continuation of Base Salary and health benefits through the end of the Term of this Agreement at the same cost to Executive as in effect on the Termination Date. Additionally, the Company shall reimburse Executive for expenses incurred by Executive through the Termination Date that are reimbursable pursuant to Section 4.03.

(q)	Termination upon Disability. If this Agreement is terminated by either party as a result of Executive’s disability, Executive shall be entitled to (i) Base

Salary accrued to the Termination Date, (ii) continuation of Base Salary for the lesser of (A) the remaining Term of this Agreement (B) six (6) consecutive months thereafter, or (C) the period until disability insurance benefits commence under the disability insurance coverage (if any) furnished by the Company to Executive, and (iii) health benefits through the end of the Term of this Agreement at the same cost to Executive as in effect on the Termination Date. Additionally, the Company shall reimburse Executive for expenses incurred by Executive through the Termination Date that are reimbursable pursuant to Section 4.03.

(r)
Termination upon Death. If this Agreement is terminated because of Executive’s death, the Company shall have no further obligations to Executive under this Agreement other than the Company’s obligation to pay Base Salary accrued to the Termination Date and to reimburse Executive’s estate for expenses incurred by Executive that are reimbursable through the Termination Date pursuant to Section 4.03.

5.18	General.

(f)
Termination of this Agreement shall not affect the obligations of Executive under Article VI hereof that, pursuant to the express provisions of this Agreement, continue in full force and effect. Upon termination of this Agreement for any reason, Executive shall promptly deliver to the Company all Company property including without limitation all writings, records, data, memoranda, contracts, orders, sales literature, price lists, client lists, data processing materials, and other documents, whether or not obtained from the Company or any affiliate, which pertain to or were used by Executive in connection with his employment by the Company or which pertain to any affiliate, including, but not limited to, Confidential Information (as defined below), as well as any automobiles, computers or other furniture, fixtures or equipment which were purchased by the Company for Executive or otherwise in Executive’s possession or control.

(g)
Notwithstanding the foregoing, Executive’s right to receive amounts payable pursuant to Sections 5.05(b), (d) and (e) (which shall be deemed, and referred to herein as, “Severance”) is contingent upon Executive not violating any of his on-going obligations under this Agreement and executing and delivering to the Company, and not revoking, a release in favor of the Company in form and substance reasonably acceptable to the Company no later than thirty (30) days after the Termination Date.  Subject to anything to the contrary in Section 9.04, Severance, if payable, shall be paid as and when normal payroll payments are made; provided that Executive will not receive any Severance payments prior to the sixtieth day following the Termination Date and be paid any amounts that would have been payable pursuant to Sections 5.05(b), (d) and (e) on the sixtieth day following the Termination Date. Executive expressly acknowledges and agrees that the payment of Severance to

Executive hereunder shall be liquidated damages for and in full satisfaction of any and all claims Executive may have relating to or arising out of Executive’s employment or termination of Executive’s employment by the Company or relating to or arising out of this Agreement and the termination thereof, including, without limitation, those causes of action arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §12101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201 et seq., the Civil Rights Act of April 9, 1866.1 42 U.S.C. §1981 et seq., the National Labor Management Relations Act, 29 U.S.C. §141 et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., and the Family Medical Leave Act of 1993, 29 U.S.C. §2601 et seq.
5.07    Representations. Executive represents, warrants, and covenants to Company that (a) there is no other agreement or relationship which is binding on him which prevents him from entering into or fully performing under the terms hereof and (b) the Company may contact any past, present, or future entity with whom he has a business relationship and inform such entity of the existence of this Agreement and the terms and conditions set forth herein.
ARTICLE VI
Covenants
6.01    Competition/Solicitation. (a) During the Term of this Agreement and for a period of forty-eight (48) months after termination of Executive’s employment with the Company, regardless of the reason, Executive hereby covenants and agrees that he shall not, directly or indirectly, except in connection with his duties hereunder or otherwise for the sole account and benefit of the Company, whether as a sole proprietor, investor, partner, member, shareholder, employee, director, officer, guarantor, consultant, independent contractor, or in any other capacity as principal or agent, or through any person, subsidiary, affiliate, or employee acting as nominee or agent, except with the consent of the Company:
(i)    Conduct or engage in, or be interested in or associated with, any person or entity anywhere in North America (plus any such additional geographical markets to which the Company may have expanded during the course of Executive’s employment) other than the Company and its affiliates which conducts or engages in the shale fracturing business of the Company;
(ii)    Solicit, attempt to solicit, or accept business from, or cause to be solicited or have business accepted from, any then-current customers of Company, any persons or entities who were customers of the Company within the 180 days preceding the Termination Date, or any prospective customers of the Company for whom bids were being prepared or had been submitted as of the Termination Date; or
(iii)    Induce, or attempt to induce, hire or attempt to hire, or cause to be induced or hired, any employee of the Company, or persons who were employees of the Company within the 180 days preceding the Termination Date, to leave or terminate his or her employment with the Company, or hire or engage as an independent contractor any such employee of the Company.
(b)    Notwithstanding the foregoing, Executive shall not be prevented from (A) investing in or owning up to two percent (2%) of the outstanding stock of any corporation engaged in any business provided that such shares are regularly traded on a national securities exchange or in any over-the-counter market or (B) retaining any shares of stock in any corporation which Executive owned before the date of his employment with the Company.
6.02    Confidential Information. Executive acknowledges that in his employment he is or will be making use of, acquiring, or adding to the Company’s confidential information (the “Confidential Information”) which includes, but is not limited to, memoranda and other materials or records of a proprietary nature; technical information regarding the operations of the Company; and records and policy matters relating to finance, personnel, market research, strategic planning, current and potential customers, lease arrangements, service contracts, management, and operations. Therefore, to protect the Company’s Confidential Information and to protect other employees who depend on the Company for regular employment, Executive agrees that he will not in any way use any of said Confidential Information except in connection with his employment by the Company, and except in connection with the business of the Company he will not copy, reproduce, or take with him the original or any copies of said Confidential Information and will not directly or indirectly divulge any of said Confidential Information to anyone without the prior written consent of the Company.
6.03    Inventions. All discoveries, designs, improvements, ideas, and inventions, whether patentable or not, relating to (or suggested by or resulting from) products, services, or other technology of the Company or any affiliate or relating to (or suggested by or resulting from) methods or processes used or usable in connection with the business of the Company or any affiliate that may be conceived, developed, or made by Executive during employment with the Company (hereinafter “Inventions”), either solely or jointly with others, shall automatically become the sole property of the Company or an affiliate. Executive shall immediately disclose to the Company all such Inventions and shall, without additional compensation, execute all assignments and other documents deemed necessary by the Company to perfect the property rights of the Company or any affiliate therein. These obligations shall continue beyond the termination of Executive’s employment with respect to Inventions conceived, developed, or made by Executive during employment with the Company. The provisions of this Section 6.03 shall not apply to any Invention for which no equipment, supplies, facility, or trade secret information of the Company or any affiliate is used by Executive and which is developed entirely on Executive’s own time, unless (a) such Invention relates (i) to the business of the Company or an affiliate or (ii) to the actual or demonstrably anticipated research or development of the Company or an affiliate, or (b) such Invention results from work performed by Executive for the Company.
6.04    Non-Disparagement. For a period commencing on the Effective Date and continuing indefinitely, Executive hereby covenants and agrees that he shall not, directly or indirectly, defame, disparage, create false impressions, or otherwise put in a false or bad light the Company, its products or services, its business, reputation, conduct, practices, past or present employees, financial condition or otherwise.
6.05    Blue Penciling. If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope, or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope, or area.
6.06    Remedies. Executive acknowledges that any breach by him of the provisions of this Article VI of this Agreement shall cause irreparable harm to the Company and that a remedy at law for any breach or attempted breach of Article VI of this Agreement will be inadequate, and agrees that, notwithstanding Section 9.01 hereof, the Company shall be entitled to exercise all remedies available to it, including specific performance and injunctive and other equitable relief, without the necessity of posting any bond, in the case of any such breach or attempted breach.
ARTICLE VII
Assignment
This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as expressly provided herein, the rights, benefits and obligations of Executive under this Agreement are personal to Executive, and any voluntary or involuntary alienation, assignment or transfer by Executive shall be null and void.
ARTICLE VIII
Entire Agreement
This Agreement constitutes the entire understanding between the Company and Executive concerning his employment by the Company or subsidiaries and supersedes any and all previous agreements between Executive and the Company or any of its affiliates or subsidiaries concerning such employment, and/or any compensation, bonuses or incentives. Each party hereto shall pay its own costs and expenses (including legal fees) except as otherwise expressly provided herein incurred in connection with the preparation, negotiation, and execution of this Agreement. This Agreement may not be changed orally, but only in a written instrument signed by both parties hereto.
ARTICLE IX
Applicable Law; Miscellaneous
9.01    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. All actions brought to interpret or enforce this Agreement shall be brought in federal or state courts located in Houston, Texas. Notwithstanding the foregoing, at the sole option of the Company, all controversies under this Agreement may be subject to resolution by arbitration. Without limiting the generality of the foregoing, the following shall be considered controversies for this purpose: (i) all questions relating to the interpretation or breach of this Agreement; (ii) all questions relating to any representations, negotiations, and other proceedings leading to the execution of this Agreement; and (iii) all questions as to whether the right to arbitrate any such question exists. Any party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the tribunal’s determination of the merits of the controversy). The tribunal shall have authority to make the final determination of the rights of the parties, including authority to make permanent, modify, or dissolve any judicial order granting such provisional relief. The Company, if it desires arbitration, shall so notify the other parties, identifying in reasonable detail the matters to be arbitrated and the relief sought. Arbitration shall be before a three-person tribunal of neutral arbitrators, consisting of attorneys with at least ten (10) years’ experience in commercial law. The American Arbitration Association (“AAA”) shall submit a list of persons meeting the criteria outlined above, and the parties shall mutually agree upon the three arbitrators. If the parties fail to select arbitrators as required above within twenty (20) days after delivery of notice from the party desiring arbitration, the AAA shall appoint the arbitrator or arbitrators that have not been selected by the parties. The arbitrators shall be entitled to a fee commensurate with their fees for professional services requiring similar time and effort. All matters arbitrated hereunder shall be arbitrated in, Houston, Texas, and shall be governed by Texas law, exclusive of its conflicts-of-laws rules. The arbitrators shall conduct a hearing no later than sixty (60) days after designation of the tribunal, and a decision shall be rendered by the arbitrators within thirty (30) days after the hearing. At the hearing, the parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the arbitration panel shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate. Any award entered shall be made by a written opinion stating the reasons for the award made. The arbitrators may award legal or equitable relief, including but not limited to specific performance. The arbitrators are not empowered to award damages in excess of compensatory damages, and each party irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration. This submission and agreement to arbitrate shall be specifically enforceable. Arbitration may proceed in the absence of any party if notice of the proceedings has been given to such party. The parties agree to abide by all awards rendered in such proceedings. Such awards shall be final and binding on all parties. Each party shall continue to perform its obligations under this Agreement pending conclusion of the arbitration. No party shall be considered in default hereunder during the pendency of arbitration proceedings relating to such default. The arbitrators’ fees and other costs of the arbitration shall be borne by the party against which the award is rendered, except as the arbitration panel may otherwise provide in its written opinion.
9.02    Attorneys’ Fees. In addition to all other rights and benefits under this Agreement, each party agrees to reimburse the other for, and indemnify and hold harmless such party against, all fees, costs and expenses (including attorney’s fees) incurred by such party (whether or not during the Term of this Agreement or otherwise), if and to the extent that such party prevails on or is otherwise successful on the merits with respect to any action, claim or dispute relating in any manner to this Agreement or to any termination of this Agreement or in seeking to obtain or enforce any right or benefit provided by or claimed under this Agreement, taking into account the relative fault of each of the parties and any other relevant considerations.

9.03    Indemnification of Executive.
(a)    Executive shall not be responsible for any of the actions of the Company prior to signing this Agreement (except such actions resulting from the gross negligence or willful misconduct of Executive), and the Company agrees to indemnify Executive for any liability from such prior actions of the Company (except such actions resulting from the gross negligence or willful misconduct of Executive).
(b)    To the fullest extent permitted under law, the Company shall indemnify Executive in the event Executive is a party, or is threatened to be made a party, to any threatened, pending or contemplated action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that Executive is an officer or Board member of the Company, or is or was serving at the request of the Company as a board member, or officer (or in any capacity equivalent to any of the foregoing) of another corporation, company, joint venture, trust or other enterprise, against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with such action, suit or proceeding if Executive acted in good faith and in a manner Executive reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Executive’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or pleas of nolo contendere or its equivalent, shall not of itself create a presumption that Executive did not act in good faith or did not act in a manner which Executive reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that Executive’s conduct was unlawful.
9.04    Section 409A. (a)    Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein either shall either be exempt from or shall comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder (“Code Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A.
(b)    To the extent that the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Code Section 409A through good faith modifications. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company without violating the provisions of Code Section 409A.
(c)    Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on the Termination Date Executive is deemed to be a “specified employee” within the meaning of Code Section 409A, any payments or benefits due upon, or within the six month period following, a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Code Section 409A (whether under this

Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to Executive in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay during such period) on the earlier of (i) the date which is six (6) months and one (1) day after Executive’s separation from service (as such term is defined in Code Section 409A) for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.
(d)    Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of Executive’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” and the date of such separation from service shall be the termination date for purposes of any such payment or benefits.
(e)    Each payment under this Agreement or otherwise (including any installment payments) shall be treated as a separate payment for purposes of Code Section 409A.
(f)    In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Code Section 409A.
(g)    All expenses or other reimbursements paid pursuant to this Agreement or otherwise that are taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.
9.05    Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a continuing waiver or a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party hereto which are not set forth expressly in this Agreement.

9.06    Unenforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
9.07    Counterparts. This Agreement may be executed in several counterparts, and via facsimile or electronic mail, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
9.08    Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

U.S. Well Service, LLC
By: /s/ Daniel T. Layton _______________
Its: Chief Operating Officer_____________

Jeffrey McPherson /s/ Jeffrey McPherson_________________

EXHIBIT A

Series D Unit Agreement

Exhibit 10.6
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and effective as of February 21, 2012 (the “Effective Date”) by and between U.S. Well Services, LLC, a Delaware limited liability company (the “Company”), and Edward S. Self III (“Executive”).
RECITALS
The Company is an oilfield service provider, providing hydraulic fracturing services and other pressure pumping services to its customers. The Company desires to employ Executive, and Executive desires to accept such employment, on the terms and subject to the conditions set forth in this Agreement.
In consideration of the mutual promises set forth in this Agreement the parties hereto agree as follows:
ARTICLE I
Term of Employment
Subject to the provisions of Article V, and upon the terms and subject to the conditions set forth in this Agreement, the Company will employ Executive from the Effective Date through December 31, 2013 (the “Initial Term”) and this Agreement shall renew for subsequent one (1) year periods, upon the Company providing written notice of extension of this Agreement at least thirty (30) days prior to the end of the then current term (the Initial Term and any renewal term, the “Term”). Notwithstanding anything herein to the contrary, Executive understands that Executive is an employee at-will and Executive’s employment with the Company may be terminated by the Company, with or without Cause (as defined in Section 5.03) at any time.
ARTICLE II
Duties
2.01    The Company hereby employs Executive, and Executive hereby accepts employment, as Vice President of Business Development of the Company subject to the terms and conditions hereof. Executive shall have the normal duties, responsibilities and authority of such position, subject to the power of the Company’s Board of Managers (the “Board”) to limit such duties, responsibilities and authority and to override actions of such position. In connection with the duties to be performed pursuant to this Agreement, Executive shall report directly to the Chief Executive Officer of the Company. Executive will promote the interests, within the scope of his duties, of the Company and devote substantially his full working time and efforts to the Company’s business and affairs.
2.02    Notwithstanding anything contained in Section 2.01 above to the contrary, nothing contained herein or under law shall be construed as preventing Executive from (i) investing Executive’s personal assets in such form or manner as will not require any material personal services on the part of Executive in the operation or the affairs of the companies in which such investments are made and in which his participation is principally that of a passive investor; and (ii) engaging (outside normal business hours) in any other professional, civic, or philanthropic activities, provided that Executive’s investments or engagement does not result in a violation of his covenants under Section 2.01 or Article VI hereof.
ARTICLE III
Base Compensation
3.01    Base Salary. The Company will compensate Executive for the duties performed by him hereunder by payment of a base salary at the rate of Two Hundred Thousand ($200,000.00) per annum (the “Base Salary”); provided, however, the Base Salary shall accrue as of November 1, 2011 and all accrued but unpaid Base Salary will be due and payable in lump sum on the Effective Date. Thereafter, the Company shall pay the Base Salary in accordance with the Company’s regular payroll schedule, subject to customary withholding for federal, state, and local taxes and other normal and customary withholding items.
3.02    Bonus. In addition to the Base Salary, the Company may pay to Executive a discretionary bonus (the “Bonus”) of any amounts deemed reasonable and appropriate by the Company’s Board based on the quality and nature of Executive’s services and the performance of the Company during such year.
3.03    Equity Grant.  As of the Effective Date, Executive shall own 84,493 Series D-1 Units in the Company, of which 10,000 shall be vested and 74,493 shall be unvested as of the Effective Date, pursuant to, and subject to the restrictions set forth in the Series D Unit Agreement attached hereto as Exhibit A, the terms of which are incorporated herein by reference.
ARTICLE IV
Reimbursement and Employment Benefits
4.01    Health and Other Medical. Executive shall be eligible to participate in all health, medical, dental, and life insurance employee benefits as are available from time to time to other key executive employees (and their families) of the Company (collectively, the “Plans”). The Company shall pay 100% of all premiums with respect to Executive for such Plans. Executive may purchase additional insurance for members of his immediate family.
4.02    Vacation. Executive shall be entitled to three (3) weeks of vacation per six (6) months, to be taken in such amounts and at such times as shall be mutually convenient for Executive and the Company. Except as set forth in the previous sentence, the Company’s standard policies and practices regarding vacation time will apply to Executive.
4.03    Reimbursable Expenses. The Company shall in accordance with its standard policies in effect from time to time reimburse Executive for all reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company provided that Executive submits in writing all substantiation of such expenses to the Company on a timely basis in accordance with the Company’s standard policies and further provided that Executive receives prior written approval for all individual expenditures in excess of $500. Additionally, Executive shall be reimbursed for expenses incurred in furtherance of the Company’s business from November 1, 2011 through the Effective Date, provided that all substantiation of such expenses is provided no later than two (2) weeks following the Effective Date, and that any amount above $11,868.34 is not subject to reimbursement.
4.04    Savings Plan. Executive will be eligible to enroll and participate, and be immediately vested in, all Company savings and retirement plans, including any 401(k) plans, as are available from time to time to other key executive employees.
ARTICLE V
Termination

5.19
Events of Termination. This Agreement, Executive’s compensation under Article III, and any and all other rights of Executive under this Agreement or otherwise as an employee of the Company will terminate (except as otherwise provided in this Article V):

Section 19.upon resignation of employment by Executive upon not less than thirty (30) days’ prior written notice to the Company;
Section 20.upon the death of Executive;
Section 21.upon the termination of employment by the Company or Executive due to the disability of Executive (as defined in Section 5.02);
Section 22.upon the termination of employment by the Company for “Cause” (as defined in Section 5.03), immediately upon notice from the Company to Executive, or at such later time as such notice may specify;
Section 23.upon the termination of employment by Executive for “Good Reason” (as defined in Section 5.04) upon not less than thirty (30) days’ prior notice from Executive to the Company; or
Section 24.upon the termination of employment by the Company without “Cause” upon not less than thirty (30) days’ prior notice from the Company to Executive.

5.20
Definition of Disability. Executive will be deemed to have a “disability” if, for physical or mental reasons, Executive is unable to perform the essential functions of Executive’s duties under this Agreement for 60 consecutive days, or 120 days during any twelve (12) month period, as determined in accordance with this Section 5.02. The disability of Executive will be determined by a medical doctor selected by written agreement of the Company and Executive upon the request of either party by notice to the other. If the Company and Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Executive has a disability. The determination of the medical doctor selected under this Section 5.02 will be binding on both parties. Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 5.02, and Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. If Executive is not legally competent, Executive’s legal guardian or duly authorized attorney-in-fact will act in Executive’s stead, under this Section 5.02, for the purposes of submitting Executive to the examinations, and providing the authorization of disclosure, required under this Section 5.02.

5.21	Definition of “Cause.” The term “Cause” shall mean any of the following:

(v)
Executive’s failure or refusal, after written notice thereof and failure to cure within five (5) days thereafter, to perform specific written directives from the Board which are consistent with the scope and nature of Executive’s duties and responsibilities under this Agreement;

(w)	Dishonesty of Executive which directly or indirectly has a material adverse affect on the Company;

(x)	Habitual drunkenness of Executive or use of drugs which interferes with the performance of Executive’s duties and obligations under this Agreement;

(y)	Executive’s commission of or pleading guilty or no contest to any crime involving moral turpitude, fraud, defalcation or misrepresentation;

(z)	Any gross or willful misconduct of Executive resulting in substantial loss to the Company or substantial damages to the reputation of the Company;

(aa)	Any breach by Executive of Executive’s covenants contained in Article VI; or

(ab)	Any other material breach of this Agreement by Executive, which material breach is not cured (to the extent curable) within five (5) days following notice thereof.

5.22
Definition of “Good Reason.” The phrase “Good Reason” means any of the following: (a) the Company’s material breach of this Agreement (which is not cured within five (5) days after receipt of written notice of such breach); or (b) the assignment of Executive without his consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties at the Effective Date.

5.23
Termination Obligations. Effective upon the termination of this Agreement (the date of any such termination, the “Termination Date”), the Company will be obligated to pay Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 5.05. For purposes of this Section 5.05, Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as Executive may designate by notice to the Company from time to time or, if Executive fails to give notice to the Company of such a beneficiary, Executive’s estate. Notwithstanding the preceding sentence, the Company will have no duty, in any circumstances, to attempt to open an estate on behalf of Executive, to determine whether any beneficiary designated by Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as Executive’s personal representative (or the trustee of a trust established by Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(s)
Termination by Executive without Good Reason. If Executive terminates this Agreement without Good Reason, the Company shall have no further obligations to Executive under this Agreement other than the Company’s obligation to pay Base Salary accrued to the Termination Date. Additionally, the Company shall reimburse Executive for expenses incurred by Executive through the Termination Date that are reimbursable pursuant to Section 4.03.

(t)
Termination by Executive for Good Reason. If Executive terminates this Agreement with Good Reason, Executive shall be entitled to (i) Base Salary accrued to the Termination Date, and (ii) continuation of Base Salary and health benefits through the end of the Term of this Agreement at the same cost to Executive as in effect on the Termination Date. Additionally, the Company shall reimburse Executive for expenses incurred by Executive through the Termination Date that are reimbursable pursuant to Section 4.03.

(u)
Termination by the Company for Cause. If this Agreement is terminated by the Company for Cause, the Company shall have no further obligations to Executive under this Agreement other than the Company’s obligation to pay Base Salary accrued to the Termination Date. Additionally, the Company shall reimburse Executive for expenses incurred by Executive through the Termination Date that are reimbursable pursuant to Section 4.03.

(v)
Termination by the Company Without Cause. If the Company terminates the employment of Executive prior to the end of the Term of this Agreement for any reason other than for Cause, Executive shall be entitled to (i) Base Salary accrued to the Termination Date, and (ii) continuation of Base Salary and health benefits through the end of the Term of this Agreement at the same cost to Executive as in effect on the Termination Date. Additionally, the Company shall reimburse Executive for expenses incurred by Executive through the Termination Date that are reimbursable pursuant to Section 4.03.

(w)
Termination upon Disability. If this Agreement is terminated by either party as a result of Executive’s disability, Executive shall be entitled to (i) Base Salary accrued to the Termination Date, (ii) continuation of Base Salary for the lesser of (A) the remaining Term of this Agreement (B) six (6) consecutive months thereafter, or (C) the period until disability insurance benefits commence under the disability insurance coverage (if any) furnished by the Company to Executive, and (iii) health benefits through the end of the Term of this Agreement at the same cost to Executive as in effect on the Termination Date. Additionally, the Company shall reimburse Executive for expenses incurred by Executive through the Termination Date that are reimbursable pursuant to Section 4.03.

(x)
Termination upon Death. If this Agreement is terminated because of Executive’s death, the Company shall have no further obligations to Executive under this Agreement other than the Company’s obligation to pay Base Salary accrued to the Termination Date and to reimburse Executive’s estate for expenses incurred by Executive that are reimbursable through the Termination Date pursuant to Section 4.04.

5.24	General.

(h)
Termination of this Agreement shall not affect the obligations of Executive under Article VI hereof that, pursuant to the express provisions of this Agreement, continue in full force and effect. Upon termination of this Agreement for any reason, Executive shall promptly deliver to the Company all Company property including without limitation all writings, records, data, memoranda, contracts, orders, sales literature, price lists, client lists, data processing materials, and other documents, whether or not obtained from the Company or any affiliate, which pertain to or were used by Executive in connection with his employment by the Company or which pertain to any affiliate, including, but not limited to, Confidential Information (as defined below), as well as any automobiles, computers or other furniture, fixtures or equipment which were purchased by the Company for Executive or otherwise in Executive’s possession or control.

(i)
Notwithstanding the foregoing, Executive’s right to receive amounts payable pursuant to Sections 5.05(b), (d) and (e) (which shall be deemed, and referred to herein as, “Severance”) is contingent upon Executive not violating any of his on-going obligations under this Agreement and executing and delivering to the Company, and not revoking, a release in favor of the Company in form and substance reasonably acceptable to the Company no later than thirty (30) days after the Termination Date.  Subject to anything to the contrary in Section 9.04, Severance, if payable, shall be paid as and when normal payroll payments are made; provided that Executive will not receive any Severance payments prior to the sixtieth day following the Termination Date and be paid any amounts that would have been payable pursuant to Sections 5.05(b), (d) and (e) on the sixtieth day following the Termination Date. Executive expressly acknowledges and agrees that the payment of Severance to Executive hereunder shall be liquidated damages for and in full satisfaction of any and all claims Executive may have relating to or arising out of Executive’s employment or termination of Executive’s employment by the Company or relating to or arising out of this Agreement and the termination thereof, including, without limitation, those causes of action arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §12101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201 et seq., the Civil Rights Act of April 9, 1866.1 42 U.S.C. §1981 et seq., the National Labor Management Relations Act, 29 U.S.C. §141 et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., and the Family Medical Leave Act of 1993, 29 U.S.C. §2601 et seq.
5.07    Representations. Executive represents, warrants, and covenants to Company that (a) there is no other agreement or relationship which is binding on him which prevents him from entering into or fully performing under the terms hereof and (b) the Company may contact any past, present, or future entity with whom he has a business relationship and inform such entity of the existence of this Agreement and the terms and conditions set forth herein.
ARTICLE VI
Covenants
6.01    Competition/Solicitation. (a) During the Term of this Agreement and for a period of forty-eight (48) months after termination of Executive’s employment with the Company, regardless of the reason, Executive hereby covenants and agrees that he shall not, directly or indirectly, except in connection with his duties hereunder or otherwise for the sole account and benefit of the Company, whether as a sole proprietor, investor, partner, member, shareholder, employee, director, officer, guarantor, consultant, independent contractor, or in any other capacity as principal or agent, or through any person, subsidiary, affiliate, or employee acting as nominee or agent, except with the consent of the Company:
(i)    Conduct or engage in, or be interested in or associated with, any person or entity anywhere in North America (plus any such additional geographical markets to which the Company may have expanded during the course of Executive’s employment) other than the Company and its affiliates which conducts or engages in the shale fracturing business of the Company;
(ii)    Solicit, attempt to solicit, or accept business from, or cause to be solicited or have business accepted from, any then-current customers of Company, any persons or entities who were customers of the Company within the 180 days preceding the Termination Date, or any prospective customers of the Company for whom bids were being prepared or had been submitted as of the Termination Date; or
(iii)    Induce, or attempt to induce, hire or attempt to hire, or cause to be induced or hired, any employee of the Company, or persons who were employees of the Company within the 180 days preceding the Termination Date, to leave or terminate his or her employment with the Company, or hire or engage as an independent contractor any such employee of the Company.
(b)    Notwithstanding the foregoing, Executive shall not be prevented from (A) investing in or owning up to two percent (2%) of the outstanding stock of any corporation engaged in any business provided that such shares are regularly traded on a national securities exchange or in any over-the-counter market or (B) retaining any shares of stock in any corporation which Executive owned before the date of his employment with the Company.
6.02    Confidential Information. Executive acknowledges that in his employment he is or will be making use of, acquiring, or adding to the Company’s confidential information (the “Confidential Information”) which includes, but is not limited to, memoranda and other materials or records of a proprietary nature; technical information regarding the operations of the Company; and records and policy matters relating to finance, personnel, market research, strategic planning, current and potential customers, lease arrangements, service contracts, management, and operations. Therefore, to protect the Company’s Confidential Information and to protect other employees who depend on the Company for regular employment, Executive agrees that he will not in any way use any of said Confidential Information except in connection with his employment by the Company, and except in connection with the business of the Company he will not copy, reproduce, or take with him the original or any copies of said Confidential Information and will not directly or indirectly divulge any of said Confidential Information to anyone without the prior written consent of the Company.
6.03    Inventions. All discoveries, designs, improvements, ideas, and inventions, whether patentable or not, relating to (or suggested by or resulting from) products, services, or other technology of the Company or any affiliate or relating to (or suggested by or resulting from) methods or processes used or usable in connection with the business of the Company or any affiliate that may be conceived, developed, or made by Executive during employment with the Company (hereinafter “Inventions”), either solely or jointly with others, shall automatically become the sole property of the Company or an affiliate. Executive shall immediately disclose to the Company all such Inventions and shall, without additional compensation, execute all assignments and other documents deemed necessary by the Company to perfect the property rights of the Company or any affiliate therein. These obligations shall continue beyond the termination of Executive’s employment with respect to Inventions conceived, developed, or made by Executive during employment with the Company. The provisions of this Section 6.03 shall not apply to any Invention for which no equipment, supplies, facility, or trade secret information of the Company or any affiliate is used by Executive and which is developed entirely on Executive’s own time, unless (a) such Invention relates (i) to the business of the Company or an affiliate or (ii) to the actual or demonstrably anticipated research or development of the Company or an affiliate, or (b) such Invention results from work performed by Executive for the Company.

6.04    Non-Disparagement. For a period commencing on the Effective Date and continuing indefinitely, Executive hereby covenants and agrees that he shall not, directly or indirectly, defame, disparage, create false impressions, or otherwise put in a false or bad light the Company, its products or services, its business, reputation, conduct, practices, past or present employees, financial condition or otherwise.
6.05    Blue Penciling. If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope, or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope, or area.
6.06    Remedies. Executive acknowledges that any breach by him of the provisions of this Article VI of this Agreement shall cause irreparable harm to the Company and that a remedy at law for any breach or attempted breach of Article VI of this Agreement will be inadequate, and agrees that, notwithstanding Section 9.01 hereof, the Company shall be entitled to exercise all remedies available to it, including specific performance and injunctive and other equitable relief, without the necessity of posting any bond, in the case of any such breach or attempted breach.
ARTICLE VII
Assignment
This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as expressly provided herein, the rights, benefits and obligations of Executive under this Agreement are personal to Executive, and any voluntary or involuntary alienation, assignment or transfer by Executive shall be null and void.
ARTICLE VIII
Entire Agreement
This Agreement constitutes the entire understanding between the Company and Executive concerning his employment by the Company or subsidiaries and supersedes any and all previous agreements between Executive and the Company or any of its affiliates or subsidiaries concerning such employment, and/or any compensation, bonuses or incentives. Each party hereto shall pay its own costs and expenses (including legal fees) except as otherwise expressly provided herein incurred in connection with the preparation, negotiation, and execution of this Agreement. This Agreement may not be changed orally, but only in a written instrument signed by both parties hereto.
ARTICLE IX
Applicable Law; Miscellaneous
9.01    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. All actions brought to interpret or enforce this Agreement shall be brought in federal or state courts located in Houston, Texas. Notwithstanding the foregoing, at the sole option of the Company, all controversies under this Agreement may be subject to resolution by arbitration. Without limiting the generality of the foregoing, the following shall be considered controversies for this purpose: (i) all questions relating to the interpretation or breach of this

Agreement; (ii) all questions relating to any representations, negotiations, and other proceedings leading to the execution of this Agreement; and (iii) all questions as to whether the right to arbitrate any such question exists. Any party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the tribunal’s determination of the merits of the controversy). The tribunal shall have authority to make the final determination of the rights of the parties, including authority to make permanent, modify, or dissolve any judicial order granting such provisional relief. The Company, if it desires arbitration, shall so notify the other parties, identifying in reasonable detail the matters to be arbitrated and the relief sought. Arbitration shall be before a three-person tribunal of neutral arbitrators, consisting of attorneys with at least ten (10) years’ experience in commercial law. The American Arbitration Association (“AAA”) shall submit a list of persons meeting the criteria outlined above, and the parties shall mutually agree upon the three arbitrators. If the parties fail to select arbitrators as required above within twenty (20) days after delivery of notice from the party desiring arbitration, the AAA shall appoint the arbitrator or arbitrators that have not been selected by the parties. The arbitrators shall be entitled to a fee commensurate with their fees for professional services requiring similar time and effort. All matters arbitrated hereunder shall be arbitrated in, Houston, Texas, and shall be governed by Texas law, exclusive of its conflicts-of-laws rules. The arbitrators shall conduct a hearing no later than sixty (60) days after designation of the tribunal, and a decision shall be rendered by the arbitrators within thirty (30) days after the hearing. At the hearing, the parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the arbitration panel shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate. Any award entered shall be made by a written opinion stating the reasons for the award made. The arbitrators may award legal or equitable relief, including but not limited to specific performance. The arbitrators are not empowered to award damages in excess of compensatory damages, and each party irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration. This submission and agreement to arbitrate shall be specifically enforceable. Arbitration may proceed in the absence of any party if notice of the proceedings has been given to such party. The parties agree to abide by all awards rendered in such proceedings. Such awards shall be final and binding on all parties. Each party shall continue to perform its obligations under this Agreement pending conclusion of the arbitration. No party shall be considered in default hereunder during the pendency of arbitration proceedings relating to such default. The arbitrators’ fees and other costs of the arbitration shall be borne by the party against which the award is rendered, except as the arbitration panel may otherwise provide in its written opinion.
9.02    Attorneys’ Fees. In addition to all other rights and benefits under this Agreement, each party agrees to reimburse the other for, and indemnify and hold harmless such party against, all fees, costs and expenses (including attorney’s fees) incurred by such party (whether or not during the Term of this Agreement or otherwise), if and to the extent that such party prevails on or is otherwise successful on the merits with respect to any action, claim or dispute relating in any manner to this Agreement or to any termination of this Agreement or in seeking to obtain or enforce any right or benefit provided by or claimed under this Agreement, taking into account the relative fault of each of the parties and any other relevant considerations.

9.03    Indemnification of Executive.
(a)    Executive shall not be responsible for any of the actions of the Company prior to signing this Agreement (except such actions resulting from the gross negligence or willful misconduct of Executive), and the Company agrees to indemnify Executive for any liability from such prior actions of the Company (except such actions resulting from the gross negligence or willful misconduct of Executive).
(b)    To the fullest extent permitted under law, the Company shall indemnify Executive in the event Executive is a party, or is threatened to be made a party, to any threatened, pending or contemplated action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that Executive is an officer or Board member of the Company, or is or was serving at the request of the Company as a board member, or officer (or in any capacity equivalent to any of the foregoing) of another corporation, company, joint venture, trust or other enterprise, against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with such action, suit or proceeding if Executive acted in good faith and in a manner Executive reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Executive’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or pleas of nolo contendere or its equivalent, shall not of itself create a presumption that Executive did not act in good faith or did not act in a manner which Executive reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that Executive’s conduct was unlawful.
9.04    Section 409A. (a)    Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein either shall either be exempt from or shall comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder (“Code Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A.
(b)    To the extent that the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Code Section 409A through good faith modifications. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company without violating the provisions of Code Section 409A.
(c)    Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on the Termination Date Executive is deemed to be a “specified employee” within the meaning of Code Section 409A, any payments or benefits due upon, or within the six month period following, a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Code Section 409A (whether under this

Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to Executive in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay during such period) on the earlier of (i) the date which is six (6) months and one (1) day after Executive’s separation from service (as such term is defined in Code Section 409A) for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.
(d)    Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of Executive’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” and the date of such separation from service shall be the termination date for purposes of any such payment or benefits.
(e)    Each payment under this Agreement or otherwise (including any installment payments) shall be treated as a separate payment for purposes of Code Section 409A.
(f)    In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Code Section 409A.
(g)    All expenses or other reimbursements paid pursuant to this Agreement or otherwise that are taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.
9.05    Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a continuing waiver or a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party hereto which are not set forth expressly in this Agreement.

9.06    Unenforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
9.07    Counterparts. This Agreement may be executed in several counterparts, and via facsimile or electronic mail, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
9.08    Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

Dated:	U.S. Well Service, LLC By: /s/ Daniel T. Layton ________________ Its: Chief Operating Officer_______________

Edward S. Self III

/s/ Edward S. Self III_____________________

EXHIBIT

Series D Unit Agreement

Exhibit 10.7
SERIES D UNIT AGREEMENT
This SERIES D UNIT AGREEMENT (this “Agreement”) is executed and agreed to as of June 18, 2012, (the “Effective Date”), between U.S. Well Services, LLC, a Delaware limited liability company (the “Company”) and Brian Stewart (the “Employee”).
Capitalized terms used in this Agreement but not defined in the body hereof are defined in Exhibit A.
WHEREAS, the Limited Liability Company Agreement of the Company (as amended, supplemented and restated from time to time, the “LLC Agreement”) authorizes the issuance by the Company of Series D Units;
WHEREAS, the Company desires to issue to the Employee on the terms and conditions hereinafter set forth, and the Employee desires to accept on such terms and conditions, the number of Series D Units specified herein; and
WHEREAS, the Company and the Employee desire to agree to certain forfeiture restrictions which shall apply to the Series D Units granted to the Employee pursuant to this Agreement.
NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein and other good and valuable consideration, the Company and the Employee agree as follows:
ARTICLE 1    Issuance of Series D Units. The Company hereby issues the following Units to the Employee on the Effective Date, 34,737 Series D-1 Units. Each Series D-1 Unit has a Threshold Value of $0.00. The Series D-1 Units are intended to constitute “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43 (or the corresponding requirements of any subsequent guidance promulgated by the United States Internal Revenue Service or other applicable law), and thus the capital account associated with each such Series D-1 Unit at the time of its issuance shall be equal to zero dollars ($0.00). The Series D-1 Units issued by the Company to the Employee pursuant to this Agreement are referred to herein as the “Granted Series D-1 Units.”
ARTICLE 2    Terms of Issuance of Series D Units.
2.3    As an inducement to Company to enter into this Agreement, the Employee has entered into an employment agreement with the Company dated as of the date hereof (the (“Employment Agreement”)
2.4    The Employee agrees that no provision contained in this Agreement shall entitle the Employee to remain in the employment of the Company or any Affiliate Controlled by the Company that may from time to time employ the Employee (any such entity that from time to time employs the Employee, an “Employer”) or any Affiliate of any such entity or affect in any way the right of any such entity to terminate any such employment at any time. Any question as to whether and when there has been a termination of any such employment, and the cause of such termination, shall be determined by the Board and its determination shall be final; provided, however, that a change in employment from the Employer to another Affiliate Controlled by the Company will not be considered a termination of employment for purposes of this Agreement.
2.5    The Employee agrees that the Employee’s execution of this Agreement evidences the Employee’s intention to be bound by the terms of the LLC Agreement, in addition to the terms of this Agreement, and acknowledges and agrees that the Granted Series D-1 Units are subject to all of the terms and restrictions applicable to Series D Units as set forth in the LLC Agreement and in this Agreement. On or prior to the Effective Date, the Employee has executed a counterpart signature page to the LLC Agreement or to an Addendum Agreement thereto.
2.6    The Employee agrees to make an election under Section 83(b) of the Code with respect to the Granted Series D-1 Units and to consult with the Employee’s tax advisor to determine the tax consequences of filing such an election under Section 83(b) of the Code. The Employee acknowledges that it is the Employee’s sole responsibility, and not the responsibility of the Company, to file the election under Section 83(b) of the Code even if the Employee requests the Company or its managers, directors, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) to assist in making such filing.
2.7    The Granted Series D-1 Units issued pursuant to this Agreement represent as of the Effective Date the right to receive three percent (3%) of all distributions on the Series B Units, Series C Units and Series D Units in accordance with Section 6.1(c) of the LLC Agreement. The number of Granted Series D-1 Units issued pursuant to this Agreement shall be adjusted (either up or down) as reasonably determined by the Board so that such Units, assuming they were to become fully vested in accordance with Section 4 of this Agreement, represent the right to receive three percent (3%) of all distributions on the Series B Units, Series C Units and Series D Units in accordance with Section 6.1(c) of the LLC Agreement.
ARTICLE 3    Unvested Series D Units. The Granted Series D-1 Units issued pursuant to this Agreement, as adjusted pursuant to Section 2(e) above, shall initially be deemed Unvested Units (“Unvested Series D Units”) under the LLC Agreement, shall be subject to all of the restrictions on Unvested Units (as well as on Series D Units, in general) under the LLC Agreement and shall carry only such rights as are conferred on Unvested Units under the LLC Agreement. The Unvested Series D Units will become Vested Units (the “Vested Series D Units”) under the LLC Agreement in accordance with the provisions of Sections 4, 5 and 6 of this Agreement.
ARTICLE 4    Vesting of Granted Series D-1 Units.
4.1    The Unvested Series D Units will become Vested Series D Units in accordance with the vesting schedule set forth in the following table; provided, however, that the Employee remains continuously employed by an Employer from the Effective Date through each vesting event set forth below, unless otherwise provided for in this Agreement.

Vesting Event	Portion of Unvested Series D Units that become Vested Series D Units
On the First Anniversary of the Date Hereof	One Third (33.33%)
On the Second Anniversary of the Date Hereof	One Third (33.33%)
On the Third Anniversary of the Date Hereof	One Third (33.34%)

provided, however, that to the extent not already vested in accordance with the vesting schedule set forth above, all of the Unvested Series D Units will become Vested Series D Units upon the occurrence of a First

Trigger Event. For the avoidance of doubt, the vesting of Unvested Series D Units as a result of the First Trigger Event shall be an Anti-Dilution Event (as defined in the LLC Agreement) which results in the issuance of Additional Series B Units under the Section 5.6 of the LLC Agreement. Upon vesting in accordance with this Section 4, such Units shall no longer be subject to the restrictions on Unvested Series D Units (but shall remain subject to the restrictions on the Series D Units, in general) under the LLC Agreement and shall become Vested Series D Units. If either (1) Employer terminates the Employee’s employment with Employer without Cause or (2) the Employee terminates his employment with Employer for Good Reason, then the Employee’s Unvested Series D Units shall vest in accordance with Section 4 of this Agreement.
ARTICLE 5    Exit Event. All Unvested Series D Units issued pursuant hereto shall vest immediately upon any applicable Exit Event or Liquidation Event; provided, however, that the Employee remains continuously employed by an Employer from the Effective Date through such Exit Event or Liquidation Event.
ARTICLE 6    Forfeitures in Connection with the Employee’s Termination of Employment.
6.1    If the Employee’s employment with Employer is terminated by reason of (1) an Involuntary Termination or (2) the Employee voluntarily terminating his employment with Employer without Good Reason, then on the date of such termination, the Employee shall forfeit to the Company all of the Employee’s Unvested Series D Units and all rights arising from such Unvested Series D Units and from being a holder thereof.
6.2    If Employer terminates the Employee’s employment with Employer for Cause, then on the date of such termination, the Employee shall forfeit to the Company all of the Employee’s Unvested Series D Units and all rights arising from such Unvested Series D Units and from being a holder thereof.
6.3    The forfeitures of Series D Units subject to the terms and conditions of this Section 6 shall occur immediately and without further action of the Company, the Employee or any other Person upon the termination giving rise to such forfeitures.
6.4    Following any termination of employment, all Vested Series D Units shall be retained by the Employee (or Employee’s estate in the event of the Employee’s death) and held by the applicable holder subject to the terms and conditions of the LLC Agreement.
ARTICLE 7    Representations and Warranties of the Employee and the Company.
7.1    The Employee represents and warrants to the Company as follows:
(a)    that this Agreement constitutes the legal, valid and binding obligation of the Employee, enforceable in accordance with its terms, and that the execution, delivery and performance of this Agreement by the Employee does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Employee is a party or any judgment, order or decree to which the Employee is subject;
(b)    that the Employee believes that the Employee has received all the information the Employee considers necessary in connection with his execution of this Agreement, that the Employee has had an opportunity to ask questions and receive answers from the Company and the Employee’s independent counsel regarding the terms, conditions and limitations set forth in this Agreement and the business, properties, prospects and financial condition of the Company and its Subsidiaries and to obtain additional information (to the extent the Company possesses such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the Employee or to which the Employee had access; and
(c)    that the Employee understands that the Series D Units are not registered under the Securities Act on the ground that the grant provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof or pursuant to Rule 701 promulgated thereunder.
7.2    The Company represents and warrants to the Employee that this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, and that the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject.
ARTICLE 8    General Provisions.
8.1    Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, or mailed by certified mail, return receipt requested by nationally recognized overnight or second-day delivery service with proof of receipt maintained, at the following addresses (or any other address that any party may designate by written notice to the other party, in accordance herewith, except that such notice shall be effective only upon receipt):

If to the Company to:	U.S. Well Services, LLC 2100 West Loop South Suite 1602 Houston, Texas 77027 Attention: Chief Financial Officer

If to the Employee to:	Brian Stewart
___________________
___________________
Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by certified mail, be deemed received upon the earlier of actual receipt thereof or five Business Days after the date of deposit in the United States mail, as the case may be; and shall, if delivered by nationally recognized overnight or second-day delivery service, be deemed received on the second Business Day after the date of deposit with the delivery service.
8.2    Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.
8.3    Administration. The Board shall supervise the administration and enforcement of this Agreement according to the terms and provisions hereof and within the LLC Agreement, and shall have the full discretionary authority and all of the powers necessary to accomplish these purposes. Without limiting the generality of the foregoing, the Board shall have all of the powers and duties specified for it under this Agreement and the LLC Agreement, including the power, right, and authority: (i) from time to time to establish rules and procedures for the administration of this Agreement, which are not inconsistent with the provisions of this Agreement or the LLC Agreement; (ii) to construe in its sole discretion all terms, provisions, conditions, and limitations of this Agreement; (iii) to correct any defect or to supply any omission or to reconcile any inconsistency that may appear in this Agreement in such manner and to such extent as the Board shall deem appropriate; (iv) to determine which Affiliates shall be considered an Employer under this Agreement; and (v) to make all other determinations necessary or advisable for the administration of this Agreement. All decisions, determinations and actions to be made or taken by the Board pertaining to this Agreement, and all determinations with respect to Employee’s service with the Company or any Employer, or a termination of service for purposes of this Agreement, shall be made by the Board; provided, however, the Board, in its sole discretion, may delegate to one or more employees of the Company or any Employer all or some of its day-to-day administrative or ministerial duties and powers under this Agreement. All such decisions, determinations, and actions by the Board shall be final, binding and conclusive on all persons. The members of the Board shall not be liable for any decision, determination or action taken or omitted to be taken in connection with the administration of this Agreement.
8.4    Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.
8.5    Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Furthermore, in lieu of each such prohibited or unenforceable provision, there shall be added automatically as a part of this Agreement a provision similar in terms to such prohibited or unenforceable provision as may be possible and be legal, valid and enforceable.
8.6    Entire Agreement. This Agreement and the LLC Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
8.7    Counterparts. This Agreement may be executed in one or more counterparts (including facsimile counterparts), each of which, when so executed and delivered, shall be deemed to be an original, but all of which together shall constitute one and the same Agreement. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail shall have the same effect as physical delivery of the paper document bearing the original signature.
8.8    Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by and against the Employee, the Company and their respective successors, assigns, heirs, representatives and estates, as the case may be (including subsequent holders of Series D Units held by the Employee); provided, however, that rights and obligations of the Employee under this Agreement shall not be assignable except in connection with a transfer of Series D Units held by the Employee permitted under the LLC Agreement. Notwithstanding anything else in this Agreement or in the LLC Agreement (i) each of the Series D Units that is initially held by the Employee shall remain subject to the terms of the LLC Agreement and this Agreement, regardless of who holds such

Units and (ii) the effect that the employment of the Employee by the Company, an Employer or their respective Affiliates or events related to such employment have on the rights of and restrictions on Series D Units, including vesting, and the rights of the Company with regard to the Granted Series D-1 Units under this Agreement, shall not be altered by any transfer of any Series D Units. For the avoidance of doubt, each Permitted Transferee of the Employee who acquires Units from the Employee pursuant to the LLC Agreement shall be subject to the provisions of this Agreement as if such Permitted Transferee or Permitted Transferees were a party or parties to this Agreement.
8.9    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto and the estate, legal representative or guardian of any individual party hereto, any rights or remedies under or by reason of this Agreement.
8.10    Headings; References; Interpretation. In this Agreement, unless a clear contrary intention appears: (i) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender and words in the singular form shall be construed to include the plural and vice versa; (ii) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation;” (iii) the word “or” is inclusive; (iv) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Exhibits attached hereto, and not to any particular subdivision unless expressly so limited; (v) references to Articles and Sections refer to Articles and Sections of this Agreement; (vi) references in any Article or Section or definition to any clause means such clause of such Article, Section or definition; (vii) references to Exhibits are to the items identified separately in writing by the parties hereto as the described Exhibits attached to this Agreement, each of which is hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein; (viii) all references to money refer to the lawful currency of the United States; and (ix) references to “federal” or “Federal” means U.S. federal or U.S. Federal, respectively. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto. The Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
8.11    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby and the termination of this Agreement.
8.12    Adjustment. In the event that the Board determines that any distribution (whether in the form of cash, Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Company, issuance of warrants or other rights to purchase Units or other securities of the Company, or other similar transaction or event affects the Units such that an adjustment is determined by the Board to be appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Board shall, in such manner as it may deem equitable, in its sole discretion, adjust any or all of the terms of this Agreement and/or the number of outstanding Granted Series D-1 Units or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Granted Series D-1 Unit.
8.13    Arbitration; Waiver of Jury Trial. The Company and the Employee agree to the resolution by binding arbitration of all claims, demands, causes of action, disputes, controversies or other matters in question (“claims”) whether or not arising out of this Agreement, whether sounding in contract, tort or otherwise and whether provided by statute or common law, that the Company may have against the Employee or that the Employee may have against the Company or its parents, subsidiaries and affiliates, and each of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise; except that this agreement to arbitrate shall not limit the Company’s right to seek equitable relief, including injunctive relief and specific performance, and damages in a court of competent jurisdiction. The Company and the Employee agree that any arbitration shall be in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or such other rules of the AAA as applicable to the claims being arbitrated. If a party refuses to honor its obligations under this agreement to arbitrate, the other party may compel arbitration in either federal or state court. The arbitrator shall apply the substantive law of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other state’s law), or federal law, or both as applicable to the claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this agreement to arbitrate, including any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. The parties agree that venue for arbitration will be in Houston, Texas, and that any arbitration commenced in any other venue will be transferred to Houston, Texas, upon the written request of any party to this Agreement. In the event that an arbitration is actually conducted pursuant to this Section 10(m), the party in whose favor the arbitrator renders the award shall be entitled to have and recover from the other party all costs and expenses incurred, including reasonable attorneys’ fees, expert witness fees, and costs actually incurred. Any and all of the arbitrator’s orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by, any federal or state court having jurisdiction. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties. EACH PARTY ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, SUCH PARTY IS KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHT THAT SUCH PARTY MAY HAVE TO A JURY TRIAL OR A COURT TRIAL OF ANY COVERED CLAIM ALLEGED BY SUCH PARTY.
8.14    WAIVER OF CERTAIN DAMAGE CLAIMS. NOTWITHSTANDING ANYTHING IN ANY TRANSACTION DOCUMENTS TO THE CONTRARY, TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER THE COMPANY NOR ANY COVERED PERSON SHALL BE LIABLE TO THE COMPANY, TO ANY MEMBER OR TO ANY OTHER PERSON MAKING CLAIMS ON BEHALF OF THE FOREGOING FOR CONSEQUENTIAL, EXEMPLARY, PUNITIVE, INDIRECT OR SPECIAL DAMAGES, INCLUDING DAMAGES FOR LOSS OF PROFITS, LOSS OF USE OR REVENUE OR LOSSES BY REASON OF COST OF CAPITAL, ARISING OUT OF OR RELATING TO THE BUSINESS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THE GRANTING OR WITHHOLDING OF ANY APPROVAL REQUIRED UNDER THE LLC AGREEMENT, REGARDLESS OF WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, VIOLATION OF ANY APPLICABLE DECEPTIVE TRADE PRACTICES ACT OR SIMILAR LAW OR ANY OTHER LEGAL OR EQUITABLE DUTY OR PRINCIPLE, AND THE COMPANY AND EACH COVERED PERSON RELEASE EACH OF THE OTHER SUCH PERSONS FROM LIABILITY FOR ANY SUCH DAMAGES.
8.15    Spouses.
(a)    The Employee’s spouse shall be required to execute a spousal consent in substantially the form required to be executed by spouses of members of the Company in the LLC Agreement

(the “Spousal Agreement”) to evidence such spouse’s agreement and consent to be bound by the terms and conditions of this Agreement and the LLC Agreement as to such spouse’s interest, whether as community property or otherwise, if any, in the Series D Units held by the Employee. If the spouse of the Employee fails to execute the Spousal Agreement, until such time as the Spousal Agreement is duly executed, the Employee’s economic rights associated with his or her Series D Units will be suspended and not subject to recovery.
(b)    In the event of a property settlement or separation agreement between the Employee and his spouse, the Employee will use his best efforts to assign to his spouse only the right to share in profits and losses, to receive distributions, and to receive allocations of income, gain, loss, deduction or credit or similar item to which the Employee was entitled, with respect to the Employee’s Series D Units to the extent assigned to the Employee’s spouse.
(c)    If a spouse or former spouse of the Employee acquires all or a portion of the Series D Units held by the Employee as a result of any property settlement or separation agreement, such spouse or former spouse hereby grants an irrevocable power of attorney (which will be coupled with an interest) to the Employee to give or withhold such approval as the Employee will himself or herself approve with respect to such matter and without the necessity of the taking of any action by any such spouse or former spouse. Such power of attorney will not be affected by the subsequent disability or incapacity of the spouse or former spouse granting such power of attorney. Furthermore, such spouse or former spouse agrees that the Company will have the option at any time to purchase all, but not less than all, of such Series D Units at Fair Market Value determined by the Company as of the date the Company elects to so purchase such Units.
8.16    Sections 83 and 409A of the Code. The parties intend for the issuance of the Granted Series D-1 Units to be a transfer of property within the meaning of Section 83 of the Code rather than a deferral of compensation pursuant to Section 409A of the Code. Accordingly, this Agreement and the issuance of the Granted Series D-1 Units shall be construed and interpreted in accordance with such intent and any action required by either of the parties pursuant to this Agreement will be provided in such a manner that the Granted Series D-1 Units shall not become subject to the provisions of Section 409A of the Code, including any IRS guidance promulgated with respect to Section 409A; provided, however, in no event shall any such action to comply with Section 409A reduce the aggregate amount of the benefit provided or payable to the Employee hereunder unless expressly agreed in writing by the Employee.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
COMPANY

/s/ Leonard Travis    _______________________
Name: Leonard Travis
Title: Senior Vice President and Chief Financial Officer

EMPLOYEE

/s/ Brian Stewart
Brian Stewart

EXHIBIT A
DEFINED TERMS
“Addendum Agreement” has the meaning assigned to such term in the LLC Agreement.
“Affiliate” has the meaning assigned to such term in the LLC Agreement.
“Board” has the meaning assigned to such term in the LLC Agreement.
“Business Day” has the meaning assigned to such term in the LLC Agreement.
“Cause” has the meaning assigned to such term in the Employment Agreement.
“Code” has the meaning assigned to such term in the LLC Agreement.
“Company Market Value” means, at the time of the applicable valuation, the difference between (a) the aggregate fair market value of all Company assets and (b) the aggregate amount of all debts and other liabilities (including an appropriate value, if any, for contingent liabilities of the Company) of the Company and its Subsidiaries (including any unpaid tax distributions that are payable for any calendar year prior to the date of such valuation).
“Controlled by” has the meaning assigned to such term in the LLC Agreement.
“Covered Person” has the meaning assigned to such term in the LLC Agreement.
“Disability” has the meaning assigned to such term in the Employment Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exit Event” has the meaning assigned to such term in the LLC Agreement.
“Fair Market Value” means, at the time of the valuation of the applicable Series D Units, the amount that would be distributable to the holders of such Units if the Company Market Value determined at the time of such valuation were distributed to the holders of all of the Membership Interests in complete liquidation pursuant to the rights and preferences set forth in Section 6.1 of the LLC Agreement (or any provision of the LLC Agreement that replaces such Section 6.1 as the result of an amendment to the LLC Agreement after the date hereof) as in effect immediately prior to such valuation.
“First Trigger Event” means a Liquidation Event or an Exit Event which results in distributions on the Series B Units, Series C Units and Series D Units in accordance with Section 6.1(c) of the LLC Agreement equal to or in excess of $100,000,000.
“Good Reason” has the meaning assigned to such term in the Employment Agreement.
“Involuntary Termination” means any termination of the Employee’s employment with an Employer (i) upon the Employee’s death or (ii) because the Employee is determined to have suffered a Disability.
“LLC Agreement” means the Limited Liability Company Agreement of the Company.
“Membership Interests” has the meaning assigned to such term in the LLC Agreement.
“Permitted Transferee” has the meaning assigned to such term in the LLC Agreement.
“Person” has the meaning assigned to such term in the LLC Agreement.
“Securities Act” has the meaning assigned to such term in the LLC Agreement.
“Series D Units” has the meaning assigned to such term in the LLC Agreement.
“Subsidiary” has the meaning assigned to such term in the LLC Agreement.
“Threshold Value” has the meaning assigned to such term in the LLC Agreement.
“Units” has the meaning assigned to such term in the LLC Agreement.
“Unvested Units” has the meaning assigned to such term in the LLC Agreement.
“Vested Units” has the meaning assigned to such term in the LLC Agreement.

Exhibit 10.10
SERIES D UNIT AGREEMENT
This SERIES D UNIT AGREEMENT (this “Agreement”) is executed and agreed to as of February 21, 2012, (the “Effective Date”), between U.S. Well Services, LLC, a Delaware limited liability company (the “Company”) and Edward S. Self III (the “Employee”).
Capitalized terms used in this Agreement but not defined in the body hereof are defined in Exhibit A.
WHEREAS, the Limited Liability Company Agreement of the Company (as amended, supplemented and restated from time to time, the “LLC Agreement”) authorizes the issuance by the Company of Series D Units;
WHEREAS, the Company desires to issue to the Employee on the terms and conditions hereinafter set forth, and the Employee desires to accept on such terms and conditions, the number of Series D Units specified herein; and
WHEREAS, the Company and the Employee desire to agree to certain forfeiture restrictions which shall apply to the Series D Units granted to the Employee pursuant to this Agreement.
NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein and other good and valuable consideration, the Company and the Employee agree as follows:
ARTICLE 9    Issuance of Series D Units. The Company hereby issues the following Units to the Employee on the Effective Date, 84,493 Series D-1 Units. Each Series D-1 Unit has a Threshold Value of $0.00. The Series D-1 Units are intended to constitute “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43 (or the corresponding requirements of any subsequent guidance promulgated by the United States Internal Revenue Service or other applicable law), and thus the capital account associated with each such Series D-1 Unit at the time of its issuance shall be equal to zero dollars ($0.00). The Series D-1 Units issued by the Company to the Employee pursuant to this Agreement are referred to herein as the “Granted Series D-1 Units.”
ARTICLE 10    Terms of Issuance of Series D Units.
10.1    As an inducement to Company to enter into this Agreement, the Employee has entered into an employment agreement with the Company dated as of the date hereof (the (“Employment Agreement”)
10.2    The Employee agrees that no provision contained in this Agreement shall entitle the Employee to remain in the employment of the Company or any Affiliate Controlled by the Company that may from time to time employ the Employee (any such entity that from time to time employs the Employee, an “Employer”) or any Affiliate of any such entity or affect in any way the right of any such entity to terminate any such employment at any time. Any question as to whether and when there has been a termination of any such employment, and the cause of such termination, shall be determined by the Board and its determination shall be final; provided, however, that a change in employment from the Employer to another Affiliate Controlled by the Company will not be considered a termination of employment for purposes of this Agreement.
10.3    The Employee agrees that the Employee’s execution of this Agreement evidences the Employee’s intention to be bound by the terms of the LLC Agreement, in addition to the terms of this Agreement, and acknowledges and agrees that the Granted Series D-1 Units are subject to all of the terms and restrictions applicable to Series D Units as set forth in the LLC Agreement and in this Agreement. On or prior to the Effective Date, the Employee has executed a counterpart signature page to the LLC Agreement or to an Addendum Agreement thereto.
10.4    The Employee agrees to make an election under Section 83(b) of the Code with respect to the Granted Series D-1 Units and to consult with the Employee’s tax advisor to determine the tax consequences of filing such an election under Section 83(b) of the Code. The Employee acknowledges that it is the Employee’s sole responsibility, and not the responsibility of the Company, to file the election under Section 83(b) of the Code even if the Employee requests the Company or its managers, directors, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) to assist in making such filing.
ARTICLE 11    Unvested Series D Units. The Granted Series D-1 Units issued pursuant to this Agreement shall initially be deemed Unvested Units (“Unvested Series D Units”) under the LLC Agreement, shall be subject to all of the restrictions on Unvested Units (as well as on Series D Units, in general) under the LLC Agreement and shall carry only such rights as are conferred on Unvested Units under the LLC Agreement. The Unvested Series D Units will become Vested Units (the “Vested Series D Units”) under the LLC Agreement in accordance with the provisions of Sections 4, 5 and 6 of this Agreement.
ARTICLE 12    Vesting of Granted Series D-1 Units.
12.1    The Unvested Series D Units will become Vested Series D Units in accordance with the vesting schedule set forth in the following table; provided, however, that the Employee remains continuously employed by an Employer from the Effective Date through each vesting event set forth below, unless otherwise provided for in this Agreement.

Vesting Event	Portion of Unvested Series D Units that become Vested Series D Units
On the Effective Date	10,000
On the First Trigger Event	37,247
On the Second Trigger Event	37,246
Total	84,493

For the avoidance of doubt, even if the First Trigger Event and Second Trigger Event occur as part of the same Exit Event or Liquidation Event, (i) each shall be treated as a separate Vesting Event and shall be deemed to occur in order, with the First Trigger Event occurring first, followed by the Second Trigger Event and (ii) the vesting of Unvested Series D Units as a result of the First Trigger Event shall be an Anti-Dilution Event (as defined in the LLC Agreement) which results in the issuance of Additional Series B Units under Section 5.6 of the LLC Agreement. Upon vesting in accordance with this Section 4, such Units shall no longer be subject to the restrictions on Unvested Series D Units (but shall remain subject to the restrictions on the Series D Units, in general) under the LLC Agreement and shall become Vested Series D Units.
ARTICLE 13    Exit Event. All Unvested Series D Units issued pursuant hereto which do not vest upon an applicable Exit Event or Liquidation Event shall be forfeited immediately upon an Exit Event or Liquidation Event, as applicable.
ARTICLE 14    Forfeitures in Connection with the Employee’s Termination of Employment.
14.1    If the Employee’s employment with Employer is terminated by reason of (1) an Involuntary Termination, (2) the Employee voluntarily terminating his employment with Employer without Good Reason, or (3) the Employment Agreement term expiring, then on the date of such termination, the Employee shall forfeit to the Company all of the Employee’s Unvested Series D Units and all rights arising from such Unvested Series D Units and from being a holder thereof.
14.2    If Employer terminates the Employee’s employment with Employer for Cause, then on the date of such termination, the Employee shall forfeit to the Company all of the Employee’s Unvested Series D Units and all rights arising from such Unvested Series D Units and from being a holder thereof.
14.3    If either (1) Employer terminates the Employee’s employment with Employer without Cause or (2) the Employee terminates his employment with Employer for Good Reason, then:
(a)    if the First Trigger Event occurs prior to what would have been the expiration of the then current term of the Employment Agreement had it not been terminated, then the Employee’s Unvested Series D Units shall vest in accordance with Section 4 of this Agreement; provided, however, that if the First Trigger Event does not occur prior to what would have been the expiration of the then current term of the Employment Agreement had it not been terminated, the Employee shall forfeit to the Company all of the Employee’s Unvested Series D Units and all rights arising from such Unvested Series D Units and from being a holder thereof; and
(b)    if the Second Trigger Event occurs prior to what would have been the expiration of the then current term of the Employment Agreement had it not been terminated, then the Employee’s remaining Unvested Series D Units shall vest in accordance with Section 4 of this Agreement; provided, however, that if the Second Trigger Event does not occur prior to what would have been the expiration of the then current term of the Employment Agreement had it not been terminated, the Employee shall forfeit to the Company all of the Employee’s Unvested Series

D Units and all rights arising from such Unvested Series D Units and from being a holder thereof.
14.4    The forfeitures of Series D Units subject to the terms and conditions of this Section 6 shall occur immediately and without further action of the Company, the Employee or any other Person upon the termination giving rise to such forfeitures.
ARTICLE 15    Representations and Warranties of the Employee and the Company.
15.1    The Employee represents and warrants to the Company as follows:
(a)    that this Agreement constitutes the legal, valid and binding obligation of the Employee, enforceable in accordance with its terms, and that the execution, delivery and performance of this Agreement by the Employee does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Employee is a party or any judgment, order or decree to which the Employee is subject;
(b)    that the Employee believes that the Employee has received all the information the Employee considers necessary in connection with his execution of this Agreement, that the Employee has had an opportunity to ask questions and receive answers from the Company and the Employee’s independent counsel regarding the terms, conditions and limitations set forth in this Agreement and the business, properties, prospects and financial condition of the Company and its Subsidiaries and to obtain additional information (to the extent the Company possesses such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the Employee or to which the Employee had access; and
(c)    that the Employee understands that the Series D Units are not registered under the Securities Act on the ground that the grant provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof or pursuant to Rule 701 promulgated thereunder.
15.2    The Company represents and warrants to the Employee that this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, and that the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject.
ARTICLE 16    General Provisions.
16.1    Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, or mailed by certified mail, return receipt requested by nationally recognized overnight or second-day delivery service with proof of receipt maintained, at the following addresses (or any other address that any party may designate by written notice to the other party, in accordance herewith, except that such notice shall be effective only upon receipt):

If to the Company to:	U.S. Well Services, LLC 2100 West Loop South Suite 1602 Houston, Texas 77027 Attention: Chief Financial Officer

If to the Employee to:	Edward S. Self III
5428 Forest Edge Drive
McDonald, PA 15057
Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by certified mail, be deemed received upon the earlier of actual receipt thereof or five Business Days after the date of deposit in the United States mail, as the case may be; and shall, if delivered by nationally recognized overnight or second-day delivery service, be deemed received on the second Business Day after the date of deposit with the delivery service.
16.2    Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.
16.3    Administration. The Board shall supervise the administration and enforcement of this Agreement according to the terms and provisions hereof and within the LLC Agreement, and shall have the full discretionary authority and all of the powers necessary to accomplish these purposes. Without limiting the generality of the foregoing, the Board shall have all of the powers and duties specified for it under this Agreement and the LLC Agreement, including the power, right, and authority: (i) from time to time to establish rules and procedures for the administration of this Agreement, which are not inconsistent with the provisions of this Agreement or the LLC Agreement; (ii) to construe in its sole discretion all terms, provisions, conditions, and limitations of this Agreement; (iii) to correct any defect or to supply any omission or to reconcile any inconsistency that may appear in this Agreement in such manner and to such extent as the Board shall deem appropriate; (iv) to determine which Affiliates shall be considered an Employer under this Agreement; and (v) to make all other determinations necessary or advisable for the administration of this Agreement. All decisions, determinations and actions to be made or taken by the Board pertaining to this Agreement, and all determinations with respect to Employee’s service with the Company or any Employer, or a termination of service for purposes of this Agreement, shall be made by the Board; provided, however, the Board, in its sole discretion, may delegate to one or more employees of the Company or any Employer all or some of its day-to-day administrative or ministerial duties and powers under this Agreement. All such decisions, determinations, and actions by the Board shall be final, binding and conclusive on all persons. The members of the Board shall not be liable for any decision, determination or action taken or omitted to be taken in connection with the administration of this Agreement.

16.4    Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.
16.5    Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Furthermore, in lieu of each such prohibited or unenforceable provision, there shall be added automatically as a part of this Agreement a provision similar in terms to such prohibited or unenforceable provision as may be possible and be legal, valid and enforceable.
16.6    Entire Agreement. This Agreement and the LLC Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
16.7    Counterparts. This Agreement may be executed in one or more counterparts (including facsimile counterparts), each of which, when so executed and delivered, shall be deemed to be an original, but all of which together shall constitute one and the same Agreement. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail shall have the same effect as physical delivery of the paper document bearing the original signature.
16.8    Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by and against the Employee, the Company and their respective successors, assigns, heirs, representatives and estates, as the case may be (including subsequent holders of Series D Units held by the Employee); provided, however, that rights and obligations of the Employee under this Agreement shall not be assignable except in connection with a transfer of Series D Units held by the Employee permitted under the LLC Agreement. Notwithstanding anything else in this Agreement or in the LLC Agreement (i) each of the Series D Units that is initially held by the Employee shall remain subject to the terms of the LLC Agreement and this Agreement, regardless of who holds such Units and (ii) the effect that the employment of the Employee by the Company, an Employer or their respective Affiliates or events related to such employment have on the rights of and restrictions on Series D Units, including vesting, and the rights of the Company with regard to the Granted Series D-1 Units under this Agreement, shall not be altered by any transfer of any Series D Units. For the avoidance of doubt, each Permitted Transferee of the Employee who acquires Units from the Employee pursuant to the LLC Agreement shall be subject to the provisions of this Agreement as if such Permitted Transferee or Permitted Transferees were a party or parties to this Agreement.
16.9    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto and the estate, legal representative or guardian of any individual party hereto, any rights or remedies under or by reason of this Agreement.
16.10    Headings; References; Interpretation. In this Agreement, unless a clear contrary intention appears: (i) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender and words in the singular form shall be construed to include the plural and vice versa; (ii) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation;” (iii) the word “or” is inclusive; (iv) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Exhibits attached hereto, and not to any particular subdivision unless expressly so limited; (v) references to Articles and Sections refer to Articles and Sections of this Agreement; (vi) references in any Article or Section or definition to any clause means such clause of such Article, Section or definition; (vii) references to Exhibits are to the items identified separately in writing by the parties hereto as the described Exhibits attached to this Agreement, each of which is hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein; (viii) all references to money refer to the lawful currency of the United States; and (ix) references to “federal” or “Federal” means U.S. federal or U.S. Federal, respectively. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto. The Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
16.11    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby and the termination of this Agreement.
16.12    Adjustment. In the event that the Board determines that any distribution (whether in the form of cash, Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Company, issuance of warrants or other rights to purchase Units or other securities of the Company, or other similar transaction or event affects the Units such that an adjustment is determined by the Board to be appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Board shall, in such manner as it may deem equitable, in its sole discretion, adjust any or all of the terms of this Agreement and/or the number of outstanding Granted Series D-1 Units or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Granted Series D-1 Unit.
16.13    Arbitration; Waiver of Jury Trial. The Company and the Employee agree to the resolution by binding arbitration of all claims, demands, causes of action, disputes, controversies or other matters in question (“claims”) whether or not arising out of this Agreement, whether sounding in contract, tort or otherwise and whether provided by statute or common law, that the Company may have against the Employee or that the Employee may have against the Company or its parents, subsidiaries and affiliates, and each of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise; except that this agreement to arbitrate shall not limit the Company’s right to seek equitable relief, including injunctive relief and specific performance, and damages in a court of competent jurisdiction. The Company and the Employee agree that any arbitration shall be in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or such other rules of the AAA as applicable to the claims being arbitrated. If a party refuses to honor its obligations under this agreement to arbitrate, the other party may compel arbitration in either federal or state court. The arbitrator shall apply the substantive law of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other state’s law), or federal law, or both as applicable to the claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this agreement to arbitrate, including any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. The parties agree that venue for arbitration will be in Houston, Texas, and that any arbitration commenced in any other venue will be transferred to Houston, Texas, upon the written request of any party to this Agreement. In the event that an arbitration is actually conducted pursuant to this Section 10(m), the party in whose favor the arbitrator renders the award shall be entitled to have and recover from the other party all costs and expenses incurred, including reasonable attorneys’ fees, expert witness fees, and costs actually incurred. Any and all of the arbitrator’s orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by, any federal or state court having jurisdiction. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties. EACH PARTY ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, SUCH PARTY IS KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHT THAT SUCH PARTY MAY HAVE TO A JURY TRIAL OR A COURT TRIAL OF ANY COVERED CLAIM ALLEGED BY SUCH PARTY.
16.14    WAIVER OF CERTAIN DAMAGE CLAIMS. NOTWITHSTANDING ANYTHING IN ANY TRANSACTION DOCUMENTS TO THE CONTRARY, TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER THE COMPANY NOR ANY COVERED PERSON SHALL BE LIABLE TO THE COMPANY, TO ANY MEMBER OR TO ANY OTHER PERSON MAKING CLAIMS ON BEHALF OF THE FOREGOING FOR CONSEQUENTIAL, EXEMPLARY, PUNITIVE, INDIRECT OR SPECIAL DAMAGES, INCLUDING DAMAGES FOR LOSS OF PROFITS, LOSS OF USE OR REVENUE OR LOSSES BY REASON OF COST OF CAPITAL, ARISING OUT OF OR RELATING TO THE BUSINESS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THE GRANTING OR WITHHOLDING OF ANY APPROVAL REQUIRED UNDER THE LLC AGREEMENT, REGARDLESS OF WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, VIOLATION OF ANY APPLICABLE DECEPTIVE TRADE PRACTICES ACT OR SIMILAR LAW OR ANY OTHER LEGAL OR EQUITABLE DUTY OR PRINCIPLE, AND THE COMPANY AND EACH COVERED PERSON RELEASE EACH OF THE OTHER SUCH PERSONS FROM LIABILITY FOR ANY SUCH DAMAGES.

16.15    Spouses.
(a)    The Employee’s spouse shall be required to execute a spousal consent in substantially the form required to be executed by spouses of members of the Company in the LLC Agreement (the “Spousal Agreement”) to evidence such spouse’s agreement and consent to be bound by the terms and conditions of this Agreement and the LLC Agreement as to such spouse’s interest, whether as community property or otherwise, if any, in the Series D Units held by the Employee. If the spouse of the Employee fails to execute the Spousal Agreement, until such time as the Spousal Agreement is duly executed, the Employee’s economic rights associated with his or her Series D Units will be suspended and not subject to recovery.
(b)    In the event of a property settlement or separation agreement between the Employee and his spouse, the Employee will use his best efforts to assign to his spouse only the right to share in profits and losses, to receive distributions, and to receive allocations of income, gain, loss, deduction or credit or similar item to which the Employee was entitled, with respect to the Employee’s Series D Units to the extent assigned to the Employee’s spouse.
(c)    If a spouse or former spouse of the Employee acquires all or a portion of the Series D Units held by the Employee as a result of any property settlement or separation agreement, such spouse or former spouse hereby grants an irrevocable power of attorney (which will be coupled with an interest) to the Employee to give or withhold such approval as the Employee will himself or herself approve with respect to such matter and without the necessity of the taking of any action by any such spouse or former spouse. Such power of attorney will not be affected by the subsequent disability or incapacity of the spouse or former spouse granting such power of attorney. Furthermore, such spouse or former spouse agrees that the Company will have the option at any time to purchase all, but not less than all, of such Series D Units at Fair Market Value determined by the Company as of the date the Company elects to so purchase such Units.
16.16    Sections 83 and 409A of the Code. The parties intend for the issuance of the Granted Series D-1 Units to be a transfer of property within the meaning of Section 83 of the Code rather than a deferral of compensation pursuant to Section 409A of the Code. Accordingly, this Agreement and the issuance of the Granted Series D-1 Units shall be construed and interpreted in accordance with such intent and any action required by either of the parties pursuant to this Agreement will be provided in such a manner that the Granted Series D-1 Units shall not become subject to the provisions of Section 409A of the Code, including any IRS guidance promulgated with respect to Section 409A; provided, however, in no event shall any such action to comply with Section 409A reduce the aggregate amount of the benefit provided or payable to the Employee hereunder unless expressly agreed in writing by the Employee.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
COMPANY

_______________________________________
Name:
Title:

EMPLOYEE

EDWARD S. SELF III

EXHIBIT A
DEFINED TERMS
“Addendum Agreement” has the meaning assigned to such term in the LLC Agreement.
“Affiliate” has the meaning assigned to such term in the LLC Agreement.
“Board” has the meaning assigned to such term in the LLC Agreement.
“Business Day” has the meaning assigned to such term in the LLC Agreement.
“Cause” has the meaning assigned to such term in the Employment Agreement.
“Code” has the meaning assigned to such term in the LLC Agreement.
“Company Market Value” means, at the time of the applicable valuation, the difference between (a) the aggregate fair market value of all Company assets and (b) the aggregate amount of all debts and other liabilities (including an appropriate value, if any, for contingent liabilities of the Company) of the Company and its Subsidiaries (including any unpaid tax distributions that are payable for any calendar year prior to the date of such valuation).
“Controlled by” has the meaning assigned to such term in the LLC Agreement.
“Covered Person” has the meaning assigned to such term in the LLC Agreement.
“Disability” has the meaning assigned to such term in the Employment Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exit Event” has the meaning assigned to such term in the LLC Agreement.
“Fair Market Value” means, at the time of the valuation of the applicable Series D Units, the amount that would be distributable to the holders of such Units if the Company Market Value determined at the time of such valuation were distributed to the holders of all of the Membership Interests in complete liquidation pursuant to the rights and preferences set forth in Section 6.1 of the LLC Agreement (or any provision of the LLC Agreement that replaces such Section 6.1 as the result of an amendment to the LLC Agreement after the date hereof) as in effect immediately prior to such valuation.
“First Trigger Event” means a Liquidation Event or an Exit Event which results in distributions on the Series B Units, Series C Units and Series D Units in accordance with Section 6.1(c) of the LLC Agreement equal to or in excess of $100,000,000.
“Good Reason” has the meaning assigned to such term in the Employment Agreement.
“Involuntary Termination” means any termination of the Employee’s employment with an Employer (i) upon the Employee’s death or (ii) because the Employee is determined to have suffered a Disability.
“LLC Agreement” means the Limited Liability Company Agreement of the Company.
“Membership Interests” has the meaning assigned to such term in the LLC Agreement.
“Permitted Transferee” has the meaning assigned to such term in the LLC Agreement.
“Person” has the meaning assigned to such term in the LLC Agreement.
“Second Trigger Event” means a Liquidation Event or an Exit Event which results in distributions on the Series B Units, Series C Units and Series D Units in accordance with Section 6.1(c) of the LLC Agreement equal to or in excess of $200,000,000.
“Securities Act” has the meaning assigned to such term in the LLC Agreement.
“Series D Units” has the meaning assigned to such term in the LLC Agreement.
“Subsidiary” has the meaning assigned to such term in the LLC Agreement.
“Threshold Value” has the meaning assigned to such term in the LLC Agreement.
“Units” has the meaning assigned to such term in the LLC Agreement.
“Unvested Units” has the meaning assigned to such term in the LLC Agreement.
“Vested Units” has the meaning assigned to such term in the LLC Agreement.

Exhibit 21.1

Subsidiaries of the Registrant

Name                    State of Formation

USW Financing Corp.             Delaware